  Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-261378
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF TAILWIND TWO ACQUISITION CORP.
PROSPECTUS FOR
SHARES OF COMMON STOCK OF TAILWIND TWO ACQUISITION CORP. (AFTER ITS
DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED TERRAN ORBITAL CORPORATION IN CONNECTION WITH THE DOMESTICATION DESCRIBED HEREIN)

The board of directors of Tailwind Two Acquisition Corp., a Cayman Islands exempted company (“Tailwind Two”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated October 28, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Tailwind Two, Titan Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Terran Orbital Corporation, a Delaware corporation (“Terran Orbital”), a copy of which is attached to this proxy statement/prospectus as Annex A, including the domestication of Tailwind Two as a Delaware corporation (the “Domestication”). As described in this proxy statement/prospectus, Tailwind Two’s shareholders are being asked to consider a vote upon each of the Domestication and the Business Combination, among other items. As used in this proxy statement/prospectus, “New Terran Orbital” refers to Tailwind Two after giving effect to the consummation of the Domestication and the Business Combination.
In connection with the Domestication, on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Tailwind Two Class A Ordinary Shares”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Tailwind Two Class B Ordinary Shares”), of Tailwind Two will be converted into one share of common stock, par value $0.0001 per share, of New Terran Orbital (the “New Terran Orbital Common Stock”); (ii) each issued and outstanding whole warrant to purchase Tailwind Two Class A Ordinary Shares will be converted into a warrant to purchase one share of New Terran Orbital Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Tailwind Two Warrant Agreement (as defined in this proxy statement/prospectus); and (iii) the governing documents of Tailwind Two will be amended and restated and become the certificate of incorporation and the bylaws of New Terran Orbital as described in this proxy statement/prospectus.
On the date of Closing, promptly following the consummation of the Domestication, Merger Sub will merge with and into Terran Orbital (the “Merger”), with Terran Orbital as the surviving company in the Merger and, after giving effect to the Merger, Terran Orbital will be a wholly-owned subsidiary of Tailwind Two, which will change its name to “Terran Orbital Corporation” (the time that the Merger becomes effective being referred to as the “Effective Time”).
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding share of Terran Orbital (including shares of Terran Orbital common stock issued and outstanding as of immediately prior to the Effective Time pursuant to the Terran Orbital Preferred Stock Conversion and the Terran Orbital Warrant Settlement (each term as defined in this proxy statement/prospectus), in each case after giving effect thereto, and other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be automatically converted into the right to receive a number of shares of New Terran Orbital Common Stock, outstanding Terran Orbital options to purchase shares of Terran Orbital (whether vested or unvested) will be exchanged for comparable options to purchase New Terran Orbital Common Stock, and the outstanding and unvested restricted stock awards and restricted stock units of Terran Orbital will be cancelled in exchange for comparable restricted stock and restricted stock unit awards to be settled in shares of New Terran Orbital Common Stock, in each case, based on the Exchange Ratio (as defined in this proxy statement/prospectus).
This prospectus covers 202,038,883 shares of New Terran Orbital Common Stock and 19,300,000 warrants to acquire shares of New Terran Orbital Common Stock. The number of shares of New Terran Orbital Common Stock that this prospectus covers represents the maximum number of shares that may be issued to holders of shares and equity awards of Terran Orbital in connection with the Business Combination (as more fully described in this proxy statement/prospectus), together with (i) the shares issued or issuable to the existing shareholders of Tailwind Two in connection with the Business Combination and (ii) the shares issuable upon the exercise of the outstanding public warrants and private placement warrants.
The Tailwind Two Class A Ordinary Shares are currently listed on the New York Stock Exchange (the “NYSE”) under the symbol “TWNT.” Tailwind Two will apply for listing, to be effective at the time of the Business Combination, of New Terran Orbital Common Stock on NYSE or the Nasdaq Stock Market LLC (“Nasdaq”) under the proposed symbol “LLAP.” It is a condition of the consummation of the Business Combination that Tailwind Two receive confirmation from NYSE or Nasdaq that New Terran Orbital has been listed or approved for listing on NYSE or Nasdaq, subject only to official notice of issuance thereof, but there can be no assurance such listing condition will be met or that Tailwind Two will obtain such approval from NYSE or Nasdaq. If such listing condition is not met or if such approval is not obtained, the Business Combination will not be consummated unless the stock exchange approval condition set forth in the Business Combination Agreement is waived by the applicable parties.

The accompanying proxy statement/prospectus provides shareholders of Tailwind Two with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Tailwind Two. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 43 of the accompanying proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated February 14, 2022, and is first being mailed to Tailwind Two’s shareholders on or about February 14, 2022.

TAILWIND TWO ACQUISITION CORP.
150 Greenwich Street, 29th Floor
New York, New York 10006
Dear Tailwind Two Acquisition Corp. Shareholders:
You are cordially invited to attend the extraordinary general meeting of Tailwind Two Acquisition Corp., a Cayman Islands exempted company (“Tailwind Two”), at 9:00 a.m., Eastern Time, on March 22, 2022, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned (the “Extraordinary General Meeting”).
As further described in the accompanying proxy statement/prospectus, in connection with the Domestication (as defined below), on the Closing Date prior to the Effective Time (each as defined in the accompanying proxy statement/prospectus), among other things, (i) all of the outstanding shares of Tailwind Two will be converted into common stock of a domesticated Delaware corporation, (ii) each issued and outstanding whole warrant to purchase Tailwind Two Class A Ordinary Shares will be converted into a warrant to purchase one share of New Terran Orbital Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Tailwind Two Warrant Agreement; and (iii) the governing documents of Tailwind Two will be amended and restated. On the Closing Date at the Effective time, after giving effect to the Merger (as defined below), Tailwind Two will change its name to “Terran Orbital Corporation.” As used in the accompanying proxy statement/prospectus, “New Terran Orbital” refers to Tailwind Two after giving effect to the Domestication and the Business Combination.
At the Extraordinary General Meeting, Tailwind Two shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Agreement and Plan of Merger (and the transactions contemplated thereby) dated as of October 28, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Tailwind Two, Titan Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Terran Orbital Corporation, a Delaware corporation (“Terran Orbital”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby (the “Business Combination”).
As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:
(a)
On the Closing Date, prior to the Effective Time, Tailwind Two will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) (for further details, see the section entitled “Proposal No. 2-The Domestication Proposal” in the accompanying proxy statement/prospectus).

(b)
On the Closing Date, at the Effective Time, Merger Sub will merge with and into Terran Orbital (the “Merger”), with Terran Orbital as the surviving company in the Merger and, after giving effect to such Merger, Terran Orbital shall be a wholly-owned subsidiary of Tailwind Two, which will change its name to “Terran Orbital Corporation” (“New Terran Orbital”) substantially concurrently with the Effective Time. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding share of Terran Orbital (including shares of Terran Orbital common stock issued and outstanding as of immediately prior to the Effective Time pursuant to the Terran Orbital Preferred Stock Conversion and the Terran Orbital Warrant Settlement (each term as defined in the accompanying proxy statement/prospectus), in each case after giving effect thereto, and other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be automatically converted into the right to receive a number of shares of New Terran Orbital Common Stock (as defined in the accompanying proxy statement/prospectus), outstanding Terran Orbital options to purchase shares of Terran Orbital (whether vested or unvested) will be exchanged for comparable options to purchase New Terran Orbital Common Stock, and the outstanding and unvested restricted stock awards and restricted stock units of Terran Orbital will be cancelled in exchange for comparable restricted stock and restricted stock unit awards to be settled in shares of New Terran Orbital Common Stock, in each case, based on the Exchange Ratio (as defined in the accompanying proxy statement/prospectus).
In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, Tailwind Two entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “Other PIPE Investors”) and an affiliate of Mr. Daniel Staton, a director and shareholder of Terran Orbital (the “Insider PIPE Investor”, and together with the Other PIPE Investors, the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Tailwind Two has agreed to issue and sell to the PIPE Investors, an aggregate of 5,080,409 shares of New Terran Orbital Common Stock at a price of $10.00 per share, for aggregate gross proceeds of approximately $50.8 million (the “PIPE Financing”). In return for the Insider PIPE Investor’s $30.0 million investment in the PIPE Financing, in addition to the shares to be received by the Insider PIPE Investor in the PIPE Financing, the Insider PIPE Investor or its affiliate will also receive a quarterly fee of $1.875 million for sixteen (16) quarters beginning at the end of the first quarter following the consummation of the Business Combination; the first years’ payments are to be paid in cash and the remaining payments are to be paid, subject to subordination to and compliance with New Terran Orbital’s debt facilities, in cash or stock at the discretion of New Terran Orbital. The Insider PIPE Investor’s investment in the PIPE Financing, in addition to the investments made by the Other PIPE Investors in the PIPE Financing, was intended to provide immediate liquidity to New Terran Orbital upon consummation of the Business Combination as alternative equity financings were not otherwise available. See “Proposal No. 1 — The Business Combination Proposal — Background to the Business Section.” There is no service being provided in connection with the quarterly fees; once all quarterly fees have been paid, the shares to be received by the Insider PIPE Investor in the PIPE Financing will effectively have been issued for no consideration other than the value to New Terran Orbital of the immediate liquidity at consummation of the Business Combination. In addition, in connection with entering into the Subscription Agreement with AE Industrial Partners, Terran Orbital entered into vendor agreements requiring $20 million of purchase commitments from two affiliates of AE Industrial Partners over three years from the Closing Date.
The shares of New Terran Orbital Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. New Terran Orbital will grant the PIPE Investors and Francisco Partners and, in connection with the Debt Rollover (as defined below) (the Francisco Partners Facility and the Debt Rollover collectively, “Debt Financing”), Beach Point and Lockheed Martin certain registration rights, respectively. The PIPE Financing and the Debt Financing (portions to be funded or rolled over, as applicable, at closing) are contingent upon, among other things, the substantially concurrent closing of the Business Combination.
In addition to the Business Combination Proposal, you will also be asked to consider and vote upon (a) a proposal to approve the Domestication (the “Domestication Proposal”), (b) the proposed new certificate of incorporation of New Terran Orbital upon the Domestication, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Proposed Certificate of Incorporation”), which is referred to herein as the “Charter Proposal”, (c) on a non-binding advisory basis, proposals related to material differences between Tailwind Two’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) and the Proposed Certificate of Incorporation and proposed new bylaws of New Terran Orbital upon the Domestication, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D, which are referred to herein collectively as the “Advisory Governing Documents Proposals,” (d) a proposal to approve, for purpose of complying with NYSE Listing Rule 312.03 or Nasdaq Listing Rule 5635, as applicable, the issuance of New Terran Orbital Common Stock in connection with the Business Combination and the PIPE Financing and the Debt Financings, which is referred to herein as the “Exchange Proposal,” (e) a proposal to approve and adopt the New Terran Orbital Corporation 2021 Omnibus Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E, which is referred to herein as the “Incentive Equity Plan Proposal,” and (f) a proposal to adjourn the Extraordinary General Meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.”
The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Exchange Proposal and the Incentive Equity

Plan Proposal (collectively, the “Condition Precedent Proposals”) are approved at the Extraordinary General Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Governing Documents Proposals are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
The Adjournment Proposal provides for a vote to adjourn the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Tailwind Two shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Tailwind Two ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting or (B) in order to solicit additional proxies from Tailwind Two shareholders in favor of one or more of the proposals at the Extraordinary General Meeting.
In connection with the Business Combination, certain related agreements were entered into in connection with the signing of the Business Combination Agreement, including the Subscription Agreements, the Terran Orbital Holder Support Agreements, the Sponsor Letter Agreement, and the Investor Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See the section entitled “Proposal No. 1 — The Business Combination Proposal — Other Agreements” in the accompanying proxy statement/prospectus for more information.
Pursuant to the Existing Governing Documents, a holder of Tailwind Two’s Class A ordinary share, par value $0.0001 per share (a “Public Shareholder” and “Tailwind Two Class A Ordinary Shares,” respectively) may request that Tailwind Two redeem all or a portion of such Tailwind Two Class A Ordinary Shares for cash if the Business Combination is consummated. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company (“Continental”) in order to validly redeem its shares. Public Shareholders may elect to redeem their Tailwind Two Class A Ordinary Shares even if they vote “For” the Business Combination Proposal. If the Business Combination is not consummated, the Tailwind Two Class A Ordinary Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Tailwind Two Class A Ordinary Shares that it holds and timely delivers its shares to Continental, New Terran Orbital will redeem such Tailwind Two Class A Ordinary Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Tailwind Two’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Tailwind Two Class A Ordinary Shares for cash and will no longer own Tailwind Two Class A Ordinary Shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Terran Orbital Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Tailwind Two — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Tailwind Two Class A Ordinary Shares for cash.
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its Tailwind Two Class A Ordinary Shares with respect to more than an aggregate of 15% of the Tailwind Two Class A Ordinary Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Tailwind Two Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Tailwind Two Sponsor LLC and Mr. Tommy Stadlen (collectively, the “Initial Shareholders”) have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the Extraordinary General Meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business

Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Other Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will Tailwind Two redeem Tailwind Two Class A Ordinary Shares in an amount that would cause New Terran Orbital’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and the Debt Financings.
Tailwind Two is providing the accompanying proxy statement/prospectus and accompanying proxy card to Tailwind Two’s shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments of the Extraordinary General Meeting. Information about the Extraordinary General Meeting, the Business Combination and other related business to be considered by Tailwind Two’s shareholders at the Extraordinary General Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Extraordinary General Meeting, all of Tailwind Two’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 43 of the accompanying proxy statement/prospectus.
After careful consideration, the board of directors of Tailwind Two has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to Tailwind Two’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Tailwind Two, you should keep in mind that Tailwind Two’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 —  The Business Combination Proposal —Interests of Tailwind Two’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Exchange Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The Advisory Governing Documents Proposals are are voted upon on a non-binding advisory basis only.
Your vote is very important.   Whether or not you plan to attend the Extraordinary General Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Extraordinary General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the Extraordinary General Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Governing Documents Proposals are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR TAILWIND TWO CLASS A ORDINARY SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO TAILWIND TWO’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of Tailwind Two’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
/s/ Philip Krim

Philip Krim
Chairman of the Board of Directors
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated February 14, 2022 and is first being mailed to shareholders on or about February 14, 2022.

TAILWIND TWO ACQUISITION CORP.
150 Greenwich Street, 29th Floor
New York, New York 10006
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON March 22, 2022
TO THE SHAREHOLDERS OF TAILWIND TWO ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders of Tailwind Two Acquisition Corp., a Cayman Islands exempted company (“Tailwind Two”), will be held at 9:00 a.m., Eastern Time, on March 22, 2022, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned (the “Extraordinary General Meeting”). You are cordially invited to attend the Extraordinary General Meeting, which will be held for the following purposes:
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Proposal No. 1 — The Business Combination Proposal — RESOLVED, as an ordinary resolution, that Tailwind Two’s entry into the Agreement and Plan of Merger, dated as of October 28, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Tailwind Two, Titan Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Terran Orbital Corporation, a Delaware corporation (“Terran Orbital”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of Tailwind Two as an exempted company in the Cayman Islands and the continuation and domestication of Tailwind Two as a corporation in the State of Delaware (a) Merger Sub will merge with and into Terran Orbital (the “Merger”), with Terran Orbital as the surviving company in the Merger and, after giving effect to such Merger, Terran Orbital shall be a wholly-owned subsidiary of Tailwind Two, which will change its name to “Terran Orbital Corporation” (“New Terran Orbital”) and (b) at the Effective Time, each outstanding share of Terran Orbital (including shares of Terran Orbital common stock issued and outstanding as of immediately prior to the Effective Time pursuant to the Terran Orbital Preferred Stock Conversion and the Terran Orbital Warrant Settlement (each term as defined in the accompanying proxy statement/prospectus), in each case after giving effect thereto, and other than treasury shares and shares with respect to which appraisal rights under the General Corporation Law of the State of Delaware are properly exercised and not withdrawn) will be automatically converted into the right to receive a number of shares of New Terran Orbital Common Stock (as defined in the accompanying proxy statement/prospectus), outstanding Terran Orbital options to purchase shares of Terran Orbital (whether vested or unvested) will be exchanged for comparable options to purchase New Terran Orbital Common Stock, and the outstanding and unvested restricted stock awards and restricted stock units of Terran Orbital will be cancelled in exchange for comparable restricted stock and restricted stock unit awards to be settled in shares of New Terran Orbital Common Stock, in each case, based on the Exchange Ratio (as defined in the accompanying proxy statement/prospectus), on the terms and subject to the conditions set forth in the Business Combination Agreement, certain related agreements (including the Subscription Agreements, the Terran Orbital Holder Support Agreement, the Sponsor Letter Agreement, and the Investor Rights Agreement (each as defined in the accompanying proxy statement/prospectus), each in the form attached to the accompanying proxy statement/prospectus as Annex F, Annex G, Annex H, Annex I and Annex J, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects. We refer to this proposal as the “Business Combination Proposal.”

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Proposal No. 2 — The Domestication Proposal — RESOLVED, as a special resolution, that Tailwind Two be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Tailwind Two be continued and domesticated as a corporation under the laws of the state of Delaware. We refer to this proposal as the “Domestication Proposal.”

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Proposal No. 3 — The Charter Proposal — RESOLVED, as a special resolution, that, upon the Domestication, the amended and restated memorandum and articles of association of Tailwind Two

(“Existing Governing Documents”) be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation of “Terran Orbital Corporation” upon the Domestication, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Proposed Certificate of Incorporation”). We refer to this proposal as the “Charter Proposal.”
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Advisory Governing Documents Proposals — to consider and vote upon, on a non-binding advisory basis, the following governance proposals regarding the Proposed Certificate of Incorporation (such proposals, collectively, the “Advisory Governing Documents Proposals”) and the following material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation:

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Proposal No. 4 — Advisory Governing Documents Proposal A — RESOLVED, that an amendment to change the authorized share capital of Tailwind Two from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 50,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 1,000,000 preference shares, par value $0.0001 per share, to (a) 300,000,000 shares of common stock, par value $0.0001 per share, of New Terran Orbital and (b) 50,000,000 shares of preferred stock, par value $0.0001 per share, of New Terran Orbital be approved on a non-binding advisory basis.

•
Proposal No. 5 — Advisory Governing Documents Proposal B — RESOLVED, that an amendment to authorize the board of directors of New Terran Orbital to issue any or all shares of New Terran Orbital preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the board of directors of New Terran Orbital and as may be permitted by the Delaware General Corporation Law be approved on a non-binding advisory basis.

•
Proposal No. 6 — Advisory Governing Documents Proposal C — RESOLVED, that an amendment to remove the ability of New Terran Orbital stockholders to take action by written consent in lieu of a meeting be approved on a non-binding advisory basis.

•
Proposal No. 7 — Advisory Governing Documents Proposal D — RESOLVED, that certain other changes in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation as part of the Domestication (a copy of which is attached to the accompanying proxy statement/prospectus as Annex C), including (i) changing the post-Business Combination corporate name from “Tailwind Two Acquisition Corp.” to “Terran Orbital Corporation” (which is expected to occur after the consummation of the Domestication), (ii) making New Terran Orbital’s corporate existence perpetual, (iii) electing not to be governed by Section 203 of the Delaware General Corporation Law relating to business combinations with interested stockholders, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved on a non-binding advisory basis.

•
Proposal No. 8 — Advisory Governing Documents Proposal E — RESOLVED, that an amendment to require the affirmative vote of of the holders of (i) at least two thirds (2/3) of the total voting power of all the then-outstanding shares of New Terran Orbital’s stock entitled to vote thereon, and voting as a single class, to amend or repeal the proposed bylaws (or a majority of the total voting power of the then-outstanding shares of capital stock of New Terran Orbital entitled to vote on such amendment or repeal, voting together as a single class if the New Terran Orbital Board recommends the approval of such amendment or repeal); (ii) at least two thirds (2/3) of the total voting power of all the then-outstanding shares of New Terran Orbital’s stock entitled to vote thereon, and voting as a single class, and at least two thirds (2/3) of the then-outstanding shares of each class entitled to vote thereon as a class, voting separately as a class in order to amend or repeal Articles V(1), V(2), VI(3), VII and VIII of the Proposed Certificate of Incorporation; and (iii) at least two thirds (2/3) of the total voting power of all the then-outstanding shares of New Terran Orbital’s stock entitled to vote thereon, voting as a single class in order to remove a director, be approved on a non-binding advisory basis.

•
Proposal No. 9 — The Exchange Proposal — RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of New York Stock Exchange Listing Rule 312.03 or Nasdaq Stock Exchange Listing Rule 5635, as applicable, the issuance of shares of New Terran Orbital Common Stock be approved. We refer to this proposal as the “Exchange Proposal.”

•
Proposal No. 10 — The Incentive Equity Plan Proposal — RESOLVED, as an ordinary resolution, that the New Terran Orbital 2021 Omnibus Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E, be adopted and approved. We refer to this proposal as the “Incentive Equity Plan Proposal.”

•
Proposal No. 11 — The Adjournment Proposal — RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Tailwind Two shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Tailwind Two ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting or (B) in order to solicit additional proxies from Tailwind Two shareholders in favor of one or more of the proposals at the Extraordinary General Meeting be approved. We refer to this proposal as the “Adjournment Proposal.”

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Exchange Proposal and the Incentive Equity Plan Proposal (collectively, the “Condition Precedent Proposals”) is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.
These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares at the close of business on February 4, 2022 are entitled to notice of and to vote and have their votes counted at the Extraordinary General Meeting and any adjournment of the Extraordinary General Meeting.
The accompanying proxy statement/prospectus and accompanying proxy card are being provided to Tailwind Two’s shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournment of the Extraordinary General Meeting. Whether or not you plan to attend the Extraordinary General Meeting, all of Tailwind Two’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes thereto, the accompanying financial statements of Tailwind Two and Terran Orbital and the documents referred to therein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 43 of the accompanying proxy statement/prospectus.
After careful consideration, the board of directors of Tailwind Two has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to Tailwind Two’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Tailwind Two, you should keep in mind that Tailwind Two’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal —Interests of Tailwind Two’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Existing Governing Documents, a public shareholder may request of Tailwind Two that New Terran Orbital redeem all or a portion of its Class A ordinary share, par value $0.0001 per share of Tailwind Two (the “Tailwind Two Class A Ordinary Shares”) for cash if the Business Combination is consummated. As a holder of Tailwind Two Class A Ordinary Shares, you will be entitled to receive cash for any Tailwind Two Class A Ordinary Shares to be redeemed only if you:
(i)
hold Tailwind Two Class A Ordinary Shares;

(ii)
submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Tailwind Two’s transfer agent, in which you (i) request that New Terran Orbital redeem all or a portion of your Tailwind Two Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the Tailwind Two Class A Ordinary Shares and provide your legal name, phone number and address; and
(iii)
deliver your Tailwind Two Class A Ordinary Shares to Continental, Tailwind Two’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their Tailwind Two Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on March 18, 2022 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem their Tailwind Two Class A Ordinary Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the Tailwind Two Class A Ordinary Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the Tailwind Two Class A Ordinary Shares that it holds and timely delivers its shares to Continental, New Terran Orbital will redeem such Tailwind Two Class A Ordinary Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Tailwind Two’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding Tailwind Two Class A Ordinary Share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its Tailwind Two Class A Ordinary Shares for cash and will no longer own Tailwind Two Class A Ordinary Shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Terran Orbital Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Tailwind Two — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Tailwind Two Class A Ordinary Shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its Tailwind Two Class A Ordinary Shares with respect to more than an aggregate of 15% of the Tailwind Two Class A Ordinary Shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Tailwind Two Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Tailwind Two Sponsor LLC and Mr. Tommy Stadlen (collectively, the “Initial Shareholders”) have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the Extraordinary General Meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Initial Shareholders own approximately 20% of the issued and outstanding Tailwind Two ordinary shares. See “Proposal No. 1 — The Business Combination Proposal — Other Agreements — Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will Tailwind Two redeem Tailwind Two Class A Ordinary Shares in an amount that would cause New Terran Orbital’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and the Debt Financings.
The approval of each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Exchange Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.
Your vote is very important.   Whether or not you plan to attend the Extraordinary General Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Extraordinary General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the Extraordinary General Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Governing Documents Proposals are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the accompanying proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200 (toll-free), or banks and brokers can call (203) 658-9400, or by emailing TWNT.info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of Tailwind Two Acquisition Corp.,
/s/ Philip Krim

Philip Krim
Chairman of the Board of Directors
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR TAILWIND TWO CLASS A ORDINARY SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO TAILWIND TWO’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Page
ADDITIONAL INFORMATION	i
TRADEMARKS	i
SELECTED DEFINITIONS	ii
QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF TAILWIND TWO	ix
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	1
SELECTED HISTORICAL FINANCIAL INFORMATION OF TAILWIND TWO	33
SELECTED HISTORICAL FINANCIAL INFORMATION OF TERRAN ORBITAL	35
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	37
COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION	39
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS; MARKET, RANKING AND OTHER INDUSTRY DATA	40
RISK FACTORS	43
EXTRAORDINARY GENERAL MEETING OF TAILWIND TWO	104
PROPOSAL NO. 1 – THE BUSINESS COMBINATION PROPOSAL	111
PROPOSAL NO. 2 – THE DOMESTICATION PROPOSAL	157
PROPOSAL NO. 3 – THE CHARTER PROPOSAL	160
PROPOSALS NO. 4 THROUGH 8 – THE ADVISORY GOVERNING DOCUMENTS PROPOSALS	161
PROPOSAL NO. 4 – ADVISORY GOVERNING DOCUMENTS PROPOSAL A – ADVISORY VOTE ON THE APPROVAL OF AN AMENDMENT TO CHANGE AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED CERTIFICATE OF INCORPORATION	164
PROPOSAL NO. 5 – ADVISORY GOVERNING DOCUMENTS PROPOSAL B – ADVISORY VOTE ON THE APPROVAL OF A PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW TERRAN ORBITAL AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED CERTIFICATE OF INCORPORATION	166
PROPOSAL NO. 6 – ADVISORY GOVERNING DOCUMENTS PROPOSAL C – ADVISORY VOTE ON THE APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED CERTIFICATE OF INCORPORATION	168
PROPOSAL NO. 7 – ADVISORY GOVERNING DOCUMENTS PROPOSAL D – ADVISORY VOTE ON THE APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED CERTIFICATE OF INCORPORATION	170
PROPOSAL NO. 8 – ADVISORY GOVERNING DOCUMENTS PROPOSAL E – ADVISORY VOTE ON THE APPROVAL OF THE ADOPTION OF A SUPERMAJORITY VOTE REQUIREMENT TO AMEND THE PROPOSED GOVERNING DOCUMENTS	173
PROPOSAL NO. 9 – THE EXCHANGE PROPOSAL	175
PROPOSAL NO. 10 – THE INCENTIVE EQUITY PLAN PROPOSAL	178
PROPOSAL NO. 11 – THE ADJOURNMENT PROPOSAL	184
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	185
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	199
INFORMATION ABOUT TAILWIND TWO	211

ADDITIONAL INFORMATION
You may request copies of this proxy statement/prospectus and any other publicly available information concerning Tailwind Two, without charge, by written request to Tailwind Two Acquisition Corp., 150 Greenwich Street, 29th Floor, New York, New York 10006, or by telephone request at (212) 266-0085; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200 (toll free), or banks and brokers can call (203) 658-9400, or by emailing TWNT.info@investor.morrowsodali.com or from the SEC through the SEC website at http://www.sec.gov.
In order for Tailwind Two’s shareholders to receive timely delivery of the documents in advance of the Extraordinary General Meeting of Tailwind Two to be held on March 22, 2022, you must request the information no later than five business days prior to the date of the Extraordinary General Meeting, by March 15, 2022.
TRADEMARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

i

SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
•
“Advisory Governing Documents Proposals” are to proposals on a non-binding advisory basis, to approve certain material differences between the Existing Governing Documents and the Proposed Governing Documents;

•
“Adjournment Proposal” are to a proposal as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Tailwind Two shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Tailwind Two ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting or (B) in order to solicit additional proxies from Tailwind Two shareholders in favor of one or more of the proposals at the Extraordinary General Meeting be approved;

•
“AE Industrial” are to AE Industrial Partners, LP.

•
“Articles of Association” are to the amended and restated memorandum and articles of association of Tailwind Two;

•
“Aggregate Transaction Proceeds” are to the aggregate cash proceeds from Tailwind Two’s Trust Account, together with the proceeds from the PIPE Financing, after deducting any amounts paid to Tailwind stockholders that exercise their redemption rights in connection with the Business Combination;

•
“AI” are to artificial intelligence;

•
“BPC” are to BPC Lending II, LLC, an investment fund managed by Beach Point Capital Management LP;

•
“Broad Street” are to Broad Street Principal Investments, L.L.C., an affiliate of Goldman Sachs Group, Inc.;

•
“Business Combination” are to the Domestication, the Merger and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;

•
“Business Combination Agreement” are to that certain Merger Agreement (as it may be amended, supplemented or otherwise modified from time to time), dated October 28, 2021, as amended by Amendment No. 1 to the Merger Agreement dated February 8, 2022 (“Amendment No. 1”), by and among Tailwind Two, Merger Sub and Terran Orbital, a copy of which is attached to this proxy statement/prospectus as Annex A;

•
“Business Combination Proposal” are to a proposal as an ordinary resolution, that the Business Combination Agreement, and the consummation of the transactions contemplated thereby be approved, ratified and confirmed in all respects;

•
“Cayman Islands Companies Act” are to the Companies Act (2021 Revision) of the Cayman Islands as the same may be amended from time to time;

•
“Charter Proposal” are to a proposal as a special resolution, that upon the Domestication, the Existing Governing Documents be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation;

•
“Closing” are to the closing of the Business Combination;

•
“Closing Date” are to that date that is in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described under the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date as Tailwind Two and Terran orbital may agree in writing;

•
“CLPS” are to commercial lunar payload services;

•
“Commitment Letter” are to that certain commitment letter, dated as of October 28, 2021, by and among Terran Orbital and Francisco Partners;

•
“Condition Precedent Proposals” are to Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Exchange Proposal and the Incentive Equity Plan Proposal, collectively;

•
“COTS” are to commercial off-the-shelf;

•
“Continental” are to Continental Stock Transfer & Trust Company;

•
“Debt Financings” are the Francisco Partners Facility and the Rollover Debt;

•
“Debt Providers” are to Francisco Partners, BPC and Lockheed Martin;

•
“DGCL” are to the Delaware General Corporation Law;

•
“DoD” are to the United Stated Department of Defense;

•
“Domestication” are to the transfer by way of continuation and deregistration of Tailwind Two from the Cayman Islands and the continuation and domestication of Tailwind Two as a corporation incorporated in the State of Delaware;

•
“Domestication Proposal” are to the proposal as a special resolution, that Tailwind Two be transferred by way of continuation to Delaware and, conditional upon, and with effect from, the registration of Tailwind Two as a corporation in the State of Delaware;

•
“Effective Time” are to the time at which the Merger becomes effective;

•
“EO” are to earth observation;

•
“Exchange Proposal” are to a proposal as an ordinary resolution, that for the purposes of complying with the applicable provisions of New York Stock Exchange Listing Rule 312.03 or Nasdaq Stock Exchange Listing Rule 5635, as applicable, the issuance of shares of New Terran Orbital Common Stock be approved;

•
“Exchange Ratio” is the exchange of shares whereby Tailwind Two estimates that approximately 27.578 shares of New Terran Orbital Common Stock will be issued for each shares of common stock of Terran Orbital, assuming that the Business Combination were to occur on February 9, 2022;

•
“Extraordinary General Meeting” are to the extraordinary general meeting of Tailwind Two at 9:00 a.m., Eastern Time, on March 22, 2022, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•
“Existing Governing Documents” are to the Articles of Association;

•
“FASB” are to the Financial Accounting Standards Board;

•
“FP Note Purchase Agreement” are to that certain note purchase agreement, dated as of November 24, 2021, with Terran Orbital, as issuer, Wilmington Savings Fund Society, FSB, as agent, certain managed funds or investment vehicles of Francisco Partners, as the purchasers and the guarantors from time to time party thereto;

•
“Francisco Partners” are to FP Credit Partners, L.P. on behalf of certain of its managed funds, affiliates, financing parties or investment vehicles;

•
“Francisco Partners Facility” or “FP Financing” are to the senior secured notes in an aggregate principal amount up to $150.0 million contemplated by the FP Note Purchase Agreement;

•
“GAAP” are to generally accepted accounting principles in the United States;

•
“Incentive Equity Plan Proposal” are to a proposal as an ordinary resolution, that the 2021 Incentive Plan be adopted and approved;

•
“Initial Public Offering” are to Tailwind Two’s initial public offering, consummated on March 9, 2021, of 34,500,000 Tailwind Two Units, at $10.00 per unit, with each unit consisting of one Tailwind Two Class A Ordinary Share and one-third of one Public Warrant;

•
“Initial Shareholders” are to Sponsor and Tommy Stadlen;

•
“Insiders” are to Philip Krim, Chris Hollod, Matthew Eby, Tommy Stadlen, Wisdom Lu, Boris Revsin and Michael Kim, each of whom is a member of Tailwind’s board of directors and/or management;

•
“Insider PIPE Investor” are to Staton Orbital Family Limited Partnership, an affiliate of Mr. Daniel Staton, who is a director and shareholder of Terran Orbital;

•
“Investor Rights Agreement” are to that certain Investor Rights Agreement entered into concurrently with the execution of the Business Combination Agreement, by Tailwind, the Tailwind Two Sponsor, Tommy Stadlen and certain Terran stockholders;

•
“ISR” are to intelligence, surveillance and reconnaissance;

•
“launch services” or “launch solutions” are to Terran Orbital providing logistical support services to its customers in regards to launching such customer’s satellite(s) on a third-party’s launch vehicle. Launch services does not include providing or launching the launch vehicle itself, which is provided by third party launch providers;

•
“LEO” are to low Earth orbit;

•
“Lockheed Martin” are to Lockheed Martin Corporation;

•
“Merger” are to the merger of Merger Sub with and into Terran Orbital pursuant to the Business Combination Agreement, with Terran Orbital as the surviving company in the Merger and, after giving effect to such Merger, Terran Orbital becoming a wholly-owned subsidiary of Tailwind Two, which itself will become New Terran Orbital upon and after the Domestication;

•
“Merger Sub” are to Titan Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Tailwind Two prior to the consummation of the Business Combination;

•
“MicroSat” are to microsatellite;

•
“ML” are to machine learning;

•
“Morrow” are to Morrow Sodali LLC, Tailwind Two’s proxy solicitor;

•
“NanoSat” are to nano-satellite;

•
“NASA” are to the United States National Aeronautics and Space Administration;

•
“Nasdaq” are to the Nasdaq Capital Market;

•
“NextGen Earth Observation constellation” are to the constellation of small satellites being developed by Terran Orbital through its PredaSAR subsidiary to provide Earth observation data and mission solutions using unique Synthetic Aperture Radar data and including secondary payloads that may include electro-optical, optical links or other sensors and capabilities;

•
“Net Debt Condition” are to the condition in the Business Combination Agreement and draw conditions in the Francisco Partners Facility that Net Debt shall be $40,000,000 or less after giving pro forma effect to the Business Combination Agreement and the transactions contemplated thereby;

•
“Net Debt” are to, without duplication, after giving pro forma effect to the Business Combination Agreement and the transactions contemplated thereby (in each case, other than any funding of the FP Financing that is drawn by Terran Orbital and funded by Francisco Partners at Closing and excluding the impact on transaction expenses and cash for certain insurance policies), (a) (i) the outstanding principal amount of all indebtedness for borrowed money of Terran Orbital and its Subsidiaries as of immediately following the Effective Time (including, for the avoidance of doubt, (x) the outstanding principal amount of Terran Orbital’s Existing Notes (as defined below) which are included in the Debt Rollover (as defined below) and that will remain outstanding after the Closing and (y) any portion of the FP Financing that is drawn by Terran Orbital and funded by Francisco Partners prior to the Closing and outstanding at the Effective Time (for purposes of clarity, including any interest that has been paid in kind) plus (ii) the Company Transaction Expenses (as defined in the Business Combination Agreement) that are unpaid as of immediately following the Effective Time minus (b) (i) all cash and cash equivalents (including all commercial paper, certificates of deposit and other bank deposits, treasury bills, and all other cash equivalents, whether on hand or in banks or other financial institutions) of Terran Orbital and its Subsidiaries as of immediately following the Effective Time (including, for the avoidance of doubt, cash and cash equivalents resulting from the funding of any portion of the FP Financing prior to Closing) plus (ii) the Available Closing Acquiror Cash (as defined in the Business Combination Agreement). For the avoidance of doubt, any amounts payable to Staton Orbital Family Limited Partnership and/or its affiliates in connection with any PIPE Financing made by such persons shall not be deemed “indebtedness” or otherwise included in clause (a) of this definition.
•
“New Terran Orbital” are to Terran Orbital Corporation (f.k.a. Tailwind Two Acquisition Corp.) after the Merger;

•
“New Terran Orbital Board” are to the board of directors of New Terran Orbital;

•
“New Terran Orbital Common Stock” are to the common stock, par value $0.0001 per share, of New Terran Orbital;

•
“New Terran Orbital Preferred Stock” are to the preferred stock, par value $0.0001 per share, of New Terran Orbital;

•
“New Terran Orbital Private Placement Warrants” are to warrants representing the right to purchase shares of New Terran Orbital Common Stock following the Domestication on the same contractual terms and conditions as the Private Placement Warrants;

•
“New Terran Orbital Public Warrants” are to the warrants representing the right to purchase shares of New Terran Orbital Common Stock following the Domestication on the same contractual terms and conditions as the Public Warrants;

•
“New Terran Orbital Warrants” are to the New Terran Orbital Private Placement Warrants and the New Terran Orbital Public Warrants;

•
“NRT” are to near real-time;

•
“NYSE” are to the New York Stock Exchange;

•
“PIPE Financing” are to the transactions contemplated by the PIPE Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for an aggregate of 5,080,409 shares of New Terran Orbital Common Stock for aggregate gross proceeds of approximately $50.8 million to be consummated in connection with Closing;

•
“PIPE Investors” are to the investors (including the Insider PIPE Investor) in the PIPE Financing pursuant to the PIPE Subscription Agreements;

•
“PIPE Subscription Agreements” are to the PIPE subscription agreements, entered into by Tailwind Two and each of the PIPE Investors in connection with the PIPE Financing;

•
“Private Placement Warrants” are to the 7,800,000 warrants of Tailwind Two purchased by the Initial Shareholders simultaneously with the closing of the Initial Public Offering, at a price of $1.50 per Private Placement Warrant, or $11,700,000 in the aggregate, each Private Placement Warrant being exercisable to purchase one share of Tailwind Two Class A Ordinary Shares at an exercise price of $11.50 per share, subject to adjustment;

•
“Pro Forma” are to giving pro forma effect to the Business Combination, including the Merger, the PIPE Financing and the Debt Financings;

•
“Proposed Bylaws” are to the proposed bylaws of New Terran Orbital, to be effective upon the Domestication, a form of which is attached to this proxy statement/prospectus as Annex D;

v

•
“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New Terran Orbital to be effective upon the Domestication, a form of which is attached to this proxy statement/prospectus as Annex C;

•
“Proposed Governing Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•
“Public Shareholders” are to holders of Tailwind Two Class A Ordinary Shares, whether acquired in Tailwind Two’s Initial Public Offering or acquired in the secondary market;

•
“Public Warrants” are to the 11,500,000 whole warrants of Tailwind Two sold in the Initial Public Offering as part of the Tailwind Two Units, at an initial exercise price of $11.50 per share;

•
“pWin” are to probability of win;

•
“RF” are to radio frequency;

•
“redemption” are to each redemption of public shares for cash pursuant to the Existing Governing Documents;

•
“Rollover Debt” are the $25.0 million Existing Notes rollover from BPC available upon the Closing, and the up to $25.0 million Existing Notes rollover from Lockheed Martin available ratably with the availability of the contingent debt under the FP Financing, in each case as set forth in the Terran Orbital Holder Support Agreements;

•
“SAR” are to synthetic aperture radar;

•
“SBIR” are to small business innovation research;

•
“SEC” are to the Securities and Exchange Commission;

•
“Securities Act” are to the Securities Act of 1933, as amended;

•
“SmallSats” are to small satellites;

•
“Space Florida Facility” are to Terran Orbital’s proposed new campus of approximately 660,000 square foot “industry 4.0 “small satellite manufacturing facility, which is currently planned to be located in Brevard County, Florida;

•
“Sponsor Letter Agreement” are to that certain sponsor letter agreement, dated as of October 28, 2021, by and among the Sponsor, the Insiders, Tailwind Two and Terran Orbital, pursuant to which, the Sponsor and the Insiders have agreed to, among other things, (i) consent to entering into the Business Combination Agreement, (ii) vote in favor of each of the transaction proposals to be voted upon at the meeting of Tailwind Two Shareholders, including approval of the Business Combination Agreement and the transactions contemplated thereby, (iii) waive any adjustment to the conversion ratio set forth in Tailwind Two’s Articles of Association or any other anti-dilution or similar protection with respect to the Tailwind Two Class B Ordinary Shares held by the Sponsor or the Insiders and (iv) be bound by certain transfer restrictions with respect to his, her or its shares in Tailwind Two prior to the Closing, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

•
“Tailwind Two” are to Tailwind Two Acquisition Corp., a Cayman Islands exempted company, prior to completion of the Business Combination;

•
“Tailwind Two Board” are to Tailwind Two’s board of directors;

•
“Tailwind Two Class A Ordinary Shares” or “public shares” are to the 34,500,000 Class A ordinary shares, par value $0.0001 per share, of Tailwind Two, which will automatically convert, on a one-for-one basis, into shares of New Terran Orbital Common Stock in connection with the Domestication;

•
“Tailwind Two Class B Ordinary Shares” or “Founder Shares” are to the 8,625,000 Class B ordinary shares, par value $0.0001 per share, of Tailwind Two outstanding as of the date of this proxy statement/prospectus that were initially issued to the Tailwind Two Sponsor in a private placement prior to our Initial Public Offering and of which 75,000 were transferred to Mr. Tommy Stadlen, and, in connection with the Domestication, will automatically convert, on a one-for-one basis, into shares of New Terran Orbital Common Stock;

•
“Tailwind Two Ordinary Shares” are to Tailwind Two Class A Ordinary Shares and Tailwind Two Class B Ordinary Shares;

•
“Tailwind Two Shareholders” are to holders of Tailwind Two Ordinary Shares;

•
“Tailwind Two Sponsor” or “Sponsor” are to Tailwind Two Sponsor LLC, a Delaware limited liability company;

•
“Tailwind Two Units” are to the units issued in the Initial Public Offering, consisting of one Tailwind Two Class A Ordinary Share and one-third of one Public Warrant;

•
“Tailwind Two Warrant Agreement” are to that certain warrant agreement, dated as of March 9, 2021, by and among Tailwind Two, and Continental, as warrant agent.

•
“Tailwind Two Warrants” are to the Public Warrants and the Private Placement Warrants;

•
“Terran Orbital” are to Terran Orbital Corporation, a Delaware corporation, prior to the Business Combination;

•
“Terran Orbital Holder Support Agreement” are to transaction support agreements between certain equity and noteholders of Terran Orbital, Tailwind Two and Terran Orbital, pursuant to which such holders of Terran Orbital have agreed to, among other things, (i) support and vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), (ii) be bound by certain other covenants and agreements related to the Business Combination, including a restriction on certain transfers with respect to his, her or its shares in Terran Orbital substantially concurrently with the Business Combination, and (iii) in the case of affiliates of each of Lockheed Martin and Beach Point who are noteholders of Terran Orbital, (x) roll certain of their Existing Notes into a new loan agreement or note purchase agreement or (y) keep certain of their Existing Notes outstanding under the Existing Note Purchase Agreement, subject to certain amendments, in each case, pursuant to the Debt Rollover;

•
“Terran Orbital Preferred Stock Conversion” are to the automatic conversion in connection with the Business Combination of each share of the Series A Preferred Stock, par value $0.0001 per share, of Terran Orbital that is issued and outstanding, as of immediately prior to the Effective Time, into a number of shares of common stock, par value $0.0001 per share, of Terran Orbital, which Terran Orbital shall calculate in accordance with the terms of its certificate of incorporation;

•
“Terran Orbital Stockholders” are to holders of Terran Orbital capital stock prior to the consummation of the Business Combination;

•
“Transaction Share Consideration” are to the aggregate number of shares of New Terran orbital Common Stock to be issued or reserved for issuance in connection with the Business Combination to security holders of Terran Orbital;

•
“Terran Orbital Warrant Settlement” are to the exercise in connection with the Business Combination in full, on a cash or cashless basis, as of immediately prior to the Effective Time, of certain outstanding warrants to purchase shares of common stock of Terran Orbital that are issued and outstanding immediately prior to the Effective Time in accordance with the respective terms of such warrants;

•
“Terran Orbital Warrant True-Up” are to the New Terran Orbital Common Stock being issued to certain holders of warrants to purchase shares of common stock of Terran Orbital as an inducement to exercise the Terran Orbital Warrant Settlement and waive any rights to put their warrants back to Terran Orbital;

•
“Transfer Agent” are to Continental, Tailwind Two’s transfer agent;

•
“Trust Account” are to the trust account established at the consummation of Tailwind Two’s Initial Public Offering that holds the proceeds of the Initial Public Offering and is maintained by Continental, acting as trustee;

•
“USAF” are to the United States Air Force;

•
“USG” are to the United States government; and

•
“2021 Incentive Plan” are to the Terran Orbital Corporation 2021 Omnibus Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E, to be considered for adoption and approval by the shareholders pursuant to the Incentive Equity Plan Proposal.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF TAILWIND TWO
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Extraordinary General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Tailwind Two’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the Extraordinary General Meeting, which will be held at 9:00 a.m. Eastern Time, on March 22, 2022, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting.
Q.
Why am I receiving this proxy statement/prospectus?

A.
Tailwind Two shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, in connection with the Domestication, on the Closing Date at the Effective Time (i) Tailwind Two will be renamed “Terran Orbital Corporation”, and (ii) each outstanding share of Terran Orbital (including shares of Terran Orbital common stock issued and outstanding as of immediately prior to the Effective Time pursuant to the Terran Orbital Preferred Stock Conversion and the Terran Orbital Warrant Settlement, and other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be automatically converted into the right to receive a number of shares of New Terran Orbital Common Stock, outstanding Terran Orbital options to purchase shares of Terran Orbital (whether vested or unvested) will be exchanged for comparable options to purchase New Terran Orbital Common Stock, and the outstanding and unvested restricted stock awards and restricted stock units of Terran Orbital will be cancelled in exchange for comparable restricted stock and restricted stock unit awards to be settled in shares of New Terran Orbital Common Stock, in each case, based on the Exchange Ratio. See “Proposal No. 1 — The Business Combination Proposal.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety.
The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Exchange Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter, and each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The Advisory Governing Documents Proposals are are voted upon on a non-binding advisory basis only.
In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Tailwind Two Class A Ordinary Share and each issued and outstanding Tailwind Two Class B Ordinary Share will be converted automatically, on a one-for-one basis, into shares of New Terran Orbital Common Stock; (ii) each issued and outstanding whole warrant to purchase Tailwind Two Class A Ordinary Shares will be converted automatically into a warrant to purchase one share of New Terran Orbital Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Tailwind Two Warrant Agreement; and (iii) each issued and outstanding Tailwind Two Unit that has not been previously separated into the underlying Tailwind Two Class A Ordinary Share and underlying one-third of one Public Warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of New Terran Orbital Common Stock and one-third of one New Terran Orbital Public Warrant. See “Proposal No. 2 — The Domestication Proposal.”

The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the current constitutional documents of Tailwind Two?” below.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q.
What proposals are shareholders of Tailwind Two being asked to vote upon?

A.
At the Extraordinary General Meeting, Tailwind Two is asking holders of Tailwind Two Ordinary Shares to consider and vote upon ten (10) separate proposals:

1.
a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby;

2.
a proposal to approve by special resolution the Domestication;

3.
a proposal to approve by special resolutions the Proposed Certificate of Incorporation;

•

the following governance proposals to approve, on a non-binding advisory basis, the following material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation:

4.
an amendment to change the authorized share capital of Tailwind Two from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 300,000,000 shares of New Terran Orbital Common Stock and 50,000,000 shares of New Terran Orbital Preferred Stock;

5.
an amendment to authorize the New Terran Orbital Board to issue any or all shares of New Terran Orbital Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Terran Orbital Board and as may be permitted by the DGCL;

6.
an amendment to remove the ability of New Terran Orbital stockholders to take action by written consent in lieu of a meeting;

7.
certain other changes in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation as part of the Domestication; and

8.
an amendment to adopt a supermajority vote requirement to amend or repeal the Proposed Bylaws and certain articles of the Proposed Certificate of Incorporation.

9.
a proposal to approve by ordinary resolution the issuance of shares of New Terran Orbital Common Stock in connection with the Business Combination the Debt Financing and the PIPE Financing in compliance with the New York Stock Exchange Listing Rule 312.03 or Nasdaq Stock Exchange Listing Rule 5635, as applicable;

10.
a proposal to approve and adopt by ordinary resolution the 2021 Incentive Plan; and

11.
a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

x

For more information, please see “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Domestication Proposal,” “Proposal No. 3 — The Charter Proposal,” “Proposal No. 4 through 8 — The Advisory Governing Documents Proposals,” “Proposal No. 9 — The Exchange Proposal,” “Proposal No. 10 — The Incentive Equity Plan Proposal” and “Proposal No. 11 — The Adjournment Proposal.”
Tailwind Two will hold the Extraordinary General Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. Shareholders of Tailwind Two should read it carefully.
After careful consideration, the Tailwind Two Board has determined that the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, each of the Advisory Governing Documents Proposals, the Exchange Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal are in the best interests of Tailwind Two and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of Tailwind Two’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Tailwind Two and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Tailwind Two’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Tailwind Two’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q.
Why is Tailwind Two proposing the Business Combination?

A.
Tailwind Two is a blank check company incorporated on November 18, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Tailwind Two may pursue an acquisition opportunity in any business, industry, sector or geographical location for purposes of consummating an initial business combination. Tailwind Two is not permitted under its Existing Governing Documents to effect a business combination with a blank check company or a similar type of company with nominal operations.

Based on its due diligence investigations of Terran Orbital and the industry in which it operates, including the financial and other information provided by Terran Orbital in the course of negotiations, the Tailwind Two Board believes that Terran Orbital aligns well with the objectives laid out in its investment thesis. As a result, Tailwind Two believes that a business combination with Terran Orbital will provide Tailwind Two Shareholders with an opportunity to participate in the ownership of a publicly-listed company with significant growth potential at an attractive valuation. However, there is no assurance of this. See “Proposal No. 1 — The Business Combination Proposal — The Tailwind Two Board’s Reasons for the Business Combination.”
Although the Tailwind Two Board believes that the Business Combination with Terran Orbital presents a unique business combination opportunity and is in the best interests of Tailwind Two and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Proposal No. 1 — The Business Combination Proposal — The Tailwind Two Board’s Reasons for the Business Combination” and “Risk Factors — Risks Related to Tailwind Two and the Business Combination.”
Q.
Did the Tailwind Two Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.
Yes. The Tailwind Two Board obtained a fairness opinion from Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), dated October 27, 2021, to the effect that, as of that date and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Transaction Share Consideration to be issued by Tailwind Two in the Merger pursuant to the Business Combination

Agreement was fair, from a financial point of view, to Tailwind Two. The Tailwind Two Board was not required under the Existing Governing Documents to obtain the fairness opinion but did so as part of its due diligence, evaluation of the Business Combination and to better support its financial evaluation of Terran Orbital which assisted Tailwind Two Board in making their decision that the transaction was attractive and fair to Tailwind Two and its shareholders.. For a description of the opinion issued by Houlihan Lokey to the Tailwind Two Board, please see “Proposal No. 1 — The Business Combination Proposal — Opinion of the Financial Advisor to Tailwind Two.”
Q.
What will Terran Orbital’s equityholders receive in return for the Business Combination with Tailwind Two?

A.
On the date of Closing, promptly following the consummation of the Domestication, Merger Sub will merge with and into Terran Orbital, with Terran Orbital as the surviving company in the Merger and, after giving effect to such Merger, Terran Orbital shall be a wholly-owned subsidiary of Tailwind Two. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, outstanding shares of Terran Orbital (including shares of Terran Orbital common stock issued and outstanding as of immediately prior to the Effective Time pursuant to the Terran Orbital Preferred Stock Conversion and the Terran Orbital Warrant Settlement, and other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be automatically converted into the right to receive a number of shares of New Terran Orbital Common Stock, outstanding Terran Orbital options to purchase shares of Terran Orbital (whether vested or unvested) will be exchanged for comparable options to purchase New Terran Orbital Common Stock, and the outstanding and unvested restricted stock awards and restricted stock units of Terran Orbital will be cancelled in exchange for comparable restricted stock and restricted stock unit awards to be settled in shares of New Terran Orbital Common Stock, in each case, based on the Exchange Ratio.

Q.
How will the combined company be managed following the business combination?

A.
Following the Closing, it is expected that the current management of Terran Orbital will become the management of New Terran Orbital, and the New Terran Orbital Board will consist of nine (9) directors, which will be divided into three classes (Class I, II and III) with Class I consisting of three (3) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors. Pursuant to the Business Combination Agreement (as amended by Amendment No. 1), the New Terran Orbital Board will consist of eight (8) individuals designated by Terran Orbital prior to the mailing of this proxy statement to Tailwind Two shareholders, one individual determined by Sponsor (with consent of Terran Orbital, such consent not to be unreasonably, withheld, conditioned or delayed provided the nominee meets certain agreed upon parameters) prior to the effectiveness of the Registration Statement to serve as a Class III director. Please see the section entitled “Management of New Terran Orbital Following the Business Combination” for further information. In addition, pursuant to the terms of the SCA (as defined below), following the Business Combination until the expiration of the term of the SCA, Lockheed Martin will be entitled to appoint one director (reasonably satisfactory to Terran Orbital) to the initial board of directors of New Terran Orbital. Lockheed Martin has advised Terran Orbital that it currently does not expect to exercise this right to appoint a director.

Q.
What equity stake will current Tailwind Two shareholders and current equityholders of Terran Orbital hold in New Terran Orbital immediately after the consummation of the Business Combination?

A.
As of the date of this proxy statement/prospectus, there are (i) 34,500,000 Tailwind Two Class A Ordinary Shares issued and outstanding and (ii) 8,625,000 Tailwind Two Class B Ordinary Shares issued and outstanding. As of the date of this proxy statement/prospectus, there is outstanding 7,800,000 Private Placement Warrants held by the Initial Shareholders and 11,500,000 Public Warrants. Each whole warrant entitles the holder thereof to purchase one Tailwind Two Class A Ordinary Share and, following the Domestication, will entitle the holder thereof to purchase one share of New Terran Orbital Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that no Tailwind Two Class A Ordinary Shares redeemed in connection with the Business Combination), Tailwind Two’s fully-diluted share capital would be 62,425,000 Tailwind Two Ordinary Shares.

The following table illustrates varying ownership levels in New Terran Orbital Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 112,574,014 shares of New Terran Orbital Common Stock are issued to the holders of securities of Terran Orbital at Closing, which would be the number of shares of New Terran Orbital Common Stock issued to these holders if Closing were to occur on February 9, 2022; (ii) 4,662,217 shares of New Terran Orbital Common Stock are issued to the Debt Providers; (iii) 5,080,409 shares of New Terran Orbital Common Stock are issued in the PIPE Financing; (iv) no Public Warrants, Private Placement Warrants or Debt Provider Warrants issued in connection with the Business Combination to purchase New Terran Orbital Common Stock that will be outstanding immediately following Closing have been exercised; (v) no options to purchase New Terran Orbital Common Stock outstanding as of February 9, 2022 have been exercised; and (vi) no restricted stock and restricted stock unit awards that will be outstanding immediately following Closing have been converted into common stock. Based on these assumptions, and assuming that no outstanding Tailwind Two Class A Ordinary Shares are redeemed in connection with the Business Combination, there would be approximately 165,441,640 shares of New Terran Orbital Common Stock outstanding immediately following the consummation of the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in New Terran Orbital will be different.
Pursuant to the Business Combination Agreement, the consideration to be received by the Terran Orbital equityholders in connection with the Business Combination will be an aggregate number of shares of New Terran Orbital Common Stock equal to (i) $1,300.0 million plus (x) $2,051,999, which reflects the estimated aggregate exercise price of all options of Terran Orbital with an post-closing exercise price of less than $10.00 per share if such options were exercised in full and (y) the estimated aggregate exercise price of all warrants of Terran Orbital which are settled in cash instead of shares upon the exercise of such warrants, in each case at the consummation of the Business Combination, divided by (ii) $10.00.
	Share Ownership in New Terran Orbital(1)
	No redemptions	Maximum redemptions(2)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Tailwind Two Public Shareholders(3)	20.9%	3.8%
Tailwind Two’s Initial Shareholders(4)	5.2%	6.4%
PIPE Investors(5)	3.1%	3.7%
Debt Providers(6)	2.8%	3.0%
Current Terran Orbital Stockholders(7)	68.0%	83.1%

(1)
The number of shares of New Terran Orbital Common Stock issued to the holders of securities of Terran Orbital at Closing will fluctuate based on the Exchange Ratio. As of February 9, 2022, assuming all such options and warrants are exercised for common stock on a “net settled” (i.e., cash-less exercise basis), the Exchange Ratio would be 27.578.

(2)
Assumes that 29.3 million shares of Tailwind Two Class A Ordinary Shares are redeemed for an aggregate payment of approximately $293 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. This redemption scenario is based on the maximum number of redemptions that may occur but which would still satisfy the conditions of the FP Financing and the Net Debt Condition in connection with the closing of the Business Combination assuming a hypothetical closing date of February 9, 2022.

(3)
Excludes shares acquired by certain public investors in connection with the PIPE Financing.

(4)
Includes 8,625,000 shares held by the Initial Shareholders originally acquired prior to or in connection with Tailwind Two’s Initial Public Offering (including 75,000 shares held by Tommy Stadlen).

(5)
Includes shares acquired by existing Terran Orbital Stockholders and Public Shareholders in the PIPE Financing.

(6)
Includes shares issued to the Debt Providers in connection with the debt financing, but excludes shares acquired by the Debt Providers in the PIPE Financing or held as existing Terran Orbital Stockholders.

(7)
Excludes shares acquired by existing Terran Orbital Stockholders in the PIPE Financing. Includes approximately 0.24 million shares related to the Terran Orbital Warrant True-Up.

For further details, see “Business Combination Proposal — Consideration to Terran Orbital Equityholders in the Business Combination.”
Q.
Why is Tailwind Two proposing the Domestication?

A.
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of Tailwind Two and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Proposal No. 2 — The Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the Extraordinary General Meeting and therefore will have no effect on the approval of the Domestication Proposal.
Q.
What amendments will be made to the current constitutional documents of Tailwind Two?

A.
The consummation of the Business Combination is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, Tailwind Two’s Shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace Tailwind Two’s Existing Governing Documents, in each case, under Cayman Islands law, with the Proposed Certificate of Incorporation, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Certificate of Incorporation
Authorized Shares (Advisory Governing Documents Proposal A)	The share capital under the Existing Governing Documents is US$55,100 divided into 500,000,000 Class A ordinary shares of par value US$0.0001 per share, 50,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.	The Proposed Certificate of Incorporation authorizes 300,000,000 shares of New Terran Orbital Common Stock, par value $0.0001 per share, and 50,000,000 shares of New Terran Orbital Preferred Stock, par value $0.0001 per share.
	See paragraph 5 of the Amended and Restated Memorandum of	See Article IV of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Certificate of Incorporation
Association.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Advisory Governing Documents Proposal B)	The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	The Proposed Certificate of Incorporation authorizes the board of directors (or any authorized committee of the board of directors) to issue shares of New Terran Orbital Preferred Stock in one or more series and to fix the designations, powers (including voting powers, full or limited, or no voting powers), preferences, and rights, and the qualifications, limitations or restrictions thereof. These powers, preferences and rights could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock.
	See paragraph 8 of the Memorandum of Association and Article 3 of the Articles of Association.	See Article IV, Section B of the Proposed Certificate of Incorporation.
Shareholder/Stockholder Written Consent In Lieu of a Meeting (Advisory Governing Documents Proposal C)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Certificate of Incorporation and the Proposed Bylaws allow stockholders to vote in person or by proxy at a meeting of stockholders, but the Proposed Certificate of Incorporation prohibits the ability of stockholders to act by written consent in lieu of a meeting.
	See Articles 22, 23 and 24 of our Articles of Association.	See Article V, Section 1 of the Proposed Certificate of Incorporation and Article I Section 6 of the Proposed Bylaws.
Corporate Name (Advisory Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “Tailwind Two Acquisition Corp.”	The Proposed Certificate of Incorporation will provide that the name of the corporation will be “Terran Orbital Corporation”
	See paragraph 1 of our Memorandum of Association.	See Article I of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Certificate of Incorporation
Perpetual Existence (Advisory Governing Documents Proposal D)	The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by March 9, 2023 (twenty-four months after the closing of Tailwind Two’s Initial Public Offering), Tailwind Two will cease all operations except for the purposes of winding up and will redeem the shares issued in Tailwind Two’s Initial Public Offering and liquidate its Trust Account.	The Proposed Certificate of Incorporation does not limit the duration of the corporation’s existence, and therefore New Terran Orbital will have perpetual existence, which is the default under the DGCL.
See Article 49.7 of our Articles of Association.
Takeovers by Interested Stockholders (Advisory Governing Documents Proposal D)	The Existing Governing Documents do not provide restrictions on takeovers of Tailwind Two by a related shareholder following a business combination.	The Proposed Certificate of Incorporation opts out of Section 203 of the DGCL, and therefore, New Terran Orbital will not be subject to Section 203 of the DGCL relating to business combinations with interested stockholders.
See Article XI, Section 1 of the Proposed Certificate of Incorporation.
Provisions Related to Status as Blank Check Company (Advisory Governing Documents Proposal D)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Certificate of Incorporation does not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.
See Article 49 of our Articles of Association.
Adoption of Supermajority Vote Requirement to Amend the Proposed Governing Documents (Advisory Governing Documents Proposal E)	The Existing Governing Documents provide that amendments to change Tailwind Two’s name, alter or add to the Articles of Association, alter or add to the amended and restated memorandum of association of Tailwind Two with respect to any objects, powers or other matters specified therein or to reduce its	The Proposed Governance Documents require the affirmative vote of (i) at least two-thirds of the voting power of the outstanding shares to amend or repeal the Proposed Bylaws, (ii) at least two-thirds of the voting power of the outstanding shares (both voting together as a single class and separately by

Existing Governing Documents	Proposed Certificate of Incorporation

share capital or any capital redemption reserve fund may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting, and any other amendment may be made by a regular resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy card and entitled to vote thereon and who vote at a general meeting.
See Article 18 of our Articles of Association.

class) to amend or repeal Articles V(i), V(2), VI(3), VII and VIII of the Proposed Certificate of Incorporation, and (iii) at least two-thirds of the voting power of the outstanding shares to remove a director.
See Articles IX and X of the Proposed Certificate of Incorporation.

Q.
How will the Domestication affect my Tailwind Two Ordinary Shares, Tailwind Two Warrants and Tailwind Two Units?

A.
In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Tailwind Two Class A Ordinary Share and each issued and outstanding Tailwind Two Class B Ordinary Share will be converted automatically, on a one-for-one basis, into shares of New Terran Orbital Common Stock; (ii) each issued and outstanding whole warrant to purchase Tailwind Two Class A Ordinary Shares will be converted automatically into a warrant to purchase one share of New Terran Orbital Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Tailwind Two Warrant Agreement; and (iii) each issued and outstanding Tailwind Two Unit that has not been previously separated into the underlying Tailwind Two Class A Ordinary Share and underlying one-third of one Public Warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of New Terran Orbital Common Stock and one-third of one New Terran Orbital Public Warrant. See “Proposal No. 2 — The Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding share of Terran Orbital (including shares of Terran Orbital common stock issued and outstanding as of immediately prior to the Effective Time pursuant to the Terran Orbital Preferred Stock Conversion and the Terran Orbital Warrant Settlement, and other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be automatically converted into the right to receive a number of shares of New Terran Orbital Common Stock, outstanding Terran Orbital options to purchase shares of Terran Orbital (whether vested or unvested) will be exchanged for comparable options to purchase New Terran Orbital Common Stock and the outstanding and unvested restricted stock awards and restricted stock units of Terran Orbital will be cancelled in exchange for comparable restricted stock and restricted stock unit awards to be settled in shares of New Terran Orbital Common Stock, in each case, based on the Exchange Ratio.
Q.
What are the U.S. federal income tax consequences of the Domestication?

A.
As discussed more fully under “Material U.S. Federal Income Tax Considerations,” the Domestication generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as Tailwind Two, this result is not entirely free from doubt. In the case of a transaction, such as the Domestication, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F), and subject to the discussion of the “passive foreign investment company” (“PFIC”) rules below, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders” below) generally will be subject to Section 367(b) of the Code and, as a result of the Domestication:
•
a U.S. Holder whose public shares have a fair market value of less than $50,000 on the date of the Domestication generally should not recognize any gain or loss and will not be required to include any part of Tailwind Two’s earnings in income;

•
a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock generally should recognize gain (but not loss) on the exchange of public shares for shares of New Terran Orbital Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its public shares provided certain other requirements are satisfied; and

•
a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock generally should be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its public shares provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (participation exemption).

Tailwind Two does not expect to have significant cumulative earnings and profits through the date of the Domestication.
Furthermore, even if the Domestication qualifies as a “reorganization” under Section 368(a)(1)(F) of the Code, a U.S. Holder of public shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its public shares for shares of New Terran Orbital Common Stock pursuant to the Domestication under the PFIC rules of the Code equal to the excess, if any, of the fair market value of the shares of New Terran Orbital Common Stock received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding public shares surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Considerations”.
Additionally, the Domestication may cause non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s shares of New Terran Orbital Common Stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. As more fully described in the section entitled “Material U.S. Federal Income Tax Considerations,” because of the inherently factual nature of the tests under the applicable Treasury Regulations to determine the applicability of Section 367(b) of the Code to any particular U.S. Holder, the uncertainty regarding the application of certain provisions of the PFIC rules and the inherently factual nature of the PFIC status of Tailwind Two, counsel is unable to opine on the application of the these rules to a U.S. Holder on the receipt of New Terran Orbital Common Stock in exchange for public shares in the Domestication. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Income Tax Considerations.”
Q.
Do I have redemption rights?

A.
If you are a holder of Tailwind Two Class A Ordinary Shares, you have the right to request that we redeem all or a portion of your shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the Tailwind Two Class A Ordinary Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Tailwind Two Class A Ordinary Shares with respect to more than an aggregate of 15% of the Tailwind Two Class A Ordinary Shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Tailwind Two Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Initial Shareholders have agreed, for no consideration, to waive their redemption rights with respect to all of their Tailwind Two Ordinary Shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q.
How do I exercise my redemption rights?

A.
If you are a public shareholder and wish to exercise your right to redeem the Tailwind Two Class A Ordinary Shares, you must:

(i)
hold Tailwind Two Class A Ordinary Shares;

(ii)
submit a written request to Continental, Tailwind Two’s transfer agent, in which you (i) request that we redeem all or a portion of your Tailwind Two Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your Tailwind Two Class A Ordinary Shares to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their Tailwind Two Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on March 18, 2022 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.
The address of Continental, Tailwind Two’s transfer agent, is listed under the question “Who can help answer my questions?” below.
Public Shareholders will be entitled to request, at least two business days prior to the Extraordinary General Meeting, that their Tailwind Two Class A Ordinary Shares be redeemed for a pro rata portion of the amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). For illustrative purposes, as of September 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding Tailwind Two Class A Ordinary Share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our Public Shareholders, regardless of whether such Public Shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to Public Shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request for redemption, once made by a holder of Tailwind Two Class A Ordinary Shares, may not be withdrawn unless the Tailwind Two Board determines (in its sole discretion) to permit such redemption request (which it may do in whole or in part).
Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, at least two business days prior to the Extraordinary General Meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the Extraordinary General Meeting.
If a holder of Tailwind Two Class A Ordinary Shares properly makes a request for redemption and the Tailwind Two Class A Ordinary Shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the Tailwind Two Class A Ordinary Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and, accordingly, it is shares of New Terran Orbital Common Stock that will be redeemed immediately after consummation of the Business Combination.
Q.
What are the U.S. federal income tax consequences of exercising my redemption rights?

A.
We expect that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders”) that exercises its redemption rights to receive cash from the trust account in exchange for its shares of New Terran Orbital Common Stock will generally be treated as selling such shares of New Terran Orbital Common Stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of shares of New Terran Orbital Common Stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption by any public shareholder, U.S. Holders exercising redemption rights will take into account the potential tax consequences of Section 367(b) of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “Material U.S. Federal Income Tax Considerations — U.S. Holders.” All holders of our public shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.
Q.
What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.
Following the closing of our Initial Public Offering, an amount equal to $345,000,000 ($10.00 per Tailwind Two Class A Ordinary Share) of the net proceeds from our Initial Public Offering and the sale of the Private Placement Warrants was placed in the Trust Account. As of September 30, 2021, funds in the trust account totaled approximately $345,055,724 and were held in money market funds. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the Tailwind Two Class A Ordinary Shares if we are unable to complete a business combination by March 9, 2023, subject to applicable law.

If our initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the Trust Account for general corporate purposes, including for maintenance or expansion of operations of New Terran Orbital, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”
Q.
What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.
Our Public Shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

If a Public Shareholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Assuming that 29.3 million Tailwind Two Class A Ordinary Shares held by Public Shareholders (or approximately 85.0% of the Tailwind Two Class A Ordinary Shares outstanding) were redeemed, each of the retained outstanding Public Warrants (which will become New Terran Orbital Public Warrants following the Closing) would each have a market value of approximately $0.3573 per warrant based on the closing price of the Public Warrants on the NYSE on February 7, 2022. If a substantial number of, but not all, Public Shareholders exercise their redemption rights, but choose to exercise their retained warrants once they become exercisable, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised and additional shares of New Terran Orbital Common Stock are issued.
In no event will New Terran Orbital redeem Tailwind Two Class A Ordinary Shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and the Debt Financing or if we would not have funds legally available therefor.
Additionally, as a result of redemptions, the trading market for the New Terran Orbital Common Stock may be less liquid than the market for the Tailwind Two Class A Ordinary Shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for NYSE, Nasdaq or another national securities exchange.
The below sensitivity table shows the potential impact of redemptions on the pro forma book value per share of the shares owned by non-redeeming shareholders in a no redemption scenario, three illustrative redemption scenarios, and a maximum redemption scenario. The sensitivity table below also sets forth (x) the potential additional dilutive impact of each of the below additional dilution sources in each redemption scenario, and (y) the effective underwriting fee incurred in connection with the Initial Public offering in each redemption scenario.

	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 50% Redemption(3)		Assuming 75% Redemption(4)		Assuming Maximum Redemption(5)
	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Stockholders
Terran Orbital Stockholders(6)	112,574,014	68.0%	112,574,014	71.9%	112,574,014	76.2%	112,574,014	81.0%	112,574,014	83.1%
Tailwind Two Public Shareholders	34,500,000	20.9%	25,875,000	16.5%	17,250,000	11.7%	8,625,000	6.2%	5,175,000	3.8%
Tailwind Two Initial Shareholders(7)	8,625,000	5.2%	8,625,000	5.5%	8,625,000	5.8%	8,625,000	6.2%	8,625,000	6.4%
PIPE Investors	5,080,409	3.1%	5,080,409	3.2%	5,080,409	3.4%	5,080,409	3.6%	5,080,409	3.7%
Debt Providers	4,662,217	2.8%	4,486,196	2.9%	4,310,176	2.9%	4,134,155	3.0%	4,063,747	3.0%
Total Shares Outstanding Excluding “Additional Dilution Sources”	165,441,640	100.0%	156,640,619	100.0%	147,839,599	100.0%	139,038,578	100.0%	135,518,170	100.0%
Total Pro Forma Equity Value Post-Redemptions ($’000)(8)	$1,654,416		$1,566,406		$1,478,396		$1,390,386		$1,355,182
Total Pro Forma Book Value
Post-Redemptions ($’000)(9)	$244,785		$171,788		$98,791		$25,794		$(3,405)
Pro Forma Book Value Per Share(10)	$1.48		$1.10		$0.67		$0.19		$(0.03)
	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 50% Redemption(3)		Assuming 75% Redemption(4)		Assuming Maximum Redemption(5)
	Ownership in Shares	Equity %(11)	Ownership in Shares	Equity %(11)	Ownership in shares	Equity %(11)	Ownership in shares	Equity %(11)	Ownership in shares	Equity %(11)
Additional Dilution Sources
New Terran Orbital Warrants
New Terran Orbital Public Warrants	11,500,000	5.2%	11,500,000	5.4%	11,500,000	5.7%	11,500,000	6.0%	11,500,000	6.1%
New Terran Orbital Private Placement Warrants	7,800,000	3.5%	7,800,000	3.7%	7,800,000	3.9%	7,800,000	4.0%	7,800,000	4.1%

	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 50% Redemption(3)		Assuming 75% Redemption(4)		Assuming Maximum Redemption(5)
	Ownership in Shares	Equity %(11)	Ownership in Shares	Equity %(11)	Ownership in shares	Equity %(11)	Ownership in shares	Equity %(11)	Ownership in shares	Equity %(11)
Subtotal Public and Private Placement Warrants	19,300,000	8.7%	19,300,000	9.1%	19,300,000	9.5%	19,300,000	10.0%	19,300,000	10.2%
Debt Provider Warrants	13,079,345	5.9%	12,450,700	5.9%	11,822,056	5.8%	11,193,412	5.8%	10,941,954	5.8%
Subtotal All Warrants	32,379,345	14.6%	31,750,700	15.0%	31,122,056	15.4%	30,493,412	15.8%	30,241,954	16.0%
New Terran Restricted Stock Units	15,768,829	7.1%	15,768,829	7.4%	15,768,829	7.8%	15,768,829	8.2%	15,768,829	8.3%
New Terran Options – Gross shares reserved	2,105,557	1.0%	2,105,557	1.0%	2,105,557	1.0%	2,105,557	1.1%	2,105,557	1.1%
New Terran Restricted Stock Units – $11 condition	2,946,150	1.3%	2,946,150	1.4%	2,946,150	1.5%	2,946,150	1.5%	2,946,150	1.6%
New Terran Restricted Stock Units – $13 condition	2,492,905	1.1%	2,492,905	1.2%	2,492,905	1.2%	2,492,905	1.3%	2,492,905	1.3%
Total Additional Dilution Sources	55,692,786	25.2%	55,064,141	26.0%	54,435,497	26.9%	53,806,853	27.9%	53,555,395	28.3%
Total Shares Outstanding Excluding Additional Dilution Sources	165,441,640	74.8%	156,640,619	74.0%	147,839,599	73.1%	139,038,578	72.1%	135,518,170	71.7%
Total Shares Outstanding Including Additional Dilution Sources	221,134,426	100.0%	211,704,760	100.0%	202,275,096	100.0%	192,845,431	100.0%	189,073,565	100.0%
	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 50% Redemption(3)		Assuming 75% Redemption(4)		Assuming Maximum Redemption(5)
Deferred Discount	Amount ($)	% of Trust Account(13)	Amount ($)	% of Trust Account(13)	Amount ($)	% of Trust Account(13)	Amount ($)	% of Trust Account(13)	Amount ($)	% of Trust Account(13)
Effective Deferred Discount ($’000)(12)	$12,075	3.5%	$12,075	4.7%	$12,075	7.0%	$12,075	14.0%	$12,075	23.3%

(1)
This scenario assumes that no Tailwind Two Class A Ordinary Shares are redeemed by the Public Shareholders.

(2)
This scenario assumes that 8,625,000 Tailwind Two Class A Ordinary Shares are redeemed by the Public Shareholders.

(3)
This scenario assumes that 17,250,000 Tailwind Two Class A Ordinary Shares are redeemed by the Public Shareholders.

(4)
This scenario assumes that 25,875,000 Tailwind Two Class A Ordinary Shares are redeemed by the Public Shareholders.

(5)
This scenario assumes that 29,325,000 Tailwind Two Class A Ordinary Shares are redeemed by the Public Shareholders.

(6)
Excludes shares acquired by existing Terran Orbital Stockholders in the PIPE Financing and shares reserved for restricted stock units and options. Includes approximately 0.24 million shares related to the Terran Orbital Warrant True-Up.

(7)
Includes 8,625,000 shares held by the Initial Shareholders originally acquired prior to or in connection with Tailwind Two’s Initial Public Offering (including 75,000 shares held by Tommy Stadlen).

(8)
Pro forma equity value shown at $10.00 per share in the no redemption scenario, the 25% redemption scenario, the 50% redemption scenario, the 75% redemption scenario and the maximum redemption scenario.

(9)
See “Unaudited Pro Forma Condensed Combined Financial Information” for pro forma book value in the no redemption scenario and the maximum redemption scenario. Pro forma book value for the (i) 25% redemption scenario, is the result of (a) the no redemption scenario pro forma book value less (b) 25/85th of the difference between the no redemption scenario pro forma book value and the maximum redemptions scenario pro forma book value, (ii) 50% redemption scenario, is the result of (a) the no redemption scenario pro forma book value less (b) 50/85th of the difference between the no redemption scenario pro forma book value and the maximum redemptions scenario pro forma book value, (iii) 75% redemption scenario, is the result of (a) the no redemption scenario pro forma book value less (b) 75/85th of the difference between the no redemption scenario pro forma book value and the maximum redemptions scenario pro forma book value.

(10)
Pro forma book value per share is a result of pro forma book value divided by total shares outstanding excluding additional dilutive sources.

(11)
The Equity % with respect to each Additional Dilution Source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issuable with respect to the applicable Additional Dilution Source in the numerator and the full amount of shares issued with respect to the Total Additional Dilution Sources in the denominator. For example, in the 50% Redemption Scenario, the Equity % with respect to the New Terran Orbital Public Warrants would be calculated as follows: (a) 11,500,000 shares issuable pursuant to the New Terran Orbital Public Warrants; divided by (b) (i) 147,839,599 shares (the number of shares outstanding excluding the Additional Dilution Sources prior to any issuance pursuant to the New Terran Orbital Public Warrants) plus (ii) 54,435,497 shares included in the Additional Dilution Sources.

(12)
Includes other capital markets advisory fees to be paid upon consummation of the Business Combination.

(13)
The percent of Trust Account with respect to the Deferred Discount is the result of (i) $12.075 million divided by (ii) the result of (a) $345,055,724 (which is the approximate total funds in the Trust Account as of September 30, 2021) multiplied by (b) the following, as applicable: (1) in the no redemption scenario, 100%, (2) in the 25% redemption scenario, 75%, (3) in the 50% redemption scenario, 50%, (4) in the 75% redemption scenario, 25% and (5) in the maximum redemption scenario, 15%.

Q.
What conditions must be satisfied to complete the Business Combination?

A.
The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) approval of the

Business Combination Agreement and the Merger by the Terran Orbital stockholders; (iii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iv) Tailwind Two having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and the Debt Financing; (v) the Net Debt Condition; (vi) the approval by NYSE or Nasdaq of our initial listing application in connection with the Business Combination (also see “Risk Factors — The NYSE or Nasdaq may delist New Terran Orbital’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New Terran Orbital to additional trading restrictions.”); (vii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; (viii) the consummation of the Domestication; (ix) the requisite consents have been obtained from Terran Orbital’s equityholders and noteholders; (x) either (a) the FP Note Purchase Agreement shall have been executed and the financing pursuant to such agreements shall be available to Terran Orbital on the terms provided in the Commitment Letter, or (y) definitive documents shall have been executed by Terran Orbital with respect to alternative financing arrangements mutually acceptable to Terran Orbital and Tailwind Two; and (xi) the absence of a Terran Orbital Material Adverse Effect. Therefore, unless these conditions are waived by both Tailwind Two and Terran Orbital in the case of (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x) and by Terran Orbital in the case of (xi), the Business Combination Agreement could terminate and the Business Combination may not be consummated.
For more information about conditions to the consummation of the Business Combination, see “Proposal No. 1 — The Business Combination Proposal — Conditions to Closing of the Business Combination.”
Q.
When do you expect the Business Combination to be completed?

A.
It is currently expected that the Business Combination will be consummated in the first quarter of 2022. This date depends, among other things, on the approval of the proposals to be put to Tailwind Two Shareholders at the Extraordinary General Meeting. However, such Extraordinary General Meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the Extraordinary General Meeting and we elect to adjourn the Extraordinary General Meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to Tailwind Two shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Tailwind Two Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting or (B) in order to solicit additional proxies from Tailwind Two Shareholders in favor of one or more of the proposals at the Extraordinary General Meeting. For a description of the conditions for the completion of the Business Combination, see “Proposal No. 1 — The Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q.
What happens if the Business Combination is not consummated?

A.
Tailwind Two will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If Tailwind Two is not able to consummate the Business Combination with Terran Orbital nor able to complete another business combination by March 9, 2023, in each case, as such date may be extended pursuant to our Existing Governing Documents, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Tailwind Two Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Tailwind Two Class A Ordinary Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.
Q.
Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A.
Our shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q.
What do I need to do now?

A.
We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.
How do I vote?

A.
If you are a holder of record of Tailwind Two Ordinary Shares on February 4, 2022 (the “Record Date”), you may vote in person or virtually at the Extraordinary General Meeting or by submitting a proxy for the Extraordinary General Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

Voting by Mail.   By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Extraordinary General Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Extraordinary General Meeting so that your shares will be voted if you are unable to attend the Extraordinary General Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m., Eastern Time, on March 21, 2022.
Voting in Person at the Meeting.   If you attend the Extraordinary General Meeting and plan to vote in person, you will be provided with a ballot at the Extraordinary General Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Extraordinary General Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote in person, you will need to bring to the Extraordinary General Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. For additional information, please see the section entitled “Extraordinary General Meeting of Tailwind Two.”
Voting Electronically.   You may attend, vote and examine the list of shareholders entitled to vote at the Extraordinary General Meeting by visiting https://www.cstproxy.com/tailwindtwoacquisition/2022 and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.
Q.
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Extraordinary General Meeting. Your broker, bank or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker, bank or other nominee to vote your shares in accordance with directions you provide.
Q.
When and where will the Extraordinary General Meeting be held?

A.
The Extraordinary General Meeting will be held at 9:00 a.m., Eastern Time, on March 22, 2022, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting, unless the Extraordinary General Meeting is adjourned.

Shareholders may attend the Extraordinary General Meeting in person, however in view of the ongoing COVID-19 pandemic, we are taking precautionary measures in line with the guidance from public health authorities and therefore encourage you to attend the Extraordinary General Meeting virtually. If you wish to attend the Extraordinary General Meeting in person, you must reserve your attendance at least two business days in advance of the Extraordinary General Meeting by contacting Tailwind Two’s investor relations department at Team@TailwindAcquisition.com by 9:00 a.m., Eastern Time, on March 18, 2022 (two business days prior to the meeting date).
Q.
How will the COVID-19 pandemic impact in-person voting at the general meeting?

A.
We intend to hold the Extraordinary General Meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees. We plan to announce any such updates in a press release filed with the SEC and on our proxy website at https://www.cstproxy.com/tailwindtwoacquisition/2022, and we encourage you to check this website prior to the meeting if you plan to attend.

Q.
How do I attend the virtual Extraordinary General Meeting?

A.
If you are a registered shareholder, you will receive a proxy card from the Transfer Agent. The form contains instructions on how to attend the virtual Extraordinary General Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact the Transfer Agent at 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the virtual Extraordinary General Meeting starting March 15, 2022 at 9:00 a.m., Eastern Time (five business days prior to the meeting date). Enter the URL address into your browser https:// www.cstproxy.com/tailwindtwoacquisition/2022, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Extraordinary General Meeting you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Extraordinary General Meeting.
Shareholders who hold their investments through a bank or broker, will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Extraordinary General Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. Either way you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.
If you do not have access to Internet, you can listen only to the meeting by dialing 1 800-450-7155 (toll-free) (or +1 857-999-9155 if you are located outside the United States and Canada (standard rates apply)) and when prompted enter the pin number 636285#. Please note that you will not be able to vote or ask questions at the Extraordinary General Meeting if you choose to participate telephonically.

Q.
Will shareholders of Tailwind Two be able to ask questions during the general meeting?

A.
Shareholders of Tailwind Two will be able to ask questions about the Business Combination during the general meeting, as time and restrictions to the meeting format due to the evolving coronavirus (COVID‑19) situation permit.

Q.
What impact will the COVID-19 Pandemic have on the Business Combination?

A.
Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak on the business of Tailwind Two and Terran Orbital, and there is no guarantee that efforts by Tailwind Two and Terran Orbital to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If Tailwind Two or Terran Orbital is unable to recover from a business disruption on a timely basis, the Business Combination and New Terran Orbital’s business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus outbreak and become more costly. Each of Tailwind Two and Terran Orbital may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.

Q.
Who is entitled to vote at the Extraordinary General Meeting?

A.
We have fixed February 4, 2022 as the record date for the Extraordinary General Meeting. If you were a shareholder of Tailwind Two at the close of business on the record date, you are entitled to vote on matters that come before the Extraordinary General Meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the Extraordinary General Meeting.

Q.
How many votes do I have?

A.
Tailwind Two Shareholders are entitled to one vote at the Extraordinary General Meeting for each Tailwind Two Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date for the Extraordinary General Meeting, there were 43,125,000 Tailwind Two Ordinary Shares issued and outstanding, of which 34,500,000 were issued and outstanding Tailwind Two Class A Ordinary Shares.

Q.
What constitutes a quorum?

A.
A quorum of Tailwind Two shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if one or more Tailwind Two Shareholders who together hold not less than a majority of the issued and outstanding Tailwind Two Ordinary Shares entitled to vote at the Extraordinary General Meeting are represented in person or by proxy at the Extraordinary General Meeting. As of the Record Date for the Extraordinary General Meeting, 21,562,501 Tailwind Two Ordinary Shares would be required to achieve a quorum.

Q.
What vote is required to approve each proposal at the Extraordinary General Meeting?

A.
The following votes are required for each proposal at the Extraordinary General Meeting:

(i)
Business Combination Proposal:   The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(ii)
Domestication Proposal:   The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(iii)
Charter Proposal:   The approval of the Charter Proposal requires a special resolution under

Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter at the Extraordinary General Meeting.
(iv)
Advisory Governing Documents Proposals:   The approval, on a non-binding advisory basis, of each of the Advisory Governing Documents Proposals requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The Advisory Governing Documents Proposals are are voted upon on a nonbinding advisory basis only.

(v)
Exchange Proposal:   The approval of the Exchange Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(vi)
Incentive Equity Plan Proposal:   The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(vii)
Adjournment Proposal:   The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

Q.
What are the recommendations of the Tailwind Two Board?

A.
The Tailwind Two Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Tailwind Two and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Advisory Governing Documents Proposals, “FOR” the Exchange Proposal, “FOR” the Incentive Equity Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Extraordinary General Meeting.

The existence of financial and personal interests of one or more of Tailwind Two’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Tailwind Two and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Tailwind Two’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Tailwind Two’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q.
How do Sponsor and the other Initial Shareholders intend to vote their shares?

A.
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the Public Shareholders in connection with an initial business combination, our Initial Shareholders have agreed to vote all their shares in favor of all the proposals being presented at the Extraordinary General Meeting. As of the date of this proxy statement/prospectus, our Initial Shareholders own approximately 20% of the issued and outstanding Tailwind Two Ordinary Shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, Terran Orbital and/or their directors, officers, advisors or respective affiliates may purchase Tailwind Two Class A Ordinary Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Tailwind Two Class A Ordinary Shares or vote their Tailwind Two Class A Ordinary Shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.
In the event that our Initial Shareholders, Terran Orbital and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Advisory Governing Documents Proposals, the Exchange Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter (ii) the Domestication Proposal and the Charter Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter, (iii) otherwise limit the number of Tailwind Two Class A Ordinary Shares electing to redeem and (iv) New Terran Orbital’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and the Debt Financings.
Entering into any such arrangements may have a depressive effect on the Tailwind Two Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Extraordinary General Meeting or the redemption threshold.
Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Q.
What happens if I sell my Tailwind Two Ordinary Shares before the Extraordinary General Meeting?

A.
The record date for the Extraordinary General Meeting is earlier than the date of the Extraordinary General Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Tailwind Two Class A Ordinary Shares after the applicable Record Date, but before the Extraordinary General Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q.
May I change my vote after I have mailed my signed proxy card?

A.
Yes. Shareholders may send a later-dated, signed proxy card to our general counsel at our address set forth below so that it is received by our general counsel prior to the vote at the Extraordinary General Meeting (which is scheduled to take place on March 22, 2022) or attend the Extraordinary General Meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our general counsel, which must be received by our general counsel prior to the vote at the Extraordinary General Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.
What happens if I fail to take any action with respect to the Extraordinary General Meeting?

A.
If you fail to vote with respect to the Extraordinary General Meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder of New Terran Orbital. If you fail to vote with respect to the Extraordinary General Meeting and the Business Combination is not approved, you will remain a shareholder of Tailwind Two. However, if you fail to vote with respect to the Extraordinary General Meeting, you will nonetheless be able to elect to redeem your Tailwind Two Class A Ordinary Shares in connection with the Business Combination.

Q.
What should I do if I receive more than one set of voting materials?

A.
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q.
Who will solicit and pay the cost of soliciting proxies for the Extraordinary General Meeting?

A.
Tailwind Two will pay the cost of soliciting proxies for the Extraordinary General Meeting. Tailwind Two has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the Extraordinary General Meeting. Tailwind Two has agreed to pay Morrow a fee of $37,500, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Tailwind Two will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Tailwind Two Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Tailwind Two Class A Ordinary Shares and in obtaining voting instructions from those owners. Tailwind Two’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.
Where can I find the voting results of the Extraordinary General Meeting?

A.
The preliminary voting results will be announced at the Extraordinary General Meeting. Tailwind Two will publish final voting results of the Extraordinary General Meeting in a Current Report on Form 8-K within four business days after the Extraordinary General Meeting.

Q.
Who can help answer my questions?

A.
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and brokers call: (203) 658-9400
E-mail: TWNT.info@investor.morrowsodali.com
You also may obtain additional information about Tailwind Two from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of Tailwind Two Class A Ordinary Shares and you intend to seek redemption of your Tailwind Two Class A Ordinary Shares, you will need to deliver your Tailwind Two Class A Ordinary Shares (either physically or electronically) to Continental, Tailwind Two’s transfer agent, at the address below prior to the Extraordinary General Meeting. Holders must complete the procedures for electing to redeem their Tailwind Two Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on March 18, 2022 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004
Attention: Proxy Services
E-mail: proxy@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Extraordinary General Meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.”
Business Summary
Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “we,” “us,” “our” and other similar terms refer to Terran Orbital and its subsidiaries prior to the Business Combination and to New Terran Orbital and its consolidated subsidiaries after giving effect to the Business Combination.
Company Overview
Terran Orbital is a U.S.-based manufacturer, owner and operator of satellites and related space-based solutions that provide Earth observation, data and analytics to defense, intelligence, civil and commercial end users. Through its subsidiary Tyvak Nano-Satellite Systems Inc. (“Terran Orbital Satellite Solutions”), Terran Orbital is a leading provider of next-generation, turnkey satellite solutions focused primarily on the small satellite market. Drawing from over a decade of its satellite solutions and mission support experience, Terran Orbital is developing, through its PredaSAR subsidiary (“Terran Orbital Earth Observation Solutions”), a constellation of NextGen Earth observation (“EO”) satellites using unique Synthetic Aperture Radar (“SAR”) data and electro-optical capabilities to provide EO data and mission solutions that it believes will be distinguished by breadth of coverage, revisit rates and ability to observe and detect during day and night and through clouds and other interference. Terran Orbital is a leader in satellite technology and satellite solutions serving U.S. government defense, intelligence and civil agencies, including the U.S. Department of Defense (the “DoD”), the Space Development Agency (the “SDA”) and the National Aeronautics and Space Administration (“NASA”), as well as aerospace and defense prime contractors, including Lockheed Martin and numerous other governmental and commercial businesses that operate in the high-growth sectors of satellite, space-based solutions.
Terran Orbital Satellite Solutions works with established customers across federal agencies, including the DoD, Intelligence Community and major defense prime contractors. It also supports commercial and academic customers. Through Terran Orbital Satellite Solutions, Terran Orbital currently delivers end-to-end satellite solutions including spacecraft design, development, launch services and on-orbit operations for critical missions across a number of applications in a variety of orbits. Terran Orbital Satellite Solutions has over 65 flight-proven modules and devices which enable Terran Orbital to rapidly respond to customer needs. This deep portfolio of knowledge in design engineering teams has led to the track record of mission success, demonstrated by Terran Orbital Satellite Solutions’ over 80 missions executed. Terran Orbital Satellite Solutions continues to support numerous successful marquee agencies, including NASA and SDA.
In addition, Terran Orbital Earth Observation Solutions has commenced building satellites and intends to continue to develop and launch the largest commercially operated NextGen Earth Observation satellite constellation. Terran Orbital Earth Observation Solutions plans to provide near persistent global coverage and near real-time, mission-critical Earth observation data. Its first constellation of 96 satellites is currently planned to be completed and in-orbit by 2026, with the first satellite expected to launch in 2022. Terran Orbital Earth Observation Solutions’ satellite constellation is projected to achieve under 10-minute average revisit rates (the rate at which a satellite constellation revisits a certain position over Earth, with higher revisit rates allowing more constant monitoring of the Earth’s surface) once fully deployed. Terran Orbital Earth Observation Solutions’ satellite constellation relies on proprietary technology developed and owned by Terran Orbital. The satellites will feature SAR capabilities, which permit day and night observance through clouds and other interference. In addition, Terran Orbital Earth Observation Solutions plans to provide secondary payload solutions and onboard data processing capabilities on its satellite constellation, including sensors, optical links or other mission solutions. Terran Orbital Satellite Solutions will manufacture Terran Orbital Earth Observation Solutions’ satellite constellation.
Terran Orbital incurred a net loss of $15.7 million and $10.5 million for the years ended December 31, 2019 and December 31, 2020, respectively, has incurred net losses of approximately $58 million from its inception through December 31, 2020 and does not expect to become profitable in the near future and may never achieve profitability. Terran Orbital also expects its operating expenses to increase over the next several years as it scales its operations, increases research and development efforts relating to new offerings and technologies, and hires more employees. Upon consummation of the Business Combination, New Terran Orbital will also have a substantial amount of indebtedness, consisting of approximately $75 million to $200 million of indebtedness under the Francisco Partners Facility and the Terran Orbital Existing Notes (as defined below) at the date of Closing, depending on the percentage of the Tailwind Two Class A Ordinary Shares that are redeemed by shareholders in connection with the Business Combination.
The Parties to the Business Combination
Tailwind Two
Tailwind Two is a blank check company incorporated on November 18, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Tailwind Two has neither engaged in any operations nor generated any revenue to date. Based on Tailwind Two’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On March 9, 2021, Tailwind Two consummated an initial public offering of 34,500,000 Tailwind Two Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Tailwind Two Units, at an offering price of $10.00 per Tailwind Two Unit, and a private placement with the Sponsor of 7,800,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant.
Following the closing of Tailwind Two’s Initial Public Offering, an amount equal to $345,000,000 of the net proceeds from its Initial Public Offering and the sale of the Private Placement Warrants was placed in the Trust Account. The Trust Account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of September 30, 2021, funds in the Trust Account totaled approximately $345,055,724 and were held in money market funds. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of Tailwind Two’s initial business combination, (ii) the redemption of any Tailwind Two Class A Ordinary Shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the Tailwind Two Class A Ordinary Shares if Tailwind Two does not complete a business combination by March 9, 2023, or (iii) the redemption of all of the Tailwind Two Class A Ordinary Shares if Tailwind Two is unable to complete a business combination by March 9, 2023, subject to applicable law.
The Tailwind Two Class A Ordinary Shares are currently listed on NYSE under the symbol “TWNT”.
Tailwind Two’s principal executive office is located at 150 Greenwich Street, 29th Floor, New York, NY 10006, and its telephone number is (212) 266-0085. Tailwind Two’s corporate website address is https://twnt.tailwindacquisition.com/. Tailwind Two’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Terran Orbital
Terran Orbital is a Delaware corporation.

Terran Orbital’s principal executive office is located at 6800 Broken Sound Parkway, Suite 200, Boca Raton, Florida 33487, and its telephone number is (561) 988-1704. Terran Orbital’s corporate website address is /www.terranorbital.com. Terran Orbital’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
There is no public market for shares of Terran Orbital common stock.
Merger Sub
Merger Sub is a Delaware corporation and wholly-owned subsidiary of Tailwind Two formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.
Merger Sub’s principal executive office is located at 150 Greenwich Street, 29th Floor, New York, NY 10006, and its telephone number is (212) 266-0085.
Proposals to be Put to the Shareholders of Tailwind Two at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the Extraordinary General Meeting of Tailwind Two and certain transactions contemplated by the Business Combination Agreement. Each of the proposals below, except the Advisory Governing Documents Proposals and the Adjournment Proposal, is cross-conditioned on the approval of each other. The Advisory Governing Documents Proposals are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the Extraordinary General Meeting.
As discussed in this proxy statement/prospectus, Tailwind Two is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the date of Closing, promptly following the consummation of the Domestication, Merger Sub will merge with and into Terran Orbital, with Terran Orbital as the surviving company in the Merger and, after giving effect to such Merger, Terran Orbital shall be a wholly-owned subsidiary of Tailwind Two. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding share of Terran Orbital (including shares of Terran Orbital common stock issued and outstanding as of immediately prior to the Effective Time pursuant to the Terran Orbital Preferred Stock Conversion and the Terran Orbital Warrant Settlement, in each case after giving effect thereto, and other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be automatically converted into the right to receive a number of shares of New Terran Orbital Common Stock, outstanding Terran Orbital options to purchase shares of Terran Orbital (whether vested or unvested) will be exchanged for comparable options to purchase New Terran Orbital Common Stock and the outstanding and unvested restricted stock awards and restricted stock units of Terran Orbital will be cancelled in exchange for comparable restricted stock and restricted stock unit awards to be settled in shares of New Terran Orbital Common Stock, in each case, based on the Exchange Ratio.
After consideration of the factors identified and discussed in the section entitled “Proposal No. 1 — The Business Combination Proposal — The Tailwind Two Board’s Reasons for the Business Combination,” the Tailwind Two Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for Tailwind Two’s Initial Public Offering, including that the businesses of Terran Orbital had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Proposal No. 1 — The Business Combination Proposal.”
Consideration to Terran Orbital Equityholders in the Business Combination
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding share of Terran Orbital (including shares of Terran Orbital common stock issued and outstanding as of immediately prior to the Effective Time pursuant to the Terran Orbital

Preferred Stock Conversion and the Terran Orbital Warrant Settlement, in each case after giving effect thereto, and other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be automatically converted into the right to receive a number of shares of New Terran Orbital Common Stock, outstanding Terran Orbital options to purchase shares of Terran Orbital (whether vested or unvested) will be exchanged for comparable options to purchase New Terran Orbital Common Stock and the outstanding and unvested restricted stock awards and restricted stock units of Terran Orbital will be cancelled in exchange for comparable restricted stock and restricted stock unit awards to be settled in shares of New Terran Orbital Common Stock, in each case, based on the Exchange Ratio.
For further details, see “Proposal No. 1 — The Business Combination Proposal — Business Combination Consideration.”
Conditions to Closing of the Business Combination
The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) approval of the Business Combination Agreement and the Merger by the Terran Orbital stockholders; (iii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iv) Tailwind Two having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and the Debt Financing; (v) the Net Debt Condition; (vi) the approval by NYSE or Nasdaq of our initial listing application in connection with the Business Combination (also see “Risk Factors — The NYSE or Nasdaq may delist New Terran Orbital’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New Terran Orbital to additional trading restrictions.”); (vii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; (viii) the consummation of the Domestication; (ix) the requisite consents have been obtained from Terran Orbital’s equityholders and noteholders; (x) either (a) the FP Note Purchase Agreement shall have been executed and the financing pursuant to such agreements shall be available to Terran Orbital on the terms provided in the Commitment Letter, or (y) definitive documents shall have been executed by Terran Orbital with respect to alternative financing arrangements mutually acceptable to Terran Orbital and Tailwind Two; and (xi) the absence of a Terran Orbital Material Adverse Effect. Therefore, unless these conditions are waived by both Tailwind Two and Terran Orbital in the case of (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x) and by Terran Orbital in the case of (xi), the Business Combination Agreement could terminate and the Business Combination may not be consummated. For more information about conditions to the consummation of the Business Combination, see “Proposal No. 1 — The Business Combination Proposal — Conditions to Closing of the Business Combination.”
Domestication Proposal
As discussed in this proxy statement/prospectus, Tailwind Two will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the board of directors of Tailwind Two has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of Tailwind Two’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Tailwind Two is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon Domestication, New Terran Orbital will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Governing Documents and the Proposed Certificate of Incorporation. The approval of each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”
For further details, see “Proposal No. 2 — The Domestication Proposal,” “Proposal No. 3 — The Charter Proposal” and “Proposal No. 4 through 8 — The Advisory Governing Documents Proposals.”

The Charter Proposal
Tailwind Two will ask its shareholders to approve the amendment and restatement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Certificate of Incorporation, under the DGCL, including the authorization of the change in authorized share capital as indicated therein and the change of name of Tailwind Two to “Terran Orbital Corporation” We encourage shareholders to carefully consult the information set out below under “Proposal No. 3 — The Charter Proposal” of this proxy statement/prospectus and a complete copy of the Proposed Certificate of Incorporation that is attached hereto as Annex C.
Advisory Governing Documents Proposals
Tailwind Two will ask its shareholders to approve, on a non-binding advisory basis, the following governance proposals in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Certificate of Incorporation and Proposed Bylaws, under the DGCL. The Tailwind Two Board has unanimously approved each of the Advisory Governing Documents Proposals and believes such proposals are necessary to adequately address the needs of New Terran Orbital after the Business Combination. A brief summary of each of the Advisory Governing Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Certificate of Incorporation.
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Advisory Governing Documents Proposal A — an amendment to change the authorized share capital of Tailwind Two from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 to (ii) 300,000,000 shares of New Terran Orbital Common Stock, par value $0.0001 per share and 50,000,000 shares of New Terran Orbital Preferred Stock, par value $0.0001 per share.

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Advisory Governing Documents Proposal B — an amendment to authorize the New Terran Orbital Board to issue any or all shares of New Terran Orbital Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Terran Orbital Board and as may be permitted by the DGCL.

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Advisory Governing Documents Proposal C — an amendment to remove the ability of New Terran Orbital stockholders to take action by written consent in lieu of a meeting.

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Advisory Governing Documents Proposal D — certain other changes in connection with the replacement of the Existing Governing Documents with the Proposed Certificate of Incorporation as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Tailwind Two Acquisition Corp.” to “Terran Orbital Corporation” (which is expected to occur after the consummation of the Merger), (ii) making New Terran Orbital’s corporate existence perpetual, (iii) electing not to be governed by Section 203 of the DGCL relating to business combinations with interested stockholders, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Tailwind Two Board believes is necessary to adequately address the needs of New Terran Orbital after the Business Combination.

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Advisory Governing Documents Proposal E — an amendment to require the affirmative vote of the holders of (i) at least two thirds (2/3) of the total voting power of all the then-outstanding shares of New Terran Orbital’s stock entitled to vote thereon, and voting as a single class, to amend or repeal the Proposed Bylaws (or a majority of the total voting power of the then-outstanding shares of capital stock of New Terran Orbital entitled to vote on such amendment or repeal, voting together as a single class if the New Terran Orbital Board recommends the approval of such amendment or repeal); (ii) at least two thirds (2/3) of the total voting power of all the then-outstanding shares of New Terran Orbital’s stock entitled to vote thereon, and voting as a single class, and at least two thirds (2/3) of the then-outstanding shares of each class entitled to vote thereon as a class, voting separately as a class in order to amend or repeal Articles V(1), V(2), VI(3), VII and VIII of the Proposed Certificate of Incorporation; and (iii) at least two thirds (2/3) of the total voting power of all the then-outstanding shares of New Terran Orbital’s stock entitled to vote thereon, voting as a single class in order to remove a director.

The Proposed Governing Documents differs in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “Advisory Governing Documents Proposals” and the full text of the Proposed Certificate of Incorporation and Proposed Bylaws of New Terran Orbital, attached hereto as Annex C and Annex D, respectively.
Exchange Proposal
Our shareholders are also being asked to approve, by ordinary resolution, the Exchange Proposal. The New Terran Orbital Common Stock will be listed on either NYSE (as the Tailwind Two Class A Ordinary Shares are listed) or Nasdaq and, as such, we are seeking shareholder approval for issuance of New Terran Orbital Common Stock in connection with the Business Combination, the Debt Financing and the PIPE Financing pursuant to NYSE Listing Rule 312.03 or Nasdaq Listing Rule 5635, as applicable.
For additional information, see “Proposal No. 9 — The Exchange Proposal.”
Incentive Equity Plan Proposal
Our shareholders are also being asked to approve, by ordinary resolution, the Incentive Equity Plan Proposal. Pursuant to the 2021 Incentive Plan, a number of shares of New Terran Orbital Common Stock equal to 10% of New Terran Orbital Common Stock that are outstanding on an as-converted and as-redeemed basis as of the date immediately following the consummation of the Business Combination will be reserved for issuance under the 2021 Incentive Plan. The 2021 Incentive Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2022 and ending on and including January 1, 2031, by 3% of the outstanding number of shares of New Terran Orbital Common Stock on the immediately preceding December 31, or such lesser amount as determined by the Board of New Terran Orbital. For additional information, see “Proposal No. 10 — The Incentive Equity Plan Proposal.” The full text of the 2021 Incentive Plan is attached hereto as Annex E.
Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the Extraordinary General Meeting to authorize Tailwind Two to consummate the Business Combination, the Tailwind Two Board may submit a proposal to adjourn the Extraordinary General Meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting to a later date or dates. For additional information, see “Proposal No. 11 — The Adjournment Proposal.”
Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Exchange Proposal and the Incentive Equity Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.
The Tailwind Two Board’s Reasons for the Business Combination
The Tailwind Two Board, in evaluating the Business Combination, consulted with its management and financial, legal, tax and accounting advisors. In reaching its unanimous resolution (a) that it was fair to and in the best interests of Tailwind Two and the Tailwind Two Shareholders, and that it was advisable, to enter into the Business Combination Agreement and the ancillary documents to which Tailwind Two is or will be a party and to consummate the transactions contemplated thereby (including the Merger), (b) to adopt and approve the execution, delivery and performance by Tailwind Two of the Business Combination Agreement, the ancillary documents to which Tailwind Two is or will be a party and the transactions contemplated thereby (including the Merger), (c) to recommend that the Tailwind Two Shareholders entitled to vote thereon vote in favor of each of the Business Combination Proposal, the Charter Proposal, the Governing Documents Proposals, the Exchange Proposal, the Incentive Equity Plan Proposal and, if applicable, the Adjournment Proposal and (d) to direct that each of the Business Combination Proposal, the Charter Proposal, the Governing Documents Proposals, the Exchange Proposal, the Incentive Equity

Plan Proposal and, if applicable, the Adjournment Proposal be submitted to the Tailwind Two Shareholders for approval, the Tailwind Two Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Tailwind Two Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Tailwind Two Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Tailwind Two Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.”
The Tailwind Two Board considered a number of factors pertaining to Terran Orbital and the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:
Reliable and recurring revenue model.   The Tailwind Two Board’s belief that Terran Orbital has a highly predictable revenue stream from existing customers. Terran Orbital has also been successful in consistently expanding the scope of its initial customer contracts and attracting follow on orders from existing customers.
Opportunity for sustainable organic growth.   The Tailwind Two Board’s belief that Terran Orbital is a market leader in an attractive and growing industry with an already successful business and strong growth prospects. Terran Orbital’s core business is in the process of scaling and Terran Orbital expects to be able to improve the gross margin of its core business over time. Terran Orbital has made significant investments in its systems and personnel and the Tailwind Two Board believed that as Terran Orbital’s business further scales, this infrastructure may be further leveraged to increase profitability.
Large addressable market.   Terran Orbital competes in a total addressable market estimated at more than $300 billion over the next five years. If Terran Orbital pursues other opportunities in the SAR and small satellite industry, Terran Orbital’s potential addressable market will continue to grow.
Fairness Opinion.   The Tailwind Two Board also reviewed the financial analyses provided by Houlihan Lokey, and the opinion of Houlihan Lokey to the Tailwind Two Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Tailwind Two Board dated October 27, 2021), as to the fairness, from a financial point of view, to Tailwind Two of the Transaction Share Consideration to be issued by Tailwind Two in the Merger pursuant to the Business Combination Agreement. The Tailwind Two Board was not required under the Existing Governing Documents to obtain the fairness opinion but did so as part of its due diligence, evaluation of the Business Combination and to better support its financial evaluation of Terran Orbital which assisted Tailwind Two Board in making their decision that the transaction was attractive and fair to Tailwind Two and its shareholders.
Substantial post-closing economic interest in New Terran Orbital.   If the Business Combination were consummated, Tailwind Two Shareholders (other than Tailwind Two Shareholders that sought redemption of the Tailwind Two Class A Ordinary Shares) would have a substantial economic interest in New Terran Orbital and as a result would have a continuing opportunity to benefit from the success of New Terran Orbital following the consummation of the Business Combination.
Continued Ownership by Sellers.   The Tailwind Two Board considered that Terran Orbital’s existing equityholders would be receiving a significant amount of New Terran Orbital Common Stock as its consideration and that, unless one or more stockholders properly demand appraisal of their shares of Terran Orbital pursuant to Section 262 of the DGCL (and do not fail to perfect, effectively withdraw or otherwise lose their right to appraisal), 100% of the existing equityholders of Terran Orbital are receiving equity interests in New Terran Orbital as set forth in the Business Combination Agreement and related transactions, which would represent approximately 71.1% of the pro forma ownership of the combined company after Closing, assuming none of Tailwind Two’s current Public Shareholders exercise their redemption rights in connection with the Business Combination.
Experienced management team.   The Tailwind Two Board’s belief that Terran Orbital has a strong management team. This management team, led by its Chief Executive Officer, Marc Bell, intends to remain with New Terran Orbital in the capacity as managers and directors, which is expected to provide important continuity in advancing Terran Orbital’s strategic and growth goals.
Due diligence.   The Tailwind Two Board reviewed and discussed in detail the results of the due diligence examination of Terran Orbital conducted by Tailwind Two’s management team and Tailwind Two’s financial, legal, tax and accounting advisors, which included virtual meetings with the management team and advisors of Terran Orbital regarding Terran Orbital’s business and business plan, operations, prospects and forecasts, valuation analyses with respect to the Business Combination and other material matters, as well general financial, legal, tax and accounting due diligence.
Support of key stockholders.   The fact that (i) key Terran Orbital stockholders representing approximately 90.7% of the then outstanding voting power of Terran Orbital entered into Terran Orbital Holder Support Agreements, demonstrating such Terran Orbital stockholders’ support of the Business Combination, (ii) certain Terran Orbital equityholders committed to invest over $40 million of an aggregate of $50.8 million in the PIPE Financing and (iii) Lockheed Martin and Beach Point have agreed to the Debt Rollover, demonstrating conviction in Terran Orbital business’ continued success and growth following the Business Combination.
Terran Orbital stockholder lock-up.   The fact that stockholders of Terran Orbital have agreed, subject to certain exceptions set forth in the Investor Rights Agreement, to be subject to a six-month lock-up in respect of their shares of New Terran Orbital Common Stock received in the Business Combination (subject to a potential share price trigger release and certain other customary exceptions).
The Francisco Partners Facility.   The fact that Francisco Partners intends to provide the Francisco Partners Facility to Terran Orbital in connection with the Transaction.
Transaction proceeds.   The fact that (i) the Business Combination is expected to provide significant gross proceeds to New Terran Orbital, assuming minimal redemptions by the Tailwind Two Shareholders of their Tailwind Two Ordinary Shares, and (ii) such proceeds are expected to provide sufficient funding required for Terran Orbital’s continuing development.
Other alternatives.   The Tailwind Two Board’s belief that, after a thorough review of other business combination opportunities reasonably available to Tailwind Two, that the Business Combination represents the best potential business combination for Tailwind Two and the most attractive opportunity for Tailwind Two’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential business combination targets, and the Tailwind Two Board’s belief that such process has not presented a better alternative.
Negotiated transaction.   The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions were the product of arm’s length negotiations between Tailwind Two and Terran Orbital.
The Tailwind Two Board also considered a variety of uncertainties and risks and other potentially negative factors related to Terran Orbital’s business and prospects and related to the Business Combination including, but not limited to, the following:
Risk that benefits may not be achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved (including as a result of difficulty of Terran Orbital to operate as a public company), or may not be achieved within the expected timeframe.
Liquidation of Tailwind Two.   The risks and costs to Tailwind Two if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Tailwind Two being unable to effect a business combination by March 9, 2023 and force Tailwind Two to liquidate.
Redemption risk.   The potential that a significant number of Public Shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Tailwind’s Existing Governing Documents, which would reduce the gross proceeds to New Terran Orbital from the Business Combination, which could hinder New Terran Orbital’s ability to continue its development.

Exclusivity.   The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Tailwind Two from soliciting other business combination proposals, which restricts Tailwind Two’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.
Shareholder vote.   The risk that Tailwind Two’s Shareholders may fail to provide the votes necessary to effect the Business Combination.
Macroeconomic risks.   The risk that the future financial performance of New Terran Orbital may not meet the Tailwind Two Board’s expectations due to factors in New Terran Orbital’s control or out of its control, including business failing to perform, economic cycles or other macroeconomic factors.
Closing conditions.   The fact that completion of the Business Combination and the funding of the Francisco Partners Facility is conditioned on the satisfaction of certain closing conditions that are not within Tailwind Two’s control, including approval by Tailwind Two’s Shareholders, approval by NYSE or Nasdaq of the initial listing application in connection with the Business Combination and the satisfaction of the Net Debt Condition.
Post-Business Combination corporate governance.   The fact that the board of directors of New Terran Orbital will be classified and that all New Terran Orbital directors will not be elected annually.
Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.
Fees and expenses.   The expected fees and expenses associated with the Business Combination, some of which would be payable regardless of whether the Business Combination is ultimately consummated, including the quarterly fees to be paid to the Insider PIPE Investor or its affiliate in return for the Insider PIPE Investor’s $30.0 million investment in the PIPE Financing and the vendor agreements requiring $20 million of purchase commitments from two affiliates of AE Industrial Partners over three years in return for AE Industrial Partners entering into the Subscription Agreements.
In addition to considering the factors described above, the Tailwind Two Board also considered other factors including, without limitation:
Interests of Certain Persons.   The Tailwind Two Sponsor and the members of the Tailwind Two Board and executive officers of Tailwind Two have interests in the Business Combination Proposal, the other proposals described in this proxy statement/prospectus and the Business Combination that are different from, or in addition to, those of Tailwind Two Shareholders generally. The Tailwind Two Board reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Tailwind Two Board the Business Combination Agreement and the transactions contemplated therein, including the Business Combination. In addition, the Tailwind Two Board also considered the conflicts that any director or officer of Tailwind Two had specifically with respect to Terran Orbital or the third-party financing obtained in connection with the Business Combination.
Other risks.   The various risks associated with the Business Combination, the business of Terran Orbital, including New Terran Orbital, and the business of Tailwind Two, as described in the section entitled “Risk Factors” of this proxy statement/prospectus.
The Tailwind Two Board concluded that the potential benefits expected to be received by Tailwind Two and the Tailwind Two Shareholders as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the Tailwind Two Board unanimously resolved (a) that it was fair to and in the best interests of Tailwind Two and the Tailwind Two Shareholders, and that it was advisable, to enter into the Business Combination Agreement and the ancillary documents to which Tailwind Two is or will be a party and to consummate the transactions contemplated thereby (including the Merger), (b) to adopt and approve the execution, delivery and performance by Tailwind Two of the Business Combination Agreement, the ancillary documents to which Tailwind Two is or will be a party and the transactions contemplated thereby (including the Merger), (c) to recommend that the Tailwind Two Shareholders entitled to vote thereon vote in favor of each of the

Business Combination Proposal, the Charter Proposal, the Governing Documents Proposals, the Exchange Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal and (d) to direct that each of the Business Combination Proposal, the Charter Proposal, the Governing Documents Proposals, the Exchange Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal be submitted to the Tailwind Two Shareholders for approval.
Related Agreements
This section describes certain additional agreements entered into or to be entered into in connection with the Business Combination Agreement. For additional information, see “Proposal No. 1 — The Business Combination Proposal — Other Agreements.”
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, (a) Tailwind Two, (b) the Tailwind Two Sponsor, (c) Terran Orbital and (d) each of Philip Krim, Chris Hollod, Matthew Eby, Tommy Stadlen, Wisdom Lu, Boris Revsin and Michael Kim, each of whom is a member of the Tailwind Two Board and/or management (collectively, the “Insiders”), entered into the Sponsor Letter Agreement, pursuant to which, among other things, the Tailwind Two Sponsor and Tommy Stadlen agreed to: (i) vote in favor of each of the transaction proposals to be voted upon at the Extraordinary General Meeting, including approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger); (ii) waive any adjustment to the conversion ratio set forth in the governing documents of Tailwind Two or any other anti-dilution or similar protection with respect to Tailwind Two (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise); (iii) be bound by certain transfer restrictions with respect to his, her or its shares in Tailwind Two prior to the Closing; and (iv) agreed to be bound by certain covenants and agreements set forth in the Business Combination Agreement. In addition, pursuant to the Sponsor Letter Agreement, subject to, and conditioned upon the occurrence of, and effective as of immediately prior to, the closing of the Business Combination, each of Tailwind Two, the Tailwind Two Sponsor and the Insiders have agreed to terminate the lock-up provisions in respect of the Tailwind Two Class B Ordinary Shares that are set forth in Section 5(a) of that certain letter agreement, dated as of March 4, 2021, by and among Tailwind Two, the Tailwind Two Sponsor and the Insiders, which included, among other restrictions, a one year lock-up restriction on the Tailwind Two Class B Ordinary Shares following an initial business combination (subject to certain exceptions). Following the consummation of the Business Combination, the Tailwind Two Sponsor will be subject to the lock-up provisions described in the Investor Rights Agreement.
A copy of the Sponsor Letter Agreement is filed with this proxy statement/prospectus and is incorporated herein by reference, and the foregoing description of the Sponsor Letter Agreement is qualified in its entirety by reference thereto.
PIPE Financing (Private Placement)
Concurrently with the execution of the Business Combination Agreement, Tailwind Two entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), including affiliates of Lockheed Martin, Beach Point and AE Industrial Partners, as well as an affiliate of Mr. Daniel Staton, a director and shareholder of Terran Orbital (the “Insider PIPE Investor”, and together with the PIPE Investors, the “Investors”). Pursuant to the Subscription Agreements, the Investors agreed to subscribe for and purchase, and Tailwind Two agreed to issue and sell to such Investors, immediately prior to the Closing, an aggregate of 5,080,409 shares of New Terran Orbital Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of approximately $50.8 million (the “PIPE Financing”). The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that Tailwind Two will grant the investors in the PIPE Financing certain customary registration rights. Tailwind Two will, within 45 days after the consummation of the Business Combination, file with the SEC a registration statement registering the resale of such shares of New Terran Orbital Common Stock and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof and will not be subject to any form of monetary penalty for its failure to do so.

The Subscription Agreement for the Insider PIPE Investor contains a provision whereby in return for the Insider PIPE Investor’s $30.0 million investment in the PIPE Financing, in addition to the shares to be received by the Insider PIPE Investor in the PIPE Financing, the Insider PIPE Investor or its affiliate will also receive a quarterly fee of $1.875 million for sixteen (16) quarters beginning at the end of the first quarter following the consummation of the Business Combination; the first years’ payments are to be paid in cash and the remaining payments are to be paid, subject to subordination to and compliance with New Terran Orbital’s debt facilities, in cash or stock at the discretion of New Terran Orbital. The Insider PIPE Investor’s investment in the PIPE Financing, in addition to the investments made by the Other PIPE Investors in the PIPE Financing, was intended to provide immediate liquidity to New Terran Orbital upon consummation of the Business Combination as alternative equity financings were not otherwise available. See “Proposal No. 1 — The Business Combination Proposal — Background to the Business Section.” There is no service being provided in connection with the quarterly fees; once all quarterly fees have been paid, the shares to be received by the Insider PIPE Investor in the PIPE Financing will effectively have been issued for no consideration other than the value to New Terran Orbital of the immediate liquidity at consummation of the Business Combination. In addition, in connection with entering into the Subscription Agreement with AE Industrial Partners, Terran Orbital entered into vendor agreements requiring $20 million of purchase commitments from two affiliates of AE Industrial Partners over three years from the Closing Date.
Investor Rights Agreement
Concurrently with the execution of the Business Combination Agreement, Terran Orbital, Tailwind Two, the Tailwind Two Sponsor, Tommy Stadlen, certain of Terran Orbital’s stockholders and other parties thereto, including Daniel Staton, Lockheed Martin, Beach Point and Francisco Partners, entered into an investor rights agreement (the “Investor Rights Agreement”) pursuant to which, such parties were granted certain customary registration rights with respect to their respective Registrable Securities (as defined in the Investor Rights Agreement), in each case, on the terms and subject to the conditions set forth therein. The Investor Rights Agreement provides that New Terran Orbital will grant the investors party thereto certain customary registration rights. New Terran Orbital will, within 45 days after the consummation of the Business Combination, file with the SEC a registration statement registering the resale of such shares of New Terran Orbital Common Stock and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof and will not be subject to any form of monetary penalty for its failure to do so; provided however that other than Francisco Partners, and subject to certain exceptions, the investors shall be subject to a six month lock-up after the consummation of the Business Combination.
Terran Orbital Holder Support Agreements
Concurrently with the execution of the Business Combination Agreement, certain equityholders and noteholders of Terran Orbital (collectively, the “Terran Orbital Holders”) entered into transaction support agreements (collectively, the “Terran Orbital Holder Support Agreements”) with Tailwind Two and Terran Orbital, pursuant to which the Terran Orbital Holders have agreed to, among other things, (i) consent to and vote in favor of the Business Combination Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Business Combination.
Affiliates of Lockheed Martin Corporation (“Lockheed Martin”) and Beach Point Capital (“Beach Point”), each of which are noteholders of Terran Orbital, have each further agreed, conditional upon certain other events, pursuant to the Terran Orbital Holder Support Agreements to, at their option, (a) exchange up to $25.0 million (in the case of Lockheed Martin) and $25.0 million (in the case of Beach Point) of aggregate principal amount of senior secured notes due 2026 (the “Existing Notes”) outstanding issued by Terran Orbital pursuant to the Note Purchase Agreement, dated as of March 8, 2021, by and among Terran Orbital, the guarantors party thereto, the purchasers party thereto and Lockheed Martin, as authorized representative (as amended, the “Existing Note Purchase Agreement”), for the same principal amount of debt to be issued under, and governed by, a new loan agreement or note purchase agreement or (b) keep outstanding such amounts (up to $25.0 million (in the case of Lockheed Martin) and $25.0 million (in the case of Beach Point) of aggregate principal amount of Existing Notes outstanding) under the Existing Note Purchase Agreement, in each case of (a) or (b), such debt shall have substantially similar terms as the terms of the Francisco Partners Facility (as defined below), except that such replacement loans or notes will not have call protection ((a) and/or (b) collectively, the “Debt Rollover”). The $25.0 million Debt Rollover from Beach Point will be available upon the Closing, and up to $25.0 million Debt Rollover from Lockheed Martin will be available ratably with the availability of the Conditional Notes (as defined below) depending on the percentage of Tailwind Two Class A Ordinary Shares that are redeemed by shareholders in connection with the Business Combination.
Upon funding of the Pre-Combination Notes (as defined below) on November 24, 2021, each of Lockheed Martin and Beach Point shall receive from Terran Orbital penny warrants to purchase shares of common stock of Terran Orbital equal to 0.25% of the fully diluted shares of Terran Orbital on the same valuation and terms and conditions as provided to Francisco Partners in connection with the Pre-Combination Notes. In the event of the consummation of the Business Combination, such warrants shall terminate and each holder shall receive in lieu thereof (1) shares of New Terran Orbital Common Stock equal to 0.25% of the fully diluted shares of New Terran Orbital Common Stock as of immediately following the Closing plus (2) warrants to purchase New Terran Orbital Common Stock with respect to 0.83333% of the fully diluted shares of New Terran Orbital Common Stock as of immediately following the Closing at a strike price of $10.00 per share (the “LM/BP New Terran Warrants”).
The Terran Orbital Holder Support Agreements with each of Lockheed Martin and Beach Point generally provide that the applicable Terran Orbital Holder may, in relevant part, terminate its obligations under its respective Terran Orbital Holder Support Agreement in the event of (i) any amendment, waiver or modification of the Business Combination Agreement without such holder’s prior written consent that has the effect of (A) decreasing the merger consideration to be paid in the Business Combination, (B) changing the form of such merger consideration, or (C) imposing any material restrictions or additional material conditions on the consummation of the Business Combination or the payment of such merger consideration or otherwise in a manner material and adverse to such holder, or (ii) any amendment, waiver or modification in a manner adverse to such holder of the Investor Rights Agreement (as defined below), any Subscription Agreement (as defined below) to which such holder is a party, the FP Note Purchase Agreement (as defined below) or any other agreement related to transactions contemplated by the Business Combination to which such holder is a party or under which such holder has rights without such holder’s prior written consent.
Amendment to Existing Note Purchase Agreement
Pursuant to the terms of the relevant Terran Orbital Holder Support Agreements, on November 24, 2021 Lockheed Martin and Beach Point entered into the fifth amendment to the Existing Note Purchase Agreement (the “Fifth Amendment”) pursuant to which, as Required Purchasers under and as defined in the Existing Note Purchase Agreement, they, among other things, consented to Terran Orbital incurring obligations related to the Pre-Combination Notes (as defined below) under the FP Note Purchase Agreement (as defined below), aligning cash interest payments prior to March 8, 2024 with the terms of cash interest payments under the FP Note Purchase Agreement and the entry into a first lien intercreditor agreement.
Francisco Partners Note Purchase Agreement
On November 24, 2021 (the “FP NPA Closing Date”), Terran Orbital entered into a note purchase agreement (the “FP Note Purchase Agreement”) with Wilmington Savings Fund Society, FSB, as agent, certain managed funds or investment vehicles of FP Credit Partners, L.P., as the purchasers, and the guarantors from time to time party thereto to provide for the issuance and sale of senior secured notes in an aggregate principal amount up to $150.0 million (the “Francisco Partners Facility”), consisting of (i) $30.0 million of senior secured notes which were drawn on the FP NPA Closing Date (the “Pre-Combination Notes”) and (ii) up to an additional $120.0 million senior secured notes that are drawable at Closing (the “Combination Notes”), up to $100.0 million of which will be available in whole or in part (the “Conditional Notes”) depending on the percentage of Class A ordinary shares of Tailwind Two that are redeemed by shareholders in connection with the Business Combination; by way of illustration, 100% of the Conditional Notes will be available if holders of 85% of the issued and outstanding shares of Tailwind Two exercise their redemption rights and 25% of the Conditional Notes will be available if holders of 25% of the issued and outstanding shares of Tailwind Two exercise their redemption rights, with other amounts being available based on different percentages of redemptions. The other $20.0 million of the Combination

Notes is available at Closing regardless of the percentage of Class A ordinary shares of Tailwind Two that are redeemed. The Francisco Partners Facility has (i) a five-year maturity, bearing interest at a rate of 9.25% per annum (subject to increase in the event that (i) the Business Combination Agreement is terminated or (ii) the Business Combination fails to occur by the later of (x) April 28, 2022 and (y) to the extent extended pursuant to the Business Combination Agreement to a date no later than May 16, 2022, the Termination Date (as defined in the Business Combination Agreement as amended) (an “Enhanced Protection Event”)), (ii) an original issue discount (OID) of $5.0 million, which was paid on the FP NPA Closing Date and (iii) call protection. The availability of the Combination Notes is subject to the satisfaction of certain conditions as set forth in the FP Note Purchase Agreement.
The obligations under the Francisco Partners Facility are guaranteed by Tyvak Nano-Satellite Systems, Inc., and PredaSAR Corporation as of the FP NPA Closing Date, and will be guaranteed by each wholly-owned U.S. Subsidiary established, created or acquired by Terran Orbital after the FP NPA Closing Date and by New Terran Orbital following the consummation of the Business Combination (the “Guarantors”), subject to certain exceptions. The obligations are secured by substantially all assets of Terran Orbital and the Guarantors, subject to customary exceptions.
The Francisco Partners Facility requires Terran Orbital and its subsidiaries to make certain mandatory prepayments, with (i) 100% of net cash proceeds of all non- ordinary course asset sales or other dispositions of property and any extraordinary receipts, subject to the ability to reinvest such proceeds and certain other exceptions, and (ii) 100% of the net cash proceeds of any debt incurrence, other than debt permitted by the FP Note Purchase Agreement. Terran Orbital may prepay the Francisco Partners Facility at any time (i) in whole or in part if an Enhanced Protection Event has not occurred subject to a customary make-whole premium for any voluntary prepayment prior to the date that is 12 months following the FP NPA Closing Date (the “Callable Date”), followed by a call premium of (x) 3.0% on or prior to the first anniversary of the Callable Date, (y) 2.00% after the first anniversary but on or prior to the second anniversary of the Callable Date, and (z) thereafter at par and (ii) in whole if an Enhanced Protection Event has occurred, subject to payment of customary breakage costs and a customary make-whole premium for any voluntary prepayment prior to the maturity date.
The Francisco Partners Facility contains certain customary affirmative covenants, negative covenants and events of default. In addition, commencing with the first fiscal quarter ending after the Closing Date, the Francisco Partners Facility has a liquidity maintenance financial covenant that, subject to certain conditions, requires that as of the last day of each fiscal quarter, New Terran Orbital, Terran Orbital and its subsidiaries have an aggregate amount of unrestricted cash and cash equivalents of at least the greater of (a) $20,000,000 and (b) an amount equal to 15% of the total funded indebtedness of New Terran Orbital, Terran Orbital and its subsidiaries.
Upon funding of the Pre-Combination Notes on November 24, 2021, certain affiliates of Francisco Partners received from Terran Orbital penny warrants, which may be exercised within 30 days following the termination of the Merger Agreement, to purchase shares of common stock of Terran Orbital equal, in the aggregate, to 1.5% of the fully diluted shares of Terran Orbital. In the event of the consummation of the Business Combination, such warrants shall terminate and certain affiliates of Francisco Partners will be issued, immediately following the Closing, (1) a number of shares of New Terran Orbital Common Stock equal to 1.5% of the fully diluted shares of New Terran Orbital Common Stock outstanding as of immediately following the Closing, plus (2) an additional 1.0 million shares of New Terran Orbital Common Stock. In addition, as consideration for entering into the FP Note Purchase Agreement, certain affiliates of Francisco Partners will be issued warrants to purchase New Terran Orbital Common Stock consisting, in the aggregate, of 5.0% of New Terran Orbital Common Stock on a fully diluted basis as of immediately following the Closing at a strike price of $10.00 per share, redeemable at the option of Francisco Partners for $25.0 million in cash on the third anniversary of the Closing Date (the “FP New Terran Warrants” and together with the LM/BP New Terran Warrants, the “Debt Provider Warrants”).
Ownership of New Terran Orbital
As of the date of this proxy statement/prospectus, there are (i) 34,500,000 Tailwind Two Class A Ordinary Shares issued and outstanding and (ii) 8,625,000 Tailwind Two Class B Ordinary Shares issued and outstanding. As of the date of this proxy statement/prospectus, there is outstanding 7,800,000 Private

Placement Warrants held by the Sponsor and 11,500,000 Public Warrants. Each whole warrant entitles the holder thereof to purchase one Tailwind Two Class A Ordinary Share and, following the Domestication, will entitle the holder thereof to purchase one share of New Terran Orbital Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that no Tailwind Two Class A Ordinary Shares redeemed in connection with the Business Combination), Tailwind Two’s fully-diluted share capital would be 62,425,000 Tailwind Two Ordinary Shares.
The following table illustrates varying ownership levels in New Terran Orbital Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Public Shareholders and the following additional assumptions: (i) 112,574,014 shares of New Terran Orbital Common Stock are issued to the holders of securities of Terran Orbital at Closing, which would be the number of shares of New Terran Orbital Common Stock issued to these holders if Closing were to occur on February 9, 2022; (ii) 4,662,217 shares of New Terran Orbital Common Stock are issued to the Debt Providers; (iii) 5,080,409 shares of New Terran Orbital Common Stock are issued in the PIPE Financing; (iv) no Public Warrants, Private Placement Warrants or Debt Provider Warrants issued in connection with the Business Combination to purchase New Terran Orbital Common Stock that will be outstanding immediately following Closing have been exercised; (v) no options to purchase New Terran Orbital Common Stock outstanding as of February 9, 2022 have been exercised; and (vi) no restricted stock and restricted stock unit awards that will be outstanding immediately following Closing have been converted into common stock. Based on these assumptions, and assuming that no outstanding Tailwind Two Class A Ordinary Shares are redeemed in connection with the Business Combination, there would be approximately 165,441,640 shares of New Terran Orbital Common Stock outstanding immediately following the consummation of the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in New Terran Orbital will be different.
Pursuant to the Business Combination Agreement, the consideration to be received by the Terran Orbital equityholders in connection with the Business Combination will be an aggregate number of shares of New Terran Orbital Common Stock equal to (i) $1,300.0 million plus (x) $2,051,999, which reflects the estimated aggregate exercise price of all options of Terran Orbital with a post-closing exercise price of less than $10.00 per share if such options were exercised in full and (y) the estimated aggregate exercise price of all warrants of Terran Orbital which are settled in cash instead of shares upon the exercise of such warrants, in each case at the consummation of the Business Combination, divided by (ii) $10.00.
	Share Ownership in New Terran Orbital(1)
	No redemptions	Maximum redemptions(2)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Tailwind Two public shareholders(3)	20.9%	3.8%
Tailwind Two’s Initial Shareholders(4)	5.2%	6.4%
PIPE Investors(5)	3.1%	3.7%
Debt Providers(6)	2.8%	3.0%
Current Terran Orbital Stockholders(7)	68.0%	83.1%

(1)
The number of shares of New Terran Orbital Common Stock issued to the holders of securities of Terran Orbital at Closing will fluctuate based on the Exchange Ratio. As of February 9, 2022, assuming all such options and warrants are exercised for common stock on a “net settled” (i.e., cash-less exercise basis), the Exchange Ratio would be 27.578.

(2)
Assumes that 29.3 million shares of Tailwind Two Class A Ordinary Shares are redeemed for an aggregate payment of approximately $293 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. This redemption scenario is based on the maximum number of redemptions that may occur but which would still satisfy the conditions of the FP Financing and the Net Debt Condition in connection with the closing of the Business Combination assuming a hypothetical closing date of February 9, 2022.

(3)
Excludes shares acquired by certain public investors in connection with the PIPE Financing.

(4)
Includes 8,625,000 shares held by the Initial Shareholders originally acquired prior to or in connection with Tailwind Two’s Initial Public Offering (including 75,000 shares held by Tommy Stadlen).

(5)
Includes shares acquired by existing Terran Orbital Stockholders and Public Shareholders in the PIPE Financing.

(6)
Includes shares issued to the Debt Providers in connection with the debt financing, but excludes shares acquired by the Debt Providers in the PIPE Financing or held as existing Terran Orbital Stockholders.

(7)
Excludes shares acquired by existing Terran Orbital Stockholders in the PIPE Financing. Includes approximately 0.24 million shares related to the Terran Orbital Warrant True-Up.

For further details, see “Proposal No. 1 — The Business Combination Proposal — Consideration to Terran Orbital Equityholders in the Business Combination.”
Date, Time and Place of Extraordinary General Meeting of Tailwind Two’s Shareholders
The Extraordinary General Meeting of Tailwind Two, will be held at 9:00 a.m., Eastern Time, on March 22, 2022, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting, to consider and vote upon the proposals to be put to the Extraordinary General Meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, each of the Condition Precedent Proposals have not been approved.
Voting Power; Record Date
Tailwind Two Shareholders will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned Tailwind Two Ordinary Shares at the close of business on February 4, 2022, which is the “record date” for the Extraordinary General Meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date, there were 43,125,000 Tailwind Two Ordinary Shares issued and outstanding, of which 34,500,000 were issued and outstanding Tailwind Two Class A Ordinary Shares.
Quorum and Vote of Tailwind Two Shareholders
A quorum of Tailwind Two Shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the Extraordinary General Meeting are represented in person or by proxy at the Extraordinary General Meeting. As of the record date for the Extraordinary General Meeting, 21,562,501 Tailwind Two Ordinary Shares would be required to achieve a quorum.
The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the Extraordinary General Meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20% of the issued and outstanding Tailwind Two Ordinary Shares. See “Proposal No. 1 — The Business Combination Proposal — Other Agreements — Sponsor Letter Agreement” for more information related to the Sponsor Letter Agreement.
The proposals presented at the Extraordinary General Meeting require the following votes:
(i)
Business Combination Proposal:   The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(ii)
Domestication Proposal:   The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.
(iii)
Charter Proposal:   The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter at the Extraordinary General Meeting.

(iv)
Advisory Governing Documents Proposals:   The approval, on a non-binding advisory basis, of each of the Advisory Governing Documents Proposals requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(v)
Exchange Proposal:   The approval of the Exchange Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(vi)
Incentive Equity Plan Proposal:   The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

(viii)
Adjournment Proposal:   The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

Redemption Rights
Pursuant to the Existing Governing Documents, a public shareholder may request of Tailwind Two that New Terran Orbital redeem all or a portion of its Tailwind Two Class A Ordinary Shares for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of Tailwind Two Class A Ordinary Shares, you will be entitled to receive cash for any Tailwind Two Class A Ordinary Shares to be redeemed only if you:
(i)
hold Tailwind Two Class A Ordinary Shares;

(ii)
submit a written request to Continental, Tailwind Two’s transfer agent, in which you (i) request that New Terran Orbital redeem all or a portion of your Tailwind Two Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the Tailwind Two Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)
deliver your Tailwind Two Class A Ordinary Shares to Continental, Tailwind Two’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Tailwind Two Class A Ordinary Shares in the manner described above prior to 5:00 p.m. Eastern Time on March 18, 2022 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public Shareholders may elect to redeem all or a portion of the Tailwind Two Class A Ordinary Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Tailwind Two Class A Ordinary Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the Tailwind Two Class A Ordinary Shares that it holds and timely delivers its shares to Continental, Tailwind Two’s transfer agent, New Terran Orbital will redeem such Tailwind Two Class A Ordinary Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding Tailwind Two Class A Ordinary Shares. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its Tailwind Two Class A Ordinary Shares for cash and will no longer own Tailwind Two Class A Ordinary Shares. The redemption takes place following the Domestication and accordingly it is shares of New Terran Orbital Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Tailwind Two — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Tailwind Two Class A Ordinary Shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Tailwind Two Class A Ordinary Shares with respect to more than an aggregate of 15% of the Tailwind Two Class A Ordinary Shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Tailwind Two Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the Extraordinary General Meeting and waive their anti-dilution rights with respect to their Tailwind Two Class B Ordinary Shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20% of the issued and outstanding Tailwind Two Ordinary Shares. See “Proposal No. 1 — The Business Combination Proposal — Other Agreements — Sponsor Letter Agreement” for more information related to the Sponsor Letter Agreement.
Appraisal Rights
Tailwind Two Shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Tailwind Two has engaged Morrow to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Extraordinary General Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Tailwind Two — Revoking Your Proxy.”
Interests of Tailwind Two’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of the Tailwind Two Board to vote in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including Tailwind Two’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Tailwind Two shareholders generally. These interests include, among other things, the interests listed below:
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the fact that our Initial Shareholders have agreed, for no consideration, not to redeem any Tailwind Two Class A Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that the Sponsor paid an aggregate of $25,000 for the 8,625,000 Tailwind Two Class B Ordinary Shares currently owned by the Initial Shareholders and such securities will have a significantly higher value at the time of the Business Combination;

•
the fact that the Initial Shareholders paid $11,700,000 for its Private Placement Warrants, and that those Private Placement Warrants would be worthless if a business combination is not consummated by March 9, 2023;

•
the fact that the Initial Shareholders (and Tailwind Two’s officers and directors who are members of the Sponsor) has invested in Tailwind Two an aggregate of $11,725,000, comprised of the $25,000 purchase price for 8,625,000 Founder Shares and the $11,700,000 purchase price for 7,800,000 Private Placement Warrants. Subsequent to the initial purchase of the Founder Shares by the Sponsor, the Sponsor transferred 75,000 Founder Shares to Mr. Tommy Stadlen at a nominal purchase price of $0.003 per Founder Share prior to the closing of the Initial Public Offering. Assuming a trading price of $9.89 per Tailwind Two Class A Ordinary Share and $0.3573 per Tailwind Two Public Warrants (based upon the respective closing prices of the Tailwind Two Class A Ordinary Shares and the Tailwind Two Public Warrant on the NYSE on February 7, 2022), the 8,625,000 Founder Shares and 7,800,000 Private Placement Warrants would have an implied aggregate market value of $88,088,190. Even if the trading price of the shares of New Terran Orbital Common Stock were as low as $1.36 per share, the aggregate market value of the Founder Shares alone (without taking into account the value of the Private Placement Warrants) would be approximately equal to the initial investment in Tailwind Two by the Initial Shareholders. As a result, the Initial Shareholders are likely to be able to make a substantial profit on their investment in Tailwind Two at a time when shares of New Terran Orbital Common Stock have lost significant value. On the other hand, if Tailwind Two liquidates without completing a business combination before March 9, 2023, the Initial Shareholders will likely lose their entire investment in Tailwind Two;

•
the fact that the Sponsor and Tailwind Two’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•
the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Tailwind Two shareholders experience a negative rate of return in the post-business combination company;

•
the fact that the Initial Shareholders and Tailwind Two’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Tailwind Two fails to complete an initial business combination by March 9, 2023;

•
the fact that the Investor Rights Agreement has been entered into by the Sponsor and Mr. Tommy Stadlen (provided that the Investor Rights Agreement provides that Mr. Stadlen is entitled to have any shares of New Terran Orbital Common Stock held by him registered for resale on a resale shelf registration statement following consummation of the Business Combination);

•
the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to Tailwind Two in an aggregate amount of up to $1,500,000 may be converted into private placement warrants in connection with the consummation of the Business Combination;

•
the continued indemnification of Tailwind Two’s directors and officers and the continuation of Tailwind Two’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•
the fact that the Sponsor and Tailwind Two’s officers and directors will lose their entire investment in Tailwind Two and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by March 9, 2023. As of the date of this proxy statement/prospectus there are no outstanding out-of-pocket expenses for which the Sponsor and Tailwind Two’s officers and directors are awaiting reimbursement;

•
the fact that if the Trust Account is liquidated, including in the event Tailwind Two is unable to complete an initial business combination by March 9, 2023, the Sponsor has agreed to indemnify Tailwind Two to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Tailwind Two has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Tailwind Two, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and
•
the fact that Tailwind Two may be entitled to distribute or pay over funds held by Tailwind Two outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their Tailwind Two Ordinary Shares in favor of the proposals being presented at the Extraordinary General Meeting and waive their anti-dilution rights with respect to their Tailwind Two Class B Ordinary Shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20% of the issued and outstanding Tailwind Two Ordinary Shares. See “Proposal No. 1 — The Business Combination Proposal — Other Agreements — Sponsor Letter Agreement” in the proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, Terran Orbital and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Terran Orbital and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Advisory Governing Documents Proposals, the Exchange Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter (ii) the Domestication Proposal and the Charter Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter, (iii) otherwise limit the number of Tailwind Two Class A Ordinary Shares electing to redeem and (iv) New Terran Orbital’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and the Debt Financings.
Entering into any such arrangements may have a depressive effect on the Tailwind Two Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Tailwind Two’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Tailwind Two and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Tailwind Two’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Recommendation to Shareholders of Tailwind Two
The Tailwind Two Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Tailwind Two and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Exchange Proposal, “FOR” the Incentive Equity Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Extraordinary General Meeting.
The existence of financial and personal interests of one or more of Tailwind Two’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Tailwind Two and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Tailwind Two’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Tailwind Two’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Sources and Uses of Funds for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination assuming a Closing Date of September 30, 2021, and (i) assuming that no Tailwind Two Class A Ordinary Shares are redeemed in connection with the Business Combination (“No Redemption”) and (ii) assuming that 29,325,000 Tailwind Two Class A Ordinary Shares are redeemed in connection with the Business Combination (“Maximum Redemption”).
No Redemption
Source of Funds(1) (in millions)		Uses(1) (in millions)
		Estimated Transaction
Existing Cash held in Trust Account(2)	$345.0	Fees and Expenses(4)	$51.8
PIPE Financing	$50.8	Repayment of Senior Notes	$67.3
Pre-Combination Notes	$30.0	Cash to Balance Sheet	$347.4
Conditional Notes	$20.0	Senior Note Rollover	$25.0
Senior Note Rollover	$25.0
Cash on Balance Sheet(3)	$20.7
Total Sources	$491.5	Total Uses	$491.5
Maximum Redemption
Source of Funds(1) (in millions)		Uses(1) (in millions)
Existing Cash held in trust account(2)	$345.0	Estimated Transaction
		Fees and Expenses(4)	$51.8
PIPE Financing	$50.8	Repayment of Senior Notes	$42.3
Pre-Combination Notes	$30.0	Cash to Balance Sheet	$179.1
Conditional Notes	$120.0	Senior Note Rollover	$50.0

Source of Funds(1) (in millions)		Uses(1) (in millions)
Senior Note Rollover	$50.0	Shareholder Redemptions(5)	$293.3
Cash on Balance Sheet(3)	$20.7
Total Sources	$616.5	Total Uses	$616.5

(1)
Totals might be affected by rounding.

(2)
As of September 30, 2021.

(3)
Represents the aggregate cash on the unaudited consolidated balance sheets of Tailwind Two and Terran Orbital as of September 30, 2021.

(4)
Represents the total estimated transaction fees and expenses incurred by Tailwind Two and Terran Orbital as part of the Business Combination (including the FP Financing original issue discount and estimated premium for director & officer tail insurance).

(5)
Assumes the maximum number of Tailwind Two Class A Ordinary Shares that can be redeemed, while still satisfying the Net Debt Condition assuming a hypothetical closing of the transaction on February 9, 2022.

Material U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “Material U.S. Federal Income Tax Considerations.”
Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Tailwind Two Class A Ordinary Shares as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Terran Orbital immediately following the Domestication will be the same as those of Tailwind Two Class A Ordinary Shares immediately prior to the Domestication.
The Business Combination
The Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, Tailwind Two Class A Ordinary Shares has been treated as the “acquired” company for financial reporting purposes. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenario:
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The pre-combination equityholders of Terran Orbital will hold the majority of voting rights in New Terran Orbital;

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The pre-combination equityholders of Terran Orbital will have the right to appoint the majority of the directors on the New Terran Orbital Board;

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Senior management of Terran Orbital will comprise the senior management of New Terran Orbital; and

•
Operations of Terran Orbital will comprise the ongoing operations of New Terran Orbital.

Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Terran Orbital with the Business Combination being treated as the equivalent of Terran Orbital issuing stock for the net assets of Tailwind Two Class A Ordinary Shares, accompanied by a recapitalization. The net assets of Tailwind Two Class A Ordinary Shares will be stated at historical costs, with no goodwill or other intangible assets recorded.

Opinion of the Financial Advisor to Tailwind Two
On October 27, 2021, Houlihan Lokey orally rendered its opinion to the Tailwind Two Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Tailwind Two Board dated October 27, 2021), as to the fairness, from a financial point of view, to Tailwind Two of the Transaction Share Consideration to be issued by Tailwind Two in the Merger pursuant to the Business Combination Agreement.
Houlihan Lokey’s opinion was directed to the Tailwind Two Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to Tailwind Two of the Transaction Share Consideration to be issued by Tailwind Two in the Merger pursuant to the Business Combination Agreement and did not address any other aspect or implication of the Business Combination or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex K to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Tailwind Two Board, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Business Combination or otherwise, including, without limitation, whether holders of Tailwind Two Class A Ordinary Shares should redeem their shares or whether any party should participate in the PIPE Financing.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Tailwind Two portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. Pursuant to the HSR Act and the rules thereunder, if the FTC or the Antitrust Division has questions with respect to the transactions, the parties may pull and refile their HSR filings that would result in an additional 30 calendar day review. If the FTC or the Antitrust Division issues a request for “additional information and documentary materials, a Second Request, the waiting period with respect to the transactions will be extended for an additional period of 30 calendar days, or a different time period if agreed by the parties, after the date on which the filing parties each certify compliance with the Second Request, which can take significant time. On November 12, 2021 Tailwind Two and Terran Orbital filed the required forms under the HSR Act with the Antitrust Division and the FTC and requested early termination.
At any time before or after consummation of the Business Combination, notwithstanding termination or expiration of the waiting period under the HSR Act, the applicable competition authorities in the U.S. or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Terran Orbital’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Tailwind Two cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Tailwind Two cannot assure you as to its result.
None of Tailwind Two and Terran Orbital are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company
Tailwind Two is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Tailwind Two has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Tailwind Two, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Tailwind Two’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of Tailwind Two’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Smaller Reporting Company
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenue exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.
Risk Factors
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should carefully read and consider the factors described under “— Risk Factors Summary” and “Risk Factors.”
Risk Factors Summary
The transactions described in this proxy statement/prospectus involve various risks, and you should carefully read and consider the factors discussed under “Risk Factors.” The following is a summary of some of these risks.
Risks Relating to Terran Orbital’s Reliance on Government Contracts
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Terran Orbital relies indirectly on contracts with U.S. government entities for a substantial portion of its revenues, and its business is concentrated in a small number of primary contracts. The loss or reduction in scope of any one of Terran Orbital’s primary contracts would materially reduce Terran Orbital’s revenue.

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Terran Orbital has government customers, which subjects it to risks including early termination, audits, investigations, sanctions and penalties.

•
Disruptions in U.S. government operations and funding could have a material adverse effect on Terran Orbital’s revenues, earnings and cash flows and otherwise adversely affect Terran Orbital’s financial condition.

•
Terran Orbital’s business with various governmental entities is subject to the policies, priorities, regulations, mandates and funding levels of such governmental entities and may be negatively or positively impacted by any change thereto.

•
Changes in U.S. government policy regarding use of commercial data or space infrastructure / mission providers, or material delay or cancellation of certain U.S. government programs, may have a material adverse effect on Terran Orbital’s revenue and its ability to achieve its growth objectives.

•
Terran Orbital is subject to the U.S. Government’s security requirements, including the DoD’s National Industrial Security Program Operating Manual, for its facility and personnel security clearances, which are prerequisites to its ability to perform on classified contracts and work for the U.S. Government.

•
Some of Terran Orbital’s contracts with the U.S. Government may be classified or entail classified work, which may limit investor insight into portions of its business.

•
The U.S. Government could invoke the Defense Production Act (“DPA”) and require that Terran Orbital accept and prioritize contracts for materials deemed necessary for national defense, regardless of loss incurred on such business.

Other Risks Related to the Business and Industry of Terran Orbital
•
Terran Orbital is an early-stage company with a history of losses and may not achieve or maintain profitability.

•
Terran Orbital has a limited operating history and operates in a rapidly evolving industry, which makes it difficult to evaluate its business and future prospects and increases the risk of your investment.

•
Terran Orbital’s ability to successfully implement its business plan will depend on a number of factors outside of its control.

•
Terran Orbital may not be able to convert its orders in backlog or the sales opportunities represented in its pipeline into revenue.

•
If Terran Orbital fails to manage its future growth effectively, its business, prospects, operating results and financial condition may be materially adversely affected.

•
Terran Orbital Earth Observation Solutions’ satellite constellation, including the SAR technology and satellite bus size, are under design and development, have not been built or launched by it before and may not be completed on time or at all, may not work properly, and the costs associated with it may be greater than expected. There is technology, development and cost risk associated with Terran Orbital Earth Observation Solutions’ satellites that if not successfully managed will have a significant impact on Terran Orbital’s ability to successfully deploy and commercialize Terran Orbital Earth Observation Solutions’ business.

•
Because Terran Orbital’s satellites are complex and are deployed in complex environments, Terran Orbital’s satellites may have defects that are discovered only after full deployment to space, which could seriously harm Terran Orbital’s business. Terran Orbital’s customized hardware and software may be difficult and expensive to service, upgrade and replace.

•
Terran Orbital’s products could fail to perform or could perform at reduced levels of service because of technological malfunctions or deficiencies, regulatory compliance issues, or events outside of its control, which would harm its business and reputation.

•
Terran Orbital’s satellites have a limited life and may fail prematurely, which would materially and adversely affect its business, prospects and potential profitability.

•
Terran Orbital will incur significant expenses and capital expenditures in the future to execute its business plan and expand satellite solutions and develop its mission and data solutions within Terran Orbital Earth Observation Solutions, in particular the development of its NextGen Earth Observation constellation, and it may by unable to adequately control its expenses.

•
A failure to successfully finance, open and operate the Space Florida Facility could harm Terran Orbital’s business, financial condition and results of operations. This expansion may not be achieved on time or within Terran Orbital’s projected budget and may otherwise not provide the capability that Terran Orbital seeks.

•
Rapid and significant technological changes or advancements in competitors’ offerings could render the NextGen Earth Observation constellation and Terran Orbital’s Satellite Solutions offerings obsolete and impair its ability to compete.

•
Terran Orbital’s satellites may collide with space debris or another spacecraft, which could adversely affect the performance of any satellites it builds and places in orbit, including those satellites in its NextGen Earth Observation constellation.

•
The future revenue and operating results of Terran Orbital’s business are dependent on its ability to generate a sustainable order rate for the satellite manufacturing operations and develop new technologies to meet the needs of its customers or potential new customers.

•
Following the completion of the Business Combination, including the PIPE Financing and the Debt Financings, Terran Orbital may still require substantial additional funding to finance its operations, but adequate additional financing may not be available when it needs it, on acceptable terms or at all. If Terran Orbital cannot raise additional funds when needed, its operations and prospects could be negatively affected.

•
The historical financial results of Terran Orbital and its unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus may not be indicative of what its actual financial position or results of operations would have been.

•
Terran Orbital derives a substantial portion of its revenue from Lockheed Martin. If Lockheed Martin changes its business strategy or reduces or eliminates its demand for Terran Orbital’s products and services, Terran Orbital’s business, prospects, operating results and financial condition could be adversely affected.

•
Terran Orbital’s strategic cooperation agreement with Lockheed Martin is not a firm order for services and gives Lockheed Martin priority rights, including over satellite manufacturing, and Terran Orbital may not receive the anticipated revenue from this agreement or may be required to prioritize Lockheed Martin over other customers or delay its plans to build out the NextGen Earth Observation constellation, either of which could adversely affect Terran Orbital’s operating performance and result in a loss of expected revenue.

•
Terran Orbital relies on third parties for a supply of equipment, satellite and other components, including semiconductor chip components, and services which creates risks to its operations. In addition, any future delays in delivery could adversely affect its financial performance and future prospects.

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Terran Orbital and its suppliers rely on complex systems and components, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

•
The ongoing COVID-19 pandemic and future pandemics and health crises may disrupt Terran Orbital’s operations and affect its ability to successfully complete the research and development of its NextGen Earth Observation constellation on a timely basis.

•
Terran Orbital is dependent on third-party launch vehicles to launch its satellites and payloads into space and any delay could have an adverse impact on Terran Orbital’s financial condition and results of operations. Price increases from these third-party launch providers could negatively impact Terran Orbital’s business model and profitability. Additionally, errors or defects in launch services provided by these launch service providers could have a material adverse impact on Terran Orbital’s reputation and future prospects.

•
Terran Orbital relies on a limited number of suppliers for certain materials and supplied components. It may not be able to obtain sufficient materials or supplied components to meet its manufacturing and operating needs, or obtain such materials or components on favorable terms or at all, which could impair its ability to fulfill its orders in a timely manner or increase its costs of production. Disruptions in the supply of key raw materials or components and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact it.

•
Terran Orbital’s business plans are predicated on its ability to vertically integrate its production process, bringing certain component manufacturing processes in-house (for example, the production of printed circuit boards) which it does not produce today and which it may not be able to successfully or cost-effectively produce in the future.

•
Terran Orbital may be negatively affected by global economic conditions or geopolitical factors.

•
Terran Orbital may experience setbacks during its commercial and government satellite missions, which could have a material adverse effect on its business, financial condition and results of operation and could harm its reputation.

•
Terran Orbital’s business may be adversely affected if it is unable to protect its intellectual property from unauthorized use by third parties.

•
Terran Orbital’s intellectual property may become subject to claims that its devices or services violate the patent or intellectual property rights of others, which could be costly and disruptive to Terran Orbital’s business.

•
Any significant disruption in or unauthorized access to Terran Orbital’s computer systems and other information technology or those of its customers, partners and other third parties that it utilizes in its operations, could result in a loss or degradation of service, unauthorized disclosure of data, or theft or tampering of intellectual property, any of which could materially adversely impact its business.

•
Security problems with Terran Orbital’s networks, data processing systems, software products, and those systems or services of its third-party providers may be vulnerable to security risks, could cause increased cyber-security protection costs and general service costs, harm its reputation, and result in liability and increased expense for litigation, regulatory fines and diversion of management time.

•
System security and data breaches or cyber security incidents, as well as cyber-attacks could disrupt and damage Terran Orbital’s business, reputation and brand and substantially harm its business and results of operations.

•
The market may not accept Terran Orbital’s Earth Observation solutions products and services.

•
Natural disasters, acts of God, unusual weather conditions, epidemic outbreaks, terrorist acts, supply chain interruptions and political events could disrupt Terran Orbital’s business, including its vehicle launch schedules.

•
Terran Orbital’s employees and independent contractors may engage in misconduct or other improper activities, which could have an adverse effect on Terran Orbital’s business, prospects, financial condition and operating results.

•
Terran Orbital’s revenue, results of operations and reputation may be negatively impacted if its programs fail to meet contractual requirements or its products contain defects or fail to operate in the expected manner.

•
Satellites are subject to construction and launch delays, launch failures, damage or destruction during launch, the occurrence of which can materially and adversely affect Terran Orbital’s operations. Terran Orbital may not be able to secure the launch of its satellites successfully or in a timely manner. Loss of a satellite during launch could delay or impair Terran Orbital’s ability to offer services or reduce Terran Orbital’s expected potential revenues, and launch insurance, even if it is available, will not fully cover this risk.

•
Competition within Terran Orbital’s markets and bid protests may affect its ability to win new contracts and result in reduced revenues and market share.

•
Terran Orbital faces competition that may cause it to have to either reduce its prices for satellites, launch planning services, mission operation, Earth observation imagery, data and related products and services or to lose market share.

•
Terran Orbital operates in highly competitive industries and in various jurisdictions across the world, which may cause it to have to reduce its prices.

•
Changes in tax laws may materially adversely affect Terran Orbital’s business, prospects, financial condition and operating results.

•
Terran Orbital’s business involves significant risks and uncertainties that may not be covered by insurance.

•
Terran Orbital identified material weaknesses in its internal control over financial reporting as of December 31, 2020 and, as a result, Terran Orbital has determined that Terran Orbital’s disclosure controls and procedures were not effective as of December 31, 2020. If Terran Orbital is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect New Terran Orbital’s business, stock price and operating results.

•
Terran Orbital’s management has limited experience in operating a public company.

•
Terran Orbital is highly dependent on the services of Marc Bell, its co-founder and Chief Executive Officer, and if Terran Orbital is unable to retain Mr. Bell, as well as attract and retain key employees, qualified management, technical and engineering personnel, Terran Orbital’s ability to compete could be harmed.

•
Terran Orbital faces substantial risks associated with its international operations.

•
Terran Orbital cannot predict the effect of future exchange rate fluctuations on its business and operating results.

•
Terran Orbital’s international operations may subject it to greater than anticipated tax liabilities.

•
Terran Orbital’s ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the business combination or other ownership changes.

•
Pursuing strategic transactions may cause Terran Orbital to incur additional risks that may adversely affect its business.

•
Labor-related matters, including labor disputes, may adversely affect Terran Orbital’s operations.

Risks Related to Terran Orbital’s Legal and Regulatory Matters
•
Terran Orbital’s business is subject to extensive government regulation, which mandates how it may operate its business, may reduce or eliminate its business, and may increase its business costs and prevent its expansion into new markets.

•
Terran Orbital’s ability to provide service to its customers and generate revenues could be harmed by adverse governmental regulatory actions or lack of action.

•
Terran Orbital has not yet applied for, and may not receive, certain regulatory approvals that are necessary to its business plan. Terran Orbital will rely on certain regulatory approvals to manufacture, launch, export, operate and transmit controls and data, the failure to obtain these approvals may impact Terran Orbital’s ability to provide certain goods and services. Foreign Ownership, Control or Influence could negatively impact Terran Orbital’s ability to obtain certain regulatory approvals.

•
Terran Orbital may become involved in litigation, including securities class action litigation relating to the proposed business combination, that may materially adversely affect it.

•
Investments in Terran Orbital may be subject to U.S. foreign investment as well as ownership and control regulations which may impose conditions on or limit certain investors’ ability to purchase its common stock, or, after the Business Combination, New Terran Orbital Common Stock, potentially making New Terran Orbital Common Stock less attractive to investors.

•
Terran Orbital is subject to stringent U.S. export and import control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, its failure to secure timely U.S. government authorizations under these laws and regulations, or its failure to comply with these laws and regulations could have a material adverse effect on its business, financial condition and results of operation.

•
Terran Orbital is exposed to risks related to geopolitical and economic factors, laws and regulations and its international business subjects it to numerous political and economic factors, legal requirements, cross-cultural considerations and other risks associated with doing business globally.

•
The ability of Terran Orbital to offer one or more services in certain countries or regions of the world may be limited due to regulatory requirements.

•
Terran Orbital’s business is subject to various regulatory risks that could adversely affect its operations.

•
Terran Orbital’s operations are subject to governmental law and regulations relating to environmental matters, which may expose it to significant costs and liabilities that could negatively impact its financial condition.

Risks Related to Being a Public Company
•
New Terran Orbital will incur increased costs as a result of operating as a public company, and its management will be required to devote substantial time to compliance with its public company responsibilities and corporate governance practices.

•
New Terran Orbital is an “emerging growth company,” and its election to comply with the reduced disclosure requirements as a public company may make its New Terran Orbital Common Stock less attractive to investors.

•
If New Terran Orbital fails to maintain an effective system of disclosure controls and internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

•
Changes in accounting principles may cause previously unanticipated fluctuations in New Terran Orbital’s financial results, and the implementation of such changes may impact its ability to meet its financial reporting obligations.

Risks Relating to Ownership of New Terran Orbital Common Stock Following the Business Combination
•
Upon consummation of the Business Combination, New Terran Orbital will have a substantial amount of indebtedness and payment obligations that could affect operations and financial condition and prevent it from fulfilling its obligations under its indebtedness.

•
Restrictions imposed by New Terran Orbital’s substantial indebtedness could adversely affect its ability to raise additional capital to fund its operations and dividend policy, limit its ability to react to changes in the economy or its industry and prevent it from making debt service payments.

•
New Terran Orbital may not be able to generate sufficient cash to service all of its indebtedness, in particular if there are high redemptions in connection with the Business Combination, and may be forced to take other actions to satisfy its obligations under its indebtedness that may not be successful.

•
New Terran Orbital’s ability to repay its debt is affected by the cash flow generated by its subsidiaries.

•
Terran Orbital may not be able to complete the Debt Rollover in connection with the Business Combination.

•
The market price of shares of New Terran Orbital Common Stock after the Business Combination may be affected by factors different from those currently affecting the prices of the Tailwind Two Class A Ordinary Shares.

•
The Business Combination will result in changes to the board of directors of Terran Orbital that may affect the strategy of New Terran Orbital.

•
Public Shareholders will have their rights as stockholders of New Terran Orbital governed by the Proposed Governing Documents.

•
Either Tailwind Two or Terran Orbital may waive one or more of the conditions to the Business Combination or certain of the other transactions contemplated by the Business Combination Agreement.

•
The future exercise of registration rights may adversely affect the market price of New Terran Orbital Common Stock and trading volumes.

•
Warrants will become exercisable for New Terran Orbital Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to New Terran Orbital stockholders.

•
Public Shareholders who redeem their Tailwind Two Class A Ordinary Shares may continue to hold any Public Warrants they own, which will result in additional dilution to non-redeeming holders upon exercise of the Public Warrants.

•
The NYSE or Nasdaq may delist New Terran Orbital’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New Terran Orbital to additional trading restrictions.

•
New Terran Orbital’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.

•
Because there are no current plans to pay cash dividends on New Terran Orbital Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

•
New Terran Orbital has broad discretion in how it uses the net proceeds from the Business Combination, and it may not use them effectively.

•
If securities analysts do not publish research or reports about New Terran Orbital’s business or if they downgrade New Terran Orbital’s stock or New Terran Orbital’s industry, New Terran Orbital’s stock price and trading volume could decline.

•
Future sales, or the perception of future sales, by New Terran Orbital or its stockholders in the public market following the Business Combination could cause the market price for New Terran Orbital Common Stock to decline.

•
Anti-takeover provisions in New Terran Orbital’s organizational documents could delay or prevent a change of control.

•
The Post-Closing New Terran Orbital Certificate of Incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by New Terran Orbital’s stockholders, which could limit New Terran Orbital’s stockholders’ ability to obtain a different judicial forum for disputes with New Terran Orbital or its directors, officers, employees or stockholders.

Risks Related to Tailwind Two and the Business Combination
•
The Tailwind Two Sponsor and the directors and officers of Tailwind Two have agreed to vote in favor of the Business Combination, regardless of how the Public Shareholders vote.

•
Since the Initial Shareholders, including Tailwind Two’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of the Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Terran Orbital is appropriate as Tailwind Two’s initial business combination. Such interests include that Sponsor, as well as Tailwind Two’s executive officers and directors, will lose their entire investment in Tailwind Two if the business combination is not completed.

•
The process of taking a company public by means of a business combination with a special purpose acquisition company (“SPAC”) is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

•
If a shareholder fails to receive notice of Tailwind Two’s offer to redeem Tailwind Two’s public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

•
If Tailwind Two is unable to consummate the Business Combination or another initial business combination by March 9, 2023, Tailwind Two’s Public Shareholders may be forced to wait beyond such timeframe before redemption from Tailwind Two’s trust account.

•
Tailwind Two may not be able to consummate the Business Combination or another initial business combination by March 9, 2023, in which case Tailwind Two would cease all operations except for the purpose of winding up and Tailwind Two would redeem its public shares and liquidate.

•
The Tailwind Two Sponsor, Tailwind Two’s directors and officers and advisors and their respective affiliates may elect to purchase shares from Tailwind Two Public Shareholders in connection with the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of the New Terran Orbital Common Stock.

•
Subsequent to Tailwind Two’s completion of the Business Combination, New Terran Orbital may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of New Terran Orbital’s securities, which could cause you to lose some or all of your investment.

•
Neither Tailwind Two nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Terran Orbital in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.

•
You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Tailwind Two Class A Ordinary Shares or Public Warrants, potentially at a loss.

•
If you or a “group” of shareholders are deemed to hold in excess of 15% of Tailwind Two Class A Ordinary Shares, you will lose the ability to redeem all such shares in excess of 15% of Tailwind Two Class A Ordinary Shares.

•
If, after Tailwind Two distributes the proceeds in the Trust Account to the holders of Tailwind Two Class A Ordinary Shares, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against Tailwind Two that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Tailwind Two and its board may be exposed to claims of punitive damages.

•
If, before distributing the proceeds in the Trust Account to Tailwind Two’s Public Shareholders, Tailwind Two files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against Tailwind Two that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Tailwind Two’s shareholders and the per-share amount that would otherwise be received by Tailwind Two’s shareholders in connection with Tailwind Two’s liquidation may be reduced.

•
Tailwind Two’s directors may decide not to enforce the indemnification obligations of the Tailwind Two Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Tailwind Two’s Public Shareholders.

•
Tailwind Two may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

•
Tailwind Two’s and Terran Orbital’s ability to consummate the Business Combination, and the operations of New Terran Orbital following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

•
The securities in which Tailwind Two invests the proceeds held in the Trust Account could bear a negative rate of interest, which could reduce the interest income available for payment of taxes or reduce the value of the assets held in trust such that the per share redemption amount received by shareholders may be less than $10.00 per Tailwind Two Class A Ordinary Share.

•
If third parties bring claims against Tailwind Two, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by Public Shareholders may be less than $10.00 per share.

•
The Public Shareholders will experience immediate dilution as a consequence of the issuance of New Terran Orbital Common Stock as consideration in the Business Combination, the PIPE Financing and the Debt Financings.

•
The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

•
Termination of the Business Combination Agreement could negatively impact Tailwind Two.

•
Tailwind Two and Terran Orbital will incur transaction costs in connection with the Business Combination.

•
Because of Tailwind Two’s limited resources and the significant competition for business combination opportunities, it may be more difficult for it to complete the initial business combination. If Tailwind Two is unable to complete the initial business combination, its Public Shareholders may receive only approximately $10.0 per share on their redemption of the Tailwind Two Class A Ordinary Shares, or less than such amount in certain circumstances based on the balance of its Tailwind Two’s Trust Account (as of September 30, 2021), and the Tailwind Two Warrants will expire worthless.

•
Tailwind Two does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Tailwind Two to consummate an initial business combination with which a substantial majority of Tailwind Two’s shareholders do not agree.

•
Tailwind Two may not be able to complete the PIPE Financing in connection with the Business Combination.

•
Tailwind Two may amend the terms of its warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 65% of the then outstanding Public Warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of Tailwind Two Class A Ordinary Shares purchasable upon exercise of a Public Warrant could be decreased, all without your approval.

•
Tailwind Two may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

•
The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Tailwind Two Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with Tailwind Two.

•
Tailwind Two has identified a material weakness in its internal control over financial reporting as of September 30, 2021. If Tailwind Two is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in it and materially and adversely affect its business and operating results.

Risks Relating to Redemption
•
There is no guarantee that a Public Shareholders’ decision whether to redeem their shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

•
If Public Shareholders fail to comply with the redemption requirements specified in this proxy statement /prospectus, they will not be entitled to redeem their Tailwind Two Class A Ordinary Shares for a pro rata portion of the funds held in the Trust Account.

•
If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Tailwind Two Class A Ordinary Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Tailwind Two Class A Ordinary Shares.

•
There is uncertainty regarding the federal income tax consequences of the redemption to the holders of Tailwind Two Class A Ordinary Shares.

Risks if the Adjournment Proposal is Not Approved
•
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the Tailwind Two Board will not have the ability to adjourn the Extraordinary General Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

SELECTED HISTORICAL FINANCIAL INFORMATION OF TAILWIND TWO
Tailwind Two is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination.
The following table sets forth selected historical financial information derived from Tailwind Two’s unaudited financial statements as of September 30, 2021 and for the nine months ended September 30, 2021 (as amended), and derived from Tailwind Two’s audited statement of operations for the period from November 18, 2020 (inception) through December 31, 2020 and balance sheet data as of December 31, 2020.
The information is only a summary and should be read in conjunction with Tailwind Two’s financial statements and related notes and “Tailwind Two’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. Tailwind Two’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.
STATEMENT OF OPERATIONS DATA
	Nine Months Ended September 30,	For the period from November 18, 2020 (inception) through December 31,
	2021	2020
General and administrative expenses	$1,838,523	$6,093
Loss from operations	(1,838,523)	(6,093)
Other income (expense):
Change in fair value of warrant liabilities	(193,000)	—
Transaction costs allocable to warrants	(649,349)	—
Interest earned on investments held in Trust Account	55,724	—
Total other income (expense), net	(786,625)
Net loss	$(2,625,148)	—
Weighted average shares outstanding, Class A ordinary shares	25,906,593	—
Basic and diluted net loss per share, Class A ordinary shares	$(0.08)	—
Weighted average shares outstanding, Class B ordinary shares(1)	8,348,901	7,500,000
Basic and diluted net loss per share, Class B ordinary shares	$(0.08)	(0.00)

(1)
Excludes, as of December 31, 2020, an aggregate of up to 1,125,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, which was exercised in full simultaneously with the closing of the Initial Public Offering.

BALANCE SHEET DATA
	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$3,191,581	$—
Prepaid expenses and other current assets	565,282	—
Total Current Assets	3,756,863	—
Deferred offering costs	—	197,790
Investments held in Trust Account	345,055,724	—
TOTAL ASSETS	$348,812,587	$197,790
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accrued expenses	$1,320,800	$6,093
Accrued offering costs	12,000	120,540
Promissory note – related party	—	52,250
Total Current Liabilities	1,332,800	178,883
Warrant liabilities	19,107,000	—
Deferred underwriting fee payable	12,075,000	—
Total Liabilities	32,514,800	178,883
Commitments and contingencies
Class A ordinary shares subject to possible redemption 34,500,000 and no shares at $10.00 per share redemption value as of September 30, 2021, and December 31, 2020, respectively	345,000,000	—
Shareholders’ (Deficit) Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized no shares issued and outstanding, excluding 34,500,000 and no shares subject to possible redemption, as of September 30, 2021, and December 31, 2020, respectively	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding as of September 30, 2021, and December 31, 2020	863	863
Additional paid-in capital	—	24,137
Accumulated deficit	(28,703,076)	(6,093)
Total Shareholders’ (Deficit) Equity	(28,702,213)	18,907
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	$348,812,587	$197,790

SELECTED HISTORICAL FINANCIAL INFORMATION OF TERRAN ORBITAL
Terran Orbital is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination.
The following table sets forth selected historical financial information derived from Terran Orbital’s unaudited condensed consolidated financial statements as of September 30, 2021 and for the nine months ended September 30, 2021 and 2020, and derived from Terran Orbital’s audited consolidated financial statements as of December 31, 2020 and for the years ended December 31, 2020 and 2019.
The information is only a summary and should be read in conjunction with Terran Orbital’s consolidated financial statements and related notes and “Terran Orbital’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. Terran Orbital’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.
STATEMENT OF OPERATIONS DATA
(in thousands, except per share and share amounts)
	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020	Year Ended December 31,	Year Ended December 31,
	(Unaudited)	(Unaudited)	2020	2019
Revenue	$30,158	$18,409	$24,879	21,761
Cost of sales	23,905	10,788	16,860	15,793
Gross profit	6,253	7,621	8,019	5,968
Operating expenses:
Selling, general and administrative expenses	30,580	12,534	17,438	20,354
Loss from operations	$(24,327)	(4,913)	$(9,419)	(14,386)
Interest expense, net	6,174	904	1,216	1,324
Loss on extinguishment of debt	68,102	—	—	—
Other expense (income):	104	(43)	4	(1)
Loss before income taxes	(98,707)	(5,774)	(10,639)	(15,709)
Provision for (benefit from) income taxes	22	(184)	(184)	(22)
Net loss	$(98,729)	(5,590)	$(10,455)	(15,687)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	162	(86)	(194)	(10)
Total comprehensive loss	$(98,567)	(5,676)	$(10,649)	(15,697)
Weighted average shares outstanding, basic and diluted	2,758,735	2,394,856	2,403,755	2,342,952
Net loss per share, basic and diluted	$(35.79)	$(2.33)	$(4.35)	(6.70)

BALANCE SHEET DATA
(in thousands, except per share and share amounts)
	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Cash and cash equivalents	$17,530	$12,336
Accounts receivable, net of allowance for credit losses of $857 and $635 as of September 30, 2021 and December 31, 2020, respectively	5,743	2,526
Contract assets	3,599	1,859
Inventory	6,591	2,819
Prepaid expenses and other current assets	7,137	5,216
Total current assets	40,600	24,756
Property, plant and equipment, net	29,218	19,521
Other assets	111	—
Total assets	$69,929	$44,277
Liabilities, mezzanine equity and shareholders’ deficit
Current portion of long-term debt	$23	$1,403
Accounts payable	6,599	2,904
Contract liabilities	17,722	18,069
Reserve for anticipated losses on contracts	871	2,220
Accrued expenses and other current liabilities	4,702	2,631
Total current liabilities	$29,917	27,227
Long-term debt	85,501	35,629
Warrant liabilities	4,452	—
Other liabilities	1,460	512
Total liabilities	$121,330	63,368

Commitments and contingencies
Mezzanine equity
Redeemable convertible preferred stock – authorized 744,130 shares of $0.0001 par value; issued and outstanding shares of 396,870 as of September 30, 2021 and December 31, 2020	8,000	8,000
Shareholders’ Deficit
Common stock – authorized 5,000,000 shares of $0.0001 par value; issued and outstanding shares of 2,843,111 and 2,439,634 as of September 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	97,454	7,454
Accumulated deficit	(156,813)	(58,084)
Accumulated other comprehensive loss	(42)	(204)
Non-controlling interest	—	23,743
Total shareholders’ deficit	(59,401)	(27,091)
Total liabilities, mezzanine equity and shareholders’ deficit	$69,929	44,277

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial information (the “summary pro forma data”) gives effect to the Business Combination and related transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Tailwind Two will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Terran Orbital issuing stock for the net assets of Tailwind Two, accompanied by a recapitalization. The net assets of Tailwind Two will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2021 gives pro forma effect to the Business Combination and related transactions as if they had occurred on September 30, 2021. The summary unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2021 and the year ended December 31, 2020 gives pro forma effect to the Business Combination and related transactions as if they had been consummated on January 1, 2020.
The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of Tailwind Two and related notes and the historical consolidated financial statements of Terran Orbital and related notes included in this proxy statement/prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.
The following table presents summary pro forma data after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:
•
Assuming No Redemption — this scenario assumes that no shares of Tailwind Two Class A Ordinary Shares are redeemed; and

•
Assuming Maximum Redemption — this scenario assumes that 29.3 million shares of Tailwind Two Class A Ordinary Shares are redeemed for an aggregate payment of approximately $293 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. This redemption scenario is based on the maximum number of redemptions that may occur but which would still satisfy the conditions of the FP Financing and the Net Debt Condition in connection with the closing of the Business Combination assuming a hypothetical closing date of February 9, 2022.
(in thousands, except share and per share data)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Statement of Operations Data for the Nine Months Ended September 30, 2021
Revenue	$30,158	$30,158
Net loss	$(118,356)	$(132,861)
Net loss per share – basic and diluted	$(0.72)	$(0.98)
Weighted-average shares outstanding – basic and diluted	165,441,640	135,518,170
Statement of Operations Data for the Year Ended December 31, 2020
Revenue	$24,879	$24,879
Net loss	$(144,236)	$(138,916)
Net loss per share – basic and diluted	$(0.87)	$(1.03)
Weighted-average shares outstanding – basic and diluted	165,441,640	135,518,170

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE
FINANCIAL INFORMATION
The following table sets forth selected comparative historical per share financial information for Tailwind Two and Terran Orbital and unaudited pro forma combined per share financial information of the combined company after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:
•
Assuming No Redemption — this scenario assumes that no shares of Tailwind Two Class A Ordinary Shares are redeemed; and

•
Assuming Maximum Redemption — this scenario assumes that 29.3 million shares of Tailwind Two Class A Ordinary Shares are redeemed for an aggregate payment of approximately $293 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. This redemption scenario is based on the maximum number of redemptions that may occur but which would still satisfy the conditions of the FP Financing and the Net Debt Condition in connection with the closing of the Business Combination assuming a hypothetical closing date of February 9, 2022.

The pro forma shareholders’ equity financial information reflects the Business Combination and related transactions as if they had occurred on September 30, 2021. The weighted-average shares outstanding and net loss per share financial information give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2020.
The following table is also based on the assumption that 5,080,409 shares of New Terran Orbital Common Stock are issued to the PIPE Investors upon the consummation of the PIPE Financing pursuant to the PIPE Subscription Agreements. If the actual facts are different than this assumption, the below numbers will be different.
This information is only a summary and should be read together with “Selected Historical Financial Information of Terran Orbital,” “Selected Historical Financial Information of Tailwind Two,” “Terran Orbital’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Tailwind Two’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus and the audited financial statements and the related notes of Terran Orbital and Tailwind Two contained elsewhere in this proxy statement/prospectus.. The unaudited pro forma combined per share financial information of Tailwind Two and Terran Orbital is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/ prospectus.
The unaudited pro forma combined net loss per share financial information below does not purport to represent the net loss per share which would have occurred had the companies been combined during the periods presented, nor per share results for any future date or period. The unaudited pro forma combined book value per share financial information below does not purport to represent what the value of Tailwind Two and Terran Orbital would have been had the companies been combined during the periods presented.
			Combined Pro Forma
(in thousands, except share and per share amounts)	Terran Orbital (Historical)	Tailwind Two (Historical)	(Assuming No Redemption)	(Assuming Maximum Redemption)
As of and for the Nine Months Ended September 30, 2021
Shareholders’ (deficit) equity(1)	$(59,401)	$316,298	$244,785	$(3,405)
Net loss	$(98,729)	$(2,625)	$(118,356)	$(132,861)
Common stock issued and outstanding	2,843,111	34,500,000	165,441,640	135,518,170
Weighted-average shares outstanding – basic and diluted	2,758,735	25,906,593	165,441,640	135,518,170
Shareholders’ (deficit) equity per share(1)	$(20.89)	$9.17	$1.48	$(0.03)
Net loss per share – basic and diluted	$(35.79)	$(0.08)	$(0.72)	$(0.98)

(1)
Includes Class A ordinary shares subject to possible redemption which were historically classified in temporary equity.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS; MARKET, RANKING AND OTHER INDUSTRY DATA
This proxy statement/prospectus contains forward-looking statements. These forward-looking statements include statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, the financial conditions, results of operations, earnings outlook and prospects of Tailwind Two and Terran Orbital and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections entitled “Tailwind Two’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Information About Tailwind Two,” “Terran Orbital’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About Terran Orbital.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements are based on the current expectations of the management of Tailwind Two and Terran Orbital, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by Tailwind Two and the following:
•
expectations related to the terms and timing of the Business Combination and related transactions;

•
expectations regarding Terran Orbital’s strategies and future financial performance, including Terran Orbital’s future business plans or objectives, anticipated timing and level of deployment of satellites, prospective performance and commercial opportunities and competitors, the timing of obtaining regulatory approvals, the ability to finance its research and development activities, reliance on government contracts and a strategic cooperation agreement with a significant customer, retention and expansion of its customer base, product and service offerings, pricing, marketing plans, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures, and Terran Orbital’s ability to invest in growth initiatives;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•
the projected financial information prepared by Terran Orbital’s management team in consideration of the Business Combination, including projected revenues;

•
the ability to implement business plans, forecasts, and other expectations after the completion of the Merger, and to identify and realize additional opportunities;

•
anticipated timing, cost and performance of Terran Orbital Earth Observation Solutions’ planned satellite constellation and the ability to successfully deploy and commercialize its business;

•
anticipated timing, cost, financing and development of Terran Orbital’s satellite manufacturing capabilities, including Terran Orbital’s planned new Space Florida Facility;

•
prospective performance and commercial opportunities and competitors;

•
Terran Orbital’s ability to finance its research and development activities;

•
Terran Orbital’s success in retaining or recruiting, or changes required in, Terran Orbital’s officers, key employees or directors;

•
Terran Orbital’s expansion plans and opportunities;

•
Terran Orbital’s ability to comply with domestic and foreign regulatory regimes and the timing of obtaining regulatory approvals;

•
Terran Orbital’s ability to ability to invest in growth initiatives;

•
Terran Orbital’s ability to deal appropriately with conflicts of interest in the ordinary course of Terran Orbital’s business;

•
the outcome of any legal proceedings that may be instituted against Tailwind Two, Terran Orbital and others following announcement of the Business Combination Agreement and transactions contemplated therein;

•
the inability to complete the Business Combination due to the failure to obtain Tailwind Two Shareholder approval;

•
the risk that the proposed Business Combination disrupts current plans and operations of Terran Orbital as a result of the announcement and consummation of the Business Combination;

•
the ability to recognize the anticipated benefits of the Business Combination;

•
unexpected costs related to the proposed Business Combination;

•
the amount of any redemptions by Public Shareholders of Tailwind Two being greater than expected;

•
the management and board composition of New Terran Orbital following the proposed Business Combination;

•
the ability to list New Terran Orbital securities on NYSE and limited liquidity and trading of New Terran Orbital’s securities;

•
geopolitical risk and changes in applicable laws or regulations;

•
the possibility that Terran Orbital or Tailwind Two may be adversely affected by other economic, business, and/or competitive factors;

•
that Terran Orbital has identified material weaknesses in its internal control over financial reporting which, if not corrected, could affect the reliability of its consolidated financial statements;

•
the possibility that the COVID-19 pandemic, or another major disease, disrupts Terran Orbital’s business;

•
litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Terran Orbital’s resources; and

•
the risks that the consummation of the Business Combination is substantially delayed or does not occur.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Tailwind Two and Terran Orbital prior to the Merger, and New Terran Orbital following the Merger. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Tailwind Two or Terran Orbital assess the impact of all such risk factors on the business of Tailwind Two and Terran Orbital prior to the Merger, and New Terran Orbital following the Merger, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to Tailwind Two or Terran Orbital or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Tailwind Two and Terran Orbital prior to the Merger, and New Terran Orbital following the Merger, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
In addition, statements of belief and similar statements reflect the beliefs and opinions of Tailwind Two or Terran Orbital, as applicable, on the relevant subject. These statements are based upon information available to Tailwind Two or Terran Orbital, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that Tailwind Two or Terran Orbital, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.
Where market and industry information has been sourced from a third-party, the source of such information has been identified. Unless otherwise indicated, the information contained in this proxy statement/prospectus on market and industry data in the markets in which Terran Orbital operates is taken from publicly available sources and other third-party sources, or reflects estimates of Terran Orbital’s management. This market and industry data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Terran Orbital is not aware of any misstatements regarding the market and industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Terran Orbital’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

RISK FACTORS
Tailwind Two Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus.
The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, New Terran Orbital’s business, financial condition and results of operations. If any of the events described below occur, New Terran Orbital’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of New Terran Orbital’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Tailwind Two and Terran Orbital.
Risks Related to Terran Orbital’s Business and New Terran Orbital Following the Business Combination
Unless the context otherwise requires, all references in this section to “Terran Orbital,” the “Company,” “we,” “us,” or “our” refer to the business of Terran Orbital Corporation and its subsidiaries prior to the consummation of the Business Combination and to New Terran Orbital and its consolidated subsidiaries after giving effect to the Business Combination.
Risks Relating to Terran Orbital’s Reliance on Government Contracts
Terran Orbital relies indirectly on contracts with U.S. government entities for a substantial portion of its revenues, and its business is concentrated in a small number of primary contracts. The loss or reduction in scope of any one of our primary contracts would materially reduce our revenue.
A substantial portion of Terran Orbital’s revenue is derived from solutions pursuant to subcontracts that are ultimately provided to the U.S. government. For the year ended December 31, 2020, Terran Orbital generated approximately 48% of its total revenue in connection with contracts supporting the U.S. government. Terran Orbital expects that U.S. government contracts will continue to be a substantial source of revenue for the foreseeable future. A breach of the underlying contract with government customers or reduction in service to our customers could have a material adverse effect on our business, financial condition and results of operations. The U.S. government may also terminate or suspend these contracts, at any time with or without cause. Although the contracts we provide services under generally involve fixed annual minimum commitments, such commitments, along with all other contracts with the U.S. government, are subject to annual Congressional appropriations and the federal budget process, and as a result, the U.S. government may not continue to fund these contracts at current or anticipated levels. Similarly, contracts in other jurisdictions are also subject to government procurement policies and procedures.
Terran Orbital has government customers, which subjects it to risks including early termination, audits, investigations, sanctions and penalties.
Contracts with the U.S. government contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors.
For instance, most U.S. government contracts include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for liquidated damages, the government’s administrative costs, and any extra costs incurred by the government in procuring undelivered items from another source. A termination for default may also lead to a suspension or debarment from performing future contracts, typically up to three years. However, reparations for termination may fall short of the financial benefit associated with full completion and operation of a contract.

Certain of our U.S. government contracts span one or more base years and include multiple option years. The U.S. government generally has the right not to exercise option periods and may decide not to exercise an option period for various reasons. The U.S. government also may decide to exercise option periods for contracts under which it is expected that our costs may exceed the contract price or ceiling, which could result in losses or unreimbursed costs.
In addition, we may not be able to capture new contracts to offset the revenue or backlog lost as a result of any termination of government contracts or the decision not to exercise options. The loss of one or more large contracts could have a material adverse impact on our business, financial condition, results of operations and cash flows. In addition, on those contracts for which we are teamed with others and are not the prime contractor, the U.S. government could terminate a prime contract under which we are a subcontractor, notwithstanding the fact that our performance and the quality of the products or services we delivered were consistent with our contractual obligations as a subcontractor.
In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:
•
specialized disclosure and accounting requirements unique to government contracts;

•
financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

•
public disclosures of certain contract and company information;

•
country of origin requirements and restrictions on use of products produced by certain companies or in certain countries;

•
U.S. government-imposed cybersecurity and supply chain assurance requirements; and

•
mandatory socioeconomic compliance requirements, including labor requirements, nondiscrimination and affirmative action programs and environmental compliance requirements.

Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits and investigations regarding our compliance with government contract requirements. For additional information, see “Information about Terran Orbital — Regulatory — U.S. Government Contracts.” In addition, if we fail to comply with government contracting laws, regulations and contract requirements, our contracts may be subject to termination, we may be suspended or debarred from performing government contracts, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (the “False Claims Act”) (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, debarment, or damages could adversely affect our ability to operate our business and our financial results.
Disruptions in U.S. government operations and funding could have a material adverse effect on our revenues, earnings and cash flows and otherwise adversely affect our financial condition.
Any disruptions in federal government operations could have a material adverse effect on our revenues, earnings and cash flows. A prolonged failure to maintain significant U.S. government operations, particularly those pertaining to our business, could have a material adverse effect on our revenues, earnings and cash flows. Continued uncertainty related to recent and future U.S. federal government shutdowns, the U.S. budget and/or failure of the U.S. government to enact annual appropriations, such as long-term funding under a continuing resolution, could have a material adverse effect on our revenues, earnings and cash flows. Additionally, disruptions in federal government operations may negatively impact regulatory approvals and guidance that are important to our operations.

Our business with various governmental entities is subject to the policies, priorities, regulations, mandates and funding levels of such governmental entities and may be negatively or positively impacted by any change thereto.
Changes in government policies, priorities, regulations, use of commercial data providers to meet U.S. government imagery needs, government agency mandates, funding levels through agency budget reductions, the imposition of budgetary constraints or a decline in government support or deferment of funding for programs in which we or our customers participate could result in contract terminations, delays in contract awards, reduction in contract scope, performance penalties or breaches of our contracts, the failure to exercise contract options, the cancellation of planned procurements and fewer new business opportunities, all of which could negatively impact our business, financial condition, results of operations and cash flows.
We are subject to the procurement policies and procedures set forth in the Federal Acquisition Regulation (“FAR”), the Defense Federal Acquisition Regulation Supplement (“DFARS”) and other contracting agencies supplemental acquisition regulations. The FAR, DFARS and other supplemental acquisition regulations tightly govern government contracting, including contractor qualifications, acquisition procedures, and compliance requirements. The provisions in U.S. government contracts must be agreed to in order for the government to award a contract and the contracts provide for audits and reviews of contract procurement, performance and administration. Failure to comply with the provisions of the FAR, DFARS or other agency supplemental acquisition regulations could result in contract termination, suspension or debarment from performing government contracts, and subject us to financial and/or other liability under our contracts, the False Claims Act (including treble damages and other penalties), or criminal law.
Changes in U.S. government policy regarding use of commercial data or space infrastructure / mission providers, or material delay or cancellation of certain U.S. government programs, may have a material adverse effect on our revenue and our ability to achieve our growth objectives.
Current U.S. government policy enables the U.S. government’s use of commercial data and space infrastructure / mission providers to support U.S. national security objectives. Under certain of Terran Orbital’s primary contracts, our contractual counterparty acquires imagery and imagery-derived products on behalf of our customers within the U.S. government. Terran Orbital is considered by the U.S. government to be a commercial data provider. U.S. government policy is subject to change and any change in policy away from supporting the use of commercial data and space infrastructure / mission providers to meet U.S. government imagery and space infrastructure/mission needs, or any material delay or cancellation of planned U.S. government programs could materially adversely affect our revenue and our ability to achieve our growth objectives.
Terran Orbital is subject to the U.S. Government’s security requirements, including the DoD’s National Industrial Security Program Operating Manual, for its facility and personnel security clearances, which are prerequisites to its ability to perform on classified contracts and work for the U.S. Government.
A facility security clearance is required for a company to perform on classified contracts or classified work for the DoD and certain other agencies of the U.S. Government. Security clearances are subject to regulations and requirements including such requirements as those contained in the National Industrial Security Program Operating Manual, 32 C.F.R. Part 117, as amended (the “NISPOM”), which specifies the requirements for the protection of classified information released or disclosed in connection with U.S. Government contracts. The Defense Counterintelligence and Security Agency (“DCSA”) manages the facility clearance process under the NISPOM and conducts various facility audits and inspections throughout the lifecycle of a respective facility clearance.
Terran Orbital will require certain facility and personnel security clearances to perform any classified U.S. Government business. Any facility not staffed by appropriately cleared personnel, and/or that fails a DCSA inspection places the facility clearance and the ability to perform classified contracts in jeopardy. As such, Terran Orbital must comply with the requirements of the NISPOM and other applicable U.S. Government industrial security regulations. If Terran Orbital was to violate the terms and requirements of the NISPOM or such industrial security regulations (which apply to it under the terms of classified contracts, if any), or if one or more of Terran Orbital’s facilities or personnel security clearances is invalidated or terminated, it may not be able to continue to perform its existing classified contracts, if any, and may not be able to enter into new classified contracts, if any, which could adversely affect its revenues. Failure to comply with the NISPOM or other security requirements may result in loss of access to classified information and subject Terran Orbital to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. Government, which could have an adverse effect on its financial position, results of operations and/or cash flows.
Some of Terran Orbital’s contracts with the U.S. Government may be classified, or entail classified work, which may limit investor insight into portions of its business.
Terran Orbital derives a portion of its revenues from programs with the U.S. Government that may be subject to security restrictions (classified programs) that preclude the dissemination of information that is classified for national security purposes. Terran Orbital is limited in its ability to provide details about these classified programs, if any, their risks or any disputes or claims relating to such programs. As a result, investors would have less insight into Terran Orbital’s classified programs than its other programs and, therefore, less ability to fully evaluate the risks related to its classified business. In addition, a change in Terran Orbital’s ownership that results in control by foreign persons could result in loss of our security clearance and the inability to perform classified contracts for the U.S. government or require mitigation of such control, which may result in changes to the way Terran Orbital manages its operations. Any such foreign control could also impact our relationship with certain U.S. government customers. Furthermore, restrictions on acquisition or purchase of our shares or other limitations on control by foreign persons to avoid such consequences could have a negative impact on New Terran Orbital’s share price.
The U.S. Government could invoke the Defense Production Act (“DPA”) and require that we accept and prioritize contracts for materials deemed necessary for national defense, regardless of loss incurred on such business.
Under the DPA, the U.S. Government could require that we accept and prioritize contracts for the U.S. Government, which could be loss-making or otherwise cause us to incur unexpected expense and losses. We may be required to reallocate time and resources away from commercial and other customer groups to fulfill U.S. Government requests under the DPA. This could cause us to be unable to fulfill contractual obligations to non-U.S. government customers and harm long-term business relationships with commercial and other customers. This could materially and adversely affect our business.
Other Risks Related to Terran Orbital’s Business and Operations
Terran Orbital is an early stage company with a history of losses and may not achieve or maintain profitability.
Terran Orbital incurred a net loss of $15.7 million and $10.5 million for the years ended December 31, 2019 and December 31, 2020, respectively, and has incurred net losses of approximately $58 million from its inception through December 31, 2020. We expect our operating expenses to increase over the next several years as we scale our operations, increase research and development efforts relating to new offerings and technologies, and hire more employees. These efforts may be more costly than we expect and may not result in increased revenue or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow. The likelihood of success of Terran Orbital’s business plan must be considered in light of the substantial challenges, expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early-stage businesses and the competitive environment in which it operates. The development of the NextGen Earth Observation constellation and related intellectual property involves a substantial degree of risk, is a capital-intensive business and may ultimately fail. If Terran Orbital cannot successfully execute its plan to develop the NextGen Earth Observation constellation, its business will not succeed.
Terran Orbital’s potential profitability is dependent upon the successful development and successful commercial introduction and acceptance of the NextGen Earth Observation constellation, which may not occur. Even if Terran Orbital is able to successfully develop its NextGen Earth Observation constellation, there can be no assurance that it will be commercially successful and become profitable on a sustained basis, if at all. Terran Orbital expects to have quarter-to-quarter fluctuations in revenues, expenses and capital expenditures, some of which could be significant, due to research, development, manufacturing expenses and the investments required to manufacture and launch the NextGen Earth Observation constellation satellites.
Terran Orbital has a limited operating history and operates in a rapidly evolving industry, which makes it difficult to evaluate its business and future prospects and increases the risk of your investment.
Terran Orbital intends to derive the majority of its revenues from the NextGen Earth Observation constellation, which is an innovative technology that is still in the beginning stages of development. The satellite solutions industry is rapidly evolving and there can be no assurance that the NextGen Earth Observation constellation, once completed, will be able to effectively compete with any available alternative technologies at such time. As a result, there is limited information on which investors can base an evaluation of its business, strategy, operating plan, results and prospects. See “— Rapid and significant technological changes could render the NextGen Earth Observation constellation obsolete and impair its ability to compete.”
It is difficult to predict future revenues and appropriately budget for expenses, and Terran Orbital has limited insight into trends that may emerge and affect its business. The projected financial information appearing elsewhere in this proxy statement/prospectus has been prepared by Terran Orbital’s management and reflects current estimates of future performance. In addition, given that the NextGen Earth Observation constellation is still in the beginning stages of development and has not been tested, as well the fact that Terran Orbital plans to build out its satellite manufacturing capabilities, it faces substantial business and operational risks, which makes forecasting future business results particularly difficult and results in a significant level of execution risk inherent in the projections. In addition, the projections by their nature become less predictive with each successive year, and any assumptions and forecasts that are not realized in early periods could have a compounding effect on the forecasts shown for later periods, and any failure of an assumption or forecasts to be reflective of actual results in an early period could have a greater effect on the forecasted results failing to be reflective of actual events in later periods. For example, the projections include assumptions relating to, among other things, the costs associated with manufacturing and launching satellites, which cannot be assured. If any of these assumptions turns out to be inaccurate in any significant respect, actual results will differ, potentially materially, from the forecasted results set forth in the projections. The projections also assume a market and competitive landscape based on technology currently available. However, new or disruptive technologies could significantly alter the market for Terran Orbital’s services and the competition facing Terran Orbital’s business. The assumptions underlying such projected information require the exercise of judgement and may not occur, and the projections are subject to uncertainty due to the effects of technical, economic, business, competitive, regulatory, legislative, and political or other changes. As a result, there can be no assurance that the projections will be realized or that actual results will not be significantly different from the projections.
Additional risk and challenges Terran Orbital has faced or expects to face include its ability to:
•
forecast its revenue and budget for and manage its expenses;

•
attract new customers and retain existing customers;

•
capture new business after it no longer qualifies as a small business eligible for government contracts set aside for small businesses;

•
effectively manage its growth and business operations, including planning for and managing capital expenditures for its current and future vehicles and services, and managing its supply chain and supplier relationships related to its current and future vehicles and services;

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comply with existing and new or modified laws and regulations applicable to its business;

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anticipate and respond to macroeconomic changes and changes in the markets in which it operates;

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maintain and enhance the value of its reputation and brand;

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develop, maintain, enforce, and protect intellectual property; and

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hire, integrate and retain talented people at all levels of its organization, including the additional employees required to design and build its solutions as well as operate and maintain its facilities.

If Terran Orbital fails to address the risks and difficulties that it faces, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, its business, financial condition and results of operations could be adversely affected. Further, because Terran Orbital has limited historical financial data and operates in a rapidly evolving market, any predictions about its future revenue and expenses may not be as accurate as they would be if it had a longer operating history or operated in a more developed market. Terran Orbital has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If Terran Orbital’s assumptions regarding these risks and uncertainties, which it uses to plan and operate its business, are incorrect or change, or if it does not address these risks successfully, its results of operations could differ materially from its expectations and its business, financial condition and results of operations could be adversely affected.
Terran Orbital’s ability to successfully implement its business plan will depend on a number of factors outside of its control.
The success of Terran Orbital’s business plan is dependent on a number of factors outside of its control, including:
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the ability to maintain the functionality, capacity and control of the NextGen Earth Observation constellation once launched;

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the level of market acceptance and demand for Terran Orbital’s products and services;

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the ability to introduce innovative new products and services that satisfy market demand;

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the ability to comply with all applicable legal and regulatory requirements;

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the effectiveness of competitors in developing and offering similar services and products;

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the ability to maintain competitive prices for Terran Orbital’s products and services and to control its expenses; and

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the disruption of and interference with the global supply chain.

In addition, if the experience of the NextGen Earth Observation constellation end-users is not reasonably equivalent to the experience they have using a terrestrial network, Terran Orbital may not achieve widespread customer acceptance.
We may not be able to convert our orders in backlog or the sales opportunities represented in our pipeline into revenue.
Our backlog consisted of approximately $77.9 million in customer contracts as of December 31, 2020 and approximately $68.4 million in customer contracts as of September 30, 2021. However, these contracts are cancellable by customers for convenience. If a customer cancels a contract before it is required to pay the last deposit prior to launch, we may not receive all potential revenue from these orders, except for an initial non-refundable deposit which is paid at the time the contract is signed. In addition, backlog includes both funded (firm orders for which funding is authorized and appropriated) and unfunded portions of such contracts, for which work has not been performed. If a contract is unfunded whole or part, and the customer does not obtain funding or appropriation of funding, there is a risk that we may not potential revenue from that portion of the contract.
In addition, backlog is typically subject to large variations from quarter to quarter and comparisons of backlog from period to period are not necessarily indicative of future revenues. Furthermore, some contracts comprising the backlog are for services scheduled many years in the future, and the economic viability of customers with whom we have contracted is not guaranteed over time. As a result, the contracts comprising our backlog may not result in actual revenue in any particular period, or at all, and the actual revenue from such contracts may differ from our backlog estimates. The timing of receipt of revenues, if any, on projects included in backlog could change because many factors affect the scheduling of missions and adjustments to contracts may also occur. The failure to realize some portion of our backlog could adversely affect our revenues and gross margins. Furthermore, the presentation of our financial results requires us to make estimates and assumptions that may affect revenue recognition. In some instances, we could reasonably use different estimates and assumptions, and changes in estimates are likely to occur from period to period. Accordingly, actual results could differ significantly from our estimates.
Management has identified 85 or more programs accounting for over $9 billion in potential revenue and refers to this opportunity as its sales pipeline. Management may fail to convert any or all of these potential opportunities into revenue for a variety of reasons both inside of and outside of management’s control.
If Terran Orbital fails to manage its future growth effectively, its business, prospects, operating results and financial condition may be materially adversely affected.
In order to achieve the substantial future revenue growth we have projected, we must develop and market new products and services. Terran Orbital intends to expand its operations significantly, including the development of its NextGen Earth Observation constellation. To properly manage its growth, it will need to hire and retain additional personnel, upgrade its existing operational management and financial and reporting systems, and improve its business processes and controls. Terran Orbital’s future expansion will include:
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hiring and training new personnel;

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assembling and servicing the NextGen Earth Observation constellation;

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developing new technologies;

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controlling expenses and investments in anticipation of expanded operations;

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upgrading the existing operational management and financial reporting systems and team to comply with requirements as a public company; and

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implementing and enhancing administrative infrastructure, systems and processes.

If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our sales and marketing, research and development, customer and commercial strategy, products and services, supply, and manufacturing functions. These efforts will require us to invest significant financial and other resources, including in industries and sales channels in which we have limited experience to date. We will also need to continue to leverage our manufacturing and operational systems and processes, and there is no guarantee that we will be able to scale the business and the manufacture of vehicles as currently planned or within the planned timeframe. The continued expansion of our business may also require additional manufacturing and operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations for the manufacture of our vehicles.
Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring and training employees, finding manufacturing capacity to produce our vehicles and related equipment, and delays in production. These difficulties divert the attention of management and key employees and impact financial and operational results. If we are unable to drive commensurate growth, these costs, which include lease commitments, headcount and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.
Terran Orbital Earth Observation Solutions’ satellite constellation, including the SAR technology and satellite bus size, are under design and development, have not been built or launched by us before and may not be completed on time or at all, may not work properly, and the costs associated with it may be greater than expected. There is technology, development and cost risk associated with Terran Orbital Earth Observation Solutions’ satellites that if not successfully managed will have a significant impact on Terran Orbital’s ability to successfully deploy and commercialize Terran Orbital Earth Observation Solutions’ business.
While Terran Orbital estimates the gross costs associated with designing, building and launching the NextGen Earth Observation constellation and related infrastructure will be approximately $730 million, there can be no assurance that Terran Orbital will complete the NextGen Earth Observation constellation and related infrastructure, products and services on a timely basis, on budget or at all. Design, manufacture and launch of satellite systems are highly complex and historically have been subject to delays and cost over-runs. Development of the NextGen Earth Observation constellation may suffer from delays, interruptions or increased costs due to many factors, some of which may be beyond its control, including:
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timing in finalizing the NextGen Earth Observation constellation design and specifications, including its synthetic antenna aperture;

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the failure of the NextGen Earth Observation constellation to work as expected as a result of technological or manufacturing difficulties, design issues or other unforeseen matters;

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lower than anticipated demand and acceptance for the NextGen Earth Observation constellation from potential customers;

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the inability to obtain capital to finance the NextGen Earth Observation constellation and related infrastructure, products and services on acceptable terms or at all;

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engineering and/or manufacturing performance failing or falling below expected levels of output or efficiency;

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denial or delays in receipt of regulatory approvals or non-compliance with conditions imposed by regulatory authorities;

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the breakdown or failure of equipment or systems;

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non-performance by third-party contractors or suppliers;

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the inability to develop or license necessary technology on commercially reasonable terms or at all;

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launch delays or failures or deployment failures or in-orbit satellite failures once launched;

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labor disputes or disruptions in labor productivity or the unavailability of skilled labor;

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increases in the costs of materials;

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changes in project scope;

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increased competition;

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additional requirements imposed by changes in laws; or

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severe weather or catastrophic events such as fires, earthquakes, storms or explosions.

If any of the above events occur, they could have a material adverse effect on Terran Orbital’s ability to continue to develop the NextGen Earth Observation constellation and related infrastructure, products and services, which would materially adversely affect its business, financial condition and results of operations.
Because Terran Orbital’s satellites are complex and are deployed in complex environments, Terran Orbital’s satellites may have defects that are discovered only after full deployment to space, which could seriously harm Terran Orbital’s business. Terran Orbital’s customized hardware and software may be difficult and expensive to service, upgrade and replace.
Terran Orbital produces highly complex products including satellites that incorporate leading-edge technology. They are designed to be deployed across complex networks, which in some cases may include over a million users. Because of the nature of these satellites, there is no assurance that Terran Orbital’s pre-shipment testing programs will be adequate to detect all defects. As a result, Terran Orbital’s customers may discover errors or defects in Terran Orbital’s satellites, or Terran Orbital’s satellites may not operate as expected after they have been fully deployed to space. Hardware and software errors or defects discovered before launch of the spacecraft to orbit may be mediated while the spacecraft is still on the ground. However, once launched, Terran Orbital will no longer be able to change or service the hardware. While spacecraft are in orbit, Terran Orbital may be able to fix software errors or defects. If Terran Orbital is unable to cure an anomaly, Terran Orbital could experience damage to Terran Orbital’s reputation, reduced customer satisfaction, loss of existing customers and failure to attract new customers, failure to achieve market acceptance, cancellation of orders, loss of revenues, reduction in backlog and market share, increased service and warranty costs, diversion of development resources, legal actions by Terran Orbital’s customers, issuance of credit to customers and increased insurance costs. Defects, integration issues or other performance problems in Terran Orbital’s satellites could also result in financial or other damages to Terran Orbital’s customers. Terran Orbital’s customers could seek damages for related losses from Terran Orbital, which could seriously harm Terran Orbital’s business, financial condition and results of operations. The occurrence of any of these problems would seriously harm Terran Orbital’s business, financial condition and results of operations.
Terran Orbital’s products could fail to perform or could perform at reduced levels of service because of technological malfunctions or deficiencies, regulatory compliance issues, or events outside of its control, which would harm its business and reputation.
Terran Orbital’s products and services are subject to the risks inherent in a global, complex system employing advanced technology and heavily regulated in the United States and internationally by, among others, the National Oceanic and Atmospheric Administration (“NOAA”) and other regulatory authorities that govern such systems in different countries such as the Norwegian Communications Authority (“NKOM”), and the International Telecommunications Union (“ITU”), internationally. The lack of familiarity with, and burdens of complying with, foreign laws, legal standards, privacy and cybersecurity standards, regulatory requirements, tariffs and other barriers, and the risk of penalties for deemed noncompliance, could have a material adverse effect on our business, financial condition and results of operation. Any disruption to Terran Orbital’s satellites, services, information systems or regulatory compliance issues, could result in the inability or reduced ability of end-user customers to receive services for an indeterminate period of time. These customers may include government agencies conducting mission-critical work throughout the world. Any disruption to the NextGen Earth Observation constellation or extended periods of reduced levels of service could cause Terran Orbital to lose customers or revenue, result in delays or cancellations of future implementations of Terran Orbital’s products and services, result in failure to attract customers, or result in litigation, customer service or repair work that would involve substantial costs and distract management from operating Terran Orbital’s business. The failure of any of the diverse elements of the planned NextGen Earth Observation constellation, including its satellites, to function as required could render the NextGen Earth Observation constellation unable to perform at the quality and capacity levels required for success. Any system failures, repeated product failures or shortened product life, or extended reduced levels of service could reduce Terran Orbital’s expected sales, increase costs, or result in warranty or liability claims or litigation, and harm its business.
Terran Orbital’s satellites have a limited life and may fail prematurely, which would materially and adversely affect its business, prospects and potential profitability.
Terran Orbital may experience in-orbit malfunctions of its satellites once launched, which could adversely affect the reliability of their service or result in total failure of the satellite. In-orbit failure of a satellite may result from various causes, including component failure, loss of power or fuel, inability to control positioning of the satellite, solar or other astronomical events, including solar radiation, wind and flares, and space debris. Other factors that could affect the useful lifespan of Terran Orbital’s satellites include the quality of construction, gradual degradation of solar panels and the durability of components. Radiation-induced failure of satellite components may result in damage to or loss of a satellite before the end of its expected life. In addition, satellites in low earth orbit have a limited life cycle and they could become compromised over their designated operational life span. Mechanical and electrical failures due to manufacturing error or defect as well as equipment degradation during the satellite’s lifetime may affect the actual commercial service lives of satellites. The commercial service lives of Terran Orbital’s satellites may be shorter than anticipated and Terran Orbital may not be able to adequately predict their useful lifespan. Any satellite anomalies in the future may result in monetary losses, delays, and impairment of services, all of which may adversely affect Terran Orbital’s business, financial condition, and results of operations. Terran Orbital would also expect to record an impairment charge in its statement of operations to reduce the remaining net book value of any failed satellite to zero, and any such impairment charges could depress its net income for the period in which the failure occurs.

Terran Orbital will incur significant expenses and capital expenditures in the future to execute its business plan, expand satellite solutions and develop its mission and data solutions within Terran Orbital Earth Observation Solutions, in particular the development of its NextGen Earth Observation constellation, and it may by unable to adequately control its expenses.
Terran Orbital will incur significant expenses and capital expenditures in the future to further its business plan, in particular the development of the NextGen Earth Observation constellation, including expenses to:
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design, develop, assemble and launch its satellites;

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design and develop components;

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leasing and other development costs relating to its Space Florida Facility;

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conduct research and development;

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purchase raw materials and components;

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launch, test and successfully operate its systems;

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find and maintain customers for its services;

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expand its design, development, maintenance and repair capabilities; and

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increase its general and administrative functions to support its growing operations and the management of a public company.

Because Terran Orbital will incur the costs and expenses from these efforts before it receives any revenues with respect thereto, its losses in future periods will be significant. In addition, Terran Orbital may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase its losses. Terran Orbital’s ability to become profitable in the future will not only depend on its ability to successfully launch satellites and build the NextGen Earth Observation constellation, but also to control costs. If Terran Orbital is unable to efficiently design, manufacture, launch and service its satellites or experiences significant delays during such development, its potential margins, potential profitability and prospects would be materially and adversely affected.
A failure to successfully finance, open and operate our planned new manufacturing facility could harm our business, financial condition and results of operations. This expansion may not be achieved on time or within Terran Orbital’s projected budget and may otherwise not provide the capability that Terran Orbital seeks.
We are in discussions to lease property for and build the Space Florida Facility. We plan to relocate certain of our existing satellite manufacturing, assembly, integrating and testing to our new facility after we enter into a definitive lease agreement. The delay in entering into a definitive lease agreement, the cost of such lease arrangement, once negotiated, as well as the failure to obtain necessary financing for and the costs of opening the Space Florida Facility could cause us to incur costs that vary materially from our projections, as well as impede our ability to generate new business as planned given existing capacity constraints and would adversely affect our business, financial condition and results of operations.
Transferring satellite manufacturing, assembly, integrating and testing to our new manufacturing location will also require significant capital expenditures, including the installation and/or transplantation of complex manufacturing equipment and processes and to hire and train a new workforce. If we are unable to manage this transfer and training smoothly and comprehensively, we could suffer delays in recognizing efficiencies, manufacturing and supply chain delays, adverse impacts on the developments of our NextGen Earth Observation constellation, product quality and delivery schedules, harm to our reputation with our customers, and loss of customers. If we are unable to successfully manage the relocation or initiation of the manufacture of these products, our business, financial condition and results of operations could be harmed.

Rapid and significant technological changes or advancements in competitors’ offerings could render the Terran Orbital NextGen Earth Observation constellation and Terran Orbital’s Satellite Solutions offerings obsolete and impair its ability to compete.
The satellite solutions industry is subject to rapid advances and innovations in technology. Terran Orbital may face competition in the future from companies using new technologies and new satellite systems. New technology could render Terran Orbital’s planned systems and satellites, including its NextGen Earth Observation constellation and/or Terran Orbital’s Satellite Solutions offerings obsolete or less competitive. Particular technological developments that could adversely affect the business plan may include the deployment by Terran Orbital’s competitors of new satellites with greater power, flexibility, efficiency or capabilities than Terran Orbital’s. If Terran Orbital does not continue to develop manufacture and market innovative technologies or applications that meet customers’ requirements, sales may suffer and our business may not grow as planned. For Terran Orbital to keep pace with technological changes and remain competitive, it may need to make significant capital expenditures, including capital to design and launch new products and services. Customer acceptance of the products and services that Terran Orbital offers may continually be affected by technology-based differences in product and service offerings compared to those of competitors. New technologies may also be protected by patents or other intellectual property laws and therefore may not be available. Any failure to implement new technology within Terran Orbital Earth Observation Solutions’ satellite constellation may compromise its ability to compete.
Terran Orbital’s satellites may collide with space debris or another spacecraft, which could adversely affect the performance of any satellites it builds and places in orbit, including those satellites in its NextGen Earth Observation constellation.
Although Terran Orbital expects to comply with best practices and international orbital debris mitigation requirements to actively maneuver its satellites to avoid potential collisions with space debris or other spacecraft, including an onboard propulsion system and altitude and orbit control system, these abilities are limited by, among other factors, uncertainties and inaccuracies in the projected orbit location of and predicted collisions with debris objects tracked and cataloged by governments or other entities. Additionally, some space debris is too small to be tracked and therefore its orbital location is unknown; nevertheless, this debris is still large enough to potentially cause severe damage or a failure of Terran Orbital’s satellites should a collision occur. If Terran Orbital’s satellites collide with space debris or other spacecraft, its NextGen Earth Observation constellation could be impaired. In addition, a failure of one or more of Terran Orbital’s satellites or the occurrence of equipment failures, collision damage, or other related problems that may result during the de-orbiting process could constitute an uninsured loss and could materially harm its financial condition.
The future revenue and operating results of Terran Orbital’s business are dependent on our ability to generate a sustainable order rate for the satellite manufacturing operations and develop new technologies to meet the needs of our customers or potential new customers.
Terran Orbital’s satellite solutions business financial performance is dependent on its ability to generate a sustainable order rate for its satellite manufacturing operations. This can be challenging and may fluctuate on an annual and quarterly basis as the number of satellite construction contracts awarded varies. The cyclical nature of the commercial satellite market could negatively impact our ability to accurately forecast customer demand. The markets that we serve may not grow in the future and we may not be able to maintain adequate gross margins or profits in these markets. Our growth is dependent on the growth in the sales of services provided by our customers, our customers’ ability to anticipate market trends, and our ability to anticipate changes in the businesses of our customers and to successfully identify and enter new markets. If we fail to anticipate such changes in demand, our business, results of operations and financial position could be adversely affected. Our sales efforts also typically require an extensive effort throughout a customer’s organization, a significant investment of human resources, expense and time, and there can be no assurances that we will be successful in making a sale to a potential customer. The individual or cumulative effects of factors discussed above could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful.

The satellite manufacturing industry is characterized by development of technologies to meet changing customer demand for complex and reliable services. Our systems embody complex technology and may not always be compatible with current and evolving technical standards and systems developed by others. Failure or delays to meet or comply with the requisite and evolving industry or user standards could have a material adverse effect on our business, results of operations and financial condition.
Following the completion of the Business Combination, the PIPE Financing and the Debt Financings, we may still require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all. If Terran Orbital cannot raise additional funds when needed, its operations and prospects could be negatively affected.
Prior to the Business Combination, we financed our operations and capital expenditures primarily through funding from private sources. Even following the completion of the Business Combination, the PIPE Financing and the Debt Financings, we could be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. For example, the global COVID-19 health crisis and related financial impact has resulted in, and may continue to result in, significant disruption and volatility of global financial markets that could adversely impact our ability to access capital. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.
The historical financial results of Terran Orbital and our unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus may not be indicative of what our actual financial position or results of operations would have been.
The historical financial results of Terran Orbital included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows we would have achieved as a standalone company during the periods presented or that we will achieve in the future. This is primarily the result of the following factors:
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we will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and

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our capital structure is different from that reflected in Terran Orbital’s historical financial statements prior to the Business Combination.

Similarly, our unaudited pro forma condensed combined financial information this proxy statement statement/prospectus is presented for illustrative purposes only. Accordingly, such unaudited pro forma condensed combined financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our unaudited pro forma condensed combined statements of operations and balance sheet contained elsewhere in this proxy statement/prospectus.
Terran Orbital derives a substantial portion of its revenue from Lockheed Martin. If Lockheed Martin changes its business strategy or reduces or eliminates its demand for Terran Orbital’s products and services, Terran Orbital’s business, prospects, operating results and financial condition could be adversely affected.
Lockheed Martin is a significant customer of Terran Orbital and accounts for, and is expected to continue to account for, a substantial portion of Terran Orbital’s consolidated revenue. Lockheed Martin individually represented approximately 21.6% of Terran Orbital’s consolidated revenues for the year ended December 31, 2020. In addition, programs associated with Lockheed Martin represent approximately 72% of our backlog as of September 30, 2021. Future operating results will continue to depend on the success of Terran Orbital’s relationships with Lockheed Martin, including under the SCA (as defined below).

Orders from Lockheed Martin are subject to fluctuation and may be reduced materially or eliminated entirely due to changes in Lockheed Martin’s needs, Terran Orbital not meeting Lockheed Martin’s specifications or price expectations or other factors. Any reduction or delay in sales of products to Lockheed Martin could significantly reduce Terran Orbital’s revenue. Terran Orbital’s operating results will also depend on successfully developing relationships with additional key customers. Terran Orbital cannot assure Lockheed Martin will be retained or that additional key customers will be recruited.
Terran Orbital’s strategic cooperation agreement with Lockheed Martin is not a firm order for services and gives Lockheed Martin priority rights, including over satellite manufacturing, and Terran Orbital may not receive the anticipated revenue from this agreement or may be required to prioritize Lockheed Martin over other customers or delay its plans to build out the NextGen Earth Observation constellation, either of which could adversely affect Terran Orbital’s operating performance and result in a loss of expected revenue.
Terran Orbital is party to a strategic cooperation agreement with Lockheed Martin (the “SCA”) pursuant to which the parties agree to (i) collaborate on the development, production and sale of satellites for use in U.S. Government spacecraft and spacecraft procurements and (ii) establish a cooperation framework to enable the parties to enter into projects, research and development agreements and other collaborative business arrangements and “teaming activities.” The SCA only sets forth the basic terms and conditions under which the parties may collaborate and is not a firm order for services. As such, there can be no assurance that the SCA will result in actual revenue during any particular period or at all.
The SCA also contains a number of provisions that require Terran Orbital to prioritize its relationship with Lockheed Martin. For example, under the SCA, if Terran Orbital is awarded a contract to build satellites for Lockheed Martin, then Terran Orbital is required to prioritize the Lockheed Martin order over manufacturing satellites for Terran Orbital’s other customers. Lockheed Martin also has the right of first refusal over certain large satellite manufacturing orders received from third parties and receives preferential rights to bid on certain ground based services and products. Accordingly, our business with other current and prospective customers may suffer due to the requirements of the SCA. Furthermore, if Terran Orbital does not have sufficient satellite manufacturing capacity for its own orders, then the development of the NextGen Earth Observation constellation would be delayed. In addition, Lockheed Martin has the right to receive Terran Orbital’s SAR data, but not commercialize it, without further agreement between the parties, which limits our ability to commercialize our SAR data with respect to Lockheed Martin. For additional information see “Certain Relationships and Related Person Transactions — Terran Orbital — Strategic Cooperation Agreement with Lockheed Martin.” The prioritization of Lockheed Martin over other customers, as well as any potential delay in development of the NextGen Earth Observation constellation could materially adversely affect our business, financial condition and results of operations.
Terran Orbital relies on third parties for a supply of equipment, satellite and other components, including semiconductor chip components, and services which creates risks to its operations. In addition, any future delays in delivery could adversely affect its financial performance and future prospects.
Terran Orbital’s business depends in large part on its ability to execute its plans to assemble, integrate and test satellites and components at its facilities in Irvine, California; Santa Maria, California and Torino, Italy. Terran Orbital relies on certain key suppliers to supply and produce certain highly technical components. The failure of these suppliers or others to perform could require Terran Orbital to seek alternative suppliers or expand its production capabilities, which could incur additional costs and have a negative impact on its cost or supply of components. In particular, due to the COVID-19 pandemic, labor shortages at our suppliers and various other factors, Terran Orbital has experienced semiconductor chip shortages and longer than historically experienced lead times of semiconductor chips. These parts are vital to the manufacturing by Terran Orbital of printed circuit board assemblies that control all elements of satellite operations. This includes safety-of-flight radio communications as well as the flight computers that allow the satellite to deliver its capabilities. The semiconductor shortages, reduced availability of parts and longer than historical lead times have negatively affected Terran Orbital’s ability to timely deliver its products and services to customers in both 2020 and 2021, which primarily affected Terran Orbital’s ability to recognize revenue on its forecasted timeline and increased its costs due to longer manufacturing durations. Terran Orbital expects that it will continue to experience shortages and longer lead times of semiconductor chips in the near future, which could have a material adverse effect on Terran Orbital’s business and negatively impact its financial condition and operating results by increasing costs, delaying its ability to manufacture and deliver its satellites thereby negatively affecting its ability to meet customer demands, delaying its recognition of revenue as well as increasing its interest and depreciation expenses and inventory levels.
In addition, production or logistics in supply or production areas or transit to final destinations can be disrupted for a variety of reasons including, but not limited to, natural and man-made disasters, information technology system failures, commercial disputes, military actions, economic, business, labor, environmental, public health or political issues or international trade disputes. If any of Terran Orbital’s suppliers terminate their relationships with Terran Orbital, fail to provide equipment or services on a timely basis, or fail to meet performance expectations, Terran Orbital may be unable to provide its products or services to its customers in a competitive manner, as well as delay development of its NextGen Earth Observation constellation, which could in turn negatively affect its financial performance and future prospects.
Terran Orbital’s business, including the continued development of its NextGen Earth Observation constellation, is and will be subject to risks, including but not limited to:
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securing necessary components on acceptable terms and in a timely manner;

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delays in delivery of final component designs to Terran Orbital’s suppliers;

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its ability to attract, recruit, hire and train skilled employees;

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quality controls;

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satellite launch and operation failures;

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delays or disruptions in supply chain; and

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other delays and cost overruns.

In addition, in connection with the PIPE Financing, Terran Orbital has entered into supply agreements requiring $20 million of purchase commitments over three years with Redwire Space, Inc. and Big Bear AI LLC, which are affiliates of AE Industrial to provide software and satellite supplies. We may not be able to benefit as much as we anticipate, or at all, from these new supply agreements due to the fact that, among other things, the new supply agreements have minimum payment conditions regardless of the services utilized, the supplier goods or services may not be as valuable as we anticipate relative to alternatives and circumstances may changes and we may not need such services.
Terran Orbital does not know whether it will be able to develop efficient, automated, low-cost production capabilities and processes and reliable sources of component supply that will enable Terran Orbital to successfully operate its satellites and NextGen Earth Observation constellation. Any failure to develop such production processes and capabilities within Terran Orbital’s projected costs and timelines could have a material adverse effect on its business, prospects, financial condition and operating results.
Terran Orbital and suppliers rely on complex systems and components, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.
Terran Orbital and its suppliers rely on complex systems and components for the operation and assembly of Terran Orbital’s satellites, which involves a significant degree of uncertainty and risk in terms of operational performance and costs. These components may suffer unexpected malfunctions from time to time and may require repairs and spare parts to resume operations, which may not be readily available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of Terran Orbital’s control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, difficulty or delays in obtaining governmental permits, damages or defects in various components, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the monetary losses, delays, unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on Terran Orbital’s business, prospects, financial condition or operating results.

The ongoing COVID-19 pandemic and future pandemics and health crises may disrupt Terran Orbital’s operations and affect its ability to successfully complete the research and development of its NextGen Earth Observation constellation on a timely basis.
In March 2020, the World Health Organization declared COVID-19 a pandemic. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains, and created significant volatility and disruption in the financial and capital markets. Terran Orbital is unable to accurately predict the full impact that the ongoing COVID-19 pandemic will have on its planned development of its NextGen Earth Observation constellation, its financial condition, and operational activities due to numerous factors that are not within its control, including the duration and severity of the outbreak, stay-at-home orders, business closures, travel restrictions, supply chain disruptions and employee illness or quarantines, which could result in disruptions to its operations and adversely impact its operations and financial condition. In addition, the COVID-19 pandemic has resulted in ongoing volatility in the financial and capital markets. If its access to capital is restricted or associated borrowing costs increase as a result of developments in financial markets relating to the COVID-19 pandemic, its operations and financial condition could be adversely impacted. Any future delays as a result of COVID-19 would delay Terran Orbital’s phased development.
Terran Orbital is dependent on third-party launch vehicles to launch its satellites and payloads into space and any delay could have an adverse impact on Terran Orbital’s financial condition and results of operations. Price increases from these third-party launch providers could negatively impact Terran Orbital’s business model and profitability. Additionally, errors or defects in launch services provided by these launch service providers could have a material adverse impact on Terran Orbital’s reputation and future prospects.
Currently there are only a handful of companies who offer launch services, and if this sector of the space industry does not grow or there is consolidation among these companies, we may not be able to secure space on a launch vehicle or such space may be more costly.
Our vehicles are expected to provide “last-mile” transport for satellites to their custom orbit after they are released at a drop off point in space. Therefore, we are dependent on third-party launch vehicles to deliver our vehicles into space. If the number of companies offering launch services or the number of launches does not grow in the future or there is a consolidation among companies who offer these services, this could result in a shortage of space on these launch vehicles, which may cause delays in our ability to meet our customers’ needs. Additionally, a shortage of space available on launch vehicles may cause prices to increase or cause delays in our ability to meet our customers’ needs. Either of these situations could have a material adverse effect on our results of operations and financial condition.
Further, in the event that a launch is delayed, our timing for revenue of recognition may be impacted depending on the length of the delay and the nature of the contract with the customers with payloads on such delayed flight. While such delays are common in the space industry, any delay in a launch on which we are booked for missions with paying clients would result in a delay in recognizing revenue which could materially impact our financial statements or result in negative impacts to our earnings during a specified time period, which could have a material effect on our results of operations and financial condition.
We rely on a limited number of suppliers for certain materials and supplied components. We may not be able to obtain sufficient materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms or at all, which could impair our ability to fulfill our orders in a timely manner or increase our costs of production. Disruptions in the supply of key raw materials or components and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact us.
Our ability to produce our current and future vehicle systems and other components of operation is dependent upon sufficient availability of raw materials and supplied components, which we secure from a limited number of suppliers. Our reliance on suppliers to secure these raw materials and supplied components exposes us to volatility in the prices and availability of these materials. We may not be able to obtain sufficient supplies of raw materials or supplied components on favorable terms or at all, which could result in delays in the manufacture of our vehicles or increased costs.

In addition, we may in the future experience delays in manufacturing or operation as we go through the requalification process with any replacement third-party supplier, as well as the limitations imposed by U.S., international, and foreign trade embargoes as well as import and export controls. The International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations (“EAR”), or other restrictions on transfer of sensitive technologies, for example, impose limitations and prohibitions that may impact our international operations and business activities. See “— Terran Orbital’s business is subject to extensive government regulation, which mandates how it may operate its business, may reduce or eliminate its business, and may increase its business costs and prevent its expansion into new markets.”
Moreover, the imposition of tariffs on such raw materials or supplied components could have a material adverse effect on our operations. Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner and could cause us to experience cancellations or delays of scheduled missions, customer cancellations or reductions in our prices and margins, any of which could harm our business, financial condition and results of operations.
Many raw materials, major components and product equipment items, are procured or subcontracted on a single or sole-source basis. Although we maintain a qualification and performance surveillance process and we believe that sources of supply for raw materials and components are generally adequate, it is difficult to predict what effects shortages or price increases may have in the future. Our ability to manage inventory and meet delivery requirements may be constrained by our suppliers’ inability to scale production and adjust delivery of long-lead time products during times of volatile demand. Our inability to fill our supply needs would jeopardize our ability to fulfill obligations under commercial and government contracts, which could, in turn, result in reduced sales and profits, contract penalties or terminations and damage to customer relationships and could have a material adverse effect on our operating results, financial condition, or cash flows.
Key raw materials used in our operations include metals such as aluminum and titanium, which are usually procured by our suppliers who manufacture parts in accordance with our drawings. We also purchase materials such as chemicals; composites; electronic, electro-mechanical and mechanical components; subassemblies; and subsystems that are integrated with the manufactured parts for final assembly into finished products and systems. We are impacted by increases in the prices of raw materials used in production on fixed-price business.
We monitor sources of supply to attempt to assure that adequate raw materials and other supplies needed in manufacturing processes are available.
Prolonged disruptions in the supply of any of our key raw materials or components, difficulty completing qualification of new sources of supply, implementing use of replacement materials, components or new sources of supply, or a continuing increase in the prices of raw materials, energy or components could have a material adverse effect on our operating results, financial condition, or cash flows.
Terran Orbital’s business plans are predicated on its ability to vertically integrate its production process, bringing certain component manufacturing processes in-house (for example, the production of printed circuit boards) which we do not produce today and which we may not be able to successfully or cost-effectively produce in the future.
We are in discussions to lease property for and build the Space Florida Facility. We plan to vertically integrate most all of our supply chain by relocating certain of our existing satellite manufacturing, assembly, integrating and testing to our new facility and adding additional capabilities including the production and test of printed circuit boards after we enter into a definitive lease agreement. Transferring satellite manufacturing, assembly, integrating and testing and building out new capabilities to our new manufacturing location will also require significant capital expenditures, including the installation and/or transplantation of complex manufacturing equipment and processes and to hire and train a new workforce. If we are unable to manage this transfer and training smoothly and comprehensively, we may fail to meet our objective of near full vertical integration and could suffer delays in recognizing efficiencies, manufacturing and supply chain delays, adverse impacts on the developments of our NextGen Earth Observation constellation, product quality and delivery schedules, harm to our reputation with our customers, and loss of customers. If we are unable to successfully manage the relocation or initiation of the manufacture of these products, our business, financial condition and results of operations could be harmed.
Terran Orbital may be negatively affected by global economic conditions or geopolitical factors.
Terran Orbital’s operations and performance depend significantly on worldwide economic conditions. Uncertainty about global economic conditions poses a risk as individual consumers, businesses and governments may postpone spending in response to tighter credit, negative financial news, declines in income or asset values, or budgetary constraints. Reduced demand could cause a significant delay in the launch of Terran Orbital’s satellites or the development of the NextGen Earth Observation constellation which in turn could cause a decline in its anticipated future revenue and make it more difficult to operate profitably in the future, potentially compromising its ability to pursue its business plan. Terran Orbital expects its future growth rate will be affected by the condition of the global economy, increased competition, maturation of the satellite solutions industry, and the difficulty in sustaining high growth rates as it increases in size.
Terran Orbital may experience setbacks during its commercial and government satellite missions, which could have a material adverse effect on its business, financial condition and results of operation and could harm its reputation.
The success of our satellite solutions business will depend on our ability to successfully and regularly deliver customer satellites. While we have built operational processes to ensure that the design, manufacture, performance and servicing of our in-space vehicles meet rigorous performance goals, there can be no assurance that we will not experience operational or process failures and other problems during our inaugural mission or on any other mission. Any failures or setbacks could harm our reputation and have a material adverse effect on our business, financial condition and results of operation.
Terran Orbital’s business may be adversely affected if it is unable to maintain or protect its intellectual property rights from unauthorized use by third parties.
Failure to adequately maintain or protect Terran Orbital’s intellectual property rights could result in Terran Orbital’s competitors offering similar or competitive services and products, potentially resulting in the loss of some of Terran Orbital’s competitive advantage and a decrease in its revenue, which would adversely affect its business, prospects, financial condition and operating results. Terran Orbital’s success depends, at least in part, on its ability to maintain and protect its core technology and intellectual property and to keep its use of licenses. To accomplish this, Terran Orbital relies on a combination of trade secrets (including know-how), employee and third-party nondisclosure agreements, trademarks, intellectual property licenses and other contractual rights to establish and protect its rights in its technology assets.
The maintenance and protection of Terran Orbital’s intellectual property rights will be important to its future business opportunities. However, the measures Terran Orbital takes to protect its intellectual property from unauthorized use by others may not be effective for various reasons, including the following:
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any patent applications Terran Orbital submits may not result in the issuance of patents;

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Terran Orbital’s employees or business partners may breach their inventions assignment, non-disclosure, arbitration and, a non-compete obligations to Terran Orbital;

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third-parties may independently develop or acquire technologies that are the same or similar to Terran Orbital’s;

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the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make enforcement impracticable; and

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current and future competitors may circumvent Terran Orbital’s intellectual property.

Patent, trademark, copyright and trade secret laws vary throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the U.S. Further, policing the unauthorized use of Terran Orbital’s intellectual property in foreign jurisdictions may be difficult. Therefore, Terran Orbital’s intellectual property rights may not be as strong or as easily enforced outside of the U.S. In addition, Terran Orbital may have difficulty enforcing its rights against a competitor where an infringement occurs in outer space.
Terran Orbital’s intellectual property may become subject to claims that its devices or services violate the patent or intellectual property rights of others, which could be costly and disruptive to Terran Orbital’s business.
Terran Orbital cannot be certain that it is the first inventor of the subject matter to which it has filed a particular patent application, or if it is the first party to file such a patent application. If another party has filed a patent application to the same subject matter as Terran Orbital has, Terran Orbital may not be entitled to the protection sought by the patent application. Terran Orbital also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, Terran Orbital cannot be certain that the patent applications that it files will issue, or that its issued patents will afford protection against competitors with similar technology. In addition, Terran Orbital’s competitors may design around Terran Orbital’s issued patents, which may adversely affect Terran Orbital’s business, prospects, financial condition and operating results.
Terran Orbital operates in an industry that is susceptible to significant intellectual property litigation. Although Terran Orbital maintains insurance to cover cost of intellectual property litigation, the defense of intellectual property suits is both costly and time-consuming, even if ultimately successful, and may divert management’s attention from other business concerns. An adverse determination in litigation to which Terran Orbital may become a party could, among other things:
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subject it to significant liabilities to third parties, including lost profits and treble damages that are not covered by insurance;

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require disputed rights to be licensed from a third party for royalties that may be substantial;

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require it to cease using technology that is important to its business;

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prohibit it from selling some or all of its devices or offering some or all of its services; or

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Terran Orbital’s customized hardware and software may be difficult and expensive to service, upgrade or replace.

Some of the hardware and software Terran Orbital uses in operating its solutions, including its NextGen Earth Observation constellation is significantly customized and tailored to meet Terran Orbital’s requirements and specifications and could be difficult and expensive to service, upgrade or replace. Although Terran Orbital expects to maintain inventories of some spare parts, it nonetheless may be difficult, expensive or impossible to obtain replacement parts for the hardware due to a limited number of those parts being manufactured to its requirements and specifications. In addition, Terran Orbital’s business plan contemplates updating or replacing some of the hardware and software in its network as technology advances, but the complexity of its requirements and specifications may present Terran Orbital with technical and operational challenges that complicate or otherwise make it expensive or infeasible to carry out such upgrades and replacements. If Terran Orbital is not able to suitably service, upgrade or replace its equipment, Terran Orbital’s ability to provide its services and therefore to generate revenue could be harmed.
Any significant disruption in or unauthorized access to Terran Orbital’s computer systems and other information technology or those of our customers, partners and other third parties that we utilize in our operations, could result in a loss or degradation of service, unauthorized disclosure of data, or theft or tampering of intellectual property, any of which could materially adversely impact our business.
Our operations, products, services, data and intellectual property are inherently at risk of loss, inappropriate access, or tampering by both insider threats and external bad actors. In particular, our operations face various cyber and other security threats, including attempts to gain unauthorized access to sensitive information, intellectual property, mission operations, systems and networks. Our systems (internal, customer and partner systems) and assets may also be subject to damage or interruption from natural and other disaster events or disruptions including tsunamis, hurricanes, floods, earthquakes, fires, water shortages, other extreme weather conditions, epidemics or pandemics, acts of terrorism, power shortages and blackouts, aging infrastructures and telecommunications failures. In addition, insider threats, threats to the safety of our directors and employees, threats to the security of our facilities, infrastructure and supply chain and threats from terrorist acts or other acts of aggression could have a material adverse impact on our business.
The products, and services that we develop and deliver to our customers are also at risk of disruption, loss, or tampering. The integrity of the data, information and analysis in our products and services is at risk of being manipulated either before or after delivery to a customer. Our products with derived information characteristics are also at risk of being incorrect due to deceptive practices by others or errors.
Our customers and partners (including our supply chain) face similar threats. Customer or partner proprietary, classified, or sensitive data and information transmitted to, from, or stored on our networks are at risk. Assets and intellectual property and products in customer or partner environments are also at risk. We also have risk where we have access to customer and partner networks and face risks of breach, disruption or loss as well. Our supply chain for products and services is becoming more diverse and therefore that risk is also growing.
While we have implemented reasonable measures consistent with government regulations, including aimed at reducing the risk of cyber threats as well as to help thwart bad actors and protect our data and our systems and assets, the techniques used to gain unauthorized access are constantly evolving, and we may be unable to anticipate or prevent all unauthorized access, disruption, loss, or harm. Because of our highly desired data, intellectual property and our support of the U.S. government and other governments, we (and/or partners we use) may be a particularly attractive target for such attacks, including by hostile foreign governments. From time to time, we have experienced attacks on our systems from bad actors that, to date, have not had a material adverse effect on our business. We cannot offer assurances, however, that future attacks will not materially adversely affect our business or reputation.
Recently, there have been reported a number of significant, widespread cybersecurity attacks and breaches that have compromised network integrity for many companies and governmental agencies, in some cases reportedly originating from outside the United States. In addition, there are reportedly private products available in the market today be used to that may attempt to unlawfully intercept communications made using both public and private networks. Terran Orbital may be required to expend significant resources to respond to, contain, remediate, and protect against these attacks and threats, including compliance with applicable data breach and data security laws and regulations, and to alleviate problems, including reputational harm and litigation, caused by these data security incidents. In addition, in the event of such a data security incident, Terran Orbital’s customer contracts may not adequately protect it against liability to third parties with whom its customers conduct business. Although Terran Orbital has implemented security measures, these measures may prove to be inadequate. Any security incidents could have a significant effect on Terran Orbital’s systems, devices and services, including system failures and delays that could limit network availability, which could harm its business and its reputation and result in substantial liability.
We use software that we have developed, which we seek to continually update and improve. Upgrading, improving, and replacing such software or our systems is often time-consuming and expensive and can disrupt daily business operations. Further, we may not always be successful in executing these upgrades and improvements, which may occasionally result in periodic interruptions or a failure of our systems, or could introduce vulnerabilities into our software or systems. Any interruptions or failure of our systems could harm our business, reputation and ability to execute on our business plan, which could materially adversely affect our results of operations.
A cyber security incident or other significant disruption of our operations, products, or services could:
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disrupt the proper functioning of our networks, applications and systems and therefore our operations and/or those of certain of our customers, or partners;

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result in the unauthorized access to, and destruction, loss, theft, misappropriation or release of, our or our customers’ or partners’ proprietary, confidential, sensitive or otherwise valuable information, including trade secrets, which others could use to compete against us or for disruptive, destructive or otherwise harmful purposes and outcomes;

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destroy or degrade assets including space, ground and intellectual property assets;

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manipulate or tamper with our products, solutions, analysis, or other systems delivered to our customers or partners;

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result in fines, penalties, or debarment;

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compromise other sensitive government functions; and

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damage our reputation with our customers (particularly agencies of various governments) and the public generally.

A security event that involves classified or other sensitive government information or certain controlled technical information, could subject us to civil or criminal penalties and could result in loss of our secure facility clearance and other accreditations, loss of our government contracts, loss of access to classified information, loss of export privileges or debarment as a government contractor. The risk that these types of events could seriously harm our business is likely to increase as we expand the number of products and services we offer, or increase the number of countries within which we do business.
Security problems with our networks, data processing systems, software products, and those systems or services of our third-party providers may be vulnerable to security risks, could cause increased cyber-security protection costs and general service costs, harm our reputation, and result in liability and increased expense for litigation, regulatory fines and diversion of management time.
We process and retain large amounts of sensitive data. We have included security features in our products and processes that are intended to protect the privacy and integrity of data, including confidential client data. Security of our products, process and services is critical given the confidential nature of the information contained in our systems. We also rely on employees and contractors in our network operations centers, data centers, and support operations to follow our procedures when handling such information. However, our network and those of our partners, third-party service providers, banks, and our customers are vulnerable to unauthorized access, ransomware, computer viruses and other security problems. It is possible that our security controls, our selection and training of employees or contractors, and other practices we follow may not prevent the improper disclosure of information. Persons who circumvent security measures could wrongfully obtain or use information on the network or cause interruptions, delays or malfunctions in our operations, or misappropriation of assets, any of which could have a material adverse effect on our business, financial condition and results of operations. Also, such disclosure could harm our reputation and subject us to liability in regulatory proceedings and private litigation, resulting in increased costs or loss of revenue. Improper disclosure of customer data could result in lawsuits or regulatory proceedings alleging damages and perceptions that our products and services do not adequately protect the privacy of customer data and could inhibit sales of our products and services. In addition, our customer and vendor contracts may not sufficiently protect us against third-party claims related to an incident. Defending these types of claims could result in increased expenses for litigation and claims settlement and a significant diversion of our management’s attention.
Additionally, our software products, the systems on which the products are used, and our processes are not impervious to intentional break-ins (“hacking”), email spoofing, phishing, ransomware, cyber-attacks or other disruptive disclosures or problems, whether as a result of inadvertent third-party action, employee action, malfeasance, or otherwise. Hacking, email spoofing, phishing, ransomware, cyber-attacks or other disruptive problems have resulted, and could result, in the diversion of our development resources, damage to our reputation, increased cyber-security protection costs and general service costs. Cyber-security risks may be increased while many of our personnel and those of our third-party providers are working remotely due to the COVID-19 pandemic. While we have experienced, and expect to continue to experience, threats and attacks on our networks and data processing systems seeking to gain unauthorized access to our systems or data or to cause disruptions in service, based on information known to date, past threats and attacks have not had a material impact on our business, financial condition or results of operations. Although we have implemented, and intend to continue to implement, security measures, these measures may prove to be inadequate to manage these risks, and could have a material adverse effect on our business, financial condition and results of operation.

System security and data breaches or cyber security incidents, as well as cyber-attacks could disrupt and damage our business, reputation and brand and substantially harm our business and results of operations.
Cyber-attacks, denial-of-service attacks, ransomware attacks, business email compromises, computer malware, viruses and social engineering (including phishing) could lead to disruption in our operations and harm to our operations. If our data, systems or network infrastructure were to fail, or if we were to suffer an interruption or degradation of services in our data center, third-party cloud, physical facilities or other infrastructure environments, we could lose important manufacturing, technical and other confidential or sensitive data, which could harm our business. Our facilities, as well as the facilities of third-parties that maintain or have access to our data, assets and network infrastructure, are vulnerable to damage or interruption from earthquakes, tsunamis, hurricanes, floods, fires, cybersecurity attacks, terrorist attacks, power losses, telecommunications failures and similar events. In the event that our or any third-party provider’s systems or service abilities are hindered by any such events, our ability to operate may be impaired. Our data center, third-party cloud, and managed service provider infrastructure also could be subject to break-ins, cyberattacks, sabotage, intentional acts of vandalism and other misconduct, from a spectrum of actors ranging in sophistication from threats common to most industries to more advanced and persistent, highly organized adversaries, including state-sponsored acts. Any security breach, including personal data breaches, or security incidents, that we experience could result in unauthorized access to, misuse of or unauthorized acquisition of our internal sensitive corporate or confidential data, such as financial data, intellectual property, or data collected for or related to contracts with commercial or government customers or partners. Such unauthorized access, misuse, acquisition, or modification of such data may result in data loss, corruption or alteration, interruptions in our operations or damage to our computer hardware or systems or those of our employees and customers, and may increase our costs, trigger contractual obligations or regulatory fines, penalties or scrutiny and could lead to a loss of contracts with commercial or government customers or partners. Moreover, negative publicity arising from these types of disruptions could damage our reputation, limiting our ability to secure future contracts. Breaches of data security or significant unavailability of our services due to attacks could cause users to cease using our services and materially and adversely affect our business, prospects, financial condition and results of operations.
Our disaster recovery plans, or those of our third-party providers, may be inadequate to restore our operations, or mitigate the harm or losses that could occur.
The market may not accept Terran Orbital’s Earth Observation Solutions products and services.
We cannot accurately predict whether our products and services will achieve significant market acceptance or whether there will be a market for our products and services on terms we find acceptable. Market acceptance of our SAR imagery and related products and services depends on a number of factors, including the quality, scope, timeliness, sophistication, price and the availability of substitute products and services. Lack of significant market acceptance of our offerings, or other products and services that utilize our imagery, delays in acceptance, failure of certain markets to develop or our need to make significant investments to achieve acceptance by the market would negatively affect our business, financial condition and results of operations. If we are unable to achieve sustained growth, we may be unable to execute our business strategy, expand our business or fund other liquidity needs and our business prospects, financial condition and results of operations could be materially and adversely affected.
Natural disasters, acts of God, unusual weather conditions, epidemic outbreaks, terrorist acts, supply chain interruptions and political events could disrupt our business, including our vehicle launch schedules.
The occurrence of one or more natural disasters or acts of God such as fires, floods and earthquakes, unusual weather conditions, epidemic or pandemic outbreaks, terrorist attacks or disruptive political events where our facilities or the launch facilities our transport partners use are located, or where our third-party suppliers’ facilities are located, could adversely affect our business. Natural disasters including tornados, hurricanes, floods and earthquakes may damage our facilities, the launch facilities we use or those of our suppliers, which could have a material adverse effect on our business, financial condition and results of operations. Severe weather, such as rainfall, snowfall or extreme temperatures, may impact the ability for launches to occur as planned, resulting in additional expense to reschedule, thereby reducing our sales and profitability. Terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting our domestic or foreign suppliers of components of our products, may impact our operations by, among other things, causing supply chain disruptions and increases in commodity prices, which could adversely affect our raw materials or transportation costs. These events also could cause or act to prolong an economic recession or depression in the United States or abroad, such as the current business disruption and related financial impact resulting from the global COVID-19 health crisis. To the extent these events also impact one or more of our suppliers or result in the closure of any of their facilities or our facilities, we may be unable to maintain launch schedules or fulfill our other contracts.
Our employees and independent contractors may engage in misconduct or other improper activities, which could have an adverse effect on our business, prospects, financial condition and operating results.
We are exposed to the risk that our employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate U.S. and international laws and regulations. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could have a material adverse effect on our business, financial condition and results of operations.
Our revenue, results of operations and reputation may be negatively impacted if our programs fail to meet contractual requirements or our products contain defects or fail to operate in the expected manner.
We sell complex and technologically advanced systems, including satellites, products, hardware and software. Sophisticated software, including software developed by us, may contain defects that can unexpectedly interfere with the software’s intended operation. Defects may also occur in components and products that we manufacture or purchase from third parties. Most of the satellites and systems we have developed must function under demanding and unpredictable operating conditions and in harsh and potentially destructive environments. In addition, we may agree to the in-orbit delivery of a satellite, adding further risks to our ability to perform under a contract. Failure to achieve successful in-orbit delivery could result in significant penalties and other obligations on us.
We employ sophisticated design and testing processes and practices, which include a range of stringent factory and on-site acceptance tests with criteria and requirements that are jointly developed with customers. Our systems may not be successfully implemented, pass required acceptance criteria, or operate or give the desired output, or we may not be able to detect and fix all defects in the satellites, products, hardware and software we sell or resolve any delays or availability issues in the launch services we procure. Failure to do so could result in increased costs, lost revenue and damage to our reputation and may adversely affect our ability to win new contract awards. Terran Orbital manufactures satellites with the intention of receiving full contractual value for builds; however, due to the inherent complexity, a number of adverse variables could negatively impact Terran Orbital’s ability to collect on the full amount of contractual consideration. Such variables include, among others, schedule delays, including those caused by suppliers or major subcontractors, contractual disputes, failure to meet technological requirements and customer solvency concerns. These variables could lead to termination for convenience or default on our contracts which could have a material adverse effect on our financial results. We have experienced significant delays in the building of certain satellites. We are currently experiencing a number of schedule delays, some of which are significant, in our satellite builds due to a number of factors, inclusive of COVID-19 delays, subcontractor issues and technological requirements and we are working closely with our customers as we continue to address these delays. We have, where appropriate, asserted force majeure provisions in our contracts but these can be subject to dispute.

Satellites are subject to construction and launch delays, launch failures, damage or destruction during launch, the occurrence of which can materially and adversely affect our operations. Terran Orbital may not be able to secure the launch of its satellites successfully or in a timely manner. Loss of a satellite during launch could delay or impair Terran Orbital’s ability to offer services or reduce Terran Orbital’s expected potential revenues, and launch insurance, even if it is available, will not fully cover this risk.
Delays in the construction of future satellites and the procurement of requisite components and launch vehicles, limited availability of appropriate launch windows, possible delays in obtaining regulatory approvals, satellite damage or destruction during launch, launch failures, or incorrect orbital placement could have a material adverse effect on our business, financial condition and results of operations. The loss of, or damage to, a satellite due to a launch failure could result in significant delays in anticipated revenue to be generated by that satellite. Any significant delay in the commencement of service of a satellite would delay or potentially permanently reduce the revenue anticipated to be generated by that satellite. In addition, if the loss of a satellite were to occur, we may not be able to accommodate affected customers with our other satellites or data from another source until a replacement satellite is available, and we may not have on hand, or be able to obtain in a timely manner, the necessary funds to cover the cost of any necessary satellite replacement. Any launch delay, launch failure, underperformance, delay or perceived delay could have a material adverse effect on our results of operations, business prospects and financial condition.
Competition within our markets and bid protests may affect our ability to win new contracts and result in reduced revenues and market share.
We operate in highly competitive markets and our competitors may have more financial capacity, more extensive or specialized engineering, manufacturing, or marketing capabilities in some areas, or be willing to accept more risk or lower profitability in competing for contracts. In some instances outside the U.S., foreign companies may receive loans, marketing subsidies and other assistance from their governments that may not be available to U.S. companies and foreign companies may be subject to fewer restrictions on technology transfer. We are also seeing a significant number of bid protests from unsuccessful bidders on new program awards. Bid protests can result in contract modifications or the award decision being reversed and loss of the contract award. Even where a bid protest does not result in the loss of an award, the resolution can extend the time until the contract activity can begin, and delay earnings.
If we are unable to continue to compete successfully against our current or future competitors, or prevail in protests, or to prevail against other attempts to interfere with our ability to obtain and retain awards, we may experience declines in future revenues.
We face competition that may cause us to have to either reduce our prices for satellites, launch planning services, mission operation, Earth observation imagery, data and related products and services or to lose market share.
Our products and services compete with satellite and aerial imagery and related products and services offered by a range of private and government providers. Our current or future competitors may have superior technologies or greater financial, personnel and other resources than we have. The value of our imagery may also be diluted by Earth imagery that is available free of charge.
The U.S. government and foreign governments may develop, construct, launch and operate their own imagery satellites, which could reduce their need to rely on us and other commercial suppliers. In addition, such governments could sell or provide free of charge Earth imagery from their satellites and thereby compete with our imagery products and services. Also, governments may at times make our imagery freely available for humanitarian purposes, which could impair our revenue growth with non-governmental organizations. These governments could also subsidize the development, launch and operation of imagery satellites by our current or future competitors.
Our competitors or potential competitors could, in the future, offer satellite-based imagery, satellites, launch planning services, mission operations services, or other products and services with more attractive features than our products and services. The emergence of new remote imaging technologies or the continued growth of low-cost imaging satellites, could negatively affect our marketing efforts. More importantly, if competitors develop and launch satellites or other imagery-content sources with more advanced capabilities and technologies than ours, or offer products and services at lower prices than ours, our business and results of operations could be harmed. Due to competitive pricing pressures, such as new product introductions by us or our competitors or other factors, the selling price of our products and services may further decrease. If we are unable to offset decreases in our average selling prices by increasing our sales volumes or by adjusting our product mix, our revenue and operating margins may decline and our financial position may be harmed.
We operate in highly competitive industries and in various jurisdictions across the world, which may cause us to have to reduce our prices.
We operate in highly competitive industries and many of our competitors are larger and have substantially greater resources than we have. Our primary competitors for satellite manufacturing contracts include L3Harris Technologies, Raytheon Technologies, Northrop Grumman, General Atomics Defense, Blue Canyon Technologies, Millennium Space Systems and York Space Systems. We may also face competition in the future from emerging low-cost competitors. Competition in our Imaging and Services business is highly diverse, and while our competitors offer different products, there is often competition for contracts that are part of governmental budgets. Our major existing and potential competitors for mission solutions include commercial satellite imagery companies, state-owned imagery providers, aerial imagery companies, free sources of imagery and unmanned aerial vehicles. Our Earth Observation Solutions segment faces competition from companies that provide geospatial analytic information and services to the U.S. government and other customers which we may target, including Maxar Technologies, DigitalGlobe, Imagesat, RADARSAT, e-GEOS, Planet, Satellogic, Blacksky, Capella Space, ICEYE and Umbra.
In addition, some of our foreign competitors currently benefit from, and others may benefit in the future from, protective measures by their home countries where governments are providing financial support, including significant investments in the development of new technologies. Government support of this nature greatly reduces the commercial risks associated with satellite development activities for these competitors. This market environment may result in increased pressures on our pricing and other competitive factors.
Changes in tax laws may materially adversely affect Terran Orbital’s business, prospects, financial condition and operating results.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect Terran Orbital’s business, prospects, financial condition and operating results. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to New Terran Orbital. For example, U.S. federal tax legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), enacted many significant changes to the U.S. tax laws. Future guidance from the IRS with respect to the Tax Act may affect Terran Orbital, and certain aspects of the Tax Act could be repealed or modified in future legislation. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), has already modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation. In addition, the Biden administration and members of Congress have proposed various changes to the U.S. federal tax regime, including an increase in the U.S. federal corporate income tax rate from the current 21% rate to, in various proposals, 26.5% or 28%. Congress is currently working on draft legislation, that may include the proposed or other changes to the U.S. federal tax law; however, it is not yet clear what changes will be made or when, or what impact any such changes will have on Terran Orbital.
Our business involves significant risks and uncertainties that may not be covered by insurance.
A significant portion of our business relates to designing, developing and manufacturing advanced space technology products and systems. Although there have been and will continue to be technological advances in spaceflight, it is still an inherently dangerous activity. Explosions and other accidents on launch or during the flight have occurred and will likely occur in the future. If such incident should occur, we will likely experience a total loss of our or our customers’ payloads. The total or partial loss of one or more of our or our customers’ payloads could have a material adverse effect on our results of operations and financial condition. We endeavor to obtain insurance coverage from established insurance carriers to cover these risks and liabilities. However, the amount of insurance coverage that we maintain may not be adequate to cover all claims or liabilities. Existing coverage may be canceled while we remain exposed to the risk and it is not possible to obtain insurance to protect against all operational risks, natural hazards and liabilities.
We have historically insured our satellites to the extent that insurance was available on acceptable premiums and other terms. The insurance proceeds received in connection with a partial or total loss of the functional capacity of any of our satellites would not be sufficient to cover the replacement cost, if we choose to do so, of an equivalent high-resolution satellite. In addition, this insurance will not protect us against all losses to our satellites due to specified exclusions, deductibles and material change limitations and it may be difficult to insure against certain risks, including a partial deterioration in satellite performance and satellite re-entry.
The price and availability of insurance fluctuate significantly. Although we have historically been able to obtain insurance coverage for in-orbit satellites, we cannot guarantee that we will be able to do so in the future. We intend to maintain insurance for our operating satellites, but any determination we make as to whether to obtain insurance coverage will depend on a variety of factors, including the availability of insurance in the market, the cost of available insurance and the redundancy of our operating satellites. Insurance market conditions or factors outside our control at the time we are in the market for the required insurance, such as failure of a satellite using similar components, could cause premiums to be significantly higher than current estimates and could reduce amounts of available coverage. The cost of our insurance has been increasing and may continue to increase. Higher premiums on insurance policies will reduce our operating income by the amount of such increased premiums. If the terms of in-orbit insurance policies become less favorable than those currently available, there may be limits on the amount of coverage that we can obtain, or we may not be able to obtain insurance at all.
In addition, even though we carry business interruption insurance policies, any business interruption losses could exceed the coverage available or be excluded from our insurance policies. Any disruption of our ability to operate our business could result in a material decrease in our revenues or significant additional costs to replace, repair or insure our assets, which could have a material adverse impact on our financial condition and results of operations.
Terran Orbital identified material weaknesses in its internal control over financial reporting as of December 31, 2020 and, as a result, Terran Orbital has determined that Terran Orbital’s disclosure controls and procedures were not effective as of December 31, 2020. If Terran Orbital is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect New Terran Orbital’s business, stock price and operating results.
In connection with the preparation and audit of Terran Orbital’s financial statements, material weaknesses were identified in Terran Orbital’s internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses are as follows:
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Terran Orbital did not design and maintain an effective control environment commensurate with its financial reporting requirements. Specifically, it lacked a sufficient number of professionals with an (i) appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately, and (ii) appropriate level of knowledge, training and experience to establish effective processes and controls. Additionally, the limited personnel resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in its finance and accounting functions.

This material weakness in the control environment contributed to the following additional material weaknesses:
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Terran Orbital did not design and maintain an effective risk assessment process at a precise enough level to identify new and evolving risks of material misstatement in its financial statements. Specifically, changes to existing controls or the implementation of new controls have not been sufficient to respond to changes to the risks of material misstatement to financial reporting.
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Terran Orbital did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over the preparation and review of business performance reviews, account reconciliations and journal entries.

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Terran Orbital did not design and maintain effective controls to address the identification of and accounting for complex revenue transactions, including the proper application of U.S. GAAP related to such transactions. Specifically, it did not design and maintain controls over the accurate recording of progress towards completion on loss contracts, subsequent to initial loss recognition.

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Terran Orbital did not design and maintain effective controls over the accounting for inventory in accordance with U.S. GAAP. Specifically, it did not design and maintain effective controls over complete and accurate inventory costing, appropriate capitalization of inventoriable costs, or classification of inventory between raw materials, work-in-process and finished goods.

These material weaknesses above resulted in the restatement of Terran Orbital’s consolidated financial statements for the year ended December 31, 2019 and in material audit adjustments to inventory, revenue, cost of sales, research and development and operating expenses, accounts payable and accruals, and property and equipment account balances and disclosures in the consolidated financial statements for the year ended December 31, 2020. Additionally, each of the material weaknesses described above could result in a misstatement of substantially all account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
Terran Orbital did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of their financial statements. Specifically, Terran Orbital did not design and maintain:
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user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel;

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program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized, and implemented appropriately;

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computer operations controls to ensure that data backups are authorized and monitored; and

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testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

The IT deficiencies noted above did not result in a misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Accordingly, management has determined these deficiencies in the aggregate constitute a material weakness.
Terran Orbital has begun implementation of a plan to remediate these material weaknesses described above. Those remediation measures are ongoing and include (i) hiring additional accounting and IT personnel to bolster its technical reporting, transactional accounting, internal controls and IT capabilities; (ii) designing and implementing controls to formalize roles and review responsibilities and designing and implementing formal controls over segregation of duties; (iii) designing and implementing a formal risk assessment process to identify and evaluate changes in Terran Orbital’s business and the impact on its internal controls; (iv) designing and implementing controls to formally assess complex accounting transactions and other technical accounting and financial reporting matters; (v) designing and implementing formal processes, accounting policies, procedures, and controls supporting Terran Orbital’s financial close process, including completion of business performance reviews, creating standard balance sheet reconciliation templates and journal entry controls; and (vi) designing and implementing IT general controls, including controls over change management, the review and update of user access rights and privileges, controls over data backups, and controls over program development efforts.
While Terran Orbital believes these efforts will remediate the material weaknesses, Terran Orbital may not be able to complete its evaluation, testing or any required remediation in a timely fashion, or at all. Terran Orbital cannot assure you that the measures it has taken to date and may take in the future as New Terran Orbital, will be sufficient to remediate the control deficiencies that led to its material weaknesses in internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. The effectiveness of Terran Orbital’s internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. Any failure to design or maintain effective internal controls over financial reporting or any difficulties encountered in their implementation or improvement could increase compliance costs, negatively impact share trading prices, or otherwise harm Terran Orbital’s or New Terran Orbital’s operating results or cause it or New Terran Orbital to fail to meet their reporting obligations.
Terran Orbital’s management has limited experience in operating a public company.
Certain of Terran Orbital’s executive officers have limited experience in the management of a publicly traded company. Terran Orbital’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could result in an increasing amount of their time that may be devoted to these activities which will result in less time being devoted to the management and growth of its NextGen Earth Observation constellation. Terran Orbital may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S. Terran Orbital is in the process of upgrading its finance and accounting systems to an enterprise system suitable for a public company, and a delay could impact its ability or prevent it from timely reporting its operating results, timely filing required reports with the SEC and complying with Section 404 of The Sarbanes — Oxley Act of 2002. The development and implementation of the standards and controls necessary for Terran Orbital to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that Terran Orbital will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.
Terran Orbital is highly dependent on the services of Marc Bell, its co-founder and Chief Executive Officer, and if Terran Orbital is unable to retain Mr. Bell, as well as attract and retain key employees, qualified management, technical and engineering personnel, Terran Orbital’s ability to compete could be harmed.
Terran Orbital’s success depends, in part, on its ability to retain its key personnel. Terran Orbital is highly dependent on the services of Marc Bell, its Co-Founder, Chairman and Chief Executive Officer. If Mr. Bell was to discontinue his employment with Terran Orbital due to death, disability or any other reason, Terran Orbital would be significantly disadvantaged. We do not maintain “key person” life insurance policies on any of our employees, including Mr. Bell. The unexpected loss of or failure to retain one or more of Terran Orbital’s key employees could adversely affect Terran Orbital’s business.
Terran Orbital’s success also depends, in part, on its continuing ability to identify, hire, attract, train, retain and develop other highly qualified personnel, in particular engineers. Experienced and highly skilled employees are in high demand and competition for these employees can be intense. Because Terran Orbital’s satellites are based on a different technology platform than traditional LEO satellites, individuals with sufficient training in its technology may not be available to hire, and as a result, Terran Orbital will need to expend significant time and expense training the employees it does hire. Terran Orbital may not be able to attract, assimilate, develop or retain qualified personnel in the future, and its failure to do so could adversely affect Terran Orbital’s business, including the execution of its global business strategy. Any failure by Terran Orbital’s management team and Terran Orbital’s employees to perform as expected may have a material adverse effect on Terran Orbital’s business, prospects, financial condition and operating results.

Terran Orbital faces substantial risks associated with its international operations.
Approximately 29.3% of Terran Orbital’s revenues in 2020 was generated internationally. Terran Orbital’s international operations are headquartered in Torino, Italy, where it also has a manufacturing facility, and Terran Orbital also has an international presence in Oslo, Norway. Terran Orbital also sources supplies from international suppliers. Operating in foreign countries poses substantial risks, including:
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difficulties in developing products and services that are tailored to the needs of local customers;

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instability of international economies and governments;

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changes in laws and policies affecting trade and investment in other jurisdictions, including the United Kingdom’s exit from the European Union;

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exposure to varying legal standards, including data privacy, security and intellectual property protection in other jurisdictions;

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difficulties in obtaining required regulatory authorizations;

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difficulties in enforcing legal rights in other jurisdictions;

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local domestic ownership requirements;

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requirements that certain operational activities be performed in-country;

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changing and conflicting national and local regulatory requirements;

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foreign currency exchange rates and exchange controls; and

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ongoing compliance with the U.S. Foreign Corrupt Practices Act, U.S. export controls, anti-money laundering and trade sanction laws, and similar anti-corruption and international trade laws in other countries.

Terran Orbital cannot predict the effect of future exchange rate fluctuations on its business and operating results.
Terran Orbital’s international operations are sensitive to currency exchange risks. Terran Orbital anticipates having currency exposure arising from both sales and purchases denominated in foreign currencies, as well as intercompany transactions. Significant changes in exchange rates between foreign currencies in which Terran Orbital anticipates transacting business and the U.S. dollar may adversely affect its results of operations and financial condition.
Terran Orbital’s international operations may subject it to greater than anticipated tax liabilities.
The amount of taxes Terran Orbital pays in different jurisdictions depends on the application of the tax laws of various jurisdictions, including the United States, to its international business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies, and its ability to operate its business in a manner consistent with its corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which Terran Orbital operates may challenge its methodologies for pricing intercompany transactions pursuant to its intercompany arrangements or disagree with its determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and Terran Orbital’s position was not sustained, it could be required to pay additional taxes, interest, and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of its operations. Terran Orbital’s financial statements could fail to reflect adequate reserves to cover such a contingency. Similarly, a taxing authority could assert that Terran Orbital is subject to tax in a jurisdiction where Terran Orbital believes it has not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase its expected tax liability in one or more jurisdictions.
Terran Orbital’s ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the business combination or other ownership changes.
Terran Orbital has incurred losses during its history, does not expect to become profitable in the near future, and may never achieve profitability. To the extent that Terran Orbital continues to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2020, we had approximately $47 million and $48 million net operating losses (“NOL”) carryforwards in our federal and state tax jurisdictions, respectively.
Under legislation informally known as the Tax Act, as modified by the Cares Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.
In addition, Terran Orbital’s net operating loss carryforwards are subject to review and possible adjustment by the IRS and state tax authorities. Under Sections 382 and 383 of the Code, Terran Orbital’s federal net operating loss carryforwards and other tax attributes (such as research tax credits) may become subject to an annual limitation in the event of certain cumulative changes in the ownership of Terran Orbital. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Terran Orbital’s ability to utilize its net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Business Combination or other transactions. Similar rules may apply under state tax laws. Terran Orbital has not yet determined the amount of the cumulative change in its ownership resulting from the Business Combination or other transactions, or any resulting limitations on its ability to utilize its net operating loss carryforwards and other tax attributes. If Terran Orbital earns taxable income, such limitations could result in increased future income tax liability and its future cash flows could be adversely affected.
Pursuing strategic transactions may cause Terran Orbital to incur additional risks that may adversely affect our business.
Terran Orbital may pursue acquisitions, joint ventures or other strategic transactions from time to time. Terran Orbital may face costs and risks arising from any such transactions, including integrating a new business into its business, managing and integrating differing cultures or managing a joint venture. Such transactions could bring new regional or international risks not faced by Terran Orbital today. Such acquired businesses, joint ventures or strategic transactions could fail to meet desired financial objectives and cause Terran Orbital to incur losses. Such transactions may change the nature of the business and the vision and goals of the Company to the detriment of the Company. These risks may include adverse legal, organizational and financial consequences, loss of key customers and distributors, and diversion of management’s time and attention.
In addition, any major business combination or similar strategic transaction may require significant additional financing. Further, depending on market conditions, investor perceptions of Terran Orbital and other factors, Terran Orbital might not be able to obtain financing on acceptable terms, in acceptable amounts, or at appropriate times to implement any such transaction.
Labor-related matters, including labor disputes, may adversely affect our operations.
Terran Orbital relies on its employees in the day to day operations of its business. Actual or threatened labor arbitrations, labor grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns, work stoppages or other labor disputes may disrupt our operations and adversely affect our ability to operate as a business. Such labor disputes and disruptions may result in the loss of market share to competitors and/or have a negative impact on the Company’s brand and corporate image.
In addition, Terran Orbital has experienced shortages of qualified labor in the past and may experience them in the future. Any shortages of qualified labor may have a material adverse effect on Terran Orbital’s business, prospects, financial condition and operating results.

Risks Related to Terran Orbital’s Legal and Regulatory Matters
Terran Orbital’s business is subject to extensive government regulation, which mandates how it may operate its business, may reduce or eliminate its business, and may increase its business costs and prevent its expansion into new markets.
Terran Orbital’s business, both as the manufacturer / operator of satellites for others and as the owner / operator of the NextGen Earth Observation constellation, is subject to significant regulation in the United States, including by the Department of Commerce, the Department of Homeland Security, the Department of the Interior, the Department of State, the Department of Labor, the FCC (as defined below), the Federal Aviation Administration, the FTC and others, and in foreign jurisdictions by similar local authorities, including the ITU and NKOM. The Department of Commerce, through the NOAA Commercial Remote Sensing Regulatory Affairs (“CRSRA”) office, also licenses certain commercial private Earth remote sensing satellite systems, such as the NextGen Earth Observation constellation. The rules and regulations of these U.S. and foreign authorities may change, and such authorities may adopt regulations that limit or restrict Terran Orbital’s operations as presently conducted or currently contemplated. Such authorities may also make changes in the licenses of Terran Orbital’s partners or competitors that affect their spectrum, and may significantly affect Terran Orbital’s business. Further, because regulations in each country are different, Terran Orbital may not be aware if some of its partners or persons with whom Terran Orbital does business do not hold the requisite licenses and approvals. Terran Orbital’s failure to provide services in accordance with the terms of its licenses or Terran Orbital’s failure to operate its satellites or ground stations as required by its licenses and applicable laws and government regulations, as well as the failure of customers to attain any necessary licenses, could result in the imposition of government sanctions and/or monetary fines, including the suspension or cancellation of Terran Orbital’s licenses.
Terran Orbital’s ability to provide service to its customers and generate revenues could be harmed by adverse governmental regulatory actions or lack of action.
Terran Orbital’s business is subject to extensive government regulation. Terran Orbital’s ability to secure all requisite governmental approvals is not assured, and the process of obtaining governmental authorizations and permits can be very time consuming, time sensitive and require compliance with a wide array of administrative and procedural rules. A failure by Terran Orbital to obtain required approvals could compromise Terran Orbital’s ability to generate revenue or conduct its business in one or more countries. Terran Orbital’s requests for regulatory approvals may be subject to challenges by adverse parties and these challenges may delay or prevent favorable action. Furthermore, regulatory approvals can be issued subject to conditions that have an adverse effect on the ability of Terran Orbital to implement its business plan.
The government approvals required for Terran Orbital to operate its NextGen Earth Observation constellation need to be periodically renewed and renewal is not guaranteed. The approvals also are subject to revocation, and Terran Orbital may be subject to fines, forfeitures, penalties or other sanctions if any issuing authority were to find that Terran Orbital is not in compliance with the applicable rules, regulations or policies. The regulatory obligations Terran Orbital must meet are complex, vary greatly from country to country, and are subject to interpretation. Terran Orbital cannot give any assurance that the governments will agree with or accept its compliance efforts.
The regulations Terran Orbital and its competitors must adhere to are subject to change by the issuing governmental authorities and there is no guarantee that changes will not be made that are adverse to the business of Terran Orbital. Regulatory changes, such as those resulting from judicial decisions or the adoption of treaties, legislation or regulations in countries where Terran Orbital operates or intends to operate may also significantly affect its business.
Terran Orbital has not yet applied for, and may not receive, certain regulatory approvals that are necessary to its business plan. Terran Orbital will rely on certain regulatory approvals to manufacture, launch, operate and transmit controls and data, the failure to obtain these approvals may impact Terran Orbital’s ability to provide certain goods and services. Foreign Ownership, Control or Influence could negatively impact our ability to obtain certain regulatory approvals.
Terran Orbital may be required to obtain additional approvals from international, national and local authorities in connection with the services that we wish to provide in the future. These authorities may refuse to grant the necessary regulatory approvals in the future, or they may impose conditions on these approvals that we are unable to satisfy. License and other regulatory approvals can include an interagency review of safety, operational, national security, and foreign policy and international obligations implications, as well as a review of foreign ownership. Failure to obtain or retain any necessary regulatory approvals would impair our ability to execute our business plan, and would materially adversely affect our financial condition.
We may become involved in litigation, including securities class action litigation relating to the proposed business combination, that may materially adversely affect us.
From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.
Following the Business Combination, our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Terran Orbital may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on Terran Orbital’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject Terran Orbital to significant liabilities.
Investments in Terran Orbital may be subject to U.S. foreign investment as well as ownership and control regulations which may impose conditions on or limit certain investors’ ability to purchase our common stock, or, after the Business Combination, New Terran Orbital Common Stock, potentially making New Terran Orbital Common Stock less attractive to investors.
Under section 721 of the Defense Production Act of 1950, as amended (the “DPA”), the Committee on Foreign Investment in the United States (“CFIUS”) has the authority to conduct national security reviews of certain foreign investments, i.e., “covered transactions.” CFIUS has the authority to initiate reviews of covered transactions, suspend transactions, impose mitigation measures, and recommend that the President block pending transactions or order divestitures of completed transactions when national security concerns cannot be mitigated.
CFIUS has jurisdiction to review transactions that afford a foreign person either “control” in a U.S. business or one or more specific non-control rights in a “TID U.S. business.” A “TID U.S. business” is one that (1) produces, designs, tests, manufactures, fabricates, or develops critical technologies; (2) owns or operates critical infrastructure; or (3) collects or maintains sensitive personal data of U.S. citizens. Terran Orbital is a TID U.S. business because it develops and designs “critical technologies,” as defined by the DPA.
Proposed or existing investments by investors in Terran Orbital may be subject to CFIUS jurisdiction, and in some cases, may be subject to mandatory filing with CFIUS. In the event CFIUS reviews one or more proposed or existing investments by investors in Terran Orbital, there can be no assurances that such investors will be able to maintain, or proceed with, such investments on terms acceptable to such investors. In addition to prohibiting an investment or requiring an existing investor to divest its investment, CFIUS review may also result in limits on information sharing with such investors, modifications to governance agreements, or annual reporting requirements for Terran Orbital, among other things. These restrictions on the ability of foreign persons to invest in us could limit our ability to engage in strategic transactions that could benefit our stockholders, including a change of control, and could also affect the price that an investor may be willing to pay for our common stock, or, after the Business Combination, New Terran Orbital Common Stock.

Terran Orbital is subject to stringent U.S. export and import control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to secure timely U.S. government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operation.
We are required to comply with U.S. export control laws and regulations, including the ITAR, administered by the U.S. Department of State, Bureau of Political Military Affairs’ directorate of Defense Trade controls (“DDTC”) administered by the U.S. Department of State, and the EAR, administered by the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”). Pursuant to these foreign trade control laws and regulations, we are required, among other things, to (i) maintain a registration under ITAR, (ii) determine the proper licensing jurisdiction and export classification of products, software, and technology, and (iii) obtain licenses or other forms of U.S. government authorization to engage in the conduct of our space transport business. Violations of applicable export control laws and related regulations could result in criminal and administrative penalties, including fines, possible denial of export privileges, and debarment, which could have a material adverse impact on our business, including our ability to enter into contracts or subcontracts for U.S. government customers.
The inability to secure and maintain necessary export authorizations could negatively impact our ability to compete successfully or to operate our spaceflight business as planned. For example, if we were unable to obtain or maintain our licenses to export certain spacecraft hardware, we would be effectively prohibited from launching our vehicles from certain non-U.S. locations, which would limit the number of launch providers we could use. In addition, if we were unable to obtain a Department of State Technical Assistance Agreement to export certain launch related services, we would experience difficulties or even be unable to perform integration activities necessary to safely integrate our transfer vehicles to non-U.S. launch vehicles. In both cases, these restrictions could lead to higher launch costs which may have a material adverse impact on our results of operations. Similarly, if we were unable to secure effective export licensure to authorize the full scope of activity with a foreign partner or supplier, we may be required to make design changes to spacecraft or updates to our supplier chain, which may result in increased costs to us or delays in vehicle launches.
Any changes in the export control regulations or U.S. government licensing policy, such as those necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations. There is no inherent right to perform an export and given the significant discretion the government has adjudicating such authorizations in furtherance of U.S. national security and foreign policy interests, there can be no assurance we will be successful in our current and future efforts to secure and maintain necessary licenses, registrations, or other U.S. government regulatory approvals.
In addition, U.S. export control laws continue to change. For example, the control lists under the ITAR and the EAR are periodically updated to reclassify specific types of export-controlled technology. For example, any changes to the jurisdictional assignment of controlled data or hardware used by Terran Orbital could result in the need for different export authorizations, each then subject to a subsequent approval. Similarly, should exceptions or exemptions under the EAR or ITAR, respectively, be changed, Terran Orbital’s activities otherwise authorized via these mechanisms may become unavailable and could result in the need for additional export authorizations. Additionally, changes to the administrative implementation of export control laws at the agency level may suddenly change as a result of geo-political events, which could result in existing or proposed export authorization applications being viewed in unpredictable ways, or potentially rejected, as a result of the changed agency level protocol.
We are exposed to risks related to geopolitical and economic factors, laws and regulations and our international business subjects us to numerous political and economic factors, legal requirements, cross-cultural considerations and other risks associated with doing business globally.
Our international business is subject to both U.S. and foreign laws and regulations, including, without limitation, laws and regulations relating to export/import controls, sanctions, technology transfer restrictions, government contracts and procurement, data privacy and protection, anti-corruption laws, including the “FCPA”, the anti-boycott provisions of the U.S. Export Administration Act, security restrictions and intellectual property. Failure by us, our employees, affiliates, partners or others with whom we work to comply with applicable laws and regulations could result in administrative, civil, commercial or criminal liabilities, including suspension or debarment from government contracts or suspension of our export/import privileges. New regulations and requirements, or changes to existing ones in the various countries in which we operate can significantly increase our costs and risks of doing business internationally.
Changes in laws, regulations, political leadership and environment, and/or security risks may dramatically affect our ability to conduct or continue to conduct business in international markets, including sales to customers and purchases from suppliers outside the United States. We may also be impacted by U.S. and foreign national policies and priorities, political decisions and geopolitical relationships, any of which may be influenced by changes in the threat environment, political leadership, geopolitical uncertainties, world events, bilateral and multi-lateral relationships and economic and political factors, and any of which could impact our operations and/or export authorizations, or delay purchasing decisions or payments and the provision of supplies, goods and services including, without limitation, in connection with any government programs. Global economic conditions and fluctuations in foreign currency exchange rates could further impact our business. For example, the tightening of credit in financial markets outside of the U.S. could adversely affect the ability of our customers and suppliers to obtain financing and could result in a decrease in or cancellation of orders for our products and services or impact the ability of our customers to make payments.
We also increasingly are dependent on in-country suppliers and we face risks related to their failure to perform in accordance with the contracts and applicable laws, particularly where we rely on a sole source supplier. The services we provide internationally are sometimes in countries with unstable governments, economic or fiscal challenges, military or political conflicts and/or developing legal systems. This may increase the risk to our employees, subcontractors or other third parties, and/or increase the risk of a wide range of liabilities, as well as loss of property or damage to our products.
The occurrence and impact of these factors is difficult to predict, but one or more of them could have a material adverse effect on our financial position, results of operations and/or cash flows.
The ability of Terran Orbital to offer one or more services in certain countries or regions of the world may be limited due to regulatory requirements.
Though anticipated to provide global service, certain of our business operations may be limited in some jurisdictions by local regulations. For example, some countries have local domestic ownership requirements, or requirements for physical facilities or gateways within their jurisdictions, that may be difficult for Terran Orbital to satisfy. The inability to offer or provide the Earth Observation Solutions constellation service in some major international markets could impair Terran Orbital from achieving its revenue and international growth plans.
Our business is subject to various regulatory risks that could adversely affect our operations.
The environment in which we operate is highly regulated due to the sensitive nature of our complex and technologically advanced systems, including satellites, products, hardware and software, in addition to those regulations broadly applicable to publicly listed corporations. There are numerous regulatory risks that could adversely affect operations, including but not limited to:
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Changes in laws and regulations.   It is possible that the laws and regulations governing our business and operations will change in the future. A substantial portion of our revenue is generated from customers outside of the U.S. There may be a material adverse effect on our financial condition and results of operations if we are required to alter our business to comply with changes in both domestic and foreign regulations, foreign policy, tariffs or taxes and other trade barriers that reduce or restrict our ability to sell our products and services on a global basis, or by political and economic instability in the countries in which we conduct business. Any failure to comply with such regulatory requirements could also subject us to various fines, penalties or sanctions.

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Export Restrictions.   Certain of our businesses and satellites, systems, products, services or technologies we have developed require the implementation or acquisition of products or technologies from third parties, including those in other jurisdictions. In addition, certain of our satellites, systems, products or technologies may be required to be forwarded or exported to other jurisdictions. In certain cases, if the use of the technologies can be viewed by the jurisdiction in which that supplier or subcontractor resides as being subject to export constraints or restrictions relating to national security, we may not be able to obtain the technologies and products that we require from suppliers or subcontractors who would otherwise be our preferred choice or may not be able to obtain the export permits necessary to transfer or export our technology. To the extent that we are able, we obtain pre-authorization for re-export prior to signing contracts which oblige us to export subject technologies, including specific foreign government approval as needed. In the event of export restrictions, we may have the ability through contract force majeure provisions to be excused from our obligations. Notwithstanding these provisions, the inability to obtain export approvals, export restrictions or changes during contract execution or non-compliance by our customers could have an adverse effect on our revenues and margins.
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U.S. Government Approval Requirements.   For certain aspects of our business operations, we are required to obtain U.S. government licenses and approvals to enter into agreements or engage in commercial transactions with various end users (including government bodies) in order to export satellites and related equipment, disclose technical data or provide defense services to foreign persons. The delayed receipt of or the failure to obtain the necessary U.S. government licenses, approvals and agreements may prohibit entry into or interrupt the completion of contracts which could lead to a customer’s termination of a contract for default, monetary penalties and/or the loss of incentive payments.

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Competitive Impact of U.S. Regulations on Satellite Sales.   Some of our customers and potential customers, along with insurance underwriters and brokers, have asserted that U.S. export control laws and regulations governing disclosures to foreign persons excessively restrict their access to information about the satellite during construction and on-orbit. Office of Foreign Assets Control (“OFAC”) sanctions and requirements may also limit certain business opportunities or delay or restrict our ability to contract with potential foreign customers or operators. To the extent that our non-U.S. competitors are not subject to OFAC or similar export control or economic sanctions laws and regulations, they may enjoy a competitive advantage with foreign customers, and it could become increasingly difficult for the U.S. satellite manufacturing industry, including us, to recapture this lost market share. Customers concerned over the possibility that the U.S. government may deny the export license necessary for us to deliver their purchased satellite to them, or the restrictions or delays imposed by the U.S. government licensing requirements, even where an export license is granted, may elect to choose a satellite that is purportedly free of ITAR offered by a non-U.S. supplier.

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Anti-Corruption Laws.   As part of the regulatory and legal environments in which we operate, we are subject to global anti-corruption laws that prohibit improper payments directly or indirectly to government officials, authorities or persons defined in those anti-corruption laws in order to obtain or retain business or other improper advantages in the conduct of business. Our policies mandate compliance with anticorruption laws. Failure by our employees, agents, subcontractors, suppliers and/or partners to comply with anti-corruption laws could impact us in various ways that include, but are not limited to, criminal, civil and administrative fines and/or legal sanctions and the inability to bid for or enter into contracts with certain entities, all of which could have a significant adverse effect on our reputation, operations and financial results.

Our operations are subject to governmental law and regulations relating to environmental matters, which may expose us to significant costs and liabilities that could negatively impact our financial condition.
We are subject to various international, federal, state, provincial and local environmental laws and regulations relating to the operation of our businesses, including those governing pollution, the handling, storage, disposal and transportation of hazardous substances and the cleanup of contamination should it arise. The imposition of more stringent standards or requirements under environmental laws or regulations or a determination that we are responsible for a release of hazardous substances at our sites could result in significant costs, including cleanup costs, fines, sanctions and third-party claims. In addition, we could be affected by future regulations imposed in response to concerns over climate change, other aspects of the environment or natural resources.

Risks Related to Being a Public Company
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.
Following the Business Combination, we will incur significant legal, accounting, and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE or Nasdaq and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will be required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.
We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our New Terran Orbital Common Stock less attractive to investors.
For so long as we remain an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies,” including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, being required to provide fewer years of audited financial statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We may lose our emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements. If we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, we could be subject to regulatory scrutiny and a loss of confidence by stockholders, which could harm our business and adversely affect the market price of the New Terran Orbital Common Stock. We will cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a large accelerated filer, with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of Tailwind Two becoming a public company).
As an emerging growth company, we may choose to take advantage of some but not all of these reduced reporting burdens. Accordingly, the information we provide to our stockholders may be different than the information you receive from other public companies in which you hold stock. In addition, the JOBS Act also provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period under the JOBS Act. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find our New Terran Orbital Common Stock less attractive as a result, which may result in a less active trading market for our New Terran Orbital Common Stock and higher volatility in our stock price.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
Following the Business Combination, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the Nasdaq or NYSE listing standards. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly and place significant strain on our personnel, systems, and resources.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls.
Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of New Terran Orbital Common Stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE or Nasdaq. Tailwind Two is not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of its internal control over financial reporting for that purpose.
Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our New Terran Orbital Common Stock.
Changes in accounting principles may cause previously unanticipated fluctuations in our financial results, and the implementation of such changes may impact our ability to meet our financial reporting obligations.
We prepare our financial statements in accordance with GAAP in the United States, which are subject to interpretation or changes by the FASB, the SEC, and other various bodies formed to promulgate and interpret appropriate accounting principles. New accounting pronouncements and changes in accounting principles have occurred in the past and are expected to occur in the future which may have a significant effect on our financial results. Furthermore, any difficulties in implementation of changes in accounting principles, including the ability to modify our accounting systems, could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us.
Risks Relating to Ownership of New Terran Orbital Common Stock Following the Business Combination
Upon consummation of the Business Combination, New Terran Orbital will have a substantial amount of indebtedness and payment obligations that could affect operations and financial condition and prevent it from fulfilling its obligations under its indebtedness.
Upon consummation of the Business Combination, New Terran Orbital will have a substantial amount of indebtedness, including debt outstanding under the Francisco Partners Facility, and the Terran Orbital

Existing Notes, which are included in the Debt Rollover and that will remain outstanding after the Closing. Terran Orbital expects to have approximately $75 million to $200 million of indebtedness under the Francisco Partners Facility and the Terran Orbital Existing Notes at the date of Closing depending on the percentage of the Tailwind Two Class A Ordinary Shares that are redeemed by shareholders in connection with the Business Combination. Prior to the Closing, on November 24, 2021, Terran Orbital incurred $30.0 million principal amount of indebtedness under the Francisco Partners Facility. However, the amount of indebtedness under the Francisco Partners Facility will materially change depending on the percentage of Class A ordinary shares of Tailwind Two that are redeemed by shareholders in connection with the Business Combination; $100.0 million of the Conditional Notes will be available if holders of 85% of the issued and outstanding shares of Tailwind Two exercise their redemption rights and $25.0 million of the Conditional Notes will be available if holders of 25% of the issued and outstanding shares of Tailwind Two exercise their redemption rights, with other amounts being available based on different percentages of redemptions. The other $20.0 million of the Combination Notes is available at Closing regardless of the percentage of Class A ordinary shares of Tailwind Two that are redeemed. In addition to the indebtedness under the Francisco Partners Facility and the Debt Rollover, (i) pursuant to the terms of the FP New Terran Warrants, New Terran Orbital may be required to redeem the FP New Terran Warrants at the option of Francisco Partners for $25.0 million in cash on the third anniversary of the Closing Date; (ii) under the Subscription Agreement for the Insider PIPE Investor, New Terran will be obligated to pay the Insider PIPE Investor or its affiliate a quarterly fee of $1.875 million for sixteen (16) quarters beginning at the end of the first quarter following the Closing, with the first years’ payments to be paid in cash and the remaining payments are to be paid, subject to subordination to and compliance with New Terran Orbital’s debt facilities, in cash or stock at the discretion of New Terran Orbital; and (iii) in connection with entering into the Subscription Agreement with AE Industrial Partners, Terran Orbital entered into vendor agreements requiring $20 million of purchase commitments from two affiliates of AE Industrial Partners over three years from the Closing Date.
New Terran Orbital’s substantial indebtedness and payment obligations could have important consequences. For example, it could:
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make it difficult for it to satisfy obligations to holders of its indebtedness;

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increase its vulnerability to general adverse economic and industry conditions;

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require the dedication of a substantial portion of cash flow from operations to payments on indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, research and development efforts, and other general corporate purposes;

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limit flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

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place it at a competitive disadvantage compared to competitors that have less debt; and

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limit its ability to borrow additional funds.

Despite New Terran Orbital’s significant leverage, the combined business may be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with its significant leverage.
Restrictions imposed by New Terran Orbital’s substantial indebtedness could adversely affect its ability to raise additional capital to fund its operations and dividend policy, limit its ability to react to changes in the economy or its industry and prevent it from making debt service payments.
Restrictions imposed by New Terran Orbital’s outstanding indebtedness under the Francisco Partners Facility may limit its ability to operate its business and to finance its future operations or capital needs or to engage in other business activities. Each of the Francisco Partners Facility and the Debt Rollover contains or will contain restrictive covenants that limit its ability to engage in certain types of activities and transactions that may be in its long-term best interests. The failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all outstanding indebtedness under the Francisco Partners Facility and/or the Debt Rollover. In the event its lenders accelerate the repayment of its outstanding indebtedness,

New Terran Orbital and its subsidiaries may not have sufficient cash and assets to repay that indebtedness. These covenants restrict New Terran Orbital’s ability and the ability of its restricted subsidiaries, among other things, to:
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incur additional indebtedness and create additional liens;

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pay dividends on its capital stock or redeem, repurchase, or retire its capital stock or indebtedness;

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make investments, loans, advances, and acquisitions;

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repay prior to maturity certain other indebtedness;

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engage in transactions with its affiliates;

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sell assets, including capital stock of its subsidiaries; and

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consolidate or merge.

New Terran Orbital may not be able to generate sufficient cash to service all of its indebtedness, in particular if there are high redemptions in connection with the Business Combination, and may be forced to take other actions to satisfy its obligations under its indebtedness that may not be successful.
Upon consummation of the Business Combination, New Terran Orbital will have significant indebtedness that could affect operations and financial condition and prevent it from fulfilling its obligations under its indebtedness. Its ability to make scheduled payments on its debt obligations depends on its financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond its control. New Terran Orbital may not be able to maintain a level of cash flows from operating activities sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness.
If New Terran Orbital’s cash flows and capital resources are insufficient to fund its debt service obligations (including redemption or repayment obligations), New Terran Orbital may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital through equity or debt financing, or restructure or refinance its indebtedness. The terms of existing or future debt instruments may restrict it from adopting some of these alternatives. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures. In the absence of such operating results and additional debt or equity financings, New Terran Orbital could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations.
New Terran Orbital’s ability to repay its debt is affected by the cash flow generated by its subsidiaries.
New Terran Orbital’s subsidiaries will own all of its operating assets and conduct all of its operations. As a result, its ability to make future dividend payments, if any, is dependent on the earnings of its subsidiaries and the payment of those earnings to it in the form of dividends, loans or advances and through repayment of loans or advances from it. Payments to it by its subsidiaries will be contingent upon its subsidiaries’ earnings and other business considerations and may be subject to statutory or contractual restrictions.
Terran Orbital may not be able to complete the Debt Financings in connection with the Business Combination.
Terran Orbital may not be able to complete the Debt Financings on terms that are acceptable to Terran Orbital, or at all. If Terran Orbital does not complete the Debt Financings, Terran Orbital may not be able to consummate the Business Combination or certain other transactions contemplated by the Business Combination Agreement. The terms of any alternative financing may be more onerous to New Terran Orbital than the Debt Financings, and Terran Orbital may be unable to obtain alternative financing on terms that are acceptable to it, or at all.

The market price of shares of New Terran Orbital Common Stock after the Business Combination may be affected by factors different from those currently affecting the prices of the Tailwind Two Class A Ordinary Shares.
Prior to the Business Combination, Tailwind Two has had limited operations. Upon completion of the Business Combination, New Terran Orbital’s results of operations and, consequently, the market price of shares of New Terran Orbital Common Stock, will depend to a degree upon the performance of Terran Orbital’s businesses, which are affected by factors that are different from those currently affecting the results of operations of Tailwind Two.
The Business Combination will result in changes to the board of directors of Terran Orbital that may affect the strategy of New Terran Orbital.
If the parties complete the Business Combination, the composition of New Terran Orbital board of directors will change from the current boards of directors of Tailwind Two and Terran Orbital. Following the Closing, it is expected that the current management of Terran Orbital will become the management of New Terran Orbital, and the New Terran Orbital Board will consist of nine (9) directors, which will be divided into three classes (Class I, II and III) with Class I consisting of three (3) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors. Pursuant to the Business Combination Agreement (as amended by Amendment No. 1), the New Terran Orbital Board will consist of eight (8) individuals designated by Terran Orbital prior to the mailing of this proxy statement to Tailwind Two shareholders, one individual determined by Sponsor (with consent of Terran Orbital, such consent not to be unreasonably, withheld, conditioned or delayed provided the nominee meets certain agreed upon parameters) prior to the effectiveness of the Registration Statement to serve as a Class III director. This new composition of the New Terran Orbital board of directors may affect the business strategy and operating decisions of New Terran Orbital upon the completion of the Business Combination. In addition, pursuant to the terms of the SCA, following the Business Combination until the expiration of the term of the SCA, Lockheed Martin will be entitled to appoint one director (reasonably satisfactory to Terran Orbital) to the initial board of directors of New Terran Orbital. Lockheed Martin advised Terran Orbital that it currently does not expect to exercise this right to appoint a director.
Tailwind Two Shareholders will have their rights as stockholders of New Terran Orbital governed by the Proposed Governing Documents.
As a result of the completion of the Business Combination, holders of shares of Tailwind Two Ordinary Shares will become holders of shares of New Terran Orbital Common Stock, which will be governed by the Proposed Governing Documents. As a result, there will be differences between the rights currently enjoyed by Tailwind Two Shareholders and the rights that Tailwind Two Shareholders who become New Terran Orbital stockholders will have as stockholders of New Terran Orbital, some of which may be less favorable. See “Comparison of Corporate Governance and Shareholder Rights.”
Either Tailwind Two or Terran Orbital may waive one or more of the conditions to the Business Combination or certain of the other transactions contemplated by the Business Combination Agreement.
Either Tailwind Two or Terran Orbital may agree to waive, in whole or in part, some of the conditions to the obligations to consummate the Business Combination or certain of the other transaction contemplated by the Business Combination Agreement, to the extent permitted by the Articles of Association and applicable laws. For example, it is a condition to Tailwind Two’s obligations to consummate the Business Combination that certain of Terran Orbital’s representations and warranties are true and correct in all respects as of the Closing, except where the failure of such representations and warranties to be true and correct, taken as a whole, would not result in a material adverse effect. However, if the Tailwind Two Board determines that it is in the best interest of the Tailwind Two Shareholders to waive any such breach, then the Tailwind Two Board may elect to waive that condition and consummate the Business Combination. No party is able to waive the condition that Tailwind Two Shareholders approve the Business Combination Proposal.

The future exercise of registration rights may adversely affect the market price of New Terran Orbital Common Stock and trading volumes.
Certain holders of New Terran Orbital Common Stock will have registration rights for restricted securities. In connection with entry into the Business Combination Agreement, New Terran Orbital entered into the Investor Rights Agreement with the Tailwind Two Sponsor, Tommy Stadlen, certain of Terran Orbital’s stockholders and other parties thereto, which will provide for customary registration rights for certain stockholders. In addition, shares of New Terran Orbital Common Stock acquired by investors in the PIPE Financing and the Debt Financing will be afforded certain registration rights. Sales of a substantial number of shares of New Terran Orbital Common Stock pursuant to the resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Terran Orbital Common Stock.
Warrants will become exercisable for New Terran Orbital Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to New Terran Orbital stockholders.
Outstanding warrants to purchase an aggregate of 19,300,000 shares of New Terran Orbital Common Stock will become exercisable on the later of thirty (30) days after the completion of the Business Combination or twelve (12) months from the consummation of Tailwind Two’s Initial Public Offering. Each warrant entitles the holder thereof to purchase one (1) share of New Terran Orbital Common Stock at a price of $11.50 per whole share, subject to adjustment.
In addition, in connection entering into the Francisco Partners Facility, following the consummation of the Business Combination Francisco Partners will receive a grant of warrants to purchase New Terran Orbital Common Stock consisting of 5.0% of New Terran Orbital Common Stock on a fully diluted basis as of immediately following the Closing at a strike price of $10.00 per share, redeemable at the option of $25.0 million in cash on the third anniversary of the Closing Date and (ii) the Terran Orbital Holder Support Agreements each provide that following the consummation of the Business Combination Lockheed Martin and Beach Point will receive warrants to purchase New Terran Orbital Common Stock with respect to 0.83333% of the fully diluted shares of New Terran Orbital Common Stock as of immediately following the Closing at a strike price of $10.00 per share.
Warrants may be exercised only for a whole number of shares of New Terran Orbital Common Stock. To the extent such warrants are exercised, additional shares of New Terran Orbital Common Stock will be issued, which will result in dilution to the then existing holders of common stock of Terran Orbital and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the New Terran Orbital Common Stock.
Public Shareholders who redeem their Tailwind Two Class A Ordinary Shares may continue to hold any Public Warrants they own, which will result in additional dilution to non-redeeming holders upon exercise of the Public Warrants.
Public Shareholders who redeem their Tailwind Two Class A Ordinary Shares may continue to hold any Public Warrants they owned prior to redemption, which will result in additional dilution to non-redeeming holders upon exercise of such Public Warrants. Assuming (i) all redeeming Public Shareholders acquired Tailwind Two Units in the Initial Public Offering and continue to hold the Public Warrants that were included in the Tailwind Two Units, and (ii) maximum redemption of Tailwind Two Class A Ordinary Shares held by the redeeming Public Shareholders, 9,775,000 Public Warrants would be retained by redeeming Public Shareholders with a value of approximately $3,492,608 based on the market price of $0.3573 per warrant based on the closing price of the Public Warrants on the NYSE on February 7, 2022. As a result of the redemption, the redeeming Public Shareholders would recoup their entire investment and continue to hold Public Warrants with an aggregate market value of approximately $3,492,608, while nonredeeming Public Shareholders would suffer additional dilution in their percentage ownership and voting interest of the post-combination company to the extent such warrants are exercised and additional shares of New Terran Orbital Common Stock are issued.

The NYSE or Nasdaq may delist New Terran Orbital’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New Terran Orbital to additional trading restrictions.
Currently, the Tailwind Two Units, Tailwind Two Class A Ordinary Shares and Public Warrants are publicly traded on the NYSE. We intend to list New Terran Orbital’s Common Stock and public warrants on the NYSE or Nasdaq under the symbols “LLAP” and “LLAP WS” respectively, upon the closing of the Business Combination. Tailwind Two cannot assure you that its securities will continue to be listed on the NYSE or Nasdaq following the Business Combination. In order to continue listing its securities on the NYSE or Nasdaq following the Business Combination, New Terran Orbital will be required to maintain certain financial, distribution and stock price levels. Generally, New Terran Orbital will be required to maintain a minimum market capitalization and a minimum number of holders of our securities.
Additionally, in connection with the Business Combination, New Terran Orbital will be required to demonstrate compliance with NYSE’s or Nasdaq’s initial listing requirements, which are more rigorous than NYSE’s and Nasdaq’s respective continued listing requirements, in order to continue to maintain the listing of its securities on the NYSE. For instance, on NYSE New Terran Orbital’s stock price would generally be required to be at least $4.00 per share and our market capitalization would generally be required to be at least $150,000,000. In addition to the listing requirements for the New Terran Orbital Common Stock, the NYSE and Nasdaq imposes listing standards on warrants. We cannot assure you that New Terran Orbital will be able to meet those initial listing requirements at that time.
If NYSE or Nasdaq delists New Terran Orbital’s securities from trading on its exchange and New Terran Orbital is not able to list its securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:
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a limited availability of market quotations for our securities;

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reduced liquidity for our securities;

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a determination that the New Terran Orbital Common Stock is a “penny stock” which will require brokers trading in New Terran Orbital Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since Tailwind Two’s units, Class A Common Stock and warrants are listed on the NYSE, they are covered securities. Although the states are preempted from regulating the sale of its securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Tailwind Two is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Tailwind Two was no longer listed on the NYSE, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities, including in connection with the initial business combination.
New Terran Orbital’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.
The trading price of the New Terran Orbital Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed above and the following, to the extent not already stated:

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results of operations that vary from the expectations of securities analysts and investors;

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results of operations that vary from those of New Terran Orbital’s competitors;

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the impact of the COVID-19 pandemic and its effect on New Terran Orbital’s business and financial conditions;

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changes in expectations as to New Terran Orbital’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

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declines in the market prices of stocks generally;

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strategic actions by New Terran Orbital or its competitors;

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announcements by New Terran Orbital or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

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any significant change in New Terran Orbital’s management;

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changes in general economic or market conditions or trends in New Terran Orbital’s industry or markets;

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changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to New Terran Orbital’s business;

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future sales of New Terran Orbital Common Stock or other securities;

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investor perceptions or the investment opportunity associated with New Terran Orbital Common Stock relative to other investment alternatives;

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the public’s response to press releases or other public announcements by New Terran Orbital or third parties, including New Terran Orbital’s filings with the SEC;

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litigation involving New Terran Orbital, New Terran Orbital’s industry, or both, or investigations by regulators into New Terran Orbital’s operations or those of New Terran Orbital’s competitors;

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guidance, if any, that New Terran Orbital provides to the public, any changes in this guidance or New Terran Orbital’s failure to meet this guidance;

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the development and sustainability of an active trading market for New Terran Orbital’s stock;

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actions by institutional or activist stockholders;

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changes in accounting standards, policies, guidelines, interpretations or principles; and

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other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of New Terran Orbital Common Stock, regardless of New Terran Orbital’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of New Terran Orbital Common Stock is low.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If New Terran Orbital was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from New Terran Orbital’s business regardless of the outcome of such litigation.
Because there are no current plans to pay cash dividends on New Terran Orbital Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.
New Terran Orbital intends to retain future earnings, if any, for future operations, expansion and debt repayment (if any) and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of New Terran Orbital Common Stock will be at the sole discretion of New Terran Orbital’s board of directors. New Terran Orbital’s board of directors may take into account general and economic conditions, New Terran Orbital’s financial condition and results of operations, New Terran Orbital’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by New Terran Orbital to its stockholders or by its subsidiaries to it and such other factors as New Terran Orbital’s board of directors may deem relevant. In addition, New Terran Orbital’s ability to pay dividends is limited by covenants of Terran Orbital’s existing and outstanding indebtedness, including the Francisco Partners Facility, and may be limited by covenants of any future indebtedness New Terran Orbital incurs. As a result, you may not receive any return on an investment in New Terran Orbital Common Stock unless you sell New Terran Orbital Common Stock for a price greater than that which you paid for it.
New Terran Orbital has broad discretion in how it uses the net proceeds from the Business Combination, and it may not use them effectively.
New Terran Orbital cannot specify with any certainty the particular uses of the net proceeds that New Terran Orbital will receive from this Business Combination. New Terran Orbital’s management will have broad discretion in applying the net proceeds we receive upon consummation of the Business Combination. New Terran Orbital may use the net proceeds for general corporate purposes, including working capital, operating expenses, and capital expenditures, among other uses. New Terran Orbital may also spend or invest these proceeds in a way with which its stockholders disagree. If New Terran Orbital management fails to use these funds effectively, its business may be adversely affected.
If securities analysts do not publish research or reports about New Terran Orbital’s business or if they downgrade New Terran Orbital’s stock or New Terran Orbital’s industry, New Terran Orbital’s stock price and trading volume could decline.
The trading market for New Terran Orbital Common Stock will rely in part on the research and reports that industry or financial analysts publish about New Terran Orbital or its business. New Terran Orbital will not control these analysts. In addition, some financial analysts may have limited expertise with Terran Orbital’s model and operations. Furthermore, if one or more of the analysts who do cover New Terran Orbital downgrade its stock or industry, or the stock of any of its competitors, or publish inaccurate or unfavorable research about its business, the price of New Terran Orbital’s stock could decline. If one or more of these analysts ceases coverage of New Terran Orbital or fails to publish reports on it regularly, New Terran Orbital could lose visibility in the market, which in turn could cause its stock price or trading volume to decline.
Future sales, or the perception of future sales, by New Terran Orbital or its stockholders in the public market following the Business Combination could cause the market price for New Terran Orbital Common Stock to decline.
The sale of shares of New Terran Orbital Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of New Terran Orbital Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for New Terran Orbital to sell equity securities in the future at a time and at a price that it deems appropriate.
Upon consummation of the Business Combination, and subject to the following assumptions, New Terran Orbital would have a total of approximately 165,441,640 shares of New Terran Orbital Common Stock outstanding, assuming no redemptions, (i) 112,574,014 shares of New Terran Orbital Common Stock are issued to the holders of securities of Terran Orbital at Closing, which would be the number of shares of New Terran Orbital Common Stock issued to these holders if Closing were to occur on February 9, 2022; (ii) 4,662,217 shares of New Terran Orbital Common Stock are issued to the Debt Providers; (iii) 5,080,409 shares of New Terran Orbital Common Stock are issued in the PIPE Financing; (iv) no Public Warrants, Private Placement Warrants or Debt Provider Warrants issued in connection with the Business Combination to purchase New Terran Orbital Common Stock that will be outstanding immediately following Closing have been exercised; (v) no options to purchase New Terran Orbital Common Stock outstanding as of February 9, 2022 have been exercised; and (vi) no restricted stock and restricted stock unit awards that will be outstanding immediately following Closing have been converted into common stock. All shares issued in the Merger will be freely tradable without registration under the Securities Act and without restriction by persons other than New Terran Orbital’s “affiliates” (as defined under Rule 144 of the Securities Act, “Rule 144”), including New Terran Orbital’s directors, executive officers and other affiliates.
In connection with the Business Combination, the holders of New Terran Orbital Common Stock issued (i) as a result of the conversion of shares that were previously designated as Tailwind Two Class B Ordinary Shares, (ii) as consideration pursuant to the Business Combination pursuant to the Business Combination Agreement, or (iii) to directors, officers, employees and former employees of Terran Orbital or any of its affiliates or any of its subsidiaries upon the settlement or exercise of restricted stock units, stock options or other equity awards issued under the 2021 Incentive Plan adopted in connection with the consummation of the Business Combination, which shall include, without limitation, awards issued and outstanding as of immediately following the closing of the Business Combination in respect of awards of Terran Orbital outstanding immediately prior to the closing of the Business Combination (the “Investors”) have agreed with Tailwind Two, subject to certain exceptions, not to transfer or dispose of their New Terran Orbital Common Stock during the period from the date of the closing of the merger through six (6) months after the consummation of the Business Combination.
Upon the expiration or waiver of the lock-up described above, shares held by the Investors of New Terran Orbital will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144, when such rule becomes applicable to Tailwind Two. In addition, pursuant to the Investor Rights Agreement, New Terran Orbital will register the shares of New Terran Orbital Common Stock under the Securities Act of the investors thereunder. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of New Terran Orbital Common Stock to decline.
As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of New Terran Orbital Common Stock could drop significantly if the holders of such shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for New Terran Orbital to raise additional funds through future offerings of New Terran Orbital Common Stock or other securities.
In addition, the shares of New Terran Orbital Common Stock reserved for future issuance under the 2021 Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares of New Terran Orbital Common Stock expected to be reserved for future issuance under its equity incentive plans is equal to 10% of the aggregate number of shares of New Terran Orbital Common Stock outstanding immediately following closing of the Business Combination, plus a number of shares equal to the number of shares of common stock that are subject to stock options and restricted stock units granted under the 2021 Equity Incentive Plan and that were subject to a rollover option under the Business Combination Agreement. New Terran Orbital is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of New Terran Orbital Common Stock or securities convertible into or exchangeable for shares of New Terran Orbital Common Stock issued pursuant to the 2021 Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market, subject to the provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable.
In the future, New Terran Orbital may also issue its securities in connection with investments or acquisitions. The amount of shares of New Terran Orbital Common Stock issued in connection with an investment or acquisition could constitute a material portion of New Terran Orbital Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to New Terran Orbital’s stockholders.
Risks Related to Tailwind Two and the Business Combination
For purposes of this subsection only, “we,” “us” or “our” refer to (i) Tailwind Two prior to the consummation of the Business Combination or (ii) New Terran Orbital following the consummation of the Business Combination, unless the context otherwise requires.

The Tailwind Two Sponsor and the directors and officers of Tailwind Two have agreed to vote in favor of the Business Combination, regardless of how the Public Shareholders vote.
The Tailwind Two Sponsor and the directors and officers of Tailwind Two collectively own 20% of the outstanding Tailwind Two Ordinary Shares. The Tailwind Two Sponsor and the directors and officers of Tailwind Two also may from time to time purchase Tailwind Two Class A Ordinary Shares prior to the Business Combination. Tailwind Two will complete the Business Combination only if it obtains the approval of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at the General Meeting. Accordingly, the agreement by the Tailwind Two Sponsor and the directors and officers of Tailwind Two to vote in favor of the Business Combination will increase the likelihood that Tailwind Two will receive the requisite shareholder approval for the Business Combination.
Since the Initial Shareholders, including Tailwind Two’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of the Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Terran Orbital is appropriate as our initial business combination. Such interests include that Sponsor, as well as our executive officers and directors, will lose their entire investment in us if our business combination is not completed.
When you consider the recommendation of the Tailwind Two Board to vote in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including Tailwind Two’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Tailwind Two shareholders generally. These interests include, among other things, the interests listed below:
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the fact that our Initial Shareholders have agreed, for no consideration, not to redeem any Tailwind Two Class A Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

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the fact that the Sponsor paid an aggregate of $25,000 for the 8,625,000 Tailwind Two Class B Ordinary Shares currently owned by the Initial Shareholders and such securities will have a significantly higher value at the time of the Business Combination;

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the fact that the Initial Shareholders paid $11,700,000 for its Private Placement Warrants, and that those Private Placement Warrants would be worthless if a business combination is not consummated by March 9, 2023;

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the fact that the Initial Shareholders (and Tailwind Two’s officers and directors who are members of the Sponsor) has invested in Tailwind Two an aggregate of $11,725,000, comprised of the $25,000 purchase price for 8,625,000 Founder Shares and the $11,700,000 purchase price for 7,800,000 Private Placement Warrants. Subsequent to the initial purchase of the Founder Shares by the Sponsor, the Sponsor transferred 75,000 Founder Shares to Mr. Tommy Stadlen at a nominal purchase price of $0.003 per Founder Share prior to the closing of the Initial Public Offering. Assuming a trading price of $9.89 per Tailwind Two Class A Ordinary Share and $0.3573 per Tailwind Two Public Warrant (based upon the respective closing prices of the Tailwind Two Class A Ordinary Shares and the Tailwind Two Public Warrants on the NYSE on February 7, 2022), the 8,625,000 Founder Shares and 7,800,000 Private Placement Warrants would have an implied aggregate market value of $88,088,190. Even if the trading price of the shares of New Terran Orbital Common Stock were as low as $1.36 per share, the aggregate market value of the Founder Shares alone (without taking into account the value of the Private Placement Warrants) would be approximately equal to the initial investment in Tailwind Two by the Initial Shareholders. As a result, the Initial Shareholders are likely to be able to make a substantial profit on their investment in Tailwind Two at a time when shares of New Terran Orbital Common Stock have lost significant value. On the other hand, if Tailwind Two liquidates without completing a business combination before March 9, 2023, the Initial Shareholders will likely lose their entire investment in Tailwind Two;

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the fact that the Sponsor and Tailwind Two’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

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the fact that Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Tailwind Two shareholders experience a negative rate of return in the post-business combination company;

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the fact that the Initial Shareholders and Tailwind Two’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Tailwind Two fails to complete an initial business combination by March 9, 2023;

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the fact that the Investor Rights Agreement has been entered into by the Sponsor and Mr. Tommy Stadlen (provided that the Investor Rights Agreement provides that Mr. Stadlen is entitled to have any shares of New Terran Orbital Common Stock held by him registered for resale on a resale shelf registration statement following consummation of the Business Combination);

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the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to Tailwind Two in an aggregate amount of up to $1,500,000 may be converted into private placement warrants in connection with the consummation of the Business Combination;

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the continued indemnification of Tailwind Two’s directors and officers and the continuation of Tailwind Two’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

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the fact that the Sponsor and Tailwind Two’s officers and directors will lose their entire investment in Tailwind Two and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by March 9, 2023. As of the date of this proxy statement/prospectus there are no outstanding out-of-pocket expenses for which the Sponsor and Tailwind Two’s officers and directors are awaiting reimbursement;

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the fact that if the Trust Account is liquidated, including in the event Tailwind Two is unable to complete an initial business combination by March 9, 2023, the Sponsor has agreed to indemnify Tailwind Two to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Tailwind Two has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Tailwind Two, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

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the fact that Tailwind Two may be entitled to distribute or pay over funds held by Tailwind Two outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing.

The process of taking a company public by means of a business combination with a special purpose acquisition company (“SPAC”) is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.
An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering.
In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the consummation of the Business Combination.
If a shareholder fails to receive notice of Tailwind Two’s offer to redeem Tailwind Two’s public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite Tailwind Two’s compliance with the proxy rules, a public shareholder fails to receive Tailwind Two’s proxy materials, such Public Shareholder may not become aware of the opportunity to redeem his, her or its Tailwind Two Class A Ordinary Shares. In addition, the proxy materials that Tailwind Two is furnishing to holders of Tailwind Two Class A Ordinary Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the Tailwind Two Class A Ordinary Shares. In the event that a public shareholder fails to comply with these procedures, its Tailwind Two Class A Ordinary Shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of Tailwind Two — Redemption Rights” for additional information on how to exercise your redemption rights.
If Tailwind Two is unable to consummate the Business Combination or another initial business combination by March 9, 2023, Tailwind Two’s Public Shareholders may be forced to wait beyond such timeframe before redemption from Tailwind Two’s trust account.
If Tailwind Two is unable to consummate the Business Combination or an initial business combination by March 9, 2023, the proceeds then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Tailwind Two to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), will be used to fund the redemption of the Tailwind Two Class A Ordinary Shares, as further described herein. Any redemption of Public Shareholders from the Trust Account will be effected automatically by function of Tailwind Two’s Articles of Association prior to any voluntary winding up. If Tailwind Two is required to wind up, liquidate the Trust Account and distribute such amount therein, pro rata, to Tailwind Two’s Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act. In that case, investors may be forced to wait beyond March 9, 2023 before the redemption proceeds of Tailwind Two’s Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from Tailwind Two’s Trust Account. Tailwind Two has no obligation to return funds to investors prior to the date of Tailwind Two’s redemption or liquidation unless, prior thereto, Tailwind Two consummates the Business Combination, consummates another initial business combination or amend certain provisions of Tailwind Two’s Articles of Association, and only then in cases where investors have sought to redeem their Tailwind Two Class A Ordinary Shares. Only upon Tailwind Two’s redemption or any liquidation will Public Shareholders be entitled to distributions if Tailwind Two does not complete the Business Combination or another initial business combination and do not amend certain provisions of Tailwind Two’s Articles of Association. Tailwind Two’s Articles of Association provide that, if Tailwind Two winds up for any other reason prior to the consummation of the Business Combination or another initial business combination, Tailwind Two will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
Tailwind Two may not be able to consummate the Business Combination or another initial business combination by March 9, 2023, in which case Tailwind Two would cease all operations except for the purpose of winding up and Tailwind Two would redeem its public shares and liquidate.
We may not be able to consummate the Business Combination or another initial business combination by March 9, 2023. Tailwind Two’s ability to complete the Business Combination or another initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the outbreak of COVID-19 continues to grow both in the U.S. and globally and, while the extent of the impact of the outbreak on us will depend on future developments, it could limit Tailwind Two’s ability to complete the Business Combination or another initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to Tailwind Two or at all. If Tailwind Two has not consummated the Business Combination or another initial business combination within such applicable time period, Tailwind Two will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the trust account and not previously released to us to pay Tailwind Two’s taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Tailwind Two’s remaining shareholders and the Tailwind Two Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to Tailwind Two’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Tailwind Two’s Articles of Association provide that, if Tailwind Two winds up for any other reason prior to the consummation of the Business Combination or another initial business combination, Tailwind Two will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. In either such case, Tailwind Two’s Public Shareholders may receive only $10.00 per Tailwind Two Class A Ordinary Share, or less than $10.00 per Tailwind Two Class A Ordinary Share, on the redemption of their shares, and the Tailwind Two Warrants will expire worthless.
The Tailwind Two Sponsor, Tailwind Two’s directors and officers and advisors and their respective affiliates may elect to purchase shares from Tailwind Two Public Shareholders in connection with the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of the Tailwind Two Class A Ordinary Shares.
The Tailwind Two Sponsor and Tailwind Two’s directors, officers, advisors or their affiliates may purchase Tailwind Two Class A Ordinary Shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination or another initial business combination, although they are under no obligation to do so. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Tailwind Two Class A Ordinary Shares or Public Warrants in such transactions. In the event that the Tailwind Two Sponsor and Tailwind Two’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of any such transaction could be to (1) vote in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination, (2) reduce the number of Public Warrants outstanding or vote such warrants on any matters submitted to the warrant holders for approval in connection with Tailwind Two’s the Business Combination or (3) satisfy a closing condition in the Business Combination Agreement that requires us to have a minimum net debt at the closing of the Business Combination, where it appears that such requirement would otherwise not be met. Any such purchases of Tailwind Two’s securities may result in the completion of the Business Combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of the Tailwind Two Class A Ordinary Shares or Public Warrants may be reduced and the number of beneficial holders of Tailwind Two’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Tailwind Two’s securities on a national securities exchange. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

Subsequent to Tailwind Two’s completion of the Business Combination, New Terran Orbital may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of New Terran Orbital’s securities, which could cause you to lose some or all of your investment.
Although Tailwind Two has conducted due diligence on Terran Orbital, Tailwind Two cannot assure you that this diligence will identify all material issues with Terran Orbital’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the target business and outside of Tailwind Two’s and Terran Orbital’s control will not later arise. As a result of these factors, New Terran may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in New Terran Orbital reporting losses. Even if Tailwind Two’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Tailwind Two’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on New Terran Orbital’s liquidity, the fact that New Terran Orbital reports charges of this nature could contribute to negative market perceptions about New Terran Orbital or its securities. In addition, charges of this nature may cause New Terran Orbital to be unable to obtain future financing on favorable terms or at all.
Neither Tailwind Two nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Terran Orbital in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.
The representations and warranties made by Terran Orbital and Tailwind Two to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, Tailwind Two and its shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by Terran Orbital in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Tailwind Two would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.
You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Tailwind Two Class A Ordinary Shares or Public Warrants, potentially at a loss.
Tailwind Two’s Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) the completion of the Business Combination or another initial business combination, and then only in connection with those Tailwind Two Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any Tailwind Two Class A Ordinary Shares properly tendered in connection with a shareholder vote to amend Tailwind Two’s Articles of Association (A) to modify the substance or timing of Tailwind Two’s obligation to provide holders of Tailwind Two Class A Ordinary Shares the right to have their shares redeemed in connection with the Business Combination or another initial business combination or to redeem 100% of the Tailwind Two Class A Ordinary Shares if Tailwind Two does complete the Business Combination or another initial business combination by March 9, 2023 or (B) with respect to any other provision relating to the rights of holders of Tailwind Two Class A Ordinary Shares, and (iii) the redemption of Tailwind Two Class A Ordinary Shares if it has not consummated the Business Combination or another initial business combination by March 9, 2023, subject to applicable law and as further described herein. Tailwind Two Public Shareholders who redeem their Tailwind Two Class A Ordinary Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of the Business Combination or another initial business combination or liquidation if Tailwind Two has not consummated the Business Combination or another initial business combination by March 9, 2023, with respect to such Tailwind Two Class A ordinary shares so redeemed. In no other circumstances will a public shareholder have any right or interest of any kind in the Trust Account. Holders of Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the Public Warrants. Accordingly, to liquidate your investment, you may be forced to sell your Tailwind Two Class A Ordinary Shares or Public Warrants, potentially at a loss.
If, after Tailwind Two distributes the proceeds in the Trust Account to the holders of Tailwind Two Class A Ordinary Shares, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against Tailwind Two that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Tailwind Two and its board may be exposed to claims of punitive damages.
If, after Tailwind Two distributes the proceeds in the Trust Account to its stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against Tailwind Two that is not dismissed, any distributions received by the Public Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Public Shareholders. In addition, the Tailwind Two board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and Tailwind Two to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.
If, before distributing the proceeds in the Trust Account to Tailwind Two’s Public Shareholders, Tailwind Two files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against Tailwind Two that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Tailwind Two’s shareholders and the per-share amount that would otherwise be received by Tailwind Two’s shareholders in connection with Tailwind Two’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to Tailwind Two’s Public Shareholders, Tailwind Two files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against Tailwind Two that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in Tailwind Two’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Tailwind Two’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Tailwind Two’s shareholders in connection with Tailwind Two’s liquidation may be reduced.
Tailwind Two’s directors may decide not to enforce the indemnification obligations of the Tailwind Two Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Tailwind Two’s Public Shareholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Tailwind Two Class A Ordinary Share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Tailwind Two Class A Ordinary Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay Tailwind Two’s tax obligations, and the Tailwind Two Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Tailwind Two’s independent directors would determine whether to take legal action against the Tailwind Two Sponsor to enforce its indemnification obligations. While Tailwind Two currently expects that its independent directors would take legal action on Tailwind Two’s behalf against the Tailwind Two Sponsor to enforce its indemnification obligations to Tailwind Two, it is possible that Tailwind Two’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If Tailwind Two’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Tailwind Two’s Public Shareholders may be reduced below $10.00 per Tailwind Two Class A Ordinary Share.
Tailwind Two may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.
Tailwind Two has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, Tailwind Two’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and not to seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by Tailwind Two only if (i) Tailwind Two has sufficient funds outside of the Trust Account or (ii) Tailwind Two consummates an initial business combination. Tailwind Two’s obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Tailwind Two’s officers and directors, even though such an action, if successful, might otherwise benefit Tailwind Two and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Tailwind Two pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.
Tailwind Two’s and Terran Orbital’s ability to consummate the Business Combination, and the operations of New Terran Orbital following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.
In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency for the United States to aid the U.S., and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.”
The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Terran Orbital or New Terran Orbital following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.
The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and Tailwind Two’s and Terran Orbital’s ability to consummate the Business Combination and New Terran Orbital’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Tailwind Two, Terran Orbital and New Terran Orbital may also incur additional costs due to delays caused by COVID-19, which could adversely affect New Terran Orbital’s financial condition and results of operations.
The securities in which Tailwind Two invests the proceeds held in the Trust Account could bear a negative rate of interest, which could reduce the interest income available for payment of taxes or reduce the value of the assets held in trust such that the per share redemption amount received by shareholders may be less than $10.00 per Tailwind Two Class A Ordinary Share.
The proceeds held in the Trust Account are invested in direct U.S. Treasury obligations with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. Treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that Tailwind Two is unable to complete the Business Combination, another initial business combination or make certain amendments to Tailwind Two’s Articles of Association, Tailwind Two’s Public Shareholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of taxes paid or payable (less, in the case Tailwind Two is unable to complete the Business Combination, $100,000 of interest). Very low or negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by Public Shareholders may be less than $10.00 per Tailwind Two Class A Ordinary Share.
If third parties bring claims against Tailwind Two, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by Public Shareholders may be less than $10.00 per share.
Tailwind Two’s placing of funds in the Trust Account may not protect those funds from third-party claims against Tailwind Two. Although Tailwind Two has sought to have all vendors, service providers,

prospective target businesses and other entities with which it does business (except its independent registered accounting firm) execute agreements with Tailwind Two waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the holders of Tailwind Two Class A Ordinary Shares, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Tailwind Two’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Tailwind Two’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to Tailwind Two than any alternative. Tailwind Two is not aware of any product or service providers who have not or will not provide such waiver other than the underwriters of its IPO and Tailwind Two’s independent registered public accounting firm.
The Public Shareholders will experience immediate dilution as a consequence of the issuance of New Terran Orbital Common Stock as consideration in the Business Combination, the PIPE Financing and the Debt Financings.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things (i) New Terran Orbital will issue 112,574,014 shares of New Terran Orbital Common Stock to existing equity security holders of Terran Orbital, (ii) in connection with the PIPE Financing, the PIPE Investors will purchase from New Terran Orbital, and New Terran Orbital shall issue to such investors 5,080,409 shares of New Terran Orbital Common Stock and (iii) in connection with the FP Financing and Debt Rollover, New Terran Orbital will issue (x) to FP, shares of New Terran Orbital Common Stock equal to (1) 1.5% of the fully diluted shares of New Terran Orbital Common Stock outstanding as of immediately following the Closing, plus (2) an additional 1.0 million shares of New Terran Orbital Common Stock and (y) to each of Lockheed Martin and Beach Point, shares of New Terran Orbital Common Stock equal to 0.25% of the fully diluted shares of New Terran Orbital Common Stock as of immediately following the Closing. In addition pursuant to the terms of the Business Combination Agreement, following the Business Combination there will be 17,874,386 shares of New Terran Orbital Common Stock reserved for issuance to cover outstanding Terran Orbital options and restricted stock units, plus an additional 5,439,055 shares of New Terran Orbital Common Stock reserved for issuance to cover outstanding Terran Orbital restricted stock units pursuant to employee retention share awards.
The issuance of additional New Terran Orbital Common Stock at and following Closing will significantly dilute the equity interests of existing holders of our securities, and may adversely affect prevailing market prices for the New Terran Orbital Common Stock and/or the New Terran Orbital Public Warrants.
The consummation of the Business Combination is subject to a number of conditions and, if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.
The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include but are not limited to: approval of the proposals required to effect the Business Combination by the Tailwind Two Shareholders, as well as receipt of requisite regulatory approval; absence of orders prohibiting completion of the Business Combination; effectiveness of the registration statement of which this proxy statement/prospectus is a part; approval of the shares of New Terran Orbital Common Stock to be issued to Terran Orbital stockholders for listing on the NYSE or Nasdaq, the Net Debt being $40,000,000 or less after giving pro forma effect to the Business Combination Agreement and the transactions contemplated thereby ; the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement); and the performance by both parties of their covenants and agreements related to the Business Combination. These and other conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be consummated. In addition, the parties can mutually decide to terminate the Business Combination

Agreement at any time, before or after Tailwind Two Shareholder approval, or Tailwind Two or Terran Orbital may elect to terminate the Business Combination Agreement in certain other circumstances. See “Business Combination Agreement — Termination.”
Termination of the Business Combination Agreement could negatively impact Tailwind Two.
If the Business Combination is not completed for any reason, including as a result of the Tailwind Two Public Shareholders declining to approve the proposals required to effect the Business Combination, the ongoing business of Tailwind Two may be adversely impacted and, without realizing any of the anticipated benefits of completing the transactions, Tailwind Two would be subject to a number of risks, including the following:
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Tailwind Two may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed); and

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Tailwind Two will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the transaction is completed.

If the Business Combination Agreement is terminated and the Tailwind Two Board seeks another merger or business combination, Tailwind Two Shareholders cannot be certain that Tailwind Two will be able to find another acquisition target that would constitute a business combination that such other merger or business combination will be completed.
Tailwind Two and Terran Orbital will incur transaction costs in connection with the Business Combination.
Each of Tailwind Two and Terran Orbital has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. Tailwind Two and Terran Orbital may also incur additional costs to retain key employees. Tailwind Two and Terran Orbital will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the transactions. Some of these costs are payable regardless of whether the Business Combination is completed. See “The Business Combination — Terms of the Business Combination.”
Because of Tailwind Two’s limited resources and the significant competition for business combination opportunities, it may be more difficult for it to complete the initial business combination. If Tailwind Two is unable to complete the initial business combination, its Public Shareholders may receive only approximately $10.0 per share on their redemption of Tailwind Two Class A Ordinary Shares, or less than such amount in certain circumstances, based on the balance of Tailwind Two’s Trust Account (as of September 30, 2021), and the Tailwind Two Warrants will expire worthless.
Tailwind Two encounters competition from other entities having a business objective similar to its own, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities competing for the types of businesses it intends to acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess similar technical, human and other resources to those of Tailwind Two, and its financial resources will be relatively limited when contrasted with those of many of these competitors. While Tailwind Two believes there are numerous target businesses it could potentially acquire with the net proceeds of its Initial Public Offering and the sale of the Private Placement Warrants, Tailwind Two’s ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by its available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Furthermore, because Tailwind Two is obligated to pay cash for the Tailwind Two Class A Ordinary Shares the Public Shareholders redeem in connection with the initial business combination, target companies will be aware that this may reduce the resources available to Tailwind Two for the initial business combination. This may place Tailwind Two at a competitive disadvantage in successfully negotiating an initial business combination. If it is unable to complete an initial business combination, the Public Shareholders may only receive $10.0 per share on the liquidation of its Trust Account, based on the balance of the Trust Account (as of September 30, 2021), and the Tailwind Two Warrants will expire worthless.
Tailwind Two does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Tailwind Two to consummate an initial business combination with which a substantial majority of Tailwind Two’s shareholders do not agree.
The Articles of Association does not provide a specified maximum redemption threshold, except that in no event will Tailwind Two redeem the Tailwind Two Class A Ordinary Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of an initial business combination and after payment of the underwriter’s fees and commissions (such that Tailwind Two is not subject to the SEC’s “penny stock” rules). As a result, Tailwind Two may be able to consummate the Business Combination even if a substantial majority of its Public Shareholders do not agree with the Business Combination and have redeemed their shares. In the event the aggregate cash consideration Tailwind Two would be required to pay for all Tailwind Two Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceed the aggregate amount of cash available to Tailwind Two, Tailwind Two will not complete the Business Combination or redeem any shares, all Tailwind Two Class A Ordinary Shares submitted for redemption will be returned to the holders thereof, and Tailwind Two instead may search for an alternate business combination.
Tailwind Two may not be able to complete the PIPE Financing in connection with the Business Combination.
Tailwind Two may not be able to complete the PIPE Financing on terms that are acceptable to Tailwind Two, or at all. If Tailwind Two does not complete the PIPE Financing, Tailwind Two may not be able to consummate the Business Combination or certain other transactions contemplated by the Business Combination Agreement. The terms of any alternative financing may be more onerous to New Terran Orbital than the PIPE Financing, and Tailwind Two may be unable to obtain alternative financing on terms that are acceptable to it, or at all. The failure to secure additional financing could have a material adverse effect on the continued development or growth of New Terran Orbital. None of Tailwind Two’s officers, directors or stockholders, other than stockholders participating in the PIPE Financing, is required to provide any financing to Tailwind Two in connection with or after the consummation of the Business Combination.
Tailwind Two may amend the terms of its warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 65% of the then outstanding Public Warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of Tailwind Two Class A Ordinary Shares purchasable upon exercise of a Public Warrant could be decreased, all without your approval.
The Tailwind Two warrants were issued in registered form under the warrant agreement between Continental, as warrant agent, and Tailwind Two (the “Warrant Agreement”). The Warrant Agreement provides that the terms of Tailwind Two’s warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants. Accordingly, Tailwind Two may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding Public Warrants approve of such amendment. Although Tailwind Two’s ability to amend the terms of the Public Warrants with the consent of at least 65% of the then outstanding warrants is broad, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock, shorten the exercise period or decrease the number of Tailwind Two Class A Ordinary Shares purchasable upon exercise of a warrant.
Tailwind Two may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
Tailwind Two has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Tailwind Two Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which Tailwind Two gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by Tailwind Two, Tailwind Two may not exercise its redemption right if the issuance of Tailwind Two Class A Ordinary Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or it is unable to effect such registration or qualification. Tailwind Two will use its best efforts to register or qualify such Tailwind Two Class A Ordinary Shares under the blue sky laws of the state of residence in those states in which the warrants were offered. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.
In addition, Tailwind Two may redeem outstanding warrants after they become exercisable for $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of Tailwind Two Class A Ordinary Shares determined based on the redemption date and the fair market value of the Tailwind Two Class A Ordinary Shares. The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of Tailwind Two Class A Ordinary Shares received is capped at 0.361 Tailwind Two Class A Ordinary Shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants.
Subject to certain limited circumstances, none of the Private Placement Warrants will be redeemable by Tailwind Two so long as they are held by the Sponsor or its permitted transferees.
The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Tailwind Two Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with Tailwind Two.
The Tailwind Two Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against Tailwind Two arising out of or relating in any way to the Tailwind Two Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) Tailwind Two irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Tailwind Two will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of Tailwind Two Warrants shall be deemed to have notice of and to have consented to the forum provisions in the Tailwind Two Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Tailwind Two Warrant Agreement is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Tailwind Two Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Tailwind Two, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Tailwind Two Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Tailwind Two may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
We have identified a material weakness in our internal control over financial reporting as of September 30, 2021. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
In connection with the preparation of our financial statements as of September 30, 2021, we concluded we were appropriate to restate the presentation of Tailwind Two Class A Ordinary Shares subject to possible redemption to reflect its public shares within temporary equity after determining the public shares redemption feature is not solely within our control. As part of such process, we identified a material weakness in our internal controls over financial reporting related to the accounting for our complex financial instruments (including redeemable equity instruments as described above). In light of the material weakness identified and the resulting restatement, although we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance our processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.
Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
A material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such a case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, our securities price may decline and we may face litigation as a result of the foregoing. We cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.
As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of September 30, 2021.
Risks Related to the Consummation of the Domestication
The Domestication may result in adverse tax consequences for holders of public shares.
U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders”) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of New Terran Orbital Common Stock, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders” below) may become subject to withholding tax on any dividends paid or deemed paid on shares of New Terran Orbital Common Stock after the Domestication.
As discussed more fully under “Material U.S. Federal Income Tax Considerations,” the Domestication generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the

Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as Tailwind Two, this result is not entirely clear. Accordingly, due to the absence of direct guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, subject to the PFIC rules described in further detail below, a U.S. Holder generally would recognize gain or loss with respect to its public shares in an amount equal to the difference, if any, between the fair market value of the corresponding shares of New Terran Orbital Common Stock received in the Domestication and the U.S. Holder’s adjusted tax basis in its public shares surrendered in exchange therefor.
In the case of a transaction, such as the Domestication, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders will be subject to Section 367(b) of the Code and, as a result: a U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss and will not be required to include any part of Tailwind Two’s earnings in income in respect of the Domestication; a U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% or more of the total value of all classes of our stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its public shares for shares of New Terran Orbital Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the public shares held directly by such U.S. Holder; and a U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to the public shares held directly by such U.S. Holder; however, any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (participation exemption).
Furthermore, even if the Domestication qualifies as a “reorganization” under Section 368(a)(1)(F) of the Code, a U.S. Holder of public shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its public shares for shares of New Terran Orbital Common Stock pursuant to the Domestication under PFIC rules of the Code equal to the excess, if any, of the fair market value of the shares of New Terran Orbital Common Stock received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding public shares surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication under “Material U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”
All holders are urged to consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the Material U.S. federal income tax consequences associated with the Domestication, see “Material U.S. Federal Income Tax Considerations.”
Upon consummation of the Business Combination, the rights of holders of New Terran Orbital Common Stock arising under the DGCL as well as Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Tailwind Two Class A Ordinary Shares arising under Cayman Islands law as well as the Articles of Association.
Upon consummation of the Business Combination, the rights of holders of New Terran Orbital Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Articles of Association and Cayman Islands law and, therefore, some rights of holders of New Terran Orbital Common Stock could differ from the rights that holders of Tailwind Two Class A Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman

Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New Terran Orbital becomes involved in costly litigation, which could have a material adverse effect on New Terran Orbital.
In addition, there are differences between the Proposed Governing Documents of New Terran Orbital and the current constitutional documents of Tailwind Two. For a more detailed description of the rights of holders of New Terran Orbital Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Terran Orbital are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and we urge you to read them.
Anti-takeover provisions in New Terran Orbital’s organizational documents could delay or prevent a change of control.
Certain provisions of the Proposed Certificate of Incorporation and the Proposed Bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by New Terran Orbital’s stockholders.
These provisions provide for, among other things:
•
establish a staggered board of directors divided into three classes serving staggered three-year terms, such that not all members of the New Terran Orbital’s board of directors will be elected at one time;

•
authorize New Terran Orbital’s board of directors to issue new series of preferred stock without stockholder approval and create, subject to applicable law, a series of preferred stock with, among other things, preferential rights to dividends and/or distributions upon liquidation, or with superior voting rights to our existing common stock;

•
eliminate the ability of stockholders to act by written consent in lieu of a meeting of stockholders;

•
eliminate the ability of stockholders to call special meetings of stockholders;

•
eliminate the ability of stockholders to fill vacancies and newly-created directorships on New Terran Orbital’s board of directors;

•
establish advance notice requirements for nominations for election to New Terran Orbital’s board of directors or for proposing matters that can be acted upon by stockholders at our annual stockholder meetings;

•
permit New Terran Orbital’s board of directors to establish the number of directors;

•
provide that New Terran Orbital’s board of directors is expressly authorized to make, alter or repeal the Proposed Bylaws;

•
provide that stockholders can remove directors only for cause and only upon the approval of not less than two-thirds of the total voting power of all then-outstanding shares of New Terran Orbital’s capital stock entitled to vote in the election of directors;

•
require the approval of not less than two-thirds of the total voting power of all then-outstanding shares of capital stock of New Terran Orbital to amend the Proposed Bylaws (unless the board of directors of New Terran Orbital recommends that stockholders approve such amendment, in which case such amendment will require the approval of at least a majority of the total voting power of the then-outstanding shares of capital stock of New Terran Orbital) and specific provisions of the Proposed Certificate of Incorporation; and

•
limit the jurisdictions in which certain stockholder litigation may be brought.

These anti-takeover provisions could make it more difficult for a third-party to acquire New Terran Orbital, even if the third-party’s offer may be considered beneficial by many of New Terran Orbital’s stockholders. As a result, New Terran Orbital’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause New Terran Orbital to take other corporate actions you desire.
The Proposed Certificate of Incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by New Terran Orbital’s stockholders, which could limit New Terran Orbital’s stockholders’ ability to obtain a different judicial forum for disputes with New Terran Orbital or its directors, officers, employees or stockholders.
The Proposed Certificate of Incorporation will provide that, unless New Terran Orbital consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware, or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought or purportedly brought on behalf of New Terran Orbital, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of New Terran Orbital to New Terran Orbital or to New Terran Orbital’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action or proceeding asserting a claim arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL or the Proposed Governing Documents (as either may be amended from time to time), or to interpret, apply, enforce or determine the validity of the Proposed Governing Documents (as either may be amended from time to time), (iv) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (v) any action or proceeding asserting a claim against New Terran Orbital or any current or former director, officer, employee, agent or stockholder of New Terran Orbital arising pursuant to any provision of the DGCL or the Proposed Governing Documents (as either may be amended from time to time), (vi) any action or proceeding asserting a claim against New Terran Orbital or any current or former director, officer, employee, agent or stockholder of New Terran Orbital governed by the internal affairs doctrine of the State of Delaware, or (vii) any action or proceeding asserting an “internal corporate claim” as defined in Section 115 of the DGCL.
Notwithstanding the forgoing, the exclusive forum provision will not apply to any claim (i) as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), (ii) which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction, including, for the avoidance of doubt, any claim arising under the Exchange Act, or (iii) arising under the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum unless New Terran Orbital consents in writing to the selection of an alternative forum.
Risks Relating to Redemption
There is no guarantee that a Public Shareholders’ decision whether to redeem their shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.
No assurance can be given as to the price at which a Public Shareholder may be able to sell the shares of New Terran Orbital Common Stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in New Terran Orbital’s stock price, and may result in a lower value realized now than a Public Shareholder might realize in the future had the shareholder not elected to redeem such shareholder’s Tailwind Two Class A Ordinary Shares. Similarly, if a Public Shareholder does not redeem his, her or its shares, such shareholder will bear the risk of ownership of New Terran Orbital Common Stock after the consummation of the merger, and there can be no assurance that a shareholder can sell his, her or its shares of New Terran Orbital Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Shareholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If Public Shareholders fail to comply with the redemption requirements specified in this proxy statement /prospectus, they will not be entitled to redeem their Tailwind Two Class A Ordinary Shares for a pro rata portion of the funds held in the Trust Account.
To exercise their redemption rights, holders of Tailwind Two Class A Ordinary Shares are required to deliver their stock, either physically or electronically using Depository Trust Company’s DWAC System, to Tailwind Two’s transfer agent prior to the vote at the Extraordinary General Meeting. If a holder fails to properly seek redemption as described in this proxy statement/prospectus and the Business Combination is consummated, such holder will not be entitled to redeem these shares for a pro rata portion of funds deposited in the Trust Account. See “Extraordinary General Meeting of Tailwind Two — Redemption Rights” for additional information on how to exercise your redemption rights.
If you or a “group” of shareholders are deemed to hold in excess of 15% of Tailwind Two Class A Ordinary Shares, you will lose the ability to redeem all such shares in excess of 15% of Tailwind Two Class A Ordinary Shares.
Tailwind Two’s Articles of Association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the Initial Public Offering, which we refer to as the “Excess Shares,” without Tailwind Two’s prior consent. However, Tailwind Two would not be restricting its shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination or another initial business combination. Your inability to redeem the Excess Shares will reduce your influence over Tailwind Two’s ability to complete the Business Combination or another initial business combination and you could suffer a material loss on your investment in Tailwind Two if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if Tailwind Two consummates the Business Combination. And as a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.
There is uncertainty regarding the federal income tax consequences of the redemption to the holders of Tailwind Two Class A Ordinary Shares.
There is some uncertainty regarding the federal income tax consequences to holders of Tailwind Two Class A Ordinary Shares who exercise their redemption rights. The uncertainty of the tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain, to such holder and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment for such holder, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any Tailwind Two Class A Ordinary Shares following the redemption, and if so, the total number of Tailwind Two Class A Ordinary Shares held by the holder both before and after the redemption relative to all Tailwind Two Class A Ordinary Shares outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in Tailwind Two or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See “Material U.S. Federal Income Tax Considerations.”
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the other Condition Precedent Proposals, the Tailwind Two Board will not have the ability to adjourn the Extraordinary General Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
The Tailwind Two Board is seeking approval to adjourn the Extraordinary General Meeting to a later date or dates if, at the Extraordinary General Meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the Tailwind Two Board will not have the ability to adjourn the Extraordinary General Meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

EXTRAORDINARY GENERAL MEETING OF TAILWIND TWO
General
Tailwind Two is furnishing this proxy statement/prospectus to Tailwind Two’s shareholders as part of the solicitation of proxies by the Tailwind Two Board for use at the Extraordinary General Meeting of Tailwind Two to be held on March 22, 2022, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Tailwind Two Shareholders on or about February 14, 2022 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Tailwind Two Shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Extraordinary General Meeting.
Date, Time and Place
The Extraordinary General Meeting will be held at 9:00 a.m., Eastern Time, on March 22, 2022 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting, unless the Extraordinary General Meeting is adjourned.
Purpose of the Tailwind Two Extraordinary General Meeting
At the extraordinary general meeting, Tailwind Two is asking holders of ordinary shares to consider and vote upon ten (10) separate proposals:
1.
a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby;

2.
a proposal to approve by special resolution the Domestication;

3.
a proposal to approve by special resolutions the Proposed Certificate of Incorporation;

•
the following governance proposals to approve, on a non-binding advisory basis, the following material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation:

4.
an amendment to change the authorized share capital of Tailwind Two from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 300,000,000 shares of New Terran Orbital Common Stock and 50,000,000 shares of New Terran Orbital Preferred Stock;

5.
an amendment to authorize the New Terran Orbital Board to issue any or all shares of New Terran Orbital Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Terran Orbital Board and as may be permitted by the DGCL;

6.
an amendment to remove the ability of New Terran Orbital stockholders to take action by written consent in lieu of a meeting; and

7.
certain other changes in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation as part of the Domestication;

8.
a proposal to approve by ordinary resolution the issuance of shares of New Terran Orbital Common Stock in connection with the Business Combination the Debt Financing and the PIPE Financing in compliance with the New York Stock Exchange Listing Rule 312.03 or Nasdaq Stock Exchange Listing Rule 5635, as applicable;

9.
a proposal to approve and adopt by ordinary resolution the 2021 Incentive Plan; and

10.
a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting.
Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Exchange Proposal and the Incentive Equity Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.
Recommendation of the Tailwind Two Board
The Tailwind Two Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Tailwind Two and its shareholders and unanimously recommends that the Tailwind Two Shareholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Advisory Governing Documents Proposals, “FOR” the Exchange Proposal, “FOR” the Incentive Equity Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Extraordinary General Meeting.
The existence of financial and personal interests of one or more of Tailwind Two’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Tailwind Two and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Tailwind Two’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Tailwind Two’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
Tailwind Two Shareholders will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned Tailwind Two Ordinary Shares at the close of business on February 4, 2022, which is the “record date” for the Extraordinary General Meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the Record Date, there were 43,125,000 Tailwind Two Ordinary Shares issued and outstanding, of which 34,500,000 were issued and outstanding Tailwind Two Class A Ordinary Shares.
Quorum
A quorum of Tailwind Two Shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if one or more Tailwind Two Shareholders who together hold not less than a majority of the issued and outstanding Tailwind Two Ordinary Shares entitled to vote at the Extraordinary General Meeting are represented in person or by proxy at the Extraordinary General Meeting. As of the Record Date for the Extraordinary General Meeting, 21,562,501 Tailwind Two Ordinary Shares would be required to achieve a quorum.
Abstentions and Broker Non-Votes
In general, if your shares are held in “street name” and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the Extraordinary General Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Extraordinary General Meeting. You should instruct your broker, bank or other nominee to vote your shares in accordance with directions you provide. If you do not provide instructions with your proxy card, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.”
Broker non-votes will not be considered present for the purposes of establishing a quorum, and will have no effect on the Business Combination Proposal, the Charter Proposal, the Domestication Proposal, the Charter Proposal, each of the separate Advisory Governing Documents Proposals, the Exchange Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal.
Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the Extraordinary General Meeting and therefore will have no effect on the approval of each of the Business Combination Proposal, the Charter Proposal, the Domestication Proposal, the Charter Proposal, each of the separate Advisory Governing Documents Proposals, the Exchange Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.
The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.
The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter at the extraordinary general meeting.
The approval of the Advisory Governing Documents Proposals on a non-binding advisory basis requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.
The approval of the Exchange Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.
The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.
Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Exchange Proposal and the Incentive Equity Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals is conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

Voting Your Shares
Tailwind Two Shareholders are entitled to one vote at the Extraordinary General Meeting for each Tailwind Two Ordinary Share held of record as of the Record Date. Your proxy card shows the number of Tailwind Two Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are three ways to vote your ordinary shares at the Extraordinary General Meeting:
•
Voting by Mail.   By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Extraordinary General Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Extraordinary General Meeting so that your shares will be voted if you are unable to attend the Extraordinary General Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m., Eastern Time, on March 21, 2022.

•
Voting in Person at the Meeting.   If you attend the Extraordinary General Meeting and plan to vote in person, you will be provided with a ballot at the Extraordinary General Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Extraordinary General Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote in person, you will need to bring to the Extraordinary General Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares.

•
Voting Electronically.   You may attend, vote and examine the list of shareholders entitled to vote at the Extraordinary General Meeting by visiting https://www.cstproxy.com/tailwindtwoacquisition/2022 and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.

Revoking Your Proxy
If you are a Tailwind Two Shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may notify Tailwind Two’s general counsel in writing before the Extraordinary General Meeting that you have revoked your proxy; or

•
you may attend the Extraordinary General Meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a Tailwind Two Shareholder and have any questions about how to vote or direct a vote in respect of your Tailwind Two Ordinary Shares, you may call Morrow, our proxy solicitor, by calling (800) 662-5200 (toll-free), or banks and brokers can call (203) 658-9400, or by emailing TWNT.info@investor.morrowsodali.com.
Redemption Rights
Pursuant to the Existing Governing Documents, a Public Shareholder may request of Tailwind Two that New Terran Orbital redeem all or a portion of its Tailwind Two Class A Ordinary Shares for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)
hold Tailwind Two Class A Ordinary Shares;

(ii)
submit a written request to Continental, Tailwind Two’s transfer agent, in which you (i) request that we redeems all or a portion of your Tailwind Two Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your Tailwind Two Class A Ordinary Shares to Continental, Tailwind Two’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Tailwind Two Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on March 18, 2022 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public Shareholders may elect to redeem all or a portion of the Tailwind Two Class A Ordinary Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Tailwind Two Class A Ordinary Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Tailwind Two Class A Ordinary Shares that it holds and timely delivers its shares to Continental, New Terran Orbital will redeem such Tailwind Two Class A Ordinary Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Tailwind Two’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Tailwind Two Class A Ordinary Shares for cash and will no longer own Tailwind Two Class A Ordinary Shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Terran Orbital Common Stock that will be redeemed immediately after consummation of the Business Combination.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of New Terran Orbital Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of Tailwind Two Class A Ordinary Shares, may not be withdrawn unless the Tailwind Two Board determines (in its sole discretion) to permit such redemption request (which it may do in whole or in part).
Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, at least two business days prior to the Extraordinary General Meeting. No request for redemption will be honored unless the holder’s Tailwind Two Class A Ordinary Shares have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the Extraordinary General Meeting.
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Tailwind Two Class A Ordinary Shares with respect to more than an aggregate of 15% of the Tailwind Two Class A Ordinary Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Tailwind Two Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their Tailwind Two Ordinary Shares in favor of the proposals being presented at the Extraordinary General Meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20% of the issued and outstanding Tailwind Two Ordinary Shares. See “Proposal No. 1 — The Business Combination Proposal — Other Agreements — Sponsor Letter Agreement” in the proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
The closing price of the Tailwind Two Class A Ordinary Shares on February 7, 2022 was $9.90. For illustrative purposes, as of September 30, 2021, funds in the Trust Account plus accrued interest thereon totaled approximately $345,055,724 or approximately $10.00 per issued and outstanding Tailwind Two Class A Ordinary Share.
Prior to exercising redemption rights, Public Shareholders should verify the market price of the Tailwind Two Class A Ordinary Shares as they may receive higher proceeds from the sale of their Tailwind Two Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Tailwind Two cannot assure its shareholders that they will be able to sell their Tailwind Two Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Appraisal Rights
Tailwind Two Shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation Costs
Tailwind Two is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Tailwind Two and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Tailwind Two will bear the cost of the solicitation.
Tailwind Two has hired Morrow to assist in the proxy solicitation process. Tailwind Two will pay Morrow a fee of $37,500 plus disbursements. Such fee will be paid with non-Trust Account funds.
Tailwind Two will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Tailwind Two will reimburse them for their reasonable expenses.
Tailwind Two Initial Shareholders’ Agreements
As of the date of this proxy statement/prospectus, there are (i) 34,500,000 Tailwind Two Class A Ordinary Shares issued and outstanding and (ii) 8,625,000 Tailwind Two Class B Ordinary Shares issued and outstanding. As of the date of this proxy statement/prospectus, there is outstanding 7,800,000 Private Placement Warrants held by the Initial Shareholders and 11,500,000 Public Warrants. Each whole warrant entitles the holder thereof to purchase one Tailwind Two Class A Ordinary Share and, following the Domestication, will entitle the holder thereof to purchase one share of New Terran Orbital Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that no Tailwind Two Class A Ordinary Shares redeemed in connection with the Business Combination), Tailwind Two’s fully-diluted share capital would be 62,425,000 Tailwind Two Ordinary Shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, Terran Orbital and/or their directors, officers, advisors or respective affiliates may purchase Tailwind Two Class A Ordinary Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the

Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Tailwind Two Class A Ordinary Shares or vote their Tailwind Two Class A Ordinary Shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Terran Orbital and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Advisory Governing Documents Proposals, the Exchange Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter (ii) the Domestication Proposal and the Charter Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter, (iii) otherwise limit the number of Tailwind Two Class A Ordinary Shares electing to redeem and (iv) New Terran Orbital’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and the Debt Financings.
Entering into any such arrangements may have a depressive effect on the Tailwind Two Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
Overview
We are asking the Tailwind Two Shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). The Tailwind Two Shareholders should read carefully this registration statement/proxy statement in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this registration statement/proxy statement, and the transactions contemplated thereby. Please see “The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
The affirmative vote of a majority of the votes cast by holders of Tailwind Two Ordinary Shares, voting together as a single class at a meeting at which a quorum is present, is required to approve the Business Combination Proposal. The Tailwind Two Shareholders must approve the Business Combination Proposal in order for the Business Combination to occur. If the Tailwind Two Shareholders fail to approve the Business Combination Proposal, the Business Combination will not occur.
The Business Combination Agreement
This subsection of this registration statement/proxy statement describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this registration statement/proxy statement. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this registration statement/proxy statement. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this registration statement/proxy statement as characterizations of the actual state of facts about Tailwind Two, the Tailwind Two Sponsor, Terran Orbital or any other matter.
On October 28, 2021, Tailwind Two, Merger Sub and Terran Orbital entered into the Business Combination Agreement, which provides for, among other things, the following transactions:
(a)
On the Closing Date, prior to the Closing, Tailwind Two shall transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part XII of the Cayman Islands Companies Act (as amended) (the “Companies Act”), on the terms and subject to the conditions set forth in this Agreement (the “Domestication”); and

(b)
On the Closing Date, the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into Terran Orbital, with Terran Orbital as the surviving company in the Merger and, after giving effect to such merger, Terran Orbital will be a wholly owned subsidiary of New Terran Orbital (the “Effective Time”). In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding share of Terran Orbital (including shares of Terran Orbital common stock issued and outstanding as of immediately prior to the Effective Time pursuant to the Terran Orbital Preferred Stock Conversion and the Terran Orbital Warrant Settlement, in each case after giving effect thereto, and other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be automatically converted into the right to receive a number of shares of New Terran Orbital Common Stock, outstanding Terran Orbital options to purchase shares of Terran Orbital (whether vested or unvested) will be exchanged for comparable options to purchase New Terran Orbital Common Stock, and the outstanding and unvested restricted stock awards and restricted stock units of Terran Orbital will be cancelled in exchange for comparable restricted stock and restricted stock unit awards to be settled in shares of New Terran Orbital Common Stock, in each case, based on the Exchange Ratio.
In addition, in connection with the Business Combination, Tailwind Two is expected to change its name to “Terran Orbital Corporation” upon the closing of the Business Combination.
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Subscription Agreements with the PIPE Investors, the FP Note Purchase Agreement, the Terran Orbital Holder Support Agreements, the Sponsor Letter Agreement and the Investor Rights Agreement (each as defined in this registration statement/proxy statement). See “Other Agreements” for more information.
Effect of the Domestication on Existing Tailwind Two Equity in the Business Combination
The Domestication will result in, among other things, the following, each of which will occur prior to the Effective Time on the Closing Date:
•
each issued and outstanding Tailwind Two Class A Ordinary Share will be converted, on a one-for-one basis, into shares of New Terran Orbital Common Stock;

•
each issued and outstanding Tailwind Two Class B Ordinary Share will be converted, on a one-for-one basis, into shares of New Terran Orbital Common Stock;

•
each issued and outstanding Public Warrant and Private Placement Warrant will be converted, on a one-for-one basis, into warrants to acquire shares of New Terran Orbital Common Stock; and

•
the governing documents of Tailwind Two will be amended and restated and become the certificate of incorporation and the bylaws as described in this proxy statement/prospectus and Tailwind Two’s name will change to “Terran Orbital Corporation”.

Consideration to Terran Orbital Equityholders in the Business Combination
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding share of Terran Orbital (including shares of Terran Orbital common stock issued and outstanding as of immediately prior to the Effective Time pursuant to the Terran Orbital Preferred Stock Conversion and the Terran Orbital Warrant Settlement, in each case after giving effect thereto, and other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be automatically converted into the right to receive a number of shares of New Terran Orbital Common Stock, outstanding Terran Orbital options to purchase shares of Terran Orbital (whether vested or unvested) will be exchanged for comparable options to purchase New Terran Orbital Common Stock, and the outstanding and unvested restricted stock awards and restricted stock units of Terran Orbital will be cancelled in exchange for comparable restricted stock and restricted stock unit awards to be settled in shares of New Terran Orbital Common Stock, in each case, based on the Exchange Ratio. The Exchange Ratio is based on an implied pre-transaction equity value of $1,300,000,000 that is increased by (x) the aggregate exercise price of all Terran Orbital options to purchase shares of Terran Orbital with an exercise price of less than $10.00 per share if such options were exercised in full immediately prior to the Effective Time and (y) the aggregate exercise price of Terran Orbital warrants that are settled in cash immediately prior to the Effective Time of the Merger.

Aggregate New Terran Orbital Proceeds
The Aggregate Transaction Proceeds will be used for general corporate purposes after the Business Combination.
Closing and Effective Time of the Business Combination
The closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third business day, following the satisfaction (or, in the case of each item listed below (other than the first seven items listed under “Conditions to Each Party’s Obligation” (which are not waivable)) to the extent permitted by applicable law and in accordance with the Business Combination Agreement, waiver) of the conditions described below under the section entitled “— Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) on the Closing Date.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each party to the Business Combination Agreement to consummate the Business Combination are subject to the satisfaction or, in the case of the last three items below, if permitted by applicable law, written waiver by all of the parties to the Business Combination Agreement of the following conditions:
•
the early termination or expiration of the waiting period under the HSR Act;

•
all requisite consents of, or notifications, filings, notices or other submissions to specified governmental authorities shall have been obtained or submitted;

•
no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation the Business Combination;

•
this registration statement/proxy statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement/proxy statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•
after giving effect to the Business Combination (including the PIPE Financing), Tailwind Two having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time of the Merger;

•
the approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) being obtained by the requisite number of stockholders and noteholders of Terran Orbital in accordance with the DGCL and Terran Orbital’s governing documents;

•
the approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) being obtained by the requisite number of the Tailwind Two Shareholders in accordance with laws of the Cayman Islands and DGCL and the Existing Governing Documents;

•
Tailwind Two’s initial listing application with NYSE or Nasdaq (in accordance with the Business Combination Agreement) in connection with the Business Combination being approved and, immediately following the Effective Time, Tailwind Two satisfying any applicable initial and continuing listing requirements of NYSE or Nasdaq (as applicable), and the shares of New Terran Orbital Common Stock (including the shares of New Terran Orbital Common Stock to be issued in connection with the Merger), being approved for listing on NYSE or Nasdaq (as applicable);

•
the Net Debt of New Terran Orbital shall be $40,000,000 or less; and

•
either the definitive agreements with respect to the Commitment Letter shall have been executed by Francisco Partners and Terran Orbital and the financing contemplated by the Commitment Letter shall be available to Terran Orbital on the terms provided for therein, or definitive documents shall have been executed by alternative financing sources and Terran Orbital with respect to an alternative financing source mutually acceptable to each of Terran Orbital and Tailwind Two
Other Conditions to the Obligations of the Tailwind Two Parties
The obligations of the Tailwind Two Parties (as defined in the Business Combination Agreement) to consummate the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by Tailwind Two (on behalf of itself and the other Tailwind Two Parties) of the following further conditions:
•
the representations and warranties of Terran Orbital regarding its organization and qualification, its subsidiaries and their capitalization, related party transactions, the Terran Orbital brokers’ fees and the authority of Terran Orbital to execute and deliver the Business Combination Agreement and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby and, being true and correct (without giving effect to any limitation of “materiality” or “Terran Orbital Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the Closing Date as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•
the representation and warranty regarding the absence of a “Terran Orbital Material Adverse Effect” since January 1, 2020 being true and correct in all respects as of the Closing Date;

•
the representations and warranties of Terran Orbital regarding its capitalization shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date;

•
the other representations and warranties of Terran Orbital being true and correct (without giving effect to any limitation as to “materiality” or “Terran Orbital Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Terran Orbital Material Adverse Effect;

•
Terran Orbital having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement prior to the Closing;

•
since the date of the Business Combination Agreement, no Terran Orbital Material Adverse Effect has occurred; and

•
Tailwind Two must have received a certificate executed by an authorized officer of Terran Orbital confirming that the conditions set forth in the foregoing bullet points in this section have been satisfied.

Other Conditions to the Obligations of Terran Orbital
The obligations of Terran Orbital to consummate the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by Terran Orbital of the following further conditions:
•
the representations and warranties regarding organization and qualification of Tailwind Two and Merger Sub, the authority of each of Tailwind Two and Merger Sub to execute and deliver the Business Combination Agreement, and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, Tailwind Two, and Tailwind Two’s brokers’ fees and Tailwind Two’s trust account being true and correct, (without giving effect to any limitation of “materiality” or “material adverse effect” (or any similar limitation set forth in the Business Combination Agreement)) in all material respects as of the closing date of the Business Combination, as though made on and as of such date (or, if given as of an earlier date, as of such earlier date);

•
the representation and warranty regarding the capitalization of Tailwind Two and Merger Sub being true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though made then;

•
the other representations and warranties of Tailwind Two and Merger Sub being true and correct (without giving effect to any limitation of “materiality” or “material adverse effect” (or any similar limitation set forth in the Business Combination Agreement)) in all material respects as of the closing date of the Business Combination, as though made on and as of such date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a material adverse effect on Tailwind Two’s ability to consummate the Business Combination;

•
Tailwind Two and Merger Sub having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement; and

Terran Orbital must have received a certificate executed by an authorized officer of Tailwind Two confirming that the conditions set forth in the foregoing bullet points of this section have been satisfied.
Representations and Warranties
Under the Business Combination Agreement, Terran Orbital made customary representations and warranties to Tailwind Two relating to, among other things: organization and qualification; capitalization; authorization; financial statements, absence of undisclosed liabilities, consents and approvals; permits; material contracts; absence of certain changes; litigation; compliance with law; benefit plans; environmental matters; intellectual property; labor matters; insurance; tax matters; brokers; real and personal property; transactions with affiliates; data privacy and security; compliance with international trade and anti-corruption laws; and information supplied.
Under the Business Combination Agreement, the Tailwind Two Parties made customary representations and warranties to Terran Orbital relating to, among other things: organization and qualification; authorization; consent and approvals; brokers; information supplied; capitalization; SEC filings; the Trust Account; transactions with affiliates; litigation; compliance with law; internal controls and financial statements; absence of undisclosed liabilities; tax matters; and compliance with international trade and anti-corruption laws.
Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of Terran Orbital and Tailwind Two are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Terran Orbital and Tailwind Two are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Business Combination Agreement, a “Terran Orbital Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of Terran Orbital and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following alone or in combination, be deemed to constitute, or be taken into account in determining whether a Terran Orbital Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change in applicable laws (including COVID-19 Measures) or GAAP or any official guidance related thereto or official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any change generally affecting the economy, markets or industry in which Terran Orbital or any of its subsidiaries operates or the economy as a whole, (c) any epidemic, pandemic or disease outbreak (including COVID-19), (d) the announcement, execution, or delivery of the Business Combination Agreement, the pendency or consummation of the Merger or the performance, or taking of any action expressly required by the Business Combination Agreement (other than Terran Orbital’s obligations under Section 6.01 of the Business Combination Agreement), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees; provided that the exceptions in this clause (d) shall not be deemed to apply to references to “Terran Orbital Material

Adverse Effect” in any of the representations and warranties that is intended to address the consequences of the execution, delivery or performance of the Business Combination Agreement or consummation of the Business Combination, (e) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature, act of God or other force majeure event, (f) any national or international political or social conditions, any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions, (g) any failure of Terran Orbital and its subsidiaries, taken as a whole, to meet any projections, forecasts or budgets (provided, that this clause (g) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Terran Orbital Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Terran Orbital Material Adverse Effect)); or (h) any matter to which Tailwind Two has consented in writing or any action taken at the express written request of Tailwind Two; provided that in the case of clauses (a), (b), (c), (e) and (f) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate and adverse effect on Terran Orbital and its subsidiaries, taken as a whole, as compared to other companies in the industries or markets in which Terran Orbital or its subsidiaries operate.
Covenants of the Parties
Covenants of Terran Orbital
Terran Orbital and Tailwind Two have agreed that, unless otherwise expressly required by the Business Combination Agreement, consented to in writing by Tailwind Two, as required by certain COVID-19 response measures, as required by applicable law (including COVID-19 Measures (as defined in the Business Combination Agreement)), and subject to certain disclosed exceptions, neither Terran Orbital nor its subsidiaries will take, among others, the following actions during the interim period between signing of the Business Combination Agreement and closing of the Business Combination without the prior written consent of Tailwind Two (which consent will not be unreasonably conditioned, withheld or delayed, except in certain cases as described in the Business Combination Agreement as to which Tailwind Two’s consent may be granted or withheld in its sole discretion):
•
change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents;

•
make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned subsidiary of Terran Orbital to Terran Orbital or any other wholly owned subsidiaries of Terran Orbital; and other than any dividends or distributions required under the organizational documents of any joint venture of any of the subsidiaries of Terran Orbital;

•
except (i) pursuant to the Francisco Partners Facility as contemplated by the Commitment Letter or any alternative financing in lieu of the Commitment Letter and the Debt Rollover (for the avoidance of doubt, which shall be deemed to include any amendments to the Existing Note Purchase Agreement as contemplated by the Terran Orbital Holder Support Agreements) and (ii) for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business, enter into, materially amend, materially and adversely modify, waive any material right under, or terminate or fail to renew any material contracts, any lease or collective bargaining or similar agreement of Terran Orbital or any of its subsidiaries;

•
except (i) pursuant to the Francisco Partners Facility as contemplated by the Commitment Letter or any alternative financing in lieu of the Commitment Letter and the Debt Rollover (for the avoidance of doubt, which shall be deemed to include any amendments to the Existing Note Purchase Agreement as contemplated by the Terran Orbital Holder Support Agreements), issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than permitted liens on equity securities of subsidiaries of Terran Orbital) on any shares of capital stock or any other equity or voting securities of Terran Orbital or any of its subsidiaries;

•
sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any lien on, or otherwise dispose of, any material assets, rights or properties (including material Terran Orbital owned intellectual property), other than the sale or provision of goods or services to customers in the ordinary course of business, registered intellectual property expiring at the end of its statutory term, or the sale, permission to lapse, abandonment or other disposition of assets or equipment deemed by Terran Orbital in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item or transactions among Terran Orbital and its subsidiaries;
•
(i) cancel or compromise any material claim or material amount of indebtedness owed to Terran Orbital or any of its subsidiaries or (ii) settle any pending or threatened action or proceeding if such settlement would require (a) payment by Terran Orbital in an amount greater than $2,000,000(b) concede injunctive relief restricting Terran Orbital in a manner materially adverse to Terran Orbital or (c) an admission of criminal wrongdoing or (iii) agree to modify an in any respect materially adverse to Terran Orbital and its subsidiaries any confidentiality or similar contract to which Terran Orbital or any of its subsidiaries are a party;

•
except as otherwise required by law, the terms of any Contract (as defined in the Business Combination Agreement), the terms of any existing Company Benefit Plans, (i) increase or decrease the compensation or benefits of certain listed Company Employees (the “Listed Employees”), (ii) pay, or make any grant or promise of, any severance, change in control, transaction bonus, equity or equity-based, retention or termination payment or arrangement to any Company Employee, except for severance payments in the ordinary course consistent with past practice to Company Employees other than the Listed Employees, (iii) make any change in the key management structure of Terran Orbital or any of its Subsidiaries, including the hiring of any individuals who would be, upon such hire, officers or Key Employees (as defined in the Business Combination Agreement), or the termination (other than for “cause” or due to death or disability) of existing officers or Key Employees, but excluding changes in reporting lines, (iv) hire, engage, terminate (other than for “cause”), furlough or temporarily layoff any individual with total annual compensation in excess of $500,000, (v) take any action to accelerate the vesting or the payment of any amounts or benefits, or the funding of any payments or benefits, payable or to become payable to any Company Employee or (vi) establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan (as defined in the Business Combination Agreement) or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of the Business Combination Agreement;

•
implement or announce any employee layoffs, furloughs, reductions in force, reductions in hours, work schedule changes or similar actions that would trigger the WARN Act (as defined in the Business Combination Agreement);;

•
waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other material restrictive covenant obligation of any Company Employee (as defined in the Business Combination Agreement);

•
directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or person or division thereof other than in the ordinary course of business;

•
make any loans or advance any money or other property to any third party, except for (a) advances in the ordinary course of business to employees, officers or independent contractors of Terran Orbital or any of its subsidiaries for expenses not to exceed $100,000 individually or $1,000,000 in the aggregate (b) prepayments and deposits paid in the ordinary course of business to suppliers of Terran Orbital and its subsidiaries, (c) trade credit extended to customers of Terran Orbital or any of its subsidiaries in the ordinary course of business and (d) advances to wholly-owned subsidiaries of Terran Orbital;

•
subject to certain exceptions, redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any equity interests (convertible or otherwise) of Terran Orbital or any of its subsidiaries;

•
subject to certain exceptions, adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any equity interests or securities of Terran Orbital or any of its subsidiaries;

•
make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

•
adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Terran Orbital or any of its subsidiaries (other than the transactions contemplated by the Business Combination Agreement);

•
make, change or revoke any material tax election in a manner outside the ordinary course of business, adopt, change or revoke any material accounting method with respect to taxes, file any amended tax return outside the ordinary course of business, prosecute, settle or compromise any material tax liability, or any action, audit or other similar proceeding related to any material amount of taxes, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment, or enter into any tax sharing or similar agreement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to taxes), if such action would have the effect of materially increasing the present or future tax liability of Tailwind Two, Terran Orbital or any of its subsidiaries;

•
(i) subject to certain exceptions, incur, create or assume any indebtedness for borrowed money, (ii) modify, in any material respect, the terms of any indebtedness or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness, other than (x) indebtedness in replacement of existing indebtedness for borrowed money on terms more favorable to Terran Orbital, (y) any of its subsidiaries or indebtedness incurred solely between Terran Orbital and any of its subsidiaries or between the subsidiaries or (z) guarantees of indebtedness of a wholly owned subsidiary of Terran Orbital otherwise incurred in compliance with the Business Combination Agreement;

•
fail to maintain in full force and effect material insurance policies covering Terran Orbital and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

•
enter into any contract or amend in any material respect any existing contract with any Terran Orbital related party (excluding any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of Terran Orbital or its subsidiaries in their capacity as an officer or director);

•
other than in the ordinary course of business, (i) enter into any agreement that materially restricts the ability of Terran Orbital or its subsidiaries to engage or compete in any line of business, (ii) enter into any agreement that materially restricts the ability of Terran Orbital or its subsidiaries to enter into a new line of business or (iii) enter into any new line of business;

•
make any capital expenditures that exceed $5,500,000 in the aggregate other than as consistent with Terran Orbital’s annual capital expenditures budget for periods following the date of the Business Combination Agreement;

•
enter into any Contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Business Combination; or

•
enter into any contract, or otherwise become obligated, to do any of the foregoing.

Terran Orbital and Tailwind Two have agreed that, unless otherwise required under the Business Combination Agreement or by applicable law, and subject to certain disclosed exceptions, neither Tailwind Two nor its subsidiaries will take the following actions, among others, during the interim period between signing of the Business Combination Agreement and closing of the Business Combination, without the prior written consent of Terran Orbital (which consent will not be unreasonably conditioned, withheld or delayed, except in certain cases as described in the Business Combination Agreement as to which Terran Orbital’s consent may be granted or withheld in its sole discretion):

•
change, modify or amend Tailwind Two’s trust agreement or organizational documents or the organizational documents of the Merger Sub;

•
declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Tailwind Two;

•
split, combine or reclassify any capital stock of, or other equity interests in, Tailwind Two;

•
other than in connection with the redemption of Tailwind Two Class A Ordinary Shares or as otherwise required by Tailwind Two’s organizational documents in order to consummate the Business Combination, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Tailwind Two;

•
make, change or revoke any material tax election in a manner outside the ordinary course of business, adopt, change or revoke any material accounting method with respect to taxes, file any amended tax return outside the ordinary course of business, prosecute, settle or compromise any material tax liability, or any action, audit or other similar proceeding related to any material amount of taxes, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment, or enter into any tax sharing or similar agreement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to taxes), if such action would have the effect of materially increasing the present or future tax liability of Tailwind Two, Terran Orbital or any of its subsidiaries;

•
enter into, renew or amend in any material respect, any transaction or contract with an affiliate of Tailwind Two (including (i) the Tailwind Two Sponsor or anyone related by blood, marriage or adoption to the Tailwind Two Sponsor and (ii) any person in which the Tailwind Two Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•
with certain exceptions including litigation related to the Business Combination, waive, release, compromise, settle or satisfy any pending or threatened material claim, action or proceeding or compromise or settle any liability, in each case, other than compromises or settlements in an aggregate amount not greater than $500,000;

•
with certain exceptions, incur, assume guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or issue or sell any debt securities or warrants or other rights to acquire any debt securities;

•
(i) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any equity securities of Tailwind Two or any of its subsidiaries, other than the (A) issuance of Tailwind Two Class A Ordinary Shares in connection with the exercise of any Tailwind Two warrants outstanding on the date of the Business Combination Agreement, or (B) issuance of Tailwind Two Class A Ordinary Shares at not less than $10.00 per share in connection with the transactions contemplated by the Subscription Agreements or (ii) amend, modify or waive any of the terms or rights set forth in, any Tailwind Two Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•
make any material change in accounting principles or methods of accounting, other than as may be required by GAAP; or

•
enter into any agreement or otherwise become obligated, to do any of the foregoing.

The Business Combination Agreement also contains additional covenants of the parties, including, among other things, covenants providing for:
•
Tailwind Two to take all actions and do all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Business Combination, including the satisfaction of the closing conditions, as described in the section entitled “Conditions to the Closing of the Business Combination”, and using reasonable best efforts to consummate the PIPE Financing on the terms and conditions set forth in the Subscription Agreements;

•
compliance with the notification and reporting requirements under the HSR Act;

•
the parties to prepare and file this statement/prospectus and to solicit proxies from the Tailwind Two Shareholders to vote on the proposals that will be presented for consideration at the Extraordinary General Meeting;

•
mutual exclusivity during the interim period between signing of the Business Combination Agreement and closing of the Business Combination;

•
each party to take certain actions to effect the intended tax treatment of the Business Combination;

•
the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information and the public release of certain information;

•
each party to cooperate following the Closing, including executing additional documents and taking additional actions, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by the Business Combination;

•
the parties to use reasonable best efforts to consummate the PIPE Financing and related transactions;

•
customary indemnification of, and provision of insurance with respect to, former and current officers and directors of Tailwind Two and Terran Orbital and each of their respective subsidiaries; and

•
the parties to use reasonable best efforts to seek alternative financing in the event that any portion for the Francisco Partners Facility becomes unavailable on the terms and conditions contemplated by the Commitment Letter.

Board of Directors
Following the Closing, it is expected that the current management of Terran Orbital will become the management of New Terran Orbital, and the New Terran Orbital Board will consist of nine (9) directors, which will be divided into three classes (Class I, II and III) with Class I consisting of three (3) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors. Pursuant to the Business Combination Agreement (as amended by Amendment No. 1), the New Terran Orbital Board will consist of eight (8) individuals designated by Terran Orbital prior to the mailing of this proxy statement to Tailwind Two shareholders, one individual determined by Sponsor (with consent of Terran Orbital, such consent not to be unreasonably, withheld, conditioned or delayed provided the nominee meets certain agreed upon parameters) prior to the effectiveness of the Registration Statement to serve as a Class III director. Pursuant to the Business Combination Agreement (as amended by Amendment No. 1), prior to the effectiveness of the Registration Statement, Tailwind Two and Terran Orbital may mutually agree to set the number of New Terran Orbital Post-Closing Directors to a number of directors other than nine (9) directors, in which case the number of Terran Designees shall consist of the total number of New Terran Orbital Post-Closing Directors minus the one (1) Sponsor Designee.
Survival of Representations, Warranties and Covenants
The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements relevant to the Closing, agreements or covenants which by their terms contemplate performance after the Effective Time and the covenants set forth in Article XI of the Business Combination Agreement.
Termination
The Business Combination Agreement may be terminated and the Business Combination abandoned, but not later than the closing of the Business Combination, as follows:
•
by mutual written consent of Tailwind Two and Terran Orbital;

•
by either Tailwind Two or Terran Orbital if a final, non-appealable governmental order or a statute, rule or regulation permanently restrains, enjoins, makes illegal or otherwise prohibits consummation of the Merger, except that the right to terminate will not be available to any party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;
•
by either Tailwind Two or Terran Orbital if the Business Combination is not consummated on or before April 28, 2022 (the “Termination Date”), provided that the right to terminate the Business Combination Agreement on the Termination Date will not be available to any party whose breach of any provision of the Business Combination Agreement is the primary cause of, or resulted in, the failure of the closing of the Business Combination to occur on or before the Termination Date;

•
by either Tailwind Two or Terran Orbital if the shareholder approval of Tailwind Two is not obtained at the Extraordinary General Meeting (or at a meeting following any adjournment or postponement thereof), provided that Tailwind Two is not entitled to terminate on these grounds if, at the time of such termination, Tailwind Two is in breach of certain obligations with respect to this proxy statement and the Extraordinary General Meeting and such breach is the primary cause of the failure to obtain the shareholder approval of Tailwind Two;

•
by Tailwind Two, if Terran Orbital stockholder approval is not obtained prior to the Company Holder Written Consent Deadline (as defined in the Business Combination Agreement);

•
by Tailwind Two, if Terran Orbital has breached or failed to perform any of its respective covenants, representations, warranties or other agreements contained in the Business Combination Agreement which breach or failure to perform (i) would result in the failure of a condition to closing of the Business Combination to be satisfied and (ii) is not capable of being cured by the Termination Date, or, if curable, is not cured by Terran Orbital before the earlier of (a) the fifth business day immediately prior to the Termination Date and (b) the thirtieth day following receipt of written notice from Tailwind Two of such breach or failure to perform; provided, that Tailwind Two shall not have the right to terminate the Business Combination Agreement if it is then in material breach of any representations, warranties, covenants or other agreements contained in the Business Combination Agreement that would result in the failure of a condition to closing of the Business Combination to be satisfied if the closing of the Business Combination was scheduled to occur;

•
by Terran Orbital, if Tailwind Two or Merger Sub has breached or failed to perform any of its respective covenants, representations, warranties or other agreements contained in the Business Combination Agreement which breach or failure to perform (i) would result in the failure of a condition to closing of the Business Combination to be satisfied and (ii) is not capable of being cured by the Termination Date, or, if curable, is not cured by Tailwind Two or Merger Sub, as applicable, before the earlier of (a) the fifth business day immediately prior to the Termination Date and (b) the thirtieth day following receipt of written notice from Terran Orbital of such breach or failure to perform; provided, that Terran Orbital shall not have the right to terminate the Business Combination Agreement if it is then in material breach of any representations, warranties, covenants or other agreements contained in the Business Combination Agreement that would result in the failure of a condition to closing of the Business Combination to be satisfied if the closing of the Business Combination was scheduled to occur; and

•
by Terran Orbital, at any time within five business days following a Change in Recommendation (as defined in the Business Combination Agreement).

Expenses
The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, (a) if the Business Combination Agreement is terminated in accordance with its terms, Terran Orbital shall pay, or cause to be paid, all unpaid Terran Orbital expenses and Tailwind Two shall pay, or cause to be paid, all unpaid Tailwind Two expenses and (b) if closing of the Business Combination occurs, New Terran Orbital shall pay, or cause to be paid, all unpaid Terran Orbital expenses and all unpaid Tailwind Two expenses.

Governing Law
The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Companies Act also applies to the Domestication).
Amendments
The Business Combination Agreement may be amended by the parties thereto at any time by execution of a duly authorized agreement in writing executed on behalf of each of the parties in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement; provided, that amendments to certain specified provisions will also require the prior written consent of the Debt Providers (as defined in the Business Combination Agreement).
Ownership of New Terran Orbital Immediately Following the Business Combination
As of the date of this proxy statement/prospectus, there are (i) 34,500,000 Tailwind Two Class A Ordinary Shares issued and outstanding and (ii) 8,625,000 Tailwind Two Class B Ordinary Shares issued and outstanding. As of the date of this proxy statement/prospectus, there is outstanding 7,800,000 Private Placement Warrants held by the Initial Shareholders and 11,500,000 Public Warrants. Each whole warrant entitles the holder thereof to purchase one Tailwind Two Class A Ordinary Share and, following the Domestication, will entitle the holder thereof to purchase one share of New Terran Orbital Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that no Tailwind Two Class A Ordinary Shares redeemed in connection with the Business Combination), Tailwind Two’s fully-diluted share capital would be 62,425,000 Tailwind Two Ordinary Shares.
The following table illustrates varying ownership levels in New Terran Orbital Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Public Shareholders and the following additional assumptions: (i) 112,574,014 shares of New Terran Orbital Common Stock are issued to the holders of securities of Terran Orbital at Closing, which would be the number of shares of New Terran Orbital Common Stock issued to these holders if Closing were to occur on February 9, 2022; (ii) 4,662,217 shares of New Terran Orbital Common Stock are issued to the Debt Providers; (iii) 5,080,409 shares of New Terran Orbital Common Stock are issued in the PIPE Financing; (iv) no Public Warrants, Private Placement Warrants or Debt Provider Warrants issued in connection with the Business Combination to purchase New Terran Orbital Common Stock that will be outstanding immediately following Closing have been exercised; (v) no options to purchase New Terran Orbital Common Stock outstanding as of February 9, 2022 have been exercised; and (vi) no restricted stock and restricted stock unit awards that will be outstanding immediately following Closing have been converted into common stock. Based on these assumptions, and assuming that no outstanding Tailwind Two Class A Ordinary Shares are redeemed in connection with the Business Combination, there would be approximately 165,441,640 shares of New Terran Orbital Common Stock outstanding immediately following the consummation of the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in New Terran Orbital will be different.
Pursuant to the Business Combination Agreement, the consideration to be received by the Terran Orbital equityholders in connection with the Business Combination will be an aggregate number of shares of New Terran Orbital Common Stock equal to (i) $1,300.0 million plus (x) $2,051,999, which reflects the estimated aggregate exercise price of all options of Terran Orbital with an post-closing exercise price of less than $10.00 per share if such options were exercised in full and (y) the estimated aggregate exercise price of all warrants of Terran Orbital which are settled in cash instead of shares upon the exercise of such warrants, in each case at the consummation of the Business Combination, divided by (ii) $10.00.

	Share Ownership in New Terran Orbital(1)
	No redemptions	Maximum redemptions(2)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
Tailwind Two Public Shareholders(3)	20.9%	3.8%
Tailwind Two’s Initial Shareholders(4)	5.2%	6.4%
PIPE Investors(5)	3.1%	3.7%
Debt Providers(6)	2.8%	3.0%
Current Terran Orbital Stockholders(7)	68.0%	83.1%

(1)
The number of shares of New Terran Orbital Common Stock issued to the holders of securities of Terran Orbital at Closing will fluctuate based on the Exchange Ratio. As of February 9, 2022, assuming all such options and warrants are exercised for common stock on a “net settled” (i.e., cash-less exercise basis), the Exchange Ratio would be 27.578.

(2)
Assumes that 29.3 million shares of Tailwind Two Class A Ordinary Shares are redeemed for an aggregate payment of approximately $293 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. This redemption scenario is based on the maximum number of redemptions that may occur but which would still satisfy the conditions of the FP Financing and the Net Debt Condition in connection with the closing of the Business Combination assuming a hypothetical closing date of February 9, 2022.

(3)
Excludes shares acquired by certain public investors in connection with the PIPE Financing.

(4)
Includes 8,625,000 shares held by the Initial Shareholders originally acquired prior to or in connection with Tailwind Two’s Initial Public Offering (including 75,000 shares held by Tommy Stadlen).

(5)
Includes shares acquired by existing Terran Orbital Stockholders and Public Shareholders in the PIPE Financing.

(6)
Includes shares issued to the Debt Providers in connection with the debt financing, but excludes shares acquired by the Debt Providers in the PIPE Financing or held as existing Terran Orbital Stockholders.

(7)
Excludes shares acquired by existing Terran Orbital Stockholders in the PIPE Financing. Includes approximately 0.24 million shares related to the Terran Orbital Warrant True-Up.

Other Agreements
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, (a) Tailwind Two, (b) the Tailwind Two Sponsor, (c) Terran Orbital and (d) each of Philip Krim, Chris Hollod, Matthew Eby, Tommy Stadlen, Wisdom Lu, Boris Revsin and Michael Kim, each of whom is a member of the Tailwind Two Board and/or management (collectively, the “Insiders”), entered into the Sponsor Letter Agreement, pursuant to which, among other things, the Tailwind Two Sponsor and Tommy Stadlen agreed to: (i) vote in favor of each of the transaction proposals to be voted upon at the Extraordinary General Meeting, including approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger); (ii) waive any adjustment to the conversion ratio set forth in the governing documents of Tailwind Two or any other anti-dilution or similar protection with respect to Tailwind Two (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise); (iii) be bound by certain transfer restrictions with respect to his, her or its shares in Tailwind Two prior to the Closing; and (iv) agreed to be bound by certain covenants and agreements set forth in the Business Combination Agreement. In addition, pursuant to the Sponsor Letter Agreement, subject to, and conditioned upon the occurrence of, and effective as of immediately prior to, the closing of the Business Combination, each of Tailwind Two, the Tailwind Two Sponsor and the Insiders have agreed to terminate the lock-up provisions in respect of the Tailwind Two Class B Ordinary Shares that are set forth in Section 5(a) of that certain letter agreement, dated as of March 4, 2021, by and among Tailwind Two, the Tailwind Two Sponsor and the Insiders, which included, among other restrictions, a one year lock-up restriction on the Tailwind Two Class B

Ordinary Shares following an initial business combination (subject to certain exceptions). Following the consummation of the Business Combination, the Tailwind Two Sponsor will be subject to the lock-up provisions described in the Investor Rights Agreement.
A copy of the Sponsor Letter Agreement is filed with this proxy statement/prospectus and is incorporated herein by reference, and the foregoing description of the Sponsor Letter Agreement is qualified in its entirety by reference thereto.
PIPE Financing (Private Placement)
Concurrently with the execution of the Business Combination Agreement, Tailwind Two entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), including affiliates of Lockheed Martin, Beach Point and AE Industrial Partners, as well as an affiliate of Mr. Daniel Staton, a director and shareholder of Terran Orbital (the “Insider PIPE Investor”, and together with the PIPE Investors, the “Investors”). Pursuant to the Subscription Agreements, the Investors agreed to subscribe for and purchase, and Tailwind Two agreed to issue and sell to such Investors, immediately prior to the Closing, an aggregate of 5,080,409 shares of New Terran Orbital Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of approximately $50.8 million (the “PIPE Financing”). The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that Tailwind Two will grant the investors in the PIPE Financing certain customary registration rights. Tailwind Two will, within 45 days after the consummation of the Business Combination, file with the SEC a registration statement registering the resale of such shares of New Terran Orbital Common Stock and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof and will not be subject to any form of monetary penalty for its failure to do so.
The Subscription Agreement for the Insider PIPE Investor contains a provision whereby in return for the Insider PIPE Investor’s $30.0 million investment in the PIPE Financing, in addition to the shares to be received by the Insider PIPE Investor in the PIPE Financing, the Insider PIPE Investor or its affiliate will also receive a quarterly fee of $1.875 million for sixteen (16) quarters beginning at the end of the first quarter following the consummation of the Business Combination; the first years’ payments are to be paid in cash and the remaining payments are to be paid, subject to subordination to and compliance with New Terran Orbital’s debt facilities, in cash or stock at the discretion of New Terran Orbital. The Insider PIPE Investor’s investment in the PIPE Financing, in addition to the investments made by the Other PIPE Investors in the PIPE Financing, was intended to provide immediate liquidity to New Terran Orbital upon consummation of the Business Combination as alternative equity financings were not otherwise available. See “Proposal No. 1 — The Business Combination Proposal — Background to the Business Section.” There is no service being provided in connection with the quarterly fees; once all quarterly fees have been paid, the shares to be received by the Insider PIPE Investor in the PIPE Financing will effectively have been issued for no consideration other than the value to New Terran Orbital of the immediate liquidity at consummation of the Business Combination. In addition, in connection with entering into the Subscription Agreement with AE Industrial Partners, Terran Orbital entered into vendor agreements requiring $20 million of purchase commitments from two affiliates of AE Industrial Partners over three years from the Closing Date.
Investor Rights Agreement
Concurrently with the execution of the Business Combination Agreement, Terran Orbital, Tailwind Two, the Tailwind Two Sponsor, Tommy Stadlen, certain of Terran Orbital’s stockholders and other parties thereto, including Daniel Staton, Lockheed Martin, Beach Point and Francisco Partners, entered into an investor rights agreement (the “Investor Rights Agreement”) pursuant to which, such parties were granted certain customary registration rights with respect to their respective Registrable Securities (as defined in the Investor Rights Agreement), in each case, on the terms and subject to the conditions set forth therein. The Investor Rights Agreement provides that New Terran Orbital will grant the investors party thereto certain customary registration rights. New Terran Orbital will, within 45 days after the consummation of the Business Combination, file with the SEC a registration statement registering the resale of such shares of New Terran Orbital Common Stock and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof and will not be subject to any form of monetary penalty for its failure to do so; provided however that other than Francisco Partners, and subject to certain exceptions, the investors shall be subject to a six month lock-up after the consummation of the Business Combination.
Terran Orbital Holder Support Agreements
Concurrently with the execution of the Business Combination Agreement, certain equityholders and noteholders of Terran Orbital (collectively, the “Terran Orbital Holders”) entered into transaction support agreements (collectively, the “Terran Orbital Holder Support Agreements”) with Tailwind Two and Terran Orbital, pursuant to which the Terran Orbital Holders have agreed to, among other things, (i) consent to and vote in favor of the Business Combination Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Business Combination.
Affiliates of Lockheed Martin Corporation (“Lockheed Martin”) and Beach Point Capital (“Beach Point”), each of which are noteholders of Terran Orbital, have each further agreed, conditional upon certain other events, pursuant to the Terran Orbital Holder Support Agreements to, at their option, (a) exchange up to $25.0 million (in the case of Lockheed Martin) and $25.0 million (in the case of Beach Point) of aggregate principal amount of senior secured notes due 2026 (the “Existing Notes”) outstanding issued by Terran Orbital pursuant to the Note Purchase Agreement, dated as of March 8, 2021, by and among Terran Orbital, the guarantors party thereto, the purchasers party thereto and Lockheed Martin, as authorized representative (as amended, the “Existing Note Purchase Agreement”), for the same principal amount of debt to be issued under, and governed by, a new loan agreement or note purchase agreement, or (b) keep outstanding such amounts (up to $25.0 million (in the case of Lockheed Martin) and $25.0 million (in the case of Beach Point) of aggregate principal amount of Existing Notes outstanding) under the Existing Note Purchase Agreement, in each case of (a) or (b), such debt shall have substantially similar terms as the terms of the Francisco Partners Facility (as defined below), except that such replacement loans or notes will not have call protection ((a) and/or (b) collectively, the “Debt Rollover”). The $25.0 million Debt Rollover from Beach Point will be available upon the Closing, and up to $25.0 million Debt Rollover from Lockheed Martin will be available ratably with the availability of the Conditional Notes (as defined below) depending on the percentage of Tailwind Two Class A Ordinary Shares that are redeemed by shareholders in connection with the Business Combination.
Upon funding of the Pre-Combination Notes (as defined below) on November 24, 2021, each of Lockheed Martin and Beach Point shall receive from Terran Orbital penny warrants to purchase shares of common stock of Terran Orbital equal to 0.25% of the fully diluted shares of Terran Orbital on the same valuation and terms and conditions as provided to Francisco Partners in connection with the Pre-Combination Notes. In the event of the consummation of the Business Combination, such warrants shall terminate and each holder shall receive in lieu thereof (1) shares of New Terran Orbital Common Stock equal to 0.25% of the fully diluted shares of New Terran Orbital Common Stock as of immediately following the Closing plus (2) warrants to purchase New Terran Orbital Common Stock with respect to 0.83333% of the fully diluted shares of New Terran Orbital Common Stock as of immediately following the Closing at a strike price of $10.00 per share.
The Terran Orbital Holder Support Agreements with each of Lockheed Martin and Beach Point generally provide that the applicable Terran Orbital Holder may, in relevant part, terminate its obligations under its respective Terran Orbital Holder Support Agreement in the event of (i) any amendment, waiver or modification of the Business Combination Agreement without such holder’s prior written consent that has the effect of (A) decreasing the merger consideration to be paid in the Business Combination, (B) changing the form of such merger consideration, or (C) imposing any material restrictions or additional material conditions on the consummation of the Business Combination or the payment of such merger consideration or otherwise in a manner material and adverse to such holder, or (ii) any amendment, waiver or modification in a manner adverse to such holder of the Investor Rights Agreement (as defined below), any Subscription Agreement (as defined below) to which such holder is a party, the FP Note Purchase Agreement (as defined below) or any other agreement related to transactions contemplated by the Business Combination to which such holder is a party or under which such holder has rights without such holder’s prior written consent.

Amendment to Existing Note Purchase Agreement
Pursuant to the terms of the relevant Terran Orbital Holder Support Agreements, on November 24, 2021 Lockheed Martin and Beach Point entered into the fifth amendment to the Existing Note Purchase Agreement (the “Fifth Amendment”) pursuant to which, as Required Purchasers under and as defined in the Existing Note Purchase Agreement, they, among other things, consented to Terran Orbital incurring obligations related to the Pre-Combination Notes (as defined below) under the FP Note Purchase Agreement (as defined below), aligning cash interest payments prior to March 8, 2024 with the terms of cash interest payments under the FP Note Purchase Agreement and the entry into a first lien intercreditor agreement among Francisco Partners, BPC and Lockheed Martin.
Francisco Partners Note Purchase Agreement
On November 24, 2021 (the “FP NPA Closing Date”), Terran Orbital entered into a note purchase agreement (the “FP Note Purchase Agreement”) with Wilmington Savings Fund Society, FSB, as agent, certain managed funds or investment vehicles of FP Credit Partners, L.P., as the purchasers, and the guarantors from time to time party thereto to provide for the issuance and sale of senior secured notes in an aggregate principal amount up to $150.0 million (the “Francisco Partners Facility”), consisting of (i) $30.0 million of senior secured notes which were drawn on the FP NPA Closing Date (the “Pre-Combination Notes”) and (ii) up to an additional $120.0 million senior secured notes that are drawable at Closing (the “Combination Notes”), up to $100.0 million of which will be available in whole or in part (the “Conditional Notes”) depending on the percentage of Class A ordinary shares of Tailwind Two that are redeemed by shareholders in connection with the Business Combination; by way of illustration, 100% of the Conditional Notes will be available if holders of 85% of the issued and outstanding shares of Tailwind Two exercise their redemption rights and 25% of the Conditional Notes will be available if holders of 25% of the issued and outstanding shares of Tailwind Two exercise their redemption rights, with other amounts being available based on different percentages of redemptions. The other $20.0 million of the Combination Notes is available at Closing regardless of the percentage of Class A ordinary shares of Tailwind Two that are redeemed. The Francisco Partners Facility has (i) a five-year maturity, bearing interest at a rate of 9.25% per annum (subject to increase in the event that (i) the Business Combination Agreement is terminated or (ii) the Business Combination fails to occur by the later of (x) April 28, 2022 and (y) to the extent extended pursuant to the Business Combination Agreement to a date no later than May 16, 2022, the Termination Date (as defined in the Business Combination Agreement as amended) (an “Enhanced Protection Event”)), (ii) an original issue discount (OID) of $5.0 million, which was paid on the FP NPA Closing Date and (iii) call protection. The availability of the Combination Notes is subject to the satisfaction of certain conditions as set forth in the FP Note Purchase Agreement.
The obligations under the Francisco Partners Facility are guaranteed by Tyvak Nano-Satellite Systems, Inc., and PredaSAR Corporation as of the FP NPA Closing Date, and will be guaranteed by each wholly-owned U.S. Subsidiary established, created or acquired by Terran Orbital after the FP NPA Closing Date and by New Terran Orbital following the consummation of the Business Combination (the “Guarantors”), subject to certain exceptions. The obligations are secured by substantially all assets of Terran Orbital and the Guarantors, subject to customary exceptions.
The Francisco Partners Facility requires Terran Orbital and its subsidiaries to make certain mandatory prepayments, with (i) 100% of net cash proceeds of all non- ordinary course asset sales or other dispositions of property and any extraordinary receipts, subject to the ability to reinvest such proceeds and certain other exceptions, and (ii) 100% of the net cash proceeds of any debt incurrence, other than debt permitted by the FP Note Purchase Agreement. Terran Orbital may prepay the Francisco Partners Facility at any time (i) in whole or in part if an Enhanced Protection Event has not occurred subject to a customary make-whole premium for any voluntary prepayment prior to the date that is 12 months following the FP NPA Closing Date (the “Callable Date”), followed by a call premium of (x) 3.0% on or prior to the first anniversary of the Callable Date, (y) 2.00% after the first anniversary but on or prior to the second anniversary of the Callable Date, and (z) thereafter at par and (ii) in whole if an Enhanced Protection Event has occurred, subject to payment of customary breakage costs and a customary make-whole premium for any voluntary prepayment prior to the maturity date.

The Francisco Partners Facility contains certain customary affirmative covenants, negative covenants and events of default. In addition, commencing with the first fiscal quarter ending after the Closing Date, the Francisco Partners Facility has a liquidity maintenance financial covenant that, subject to certain conditions, requires that as of the last day of each fiscal quarter, New Terran Orbital, Terran Orbital and its subsidiaries have an aggregate amount of unrestricted cash and cash equivalents of at least the greater of (a) $20,000,000 and (b) an amount equal to 15% of the total funded indebtedness of New Terran Orbital, Terran Orbital and its subsidiaries.
Upon funding of the Pre-Combination Notes on November 24, 2021, certain affiliates of Francisco Partners received from Terran Orbital penny warrants, which may be exercised within 30 days following the termination of the Merger Agreement, to purchase shares of common stock of Terran Orbital equal, in the aggregate, to 1.5% of the fully diluted shares of Terran Orbital. In the event of the consummation of the Business Combination, such warrants shall terminate and certain affiliates of Francisco Partners will be issued, immediately following the Closing, (1) a number of shares of New Terran Orbital Common Stock equal to 1.5% of the fully diluted shares of New Terran Orbital Common Stock outstanding as of immediately following the Closing, plus (2) an additional 1.0 million shares of New Terran Orbital Common Stock. In addition, as consideration for entering into the FP Note Purchase Agreement, certain affiliates of Francisco Partners will be issued warrants to purchase New Terran Orbital Common Stock consisting, in the aggregate, of 5.0% of New Terran Orbital Common Stock on a fully diluted basis as of immediately following the Closing at a strike price of $10.00 per share, redeemable at the option of Francisco Partners for $25.0 million in cash on the third anniversary of the Closing Date.
Background to the Business Combination
Tailwind Two is a blank check company incorporated on November 18, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
In March 2021, prior to the closing of Tailwind Two’s Initial Public Offering, Tailwind Two issued 8,625,000 shares of the Tailwind Two Class B Ordinary Shares to Sponsor in exchange for a capital contribution of $25,000. On March 9, 2021, Tailwind Two completed its initial public offering of 34,500,000 Units at a price of $10.00 per Unit generating gross proceeds of $345 million before underwriting discounts and expenses, and reflecting the full exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units at $10.00 per Unit. Simultaneously with the closing of the Initial Public Offering, Tailwind Two completed the private sale of an aggregate of 7,800,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, or approximately $11.7 million in the aggregate, in a private placement to Sponsor. Each whole warrant entitles the holder thereof to purchase one share of Tailwind Two Class A Ordinary Share at a price of $11.50 per share, subject to certain adjustments.
Prior to the consummation of Tailwind Two’s initial public offering, neither Tailwind Two, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving Tailwind Two.
Following the consummation of its Initial Public Offering, Tailwind Two’s officers and directors commenced an active search for potential business combination targets, leveraging its officers’ and directors’ and Sponsor’s relationships with leading technology company founders, executives of private and public companies, venture capitalists and growth equity fund managers, as well as the extensive network and relationships of Goldman Sachs & Co. LLC (“GS”), its financial advisor and Jefferies LLC (“Jefferies”), its capital markets advisor and its placement agent in connection with the PIPE. The focus of this search was potential business combinations targets in the high-growth technology-enabled products and services sectors, which Tailwind Two’s directors and officers believed, based on their experiences, could satisfy all (or a portion of) certain key criteria for a business combination target, including, among others: (a) an enterprise value in excess of $1 billion, with a focus on founder-led, late-stage growth equity opportunities with defensible market positions; (b) a strong, experienced management team with a track record of driving growth and founders that have a long-term vision for the future of their businesses; (c) a scalable platform pursuing large market opportunities in industries with the potential for disruption and technological advancements and horizontal and/or vertical consolidation; (d) consistent organic revenue growth with scalable unit economics and potential for future top line and margin expansion; and (e) operating in a sector where management can benefit from Tailwind Two’s extensive networks and insights to generate firm value and future growth.
The aggregate fees payable to GS, Jefferies and other capital market advisors or their affiliates upon the closing of the Business Combination is approximately $32.0 million, including an aggregate of $12,673,750 to Jefferies in deferred underwriting commissions related to the Initial Public Offering and Placement Agent fees and to other capital market advisors in fees related to the Business Combination, and $19,350,000 to GS and Jefferies for their roles as financial and capital markets advisors, all of which is contingent upon the consummation of the Business Combination.
During this search, representatives or advisors of Tailwind Two initiated contact with or were contacted by various representatives and advisors of more than 155 companies with respect to a potential business combination. Tailwind Two entered into non-disclosure agreements with approximately 43 of these potential business combination targets, including Terran Orbital, for purposes of performing due diligence and further evaluating and analyzing these companies as potential business combination targets, and Tailwind Two submitted non-binding term sheets to 2 potential business combination targets (including Terran Orbital) that Tailwind Two believed, based on, among other things, its and its advisors’ preliminary due diligence and evaluation and analysis, were most suitable for a business combination. Tailwind Two engaged in varying levels of discussions, due diligence, evaluation, analysis and negotiations with these potential business combination targets, as well as the business combination targets with whom it entered into non-disclosure agreements, based on, among other factors, interest from, and due diligence access granted by, such target, Tailwind Two’s representatives’ and advisors’ beliefs as to which targets could best satisfy Tailwind Two’s key criteria for a business combination target, the receptivity to, or preparedness of, such target with respect to a business combination and the terms on which such target was willing to consider a potential business combination. Tailwind Two had preliminary discussions with the potential business combination targets (other than Terran Orbital) with respect to their business and a potential business combination involving such target and Tailwind Two. This due diligence, evaluation and analysis involved, among other things, due diligence with respect to, and evaluating and analyzing, each target’s business (including its existing and potential product or service offerings), technology, historical and projected future performance (as well as other financial information and growth opportunities), the management team (as well as its ability to lead a public company) and competitive positioning. None of these discussions with other potential counterparties progressed beyond these preliminary discussions, and Tailwind Two did not propose any terms with respect to a potential business combination (whether via a term sheet, during discussions or otherwise) and Tailwind Two ceased to have further discussions with these other potential business combination targets when it determined, for the reasons described below, that it would cease further analyzing and exploring these potential opportunities.
Tailwind Two ultimately determined to pursue the potential business combination transaction with Terran Orbital and abandon the other potential business combination opportunities that it had been analyzing and exploring because of, among other things: (a) the business combination target pursued an alternative transaction or strategy; (b) the business combination target did not meet the valuation expectations or other key criteria of Tailwind Two in a target; (c) Tailwind Two’s directors’ and officers’ belief that Terran Orbital was most attractive potential business combination that met its key criteria in a target; (d) the level of engagement by, and advanced negotiations and discussions with, Terran Orbital, as compared to the other potential business combination targets; and (e) Terran Orbital’s preparedness and willingness to devote appropriate resources to negotiating and executing definitive agreements and to consummating a business combination and becoming a public company, as compared to the other potential business combination targets.
On May 11, 2021, a representative of Jefferies, acting in its capacity as financial advisor to Terran Orbital, called Chris Hollod, co-Chief Executive Officer of Tailwind Two, to gauge Tailwind Two’s interest in a potential business combination transaction with Terran Orbital. Mr. Hollod indicated that Tailwind Two would be interested in learning more about Terran Orbital.
Later in the day on May 11, 2021, Terran Orbital executed a non-disclosure agreement with Tailwind Two pursuant to which Terran Orbital agreed to provide Tailwind Two certain confidential information for purposes of enabling Tailwind Two to further evaluate a potential business combination transaction with

Terran Orbital. Following execution of the non-disclosure agreement, Terran Orbital provided Tailwind Two with access to information regarding Terran Orbital’s business, a video regarding Terran Orbital’s SAR technology and access to an online data room, which included Terran Orbital’s financial information and business plan, for purposes of enabling Tailwind Two to conduct further business and financial due diligence with respect to Terran Orbital and its business. On or about such time, Tailwind Two and its representatives began conducting business due diligence with respect to Terran Orbital and its business, including the submissions of business, legal, accounting and tax due diligence request lists to Terran Orbital, and the public financing markets in connection with exploring a potential business combination.
On May 12, 2021, a representative of Tailwind Two met with Marc Bell, Chief Executive Officer of Terran Orbital, at Mr. Bell’s home in Florida. The parties discussed Terran Orbital’s business, Tailwind Two, changing market conditions, the PIPE market and a potential business combination between Tailwind Two and Terran Orbital. At the conclusion of the meeting, the parties determined that it made sense for Tailwind Two to engage in further due diligence on Terran Orbital.
On May 17, 2021, representatives of Tailwind Two engaged in a virtual meeting with members of the Terran Orbital management team and Terran Orbital’s management team provided Tailwind Two with detailed information regarding Terran Orbital’s business, the small satellite market and Terran Orbital’s business plans.
On May 18, 2021, Tailwind Two provided Terran Orbital with a draft term sheet with respect to a potential business combination (the “Term Sheet”). The initial draft Term Sheet proposed the following key terms with respect to a potential business combination: (a) a $1.6 billion pre-transaction equity value ascribed to Terran Orbital; (b) an aggregate amount of PIPE Financing of up to $150 million; (c) that a portion of the Tailwind Sponsor shares would be converted into an earn-out at the closing of the transaction (“Sponsor Earnout”); (d) a six-month lock-up period would be applicable to the shares of New Terran Orbital Common Stock to be issued to Sponsor and the existing Terran Orbital stockholders in connection with the Business Combination; (e) certain key employees of Terran Orbital would be allocated an aggregate of 15 million shares (“Management Incentive Equity”) in the form of incentive equity with to be agreed share-price and time-based vesting conditions, and the parties would further discuss and mutually agree to a post-closing management equity compensation plan, including the size and terms of the plan; (f) the parties would further discuss and mutually agree to the initial size and composition of the post-closing New Terran Orbital Board; (g) representations, warranties and pre-closing covenants would not survive the closing of the proposed business combination; (h) the transaction would be subject to customary closing conditions, including a condition that the aggregate cash proceeds from the Trust Account and PIPE Financing are not less than $150 million; and (i) a mutual exclusivity period expiring on the later of an agreed upon date and the time at which either party gives written notice to the other party of termination.
On May 19, 2021, Terran Orbital provided Tailwind Two with a revised draft of the Term Sheet that proposed the following material revisions: (a) the Sponsor Earnout shares would vest in two tranches if New Terran Orbital’s share per share price equaled or exceeded $12.50 and $15.00 per share for any twenty trading days within any thirty trading day period; (b) that the Management Incentive Equity would be subject to the same time and share price vesting as the Sponsor Earnout and the post-closing management equity compensation plan would include a 10% initial share pool and a 3% annual evergreen; (c) that the size and post-closing composition of New Terran Orbital board would be determined by Terran Orbital; (d) subject to the effectiveness of the Merger, the Sponsor would waive any anti-dilution adjustment to the conversion ratio of its outstanding founder shares; and (e) a thirty day exclusivity period would apply.
Later in the day on May 19, 2021, Tailwind Two provided Terran Orbital with a revised draft of the Term Sheet that proposed the following material revisions: (a) the share-price triggers for the Sponsor Earnout and the Management Incentive Equity would be $11.50 per share and $13.00 per share, (b) that the size and composition of the New Terran Orbital Board would be determined in consultation with Tailwind Two and Tailwind Two would have a reasonable consent right with respect to two initial directors and (c) 5% of the common shares reserved for issuance under the post-closing management equity compensation plan would be taken into account in the pre-transaction equity value.
On May 20, 2021, Terran Orbital provided Tailwind Two with a revised draft of the Term Sheet that proposed the following material revisions: (a) provided for a 10% initial share pool for the post-closing management equity compensation plan, none of which would be taken into account in the pre-transaction equity value, and (b) eliminated the 15 million Management Incentive Equity shares.
On the afternoon of May 20, 2021, a virtual meeting of the Tailwind Two Board was held with members of Tailwind Two management and representatives of Kirkland & Ellis LLP (“K&E”), counsel to Tailwind Two present. Members of Tailwind Two management provided the Tailwind Two directors with an overview of its evaluation and analysis of a potential business combination with, and due diligence to date with respect to, Terran Orbital and the terms of the proposed term sheet to be entered into by Tailwind Two and Terran Orbital. Representatives of K&E also provided the Tailwind Two Board with an overview regarding certain legal considerations related to a potential business combination, including directors’ fiduciary duties in connection therewith, as well as the expected process and timing for a potential business combination with Terran Orbital. Following discussion, the Tailwind Two Board determined that it was supportive of continuing to pursue a potential business combination with Terran Orbital and directed the Tailwind Two management team to seek to finalize and execute the term sheet.
Later in the day on May 20, 2021 Tailwind Two and Terran Orbital agreed on, and executed, a non-binding (except for the exclusivity provisions described below) term sheet, which provided for, among other things, a pre-transaction equity value of $1.6 billion for Terran Orbital and a binding exclusivity period that ended on the later of (a) 5:00 p.m. Eastern Time on June 19, 2021 and (b) the time at which either party gave written notice to the other party of termination thereof. On May 21, 2021, representatives of K&E and Akin Gump Strauss Hauer & Feld LLP (“Akin”), counsel to Terran Orbital, held a teleconference to discuss the key legal work streams and the process and timeline related to these work streams and Terran Orbital provided Tailwind Two’s advisors with access to the online data room for purposes of conducting further financial, legal, tax and accounting due diligence with respect to Terran Orbital and its business.
Between May 21, 2021 and October 25, 2021, representatives of Tailwind Two and certain of its advisors conducted further business, financial, legal, tax and accounting due diligence with respect to Terran Orbital and its business, in each case, based on information available in the online data room, written responses from the management team of Terran Orbital and due diligence calls with management and advisors of Terran Orbital.
On May 25, 2021, representatives of Tailwind Two, K&E, Jefferies, Terran Orbital and Akin held a virtual meeting during which the parties and their respective representatives and advisors discussed the timeline and process to signing definitive agreements providing for the potential business combination, and discussed and tentatively agreed on a work plan related thereto. Between the date of the initial virtual meeting on May 25, 2021 and October 28, 2021, representatives and advisors of each of Tailwind Two and Terran Orbital conducted regular virtual meetings to discuss progress on, and provide updates with respect to, key work streams and other aspects of the potential business combination and, as needed, further refine the transaction timeline and steps and related work plan.
On May 25, 2021, Terran Orbital, Tailwind Two, and Jefferies discussed the current state of the PIPE market, the anticipated and potential PIPE investors and alternatives to a PIPE financing. Also, during this time, Terran Orbital and Tailwind Two discussed that they would initially seek a potential private investment in public equity financing (the “Potential PIPE Financing”) of approximately $150 million in connection with the potential business combination transaction, which amount was subject to change and would fund, among other things, the repayment of all or a portion of Terran Orbital’s outstanding debt and other cash needs of Terran Orbital.
Between the date of the initial virtual meeting on May 25, 2021 and October 28, 2021, the management teams of Tailwind Two and Terran Orbital met on a regular basis for the purposes of reviewing Terran Orbital’s technology and business, engaging in substantive due diligence discussions and discussing the contemplated business combination transaction.
In late May and early June, 2021, Tailwind Two engaged Ergo Advisors, LLC. (“Ergo”) and Kellogg Brown and Root (“KBR”) to provide third-party due diligence support with respect to certain aspects of Terran Orbital’s business. On June 4, 2021, Tailwind Two held an initial kick-off call Ergo to discuss Ergo’s provisions of third-party diligence in respect of the low-earth-orbit earth observation and SAR market based on interviews with earth observation and government contracting experts.

On June 1, 2021, Akin distributed the first draft of the Business Combination Agreement, Sponsor Letter Agreement and form of Terran Orbital Holder Support Agreement to K&E and on such date certain PIPE Investors and certain potential PIPE Investors provided K&E and Akin with PIPE term sheets.
On June 4, 2021, representatives of Tailwind Two approached representatives of Houlihan Lokey to discuss an engagement of Houlihan Lokey to render a fairness opinion with respect to the proposed business combination, and provided them with materials related thereto.
Between June 1, 2021 and August 7, 2021, K&E and Akin and other representatives and advisors for Tailwind Two and Terran Orbital held numerous conference calls regarding certain terms and conditions of the Business Combination Agreement, including, among other things: (a) the treatment of Terran Orbital warrants and vested and unvested Terran Orbital options; (b) covenants, agreements and obligations of Tailwind Two with respect to the PIPE Financing and the Subscription Agreements, including, among other things, the required efforts by Tailwind Two to comply with its obligations, and enforce its rights, under the Subscription Agreements and Terran Orbital’s right to, in certain circumstances, cause Tailwind Two to enforce its rights under the Subscription Agreements on the terms and subject to the conditions set forth in the Subscription Agreements and the Business Combination Agreement; (c) the terms and establishment of the 2021 Incentive Plan; (d) the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement and the related ancillary documents and (e) the various conditions to closing including the minimum amount of cash and capitalization for Terran Orbital on a go-forwards basis. For further information related to the final resolution of items (a) through (e), please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement”.
On June 4, 2021, a first draft of the subscription agreement was sent to representatives of Tailwind Two.
Between June 4, 2021 and July 28, 2021, representatives and advisors of Tailwind Two and Terran Orbital exchanged numerous revised drafts of, and held various calls and meetings to discuss, the proposed PIPE investment.
In mid-June 2021, representatives of Tailwind Two and Terran Orbital discussed with KPMG the status and timing of the preparation of audited financials for Terran Orbital for fiscal years 2019 and 2020. Following such discussions, it was the expectation of the parties that KPMG would require an additional two to three months to complete the audited financials.
On June 14, 2021, a virtual meeting of the Tailwind Two Board was held with members of Tailwind Two management and representatives of GS and Jefferies and K&E present. Members of Tailwind Two management and representatives from GS and Jefferies provided an overview of their further evaluation and analysis of the potential business combination with, Terran Orbital, as well as the expected process and timing for key transaction work streams, including the preparation of Terran Orbital’s audited financial statements. Representatives from K&E also reviewed with the Tailwind Two Board their fiduciary duties in connection with the potential business combination.
Tailwind Two determined that, while Terran Orbital’s engagement of an auditor was ongoing, Tailwind Two would continue to progress legal, financial and business due diligence as well as discussions with potential PIPE investors. While awaiting clarity on the timing of Terran Orbital’s engagement with KPMG, Tailwind Two Management and certain of its advisors and Terran Orbital engaged in discussions and diligence regarding Terran Orbital’s business plan, ongoing and future cash needs and potential opportunities, including the Space Florida Facility and continued to advance the PIPE Financing process.
On June 15, 2021, Tailwind Two engaged in a videoconference discussion with its third-party due diligence consultant, KBR, to review the findings of their research comparing Terran Orbital’s planned NextGen Earth Observation constellation to other planned commercial Earth Observation constellations.
Beginning in mid-June 2021, representatives of Jefferies and Terran Orbital held conversations with prospective PIPE Investors to provide an overview of Terran Orbital’s business, the potential business combination and address questions from such prospective investors with respect to Terran Orbital and the potential business combination.

Between June 14, 2021 and June 21, 2021, K&E, Akin and Sullivan & Cromwell (“S&C”), as counsel to the placement agent, exchanged drafts of the form of Subscription Agreement to be provided to PIPE Investors for review and comment in connection with the PIPE Financing process.
On June 21, 2021, Chris Hollod visited Terran Orbital’s facility in Irvine, California.
On June 21, 2021, Tailwind and Terran Orbital executed a letter agreement extending the exclusivity period in the Term Sheet to July 4, 2021, with an option for Tailwind to further extend the exclusivity period to July 19, 2021.
On June 21, 2021, Tailwind Two received a due-diligence summary from Ergo in respect of the LEO earth observation and SAR market and on June 22, 202, Tailwind Two’s due diligence consultant Waywest Advisors (“Waywest”) met with members of Terran Orbital’s leadership team to tour the production facility and offices in Irvine, California and discussed, among other matters, sales backlog and pipeline, earth observation market opportunity, status of recent launches and missions, and production capacity and ability to scale manufacturing.
On June 29, 2021, Tailwind Two received a due diligence summary from Waywest covering the Satellite Solutions backlog and pipeline, Satellite solutions production capabilities and scalability, Earth Observation Solution market opportunity, strength of key relationships between Terran Orbital and top commercial and government customers, and the status of recent missions.
On June 29, 2021, Tailwind Two and Terran Orbital met in New York City, New York to conduct due diligence of Terran Orbital and to engage in strategic planning for advancing the PIPE Financing process.
On July 2, 2021, KPMG was formally engaged by Terran Orbital to audit its 2019 and 2020 consolidated financial statements.
On July 7, 2021, representatives of K&E distributed a revised draft of the Subscription Agreement to Akin and S&C for distribution to certain PIPE Investors.
From July 9, 2021 to July 13, 2021, representatives of S&C, Akin and K&E exchanged multiple revised drafts of the form Subscription Agreement.
Between July 12, 2021 and July 26, 2021, Tailwind Two held multiple one-on-one meetings with members of the Terran Orbital leadership team, to review, discuss, and prepare for the PIPE Financing discussions and to determine the strategy for the approaching potential PIPE investors given current market conditions. Following these discussions, the parties agreed to seek $100 million of financing from PIPE investors.
On July 28, 2021, the PIPE investor presentation was distributed to prospective PIPE Investors. Beginning in late-July 2021, representatives of Jefferies held conversations with prospective investors with respect to the Potential PIPE Financing to review the PIPE investor presentation.
Between late July and mid-August, Terran Orbital and Tailwind Two had multiple conversations with potential PIPE investors, a number of which indicated initial interest in engaging in the PIPE Financing, including Lockheed Martin, AE Industrial Partners, Beach Point Capital Management LP (“Beach Point”) and Fuel Venture Partners, who ultimately became PIPE investors.
On August 7, 2021, representatives of K&E provided Akin with a revised draft of the Business Combination Agreement which included, among other things proposals in respect of: (a) the treatment of Terran Orbital warrants and vested and unvested Terran Orbital options; (b) the timing and conditionality of modifying key employment agreements in connection with the transaction; (c) the terms and conditions of the vesting of the earnout applicable to certain Tailwind Two Class B Ordinary Shares held by the Sponsor; (d) the determination of which parties would be required to execute support agreements in connection with the transaction; (e) the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement and the related ancillary documents, including in respect of acquiring Tailwind Two shares and (f) the various conditions to closing including the minimum amount of cash and capitalization for Terran Orbital on a go-forwards basis. For further information related to the final resolution of items (a) through (f), please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.”
August 9, 2021, a virtual meeting of the Tailwind Two Board was held, with representatives of K&E, GS and Tailwind Two’s management in attendance. At the meeting, the Tailwind Two Board discussed the strategic rationales for the proposed business combination (including the potential benefits and the risks related thereto), the valuation of the combined company as implied by the terms of the potential business combination, including the PIPE Financing, and preliminary comparison of such valuation relative to certain publicly traded companies and the due diligence process and findings with respect to Terran Orbital, as well as the process to-date.
On August 10 to August 12, 2021, representatives of Akin provided K&E with drafts of the Investor Rights Agreement, form of Terran Orbital Holder Support Agreement and 2021 Incentive Plan.
On August 11, 2021, representatives of Akin provided representatives of K&E with a revised draft of the Business Combination Agreement which included, among other things proposals in respect of: (a) the treatment of Terran Orbital warrants and vested and unvested Terran Orbital options; (b) the timing and conditionality of modifying key employment agreements in connection with the transaction; (c) the terms and conditions of the vesting of the earnout applicable to certain Tailwind Two Class B Ordinary Shares held by the Sponsor; (d) the determination of which parties would be required to execute support agreements in connection with the transaction; (e) the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement and the related ancillary documents, including in respect of acquiring Tailwind Two shares and (f) the various conditions to closing, including the minimum amount of cash and capitalization for Terran Orbital on a go-forwards basis and the inclusion of the Domestication as a closing condition. For further information related to the final resolution of items (a) through (f), please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.”
On August 9, 2021, representatives of Tailwind Two reached out to Francisco Partners to discuss whether Francisco Partners would be interested in becoming involved in the Potential PIPE Financing. Representatives of Tailwind Two and Francisco Partners held a teleconference call later that day.
In mid-August 2021, representatives of Terran Orbital, Tailwind Two and Jefferies held several teleconference meetings to discuss the Potential PIPE Financing. The parties discussed the universe of potential PIPE investors, the fact that Lockheed Martin and Beach Point had indicated they would be willing to roll a certain amount of the outstanding debt, that otherwise would have been repaid at closing, into the new public company, and the resulting cash needs of Terran Orbital post-closing.
On August 15, 2021, Tailwind Two introduced representatives of Terran Orbital to representatives of Francisco Partners, and subsequently, on August 19, 2021, representatives of Francisco Partners and Terran Orbital held a teleconference discussion.
On August 24, 2021, representatives of Tailwind Two met with representatives of Francisco Partners to discuss the Potential PIPE Financing. The parties also discussed the possibility of a potential debt financing led by Francisco Partners, in connection with the transaction. Terran also had communications with other potential debt financing providers.
On August 28, 2021, representatives of Tailwind engaged in a telephone discussion with representatives of Francisco Partners to discuss the potential for Francisco Partners to participate in the PIPE Financing or through a debt financing.
At the end of August 2021, the parties additionally discussed the financing opportunities that were available in connection with a transaction, including the possibility of completing a targeted private placement with certain strategic parties and/or a debt financing with Francisco Partners or other potential financing parties.
On August 30, 2021, Tailwind Two and Francisco Partners executed an NDA in respect of a potential financing transaction in connection with the potential business combination between Terran Orbital and Tailwind Two.

On September 6, 2021, Francisco Partners delivered a draft term sheet to representatives of Tailwind Two, in respect of a debt financing for Terran Orbital that would provide financing for Terran Orbital to operate its business and provide an equity backstop for shareholder redemptions in a business combination involving Terran Orbital and Tailwind Two. The term sheet provided for a convertible note of $50 million and first lien debt facility of $100 million.
Between September 11, 2021 and October 1, 2021, Terran Orbital, Tailwind Two and Francisco Partners exchanged multiple drafts of term sheets and had discussions in respect of the business combination transaction, Francisco Partners’ potential involvement in a Potential PIPE Financing and provision of debt financing to Terran Orbital, which included discussions in respect of the equity valuation of Terran Orbital, the size and terms of the potential debt financing and any potential equity financing.
On September 10, 2021 and September 13, 2021, Terran Orbital provided Tailwind Two and Francisco Partners with information regarding Terran Orbital’s 5-year business plan and due diligence calls occurred between Tailwind Two, Terran Orbital and Francisco Partners.
On September 15, 2021, Tailwind Two and Terran Orbital held a due diligence call to discuss revised estimates for the Satellite Solutions sales backlog and pipeline, recent new contracts and the updated status of existing contracts and to discuss the status of certain near-term projects in the sales pipeline. Later in the day on September 15, 2021, Tailwind Two, Waywest, and Francisco Partners held a diligence call to review and discuss Waywest’s due diligence findings related to the Satellite Solutions backlog and pipeline, Satellite Solutions production capabilities and scalability, and strength of key relationships between Terran Orbital and top commercial and government customers.
On September 17, 2021, Francisco Partners, Tailwind Two and Terran Orbital held another due diligence call in which the parties reviewed and discussed the Satellite Solutions backlog and pipeline in detail.
On September 20, 2021, Houlihan Lokey provided to the Tailwind Two Board a summary of its material relationships with Terran Orbital, Tailwind Two and Beach Point. On September 24, 2021, Tailwind Two and Houlihan Lokey formally entered into an engagement letter pursuant to which Houlihan Lokey agreed to act as a financial advisor to Tailwind Two in connection with the transaction and to deliver an opinion to the Tailwind Two Board as to the fairness, from a financial point of view, to Tailwind Two of the aggregate merger consideration to be issued by Tailwind Two in the Merger pursuant to the Business Combination Agreement.
Between September 14, 2021 and October 1, 2021, Terran Orbital, Tailwind Two and Francisco Partners engaged in a number of discussions in respect of the Francisco Partners Commitment Letter (as defined below) and related term sheet.
Between October 1, 2021 and October 28, 2021, representatives of K&E and Akin (as well as Latham & Watkins LLP (“L&W”), as counsel to Francisco Partners, and Hogan Lovells LLP (“H&L”), as counsel to Lockheed Martin) and the respective counsel to Beach Point, AE Industrial Partners and other potential PIPE Investors, exchanged multiple drafts of the Subscription Agreements, form of Terran Orbital Holder Support Agreement, the Francisco Partners Commitment Letter, the Investor Rights Agreement, the Sponsor Letter Agreement and vendor agreements with certain potential PIPE Investors. For further information related to these agreements, please see the section entitled “— Related Agreements”.
On October 1, 2021, Terran Orbital, Tailwind Two and Francisco Partners preliminarily agreed to a term sheet based on a $1.3 billion pre-money equity value for Terran Orbital, and that Francisco Partners would provide senior secured debt facilities in an aggregate principal amount of up to $150.0 million with a (i) a five-year maturity, bearing interest at a rate of 9.25% per annum, (ii) an original issue discount, (iii) call protection, (iv) certain equity and warrant grant and (iv) customary closing conditions, (together the “Francisco Partners Financing”). In addition, the term sheet provided that Tailwind Two would have the right to appoint an observer to the New Terran Orbital Board.
On October 7, 2021, representatives of K&E provided Akin with a revised draft of the Business Combination Agreement which reflected the terms agreed to in the term sheet with Francisco Partners,

including to provide for (a) Tailwind Two’s rights to appoint an individual to the New Terran Orbital Board and (b) a $50 million pool of incentive shares to be allocated to management in connection with the transaction.
On October 8, 2021, a virtual meeting of the Tailwind Two Board was held, with representatives of K&E, GS and Tailwind Two’s management in attendance. At the meeting, the Tailwind Two Board discussed the strategic rationales for the proposed business combination (including the potential benefits and the risks related thereto), the valuation of the combined company as implied by the terms of the potential business combination, the status of discussions with Potential PIPE Financing investors, and the potential debt financing to be provided by Francisco Partners and preliminary comparison of such valuation relative to certain publicly traded companies and the due diligence process and findings with respect to Terran Orbital, as well as the process to-date.
On October 12, 2021, Francisco Partners and Terran Orbital engaged in an in-person due diligence discussion and tour of Terran Orbital’s Irvine, California facility. The parties discussed the Satellite Solutions backlog and pipeline, a technical review of earth observation satellites and components as well as a discussion of the Irvine facilities and production capacity, and expansion plans in Irvine and subsequently in Florida.
On October 13, 2021, Akin provided K&E with a revised draft of the Business Combination Agreement. Between October 13 and October 28, Akin and K&E exchanged numerous revised drafts of the Business Combination Agreement and ancillary documents and held conference calls regarding certain terms of the Business Combination Agreement and ancillary documents. These revisions to the Business Combination Agreement included the elimination of a minimum cash condition to closing of the business combination in favor of a “net debt” condition to closing of the business combination to align with the net debt condition in the Francisco Partners Financing
On October 15, 2021, L&W provided Akin and K&E with a draft commitment letter in respect of the proposed Francisco Partners Financing (the “Francisco Partners Commitment Letter”). Between October 15 and October 28, LW, Akin and K&E exchanged numerous revised drafts of the Francisco Partners Commitment Letter and they, along with the representatives and advisors of Francisco Partners, Terran Orbital and Tailwind Two held numerous conference calls regarding certain terms of the Francisco Partners Commitment Letter, including with respect to the structure of the debt financing and the conditions to Francisco Partners obligation to close the financing.
On October 17, 2021, a telephonic meeting of the Tailwind Two Board was held with representatives of K&E, GS, and Tailwind Two’s management in attendance. At the meeting representatives of K&E provided an overview of the board’s fiduciary duties in connection with the transaction and, the Tailwind Two Board was provided with an overview of the proposed business combination (including the potential benefits and the risks related thereto and the key terms of the Business Combination Agreement), the key terms of the related ancillary documents and the due diligence process and findings with respect to Terran Orbital (including a brief summary of the key findings from the due diligence review conducted by Tailwind Two management and certain of its advisors). In addition, members of the Tailwind Two Board were provided with conflict disclosure questionnaires and disclosed and acknowledged any conflicts of interests of the members of the Tailwind Two Board with respect to the proposed business combination. At the conclusion of the meeting, the Tailwind Two Board directed management to continue pursuing the transaction.
On October 18, 2021, representatives of Akin provided K&E with drafts of the Subscription Agreement with certain potential PIPE Investors, as well as revised drafts of the post-closing organizational documents of Tailwind Two, the Investor Rights Agreements, and certain commercial agreements.
On October 21, 2021, after extensive negotiations with a potential strategic investor who had expressed interest in participating in the PIPE Financing, Tailwind Two and Terran Orbital determined that (i) the investment process the strategic investor had proposed would result in significant delays to the transaction timeline and (ii) the proposed terms of the investment would require Terran Orbital to make commercial commitments to the strategic investor that Tailwind Two and Terran Orbital determined were not viable. Further, Tailwind Two and Terran Orbital did not believe that other equity financing with attractive terms could be sourced in a timely manner. In order to maintain the transaction timeline and not jeopardize the other financing that had been arranged, Terran Orbital reached out to one of its directors and existing shareholders, Daniel Staton, to determine if Mr. Staton would be interested in participating in the PIPE Financing. Mr. Staton indicated that one of his affiliates would be willing to commit to a $30 million investment in the PIPE Financing, pursuant to which such affiliate of Daniel Staton will receive in addition to the shares to be received in the PIPE Financing, a payment obligation equal to $30 million to be paid quarterly over four years with the first payment occurring at quarter end after transaction close; the first year’s payments are to be paid in cash and the remaining payments are to be paid in stock or, subject to certain conditions, in cash, at the discretion of New Terran Orbital. The purpose of such investment by Mr. Staton’s affiliate was to provide immediate liquidity to New Terran Orbital following the consummation of the Business Combination. Tailwind Two and Terran Orbital determined that an investment from Mr. Staton’s affiliate, due to the certainty of securing, and timing required to negotiate, such a commitment, was preferable to a potential investment from the above referenced strategic investor or to the parties continuing to seek alternative equity financing, which they believed was not available.
On October 22, 2021, representatives of Tailwind Two, Terran Orbital and Jefferies evaluated and discussed the aggregate expected commitments from PIPE Investors, including that the aggregate commitment was $50 million, $30 million of which was provided by an affiliate of Daniel Staton as described above.
Between October 24, 2021 and October 28, 2021, each of Terran Orbital, Tailwind Two, Lockheed Martin and Francisco Partners, along with their advisors continued to negotiate the terms of the Francisco Partners Commitment Letter, form of Terran Orbital Holder Support Agreements, Subscription Agreements and the Business Combination Agreement. For further information related to these agreements, please see the section entitled “— Related Agreements”.
On October 27, 2021, a telephonic meeting of the Tailwind Two Board was held with representatives of K&E, GS, Houlihan Lokey, and Tailwind Two’s management in attendance. At the meeting, the Tailwind Two Board was provided with an update on changes to the key terms of the proposed business combination (including the potential benefits and the risks related thereto). In addition, members of the Tailwind Two Board disclosed and acknowledged any conflicts of interests of the members of the Tailwind Two Board with respect to the proposed business combination. At the meeting at the request of the Tailwind Two Board, Houlihan Lokey then reviewed and discussed its financial analyses with respect to Terran Orbital and the proposed business combination. Thereafter, at the request of the Tailwind Two Board, Houlihan Lokey orally rendered its opinion to the Tailwind Two Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Tailwind Two Board dated October 27, 2021), to the effect that the Transaction Share Consideration to be issued by Tailwind Two in the Merger pursuant to the Business Combination Agreement was fair to Tailwind Two, from a financial point of view.
Following discussion by the Tailwind Two Board, and based on the factors cited in “Proposal No. 1 — The Business Combination Proposal — The Tailwind Two Board’s Reasons for the Business Combination” and in light of the fact that the implied fair market value of the vested equity of Terran Orbital to be acquired in the Business Combination was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account), the Tailwind Two Board then unanimously adopted and approved, among other resolutions, resolutions (a) determining that it is in the best interests of Tailwind Two and its shareholders to adopt and approve the execution and delivery of the Business Combination Agreement and the ancillary documents thereto and the transactions contemplated by each of the Business Combination Agreement and the ancillary documents thereto (including the Domestication, the Merger and the PIPE Financing, the Terran Orbital Holder Support Agreements, the Francisco Partners Commitment Letter and the SCA (as defined below)), (b) adopting and approving the Business Combination Agreement and ancillary documents thereto and approving Tailwind Two’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto, including the Domestication, the Merger and the PIPE Financing (part of which would be issued to affiliates of Terran Orbital), (c) recommending that the Tailwind Two shareholders vote in favor of the Business Combination Proposal, the Domestication Proposal, each of the Governing Documents Proposals, the Exchange Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal and (d) adopting and approving, conditioned upon the Closing and the receipt of the required Tailwind Two shareholders vote in favor of the Incentive Equity Plan Proposal, as applicable, the 2021 Incentive Plan and that the applicable number of shares of New Terran Orbital Common Stock as set forth in the Business Combination Agreement be reserved for issuance under each of the 2021 Incentive Plan.
On October 28, 2021, the parties entered into the Business Combination Agreement and the related ancillary documents. Terran Orbital, Tailwind Two and Francisco Partners also entered into the Francisco Partners Commitment Letter, which provides that Francisco Partners will provide senior secured debt facilities in an aggregate principal amount of up to $150.0 million (the “Facility”) with a (i) a five-year maturity, bearing interest at a rate of 9.25% per annum, (ii) an original issue discount (OID) of $5.0 million, (iii) call protection, (iv) certain equity and warrant grant and (iv) customary closing conditions, including that the net debt of New Terran Orbital would not exceed a certain amount. $30.0 million of the Facility will be drawable by Terran Orbital pre-Closing, concurrently with the execution of the definitive documentation for the Facility. In addition, the PIPE Investors executed and delivered the Subscription Agreements, which provided for binding subscriptions to purchase an aggregate of approximately 5.1 million shares of New Terran Orbital Common Stock at $10.00 per share. Certain existing Terran Orbital stockholders (including Lockheed Martin and Beach Point also in their capacities of holders of the Existing Notes (as defined below)), Terran Orbital and Tailwind Two also executed and delivered the Terran Orbital Holder Support Agreements, which provided for a binding commitment by Lockheed Martin and Beach Point, conditional upon certain other events to, at their option, (a) exchange up to $25.0 million (in the case of Lockheed Martin) and $25.0 million (in the case of Beach Point) of aggregate principal amount of senior secured notes (the “Existing Notes”) outstanding issued by Terran Orbital pursuant to the Note Purchase Agreement, dated as of March 8, 2021, by and among Terran Orbital, the guarantors party thereto, the purchasers party thereto and Lockheed Martin, as authorized representative (as amended, the “Existing Note Purchase Agreement”), for the same principal amount of debt to be issued under, and governed by, a new loan agreement or note purchase agreement, or (b) keep outstanding such amounts (up to $25.0 million (in the case of Lockheed Martin) and $25.0 million (in the case of Beach Point) of aggregate principal amount of Existing Notes outstanding) under the Existing Note Purchase Agreement, in each case of (a) or (b), such debt shall have substantially similar terms as the terms of the Francisco Partners Facility (as defined below), except that such replacement loans or notes will not have call protection ((a) and/or (b) collectively, the “Debt Rollover” and the debt so exchanged or so remaining outstanding, the “Rolled Debt”). In addition, upon funding of the Facility, each of Lockheed Martin and Beach Point shall receive from Terran Orbital penny warrants to purchase shares of common stock of Terran Orbital equal to 0.25% of the fully diluted shares of Terran Orbital on the same valuation and terms and conditions as provided to Francisco Partners in connection with the Facility. In the event of the consummation of the Business Combination, such warrants shall terminate and each holder shall receive in lieu thereof shares of New Terran Orbital Common Stock equal to 0.25% of the fully diluted shares of New Terran Orbital Common Stock as of immediately following the Closing plus warrants to purchase New Terran Orbital Common Stock with respect to 0.83333% of the fully diluted shares of New Terran Orbital Common Stock as of immediately following the Closing at a strike price of $10.00 per share. In addition, certain affiliates of AE Industrial Partners entered into vendor agreements with Terran Orbital in connection with its participation in the PIPE Financing.
On October 28, 2021, Tailwind Two and Terran Orbital issued a joint press release announcing the execution and delivery of the Business Combination Agreement, and Tailwind Two filed a Current Report on Form 8-K, which filed as an exhibit (a) a transcript of with the investor presentation, and (b) a joint press release regarding the Business Combination, dated October 28, 2021
On October 29, 2021, Tailwind Two filed a Current Report on Form 8-K, which filed as an exhibit each of the (a) Business Combination Agreement, (b) Sponsor Letter Agreement, (c) Investor Rights Agreement, (d) form of Subscription Agreement (including the Subscription Agreement with the Insider PIPE Investor) and (e) the form of Terran Orbital Holder Support Agreement.
On December 6, December 9, December 13, 2021 and December 16, 2021, Tailwind Two entered into engagement letters with Canaccord Genuity LLC, OpenDeal Broker LLC, BofA Securities, Inc. and/or its affiliates and Stifel, Nicolaus & Company, Incorporated, respectively, pursuant to which each agreed to act as capital markets advisors to Tailwind Two for the Business Combination where they will support Tailwind Two in its marketing and investor outreach efforts.

The Tailwind Two Board’s Reasons for the Business Combination
The Tailwind Two Board, in evaluating the Business Combination, consulted with its management and financial, legal, tax and accounting advisors. In reaching its unanimous resolution (a) that it was fair to and in the best interests of Tailwind Two and the Tailwind Two Shareholders, and that it was advisable, to enter into the Business Combination Agreement and the ancillary documents to which Tailwind Two is or will be a party and to consummate the transactions contemplated thereby (including the Merger), (b) to adopt and approve the execution, delivery and performance by Tailwind Two of the Business Combination Agreement, the ancillary documents to which Tailwind Two is or will be a party and the transactions contemplated thereby (including the Merger), (c) to recommend that the Tailwind Two Shareholders entitled to vote thereon vote in favor of each of the Business Combination Proposal, the Charter Proposal, the Governing Documents Proposals, the Exchange Proposal, the Incentive Equity Plan Proposal and, if applicable, the Adjournment Proposal and (d) to direct that each of the Business Combination Proposal, the Charter Proposal, the Governing Documents Proposals, the Exchange Proposal, the Incentive Equity Plan Proposal and, if applicable, the Adjournment Proposal be submitted to the Tailwind Two Shareholders for approval, the Tailwind Two Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Tailwind Two Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Tailwind Two Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Tailwind Two Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.”
The Tailwind Two Board considered a number of factors pertaining to Terran Orbital and the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:
Reliable and recurring revenue model.   The Tailwind Two Board’s belief that Terran Orbital has a highly predictable revenue stream from existing customers. Terran Orbital has also been successful in consistently expanding the scope of its initial customer contracts and attracting follow on orders from existing customers.
Opportunity for sustainable organic growth.   The Tailwind Two Board’s belief that Terran Orbital is a market leader in an attractive and growing industry with an already successful business and strong growth prospects. Terran Orbital’s core business is in the process of scaling and Terran Orbital expects to be able to improve the gross margin of its core business over time. Terran Orbital has made significant investments in its systems and personnel and the Tailwind Two Board believed that as Terran Orbital’s business further scales, this infrastructure may be further leveraged to increase profitability.
Large addressable market.   Terran Orbital competes in a total addressable market estimated at more than $300 billion over the next five years. If Terran Orbital pursues other opportunities in the SAR and small satellite industry, Terran Orbital’s potential addressable market will continue to grow.
Fairness Opinion.   The Tailwind Two Board also reviewed the financial analyses provided by Houlihan Lokey, and the opinion of Houlihan Lokey to the Tailwind Two Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Tailwind Two Board dated October 27, 2021), as to the fairness, from a financial point of view, to Tailwind Two of the Transaction Share Consideration to be issued by Tailwind Two in the Merger pursuant to the Business Combination Agreement. The Tailwind Two Board was not required under the Existing Governing Documents to obtain the fairness opinion but did so as part of its due diligence, evaluation of the Business Combination and to better support its financial evaluation of Terran Orbital which assisted Tailwind Two Board in making their decision that the transaction was attractive and fair to Tailwind Two and its shareholders.
Substantial post-closing economic interest in New Terran Orbital.   If the Business Combination were consummated, Tailwind Two Shareholders (other than Tailwind Two Shareholders that sought redemption of the Tailwind Two Class A Ordinary Shares) would have a substantial economic interest in New Terran

Orbital and as a result would have a continuing opportunity to benefit from the success of New Terran Orbital following the consummation of the Business Combination.
Continued Ownership by Sellers.   The Tailwind Two Board considered that Terran Orbital’s existing equityholders would be receiving a significant amount of New Terran Orbital Common Stock as its consideration and that unless one or more stockholders properly demand appraisal of their shares of Terran Orbital pursuant to Section 262 of the DGCL (and do not fail to perfect, effectively withdraw or otherwise lose their right to appraisal), 100% of the existing equityholders of Terran Orbital are receiving equity interests in New Terran Orbital as set forth in the Business Combination Agreement and related transactions, which would represent approximately 71.1% of the pro forma ownership of the combined company after Closing, assuming none of Tailwind Two’s current Public Shareholders exercise their redemption rights in connection with the Business Combination.
Experienced management team.   The Tailwind Two Board’s belief that Terran Orbital has a strong management team. This management team, led by its Chief Executive Officer, Marc Bell, intends to remain with New Terran Orbital in the capacity as managers and directors, which is expected to provide important continuity in advancing Terran Orbital’s strategic and growth goals.
Due diligence.   The Tailwind Two Board reviewed and discussed in detail the results of the due diligence examination of Terran Orbital conducted by Tailwind Two’s management team and Tailwind Two’s financial, legal, tax and accounting advisors, which included virtual meetings with the management team and advisors of Terran Orbital regarding Terran Orbital’s business and business plan, operations, prospects and forecasts, valuation analyses with respect to the Business Combination and other material matters, as well general financial, legal, tax and accounting due diligence.
Support of key stockholders.   The fact that (i) key Terran Orbital stockholders representing approximately 90.7% of the then outstanding voting power of Terran Orbital entered into Terran Orbital Holder Support Agreements, demonstrating such Terran Orbital stockholders’ support of the Business Combination, (ii) certain Terran Orbital stockholders committed to invest an aggregate of over $40 million of $50.8 million in the PIPE Financing and (iii) Lockheed Martin and Beach Point have agreed to the Debt Rollover, demonstrating conviction in Terran Orbital business’ continued success and growth following the Business Combination.
Terran Orbital stockholder lock-up.   The fact that stockholders of Terran Orbital have agreed to be subject to a six-month lock-up in respect of their shares of New Terran Orbital Common Stock received in the Business Combination (subject to a potential share price trigger release and certain other customary exceptions).
The Francisco Partners Facility.   The fact that Francisco Partners intends to provide the Francisco Partners Facility to Terran Orbital in connection with the Transaction.
Transaction proceeds.   The fact that (i) the Business Combination is expected to provide significant gross proceeds to New Terran Orbital, assuming minimal redemptions by the Tailwind Two Shareholders of their Tailwind Two Ordinary Shares, and (ii) such proceeds are expected to provide sufficient funding required for Terran Orbital’s continuing development.
Other alternatives.   The Tailwind Two Board’s belief that, after a thorough review of other business combination opportunities reasonably available to Tailwind Two, that the Business Combination represents the best potential business combination for Tailwind Two and the most attractive opportunity for Tailwind Two’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential business combination targets, and the Tailwind Two Board’s belief that such process has not presented a better alternative.
Negotiated transaction.   The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions were the product of arm’s length negotiations between Tailwind Two and Terran Orbital.
The Tailwind Two Board also considered a variety of uncertainties and risks and other potentially negative factors related to Terran Orbital’s business and prospects and related to the Business Combination including, but not limited to, the following:

Risk that benefits may not be achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved (including as a result of difficulty of Terran Orbital to operate as a public company), or may not be achieved within the expected timeframe.
Liquidation of Tailwind Two.   The risks and costs to Tailwind Two if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Tailwind Two being unable to effect a business combination by March 9, 2023 and force Tailwind Two to liquidate.
Redemption risk.   The potential that a significant number of Public Shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Tailwind’s Existing Governing Documents, which would reduce the gross proceeds to New Terran Orbital from the Business Combination, which could hinder New Terran Orbital’s ability to continue its development.
Exclusivity.   The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Tailwind Two from soliciting other business combination proposals, which restricts Tailwind Two’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.
Shareholder vote.   The risk that Tailwind Two’s Shareholders may fail to provide the votes necessary to effect the Business Combination.
Macroeconomic risks.   The risk that the future financial performance of New Terran Orbital may not meet the Tailwind Two Board’s expectations due to factors in New Terran Orbital’s control or out of its control, including business failing to perform, economic cycles or other macroeconomic factors.
Closing conditions.   The fact that completion of the Business Combination and the funding of the Francisco Partners Facility is conditioned on the satisfaction of certain closing conditions that are not within Tailwind Two’s control, including approval by Tailwind Two’s Shareholders, approval by NYSE or Nasdaq of the initial listing application in connection with the Business Combination and the satisfaction of the Net Debt Condition.
Post-Business Combination corporate governance.   The fact that the board of directors of New Terran Orbital will be classified and that all New Terran Orbital directors will not be elected annually.
Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.
Fees and expenses.   The expected fees and expenses associated with the Business Combination, some of which would be payable regardless of whether the Business Combination is ultimately consummated.
In addition to considering the factors described above, the Tailwind Two Board also considered other factors including, without limitation:
Interests of Certain Persons.   The Tailwind Two Sponsor and the members of the Tailwind Two Board and executive officers of Tailwind Two have interests in the Business Combination Proposal, the other proposals described in this proxy statement/prospectus and the Business Combination that are different from, or in addition to, those of Tailwind Two Shareholders generally. The Tailwind Two Board reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Tailwind Two Board the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.
Other risks.   The various risks associated with the Business Combination, the business of Terran Orbital, including New Terran Orbital, and the business of Tailwind Two, as described in the section entitled “Risk Factors” of this proxy statement/ prospectus
The Tailwind Two Board concluded that the potential benefits expected to be received by Tailwind Two and the Tailwind Two Shareholders as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the Tailwind Two

Board unanimously resolved (a) that it was fair to and in the best interests of Tailwind Two and the Tailwind Two Shareholders, and that it was advisable, to enter into the Business Combination Agreement and the ancillary documents to which Tailwind Two is or will be a party and to consummate the transactions contemplated thereby (including the Merger), (b) to adopt and approve the execution, delivery and performance by Tailwind Two of the Business Combination Agreement, the ancillary documents to which Tailwind Two is or will be a party and the transactions contemplated thereby (including the Merger), (c) to recommend that the Tailwind Two Shareholders entitled to vote thereon vote in favor of each of the Business Combination Proposal, the Charter Proposal, the Governing Documents Proposals, the Exchange Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal and (d) to direct that each of the Business Combination Proposal, the Charter Proposal, the Governing Documents Proposals, the Exchange Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal be submitted to the Tailwind Two Shareholders for approval.
Interests of Tailwind Two’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of the Tailwind Two Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including Tailwind Two’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Tailwind Two shareholders generally. These interests include, among other things, the interests listed below:
•
the fact that our Initial Shareholders have agreed, for no consideration, not to redeem any Tailwind Two Class A Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that the Initial Shareholders paid an aggregate of $25,000 for the 8,625,000 Tailwind Two Class B Ordinary Shares currently owned by the Initial Shareholders and such securities will have a significantly higher value at the time of the Business Combination;

•
the fact that Sponsor paid $11,700,000 for its Private Placement Warrants, and that those Private Placement Warrants would be worthless if a business combination is not consummated by March 9, 2023;

•
the fact that the Initial Shareholders (and Tailwind Two's officers and directors who are members of the Sponsor) has invested in Tailwind Two an aggregate of $11,725,000, comprised of the $25,000 purchase price for 8,625,000 Founder Shares and the $11,700,000 purchase price for 7,800,000 Private Placement Warrants. Subsequent to the initial purchase of the Founder Shares by the Sponsor, the Sponsor transferred 75,000 Founder Shares to Mr. Tommy Stadlen at a nominal purchase price of $0.003 per Founder Share prior to the closing of the Initial Public Offering. Assuming a trading price of $9.89 per Tailwind Two Class A Ordinary Share and $0.3573 per Tailwind Two Public Warrant (based upon the respective closing prices of the Tailwind Two Class A Ordinary Shares and the Tailwind Two Public Warrants on the NYSE on February 7, 2022), the 8,625,000 Founder Shares and 7,800,000 Private Placement Warrants would have an implied aggregate market value of $88,088,190. Even if the trading price of the shares of New Terran Orbital Common Stock were as low as $1.36 per share, the aggregate market value of the Founder Shares alone (without taking into account the value of the Private Placement Warrants) would be approximately equal to the initial investment in Tailwind Two by the Initial Shareholders. As a result, the Initial Shareholders are likely to be able to make a substantial profit on their investment in Tailwind Two at a time when shares of New Terran Orbital Common Stock have lost significant value. On the other hand, if Tailwind Two liquidates without completing a business combination before March 9, 2023, the Initial Shareholders will likely lose their entire investment in Tailwind Two;

•
the fact that the Sponsor and Tailwind Two’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•
the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Tailwind Two shareholders experience a negative rate of return in the post-business combination company;

•
the fact that the Initial Shareholders and Tailwind Two’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if Tailwind Two fails to complete an initial business combination by March 9, 2023;

•
the fact that the Investor Rights Agreement has been entered into by the Sponsor and Mr. Tommy Stadlen (provided that the Investor Rights Agreement provides that Mr. Stadlen is entitled to have any shares of New Terran Orbital Common Stock held by him registered for resale on a resale shelf registration statement following consummation of the Business Combination);

•
the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to Tailwind Two in an aggregate amount of up to $1,500,000 may be converted into private placement warrants in connection with the consummation of the Business Combination;

•
the continued indemnification of Tailwind Two’s directors and officers and the continuation of Tailwind Two’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•
the fact that the Sponsor and Tailwind Two’s officers and directors will lose their entire investment in Tailwind Two and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by March 9, 2023. As of the date of this proxy statement/prospectus there are no outstanding out-of-pocket expenses for which the Sponsor and Tailwind Two’s officers and directors are awaiting reimbursement;

•
the fact that if the Trust Account is liquidated, including in the event Tailwind Two is unable to complete an initial business combination by March 9, 2023, the Sponsor has agreed to indemnify Tailwind Two to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which Tailwind Two has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Tailwind Two, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•
the fact that Tailwind Two may be entitled to distribute or pay over funds held by Tailwind Two outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing.

The Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their Tailwind Two Ordinary Shares in favor of the proposals being presented at the Extraordinary General Meeting and waive their anti-dilution rights with respect to their Tailwind Two Class B Ordinary Shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 20% of the issued and outstanding Tailwind Two Ordinary Shares. See “Proposal No. 1 — The Business Combination Proposal — Other Agreements —  Sponsor Letter Agreement” in the proxy statement/prospectus for more information related to the Sponsor Letter Agreement.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Initial Shareholders, Terran Orbital and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Terran Orbital and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Advisory Governing Documents Proposals, the Exchange Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter (ii) the Domestication Proposal and the Charter Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter, (iii) otherwise limit the number of Tailwind Two Class A Ordinary Shares electing to redeem and (iv) New Terran Orbital’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and the Debt Financings.
Entering into any such arrangements may have a depressive effect on the Tailwind Two Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of Tailwind Two’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Tailwind Two and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Tailwind Two’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Certain Terran Orbital Projected Financial Information
Terran Orbital does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of Terran Orbital provided its internally-derived forecasts, prepared in the third quarter of 2021, for each of the years in the six-year period ending December 31, 2026 to Tailwind Two for use as a component of its overall evaluation of Terran Orbital (the “projections”). The projections and other forecasted financial information included herein (referred to as “Terran Orbital Forecasts”) were not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections, but, in the view of Terran Orbital’s management, prepared on a reasonable basis reflecting the best estimates and judgments based on Terran Orbital management’s knowledge and belief as to the future financial performance of Terran Orbital as of the time of preparation. The Terran Orbital Forecasts were prepared utilizing Terran Orbital’s historical internal forecast approach and does not give effect to the adoption of any new accounting pronouncements. These projections were prepared for internal use, capital budgeting and other management purposes, and are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results.
The projections reflect numerous assumptions, including general business, economic, market, regulatory and financial conditions, competitive uncertainties, and operational assumptions, all of which are difficult to predict and many of which are beyond Terran Orbital’s control, such as the risks and uncertainties contained in the sections titled “Risk Factors”, “Terran Orbital’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data”. The projections also assume the consummation of the Business Combination.
The projections for Revenue, Operating Expenses, Adjusted Gross Profit, Adjusted EBITDA and Adjusted Free Cash Flow provided to Tailwind Two’s board of directors are forward-looking statements that are based on growth assumptions, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Terran Orbital’s control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. While all projections are necessarily speculative, notably, statements regarding Terran Orbital’s six-year business plan and yearly forecasts, and projections are, without limitation, subject to material assumptions regarding Terran Orbital’s estimates of the total addressable market for Terran Orbital’s products, assumptions regarding customer retention, demand and performance under existing customer agreements, as well as anticipated customer agreements currently in negotiations, and assumptions regarding Terran Orbital’s ability to scale production to meet increased demand. Terran Orbital cautions that its assumptions may not materialize and that market developments and economic conditions may render such assumptions, although believed reasonable at the time they were made, subject to greater uncertainty.
The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Terran Orbital, its board of directors or their respective affiliates, advisors or other representatives considered or currently consider the projections to be a reliable prediction of actual future events, and reliance should not be placed on the projections to make a decision regarding the transaction.
EXCEPT AS OTHERWISE REQUIRED BY APPLICABLE LAW, TERRAN ORBITAL DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROJECTIONS. THE PROJECTIONS DO NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE PROJECTIONS WERE PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO RELY ON THE PROJECTIONS SET FORTH BELOW. NONE OF TERRAN ORBITAL, TAILWIND TWO NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY TERRAN ORBITAL STOCKHOLDER, TAILWIND TWO STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.
While Terran Orbital prepared the Terran Orbital Forecasts for Terran Orbital’s internal use and not for use by the Tailwind Two Board, the projections were requested by, and disclosed to, the Tailwind Two Board for use as a component of the Tailwind Two Board’s overall evaluation of Terran Orbital and are included in this proxy statement/prospectus because they were provided to the Tailwind Two Board for its evaluation of the Business Combination. Terran Orbital has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including the Tailwind Two Board. Neither the management of Terran Orbital nor any of its representatives, advisors or affiliates has made or makes any representation to any person regarding the ultimate performance of Terran Orbital compared to the information contained in the projections, and, except as required by applicable law, none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Terran Orbital will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.
The Terran Orbital Forecasts included in this proxy statement/prospectus were prepared by, and are the responsibility of, the management of Terran Orbital. KPMG LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Terran Orbital Forecasts and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report included in this proxy statement/prospectus relates to the Company’s previously issued financial statements. It does not extend to the Terran Orbital Forecasts and should not be read to do so.
The table below includes the projected financial information which Terran Orbital management provided to Tailwind Two as part of Tailwind Two’s due diligence (in millions of dollars). Terran Orbital management advised Tailwind Two's officers and directors as follows:
•
The projections for Revenue and Gross Profit are made separately for Satellite Solutions and Earth Observation Solutions:

•
Terran Orbital Satellite Solutions Forecast

•
For Satellite Solutions, near-term revenue is forecast based on when revenue in Terran Orbital’s backlog is expected to be realized.

•
Tailwind Two and its advisors conducted interviews with management in which they reviewed the 11 largest projects in Terran Orbital’s backlog, representing 89% of backlog revenue, including redacted contracts, where available, to validate the contracted but unrealized backlog revenue in the forecast.

•
Medium-term revenue is forecasted based on a probability-weighted assessment of approximately 85 discreet commercial opportunities in Terran Orbital’s pipeline.

•
Tailwind Two and its advisors conducted interviews with the Terran Orbital management team to review each project in the pipeline for North America, the probability weighting assigned to each project, and the rationale for the probability weighting. Tailwind Two and its advisors then conducted independent due diligence on certain of the largest opportunities in the pipeline, including the SDA Transport Layer Tranche 1, which further informed Tailwind Two’s views on the revenue opportunity for Terran Orbital and the probability weighting used in in Terran Orbital’s forecast.

•
Terran Orbital’s backlog and pipeline together account for 100% of Terran Orbital’s forecasted Satellite Solutions revenue for 2021-2023, and 35% of Terran Orbital’s forecasted Satellite Solutions revenue for 2024-2026.

•
Long-term revenue is forecasted based on the overall market size for satellite design, production, launch support and mission management. Terran Orbital management forecasts the nano and micro satellite market to grow at a 20% compound annual growth rate and for Terran Orbital’s market share to more than double between 2022 and 2026.

•
Tailwind Two and its advisors used publicly available third-party data sources that validated a growth rate for the Global Small Satellite market in the range of 15 to 19%. Tailwind Two believes that Terran Orbital’s market share gains implied by Terran Orbital’s backlog and pipeline suggest that Terran Orbital’s forecasted share gains over the forecast period are reasonable.

•
Adjusted Gross Profit for Satellite Solutions is based on forecasted costs — parts, labor and services — to design, build, launch, and manage the satellites planned for in the forecast.

•
Tailwind Two reviewed Terran Orbital’s historical reported cost of goods for each Satellite Solutions product or service offering and compared those historical margins to the forecasted margins and in light of this analysis, believes the forecast assumptions to be reasonable.

•
Terran Orbital Earth Observation Solutions Forecast

•
For Earth Observation Solutions, revenue is forecasted based on the number of satellites in orbit in Terran Orbital’s NextGen Earth Observation satellite constellation, multiplied by the volume of earth observation imagery captured per satellite, multiplied by an assumed price for the earth observation imagery captured and available for sale.

•
Tailwind Two and its advisors interviewed the Terran Orbital Earth Observation Solutions leadership team to discuss the inputs into the Earth Observation per-satellite revenue model,

including data collection and storage assumptions and imagery pricing and believes the assumptions to be reasonable.
•
The pace of satellite launch and revenue growth is calibrated to reflect the expected growth in the market for commercial earth observation imagery over the next 5 years based on third-party due diligence sources.

•
Tailwind Two and it advisors, including those engaged by Tailwind Two to perform third-party diligence, validated the market opportunity for tactically relevant commercially available SAR data, which informed Tailwind Two’s views that the commercial market for SAR data is likely to grow to be a multi-billion dollar industry in five to ten years and that government budgets will increasingly shift to commercially available data solutions.

•
Adjusted Gross Profit for Earth Observation Solutions is based on the expected cost to build and launch satellites into the NextGen Earth Observation satellite constellation, and the ongoing cost for managing those satellites in orbit and to store and manage the earth observation imagery and data captured by the constellation.

•
Tailwind Two and its advisors evaluated these assumptions based on commercial data storage rates and based on Terran Orbital Satellite Solutions’ projected costs to build satellites similar in size and specification to Terran Orbital’s planned Earth Observation Solutions satellites.

•
Operating Expenses for Terran Orbital are forecasted based estimated employee costs and facility costs required to grow the Satellite Solutions and Earth Observation Solution businesses, as well as estimated accounting and legal fees, insurance costs, and regulatory and compliance costs for the business throughout the forecast period. Capital expenditures are also forecasted both for building out Terran Orbital’s production capabilities, as well as a portion of the expense to build the satellites in Terran Orbital’s NextGen Earth Observation satellite constellation.

•
Tailwind Two and its advisors conducted extensive management interviews to review the operating expense and capital expense assumptions in light of Terran Orbital’s historical operating and capital expenditure and growth plans and believes the assumptions to be reasonable in light of those historical precedents.

Tailwind Two’s directors determined the assumptions underlying Terran Orbital’s forecast to be reasonable in light of due diligence conducted by Tailwind Two’s management and advisors and third parties engaged by Tailwind Two.
The projected financial information and related assumptions are subject to general business, economic, market, regulatory and financial conditions, competitive uncertainties, and operational assumptions, all of which are difficult to predict and many of which are beyond Terran Orbital’s control, such as the risks and uncertainties contained in the sections titled “Risk Factors — Terran Orbital may not be able to convert its orders in backlog or the sales opportunities represented in its pipeline into revenues” and “Risk Factors — Terran Orbital Earth Observation Solutions’ satellite constellation, including the SAR technology and satellite bus size, are under design and development, have not been built or launched by it before and may not be completed on time or at all, may not work properly, and the costs associated with it may be greater than expected. There is technology, development and cost risk associated with Terran Orbital Earth Observation Solutions’ satellites that if not successfully managed will have a significant impact on Terran Orbital’s ability to successfully deploy and commercialize Terran Orbital Earth Observation Solutions’ business.”

Selected Terran Historical and Projected Financial Data — Consolidated
(dollars in millions)	Fiscal Year Ended December 31, 2020	Fiscal Year Ending December 31,						CAGR 2021E to 2026E
		2021E	2022E	2023E	2024E	2025E	2026E
Satellite Solutions	24.9	35.2	93.6	283.1	434.6	639.6	918.5
Earth Observation Solutions	0.0	0.2	2.6	127.6	532.1	1,060.2	1,721.1
Total Revenue	$24.9	$35.3	$96.1	$410.7	$966.7	$1,699.8	$2,639.6	136.9%
Growth %	—	42.0%	172.1%	327.2%	135.4%	75.8%	55.3%
Satellite Solutions	9.9	9.6	31.7	107.1	178.8	279.5	422.9
Earth Observation Solutions	0.0	(0.3)	(0.0)	110.0	480.8	959.1	1,556.7
Adjusted Gross Profit	$9.9	$9.3	$31.6	$217.1	$659.6	$1,238.7	$1,979.6
Margin %	39.9%	26.4%	32.9%	52.9%	68.2%	72.9%	75.0%
Operating Expenses	(15.2)	(31.1)	(68.0)	(132.1)	(225.2)	(306.1)	(375.0)
Adjusted EBITDA	$(5.3)	$(21.8)	$(36.4)	$85.0	$434.4	$932.5	$1,604.6
Margin %	NMF	NMF	NMF	20.7%	44.9%	54.9%	60.8%
Growth %	NMF	NMF	NMF	NMF	411.3%	114.7%	72.1%
Capital Expenditures	(7.3)	(20.3)	(95.7)	(139.5)	(233.0)	(262.7)	(106.4)
Change in Net Working Capital	(6.2)	1.3	(1.7)	(9.2)	(13.8)	(20.7)	(29.1)
Cash Taxes(1)	0.0	0.0	0.0	(3.0)	(81.2)	(225.6)	(393.4)
Adjusted Free Cash Flow(2)	$(18.8)	$(40.8)	$(133.7)	$(66.7)	$106.5	$423.5	$1,075.7
Earth Observation Solutions Operational Information
Total Satellites	0	0	2	16	32	64	96

(1)
Cash taxes calculation assumes a 27% tax rate, assumes utilization of certain NOLs and does not incorporate the tax impact of interest expense for outstanding debt.

(2)
Adjusted free cash flow excludes the impact of $30 million payment obligation to an affiliate of Daniel Staton, to be paid quarterly over four years with the first year’s payments in cash and the remaining payments, subject to compliance with Terran’s debt facilities, in cash or stock at the discretion of Terran.

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
CAGR refers to Compound Annual Growth Rate.
E refers to Estimated.
NMF refers to not meaningful figure.
For additional information regarding non-GAAP financial measures Adjusted Gross Profit and Adjusted EBITDA see “Terran Orbital’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Measures.”
Operating Expenses includes expenses incurred in support of research and development and general and administrative activities and is a non-GAAP measure as it excludes (i) depreciation and amortization, (ii) share-based compensation expense and (iii) other non-recurring and/or non-cash items. Research and development expenses account for a significant portion of our operating expenses and consist primarily of salaries and related benefits expense of product development personnel, facilities costs, laboratory supplies and equipment, external costs of vendors engaged to conduct research and development activities, and allocated expenses for technology and facilities. Sales, general and administrative expenses consist of salaries, bonuses, commissions and benefits expense for personnel in executive, sales, marketing, legal, human resources, finance and administrative functions, professional fees for marketing services, legal, patent, consulting, accounting and audit services, and allocated expenses for technology and facilities.

Terran Orbital defines Adjusted Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures (which primarily relate to purchases of property, plant and equipment) adjusted for other payments or receipts that may mask its operating results or business trends. Adjusted Free Cash Flow was not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants, and was prepared for internal use, capital budgeting and other management purposes. You are cautioned not to rely on Adjusted Free Cash Flow in making a decision regarding the transaction.
Opinion of the Financial Advisor to Tailwind Two
On October 27, 2021, Houlihan Lokey orally rendered its opinion to the Tailwind Two Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Tailwind Two Board dated October 27, 2021), as to the fairness, from a financial point of view, to Tailwind Two of the Transaction Share Consideration to be issued by Tailwind Two in the Business Combination pursuant to the Business Combination Agreement.
Houlihan Lokey’s opinion was directed to the Tailwind Two Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to Tailwind Two of the Transaction Share Consideration to be issued by Tailwind Two in the Business Combination pursuant to the Business Combination Agreement and did not address any other aspect or implication of the Business Combination or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex K to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Tailwind Two Board, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Business Combination and the transactions contemplated by the Business Combination Agreement or otherwise, including, without limitation, whether holders of the Tailwind Two Class A Ordinary Shares should redeem their shares or whether any party should participate in the PIPE Financing.
In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:
1.
reviewed a draft, dated October 25, 2021, of the Business Combination Agreement;

2.
reviewed certain publicly available business and financial information relating to Tailwind Two and Terran Orbital that Houlihan Lokey deemed to be relevant;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Terran Orbital made available to Houlihan Lokey by the Terran Orbital and Tailwind Two, including financial projections prepared by the management of the Terran Orbital relating to the Terran Orbital (the “Projections”);

4.
spoke with certain members of the management of Tailwind Two and Terran Orbital and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of Terran Orbital, the transactions contemplated by the Business Combination Agreement and related matters;

5.
compared the financial and operating performance of the Terran Orbital with that of companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant; and

6.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it,

discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, at Tailwind Two’s direction, Houlihan Lokey assumed that the Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Terran Orbital as to the future financial results and condition of the Terran Orbital. At Tailwind Two’s direction, Houlihan Lokey assumed that (i) the Terran Orbital would have sufficient capital to achieve the Projections and (ii) the Projections provided a reasonable basis on which to evaluate Terran Orbital and the Transaction. In addition, at Tailwind Two’s direction, Houlihan Lokey used and relied upon the Projections for purposes of its analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to the Projections or the assumptions on which they were based. In reaching its conclusions in the opinion, with Tailwind Two’s consent, Houlihan Lokey did not rely upon a review of the publicly available financial terms of other transactions, because Houlihan Lokey did not identify a sufficient number of relevant transactions in which Houlihan Lokey deemed the acquired companies to be sufficiently similar to the Terran Orbital. In addition, for purposes of its financial analyses and opinion, with Tailwind Two’s consent, Houlihan Lokey (i) did not perform any financial analyses to evaluate the value of Tailwind Two or to derive valuation reference ranges for any shares of Tailwind Two for purposes of comparison with the Transaction Share Consideration or otherwise, and (ii) assumed that the value of each share of Tailwind Two capital stock (including, without limitation, each Tailwind Two Class A Ordinary Share, each Tailwind Two Class B Ordinary Share and each Tailwind Two Ordinary Share was equal to $10.00 (with such $10.00 value being based on Tailwind Two’s Initial Public Offering and Tailwind Two’s approximate cash per Tailwind Two Class A Ordinary Share outstanding (excluding, for the avoidance of doubt, the dilutive impact of outstanding Tailwind Two Class B Ordinary Shares or any warrants to purchase Tailwind Two Ordinary Shares)), notwithstanding the different voting rights and other non-financial terms of such shares that could impact their value, and (iii) assumed that the Transaction Share Consideration had a value equal to $1,300.0 million. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Terran Orbital or Tailwind Two since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.
Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Business Combination Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Business Combination Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction would be satisfied without waiver thereof, and (d) the Transaction would be consummated in a timely manner in accordance with the terms described in the Business Combination Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also assumed, with Tailwind Two’s consent, that (i) the Domestication would be treated as a reorganization under Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the Merger would qualify as a reorganization under Section 368(a) of the Code. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Transaction would be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Terran Orbital or Tailwind Two, or otherwise have an effect on the Transaction, the Terran Orbital or Tailwind Two or any expected benefits of the Transaction that would be material to Houlihan Lokey’s analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Business Combination Agreement would not differ in any respect from the draft of the Business Combination Agreement identified above.
Houlihan Lokey also relied upon and assumed, without independent verification, the assessments of the management of the Terran Orbital as to the Terran Orbital’s existing and future technology, products, product candidates, services and intellectual property and the validity of, and risks associated with, such technology, products, product candidates, services and intellectual property (including, without limitation, the validity and life of patents or other intellectual property, the timing and probability of successful testing, development and commercialization of such technology, products, product candidates and services, the approval thereof by appropriate governmental authorities, and the potential impact of competition), and Houlihan Lokey assumed, at Tailwind Two’s direction, that there would be no developments with respect to any such matters that in any respect would affect its analyses or opinion.
Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Tailwind Two, the Terran Orbital or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Tailwind Two or the Terran Orbital was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Tailwind Two or the Terran Orbital was or may have been a party or was or may have been subject.
Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. As Tailwind Two was aware, there was significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”), and the Pandemic Effects could have a material impact on Houlihan Lokey’s analyses and opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.
Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of Tailwind Two, Terran Orbital or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, (c) advise the Tailwind Two Board, Tailwind Two or any other party with respect to alternatives to the Transaction, or (d) identify, introduce to the Tailwind board, Tailwind or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Transaction. Houlihan Lokey did not express any opinion as to what the value of the Tailwind Two Ordinary Shares actually would be when issued in the Transaction pursuant to the Business Combination Agreement or the price or range of prices at which Tailwind Two Class A Ordinary Shares, Tailwind Two Class B Ordinary Shares, Tailwind Two Ordinary Shares, Terran Orbital Common Stock or Terran Orbital preferred stock may be purchased or sold, or otherwise be transferable, at any time.
Houlihan Lokey’s opinion was furnished for the use of the Tailwind Two Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to the Tailwind Two Board, Tailwind Two, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Transaction or otherwise, including, without limitation, whether holders of Tailwind Two Class A Ordinary Shares should redeem their shares or whether any party should participate in the PIPE Financing.
Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Tailwind Two Board, Tailwind Two, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Transaction Share Consideration to the extent expressly specified in the opinion), including, without limitation, the Terran Orbital Holder Support Agreements, the Sponsor Letter Agreement, or any transactions contemplated by the Business

Combination Agreement, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of Tailwind Two, or to any other party (including, without limitation, the potential dilutive or other effects of the Transaction Share Consideration, the Tailwind Two Class B Ordinary Shares, the warrants to purchase Tailwind Ordinary Shares, warrants to purchase Terran Orbital Common Stock issued pursuant to the Terran Orbital Holder Support Agreements, the Additional Issuances, or any other portion or aspect of the Transaction), (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might have been available for Tailwind Two or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of Tailwind Two’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Tailwind Two’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of Tailwind Two, whether Tailwind Two should be issuing debt or equity securities or a combination of both in the Transaction, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction (including, without limitation, the Debt Financing or the PIPE Financing) or the likelihood of obtaining such financing, (vii) whether or not Tailwind, the Terran Orbital, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (viii) the solvency, creditworthiness or fair value of Tailwind Two, Terran Orbital or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Transaction Share Consideration or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters requiring legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Tailwind Two Board, on the assessments by the Tailwind Two Board, Tailwind Two, Terran Orbital and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to Tailwind Two, Terran Orbital and the Transaction or otherwise.
In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Terran Orbital and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Projections and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Tailwind Two or Terran Orbital. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.
Houlihan Lokey’s opinion was only one of many factors considered by the Tailwind Two Board in evaluating the proposed Business Combination. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Transaction Share Consideration or of the views of the Tailwind Two Board or management with respect to the Merger, Business Combination or the Transaction Share Consideration. The type and amount of consideration payable in the Business Combination were determined through negotiation between Tailwind Two and the Terran Orbital, and the decision to enter into the Business Combination Agreement was solely that of the Tailwind Two Board.
Financial Analyses
In preparing its opinion to the Tailwind Two Board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.
The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Tailwind Two Board on October 27, 2021. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.
For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including enterprise value, which generally is the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of Terran Orbital) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).
Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing prices of the common stock of the selected companies listed below as of October 25, 2021. The estimates of the future financial performance of Terran Orbital relied upon for the financial analyses described below were based on the Projections, and estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.
Assumed Value of Transaction Share Consideration.   For purposes of its financial analyses, Houlihan Lokey assumed with Tailwind Two’s consent that (i) the value of each share of Tailwind Two capital stock to be issued in the Merger pursuant to the Business Combination Agreement was equal to $10.00 (with such $10.00 value being based on Tailwind’s initial public offering and Tailwind Two’s approximate cash per outstanding Tailwind Two Class A Ordinary Share (excluding, for the avoidance of doubt, the dilutive impact of outstanding Tailwind Two Class B Ordinary Shares or any warrants to purchase Tailwind Two shares) and (ii) the Transaction Share Consideration had a value equal to $1,300.0 million.
Selected Companies Analysis.   Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant.
The financial data reviewed included:
•
Enterprise value as a multiple of estimated revenue for the 2023 fiscal year, or “FY 2023E” net revenue; and

•
Enterprise value as a multiple of estimated revenue for the 2024 fiscal year, or “FY 20234” net revenue.

The selected companies and corresponding financial data included the following:
Enterprise Value / Net Revenue
Selected Companies	FY 2023E	FY 2024E
Earth Intelligence Data & Analytics
BlackSky Technology Inc.	4.4x	2.5x
Maxar Technologies Inc.	2.1x	2.0x
Spire Global, Inc.	4.7x	NA
Small Satellite Engineering & Sub-components
AAC Clyde Space AB (publ)	1.2x	NA
GomSpace Group AB (publ) $	1.4x	NA
Redwire Corporation	2.0x	1.2x
Space Launch & Propulsion Systems
Aerojet Rocketdyne Holdings, Inc.	1.4x	NA
Astra Space, Inc.	11.3x	4.7x
Avio S.p.A.	0.7x	0.7x
Rocket Lab USA, Inc.	18.7x	11.3x
Defense & Intelligence Solutions
Airbus SE	1.2x	1.1x
General Dynamics Corporation	1.6x	1.6x
L3Harris Technologies, Inc.	2.8x	2.7x
Leidos Holdings, Inc.	1.3x	1.2x
Lockheed Martin Corporation	1.6x	1.5x
Northrop Grumman Corporation	1.9x	1.8x
Raytheon Technologies Corporation	2.1x	2.0x
Thales S.A.	1.1x	1.0x
The Boeing Company	1.8x	1.7x

“NA” refers to not available.
Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 3.50x to 4.50x FY 2023E revenue and 1.50x to 2.00x FY 2024E revenue to corresponding financial data for Terran Orbital. The selected companies analysis indicated implied total equity value reference ranges for Terran Orbital of approximately $1,347,400,000 to $1,758,100,000 based on FY 2023E revenue and approximately $1,360,100,000 to $1,843,400,000 based on FY 2024E revenue, in each case as compared to the assumed value of the Transaction Share Consideration of $1,300.0 million.
Discounted Cash Flow Analysis.   Houlihan Lokey performed a discounted cash flow analysis of Terran Orbital based on the Projections. Houlihan Lokey applied discount rates ranging from 27.50% to 32.50% and perpetuity growth rates ranging from 1.00% to 2.00%. The discounted cash flow analysis indicated an implied total equity value reference range for Terran Orbital of approximately $1,172,300,000 to $1,691,700,000, as compared to the assumed value of the Transaction Share Consideration of $1,300.0 million.
Other Matters
Houlihan Lokey was engaged by Tailwind Two to provide an opinion to the Tailwind Two Board as to the fairness, from a financial point of view, to Tailwind Two of the Transaction Share Consideration to be issued by Tailwind in the Merger pursuant to the Business Combination Agreement. Tailwind Two engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. Pursuant to its engagement by Tailwind Two, Houlihan Lokey became entitled to an aggregate fee of $500,000 for its services, of which $300,000 became payable to Houlihan Lokey upon the delivery of its opinion, and $200,000 became payable upon the earliest of (i) the execution of definitive documentation related to the Transaction, (iii) the execution of definitive documents related to another business combination involving Tailwind Two, and (iii) the commencement of proceedings to dissolve Tailwind Two. Tailwind Two has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.
In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Tailwind Two, Terran Orbital or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.
Houlihan Lokey and/or certain of its affiliates have in the past provided financial advisory services to Tailwind Two for which Houlihan Lokey and its affiliates have received compensation, including, during the past two years, having provided certain valuation advisory services to Tailwind Two for financial reporting purposes for which Houlihan Lokey is entitled to receive aggregate fees of approximately $30,000. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Tailwind Two, Terran Orbital, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Tailwind Two, Terran Orbital, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Certain Engagements in Connection with the Business Combination and Related Transactions
GS (together with their respective affiliates) are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. From time to time, GS and their respective affiliates have provided various investment banking and other commercial dealings services unrelated to the Business Combination or the PIPE Financing to Tailwind Two and its affiliates, and have received customary compensation in connection therewith. In addition, GS and their affiliates may provide investment banking and other commercial dealings to Tailwind Two, Terran Orbital and their respective affiliates in the future, for which they would expect to receive customary compensation.
In addition, in the ordinary course of their business activities, GS and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Tailwind Two or Terran Orbital, or their respective affiliates. GS and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Jefferies (together with their respective affiliates) are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. From time to time, Jefferies and their respective affiliates have provided various investment banking and other commercial dealings services unrelated to the Business Combination or the PIPE Financing to Tailwind Two and its affiliates, and have received customary compensation in connection therewith. In addition, Jefferies and their affiliates may provide investment banking and other commercial dealings to Tailwind Two, Terran Orbital and their respective affiliates in the future, for which they would expect to receive customary compensation.
In addition, in the ordinary course of their business activities, Jefferies and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Tailwind Two or Terran Orbital, or their respective affiliates. Jefferies and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Expected Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization because Terran Orbital has been determined to be the accounting acquirer under U.S. GAAP. Under this method of accounting, Tailwind Two has been treated as the “acquired” company for financial reporting purposes. This determination was primarily because existing Terran Orbital shareholders will hold the majority of voting rights in New Terran Orbital, existing Terran Orbital Shareholders will have the right to appoint the majority of the directors on the New Terran Orbital Board, Terran Orbital’s senior management will comprise the senior management of New Terran Orbital, and Terran Orbital’s operations prior to the acquisition will comprise the ongoing operations of New Terran Orbital. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Terran Orbital with the Business Combination being treated as the equivalent of Terran Orbital issuing equity for the net assets of Tailwind Two, accompanied by a recapitalization, with no goodwill or other intangible assets recorded.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Terran Orbital portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On November 12, 2021, Tailwind Two and Terran Orbital filed the required forms under the HSR Act with the Antitrust Division and the FTC and on December 13, 2021, the applicable 30-day waiting period expired.
At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Terran Orbital’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Tailwind Two cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Tailwind Two cannot assure you as to its result.
None of Tailwind Two or Terran Orbital are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Tailwind Two Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that Tailwind Two’s entry into the Agreement and Plan of Merger, dated as of October 28, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Tailwind Two, Titan Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Terran Orbital Corporation, a Delaware corporation (“Terran Orbital”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of Tailwind Two as an exempted company in the Cayman Islands and the continuation and domestication of Tailwind Two as a corporation in the State of Delaware (a) Merger Sub will merge with and into Terran Orbital (the “Merger”), with Terran Orbital as the surviving company in the Merger and, after giving effect to such Merger, Terran Orbital shall be a wholly-owned subsidiary of Tailwind Two, which will change its name to “Terran Orbital Corporation” (“New Terran Orbital”) and (b) at the Effective Time, each outstanding share of Terran Orbital (including shares of Terran Orbital common stock issued and outstanding as of immediately prior to the Effective Time pursuant to the Terran Orbital Preferred Stock Conversion and the Terran Orbital Warrant Settlement (each term as defined in the accompanying proxy statement/prospectus), in each case after giving effect thereto, and other than treasury shares and shares with respect to which appraisal rights under the General Corporation Law of the State of Delaware are properly exercised and not withdrawn) will be automatically converted into the right to receive a number of shares of New Terran Orbital Common Stock (as defined in the accompanying proxy statement/prospectus), outstanding Terran Orbital options to purchase shares of Terran Orbital (whether vested or unvested) will be exchanged for comparable options to purchase New Terran Orbital Common Stock and the outstanding and unvested restricted stock awards and restricted stock units of Terran Orbital will be cancelled in exchange for comparable restricted stock and restricted stock unit awards to be settled in shares of New Terran Orbital Common Stock, in each case, based on the Exchange Ratio (as defined in the accompanying proxy statement/prospectus), on the terms and subject to the conditions set forth in the Business Combination Agreement, certain related agreements (including the Subscription Agreements, the Terran Orbital Holder Support Agreements, the Sponsor Letter Agreement, and the Investor Rights Agreement (each as defined in the accompanying proxy statement/prospectus), each in the form attached to the accompanying proxy statement/prospectus as Annex F, Annex G, Annex H, Annex I and Annex J, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.”
Recommendation of the Tailwind Two Board
THE TAILWIND TWO BOARD UNANIMOUSLY RECOMMENDS THAT THE TAILWIND TWO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of Tailwind Two’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Tailwind Two and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Tailwind Two’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Interests of Tailwind Two’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 2 — THE DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, Tailwind Two is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.
As a condition to closing the Business Combination, the board of directors of Tailwind Two has unanimously approved, and Tailwind Two shareholders are being asked to consider and vote upon a proposal to approve, a change of Tailwind Two’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, Tailwind Two will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Tailwind Two will be domesticated and continue as a Delaware corporation.
In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Tailwind Two Class A Ordinary Share and each issued and outstanding Tailwind Two Class B Ordinary Share will be converted automatically, on a one-for-one basis, into shares of New Terran Orbital Common Stock; (ii) each issued and outstanding whole warrant to purchase Tailwind Two Class A Ordinary Shares will be converted automatically into a warrant to purchase one share of New Terran Orbital Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Tailwind Two Warrant Agreement; and (iii) each issued and outstanding Tailwind Two Unit that has not been previously separated into the underlying Tailwind Two Class A Ordinary Share and underlying one-third of one Public Warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of New Terran Orbital Common Stock and one-third of one New Terran Orbital Public Warrant.
The Domestication Proposal, if approved, will approve a change of Tailwind Two’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Tailwind Two is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New Terran Orbital will be governed by the DGCL. We encourage shareholders to carefully consult the information on the Proposed Governing Documents set out below under “Comparison of Corporate Governance and Shareholder Rights.” The Proposed Certificate of Incorporation differs in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Proposals No. 4 through 8 — The Advisory Governing Documents Proposals,” the Existing Governing Documents of Tailwind Two, attached hereto as Annex B and the Proposed Certificate of Incorporation of New Terran Orbital, attached hereto as Annex C.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of Tailwind Two and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
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Prominence, Predictability, and Flexibility of Delaware Law.   For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
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Well-Established Principles of Corporate Governance.   There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Terran Orbital, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Terran Orbital’s stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors.   Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Terran Orbital’s incorporation in Delaware may make New Terran Orbital more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Terran Orbital to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Tailwind Two as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Terran Orbital immediately following the Domestication will be the same as those of Tailwind Two immediately prior to the Domestication.
Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Tailwind Two Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the Extraordinary General Meeting and therefore will have no effect on the approval of the Domestication Proposal.
The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that Tailwind Two be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Tailwind Two be continued and domesticated as a corporation under the laws of the state of Delaware.”
Recommendation of the Tailwind Two Board
THE TAILWIND TWO BOARD UNANIMOUSLY RECOMMENDS THAT TAILWIND TWO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of Tailwind Two’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Tailwind Two and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Tailwind Two’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Tailwind Two’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 3 — THE CHARTER PROPOSAL
Overview
Tailwind Two is asking its shareholders to adopt the Proposed Certificate of Incorporation in the form attached hereto as Annex c, which, in the judgment of the Tailwind Two Board, is necessary to adequately address the needs of Tailwind Two following the Domestication and the consummation of the Business Combination.
For a summary of the key differences between the Articles of Association of Tailwind Two under Cayman Islands law and the Proposed Certificate of Incorporation under the DGCL, please see “ Proposals No. 4 through 8 — The Advisory Governing Documents Proposals.” The summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex C.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that, upon the Domestication, the amended and restated memorandum and articles of association of Tailwind Two (“Existing Governing Documents”) be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation of “Terran Orbital Corporation” upon the Domestication, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Proposed Certificate of Incorporation”).”
Required Vote With Respect to the Charter Proposal
The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Tailwind Two Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the Extraordinary General Meeting and therefore will have no effect on the approval of the Charter Proposal.
The Charter Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Recommendation of the Tailwind Two Board
THE TAILWIND TWO BOARD UNANIMOUSLY RECOMMENDS THAT TAILWIND TWO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.
The existence of financial and personal interests of one or more of Tailwind Two’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Tailwind Two and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Tailwind Two’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Tailwind Two’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSALS NO. 4 THROUGH 8 — THE ADVISORY GOVERNING DOCUMENTS PROPOSALS
If each of the following Advisory Governing Documents Proposals and the Condition Precedent Proposals are approved and the Business Combination is to be consummated, Tailwind Two will replace the Existing Governing Documents with the Proposed Certificate of Incorporation and the Proposed Bylaws.
Tailwind Two Shareholders are asked to consider and vote upon and to approve, on a non-binding advisory basis, five (5) separate governance proposals, also referred to herein as Advisory Governing Documents Proposals, in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents. In the judgment of the Tailwind Two Board, these proposals are necessary to adequately address the needs of Tailwind Two and its shareholders following the consummation of the Business Combination and the Domestication. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Tailwind Two intends that the Proposed Certificate of Incorporation in the form set forth on Annex C and the Proposed Bylaws in the form set forth on Annex D will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Charter Proposal.
The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Governing Documents for New Terran Orbital. This summary is qualified by reference to the complete text of the Existing Governing Documents of Tailwind Two, attached to this proxy statement/prospectus as Annex B and the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/ prospectus as Annex D. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms. Additionally, as the Existing Governing Documents are governed by Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
	Existing Governing Documents	Proposed Certificate of Incorporation and Proposed Bylaws
Authorized Shares (Advisory Governing Documents Proposal A)	The share capital under the Existing Governing Documents is US$55,100 divided into 500,000,000 Class A ordinary shares of par value US$0.0001 per share, 50,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.	The Proposed Certificate of Incorporation authorizes 300,000,000 shares of New Terran Orbital Common Stock, par value $0.0001 per share, and 50,000,000 shares of New Terran Orbital Preferred Stock, par value $0.0001 per share.
	See paragraph 5 of the Amended and Restated Memorandum of Association.	See Article IV of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Advisory Governing Documents Proposal B)	The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation,	The Proposed Certificate of Incorporation authorizes the board of directors (or any authorized committee of the board of directors) to issue shares of New Terran Orbital Preferred Stock in one or more series and to fix the designations, powers (including voting powers, full or limited, or no voting powers), preferences, and rights, and the qualifications, limitations or restrictions thereof. These powers,

	Existing Governing Documents	Proposed Certificate of Incorporation and Proposed Bylaws
	redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	preferences and rights could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock.
	See paragraph 8 of the Memorandum of Association and Article 3 of the Articles of Association.	See Article IV, Section B of the Proposed Certificate of Incorporation.
Shareholder/Stockholder Written Consent In Lieu of a Meeting (Advisory Governing Documents Proposal C)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Certificate of Incorporation and the Proposed Bylaws allow stockholders to vote in person or by proxy at a meeting of stockholders, but the Proposed Certificate of Incorporation prohibits the ability of stockholders to act by written consent in lieu of a meeting.
	See Articles 22, 23 and 24 of our Articles of Association.	See Article V, Section 1 of the Proposed Certificate of Incorporation and Article I Section 6 of the Proposed Bylaws.
Corporate Name (Advisory Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “Tailwind Two Acquisition Corp.”	The Proposed Certificate of Incorporation will provide that the name of the corporation will be “Terran Orbital Corporation”
	See paragraph 1 of our Memorandum of Association.	See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Advisory Governing Documents Proposal D)	The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by March 9, 2023 (twenty-four months after the closing of Tailwind Two’s Initial Public Offering), Tailwind Two will cease all operations except for the purposes of winding up and will redeem the shares issued in Tailwind Two’s Initial Public Offering and liquidate its Trust Account.	The Proposed Certificate of Incorporation does not limit the duration of the corporation’s existence, and therefore New Terran Orbital will have perpetual existence, which is the default rule under the DGCL.
See Article 49.7 of our Articles of Association.

	Existing Governing Documents	Proposed Certificate of Incorporation and Proposed Bylaws
Takeovers by Interested Stockholders (Advisory Governing Documents Proposal D)	The Existing Governing Documents do not provide restrictions on takeovers of Tailwind Two by a related shareholder following a business combination.	The Proposed Certificate of Incorporation opts out of Section 203 of the DGCL, and therefore, New Terran Orbital will not be subject to Section 203 of the DGCL relating to business combinations with interested stockholders.
See Article XI, Section 1 of the Proposed Certificate of Incorporation.
Provisions Related to Status as Blank Check Company (Advisory Governing Documents Proposal D)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Certificate of Incorporation does not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.
See Article 49 of our Articles of Association.
Adoption of Supermajority Vote Requirement to Amend the Proposed Governing Documents (Advisory Governing Documents Proposal E)
The Existing Governing Documents provide that amendments to change Tailwind Two’s name, alter or add to the Articles of Association, alter or add to the amended and restated memorandum of association of Tailwind Two with respect to any objects, powers or other matters specified therein or to reduce its share capital or any capital redemption reserve fund may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting, and any other amendment may be made by a regular resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy card and entitled to vote thereon and who vote at a general meeting.
See Article 18 of our Articles of Association.

The Proposed Governing Documents require the affirmative vote of (i) at least two-thirds of the voting power of the outstanding shares to amend or repeal the Proposed Bylaws, (ii) at least two-thirds of the voting power of the outstanding shares (both voting together as a single class and separately by class) to amend or repeal Articles V(i), V(2), VI(3), VII and VIII of the Proposed Certificate of Incorporation, and (iii) at least two-thirds of the voting power of the outstanding shares to remove a director.
See Articles IX and X of the Proposed Certificate of Incorporation.

PROPOSAL NO. 4 — ADVISORY GOVERNING DOCUMENTS PROPOSAL A — ADVISORY VOTE ON THE APPROVAL OF AN AMENDMENT TO CHANGE AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED CERTIFICATE OF INCORPORATION
Overview
Advisory Governing Documents Proposal A — an advisory vote on the amendment to approve the change in the authorized share capital of Tailwind Two from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 300,000,000 shares of New Terran Orbital Common Stock, par value $0.0001 per share, and 50,000,000 shares of New Terran Orbital Preferred Stock, par value $0.0001 per share. In accordance with SEC guidance, this proposal is being presented separately and will be voted upon on a non-binding advisory basis.
As of the date of this proxy statement/prospectus, there are (i) 34,500,000 Tailwind Two Class A Ordinary Shares issued and outstanding and (ii) 8,625,000 Tailwind Two Class B Ordinary Shares issued and outstanding. As of the date of this proxy statement/prospectus, there is outstanding 7,800,000 Private Placement Warrants held by the Initial Shareholders and 11,500,000 Public Warrants. Each whole warrant entitles the holder thereof to purchase one Tailwind Two Class A Ordinary Share and, following the Domestication, will entitle the holder thereof to purchase one share of New Terran Orbital Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that no Tailwind Two Class A Ordinary Shares redeemed in connection with the Business Combination), Tailwind Two’s fully-diluted share capital would be 62,425,000 Tailwind Two Ordinary Shares
In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Tailwind Two Class A Ordinary Share and each issued and outstanding Tailwind Two Class B Ordinary Share will be converted, on a one-for-one basis, into shares of New Terran Orbital Common Stock; (ii) each issued and outstanding whole warrant to purchase Tailwind Two Class A Ordinary Shares will be converted automatically into a warrant to purchase one share of New Terran Orbital Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Tailwind Two Warrant Agreement; and (iii) each issued and outstanding Tailwind Two Unit that has not been previously separated into the underlying Tailwind Two Class A Ordinary Share and underlying one-third of one Public Warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of New Terran Orbital Common Stock and one-third of one New Terran Orbital Public Warrant.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each outstanding share of Terran Orbital (including shares of Terran Orbital common stock issued and outstanding as of immediately prior to the Effective Time pursuant to the Terran Orbital Preferred Stock Conversion and the Terran Orbital Warrant Settlement, in each case after giving effect thereto, and other than treasury shares and shares with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be automatically converted into the right to receive a number of shares of New Terran Orbital Common Stock, outstanding Terran Orbital options to purchase shares of Terran Orbital (whether vested or unvested) will be exchanged for comparable options to purchase New Terran Orbital Common Stock and the outstanding and unvested restricted stock awards and restricted stock units of Terran Orbital will be cancelled in exchange for comparable restricted stock and restricted stock unit awards to be settled in shares of New Terran Orbital Common Stock, in each case, based on the Exchange Ratio. For further details, see “Consideration to Terran Orbital Equityholders in the Business Combination.”
In order to ensure that New Terran Orbital has sufficient authorized capital for future issuances, the Proposed Certificate of Incorporation of New Terran Orbital changes the authorized share of Tailwind Two from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, 50,000,000 Class B ordinary shares and 1,000,000 preference shares of Tailwind Two to (ii) 300,000,000 shares of New Terran Orbital Common Stock and 50,000,000 shares of New Terran Orbital Preferred Stock.
This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation of New Terran Orbital, a copy of which is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.
Reasons for the Amendments
The principal purpose of this proposal is to provide for an authorized capital structure of New Terran Orbital that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for New Terran Orbital to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).
Vote Required for Approval
The approval of Advisory Governing Documents Proposal A, on an advisory basis in a non-binding vote, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the votes cast by the holders of the issued Tailwind Two Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the Extraordinary General Meeting and therefore will have no effect on the approval of Advisory Governing Documents Proposal A.
As discussed above, a vote to approve Advisory Governing Documents Proposal A is an advisory vote, and therefore, is not binding on Tailwind Two or New Terran Orbital or their respective boards of directors (separate and apart from the approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote, Tailwind Two intends that the Proposed Certificate of Incorporation in the form set forth on Annex C and the Proposed Bylaws in the form set forth on Annex D will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Condition Precedent Proposals.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, that an amendment to change the authorized share capital of Tailwind Two from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 50,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 1,000,000 preference shares, par value $0.0001 per share, to (a) 300,000,000 shares of common stock, par value $0.0001 per share, of New Terran Orbital and (b) 50,000,000 shares of preferred stock, par value $0.0001 per share, of New Terran Orbital be approved on a non-binding advisory basis.”
Recommendation of the Tailwind Two Board
THE TAILWIND TWO BOARD UNANIMOUSLY RECOMMENDS THAT TAILWIND TWO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNING DOCUMENTS PROPOSAL A ON AN ADVISORY BASIS IN A NON-BINDING VOTE.
The existence of financial and personal interests of one or more of Tailwind Two’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Tailwind Two and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Tailwind Two’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Tailwind Two’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 5 — ADVISORY GOVERNING DOCUMENTS PROPOSAL B — ADVISORY VOTE ON THE APPROVAL OF A PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW TERRAN ORBITAL AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED CERTIFICATE OF INCORPORATION
Overview
Advisory Governing Documents Proposal B — an advisory vote on an amendment to authorize the New Terran Orbital Board to issue any or all shares of New Terran Orbital Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Terran Orbital Board and as may be permitted by the DGCL. In accordance with SEC guidance, this proposal is being presented separately and will be voted upon on a non-binding advisory basis.
Our shareholders are also being asked to approve, on an advisory, non-binding vote, Advisory Governing Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Terran Orbital after the Business Combination.
Advisory Governing Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the New Terran Orbital Board, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.
This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation of New Terran Orbital, a copy of which is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.
Reasons for the Amendments
Our board of directors believes that these additional shares will provide New Terran Orbital with needed flexibility to issue shares in the future in a timely manner and under circumstances the New Terran Orbital Board considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Authorized but unissued preferred stock may enable the New Terran Orbital Board to render it more difficult or to discourage an attempt to obtain control of New Terran Orbital and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Terran Orbital stock. If, in the due exercise of its fiduciary obligations, for example, the New Terran Orbital Board was to determine that a takeover proposal was not in the best interests of New Terran Orbital, such preferred stock could be issued by New Terran Orbital without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the New Terran Orbital Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New Terran Orbital Board to issue the authorized preferred stock on its own volition will enable New Terran Orbital to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Terran Orbital currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the New Terran Orbital Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.
Vote Required for Approval
The approval of Advisory Governing Documents Proposal B, on an advisory basis in a non-binding vote, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the votes cast by the holders of the issued Tailwind Two Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the Extraordinary General Meeting and therefore will have no effect on the approval of Advisory Governing Documents Proposal B.
As discussed above, a vote to approve Advisory Governing Documents Proposal B is an advisory vote, and therefore, is not binding on Tailwind Two or New Terran Orbital or their respective boards of directors (separate and apart from the approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote, Tailwind Two intends that the Proposed Certificate of Incorporation in the form set forth on Annex C and the Proposed Bylaws in the form set forth on Annex D will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Condition Precedent Proposals.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, that an amendment to authorize the board of directors of New Terran Orbital to issue any or all shares of New Terran Orbital preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the board of directors of New Terran Orbital and as may be permitted by the Delaware General Corporation Law be approved on a non-binding advisory basis.”
Recommendation of the Tailwind Two Board
THE TAILWIND TWO BOARD UNANIMOUSLY RECOMMENDS THAT TAILWIND TWO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNING DOCUMENTS PROPOSAL B ON AN ADVISORY BASIS IN A NON-BINDING VOTE.
The existence of financial and personal interests of one or more of Tailwind Two’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Tailwind Two and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Tailwind Two’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Tailwind Two’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 6 — ADVISORY GOVERNING DOCUMENTS PROPOSAL C — ADVISORY VOTE ON THE APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED CERTIFICATE OF INCORPORATION
Overview
Advisory Governing Documents Proposal C — an advisory vote on an amendment to remove the ability of New Terran Orbital stockholders to take action by written consent in lieu of a meeting.
Our shareholders are also being asked to approve, on an advisory, non-binding vote, Advisory Governing Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Terran Orbital after the Business Combination.
The Proposed Certificate of Incorporation stipulates that any action required or permitted to be taken by the stockholders of New Terran Orbital must be effected at a duly called annual or special meeting of stockholders of New Terran Orbital, and may not be effected by any consent in writing by such stockholder.
This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation of New Terran Orbital, a copy of which is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.
Reasons for the Amendments
Under the Proposed Certificate of Incorporation, New Terran Orbital’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Terran Orbital’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Terran Orbital. Further, our board of directors believes that eliminating stockholders’ ability to act by written consent will reduce the time and effort the New Terran Orbital Board and management would need to devote to stockholder proposals, which time and effort could distract New Terran Orbital’s directors and management from other important company business.
In addition, the elimination of New Terran Orbital’s stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the New Terran Orbital Board only at a duly called meeting of stockholders. However, this proposal is not in response to any effort of which Tailwind Two is aware to obtain control of New Terran Orbital, and Tailwind Two and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations (other than those set forth in the Proposed Governing Documents). Further, the board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Terran Orbital. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the New Terran Orbital Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.
Vote Required for Approval
The approval of Advisory Governing Documents Proposal C, on an advisory basis in a non-binding vote, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the votes cast by the holders of the issued Tailwind Two Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the Extraordinary General Meeting and therefore will have no effect on the approval of Advisory Governing Documents Proposal C.
As discussed above, a vote to approve Advisory Governing Documents Proposal C is an advisory vote, and therefore, is not binding on Tailwind Two or New Terran Orbital or their respective boards of directors

(separate and apart from the approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote, Tailwind Two intends that the Proposed Certificate of Incorporation in the form set forth on Annex C and the Proposed Bylaws in the form set forth on Annex D will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Condition Precedent Proposals.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, that an amendment to remove the ability of New Terran Orbital stockholders to take action by written consent in lieu of a meeting be approved on a non-binding advisory basis.”
Recommendation of the Tailwind Two Board
THE TAILWIND TWO BOARD UNANIMOUSLY RECOMMENDS THAT TAILWIND TWO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNING DOCUMENTS PROPOSAL C ON AN ADVISORY BASIS IN A NON-BINDING VOTE.
The existence of financial and personal interests of one or more of Tailwind Two’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Tailwind Two and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Tailwind Two’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Tailwind Two’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 7 — ADVISORY GOVERNING DOCUMENTS PROPOSAL D — ADVISORY VOTE ON THE APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED CERTIFICATE OF INCORPORATION
Overview
Advisory Governing Documents Proposal D — advisory vote on certain other changes in connection with (i) changing the post-Business Combination corporate name from “Tailwind Two Acquisition Corp.” to “Terran Orbital Corporation” (which is expected to occur after the consummation of the Domestication in connection with the Business Combination), (ii) making New Terran Orbital’s corporate existence perpetual, (iii) subjecting New Terran Orbital to Section 203 of the DGCL relating to business combinations with interested stockholders, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Tailwind Two Board believes is necessary to adequately address the needs of New Terran Orbital after the Business Combination.
Our shareholders are also being asked to approve, on an advisory, non-binding vote, Advisory Governing Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Terran Orbital after the Business Combination.
The Proposed Certificate of Incorporation will be further amended in connection with the Business Combination to provide that the name of the corporation will be “Terran Orbital Corporation” In addition, the Proposed Certificate of Incorporation will make New Terran Orbital’s corporate existence perpetual.
New Terran Orbital will not be subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a public company incorporated in Delaware from engaging in a “business combination” with any “interested stockholder” for three years following the time that the person became an interested stockholder, unless, among other exceptions, the interested stockholder attained such status with the approval of the New Terran Orbital Board or the holders of 66 2/3% of the voting power of the outstanding capital stock held by stockholders unaffiliated with the interested stockholder approve the business combination. A business combination includes, among other things, a merger or consolidation involving the interested stockholder and the sale of more than 10% of the company’s assets. In general, an interested stockholder is any stockholder that, together with its affiliates, beneficially owns 15% or more of the company’s stock. A public company incorporated in Delaware is automatically subject to Section 203 unless it opts out in its original corporate charter or pursuant to a subsequent charter or bylaw amendment approved by stockholders. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by, among other things, including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. In accordance with Section 203, New Terran Orbital has elected to opt out of Section 203 in the Proposed Certificate of Incorporation, and so will not be subject to Section 203.
The Proposed Certificate of Incorporation will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because following the consummation of the Business Combination, New Terran Orbital will not be a blank check company.
Approval of each of the Advisory Governing Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the consummation of the Domestication, in the wholesale replacement of Tailwind Two’s Existing Governing Documents with New Terran Orbital’s Proposed Certificate of Incorporation.
While certain material changes between the Existing Governing Documents and the Proposed Certificate of Incorporation have been unbundled into distinct Advisory Governing Documents Proposals or otherwise identified in this Advisory Governing Documents Proposal D, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between Cayman Islands law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Advisory Governing Documents Proposal D. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Governing Documents of New Terran Orbital, attached hereto as Annex C and Annex D, as well as the information set under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
Reasons for the Amendments
Corporate Name
Our board of directors believes that changing the post-business combination corporate name from “Tailwind Two Acquisition Corp.” to “Terran Orbital Corporation” is desirable to reflect the Business Combination with Terran Orbital and to clearly identify New Terran Orbital as the publicly traded entity.
Perpetual Existence
Our board of directors believes that making New Terran Orbital’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for New Terran Orbital following the Business Combination.
Business Combinations with Interested Stockholders
New Terran Orbital will not be governed by Section 203 of the DGCL. Our board of directors believes that while the provisions of Section 203 of the DGCL may provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of New Terran Orbital without paying a fair premium to all stockholders.
Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of Incorporation does not include the requirement to dissolve New Terran Orbital and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and our board of directors believes it is the most appropriate period for New Terran Orbital following the Business Combination. In addition, certain other provisions in our Existing Governing Documents require that proceeds from Tailwind Two’s Initial Public Offering be held in the Trust Account until a business combination or liquidation of Tailwind Two has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.
Vote Required for Approval
The approval of Advisory Governing Documents Proposal D, on an advisory basis in a non-binding vote, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the votes cast by the holders of the issued Tailwind Two Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the Extraordinary General Meeting and therefore will have no effect on the approval of Advisory Governing Documents Proposal D.
As discussed above, a vote to approve Advisory Governing Documents Proposal D is an advisory vote, and therefore, is not binding on Tailwind Two or New Terran Orbital or their respective boards of directors (separate and apart from the approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote, Tailwind Two intends that the Proposed Certificate of Incorporation in the form set forth on Annex C and the Proposed Bylaws in the form set forth on Annex D will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Charter Proposal and the other Condition Precedent Proposals.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, that certain other changes in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation as part of the Domestication (a copy of which is attached to the accompanying proxy statement/prospectus as Annex C), including (i) changing the post-Business Combination corporate name from “Tailwind Two Acquisition Corp.” to “Terran Orbital Corporation” (which is expected to occur after the consummation of the Merger), (ii) making New Terran Orbital’s corporate existence perpetual, (iii) subjecting New Terran Orbital to Section 203 of the Delaware General Corporation Law relating to business combinations with interested stockholders, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved on a non-binding advisory basis.”
Recommendation of the Tailwind Two Board
THE TAILWIND TWO BOARD UNANIMOUSLY RECOMMENDS THAT TAILWIND TWO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNING DOCUMENTS PROPOSAL D ON AN ADVISORY BASIS IN A NON-BINDING VOTE.
The existence of financial and personal interests of one or more of Tailwind Two’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Tailwind Two and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Tailwind Two’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Tailwind Two’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 8 — ADVISORY GOVERNING DOCUMENTS PROPOSAL E — ADVISORY VOTE ON THE APPROVAL OF THE ADOPTION OF A SUPERMAJORITY VOTE REQUIREMENT TO AMEND THE PROPOSED GOVERNING DOCUMENTS
Overview
Advisory Governing Documents Proposal E — an advisory vote on the amendment to approve the adoption of a supermajority vote requirement being the affirmative vote of the holders of (i) at least two thirds (2/3) of the total voting power of all the then-outstanding shares of New Terran Orbital’s stock entitled to vote thereon, and voting as a single class, to amend or repeal the Proposed Bylaws (or a majority of the total voting power of the then-outstanding shares of capital stock of New Terran Orbital entitled to vote on such amendment or repeal, voting together as a single class if the New Terran orbital Board recommends the approval of such amendment or repeal); (ii) at least two thirds (2/3) of the total voting power of all the then-outstanding shares of New Terran Orbital’s stock entitled to vote thereon, and voting as a single class, and at least two thirds (2/3) of the then-outstanding shares of each class entitled to vote thereon as a class, voting separately as a class in order to amend or repeal Articles V(1) (the provisions regarding stockholder actions without a meeting), V(2) (the provisions regarding calling special meetings of stockholders), VI(3) (the provisions regarding the size of the New Terran Orbital Board, the classification of the New Terran Orbital Board, and the election of directors), VII (the provisions regarding the limited liability of directors of New Terran Orbital) and VIII (the provisions regarding competition and corporate opportunities) of the Proposed Certificate of Incorporation; and (iii) at least two thirds (2/3) of the total voting power of all the then-outstanding shares of New Terran Orbital’s stock entitled to vote thereon, voting as a single class in order to remove a director.
Our shareholders are also being asked to approve, on an advisory, non-binding vote, Advisory Governing Documents Proposal E, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Terran Orbital after the Business Combination.
This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation of New Terran Orbital, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.
Reasons for the Amendments
The principal purpose of this proposal is to to protect the Proposed Bylaws and certain key provisions of the Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Vote Required for Approval
The approval of Advisory Governing Documents Proposal E, on an advisory basis in a non-binding vote, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the votes cast by the holders of the issued Tailwind Two Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the Extraordinary General Meeting and therefore will have no effect on the approval of Advisory Governing Documents Proposal E.
As discussed above, a vote to approve Advisory Governing Documents Proposal E is an advisory vote, and therefore, is not binding on Tailwind Two or New Terran Orbital or their respective boards of directors (separate and apart from the approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote, Tailwind Two intends that the Proposed Certificate of Incorporation in the form set forth on Annex C and the Proposed Bylaws in the form set forth on Annex D will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Condition Precedent Proposals.

Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, that an amendment to require the affirmative vote of of the holders of (i) at least two thirds (2/3) of the total voting power of all the then-outstanding shares of New Terran Orbital’s stock entitled to vote thereon, and voting as a single class, to amend or repeal the proposed bylaws (or a majority of the total voting power of the then-outstanding shares of capital stock of New Terran Orbital entitled to vote on such amendment or repeal, voting together as a single class if the New Terran Orbital Board recommends the approval of such amendment or repeal); (ii) at least two thirds (2/3) of the total voting power of all the then-outstanding shares of New Terran Orbital’s stock entitled to vote thereon, and voting as a single class, and at least two thirds (2/3) of the then-outstanding shares of each class entitled to vote thereon as a class, voting separately as a class in order to amend or repeal Articles V(1), V(2), VI(3), VII and VIII of the Proposed Certificate of Incorporation; and (iii) at least two thirds (2/3) of the total voting power of all the then-outstanding shares of New Terran Orbital’s stock entitled to vote thereon, voting as a single class in order to remove a director, be approved on a non-binding advisory basis.”
Recommendation of the Tailwind Two Board
THE TAILWIND TWO BOARD UNANIMOUSLY RECOMMENDS THAT TAILWIND TWO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNING DOCUMENTS PROPOSAL E ON AN ADVISORY BASIS IN A NON-BINDING VOTE.
The existence of financial and personal interests of one or more of Tailwind Two’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Tailwind Two and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Tailwind Two’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No.1 — The Business Combination proposal — Interests of Tailwind Two’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 9 — THE EXCHANGE PROPOSAL
Overview
The Tailwind Two Class A Ordinary Shares are currently listed on the NYSE under the symbol “TWNT.” Tailwind Two will apply for listing, to be effective at the time of the Business Combination, of New Terran Orbital Common Stock on NYSE or the Nasdaq Stock Market LLC (“Nasdaq”) under the proposed symbol “LLAP”. It is a condition of the consummation of the Business Combination that Tailwind Two receive confirmation from NYSE or Nasdaq that New Terran Orbital has been listed or approved for listing on NYSE or Nasdaq, subject only to official notice of issuance thereof
The Exchange Proposal — to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03 or the Nasdaq Listing Rules (each, a “Nasdaq Listing Rule”) 5635(a), (b), (c) and (d), as applicable, the issuance of shares of New Terran Orbital Common Stock in connection with the Business Combination, the Debt Financing and the PIPE Financing, to the extent such issuance would require a shareholder vote under the New York Stock Exchange Listing Rule 312.03 or Nasdaq Listing Rule 5635(a), (b), (c) or (d), as applicable.
Reasons for the Approval for Purposes of NYSE Listing Rule 312.03
Under NYSE Listing Rule 312.03, a company is required to obtain shareholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. In connection with the Business Combination, the Debt Financings and PIPE Financing, Tailwind Two currently expects to issue up to an estimated 221,134,426 shares of New Terran Orbital Common Stock (assuming that no Tailwind Two Class A Ordinary Shares are redeemed and including shares of New Terran Orbital Common Stock to be issued upon the exchange or conversion of securities to be outstanding upon consummation of the Business Combination). Additionally, pursuant to NYSE Listing Rule 312.03, when a NYSE-listed company proposes to issue securities in connection with the Business Combination of the stock or assets of another company, shareholder approval is required if a substantial shareholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock could result in an increase in outstanding shares of common stock or voting power of 5% or more. NYSE Listing Rule 312.03(e) defines a substantial shareholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NYSE-listed company. Because the Sponsor currently owns greater than 5% of the Tailwind Two Ordinary Shares, the Sponsor is considered a substantial shareholder of Tailwind Two under NYSE Listing Rule 312.03(e).
Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635
Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Under Nasdaq Listing Rule 5635(c), shareholder approval is required prior to the issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants, subject to certain exceptions. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Business Combination Agreement, Tailwind Two currently expects to issue an estimated 221,189,121 shares of New Terran Orbital Common Stock (assuming that no Tailwind Two Class A Ordinary Shares are redeemed and including shares of New Terran Orbital Common Stock to be issued upon the exchange or conversion of securities to be outstanding upon consummation of the Business Combination) in connection with the Business Combination and the PIPE Financing. For further details, see “Proposal No.1 — The Business Combination Proposal — Consideration to Terran Orbital Equityholders in the Business Combination” and “Proposal No.10 — The Incentive Equity Plan Proposal.”
Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial shareholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because the Sponsor currently owns greater than 5% of the Tailwind Two Ordinary Shares, the Sponsor is considered a substantial shareholder of Tailwind Two under Nasdaq Listing Rule 5635(e)(3).
In the event that this proposal is not approved by Tailwind Two shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Tailwind Two shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Terran Orbital Common Stock pursuant to the Business Combination Agreement, New Terran Orbital will not issue such shares of New Terran Orbital Common Stock.
Vote Required for Approval
The approval of the Exchange Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Tailwind Two Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the Extraordinary General Meeting and therefore will have no effect on the approval of the Exchange Proposal.
The Exchange Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of New York Stock Exchange Listing Rule 312.03 or Nasdaq Stock Exchange Listing Rule 5635, as applicable, the issuance of shares of New Terran Orbital Common Stock in connection with the Business Combination, the Debt Financings and the PIPE Financing (each term as defined in the accompanying proxy statement/prospectus) be approved.”
Recommendation of the Tailwind Two Board
THE TAILWIND TWO BOARD UNANIMOUSLY RECOMMENDS THAT TAILWIND TWO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EXCHANGE PROPOSAL.

The existence of financial and personal interests of one or more of Tailwind Two’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Tailwind Two and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Tailwind Two’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “ Proposal No.1 — The Business Combination proposal — Interests of Tailwind Two’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 10 — THE INCENTIVE EQUITY PLAN PROPOSAL
Overview
We are seeking shareholder approval of the Terran Orbital Corporation 2021 Omnibus Incentive Plan, or the “2021 Incentive Plan.” The 2021 Incentive Plan is being adopted in connection with the Business Combination Agreement and will become effective upon the Closing. In connection with the Business Combination and effective upon the Closing. The following description of the 2021 Incentive Plan is based on the form we anticipate will be adopted, but as the 2021 Incentive Plan has not yet been adopted, the provisions remain subject to change. As a result, the following description is qualified in its entirety by reference to the final 2021 Incentive Plan once adopted.
The following is a summary of the material features of the 2021 Incentive Plan. This summary is qualified in its entirety by the full text of the 2021 Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E.
Summary of the 2021 Incentive Plan
General
The purpose of the 2021 Incentive Plan is to assist New Terran Orbital in attracting, retaining, motivating and rewarding certain employees, officers, directors, and consultants of New Terran Orbital and its affiliates and promoting the creation of long-term value for stockholder of New Terran Orbital by closely aligning the interests of participants with those of stockholders.
Administration
The 2021 Incentive Plan will be administered the Board of Directors of New Terran Orbital, the compensation committee of the Board of Directors of New Terran Orbital, or such other committee appointed by the Board of Directors of New Terran Orbital to administer the 2021 Incentive Plan (the “Committee”). The Committee will have the authority to construe and interpret the 2021 Incentive Plan, grant awards and make all other determinations necessary or advisable for the administration of the 2021 Incentive Plan.
Nonemployee Director Award Limits
The aggregate maximum value of all awards granted under the 2021 Incentive Plan (determined as of the date of grant) to any non-employee director of New Terran Orbital during any one calendar year, taken together with any cash fees paid to such non employee director for service as a non-employee director during such calendar year, will not exceed $750,000. The independent members of the Board of Directors of New Terran Orbital or the Committee may determine to make an exception to this limit, provided, that the director for whom the exception is sought does not participate in such determination.
Eligibility.
Employees, officers, directors, and consultants of New Terran Orbital and its affiliates, will be eligible to receive awards under the 2021 Incentive Plan. The Committee will determine who will receive awards, and the terms and conditions associated with such award.
Share Reserve and Counting.
In connection with and subject to the 2021 Incentive Plan’s adoption by the Board and approval by the Tailwind Two Shareholders, New Terran Orbital will reserve a number of shares equal to 10% of the aggregate number of shares of New Terran Orbital Common Stock outstanding immediately following the Business Combination (which is 16,544,164 shares reserved based on 10% of 165,441,640 common shares outstanding in the no redemption scenario) for issuance under the 2021 Incentive Plan, subject to an annual increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031 equal to the lesser of (x) 3% of the aggregate number of shares of New Terran Orbital Common

Stock outstanding on the final day of the immediately preceding calendar year and (y) such smaller number of shares as determined by the New Terran Orbital Board of Directors. In addition, approximately 5,439,055 of shares of New Terran Orbital Common Stock (based on an estimated exchange ratio of 27.578 as of February 9, 2022) shall also be reserved under the 2021 Incentive Plan for issuance pursuant to “employee retention shares awards” (as defined in the 2021 Incentive Plan) pursuant to the terms of the Business Combination Agreement. In addition, the following shares will again be available for grant or issuance under the 2021 Incentive Plan:
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shares subject to awards granted under the 2021 Incentive Plan that are required to be paid in cash pursuant to their terms;

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shares subject to awards granted under the 2021 Incentive Plan that terminate, expire, or are cash-settled, canceled, forfeited, exchanged, or surrendered without having been exercised, vested or settled;

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shares tendered by participants or withheld by the New Terran Orbital as full or partial payment to the New Terran Orbital upon exercise of options;

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shares reserved for issuance upon the grant of stock appreciation rights, to the extent the number of reserved shares exceeds the number of shares actually issued upon the exercise of the stock appreciation rights; and

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shares of Common Stock of New Terran Orbital withheld by or otherwise remitted to New Terran Orbital to satisfy withholding obligations upon the exercise, lapse of restrictions or settlement of awards.

Shares that are granted within five years following the consummation of the Business Combination in connection with the reallocation of any forfeited “employee retention awards” (as defined in the 2021 Incentive Plan”), shall not reduce the number of shares available for grant under the 2021 Incentive Plan.
Awards
The 2021 Incentive Plan authorizes the award of stock options, restricted stock, restricted stock units (“RSUs”), stock appreciation rights (“SARs”), and other stock-based awards. For stock options that are intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code, the maximum number of shares subject to ISO awards shall be set forth in the 2021 Incentive Plan. Certain awards under the 2021 Incentive Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code (“Section 409A”), which may impose additional requirements on the terms and conditions of such awards. All awards under the 2021 Incentive Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.
Stock Options.    Stock options provide for the purchase of shares of New Terran Orbital Common Stock at an exercise price set on the grant date. The 2021 Incentive Plan provides for the grant of ISOs only to employees of New Terran Orbital and its affiliates. Nonqualified options (“NSOs”) may be granted to employees, officers, directors and consultants of New Terran Orbital and its affiliates. The exercise price of each option to purchase New Terran Orbital Common Stock must be at least equal to the fair market value of New Terran Orbital’s Common Stock on the date of grant. The exercise price of ISOs granted to 10% or more shareholders must be at least equal to 110% of that value. Options granted under the 2021 Incentive Plan may be exercisable at such times and subject to such terms and conditions as the Committee determines. The maximum term of options granted under the 2021 Incentive Plan is 10 years (five years in the case of ISOs granted to 10% or more shareholders). No dividend or dividend equivalent rights shall be paid out on options.
Restricted Stock.    The Committee may grant awards consisting of shares of New Terran Orbital Common Stock, for which restrictions will lapse upon the terms that the Committee determines at the time of grant. The Committee will determine the requirements for the lapse of the restrictions for the restricted stock awards, which may be based on the service of the participant for a specified time period or the attainment of one or more performance goals. Participants holding restricted stock awards will have the rights of a stockholder and to receive all dividends and other distributions with respect thereto, unless the Committee determines otherwise to the extent permitted under applicable law. If a participant has the right to receive dividends paid with respect to a restricted stock award, such dividends shall not be paid to the participant until the underlying award vests. Unless otherwise provided in an award agreement or otherwise, vesting will cease on the date the participant no longer provides services to New Terran Orbital and unvested shares will be repurchased by New Terran Orbital as soon as practicable following such termination. Any shares granted under a restricted stock award are nontransferable, except in limited circumstances.
Restricted Stock Units.    An RSU is a notional unit representing the right to receive one share of New Terran Orbital Common Stock (or the cash value of one share of common stock) on a specified settlement date. The Committee may grant awards consisting of RSUs subject to restrictions on sale and transfer. The Committee may condition the grant or vesting of RSUs on the achievement of performance conditions and/or the satisfaction of a time-based vesting schedule. Unless otherwise determined by the Committee at the time of award, vesting will cease on the date the participant no longer provides services to New Terran Orbital and unvested RSUs will be forfeited. Further, unless otherwise set forth in a Participant’s award agreement, a Participant shall be not entitled to dividends or dividend equivalents with respect to RSUs prior to settlement.
Stock Appreciation Rights.    SARs provide for a payment, or payments, in cash, New Terran Orbital Common Stock or property, as specified in the applicable award, to the holder based upon the difference between the fair market value of New Terran Orbital Common Stock on the date of exercise and the stated exercise price of the stock appreciation right. The exercise price must be at least equal to the fair market value of New Terran Orbital’s Common Stock on the date the stock appreciation right is granted. Stock appreciation rights may vest based on time or achievement of performance conditions, as determined by the Committee in its discretion. No dividends or dividend equivalents shall be paid on SARs.
Other Stock-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant participants other awards under the 2021 Incentive Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to New Terran Orbital Common Stock. The Committee may also grant New Terran Orbital Common Stock as a bonus and grant awards in lieu of obligations of New Terran Orbital or its affiliates to pay cash or deliver property under the 2021 Incentive Plan or other plans or compensatory arrangements.
Adjustment
In the event of changes in the outstanding New Terran Orbital Common Stock or in the capital structure of New Terran Orbital by reason of stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization, in connection with any extraordinary dividend declared and paid in respect of shares of New Terran Orbital Common Stock, in the event of any change in applicable laws or circumstances or as otherwise set forth in the 2021 Incentive Plan, in each case, that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the 2021 Incentive Plan, awards shall be equitably and proportionally adjusted or substituted, as determined by the Committee, in its sole discretion, as to the number, price, or kind of a share of New Terran Orbital Common Stock, other securities or other consideration subject to such awards.
Generally, except as otherwise provided by the Committee in an award agreement or otherwise, in connection with certain corporate events, including but not limited to a “change in control” (as defined in the 2021 Incentive Plan), the Committee may provide for any one or more of the following (i) the assumption or substitution of any or all awards in connection therewith, with awards that vest based on performance criteria being deemed earned at the target level (or if no target is specified, the maximum level) and converted into solely service-based vesting awards, (ii) the acceleration of vesting of any or all awards not assumed or substituted in connection with the corporate event (with vesting of performance-based awards deemed earned at the target level (or if no target is specified, the maximum level), unless otherwise specified in the applicable award agreement), (iii) the cancellation of any or all awards not assumed or substituted in connection with such corporate event (whether vested or unvested) together with the payment to participants holding vested awards so canceled of an amount in respect of cancellation based on the per-share consideration being paid for the New Terran Orbital Common Stock in connection with such corporate event, (iv) the cancellation or any or all options, SARs, and other awards subject to exercise not assumed or substituted in connection with any such corporate event (whether vested or unvested) after providing the holder thereof with a period of at least 10 days to exercise such awards, and (v) the replacement of any and all awards (subject to certain limitations) with a cash incentive program that preserves the value of the awards so replaced.
Plan Amendment and Termination.
The Board or Committee may amend the 2021 Incentive Plan and awards at any time and from time to time. The Board or the Committee may suspend or terminate the 2021 Incentive Plan at any time. Unless sooner terminated, the 2021 Incentive Plan shall terminate on the day before the tenth anniversary of the date the stockholders approve the 2021 Incentive Plan. No awards may be granted under the 2021 Incentive Plan while it is suspended.
Certain United States Federal Income Tax Aspects
The material U.S. federal income tax consequences of the 2021 Incentive Plan under current United States federal income tax law are summarized in the following discussion, which deals with the general United States federal income tax principles applicable to the 2021 Incentive Plan. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.
Stock options and SARs.    A 2021 Incentive Plan participant generally will not recognize taxable income and New Terran Orbital generally will not be entitled to a tax deduction upon the grant of a stock option or SAR. The tax consequences of exercising a stock option and the subsequent disposition of the shares received upon exercise will depend upon whether the option qualifies as an ISO or an NSO. Upon exercising an NSO when the fair market value of New Terran Orbital Common Stock is higher than the exercise price of the option, a 2021 Incentive Plan participant generally will recognize taxable income at ordinary income tax rates equal to the excess of the fair market value of the stock on the date of exercise over the purchase price, and New Terran Orbital (or its subsidiaries, if any) generally will be entitled to a corresponding tax deduction for compensation expense, in the amount equal to the amount by which the fair market value of the shares purchased exceeds the purchase price for the shares. Upon a subsequent sale or other disposition of the option shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.
Upon exercising an ISO, a 2021 Incentive Plan participant generally will not recognize taxable income, and New Terran Orbital will not be entitled to a tax deduction for compensation expense. However, upon exercise, the amount by which the fair market value of the shares purchased exceeds the purchase price will be an item of adjustment for alternative minimum tax purposes. The participant will recognize taxable income upon a sale or other taxable disposition of the option shares. For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition generally occurs if the sale or other disposition is made more than two years after the date the option was granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition generally will result.
Upon a qualifying disposition of ISO shares, the participant will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the shares over their purchase price. If there is a disqualifying disposition of the shares, then the excess of the fair market value of the shares on the exercise date (or, if less, the price at which the shares are sold) over their purchase price will be taxable as ordinary income to the participant. If there is a disqualifying disposition in the same year of exercise, it eliminates the item of adjustment for alternative minimum tax purposes. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the participant.
New Terran Orbital will not be entitled to any tax deduction if the participant makes a qualifying disposition of ISO shares. If the participant makes a disqualifying disposition of the shares, New Terran

Orbital should be entitled to a tax deduction for compensation expense in the amount of the ordinary income recognized by the participant.
Upon exercising or settling a SAR, a 2021 Incentive Plan participant will recognize taxable income at ordinary income tax rates, and New Terran Orbital should be entitled to a corresponding tax deduction for compensation expense, in the amount paid or value of the shares issued upon exercise or settlement. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.
Restricted Stock and RSUs.   A 2021 Incentive Plan participant generally will not recognize taxable income and New Terran Orbital generally will not be entitled to a tax deduction upon the grant of restricted stock or RSUs. Upon the termination of restrictions on restricted stock or the settlement of RSUs, the participant will recognize taxable income at ordinary income tax rates, and New Terran Orbital should be entitled to a corresponding tax deduction for compensation expense, in the amount by which the then fair market value of (i) the shares, cash or property received by the participant, in the case of RSUs, or (ii) the shares with respect to which the restrictions have lapsed, in the case of restricted stock, exceeds the amount, if any, paid for such shares, cash or property. Upon the subsequent disposition of any shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.
However, a 2021 Incentive Plan participant granted restricted stock that is subject to forfeiture or repurchase through a vesting schedule such that it is subject to a risk of forfeiture (as defined in Section 83 of the Code) may make an election under Section 83(b) of the Code to recognize taxable income at ordinary income tax rates, at the time of the grant, in an amount equal to the fair market value of the shares of New Terran Orbital Common Stock on the date of grant, less the amount paid, if any, for the shares. New Terran Orbital will be entitled to a corresponding tax deduction for compensation, in the amount recognized as taxable income by the participant. If a timely Section 83(b) election is made, the participant will not recognize any additional ordinary income on the termination of restrictions on restricted stock, and New Terran Orbital will not be entitled to any additional tax deduction.
Section 162(m) of the Code.   Section 162(m) of the Code currently limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers (and, in future years, potentially certain other employees) of the employer to the extent the compensation paid to such an officer for the year exceeds $1.0 million. Payment of awards under the 2021 Incentive Plan could result in an officer (and, in future years, potentially other employees) receiving compensation in excess of $1.0 million in a year and thus a loss of deductibility for the Company.
Section 280G of the Code.   Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the 2021 Incentive Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.
Section 409A.   Section 409A imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” could include equity-based incentive programs, including certain stock options, SARs and RSU programs. Generally speaking, Section 409A does not apply to incentive stock options, non-discounted non-qualified stock options and stock appreciation rights if no deferral is provided beyond exercise, or restricted stock.
The awards made pursuant to the 2021 Incentive Plan are expected to be designed in a manner intended to be exempt from, or comply with, the requirements of Section 409A of the Code. However, if the 2021 Incentive Plan any award thereunder fails to be maintained and administered in compliance with Section 409A, a participant could be subject to the additional taxes and interest.

State, local and foreign tax consequences may in some cases differ from the United States federal income tax consequences described above. The foregoing summary of the United States federal income tax consequences in respect of the 2021 Incentive Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.
New Equity Incentive Plan Benefits
No awards have been previously granted under the 2021 Incentive Plan and no awards have been granted that are contingent on stockholder approval of the 2021 Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the 2021 Incentive Plan are subject to the discretion of the Committee. Consequently, no new plan benefits table is included in this proxy statement/prospectus.
Registration With the SEC
Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the New Terran Orbital Common Stock issuable under the 2021 Incentive Plan.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the New Terran Orbital 2021 Omnibus Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E, be adopted and approved.”
Vote Required for Approval
The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Tailwind Two Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the Extraordinary General Meeting and therefore will have no effect on the approval of the Incentive Equity Plan Proposal.
The Incentive Equity Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Recommendation of the Tailwind Two Board
THE TAILWIND TWO BOARD UNANIMOUSLY RECOMMENDS THAT TAILWIND TWO STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE EQUITY PLAN PROPOSAL.
The existence of financial and personal interests of one or more of Tailwind Two’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Tailwind Two and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Tailwind Two’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No.1 — The Business Combination proposal —  Interests of Tailwind Two’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 11 — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the Tailwind Two Board to submit a proposal to approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to Tailwind Two Shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Tailwind Two Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting or (ii) in order to solicit additional proxies from Tailwind Two Shareholders in favor of one or more of the proposals at the Extraordinary General Meeting.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the Extraordinary General Meeting and is not approved by the Tailwind Two Shareholders, the Tailwind Two Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary General Meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Tailwind two Ordinary Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the Extraordinary General Meeting and therefore will have no effect on the approval of the Adjournment Proposal.
The Adjournment Proposal is not conditioned on any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Tailwind Two shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Tailwind Two ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting or (B) in order to solicit additional proxies from Tailwind Two shareholders in favor of one or more of the proposals at the Extraordinary General Meeting be approved.”
Recommendation of the Tailwind Two Board
THE TAILWIND TWO BOARD UNANIMOUSLY RECOMMENDS THAT TAILWIND TWO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of Tailwind Two’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Tailwind Two and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Tailwind Two’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No.1 — The Business Combination proposal —  Interests of Tailwind Two’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of material U.S. federal income tax considerations generally applicable to holders of our public shares or Public Warrants (other than our Sponsor or any of its affiliates) as a consequence of the (i) Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of shares of New Terran Orbital Common Stock and Warrants after the Domestication. This section applies only to holders that hold their public shares or Public Warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status including:
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financial institutions or financial services entities;

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broker-dealers;

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S corporations;

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taxpayers that are subject to the mark-to-market accounting rules;

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tax-exempt entities;

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governments or agencies or instrumentalities thereof;

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insurance companies;

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regulated investment companies or real estate investment trusts;

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expatriates or former long-term residents of the United States;

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persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares (except as specifically addressed below);

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persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

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persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

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persons whose functional currency is not the U.S. dollar;

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controlled foreign corporations;

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persons who purchase stock in New Terran Orbital as part of the PIPE Financing;

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accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or

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passive foreign investment companies.

This discussion is based on current U.S. federal income tax law, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Terran Orbital prior to the Business Combination, including holders of our public shares or Public Warrants that also hold, directly or indirectly, equity interests in Terran Orbital. With respect to the consequences of holding shares of New Terran Orbital Common Stock and Warrants, this discussion is limited to holders who acquire such shares of New Terran Orbital Common Stock in connection with the Domestication or as a result of the exercise of a Warrant, and holders who acquire such Warrants in connection with the Domestication. We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consideration described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion does not consider the U.S. federal income tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our public shares or Public Warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our public shares or Public Warrants, we urge you to consult your tax advisor.
THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS AND OWNERSHIP AND DISPOSITION OF SHARES OF NEW TERRAN ORBITAL COMMON STOCK AND THE WARRANTS.
For purposes of this discussion, because any unit consisting of one Tailwind Two Class A Ordinary Share and one-third of one warrant to acquire one Tailwind Two Class A Ordinary Share is separable at the option of the holder, Tailwind Two is treating any Tailwind Two Class A Ordinary Share and one-third of one warrant to acquire one Tailwind Two Class A Ordinary Share held by a holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the cancellation or separation of the units in connection with the consummation of the Domestication or the exercise of redemption rights generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.
U.S. Holders
As used herein, a “U.S. Holder” is a beneficial owner of our public shares or Public Warrants or New Terran Orbital Common Stock or Warrants, as applicable, and is, for U.S. federal income tax purposes:
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an individual citizen or resident of the United States;

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a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

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an estate whose income is subject to U.S. federal income tax regardless of its source; or

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a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication on U.S. Holders
The discussion under this heading “— Effects of the Domestication on U.S. Holders” constitutes the opinion of Kirkland & Ellis LLP, United States tax counsel to Tailwind Two, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of Tailwind Two Class A Ordinary Shares and Public Warrants as a result of the Domestication, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of Tailwind Two.
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, changing our name to “Terran Orbital Corporation.”

The Domestication generally should qualify as an F Reorganization. However, due to the absence of direct guidance on the statutory conversion of a corporation holding only investment-type assets such as Tailwind Two, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.
In the case of a transaction, such as the Domestication, that should qualify as an F Reorganization, U.S. Holders of public shares or Public Warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under “— Effects of Section 367(b) to U.S. Holders” and “— PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if Tailwind Two (i) transferred all of its assets and liabilities to New Terran Orbital in exchange for all of the outstanding common stock and warrants of New Terran Orbital; and then (ii) distributed the common stock and warrants of New Terran Orbital to the shareholders and warrant holders of Tailwind Two in liquidation of Tailwind Two. The taxable year of Tailwind Two should be deemed to end on the date of the Domestication.
In the case of a transaction, such as the Domestication, that should qualify as an F Reorganization, subject to the PFIC rules discussed below: (i) a U.S. Holder’s tax basis in a share of New Terran Orbital Common Stock or a Warrant received in the Domestication should generally be the same as its tax basis in the public share or Public Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of New Terran Orbital Common Stock or Warrant should generally include such U.S. Holder’s holding period for the public share or Public Warrant surrendered in exchange therefor.
If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to a public share or Public Warrant in an amount equal to the difference, if any, between the fair market value of the corresponding share of New Terran Orbital Common Stock or Warrant received in the Domestication and the U.S. Holder’s adjusted tax basis in its public share or Public Warrant surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the share of New Terran Orbital Common Stock or Warrant would be equal to the fair market value of that share of New Terran Orbital Common Stock or Warrant on the date of the Domestication and such U.S. Holder’s holding period for the share of New Terran Orbital Common Stock or Warrant would begin on the day following the date of the Domestication.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.
Effects of Section 367(b) to U.S. Holders
Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication. Because of the inherently factual nature of the tests under the applicable Treasury Regulations to determine the applicability of Section 367(b) of the Code to any particular U.S. Holder, and the fact that these tests are generally applied based on the relevant facts at the time of the completion of the Domestication, Kirkland & Ellis LLP is unable to opine on the application of Section 367(b) of the Code to a U.S. Holder on the receipt of New Terran Orbital Common Stock in exchange for public shares in the Domestication.

A.
U.S. Holders That Hold 10 Percent or More of Tailwind Two

A U.S. Holder who on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the public shares it directly owns, within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of Public Warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of Tailwind Two (as determined under Treasury Regulations under Section 367 of the Code) attributable to such public shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such public shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
Tailwind Two does not expect to have significant, cumulative earnings and profits through the date of the Domestication. If Tailwind Two’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. If Tailwind Two’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Such U.S. Holders that are corporate shareholders should consult their own tax advisors as to the applicability of Section 245A of the Code in their particular circumstances.
B.
U.S. Holders That Own Less Than 10 Percent of Tailwind Two

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder as described below.
Unless a U.S. Holder makes the “all earnings and profits” election as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares of New Terran Orbital Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of New Terran Orbital Common Stock over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in exchange therefor.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its public shares under Section 367(b) of the Code.
There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)
a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)
a complete description of the Domestication;

(iii)
a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)
a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)
a statement that the U.S. Holder is making the election including (A) a copy of the information that the U.S. Holder received from Tailwind Two establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s public shares and (B) a representation that the U.S. Holder has notified Tailwind Two (or New Terran Orbital) that the U.S. Holder is making the election; and

(vi)
certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to New Terran Orbital no later than the date such tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding Tailwind Two’s earnings and profits upon written request.
Tailwind Two does not expect to have significant cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that Tailwind Two had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its public shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.
C.
U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.
Tax Consequences for U.S. Holders of Public Warrants
Subject to the considerations described above relating to a U.S. Holder’s ownership of Public Warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of Public Warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued Warrants in the Domestication.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC Considerations
In addition to the discussion under “— Effects of Section 367(b) to U.S. Holders,” the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.
A.
Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to Tailwind Two prior to the Domestication, interest income earned by Tailwind Two would be considered passive income and cash held by Tailwind Two would be considered a passive asset.
B.
PFIC Status of Tailwind Two

Because Tailwind Two is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, Tailwind Two believes that, subject to the potential application of the start-up exception described below, it likely would be considered a PFIC for its most recent taxable year that will end on December 31, 2021 and will likely be considered a PFIC in the taxable year which ends as a result of the Domestication. Under the start-up exception, a foreign corporation that would otherwise be treated as a PFIC will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. Because of the inherently factual nature of the determination of Tailwind Two’s PFIC status, and because the determination is an annual one based on income and assets of Tailwind Two in each year, Kirkland & Ellis LLP is unable to opine on Tailwind Two’s PFIC status for any taxable year.
C.
Effects of PFIC Rules on the Domestication

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of public shares and Public Warrants upon the Domestication if (i) Tailwind Two were classified as a PFIC at any time during such U.S. Holder’s holding period for such public shares or Public Warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such public shares or in which Tailwind Two was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such public shares. Generally, neither election is available with respect to the Public Warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules.
Under these rules:
•
the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s public shares or Public Warrants;

•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Tailwind Two was a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under the “— Effects of Section 367(b) to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if Tailwind Two is determined to be a PFIC, U.S. Holders of public shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of Public Warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their public shares or Public Warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its public shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Tailwind Two, whether or not such amounts are actually distributed to such shareholders in any taxable year. Due to the uncertainty regarding the application of 1291(f) of the Code, Kirkland & Ellis LLP is unable to opine on the application of the PFIC rules to a U.S. Holder on the receipt of New Terran Orbital Common Stock in exchange for public shares in the Domestication.
D.
QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of public shares would depend on whether the U.S. Holder makes a timely and effective election to treat Tailwind Two as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which Tailwind Two qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. If applicable, U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to Tailwind Two is contingent upon, among other things, the provision by Tailwind Two of a “PFIC Annual Information Statement” to such U.S. Holder. If the Domestication is completed in 2021, upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that we would timely provide such required information. A U.S. Holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A QEF Election is not available with respect to Public Warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares. As a result, if we are determined to be a PFIC, such a U.S. Holder should not recognize gain or loss as a result of the Domestication except to the extent described under “— Effects of Section 367(b) to U.S. Holders.”
The impact of the PFIC rules on a U.S. Holder of public shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the public shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares. A mark-to-market election is not available with respect to Public Warrants.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, THE APPLICABILITY OF THE START-UP EXCEPTION, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.
Effects to U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a U.S. Holder of public shares (which will be exchanged for shares of New Terran Orbital Common Stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New Terran Orbital Common Stock will depend on whether the redemption qualifies as a sale of the shares of New Terran Orbital Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s shares of New Terran Orbital Common Stock redeemed, such U.S. Holder will generally be treated in the same manner as described under “— Sale, Exchange or Other Disposition of Shares of New Terran Orbital Common Stock and Warrants” below.
The redemption of shares of New Terran Orbital Common Stock generally will qualify as a sale of the shares of New Terran Orbital Common Stock redeemed if such redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in New Terran Orbital or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.
For purposes of such tests, a U.S. Holder takes into account not only shares of New Terran Orbital Common Stock actually owned by such U.S. Holder, but also shares of New Terran Orbital Common Stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to shares of New Terran Orbital Common Stock owned directly, shares of New Terran Orbital Common Stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares of New Terran Orbital Common Stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include shares of New Terran Orbital Common Stock which could be acquired pursuant to the exercise of the Warrants.
The redemption of shares of New Terran Orbital Common Stock generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of New Terran Orbital’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of New Terran Orbital’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owned less than 50 percent of the total combined voting power of New Terran Orbital Common Stock. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the shares of New Terran Orbital Common Stock actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the shares of New Terran Orbital Common Stock actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the shares of New Terran Orbital Common Stock owned by certain family members and such U.S. Holder does not constructively own any other shares of New Terran Orbital Common Stock. The redemption of shares of New Terran Orbital Common Stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in New Terran Orbital. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the shares of New Terran Orbital Common Stock, the U.S. federal income tax consequences of which are described above under “— Distributions on Shares of New Terran Orbital Common Stock” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New Terran Orbital

Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Warrants or possibly in other shares constructively owned by it.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SHARES OF NEW TERRAN ORBITAL COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will take into account the potential tax consequences of Section 367(b) of the Code as a result of the Domestication (discussed further above).
Distributions on Shares of New Terran Orbital Common Stock
A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to shares of New Terran Orbital Common Stock, to the extent the distribution is paid out of New Terran Orbital’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New Terran Orbital Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of New Terran Orbital Common Stock and will be treated as described under “— Sale, Exchange or Other Disposition of Shares of New Terran Orbital Common Stock and Warrants” below.
Dividends that New Terran Orbital pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New Terran Orbital pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the shares of New Terran Orbital Common Stock may have suspended the running of the applicable holding period for these purposes.
Sale, Exchange or Other Disposition of Shares of New Terran Orbital Common Stock and Warrants
Upon a sale or other taxable disposition of shares of New Terran Orbital Common Stock or Warrants which, in general, would include a redemption of shares of New Terran Orbital Common Stock or Warrants that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of New Terran Orbital Common Stock or Warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to the shares of New Terran Orbital Common Stock may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of New Terran Orbital Common Stock or Warrants so disposed of. See “— Effects of the Domestication on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its shares of New Terran Orbital Common Stock and/or Warrants following the Domestication. See “— Exercise, Lapse or Redemption of Warrants” below for a discussion regarding a U.S. Holder’s tax basis in New Terran Orbital Common Shares acquired pursuant to the exercise of a Warrant.
Exercise, Lapse or Redemption of Warrants
Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of shares of New Terran Orbital Common

Stock upon exercise of a Warrant for cash. The U.S. Holder’s tax basis in the share of New Terran Orbital Common Stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Warrant, and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the shares of New Terran Orbital Common Stock received upon exercise of the Warrant will commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Warrant. See “— Effects of the Domestication on U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its Warrants following the Domestication.
The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of New Terran Orbital Common Stock received generally should equal the U.S. Holder’s tax basis in the Warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of New Terran Orbital Common Stock would be treated as commencing on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of New Terran Orbital Common Stock received would include the holding period of the Warrants.
It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of Warrants having a value equal to the exercise price for the total number of Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. Holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of New Terran Orbital Common Stock received would equal the sum of the U.S. Holder’s tax basis in the Warrants exercised, and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the shares of New Terran Orbital Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of New Terran Orbital Common Stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
The U.S. federal income tax consequences of an exercise of a Warrant occurring after New Terran Orbital’s giving notice of an intention to redeem the Warrants described in the section entitled “Description of New Terran Orbital Securities — Warrants — Warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if New Terran Orbital redeemed such Warrant for shares of New Terran Orbital Common Stock or as an exercise of the Warrant. If the cashless exercise of Warrants for shares of New Terran Orbital Common Stock is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the shares of New Terran Orbital Common Stock received should equal the U.S. Holder’s tax basis in the Warrants and the holding period of the shares of New Terran Orbital Common Stock should include the holding period of the Warrants. Alternatively, if the cashless exercise of a Warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “— Exercise, Lapse or Redemption of Warrants.” In the case of an exercise of a Warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “— Exercise, Lapse or Redemption of Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of a Warrant occurring after Terran Orbital’s giving notice of an intention to redeem the Warrant as described above.
If New Terran Orbital redeems Warrants for cash or if New Terran Orbital purchases Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange or Other Disposition of Shares of New Terran Orbital Common Stock and Warrants.”
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the exercise price of the Warrant or an increase in the shares of New Terran Orbital Common Stock issuable on exercise in certain circumstances discussed in “Description of New Terran Orbital Securities — New Terran Orbital Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from New Terran Orbital if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New Terran Orbital’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of New Terran Orbital Common Stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of shares of New Terran Orbital Common Stock which is taxable to them as described under “— Distributions on Shares of New Terran Orbital Common Stock” above. For example, U.S. Holders of Warrants would generally be treated as receiving a constructive distribution from New Terran Orbital where the exercise price of the Warrants is reduced in connection with the payment of certain dividends as described in “Description of New Terran Orbital Securities — New Terran Orbital Warrants.” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holders of the Warrant received a cash distribution from New Terran Orbital equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a Warrants are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a Warrant.
Non-U.S. Holders
As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or Public Warrants or New Terran Orbital Common Stock or Warrants, as applicable, that is not a U.S. Holder.
The following describes U.S. federal income tax considerations relating to the Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of shares of New Terran Orbital Common Stock and Warrants by a non-U.S. Holder after the Domestication.
Effects of the Domestication on Non-U.S. Holders
Tailwind Two does not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of public shares or Public Warrants.
Effects to Non-U.S. Holders of Exercising Redemption Rights
Because the Domestication will occur immediately prior to the redemption of non-U.S. Holders that exercise redemption rights with respect to our public shares, the U.S. federal income tax consequences to a non-U.S. Holder of shares of New Terran Orbital Common Stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New Terran Orbital Common Stock will depend on whether the redemption qualifies as a sale of the shares of New Terran Orbital Common Stock redeemed, as described above under “— U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of shares of New Terran Orbital Common Stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described below under “— U.S. Holders — Sale, Exchange or Other Disposition of Shares of New Terran Orbital Common Stock and Warrants.” If such a redemption does not qualify as a sale of shares of New Terran Orbital Common Stock, the non- U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “U.S. Federal Income Tax Considerations — Non-U.S. Holders — Distributions on Shares of New Terran Orbital Common Stock.”
Distributions on Shares of New Terran Orbital Common Stock
In general, any distributions made to a non-U.S. Holder with respect to shares of New Terran Orbital Common Stock, to the extent paid out of New Terran Orbital’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of New Terran Orbital Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of New Terran Orbital Common Stock, which will be treated as described under “— Sale, Exchange or Other Disposition of Shares of New Terran Orbital Common Stock and Warrants.” Dividends paid by New Terran Orbital to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.
Sale, Exchange or Other Disposition of Shares of New Terran Orbital Common Stock and Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of shares of New Terran Orbital Common Stock or Warrants unless:
(i)
such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (subject to certain exceptions as a result of the COVID pandemic) and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)
the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)
New Terran Orbital is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) the shares of New Terran Orbital Common Stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period more than 5% of outstanding shares of New Terran Orbital Common Stock.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of shares of New Terran Orbital Common Stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of New Terran Orbital Common Stock or Warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New Terran Orbital will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New Terran Orbital to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether New Terran Orbital will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.
Exercise, Lapse or Redemption of Warrants
The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant, or the lapse of a Warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “— U.S. Holders — Exercise, Lapse or Redemption of Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “— Sale, Exchange or Other Disposition of Shares of New Terran Orbital Common Stock and Warrants.” If New Terran Orbital redeems Warrants for cash or if it purchases Warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition to the non-U.S. Holder, the consequences of which would be similar to those described above under “— Sale, Exchange or Other Disposition of Shares of New Terran Orbital Common Stock and Warrants.”
Possible Constructive Distributions.
The terms of each Warrant provide for an adjustment to the exercise price of the Warrant or an increase in the shares of New Terran Orbital Common Stock issuable on exercise in certain circumstances discussed in “Description of New Terran Orbital Securities — New Terran Orbital Warrants.” As described above under “— U.S. Holders — Possible Constructive Distributions,” certain adjustments with respect to the Warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from New Terran Orbital equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to a Warrants are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a Warrant.
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of New Terran Orbital Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including public shares or Public Warrants and shares of New Terran Orbital Common Stock or Warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non- U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which public shares or Public Warrants and shares of New Terran Orbital Common Stock or Warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, public shares or Public Warrants and shares of New Terran Orbital Common Stock or Warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including shares of New Terran Orbital Common Stock or Warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in public shares, Public Warrants, shares of New Terran Orbital Common Stock or Warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The Company and Terran Orbital are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the unaudited condensed consolidated balance sheet of Terran Orbital as of September 30, 2021 with the unaudited condensed balance sheet of Tailwind Two as of September 30, 2021, giving effect to the Business Combination.
The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 combines the unaudited condensed consolidated statement of operations of Terran Orbital for the nine months ended September 30, 2021 with the unaudited condensed statement of operations of Tailwind Two for the nine months ended September 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the audited consolidated statement of operations of Terran Orbital for the year ended December 31, 2020 with the audited statement of operations of Tailwind Two for the year ended December 31, 2020, giving effect to the Business Combination as if it had been consummated on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
•
The historical unaudited condensed consolidated financial statements of Terran Orbital as of and for the nine months ended September 30, 2021, and the historical audited consolidated financial statements of Terran Orbital as of and for the year ended December 31, 2020; and

•
The historical unaudited condensed financial statements of Tailwind Two as of and for the nine months ended September 30, 2021 and the historical audited financial statements as of and for the year ended December 31, 2020.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Business Combination, which is discussed in further detail below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent Terran Orbital’s consolidated results of operations or consolidated financial position that would actually have occurred had the Business Combination been consummated on the dates assumed or to project Terran Orbital’s consolidated results of operations or consolidated financial position for any future date or period.
The unaudited pro forma condensed combined financial information should also be read together with “Terran Orbital’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Tailwind Two’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.
Description of the Business Combination
On October 28, 2021, Terran Orbital and Tailwind Two entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, and assuming a favorable vote of Tailwind Two stockholders, Titan Merger Sub, Inc., a wholly owned subsidiary of Tailwind Two, will merge with and into Terran Orbital (the “Merger”), with Terran Orbital as the surviving company in the Merger and, after giving effect to the Merger, Terran Orbital will be a wholly-owned subsidiary of Tailwind Two, which will change its name to “Terran Orbital Corporation.”

Upon Closing, the ownership distribution of the successor entity will be as follows:
Total Capitalization	Assuming No Redemptions			Assuming Maximum Redemptions(1)
	$	Shares	%	$	Shares	%
Terran Orbital Stockholders(2)	1,125,740,143	112,574,014	68.0%	1,125,740,143	112,574,014	83.1%
Tailwind Two Public Stockholders	345,000,000	34,500,000	20.9%	51,750,000	5,175,000	3.8%
Tailwind Two Initial Shareholders(3)	86,250,000	8,625,000	5.2%	86,250,000	8,625,000	6.4%
PIPE Investors(4)	50,804,090	5,080,409	3.1%	50,804,090	5,080,409	3.7%
Debt Providers	46,622,165	4,662,217	2.8%	40,637,471	4,063,747	3.0%
Total Shares	1,654,416,398	165,441,640	100.0%	1,355,181,704	135,518,170	100.0%

(1)
Assumes that 29.3 million shares of Tailwind Two Class A Ordinary Shares are redeemed for an aggregate payment of approximately $293 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. This redemption scenario is based on the maximum number of redemptions that may occur but which would still satisfy the conditions of the FP Financing and the Net Debt Condition in connection with the closing of the Business Combination assuming a hypothetical closing date of February 9, 2022.

(2)
Excludes shares acquired by existing Terran Orbital Stockholders in the PIPE Financing.

(3)
Includes 75,000 shares held by Tommy Stadlen, which were originally acquired prior to or in connection with Tailwind Two’s Initial Public Offering.

(4)
Includes shares acquired by existing Terran Orbital Stockholders in the PIPE Financing.

Accounting for the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Tailwind Two has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the Terran Orbital equity holders having a relative majority of the voting power of the combined entity, Terran Orbital having the authority to appoint a majority of directors on the New Terran Orbital Board, and senior management of Terran Orbital comprising the majority of the senior management of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Terran Orbital with the acquisition being treated as the equivalent of Terran Orbital issuing stock for the net assets of Tailwind Two, accompanied by a recapitalization. The net assets of Tailwind Two will be stated at historical cost, with no goodwill or other intangible assets recorded.
Basis of Pro Forma Presentation
The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Business Combination. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon the Closing.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined entity will experience. Terran Orbital and Tailwind Two have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios as follows:

•
Assuming No Redemptions.   This scenario assumes that no shares of Tailwind Two Class A Ordinary Shares are redeemed; and

•
Assuming Maximum Redemptions.   This scenario assumes that 29.3 million shares of Tailwind Two Class A Ordinary Shares are redeemed for an aggregate payment of approximately $293 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. This redemption scenario is based on the maximum number of redemptions that may occur but which would still satisfy the conditions of the FP Financing and the Net Debt Condition in connection with the closing of the Business Combination assuming a hypothetical closing date of February 9, 2022.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.
Accounting Policies
Upon consummation of the Business Combination, management will perform a comprehensive review of Terran Orbital’s and Tailwind Two’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2021
(in thousands)
	Terran Orbital Historical	Tailwind Two Historical	Pro Forma Adjustments Assuming No Redemptions		Pro Forma Combined Assuming No Redemptions	Pro Forma Adjustments Assuming Maximum Redemptions		Pro Forma Combined Assuming Maximum Redemptions
Assets
Cash and cash equivalents	$17,530	$3,192	$345,056	(A)	$348,315	$(293,298)	(P)	$180,017
			50,804	(C)		25,000	(Q)
			(44,722)	(D)		100,000	(R)
			(92,252)	(K)
			25,000	(L)
			20,000	(M)
			23,707	(O)
Accounts receivable, net	5,743	—	—		5,743	—		5,743
Contract assets	3,599	—	—		3,599	—		3,599
Inventory	6,591	—	—		6,591	—		6,591
Prepaid expenses and other current assets	7,137	565	(1,548)	(D)	6,154	—		6,154
Total current assets	40,600	3,757	326,045		370,402	(168,298)		202,104
Property, plant and equipment, net	29,218	—	—		29,218	—		29,218
Other assets	111	—	—		111	—		111
Marketable securities held in Trust Account	—	345,056	(345,056)	(A)	—	—		—
Total assets	$69,929	$348,813	$(19,011)		$399,731	$(168,298)		$231,433
Liabilities, mezzanine equity, and shareholders’ deficit
Accounts payable	$6,599	$—	$(547)	(D)	$6,052	$—		$6,052
Current portion of long term debt	23	—	—		23	—		23
Contract liabilities	17,722	—	—		17,722	—		17,722
Reserve for anticipated losses on contracts	871	—	—		871	—		871
Accrued offering costs	—	12	—		12	—		12
Accrued expenses and other current liabilities	4,702	1,321	(166)	(D)	5,857	—		5,857
Total current liabilities	29,917	1,333	(713)		30,537	—		30,537
Deferred underwriting fee payable	—	12,075	(12,075)	(D)	—	—		—
Warrant liabilities	4,452	19,107	(4,452)	(J)	69,681	(1,932)	(Q)	63,468
			11,826	(L)		(4,281)	(R)
			38,748	(M)
Long-term debt	85,501	—	(85,443)	(K)	40,473	18,692	(Q)	126,578
			16,188	(L)		67,413	(R)
			—	(M)
			24,227	(O)
Other liabilities	1,460	—	13,729	(C)	14,255	—		14,255
			(934)	(K)
Total liabilities	121,330	32,515	1,101		154,946	79,892		234,838
Commitments and contingencies
Mezzanine equity:
Class A ordinary shares subject to possible redemption (S)	—	345,000	(345,000)	(B)	—	—		—
Redeemable convertible preferred stock (S)	8,000	—	(8,000)	(G)	—	—		—
Shareholders’ (deficit) equity:
Common stock (S)	—	—	3	(B)	17	(3)	(P)	14
			1	(C)
			8	(E)
			1	(F)
			1	(G)
			2	(I)
			—	(L)
			1	(M)

	Terran Orbital Historical	Tailwind Two Historical	Pro Forma Adjustments Assuming No Redemptions		Pro Forma Combined Assuming No Redemptions	Pro Forma Adjustments Assuming Maximum Redemptions		Pro Forma Combined Assuming Maximum Redemptions
Class B ordinary shares (S)	—	1	(1)	(F)	—	—		—
Additional paid-in capital	97,454	—	344,997	(B)	457,702	(293,295)	(P)	184,854
			37,074	(C)		2,327	(Q)
			(19,216)	(D)		18,120	(R)
			(8)	(E)
			7,999	(G)
			8,261	(H)
			(2)	(I)
			6,949	(J)
			2,899	(L)
			(1)	(M)
			(28,703)	(N)
Accumulated deficit	(156,813)	(28,703)	—	(C)	(212,893)	5,913	(Q)	(188,232)
			(14,266)	(D)		18,748	(R)
			(8,261)	(H)
			(2,497)	(J)
			(5,875)	(K)
			(5,913)	(L)
			(18,748)	(M)
			28,703	(N)
			(520)	(O)
Accumulated other comprehensive loss	(42)	—			(42)	—		(42)
Total shareholders’ (deficit) equity	(59,401)	(28,702)	332,888		244,785	(248,190)		(3,405)
Total liabilities, mezzanine equity and shareholders’ deficit	$69,929	$348,813	$(19,011)		$399,731	$(168,298)		$231,433

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2021
(in thousands, except share and per share data)
	Terran Orbital Historical	Tailwind Two Historical	Pro Forma Adjustments Assuming No Redemptions		Pro Forma Combined Assuming No Redemptions		Pro Forma Adjustments Assuming Maximum Redemptions		Pro Forma Combined Assuming Maximum Redemptions
Revenue	$30,158	$—	$—		$30,158		$—		$30,158
Cost of sales	23,905	—	—		23,905		—		23,905
Gross profit	6,253	—	—		6,253		—		6,253
Operating expenses:
Selling, general and administrative expenses	30,580	1,839	9,321	(BB)	41,740		—		41,740
Loss from operations	(24,327)	(1,839)	(9,321)		(35,487)		—		(35,487)
Interest expense, net	6,174	—	(5,742)	(CC)	13,875		14,505	(GG)	28,380
			10,392	(DD)
			3,051	(EE)
Loss on extinguishment of debt	68,102	—	—		68,102		—		68,102
Change in fair value of warrant liability	—	193	—		193		—		193
Transaction costs allocable to warrants	—	649	—		649		—		649
Interest earned on marketable securities held in Trust Account	—	(56)	56	(AA)	—		—		—
Other expense	104	—	(76)	(FF)	28		—		28
Loss before income taxes	(98,707)	(2,625)	(17,002)		(118,334)		(14,505)		(132,839)
Provision for income taxes	22	—	—		22		—		22
Net loss	$(98,729)	$(2,625)	$(17,002)		$(118,356)		$(14,505)		$(132,861)
Weighted-average shares outstanding, Class A ordinary shares		25,906,593
Net loss per share, Class A ordinary shares – basic and diluted		$(0.08)
Weighted-average shares outstanding, Class B ordinary shares		8,348,901
Net loss per share, Class B ordinary shares – basic and diluted		$(0.08)
Weighted-average shares outstanding – basic and diluted	2,758,735				165,441,640	(HH)			135,518,170	(HH)
Net loss per share – basic and diluted	$(35.79)				$(0.72)	(HH)			$(0.98)	(HH)

Income Statement Pro Forma Adjustments
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
(in thousands, except share and per share data)
	For the Year Ended December 31, 2020	For the Period November 18, 2020 (inception) through December 31, 2020
	Terran Orbital Historical	Tailwind Two Historical	Pro Forma Adjustments Assuming No Redemptions		Pro Forma Combined Assuming No Redemptions		Pro Forma Adjustments Assuming Maximum Redemptions		Pro Forma Combined Assuming Maximum Redemptions
Revenue	$24,879	$—	$—		$24,879		$—		$24,879
Cost of sales	16,860	—	—		16,860		—		16,860
Gross profit	8,019	—	—		8,019		—		8,019
Operating expenses:
Formation and operating costs	—	6	—		6		—		6
Selling, general and administrative expenses	17,438	—	8,261	(II)	85,471		—		85,471
			15,147	(JJ)
			44,625	(KK)
Loss from operations	(9,419)	(6)	(68,033)		(77,458)		—		(77,458)
Interest expense, net	1,216	—	13,855	(LL)	18,205		19,341	(SS)	37,546
			(934)	(MM)
			4,068	(PP)
Loss on extinguishment of debt	—	—	6,809	(MM)	12,722		(5,913)	(TT)	6,809
			5,913	(NN)
Other expense	4	—	19,268	(OO)	36,035		(18,748)	(TT)	17,287
			2,497	(QQ)
			14,266	(RR)
Loss before income taxes	(10,639)	(6)	(133,775)		(144,420)		5,320		(139,100)
Benefit from income taxes	(184)	—	—		(184)		—		(184)
Net loss	$(10,455)	$(6)	$(133,775)		$(144,236)		$5,320		$(138,916)
Weighted-average shares outstanding – basic and diluted		7,500,000
Net loss per share – basic and diluted		$(0.00)
Weighted-average shares outstanding – basic and diluted	2,403,755				165,441,640	(UU)			135,518,170	(UU)
Net loss per share – basic and diluted	$(4.35)				$(0.87)	(UU)			$(1.03)	(UU)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.   Basis of Presentation
The pro forma adjustments have been prepared as if the Business Combination had been consummated on September 30, 2021 in the case of the unaudited pro forma condensed combined balance sheet, and as if the Business Combination had been consummated on January 1, 2020, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations.
The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Terran Orbital with the acquisition being treated as the equivalent of Terran Orbital issuing stock for the net assets of Tailwind Two, accompanied by a recapitalization. The net assets of Tailwind Two will be stated at historical cost, with no goodwill or other intangible assets recorded.
The pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.
The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination and related transactions.
The unaudited pro forma condensed combined financial information does not give effect to any income tax benefit associated with the pro forma adjustments as such pro forma adjustments result in the generation of additional net operating losses offset by a full valuation allowance recorded on such net operating losses as it is more-likely than-not that the net operating losses will not be utilized.
The pro forma adjustments reflecting the completion of the Business Combination and related transactions are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Terran Orbital and Tailwind Two.
One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the combined entity’s additional paid-in capital and are assumed to be cash settled. One-time non-recurring charges anticipated to be recorded prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as an increase to the combined entity’s accumulated deficit and are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020.
2.   Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021
The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

(A)
Represents the reclassification of Cash held in Trust Account that becomes available in conjunction with the Business Combination, assuming no redemption.

(B)
Represents the reclassification of $345.0 million of Tailwind Two Class A Ordinary Shares that are not redeemed from mezzanine equity to 34.5 million shares of New Terran Orbital Common Stock as such shares are no longer redeemable by the holder.

(C)
Represents the net proceeds of $50.8 million from the PIPE Financing and the issuance of New Terran Orbital Common Stock to the PIPE Investors as well as the recognition of the liability associated with the quarterly fee payable to the Insider PIPE Investor. The liability associated with the Insider PIPE Investor was recognized using an allocation of proceeds approach based on relative fair value. The fair value of the liability was estimated using the discounted cash flow valuation method applied to the sixteen quarterly payments due to the Insider PIPE Investor with a discount rate based on a risk-free rate derived from constant maturity yields ranging from 0.12% for the first month to 1.49% in for the final future month plus a credit risk of 6.80% derived from an estimated credit rating of CCC and below, resulting in a discount rate ranging from 6.92% to 8.29%.

(D)
Represents the estimated incurrence and settlement of transaction costs associated with the Business Combination. Terran Orbital’s balance sheet as of September 30, 2021 included $1.5 million deferred transaction costs, of which $713 thousand was unpaid. In addition, Tailwind Two’s balance sheet as of September 30, 2021 included $12.1 million of deferred underwriting fees due upon Closing, that were originally incurred but unpaid in connection with Tailwind Two’s Initial Public Offering. Non-recurring transaction costs that were treated as an expense totaled $14.3 million, of which $11.6 million related to costs incurred by Tailwind Two and $2.7 million related to other costs not related to the issuance of debt or equity.

(E)
Represents the issuance of 78.6 million shares of New Terran Orbital Common Stock to the Existing Terran Orbital stockholders as consideration for the reverse recapitalization.

(F)
Represents the conversion of the Tailwind Two Initial Shareholders’ Tailwind Two Class B Ordinary Shares into 8.6 million shares of New Terran Orbital Common Stock.

(G)
Represents the issuance of 10.9 million shares of New Terran Orbital Common Stock in connection with the conversion of Terran Orbital’s convertible preferred stock into common stock as part of the Business Combination.

(H)
Represents the non-recurring cumulative recognition of share-based compensation expense associated with Terran Orbital RSUs that included a liquidity event, such as the Business Combination, as a vesting condition. Prior to the Closing, the RSUs were not probable of vesting and no share-based compensation expense was previously recognized.

(I)
Represents the issuance of 22.3 million shares of New Terran Orbital Common Stock in connection with the share settlement of existing warrants previously issued by Terran Orbital as part of the Business Combination.

(J)
Represents the issuance of 0.7 million shares of New Terran Orbital Common Stock in connection with the share settlement of existing penny warrants previously issued by Terran Orbital as part of the Business Combination. In connection with the Business Combination, the warrants were modified to increase the number of shares the holders would receive in exchange for waiving their cash redemption rights.

(K)
Represents the extinguishment of Terran Orbital’s existing debt, resulting in a loss on extinguishment of debt due to the write-off of unamortized discount on debt and deferred financing costs and a reduction of interest expense related to the reversal of accrued interest associated with an increasing interest rate feature.

(L)
Represents the issuance of (i) 0.9 million shares of New Terran Orbital Common Stock, (ii) liability classified warrants to purchase shares of New Terran Orbital Common Stock and (iii) new debt to existing creditors as part of the Business Combination. The consideration provided was recognized using an allocation of proceeds approach. The excess of the consideration provided in relation to the consideration received is considered a non-recurring expense.

(M)
Represents the issuance of (i) 3.7 million shares of New Terran Orbital Common Stock, (ii) liability classified warrants to purchase shares of New Terran Orbital Common Stock and (iii) debt to a new creditor as part of the Business Combination. The consideration provided was recognized using an allocation of proceeds approach. The excess of the consideration provided in relation to the consideration received is considered a non-recurring expense.
(N)
Represents the elimination of Tailwind Two’s historical accumulated deficit.

(O)
Represents the issuance of debt on November 24, 2021 to the same creditor noted at adjustment (M) prior to the Closing of the Business Combination.

(P)
Represents the redemption of 29.3 million shares of Tailwind Two’s Class A Ordinary Shares given a maximum redemption scenario, at an assumed redemption price of $10 per share, inclusive of interest earned on funds held in the Trust Account.

(Q)
Represents a reduction in the amount of New Terran Orbital Common Stock and warrants issued and an increase in the debt issued to existing creditors under the maximum redemption scenario in relation to the adjustment discussed in (L).

(R)
Represents a reduction in the amount of New Terran Orbital Common Stock and warrants issued and an increase in the debt issued to a new creditor under the maximum redemption scenario in relation to the adjustment discussed in (M).

(S)
Upon consummation of the Business Combination, the capital structure of New Terran Orbital will consist of a single class of common stock and preferred stock. Authorized, issued and outstanding shares for each class of common stock and preferred stock as of September 30, 2021 and on a pro forma basis are as follows:

	As of September 30, 2021			Pro Forma Combined Assuming No Redemptions			Pro Forma Combined Assuming Maximum Redemptions
	Authorized	Issued	Outstanding	Authorized	Issued	Outstanding	Authorized	Issued	Outstanding
Terran Orbital redeemable convertible preferred stock	744,130	396,870	396,870	—	—	—	—	—	—
Terran Orbital common stock	5,000,000	2,843,111	2,843,111	—	—	—	—	—	—
Tailwind Two preference shares	1,000,000	—	—	—	—	—	—	—	—
Tailwind Two Class A ordinary shares subject to possible redemption	500,000,000	34,500,000	34,500,000	—	—	—	—	—	—
Tailwind Two Class B ordinary shares	50,000,000	8,625,000	8,625,000	—	—	—	—	—	—
New Terran Orbital preferred stock	—	—	—	50,000,000	—	—	50,000,000	—	—
New Terran Orbital common stock	—	—	—	300,000,000	165,441,640	165,441,640	300,000,000	135,518,170	135,518,170
3.   Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2021
The adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 are as follows:
(AA)
Represents the removal of interest earned on marketable securities held in the trust account.

(BB)
Represents the ongoing recognition of share-based compensation expense associated with Terran Orbital RSUs discussed in (H).

(CC)
Represents the removal of interest expense associated with debt that will be extinguished in connection with the Business Combination, as discussed in adjustment (K).

(DD)
Represents the recognition of interest expense associated with the new debt to be issued in connection with the Business Combination, as discussed in adjustments (L) , (M), and (O). The interest expense was calculated using the 9.25% coupon rate and includes the amortization of a combined $34.6 million discount and deferred issuance costs on the new debt.

(EE)
Represents the interest expense associated with the liability recognized in relation to the Insider PIPE Investor as discussed at adjustment (C). The interest expense was calculated as the difference between the recognized value and the face value of the liability accreted over a period of four years, which represents the term of the repayment obligation.

(FF)
Represents the removal of fair value remeasurements associated with the existing liability classified warrants previously issued by Terran Orbital as such warrants will ultimately be converted into shares of New Terran Orbital Common Stock in connection with the Business Combination discussed in (J).

(GG)
Represents incremental interest expense in relation to adjustment (DD) as a result of an increase in debt issued under the maximum redemption scenario as discussed at adjustments (Q) and (R). The incremental interest expense was calculated using the 9.25% coupon rate multiplied by the incremental debt incurred.

(HH)
Represents net loss per share computed by dividing net loss by the weighted-average shares outstanding.

4. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year ended December 31, 2020
The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:
(II)
Represents the non-recurring cumulative recognition of share-based compensation expense associated with Terran Orbital RSUs that included a liquidity event, such as the Business Combination, as a vesting condition. Prior to the Closing, the RSUs were not probable of vesting and no share-based compensation expense was previously recognized.

(JJ)
Represents the ongoing recognition of share-based compensation expense associated with Terran Orbital RSUs discussed in (II).

(KK)
Represents the recognition of share-based compensation expense associated with Terran Orbital RSUs granted in 2022. These share-based compensation awards will generally vest on the latest occur of: (i) the first anniversary of the consummation of the Closing, (ii) the trading price of the combined company’s common stock equaling or exceeding $11.00 or $13.00, as applicable, for any 20 trading days within any consecutive 30-trading day period and (iii) such other performance vesting conditions. The derived service period for the market-based vesting conditions is estimated to be less than one year from the date of Closing based on the median weighted-average triggering event period determined using the Monte Carlo simulation model. As the derived service period is less than one year, the share-based compensation expense associated with the awards will be recognized over a one year period beginning from the consummation of the Closing. Accordingly, the recognition of the share-based compensation expense has been applied on a nonrecurring basis. There is no balance sheet adjustment associated with these awards as they were issued subsequent to Closing for pro forma purposes.

(LL)
Represents the recognition of interest expense associated with the new debt to be issued in connection with the Business Combination, as discussed in adjustments (L) , (M), and (O). The interest expense was calculated using the 9.25% coupon rate and includes the amortization of a combined $34.6 million discount and deferred issuance costs on the new debt.

(MM)
Represents the non-recurring impact associated with the extinguishment of Terran Orbital’s existing debt as discussed in (K).

(NN)
Represents the non-recurring impact associated with the excess of the consideration provided in relation to the consideration received as part of issuing new financial instruments to existing creditors as discussed in (L).

(OO)
Represents the non-recurring impact associated with the excess of the consideration provided in relation to the consideration received as part of issuing financial instruments to a new creditor as discussed in adjustments (M) and (O).
(PP)
Represents the interest expense associated with the liability recognized in relation to the Insider PIPE Investor as discussed at adjustment (C). The interest expense was calculated as the difference between the recognized value and the face value of the liability accreted over a period of four years, which represents the term of the repayment obligation.

(QQ)
Represents the non-recurring impact associated with the modification of existing penny warrants previously issued by Terran Orbital as part of the Business Combination as discussed in (J).

(RR)
Represents the non-recurring impact for transaction costs incurred by Tailwind Two as well as other costs not related to the issuance of debt or equity as discussed in (D).

(SS)
Represents incremental interest expense in relation to adjustment (LL) as a result of an increase in debt issued under the maximum redemption scenario as discussed at adjustments (Q) and (R). The incremental interest expense was calculated using the 9.25% coupon rate multiplied by the incremental debt incurred.

(TT)
Represents a reduction in the non-recurring impact of adjustments (NN) and (OO) as discussed in (Q) and (R).

(UU)
Represents net loss per share computed by dividing net loss by the weighted-average shares outstanding.

INFORMATION ABOUT TAILWIND TWO
References in this section to “we,” “our,” “us,” the “Company,” or “Tailwind Two” generally refer to Tailwind Two Acquisition Corp.
We are a blank check company incorporated on November 18, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on October 28, 2021. We intend to finance the Business Combination through the issuance of New Terran Orbital Common Stock.
Initial Public Offering and Private Placement
On March 9, 2021, we consummated an Initial Public Offering of 34,500,000 Tailwind Two Units which includes the full exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Tailwind Two Units, at $10.00 per Tailwind Two Unit, generating gross proceeds of $345,000,000. The securities in the offering were registered under the Securities Act on a registration statement on Form S-1 (No. 333-253224). The Securities and Exchange Commission declared the registration statement effective on March 4, 2021. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 7,800,000 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor generating gross proceeds of $11,700,000.
Following the closing of our Initial Public Offering, an amount equal to $345,000,000 of the net proceeds from our Initial Public Offering of Tailwind Two Units and the sale of the Private Placement Warrants was placed in the Trust Account. The Trust Account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of September 30, 2021, funds in the Trust Account totaled approximately $345,055,724 and were held in money market funds. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of our initial business combination, (ii) the redemption of any Tailwind Two Class A Ordinary Shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the Tailwind Two Class A Ordinary Shares if Tailwind Two does not complete a business combination by March 9, 2023, or (iii) the redemption of all of the Tailwind Two Class A Ordinary Shares if Tailwind Two is unable to complete a business combination by March 9, 2023, subject to applicable law.
The Tailwind Two Class A Ordinary Shares are currently listed on NYSE under the symbol “TWNT”.
Financial Position
As of March 9, 2021, we had $345 million held in the Trust Account, not taking into account payment of $12,075,000 of deferred underwriting fees. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using Tailwind Two’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.
Effecting Our Business Combination
Fair Market Value of Target Business
The NYSE Listing Rules require that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. The Tailwind Two Board determined that this test was met in connection with the proposed Business Combination.
Lack of Business Diversification
For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:
•
subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•
cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination
We are providing our Public Shareholders with the opportunity to redeem all or a portion of their Tailwind Two Class A Ordinary Shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding Tailwind Two Class A Ordinary Shares, subject to the limitations described herein. The amount in the Trust Account was approximately $10.00 per Tailwind Two Class A Ordinary Share as of September 30, 2021. The per share amount we will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriters of our Initial Public Offering, but will be payable only to the extent there are funds legally available therefor. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holders and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Further, we will not proceed with redeeming the Tailwind Two Class A Ordinary Shares, even if a public shareholder has properly elected to redeem its shares, if the Business Combination does not close. The redemptions referred to herein shall take effect as repurchases under the Existing Governing Documents.
Limitations on Redemption Rights
Notwithstanding the foregoing, the Existing Governing Documents provide that in no event will we redeem the Tailwind Two Class A Ordinary Shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules).
Redemption of Tailwind Two Class A Ordinary Shares and Liquidation if No Business Combination
We have until March 9, 2023 to complete a business combination. If we are unable to consummate an initial business combination by March 9, 2023, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Tailwind Two Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Tailwind Two Class A Ordinary Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the Tailwind Two Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Existing

Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
The Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if we fail to consummate an initial business combination by March 9, 2023 (although they will be entitled to liquidating distributions from the Trust Account with respect to any Tailwind Two Class A Ordinary Shares they hold if we fail to complete our initial business combination by March 9, 2023).
The Tailwind Two Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of the Tailwind Two Class A Ordinary Shares if we do not complete our initial business combination by March 9, 2023 or (B) with respect to any other provision relating to the rights of holders of the Tailwind Two Class A Ordinary Shares, unless we provide our Public Shareholders with the opportunity to redeem their Tailwind Two Class A Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding Tailwind Two Class A Ordinary Shares. However, we may not redeem the Tailwind Two Class A Ordinary Shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of the Tailwind Two Class A Ordinary Shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of the Tailwind Two Class A Ordinary Shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Tailwind Two Sponsor, any executive officer, director or director nominee, or any other person.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of our Initial Public Offering held outside the Trust Account plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.
If we were to expend all of the net proceeds of our Initial Public Offering and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of our Initial Public Offering will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Tailwind Two Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Tailwind Two Class A Ordinary Share and (ii) the actual amount per Tailwind Two Class A Ordinary Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Tailwind Two Class A Ordinary Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Tailwind Two Sponsor will not be responsible to the extent of any liability for such third party claims. However, we have not asked the Tailwind Two Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Tailwind Two Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Tailwind Two Sponsor’s only assets are securities of our company. The Tailwind Two Sponsor may not be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Tailwind Two Class A Ordinary Share and (ii) the actual amount per Tailwind Two Class A Ordinary Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Tailwind Two Class A Ordinary Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and the Tailwind Two Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Tailwind Two Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Tailwind Two Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Tailwind Two Class A Ordinary Share.
We will seek to reduce the possibility that the Tailwind Two Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Tailwind Two Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. At March 9, 2021, we had access to up to $345 million from the proceeds of the Initial Public Offering and the sale of the private placement warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per Tailwind Two Class A Ordinary Share to our Public Shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.”
As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, the Tailwind Two Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
See “Risk Factors — Risks Related to Tailwind Two and the Business Combination — If, after Tailwind Two distributes the proceeds in the Trust Account to the holders of Tailwind Two Class A Ordinary Shares, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against Tailwind Two that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Tailwind Two and its board may be exposed to claims of punitive damages.”
Employees
We currently have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.
Directors and Executive Officers
Our officers and directors are as follows:
Name	Age	Position
Philip Krim	38	Chairman
Matt Eby	50	Co-Chief Executive Officer, Chief Financial Officer and Director
Chris Hollod	38	Co-Chief Executive Officer and Director
Wisdom Lu	55	Director
Tommy Stadlen	35	Director
Boris Revsin	35	Director
Michael Kim	53	Director
Philip Krim, our Chairman, has served as Casper Sleep Inc.’s (NYSE: CSPR) Chief Executive Officer and as a member of its board of directors since October 2013. Since founding the Company in 2013, Mr. Krim has led Casper (NYSE: CSPR) through tremendous growth, growing revenue from $15 million in 2014 to $497 million in 2020 (approximately 79% CAGR), and successfully took the company public in February 2020. Mr. Krim brought an innovative data-driven approach to marketing at Casper which enabled exponential growth and a competitive advantage. He is responsible for leading Casper’s expansion into adjacent sleep related product areas and increasing the retail store footprint to over 50+ stores across the US. He also serves as Chairman of Tailwind Acquisition Corp. (NYSE: TWND), a special purpose acquisition company which raised $334.2 million in aggregate capital in its initial public offering in September 2020. Prior to that, Mr. Krim was the Chief Executive Officer of Vocalize Mobile, a mobile search advertising platform for small businesses, from January 2010 until July 2013, and the Chief Executive Officer of The Merrick Group from January 2003 until December 2009. Since 2016, Mr. Krim has also served on the Emerging Leadership Council of the 92nd Street Y. He also serves as a director of the Travis Manion Foundation and as a member of the Leadership Council of the Robin Hood Foundation since 2019. Mr. Krim received a B.B.A. in Marketing from Red McCombs School of Business at the University of Texas at Austin.

We believe Mr. Krim’s operational and executive experience make him well-qualified to serve as a member of the Tailwind Two Board.
Matt Eby is our Co-Chief Executive Officer and Chief Financial Officer and serves as a member of the Tailwind Two Board. Mr. Eby is the Founder and Managing Partner of Seawall Capital, a private equity firm formed to invest in the consumer and other related sectors. At Seawall Capital, Mr. Eby is responsible for originating, underwriting and monitoring of investments and manages the daily activities of the firm. Prior to the founding of Seawall, Mr. Eby was the Co-Founder and Managing Partner of Tengram Capital Partners. He currently serves as the Chairman of the board of directors of Kent Water Sports, El Cap Holdings and Lime Crime, and as a director of Algenist, Revive, and Cos Bar. Mr. Eby also serves as Chief Financial Officer and director of Tailwind Acquisition Corp., (NYSE: TWND) and as a director of Tailwind International Acquisition Corp. (NYSE: TWNI.U). In the past he has served as Chairman of Tengram former portfolio companies NEST Fragrances and DevaCurl. Prior to founding Tengram, Mr. Eby was the Chief Investment Officer of JAWS Estates Capital, the private investment office of Barry Sternlicht and the Sternlicht family, where he was responsible for investment and asset allocation decisions and recommendations across a broad spectrum of asset classes and investment strategies. While at JAWS Estates Capital, Mr. Eby led numerous transactions including investments in Palantir Technologies, Field & Stream, Ellen Tracy, Joe’s Jeans, Caribbean Joe, and Carlos Falchi. In 2009, in his capacity as Chief Investment Officer of Jaws Estates Capital and on behalf of Starwood Capital Group, he led the initial public offering of Starwood Property Trust (NYSE: STWD), a mortgage REIT focused on commercial real estate properties. Prior to JAWS, he was an Associate at Morgan Stanley. Mr. Eby received a B.S. from the United States Naval Academy and an M.B.A. from Harvard Business School.
We believe that Mr. Eby’s operational and executive experience make him well-qualified to serve as a member of the Tailwind Two Board.
Chris Hollod s our Co-Chief Executive Officer and serves as a member of the Tailwind Two Board. Mr. Hollod is the Founder and Managing Partner of Hollod Holdings, a private venture capital and advisory firm based in Los Angeles that invests in innovative consumer brands at the convergence of culture and wellness. Over the course of his career, Mr. Hollod has completed more than 150 deals across five different investment entities, including investments in Airbnb, Uber, Spotify, Houzz, Duolingo, Airtable, Warby Parker, Oscar, Flexport, Sweetgreen, Memphis Meats and Thrive Market. From 2010 to 2018, Mr. Hollod was the Managing Partner of A-Grade Investments alongside Ashton Kutcher, Ron Burkle and Guy Oseary. Mr. Hollod was also the Co-Founder and Managing Partner of Inevitable Ventures with Ron Burkle and D.A. Wallach from 2015 to 2018. From 2009 to 2017, Mr. Hollod was the Venture Partner at Ron Burkle’s private investment firm, The Yucaipa Companies, where he oversaw Mr. Burkle’s venture capital investments. Prior to joining The Yucaipa Companies, Mr. Hollod spent four years as an investment banker at Wachovia Securities, where he executed a variety of debt and equity transactions. Mr. Hollod currently serves as Chief Executive Officer and director of Tailwind Acquisition Corp., a special purpose acquisition company (NYSE: TWND). Mr. Hollod graduated summa cum laude and Phi Beta Kappa from Vanderbilt University with a B.A. in Economics, Finance and Philosophy.
We believe Mr. Hollod’s operational and executive experience make him well-qualified to serve as a member of the Tailwind Two Board.
Wisdom Lu serves as a member of the Tailwind Two Board. Ms. Lu is a Founding Partner of Stibel & Co. and Bryant Stibel, specializing in growth equity investments across technology, media, data, sports and wellness. Ms. Lu currently serves as director of Tailwind Acquisition Corp. (NYSE: TWND) and served as a director of Fifth Wall Acquisition Corp. I (NASDAQ: FWAA) from February 2021 to August 2021. Ms. Lu has previously served as the Chief Financial Officer at Dun & Bradstreet Credibility Corp. from 2014 to 2017 and as its Senior Vice President, Data Works from 2012 to 2014. At Dun & Bradstreet, she served as Chief Financial Officer of Dun & Bradstreet Emerging Businesses from 2015 to 2017. From 2008 to 2012, Ms. Lu served as the Chief Financial Officer at Liberman Broadcasting and oversaw Finance, Information Technology, Human Resources, as well as Legal and Investor Relations. From 1996 to 2008, Ms. Lu served as Chief Investment Officer and Treasurer at Health Net, Inc. where she oversaw a $3 billion investment portfolio. Before Health Net, Inc., Ms. Lu served as Treasury Officer, Fixed Income Sales & Trading with National Westminster Bank. Ms. Lu graduated from Rensselaer Polytechnic Institute with a

B.S. in Engineering and a minor in Economics. She also received an MBA from New York University. Ms. Lu is a Chartered Financial Analyst (CFA) and holds a Professional Engineering license in the state of New York.
We believe Ms. Lu’s operational and executive experience make her well-qualified to serve as a member of the Tailwind Two Board.
Tommy Stadlen serves as a member of the Tailwind Two Board. Mr. Stadlen is Co-Founder and General Partner at Giant Ventures, a global multi-stage venture capital firm which backs purpose-driven technology founders. Since 2017, Mr. Stadlen has been a Venture Partner at firstminute capital, a seed stage venture capital firm. Mr. Stadlen currently serves as Chairman of Tailwind International Acquisition Corp. (NYSE: TWNI.U). He is also an advisor to the NYU Stern School of Business Center for Sustainable Business. Mr. Stadlen co-founded Swing Technologies, an imaging technology company, in 2014. In 2017 Swing joined Microsoft, where Mr. Stadlen held product management roles. Prior to Swing, Mr. Stadlen served as a strategy consultant at McKinsey, where he developed global experience across sectors advising leading companies and governments. Mr. Stadlen previously worked for President Obama on his 2008 presidential campaign. Mr. Stadlen has been recognized by the Financial Times as a top 50 Global Ally Executive and is a recipient of Entrepreneur Magazine’s “Best Companies in America” Award. Mr. Stadlen is the best-selling co-author of “Connect: How Companies Succeed by Engaging Radically with Society,” written with former BP Chief Executive Officer Lord Browne. Mr. Stadlen is a regular contributor to media outlets, including the New York Times, Financial Times, CNBC, BBC and Bloomberg, where he appears as an expert on technology and sustainability. Mr. Stadlen graduated with a Bachelor of Arts and First Class honors from the University of Oxford and holds a Master of Science (Distinction) from the London School of Economics and Political Science.
We believe Mr. Stadlen’s operational and executive experience make him well-qualified to serve as a member of the Tailwind Two Board.
Boris Revsin serves as a member of the Tailwind Two Board. Mr. Revsin is currently serving as the Managing Director and Head of Private Capital at Republic. The Private Capital team at Republic manages over $300M in net assets, primarily focusing on frontier and financial technology. At Republic, Mr. Revsin is responsible for sourcing, managing the analyst team that underwrites investments, and serving as an advisor or board member to portfolio companies. At Republic, Mr. Revsin led investments into Robinhood, EquipmentShare, Long Term Stock Exchange, Relativity Space and many others. In the past, Mr. Revsin was the co-founder of VentureApp, now known as HqO, a leading property technology company backed with over $40M in venture capital. Prior to VentureApp, Mr. Revsin served as the co-founder of Breaktime Media, an advertising technology company, which he sold to Connelly Partners in 2015. Breaktime Media raised over $15M in venture capital from leading firms like Highland Capital and Charles River Ventures. Prior to Breaktime Media, Mr. Revsin worked as the lead engineer and project manager for eNilsson, the development and design agency attached to the 2008 Mitt Romney For President campaign. Mr. Revsin studied computer science at University of Massachusetts, Amherst.
We believe Mr. Revsin’s operational and executive experience make him well-qualified to serve as a member of the Tailwind Two Board.
Michael Kim serves as a member of the Tailwind Two Board. Mr. Kim is the Founder and Managing Partner of Cendana Capital, an investment management firm that primarily focuses on investing in very early stage venture capital funds. Mr. Kim is currently a member of the advisory board of Tailwind Acquisition Corp. (NYSE: TWND). He is also member of the limited partners advisory boards of Mucker Capital, Lerer Hippeau Ventures, Uncork Capital, and Freestyle Capital among others. Mr. Kim received a B.A. from Cornell University, a MSFS from Georgetown University Walsh School of Foreign Service and an MBA from The University of Pennsylvania’s Wharton School.
We believe Mr. Kim’s operational and executive experience make him well-qualified to serve as a member of the Tailwind Two Board.
Number and Terms of Office of Officers and Directors
The Tailwind Two Board is divided into three classes (Class I, II and III). Only one class of directors will be elected in each year, and each class (except for those directors appointed prior to our first annual general meeting of shareholders) will serve a three-year term. The term of office of the first class of directors, consisting of Wisdom Lu, Michael Kim and Boris Revsin, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Chris Hollod and Tommy Stadlen, will expire at our second annual meeting of shareholders. The term of office of the third class of directors, consisting of Matt Eby and Philip Krim, will expire at our third annual meeting of shareholders.
Prior to the completion of an initial business combination, any vacancy on the Tailwind Two Board may be filled by a nominee chosen by holders of a majority of the Tailwind Two Class B Ordinary Shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Tailwind Two Class B Ordinary Share may remove a member of the Tailwind Two Board for any reason.
Our officers are appointed by the Tailwind Two Board and serve at the discretion of the Tailwind Two Board, rather than for specific terms of office. The Tailwind Two Board is authorized to appoint persons to the offices set forth in the Existing Governing Documents as it deems appropriate. The Existing Governing Documents provide that our officers may consist of one or more chairman of the Tailwind Two Board, chief executive officer, chief financial officer, chief business officer, president, vice presidents, secretary, treasurer and such other offices as may be determined by the Tailwind Two Board.
Committees of the Tailwind Two Board
The Tailwind Two Board has three standing committees: an audit committee, a nominating committee and a compensation committee. Each committee operates under a charter that has been approved by the Tailwind Two Board and has the composition and responsibilities described below. The charter of each committee is available on our website.
Audit Committee
We established an audit committee of the Tailwind Two Board. Wisdom Lu, Michael Kim and Boris Revsin serve as members of our audit committee. The Tailwind Two Board has determined that each of Wisdom Lu, Michael Kim and Boris Revsin are independent. Wisdom Lu serves as the Chairman of the audit committee. Each member of the audit committee meets the financial literacy requirements of NYSE and the Tailwind Two Board has determined that qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
The audit committee is responsible for:
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meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

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monitoring the independence of the independent registered public accounting firm;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

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appointing or replacing the independent registered public accounting firm;

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determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

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monitoring compliance on a quarterly basis with the terms of our Initial Public Offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our Initial Public Offering; and

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reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by the Tailwind Two Board, with the interested director or directors abstaining from such review and approval.

Nominating Committee
We established a nominating committee of the Tailwind Two Board. The members of our nominating committee are Michael Kim, Boris Revsin, and Wisdom Lu, and Wisdom Lu serves as chairman of the nominating committee. The Tailwind Two Board has determined that each of Michael Kim, Boris Revsin, and Wisdom Lu are independent.
The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the Tailwind Two Board. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provide that persons to be nominated:
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should have demonstrated notable or significant achievements in business, education or public service;

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should possess the requisite intelligence, education and experience to make a significant contribution to the Tailwind Two Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

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should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Tailwind Two Board. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.
Compensation Committee
We established a compensation committee of the Tailwind Two Board. The members of our compensation committee are Michael Kim, Boris Revsin, and Wisdom Lu, and Wisdom Lu serves as chairman of the compensation committee.
The Tailwind Two Board has determined that each of Michael Kim, Boris Revsin, and Wisdom Lu are independent. We adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and approving the compensation of all of our other Section 16 executive officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NYSE and the SEC.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the Tailwind Two Board.
Code of Ethics
We adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file.
Conflicts of Interest
Under Cayman Islands law, directors and officers of a Cayman Islands company owe certain duties to the company, including, but not limited to, the following fiduciary duties:
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duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

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duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

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directors should not improperly fetter the exercise of future discretion;

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duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

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duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at shareholder meetings.
Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of the Tailwind Two Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. Given the large target universe considered by Tailwind Two’s management team, which included initial contact with more than 155 companies and non-disclosure agreements with approximately 43 companies, the Tailwind Two Board did not believe that the other fiduciary duties or contractual obligations of Tailwind Two’s officers and directors materially affected Tailwind Two’s ability to source a potential business combination. The Tailwind Two Board considered the factors supporting, and risks and uncertainties related to, a business combination with Terran Orbital as set forth under “Proposal No. 1 — The Business Combination Proposal — The Tailwind Two Board’s Reasons for the Business Combination,” and did not believe that such other fiduciary duties or contractual obligations impacted such consideration.
Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:
INDIVIDUAL	ENTITY	ENTITY’S BUSINESS	AFFILIATION
Philip Krim	Casper Sleep Inc.	E-Commerce of Mattress	Chief Executive Officer and Director
	Tailwind Acquisition Corp. Tailwind International Acquisition Corp.	Special Purpose Acquisition Company Special Purpose Acquisition Company	Chairman Chairman
Matt Eby	Tailwind Acquisition Corp.	Special Purpose Acquisition Company	Chief Financial Officer and Director
	Tailwind International Acquisition Corp.	Special Purpose Acquisition Company	Chief Financial Officer and Director
	El Cap Holdings	Fitness Company	Chairman of the Board of Directors
	Lime Crime	Beauty Products	Chairman of the Board of Directors
	Algenist	Beauty Products	Director
	Revive Cos Bar Seawall Capital Kent Water Sports	Beauty Products Specialty Retail Private Equity Firm Sporting Goods Company	Director Director Founder and Managing Partner Chairman of the Board of Directors
Chris Hollod	Hollod Holdings	Private Equity and Advisory	Founder and Managing Partner
	Tailwind Acquisition Corp.	Special Purpose Acquisition Company	Director
Widsom Lu	Stibel & Co and Bryant Stibel	Private Equity	Founding Partner
	Tailwind Acquisition Corp.	Special Purpose Acquisition Company	Director

INDIVIDUAL	ENTITY	ENTITY’S BUSINESS	AFFILIATION
Tommy Stadlen	Tailwind International Acquisition Corp.	Special Purpose Acquisition Company	Director
	Giant Ventures	Venture Capital Firm	General Partner
	Firstminute Capital	Venture Capital Firm	LP & Venture Partner
Boris Revsin	Tailwind Acquisition Corp.	Special Purpose Acquisition Company	Director
	Republic	Investment Crowdfunding	Managing Director and Head of Private Capital
Michael Kim	Cendana Capital	Investment Management Firm	Founder and Managing Partner
Potential investors should also be aware of the following other potential conflicts of interest:
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Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

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The Tailwind Two Sponsor subscribed for Founder Shares prior to the Initial Public Offering. In February 2021, the Tailwind Two Sponsor transferred 75,000 Founder Shares to Tommy Stadlen. The Tailwind Two Sponsor and our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights, for no consideration, with respect to their Founder Shares and any Tailwind Two Class A Ordinary Shares purchased during or after our Initial Public Offering in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Tailwind Two Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Tailwind Two Class A Ordinary Shares if we do not complete our initial business combination by March 9, 2023 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares. Additionally, the Tailwind Two Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if we fail to complete our initial business combination within the required time period. If we do not complete our initial business combination within the required time period, the private placement warrants will be worthless. Except as described herein, the Tailwind Two Sponsor and our management team have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our Public Shareholders

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having the right to exchange their ordinary shares for cash, securities or other property. With certain limited exceptions, the private placement warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and director nominees will own ordinary shares or private placement warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

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Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.
We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with the Tailwind Two Sponsor, officers or directors or making the acquisition through a joint venture or other form of shared ownership with the Tailwind Two Sponsor, officers or directors. In the event we seek to complete our initial business combination with a business combination target that is affiliated with the Tailwind Two Sponsor, executive officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm, that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Although the Tailwind Two Board was not required to obtain a fairness opinion, it did so as part of its due diligence and evaluation of the Business Combination. See “Proposal No. 1 — The Business Combination Proposal — Opinion of the Financial Advisor to Tailwind Two.” Furthermore, in no event will the Tailwind Two Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, since the consummation of our Initial Public Offering, we reimburse an affiliate of the Tailwind Two Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month.
We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.
In the event that we submit our initial business combination to our Public Shareholders for a vote, the Tailwind Two Sponsor has agreed to vote its Founder Shares, and it and the members of our management team have agreed to vote any shares purchased during or after the Initial Public Offering, in favor of our initial business combination.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Governing Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of Tailwind Two Class A Ordinary Shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.
Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Executive Compensation and Director Compensation and Other Interests
In February 2021, the Tailwind Two Sponsor transferred 75,000 Founder Shares to Tommy Stadlen. None of our executive officers or directors have received any cash compensation for services rendered to us. Since the consummation of our Initial Public Offering and until the earlier consummation of our initial business combination and our liquidation, we will reimburse the Tailwind Two Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. In addition, the Tailwind Two Sponsor, executive officers and directors, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to the Tailwind Two Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from New Terran Orbital. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by New Terran Orbital to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the Tailwind Two Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the Tailwind Two Board.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.
Director Independence
NYSE listing standards require that a majority of the Tailwind Two Board be independent. An “independent director” is defined generally as a person other than an officer or employee of Tailwind Two or its subsidiaries or any other individual having a relationship with Tailwind Two which in the opinion of the Tailwind Two Board, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have “independent directors” as defined in NYSE’s listing standards and applicable SEC rules. The Tailwind Two Board has determined that Wisdom Lu, Michael Kim and Boris Revsin are “independent directors” as defined in the NYSE Listing Standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending or to our knowledge, threatened against us or any members of our management team in their capacity as such.

Properties
We currently maintain our executive offices at 150 Greenwich Street, 29th Floor, New York, NY 10006. The cost for our use of this space is included in the $10,000 per month fee we pay to the Tailwind Two Sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations. Upon consummation of the Business Combination, the principal executive offices of New Terran Orbital will be located at 6800 Broken Sound Parkway, Suite 200, Boca Raton, Florida 33487.
Competition
In identifying, evaluating and selecting a target business for our initial business combination, we may encounter intense competition from other entities having a business objective similar to ours, including other blank check companies, private equity groups and leveraged buyout funds, public companies, and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with our Public Shareholders who exercise their redemption rights may reduce the resources available to us for our initial business combination, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage in successfully negotiating an initial business combination.
Periodic Reporting and Audited Financial Statements
Tailwind Two has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Tailwind Two’s annual reports contain financial statements audited and reported on by Tailwind Two’s independent registered public accounting firm.
We are required to evaluate our internal control procedures as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.
We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Act. As an exempted company, we applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of

Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our Initial Public Offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

TAILWIND TWO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to “Tailwind Two,” “we,” “us,” or “our” refer to the business of Tailwind Two Acquisition Corp. prior to the consummation of the Business Combination.
Overview
We are a blank check company incorporated in the Cayman Islands on November 18, 2020, formed for the purpose of effecting a Business Combination. We intend to effectuate our Business Combination using cash derived from the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, our shares, debt or a combination of cash, shares and debt.
We expect to continue to incur significant costs in the pursuit of our acquisition plans or the Business Combination. We cannot assure you that our plans to complete an initial business combination or the Business Combination will be successful.
Recent Developments
On October 28, 2021, we entered into the Business Combination Agreement, by and among Tailwind Two, Merger Sub, and Terran Orbital.
This Management’s Discussion and Analysis of Financial Condition and Results of Operations was amended and restated to give effect to the restatement of our financial statements as of March 31, 2021 and June 30, 2021, as described in Tailwind Two’s Quarterly Report on Form 10-Q/A filed on November 23, 2021. Our management identified errors made in its historical financial statements where, at the closing of our Initial Public Offering, we improperly valued the Tailwind Two Class A Ordinary Shares subject to possible redemption. We previously determined the Tailwind Two Class A Ordinary Shares subject to possible redemption to be equal to the redemption value of $10.00 per Tailwind Two Class A Ordinary Share while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Our management determined that the Tailwind Two Class A Ordinary Shares issued during the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside of Tailwind Two’s control. Therefore, our management concluded that the temporary equity should include all Tailwind Two Class A Ordinary Shares subject to possible redemption, resulting in the Tailwind Two Class A Ordinary Shares subject to possible redemption being equal to their redemption value. As a result, our management has noted a reclassification error related to temporary equity and permanent equity. This resulted in a restatement to the initial carrying value of the Tailwind Two Class A Ordinary Shares subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Tailwind Two Class A Ordinary Shares. In addition to the change in presentation for the Tailwind Two Class A Ordinary Shares subject to redemption, Tailwind Two also restated its income (loss) per ordinary share calculated to allocate net income (loss) pro rata to Tailwind Two Class A Ordinary Shares and Tailwind Two Class B Ordinary Shares. This presentation contemplates the Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income (loss) of Tailwind Two. There is no impact to the reported amounts for total assets, total liabilities, cash flows, or net income (loss).
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities from November 18, 2020 (inception) through September 30, 2021 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and identifying a target company for an initial business combination and the Business Combination. We do not expect to generate any operating revenues until after the completion of the initial business combination or the Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2021, we had a net loss of $1,383,658, which consists of a change in fair value of warrant liabilities of $193,000 and operating costs of $1,597,881, offset by interest earned on marketable securities held in the Trust Account of $21,223.
For the nine months ended September 30, 2021, we had a net loss of $2,625,148, which consists of a change in fair value of warrant liabilities of $193,000, operating costs of $1,838,523 and transaction costs allocable to warrants of $649,349, offset by interest earned on marketable securities held in the Trust Account of $55,724.
Liquidity and Capital Resources
On March 9, 2021, we consummated the Initial Public Offering of 34,500,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $345,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 7,800,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $11,700,000.
Following the Initial Public Offering, the full exercise of the over-allotment option, and the sale of the Private Placement Warrants, a total of $345,000,000 was placed in the Trust Account. We incurred $19,531,321 in Initial Public Offering related costs, including $6,900,000 of underwriting fees, $12,075,000 of deferred underwriting fees and $556,321 of other offering costs.
For the nine months ended September 30, 2021, cash used in operating activities was $1,089,098. Net loss of $2,625,148 was affected by interest earned on marketable securities held in the Trust Account of $55,724, a change in fair value of warrant liabilities of $193,000 and transaction costs allocable to warrants of $649,349. Changes in operating assets and liabilities provided $749,425 of cash for operating activities.
As of September 30, 2021, we had marketable securities held in the Trust Account of $345,055,724 (including $55,724 of interest income) consisting of U.S. Treasury Bills with a maturity of 185 days or less. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of September 30, 2021, we had cash of $3,191,581. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination or the Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination or the Business Combination, we would repay such loaned amounts. In the event that an initial business combination or the Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant, at the option of the lender. The warrants would be identical to the Private Placement Warrants.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination or the Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to an initial business combination or the Business Combination. Moreover, we may need to obtain additional financing either to complete an initial business combination or the Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of an initial business combination or the Business Combination, in which case we may issue additional securities or incur debt in connection with such initial business combination or the Business Combination.
Off-Balance Sheet Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial and administrative support services. We began incurring these fees on March 9, 2021, and will continue to incur these fees monthly until the earlier of the completion of an initial business combination or the Business Combination and our liquidation.
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $12,075,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial business combination or the Business Combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Warrant Liabilities
We account for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations.
Tailwind Two Class A Ordinary Shares Subject to Possible Redemption
We account for our ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Tailwind Two Class A Ordinary Shares subject to mandatory redemption are classified as a liability instrument and measured at fair value. Conditionally redeemable Tailwind Two Class A Ordinary Shares (including Tailwind Two Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Tailwind Two Class A Ordinary Shares are classified as shareholders’ equity. Our Tailwind Two Class A Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, 34,500,000 Tailwind Two Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our condensed balance sheet.

Net Income (Loss) Per Ordinary Share
Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. Accretion associated with the redeemable Tailwind Two Class A Ordinary Shares is excluded from earnings per share as the redemption value approximates fair value.
Recent Accounting Standards
In August 2020, the FASB issued ASU 2020-06 to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022, and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have an impact on our financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

INFORMATION ABOUT TERRAN ORBITAL
Unless the context otherwise requires, all references in this section to “Terran Orbital,” the “Company,” “we,” “us,” or “our” refer to the business of Terran Orbital Corporation and its subsidiaries prior to the consummation of the Business Combination.
Industry Context
The space industry is undergoing an exciting generational transformation toward proliferation of small satellites, supported by several macro-themes:
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Movement from a small number of very large, expensive satellites with deep capabilities but limited Earth coverage, to large constellations of smaller satellites with more comprehensive and persistent coverage.

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Movement from bespoke and costly satellite manufacturing techniques to high volume, high velocity industrialized production.

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Commodization of launch costs enabling proliferation of smaller satellites and frequent refreshes to technology on orbit.

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New sensor and battery technologies advanced by commercial markets such as transportation making new array of sensor payloads highly capable, robust, and affordable to launch on orbit, with high utilization and throughput. An example of new sensor technology includes SAR, or Synthetic Aperature Radar, which has the ability to see at night as well as day, in all weather conditions, and through obstructions such as foliage or smoke.

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Expansion from predominantly owned-and-operated models under which very large customers purchase and operate their own satellites and mission capabilities, to data-as-a-service market whereby independent companies undertake the effort of operating constellations and make Earth observation imagery more highly available.

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Large government organizations increasingly comfortable purchasing imagery as a service from more nimble, independent operators, and actively migrating budgets from retiring older space and airborne programs in addition to dedicating new capital sources. The caveat is that only those companies with deep integration to government programs, and highly secure supply chains and technology, will be eligible to participate.

The majority of the large Earth observation market today remains high-consumption, non-commercial customers, such as military, intelligence and civil government entities, with well established and growing budgets. Additional growth is emerging from a newer commercial industry, serving a variety of Earth observation needs. We believe that companies which are well-established and equipped to serve secure and specialized government entities where near-term opportunities exist, in addition to supporting commercial use cases as they continue to scale, are highly advantaged in this market over pure-play commercial satellite players who will be dependent on commercial futures to underwrite their business growth.
In this context, we believe there is tremendous opportunity for a company that has proprietary capability to mass manufacture and operate proven small satellites, at industrial scale and cost, to serve the small satellite revolution. This opportunity includes the ability to be the primary supplier of small satellite vehicles and mission operations to larger customers that require their own dedicated programs, as well as the ability to launch proprietary constellations in a data-as-a-service model to serve the middle and long-tail market for Earth observation that has historically been unable to participate due to very high fixed costs.
Company Overview
Terran Orbital is a U.S.-based manufacturer, owner and operator of satellites and related space-based solutions that provide Earth observation, data and analytics to defense, intelligence, civil and commercial end users. Through its subsidiary Tyvak Nano-Satellite Systems Inc. (“Terran Orbital Satellite Solutions”), Terran Orbital is a leading provider of next-generation, turnkey satellite solutions focused primarily on the small satellite market. Drawing from over a decade of its satellite solutions and mission support experience, Terran Orbital is developing, through its PredaSAR subsidiary (“Terran Orbital Earth Observation

Solutions”), a constellation of NextGen Earth observation (“EO”) satellites using unique Synthetic Aperture Radar (“SAR”) data and electro-optical capabilities to provide EO data and mission solutions that it believes will be distinguished by breadth of coverage, revisit rates and ability to observe and detect during day and night and through clouds and other interference. Terran Orbital is a leader in satellite technology and satellite solutions serving U.S. government defense, intelligence and civil agencies, including the U.S. Department of Defense (the “DoD”), the Space Development Agency (the “SDA”) and the National Aeronautics and Space Administration (“NASA”), as well as aerospace and defense prime contractors, including Lockheed Martin and numerous other governmental and commercial businesses that operate in the high-growth sectors of satellite, space-based solutions.

TAM >$340B Over Next 5 Years

	Terran Orbital Satellite Solutions		Terran Orbital Earth Observation Solutions
Market	Design & Production	Mission Operations	Earth Observation
TAM[1]	$190B+ '21 - '26	$115B+ '21 - '26	$35B+ '21 - '26

Terran Orbital Satellite Solutions

Manufacturing | Launch Services | Mission Operations

Nanosats

Microsats

Vertically Integrated Provider of Satellite Solutions

Terran Orbital Earth Observation Solutions

Per Image | Raw Data | Data-as-a-Service Subscription

Persistent Global Coverage

Big Data

One of the World's Most Advanced Earth Observation Satellite Constellations

Source: Company management; Frost & Sullivan "Global Satellite Manufacturing Growth Opportunities;" Euroconsult "The Space Economy Report, 2019;" and Euroconsult "Earth Observation Data & Services Market, 13th Edition."
Note: Total addressable market consists of satellite design & production (representing satellite manufacturing), mission operations (representing satellite operations), and Earth Observation (representing commercial Earth Observation market).
[1] TAM statistics are implied based on current market size and '21 – '26 CAGR, assuming identical annual growth for each year.

TERRAN ORBITAL

Terran Orbital Satellite Solutions works with established customers across the federal agencies, including DoD, Intelligence Community and major defense prime contractors. It also supports commercial and academic customers. Through Terran Orbital Satellite Solutions, the Company currently delivers end-to-end satellite solutions including spacecraft design, development, launch services and on-orbit operations for critical missions across a number of applications in a variety of orbits. Terran Orbital Satellite Solutions has over 65 flight-proven modules and devices which enable the Company to rapidly respond to customer needs. This deep portfolio of knowledge in design engineering teams has led to the track record of mission success, demonstrated by Terran Orbital Satellite Solutions’ over 80 missions executed. Terran Orbital Satellite Solutions continues to support numerous successful marquee agencies, including NASA and SDA.
In addition, Terran Orbital Earth Observation Solutions has commenced building satellites and intends to continue to develop and launch the largest commercially operated NextGen Earth Observation satellite constellation. Terran Orbital Earth Observation Solutions plans to provide near persistent global coverage and near real-time, mission-critical Earth observation data. Its first constellation of 96 satellites is currently planned to be completed and in-orbit by 2026, with the first satellite expected to launch in 2022. Terran Orbital Earth Observation Solutions’ satellite constellation is projected to achieve under 10-minute average revisit rates (the rate at which a satellite constellation revisits a certain position over Earth, with higher revisit rates allowing more constant monitoring of the Earth’s surface) once fully deployed. Terran Orbital Earth Observation Solutions’ satellite constellation relies on proprietary technology developed and owned by Terran Orbital. The satellites will feature SAR capabilities, which permit day and night observance through clouds and other interference. In addition, Terran Orbital Earth Observation Solutions plans to provide secondary payload solutions and onboard data processing capabilities on its satellite constellation, including sensors, optical links or other mission solutions. Terran Orbital Satellite Solutions will manufacture Terran Orbital

Earth Observation Solutions’ satellite constellation. The scope and timing of the constellation is subject to continuing assessments of customer demand and the Company’s financial and other resources.
Terran Orbital Satellite Solutions’ Offering
Demand for small satellites is growing rapidly as both government and commercial customers are increasingly seeking space-based solutions to solve their most critical national security and commercial challenges. Terran Orbital Satellite Solutions is enabling greater access to space by providing U.S.-based, end-to-end, cost-effective small satellite and related space-based systems using agile aerospace design and manufacturing processes.
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Architecture Definition.   Terran Orbital Satellite Solutions provides a modular-designed, pragmatic approach to uncover opportunities, anticipate challenges and determine the best resources for customer projects. We aim to ensure mission success from the outset of every customer project, using years of mission experience to provide customers with detailed mission frameworks. This key phase of the satellite lifecycle sets the foundation for mission success.

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Design & Prototyping.   Terran Orbital Satellite Solutions has a long track record of satellite design to meet and manage a variety of mission requirements. These include system engineering, electronics design and payload interfacing to maximize efficiency. Since the Company’s formation in 2013, Terran Orbital Satellite Solutions’ satellites’ capabilities have grown in size and complexity, setting a strong base for future projects.

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Manufacturing, Integration & Test.   Terran Orbital Satellite Solutions provides manufacturing and final assembly of satellites and provides mission simulation to ensure mission success. We have brought nearly all steps of the manufacturing process in-house, from the manufacturing of parts to the final assembly. We believe that vertical integration is critical to our focus on meeting the highest quality standards necessary for space flight.

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Launch.   As a leading launch integrator for both government and commercial customers, Terran Orbital Satellite Solutions designs and builds deployment systems for nanosatellites and microsatellites and provides launch solutions for nano-, micro- and small satellites. We coordinate and secure launch opportunities with launch provider partners around the world. Terran Orbital Satellite Solutions’ principals have been developing low-cost satellite separation systems since its first launch in 2003. Terran Orbital Satellite Solutions manufactures all of its satellite dispensers in-house, allowing for full control of engineering and flight unit production. This provides us with proper management over a critical stage of the launch process to ensure that the satellite is directed into the correct orbit.

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Operations.   Terran Orbital Satellite Solutions provides end-to-end solutions for space missions from an in-house mission operations center based in Irvine, California and fully integrated ground communications network that includes more than 30 stations in Norway, Australia, Argentina and other parts of the world. We deliver actionable, low-latency information around the clock, with autonomous mission operations utilizing proprietary software both on the spacecraft and throughout our ground infrastructure. Due to our history of mission success, we believe the Terran Orbital Satellite Solutions team has unique experience and institutional knowledge in operating spacecraft throughout all phases of the spacecraft lifecycle. We operate a global network of strategically located ground stations, pairing our own ground stations with partner ground stations where we lease access as needed. We believe that having this control of data downlink provides us with an important advantage in ensuring the timely delivery of key, mission-critical data and insights to our customers.

Terran Orbital Earth Observation Solutions’ Planned NextGen Earth Observation Satellite Constellation
Earth observation is at a tipping point — lower costs to build and launch satellites in constellations, combined with innovative new satellite-based EO technologies will make real-time, persistent Earth observation widely available. Terran Orbital Earth Observation Solutions is building and will ultimately operate what we expect to be the world’s largest and most advanced, commercial NextGen Earth Observation satellite constellation. Terran Orbital Earth Observation Solutions’ data-as-a-service business model is expected to generate a high-growth, high-margin revenue stream for the Company.

EO Satellite Technology:   We are currently planning to build the most advanced NextGen Earth Observation constellation, featuring our innovative and proprietary SAR antenna, mounted on a powerful and proprietary small satellite, and arranged in a 96-satellite constellation in low Earth orbit. Once completed, the constellation will provide daily coverage of 99.9% of the Earth’s population, with regional average (90% mean average) revisit rates as low as 3-7 minutes. The scope and timing of the constellation is subject to continuing assessments of customer demand and the Company’s financial and other resources.
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SAR.   SAR is advanced imaging technology used to capture Earth imagery and create 2D and 3D reconstructions of land and sea objects at any time and in any weather condition. To create a SAR image, successive pulses of radio waves are transmitted to “illuminate” a target scene as the satellite moves, and the echo of each pulse is received and recorded. The pulses are transmitted, and the echoes received using a single antenna. This process forms the synthetic antenna aperture and allows the creation of higher-resolution images than would otherwise be possible with a given physical antenna. Radar provides a true-to-form image of objects on land or at sea, while also capturing other key information like accurate measurements and detection of material differences, such as between oil and water.

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Benefits Over Optical Imagery, or “Earth Observation 1.0.”   Unlike traditional camera-like (electro-optical passive) satellite imaging platforms that rely on the sun to illuminate an object, radar is an active sensor capable of penetrating through clouds, sandstorms, some foliage, and most adverse weather conditions allowing users to “see” and “operate through” these typical limitations. Cloud cover hinders the effectiveness of optical imagery satellites, and is especially common at the Earth’s mid-latitudes, where data is most highly sought-after. SAR is “Earth Observation 2.0,” with radar waves that travel through clouds, smoke, inclement weather and other obstructions to synthetically produce higher resolution images than optical imagery. Additionally, SAR can see as clearly at night as it does during the day, enabling 24/7 coverage. When directed on a target scene, SAR’s radio waves “illuminate” the target, allowing for imagery generation at night. This alone doubles the effectiveness of SAR as compared to optical imagery, which requires a separate source of light.

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The Satellites.   Terran Orbital Earth Observation Solutions satellites are the newest class of spacecraft being built by Terran Orbital Satellite Solutions. These satellites will be considerably larger than the new space competitors that recently entered the marketplace. The extra size will allow Terran Orbital Earth Observation Solutions’ satellites to carry significantly larger solar arrays and battery packs, a combination that will offer considerably higher power generation, utilization and storage than peers. With this size and power, Terran Orbital Earth Observation Solutions’ satellites will carry and power multiple core payloads, centered around its advanced SAR antenna, but also including other sensing devices. This combination of sensing payloads underscores our view of the constellation’s status as an “Earth Observation 3.0” satellite constellation. The larger footprint of Terran Orbital Earth Observation Solutions’ bus will also leave ample room for secondary payloads, which would offer potential avenues for additional revenue generation.

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The Antenna.   Terran Orbital Earth Observation Solutions has developed a state-of-the-art SAR antenna over a period of years to the exacting specifications of a US Government customer. We believe that this antenna provides the most technologically efficient antenna within the limits of its physical form factor. Not only is it more efficient and technologically advanced, this antenna is far larger than peers’ SAR antennas and can therefore direct significantly more energy onto its desired target. More energy makes for a sharper image and more precise SAR data being relayed back to the satellite and on to the customer. This use of power is enabled by Terran Orbital Earth Observation Solutions’ satellite bus which is larger than small satellite competitors. This will deliver significantly more power throughput than commercial off-the-shelf mesh antennas, enabling far clearer images than our competitors. Importantly, we will be able to provide a clear image in one pass, whereas our SAR competitors require five to 10 or more passes over the same target scene in order to stitch and overlay together a clear image. The fact that our competitors must stitch together data from multiple passes in order to provide a usable image is exacerbated by their lower revisit rates.

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The Constellation.   Terran Orbital Earth Observation Solutions takes SAR technology to a higher level by integrating a constellation of SAR satellites with other sensing payloads that continuously travel around the Earth in LEO to provide near persistent global coverage. Terran Orbital Earth

Observation Solutions plans to begin launching the first components of its NextGen Earth Observation constellation into LEO in 2022. Using an incremental build and deployment schedule, the constellation is expected to include 96 satellites by 2026. Once completed, the constellation will provide daily coverage of 99.9% of the Earth’s population, with regional average revisit rates as low as 3-7 minutes. We currently project that the first 24 satellites will be launched by 2024, which we believe will enable the Terran Orbital Earth Observation Solutions satellite constellation to achieve operationally relevant high revisit times of 30 minutes or less.

The Only Solution That Meets Today's Critical Challenges

	Aerial ISR	Traditional Electro-Optical	Traditional SAR	TERRAN ORBITAL Earth Observation Solutions
Tactical Relevance / Speed	✓	✗	✗	✓
See Through Obstructions	→	✗	✓	✓
Global Persistence	✗	→	✗	✓
Value / ROI	✗	✗	✗	✓

Current Solutions Fail to Meet Today's Challenges

Differentiated Technology

Terran will provide persistent, timely data from across the globe

- Sees at night and through clouds
- Ultra-fast revisit rates
- Rich, persistent data for multiple applications
- Continuous development of advanced payloads
- 24/7, 365 Coverage

Source: Company management.

✗ = Does Not Meet Need → = Partially Addresses Need ✓ = Meets Need

TERRAN ORBITAL

Earth Observation Solutions to be Delivered:   Once deployed, Terran Orbital Earth Observation Solutions’ satellite constellation is expected to enable us to tap into the high-growth, high-margin data-as-a-service market for Earth imagery and analytics.
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SAR Data.   Terran Orbital Earth Observation Solutions’ satellites will collect vast amounts of radar data, which will be transmittable directly to government customers in a raw format through Terran Orbital Satellite Solutions’ network of strategically located ground stations. This low latency approach will allow government customers to then process and use the data in near-real time. Terran Orbital Earth Observation Solutions is designed to offer high resolution images, wide field of view images, custom image products and exclusive tasking capabilities.

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Image Processing.   Terran Orbital Earth Observation Solutions’ satellite constellation will be made up of small satellites, which are still considerably larger than competitors’ satellites. The larger bus footprint and power generation of Terran Orbital Earth Observation Solutions’ satellite will allow ample room to devote space and energy to additional onboard processing power. This will allow Terran Orbital Earth Observation Solutions to increase the number of images it transmits by refining data on the satellite and transmitting only useful images to ground stations. Given that the data downlink phase of the process is often a bottleneck, we believe that this image processing feature will increase the efficiency of the NextGen Earth Observation constellation compared to those competitors using smaller satellites.

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Focused Studies.   Terran Orbital Earth Observation Solutions offers proof of concept studies to demonstrate the use case of SAR data for customers’ varied mission requirements. Studies can be directed toward capability matching and payload hosting, given the additional bus space for secondary payloads. Terran Orbital Earth Observation Solutions also offers mission design, trade design and analysis.

Earth Observation Market Opportunity:   Terran Orbital Earth Observation Solutions plans to deliver advanced NextGen Earth Observation solutions to a wide variety of customers.
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National Defense & Intelligence.   Terran Orbital Earth Observation Solutions’ satellite constellation is designed to bring persistent coverage of the Earth’s conflict zones to deliver solutions for monitoring targets of interest, change detection, and near real-time tracking of critical activities at night, through clouds and in any weather condition on land or water.

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Civil Agencies; NASA.   NASA and other civil agencies have a long history of launching SAR payloads on platforms often shared with friendly foreign agencies. We believe NASA and other civil agencies will be able to rely on Terran Orbital Earth Observation Solutions to collect data that is transformative when applied to many of the agency’s scientific goals. From environmental changes to measurement of ice mass, we believe frequent data provided by Terran Orbital Earth Observation Solutions will enhance the use of change detection algorithms already in use by NASA and its partners.

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Maritime Logistics.   Terran Orbital Earth Observation Solutions is expected to be able to identify and track vessels, icebergs and other water hazards in the open water. Frequent revisits over ports inform stakeholders about traffic activity, effects of world events and comprehensive situational awareness for the oceans, lakes and rivers of the world.

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Energy & Utilities.   Terran Orbital Earth Observation Solutions is expected to be able to monitor the crude oil capacity in storage tanks, safety of pipelines, detect oil spills, measure land deformation changes from production and mining activities, and aid in the development of offshore operations.

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Emergency Response.   Terran Orbital Earth Observation Solutions is expected to be able to monitor areas preparing for, experiencing or recovering from natural disasters or human-initiated crises in near real-time.

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Environment & Climate.   Terran Orbital Earth Observation Solutions is expected to be able to monitor global forests, crops, sea ice, fishing areas and livestock to provide insights on issues such as deforestation, supply chains, illegal fishing and sea level changes.

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Business Intelligence.   Terran Orbital Earth Observation Solutions is expected to allow for frequent revisits and unmatched visibility with high-resolution NextGen EO imagery that will enable analysts, researchers, investors and executives to track commerce, characterize assets, monitor production and understand consumer activity.

Strategy Overview
We seek to continue to be a vertically integrated space solutions provider that delivers superior mission outcomes and real time information for defense, intelligence, civil and commercial customers. To continue to accomplish this, we intend to:
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Pursue our $9 billion identified pipeline.   Terran Orbital has identified more than 85 specific programs that it is pursuing in its Satellite Solutions segment. These opportunities are largely with customers where the Company has existing relationships and insight into the competitive dynamics surrounding the opportunities. These specific programs make up over $9 billion in identified revenue opportunities for Satellite Solutions. In addition to these opportunities, management expects new and currently unforeseen programs and opportunities to develop, providing additional potential upside to the identified opportunity.

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Expand into new state-of-the-art facilities.   Given significant customer award momentum, the Company plans to expand its manufacturing capacity through a significant facilities expansion program. The Company has announced plans to build a new approximately 660,000 square foot facility in the Space Coast of Florida with “industry 4.0” technologies that we anticipate will provide contract manufacturing capacity for more than 1,000 satellites per year. When completed, we believe the Space Florida Facility will be one of the largest satellite manufacturing complexes in the world. We believe that executing on this plan expansion will allow us significant capacity to support our growing pipeline of opportunities.

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Drive further vertical integration.   We intend to fabricate and test Printed Circuit Board Assemblies (“PCBA”) directly, allowing us to take control of a critical piece of the satellite manufacturing supply chain. PCBAs make up some of the most crucial components in our satellites and we plan to expand our ability to control the integrity and quality of this element of our supply chain. The new Space Florida Facility, when completed, would house all stages of the satellite manufacturing process, allowing significant efficiencies and minimal friction costs between stages. We expect that any such new planned facility and future facilities, if any, will be strategically located near highly sought-after launch sites, minimizing transport to the following stages of the small satellite life cycle.

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Launch and expand our NextGen Earth Observation satellite constellation, in addition to other next generation sensor payloads.   We have designed and began building our first satellites and plan to begin launching the first components of our NextGen Earth Observation satellite constellation into LEO in 2022. This phase of Terran Orbital Earth Observation Solutions’ journey will be crucial in further proving our strong capabilities and use case to customers. We expect that upon the successful launch and operation of our first NextGen Earth Observation satellites, we will begin the process of marketing and selling high-quality NextGen EO data to customers. We believe the initial data will provide customers the proof they need to levy support from the appropriate stakeholders within their organizations to further enhance our relationships and support the growth of Terran Orbital Earth Observation Solutions’ satellite constellation. Once completed, the constellation will provide daily coverage of 99.9% of the Earth’s population. With our first 24 satellites, we believe Terran Orbital Earth Observation Solutions will offer customers opportunities to receive images of nearly any place on Earth every hour of the day. The Terran Orbital Earth Observation Solutions’ small satellite features reserve physical space, power, and data storage to host other revenue-generating payloads.

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Expand use cases for NextGen Earth Observation satellites.   Radar provides a true-to-form image of objects on land or at sea, while also capturing other key information like accurate measurements and detection of material differences, such as between oil and water. Our NextGen Earth Observation satellites will use SAR to observe and assess the impacts of environmental disasters, informing mitigation efforts. We further believe that our NextGen Earth Observation satellites could also be used for business intelligence and to track global supply chains, such as measuring the displacement of vessels to characterize their cargo. Additionally, our SAR data could be used to evaluate the integrity of a wide variety of infrastructure, informing opportunities for preventative maintenance.

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Selectively explore new strategic initiatives.    We intend to selectively explore opportunities to pursue investments, commercial alliances, partnerships, joint ventures, acquisitions and other strategic initiatives and transactions that we believe may allow us to grow our business, increase our satellite manufacturing capacity and quality, expand into new markets and new customers, broaden our portfolio of services, products and strengthen our relationships with our customers

Competitive Advantage Overview
We strive to be the leading vertically integrated satellite space solutions provider delivering superior mission outcomes and real time intelligence for defense, intelligence and commercial customers. We believe our ability to compete successfully as a commercial provider of small satellite solutions and SAR data does and will depend on several factors, including our ability to maintain flight heritage ahead of our peers, our lead in advanced technology, vertical integration and control over our products and customer confidence in the reliability of our solutions.
Our competitors consist of small satellite providers with varying degrees of in-house capabilities. Terran Orbital Satellite Solutions provides vertically integrated full life cycle small satellite solutions, which allows for total control over our end products and mission solutions. Our competitors include multiple types of Earth observation data constellation providers, from large constellations of very small satellites to smaller constellations of relatively large and higher-cost satellites. Terran Orbital Earth Observation Solutions provides a sizeable small satellite at a competitive cost, through reliance on our in-house manufacturing at Terran Orbital Satellite Solutions. We believe constellation size, scale and refresh rates are critical to the success of a SAR-based mission solution. Our NextGen Earth Observation constellation payloads have additional power requirements over passive optical telescopes and their larger form factor allows for significantly higher power generation and storage. We believe we will have competitive advantages in the arenas in which we operate.
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Proven track record of successful space missions.   A proven track record of success is a key space-specific barrier to entry. The Company has over 65 flight-proven modules and devices that enable it to rapidly respond to customer needs. This deep portfolio of knowledge in design engineering teams has led to the track record of mission success, demonstrated by Terran Orbital Satellite Solutions’ over 80 missions successfully executed. We believe that this storied flight heritage will continue to offer substantial competitive advantages as we continue to stay ahead of competitors in both quality and number of satellites launched. The Company’s flight heritage allows us to avoid the pitfalls that many startups are currently encountering or will likely encounter in their initial endeavors. Our executives have a long track record of building and launching small satellites successfully and have developed unique space components and satellites with a simple and effective modular design. While we believe our competitors are still developing the technology necessary to successfully launch and manage satellites, the Company is perfecting a best-in-class satellite design and has launched satellites into orbit.

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U.S. domicile and leadership team.   Being domiciled in the United States opens our aperture for large U.S. government contracts, while many of our peers are located internationally. Our superior technology aside, the U.S. government has a strong desire to protect intelligence generated by satellite assets and does not want foreign actors to know where they are looking. Our leadership team has worked across the U.S. government and has firsthand knowledge of government customers with over 150 aggregate years of service in the U.S. Air Force, U.S. Navy and U.S. Army, among other government organizations. Our leadership team’s military experience supports an intimate knowledge of government programs and budgets. This government expertise provides unique insight for the Company, driving business development and understanding of our customers’ goals and missions

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Focus on modular vehicles.   We have long taken the approach of making our vehicles modular in nature. We use the same in-house manufactured parts and subsystems for all of our small satellites. This allows us to provide customers with a competitively priced small satellite solution, while maintaining a large degree of customization. This further means that when we develop a new satellite bus, nearly all, if not all, of the parts are space-proven and have operated in space. We believe this provides a significant competitive advantage over our peers when proving our ability to ensure mission success. We believe our substantial catalog of parts and subsystems, developed over a period of years, provides a significant barrier to entry and competitive advantage.

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Unique, ground-breaking technology and high revisit rates.   Terran Orbital Earth Observation Solutions’ satellite constellation has been designed to surpass competitors in cost and effectiveness. Through our years of direct experience in the space industry and successful missions, we believe we have identified the ideal size for a NextGen Earth Observation satellite and constellation. Based on the modular design of our NextGen Earth Observation satellites and our vertical integration that each reduce cost, we expect to be able to build and deploy a larger constellation faster than our small satellite competitors. Given the significant capital outlay, we expect our competitors developing large SAR satellites at significantly higher costs will only field one or a few satellites at a time, meaning their constellation revisit rates will be significantly lower than ours. As such, we believe that our 96-satellite constellation will have both a scale and cost advantage over all other competitors in the market.

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Significant backlog and pent-up customer demand.   We believe the need for NextGen EO imagery and data is large and unmet by competitors, with warfighters, civil customers and commercial customers seeking technology superior to current solutions. While current solutions fail to deliver consistent coverage of Earth’s surface, SAR is able to deliver data to customers without regard to the factors that have historically hindered traditional satellite imagery. SAR has a wide base of applications, including reconnaissance, space domain awareness, weather, agriculture and logistics tracking. We believe this diverse set of use cases and need for offering near persistent monitoring will continue to provide Terran Orbital with a strong and differentiated customer base.

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Reduced capital requirements and increased mission assurance.   We plan to manufacture Terran Orbital Earth Observation Solutions’ satellite constellation in-house, enabling us to better manage and control project time, scale and costs. We believe this distinguishes us from competing satellite-based solution providers that we believe are more reliant on third party providers. This control over nearly the entire manufacturing process has the added effect of delivering much higher quality standards and driving mission assurance.
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Partnership with and compatibility across launch providers.   We have relationships with several launch providers, including SpaceX, through years of experience in securing launch vehicle opportunities and launching satellites for customers around the world. Our satellite deployers can be tailored to meet customers’ specific launch program needs and to fit on most launch vehicles. This gives our customers ultimate flexibility around timing and availability of launches. We believe our flexibility also ensures a competitive market for our launch providers, driving efficiencies for our customers. As additional rocket operators emerge, we will continue to actively incorporate compatibility to increase customer accessibility.

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Industry-leading team of engineers.   Our technology team has developed exceptional technology, which underpins our position at the forefront of the small satellite industry. The engineering team is led by professionals who have held senior level positions across a diverse set of governmental and commercial entities. At Terran Orbital, this team has created a wide set of systems at the intersection of quality and advanced technology, while preserving the ability to upgrade those systems even after launch. In addition to demonstrating success, our flight heritage has led to outsized opportunities and breadth of experience for our team, making for an experienced and highly capable base of engineers.

Global Space Economy Overview
Prior to the 1980s, the space industry in the United States existed in a monopoly controlled by the U.S. government, with all launches conducted under the supervision of a federal agency. Over the past three decades, however, the space industry has transformed from one dominated by government actors into a robust commercial marketplace. Companies across many space-related verticals have found success in a fast-growing market with consistent demand from both government and private customers.
Much of the industry is driven by government demand for solutions in areas such as weather-monitoring, communications and intelligence. The U.S. government has displayed a commitment to encouraging a robust and competitive commercial space sector by demonstrating a reliance on private companies to catalyze innovation and advance national space objectives. In addition to government funding and contracting, private capital has recently begun to enter the space market. This growth in private investment in the commercial space industry, combined with a substantial reduction in space launch costs, has led to a wave of new companies reinventing parts of the traditional space industry.
As the space market has grown in size and sophistication, various tangential industries and markets have become directly impacted by advances in the space market, causing an increase in the number of end-markets available to space-focused businesses. Today’s space market is largely driven by satellite technologies and applications (including Earth observation), space tourism, extraction of space resources and in-space manufacturing.
Terran Orbital addresses the core space markets of satellite design & production and mission operations as well as Earth observation.
Satellite Design & Production and Mission Operations Market
Though the launch and maintenance of larger satellites have been a staple of the space industry since virtually its inception, market participants have recently shifted focus to small satellites. Before 2018, small satellites were not a priority for government and commercial market participants. Today, however, several hundred small satellites are produced and launched per year and the small satellite industry is growing at a rate that suggests several thousand small satellite launches per year may be a near-term reality. Further, the rise of the small satellite market has created new market segments of nanosatellites and microsatellites, weighing less than 10 kilograms and between 10 and 100 kilograms, respectively. The decrease in the average size of satellites has coincided with a decrease in the average cost of satellites, driving an increase in demand from market participants for whom building satellite constellations or purchasing proprietary satellite-produced data was previously cost-prohibitive. According to Frost & Sullivan, the satellite design and production industry is expected to exceed $190 billion in cumulative revenue for 2021 to 2026.
The satellite mission operations industry has evolved in recent years to accommodate customers with no space expertise whose mission can be accelerated through the use of satellites or other space technology. Mission operations service providers contract with launch providers to secure space launch access for customers. They also purchase and operate ground equipment, including control centers and communications systems that link satellites to ground control to operate the satellite once in orbit. According to Euroconsult, the satellite mission operations industry is expected to exceed $115 billion in cumulative revenue for 2021 to 2026.
Earth Observation Market
A major growth opportunity for the global space economy is Earth observation. Satellite-based Earth observation uses remote sensing techniques to collect information on Earth and we believe has far-reaching applications across end-markets such as defense, intelligence, infrastructure, engineering, natural resource management, and disaster management. Primary customers of the Earth observation industry consist of both government entities and commercial market participants. These customers are becoming more reliant on timely Earth observation data to monitor key changes around the world, including monitoring potentially hostile actors and events at key strategic locations. As commercial satellite Earth observation data has become more widely available, demand for the data has grown. The Earth observation market is benefiting from an increase in demand as geospatial intelligence plays an increasingly critical role in decision-making for defense, intelligence and civil government agencies and commercial organizations. Additionally, the rise in the accessibility of big data, artificial intelligence and integration platforms capable of processing diverse data sets have led to increased demand for the large quantities of data created by Earth observation satellites. According to Euroconsult, the Earth observation market is expected to exceed $35 billion in cumulative revenue for 2021 to 2026, though we believe the total addressable market, including both commercial and classified government programs, to be 3x larger for trusted U.S. providers.
Regulatory
Our business is subject to extensive regulation in the industries we serve.
U.S. Government Contracts.   A substantial portion of Terran Orbital’s revenue is derived from services, where Terran Orbital serves as a subcontractor to third parties, ultimately provided to the U.S. government. U.S. government contracts are subject to termination by the government, either for convenience or for default in the event of our failure to perform under the applicable contract. In the case of a termination for convenience, we would normally be entitled to reimbursement for our allowable costs incurred, termination costs and a reasonable profit. If terminated by the government as a result of our default, we could be liable for payments made to us for undelivered goods or services, additional costs the government incurs in acquiring undelivered goods or services from another source and any other damages it suffers. Our U.S. government contracts generally are subject to the Federal Acquisition Regulation (“FAR”), which sets forth policies, procedures and requirements for the acquisition of goods and services by the U.S. government; department-specific regulations that supplement the FAR, such as the DoD’s Defense Federal Acquisition Regulation Supplement (“DFARS”); and other applicable laws and regulations. These regulations impose a broad range of requirements, many of which are unique to government contracting, including various procurement, import and export, security, contract pricing and cost, audit and product integrity requirements. Our contracts with the U.S. government are also subject to audits. Agencies that oversee contract performance include: the Defense Contract Audit Agency (“DCAA”), the Defense Contract Management Agency, the Inspectors General of the DoD and other departments and agencies, the Government Accountability Office, the Department of Justice, and Congressional Committees. From time to time, agencies investigate or conduct audits to determine whether our operations are being conducted in accordance with applicable requirements. Such investigations and audits may be initiated due to a number of reasons, including routine periodic audits or as a result of a whistleblower complaint. Such investigations and audits could result in administrative, civil or criminal liabilities, including repayments, fines, treble or other damages, forfeitures, restitution, or penalties being imposed upon us, the suspension of government export licenses or the suspension or debarment from future U.S. government contracting. The U.S. government also reserves the right to debar a contractor from receiving new government contracts for fraudulent, criminal or other improper conduct. For further discussion of risks relating to our U.S. government contracts, see “Risk Factors — Risks Related to Terran Orbital’s Business and New Terran Orbital Following the Business Combination — Terran Orbital has government customers, which subjects it to risks including early termination, audits, investigations, sanctions and penalties.”
Commercial Aerospace Product Regulation.   We are required to comply with the laws and regulations of, and often obtain approvals from, national and local authorities in connection with our services. Satellites are to be operated in a manner consistent with the regulations and procedures of the International Telecommunication Union (“ITU”), a specialized agency of the United Nations, which requires the coordination of the operation of satellite systems in certain circumstances, and more generally are intended to avoid the occurrence of harmful interference among different users of the radio spectrum. Terran Orbital’s business, both as the manufacturer/operator of satellites for others and as the owner/operator of the NextGen Earth Observation constellation, is subject to extensive rules, regulations, statutes, orders and policies imposed by the government in the United States and in foreign jurisdictions. The Federal Communications Commission (“FCC”) is responsible for authorizing the operation of commercial spacecraft, and also authorizes non-U.S. licensed spacecraft to be used to serve the United States. The FCC also licenses the operation of satellite earth stations and regulates the technical and other aspects of the operation of these facilities. The Department of Commerce, through NOAA CRSRA office, regulates and licenses the operation of private Earth remote sensing space systems, such as the NextGen Earth Observation constellation.
Terran Orbital believes it currently has all of the government authorizations required for satellites it has built and operates for third parties.
Terran Orbital plans to operate the NextGen Earth Observation constellation under filings made by Norway with the ITU and will need to secure a license from Norway authorizing Terran Orbital to operate its satellite system. The orbital location and frequencies for Terran Orbital’s satellites are subject to the ITU’s regulations, including its frequency registration and coordination procedures, and its various provisions on spectrum usage. Those procedures are specified in the ITU Radio Regulations and seek to facilitate shared international use of limited spectrum and orbital resources in a manner that avoids harmful interference. Among other things, the ITU regulations set forth procedures for establishing international priority with respect to the use of such resources, deadlines for bringing satellite networks into use in order to maintain such priority, and coordination rights and obligations with respect to other networks, which vary depending on whether such networks have higher or lower ITU priority. Further licensing by Norway may be required if material changes to the NextGen Earth Observation constellation are made. Terran Orbital has already been issued a NOAA license for initial operations of the NextGen Earth Observation constellation in the United States.
Terran Orbital also will need to secure FCC authority for the ground segment to communicate with the NextGen Earth Observation constellation namely through licenses to operate fixed earth stations located in the United States. Earth station licenses generally are granted for 15 year terms, and typically are renewed in the ordinary course. Major changes in earth station operations would require prior approval by the FCC. The operation of Terran Orbital’s U.S. earth stations is subject to various license conditions, as well as the technical and operational requirements of the FCC’s rules and regulations. It is also possible that Terran Orbital may apply to the FCC for a spacecraft license for the NextGen Earth Observation constellation if Terran Orbital believes this is advisable.
International Traffic in Arms Regulations (“ITAR”) and Export Controls.   Our business is subject to, and we must comply with, stringent U.S. import and export control laws, including the ITAR, administered by the U.S. Department of State, Bureau of Political Military Affairs’ directorate of Defense Trade controls (“DDTC”) and Export Administration Regulations (“EAR”), administered by the BIS. The ITAR generally restricts the export of hardware, software, technical data, and services that have defense or strategic applications. The EAR similarly regulates the export of hardware, software, and technology that has commercial or “dual-use” applications (i.e., for both military and commercial applications) or that have less sensitive military or space-related applications that are not subject to the ITAR. The regulations exist to advance the national security and foreign policy interests of the United States.

The U.S. government agencies responsible for administering the ITAR and the EAR have significant discretion in the interpretation and enforcement of these regulations. The agencies also have significant discretion in approving, denying, or conditioning authorizations to engage in controlled activities. Such decisions are influenced by the U.S. government’s commitments to multilateral export control regimes, particularly the Missile Technology Control Regime concerning the spaceflight business.
Many different types of internal controls and measures are required to ensure compliance with such export control rules. In particular, we are required to maintain registration under the ITAR; determine the proper licensing jurisdiction and classification of products, software, and technology; and obtain licenses or other forms of U.S. government authorizations to engage in activities, including the performance by foreign persons, related to and who support our spaceflight business. Under the ITAR, we must receive permission from DDTC to release controlled technology to foreign person employees and other foreign persons.
The inability to secure and maintain necessary licenses and other authorizations could negatively affect our ability to compete successfully or to operate our spaceflight business as planned. Failure to comply with export control laws and regulations could expose us to civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts, or limitations on our ability to enter into contracts with the U.S. government. In addition, any changes in export control regulations or U.S. government licensing policy, such as that necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations. For further discussion of risks relating to ITAR and export controls, see “Risk Factors — Risks Related to Terran Orbital’s Legal and Regulatory Matters — Terran Orbital is subject to stringent U.S. export and import control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to secure timely U.S. government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operation.”
Environmental Regulation.   We are subject to various federal, state, provincial, local and international environmental laws and regulations relating to the operation of our business, including those governing pollution, the handling, storage, disposal and transportation of hazardous substances and the cleanup of contamination should it arise. The imposition of more stringent standards or requirements under environmental laws or regulations or a determination that we are responsible for a release of hazardous substances at our sites could result in significant costs, including cleanup costs, fines, sanctions and third-party claims. In addition, we could be affected by future regulations imposed in response to concerns over climate change, other aspects of the environment or natural resources.
Other Applicable Regulations.   We conduct our business through subsidiaries and affiliates worldwide. As a result, our business and operations are subject to additional U.S. and non-U.S. laws, regulations, and procurement policies and practices, including regulations relating to foreign investment in the United States, exchange controls, anti-corruption, and cash repatriation. Our international sales are also subject to varying currency, political and economic risks. See “Risk Factors — Risks Related to Terran Orbital’s Legal and Regulatory Matters — Our business is subject to various regulatory risks that could adversely affect our operations.”
Human Capital Resources
As of January 31, 2022, Terran Orbital had over 270 employees, none of whom are subject to any collective bargaining agreement. Terran Orbital generally considers its relations with its employees to be positive.
Terran Orbital’s success largely depends on its hiring and retaining top talent across the entire organization, with primary emphasis on key engineering capabilities. Terran Orbital competes for talent within specialized industries across the U.S., particularly in California and Florida, and in Italy. In order to attract and retain top talent, Terran Orbital focuses on providing an innovative and safe workplace, while offering competitive compensation, health benefits and retirement planning. Most employees are shareholders of the Company and have an equity ownership that is intended to align employee retention and value creation. Terran Orbital provides employees with a structured performance management process and continuous feedback in order to further employee development. Terran Orbital values and prioritizes the health and safety of its team members and customers. Terran Orbital continually works to foster a culture of safety that enables its employees to minimize risk and to understand and follow safety rules, as well as to identify and correct unsafe actions, behaviors or situations. Terran Orbital focuses on compliance with all applicable environmental, health and safety requirements. Terran Orbital also offers its employees and their families comprehensive health and wellness rewards to help them achieve their best overall self. Terran Orbital promotes safe behaviors at work in order to avoid safety incidents, enhance employee wellness and minimize its environmental impact.
Terran Orbital is committed to its code of conduct, which outlines its commitment to its customers, its investors, its communities and to one another. Terran Orbital’s code of conduct provides a framework of what is expected of its employees and ensures it continues to foster a culture of high integrity. We also require certification to our code of conduct upon hiring new employees as well as require all new employees to take ethics and compliance training provided by a third-party vendor and offer additional compliance courses on a regular basis thereafter. Terran Orbital adheres to the governance requirements established by federal and state law, and strives to establish appropriate risk management methods and control procedures to adequately manage monitor, and control the major risks it may face day to day.
As a contractor of the U.S. government, all employees of Terran Orbital in the U.S. are required to be fully vaccinated against COVID-19, with the exception of approved medical disability or sincere religious exemptions. Terran Orbital follows The Centers for Disease Control and Prevention guidelines with regards to quarantining, masking and social-distancing. As a lean organization, Terran Orbital experienced challenges during the early stages of the COVID-19 pandemic as employees who tested positive for COVID-19 were required to quarantine and could not participate in production activities on-site. The increase in vaccination rates, among other developments in the COVID-19 pandemic, has mitigated operational disruptions.
Resources
Intellectual Property
We own a portfolio of U.S. and foreign trademark registrations and application as well as domain name registrations. In addition, we own other intellectual property such as unpatented trade secrets, know-how, proprietary data and software. Additionally, we rely on licenses of certain intellectual property to conduct our business operations, including certain proprietary rights to and from third parties. The U.S. government typically holds licenses to patents developed in the performance of U.S. government contracts and may use or authorize others to use the inventions covered by these patents for certain purposes. While our intellectual property rights in the aggregate are important to our operations, we do not believe that any particular trade secret, trademark, copyright, license or other intellectual property right, standing alone, is of such importance that its loss, expiration or termination would have a material effect on our business as a whole.
Raw Materials
Our business is generally engaged in limited manufacturing activities and have minimal exposure to fluctuations in the supply of raw materials. In manufacturing our products, we use our own production capabilities as well as a diverse base of third-party suppliers and subcontractors. Certain aspects of our manufacturing activities require relatively scarce raw materials; occasionally, we have experienced difficulty in our ability to procure raw materials, components, sub-assemblies and other supplies required in our manufacturing processes.
Research and Development
We have both internally and externally funded research and development projects. Our current and future business is dependent on developing new enhancements and technology that go into our existing and future products and services. Our annual research and development expenses from continuing operations were $1.3 million in 2020. We intend to continue our focus on research and development and product and service enhancements as a key strategy for innovation and growth. Our efforts will continue to be directed into fields that we believe offer the greatest opportunities for long-term growth and profitability.
Facilities
We operate out of offices located in Irvine, California and Boca Raton, Florida. We have manufacturing facilities in Irvine, California (approximately 37,750 square foot facility), Santa Maria, California (approximately 11,520 square foot facility) and Torino, Italy (approximately 4,090 square foot facility) used for satellite manufacturing, assembly, integrating and testing. All of our properties are leased.
We are also in discussions to lease property for, build and finance, in partnership with Space Florida, Florida’s aerospace and spaceport development authority, a new $300 million campus totaling approximately 660,000 square foot of “industry 4.0 “ small satellite manufacturing facility, which is currently planned to be located in Brevard County, Florida, that we estimate will provide us with contract manufacturing capacity for more than 1,000 small satellites annually. We believe this facility will be the largest small satellite manufacturing facility in the world and we are targeting completion within 36 months of the finalization of the terms of the Space Florida Facility.
We also operate from, but do not own, a global network of approximately 32 ground stations, pairing our own ground stations with partner ground stations where we lease access as needed.
Legal Proceedings
Terran Orbital and its properties are subject from time to time to various claims and legal proceedings that arise in the ordinary course of business. Neither Terran Orbital nor any of its properties are currently subject to any material legal proceeding, nor, to our knowledge, is any material legal proceeding, administrative or judicial proceeding threatened against us or any of our properties.

TERRAN ORBITAL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to “Terran Orbital,” the “Company,” “we,” “us,” or “our” refer to the business of Terran Orbital Corporation and its subsidiaries prior to the consummation of the Business Combination. The following discussion and analysis of Terran Orbital’s financial condition and results of operations should be read in conjunction with the sections titled “Selected Historical Financial Information of Terran Orbital” and Terran Orbital’s consolidated financial statements and related notes and Terran Orbital’s unaudited consolidated financial statements and related notes and other information included elsewhere in this proxy statement/prospectus. In addition to historical data, this discussion contains forward-looking statements about Terran Orbital’s business, results of operations, cash flows, financial condition and prospects based on current expectations that involve risks, uncertainties and assumptions. Terran Orbital’s actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “General Information — Cautionary Note Regarding Forward-Looking Statements; Market, Ranking and other Industry Data” included elsewhere in this proxy statement/prospectus. Additionally, Terran Orbital’s historical results are not necessarily indicative of the results that may be expected for any period in the future.
OVERVIEW
The Company is a U.S.-based manufacturer, owner and operator of satellites, and provider of space-based solutions to U.S. government defense, intelligence and civil agencies as well as aerospace and defense prime contractors and numerous other governmental and commercial businesses that operate in the high-growth sectors of satellite and space-based solutions. Through its subsidiary Tyvak Nano-Satellite Systems, Inc. (“Tyvak”), the Company is a leading provider of next-generation, turnkey satellite solutions focused primarily on the small satellite market. The Company accesses the international market through both Tyvak and its Torino, Italy based subsidiary, Tyvak International S.R.L. (“Tyvak International”). Through its subsidiary PredaSAR Corporation (“PredaSAR”), the Company is developing and expects to deploy a constellation of Earth observation satellites that will feature Synthetic Aperture Radar (“SAR”) capabilities and provide SAR-based data and mission solutions that it believes will be distinguished by breadth of coverage, revisit rates and ability to observe and detect during day and night and through clouds and other interference.
BASIS OF PRESENTATION
All financial information presented in this section include the accounts of Terran Orbital Corporation and its subsidiaries, and have been prepared in U.S. dollars in accordance with generally accepted accounting principles in the United States of America (“GAAP”). All intercompany transactions have been eliminated.
The Company’s Chief Executive Officer is its chief operating decision maker (the “CODM”). The Company reports segment information based on how the CODM evaluates performance and makes decisions about how to allocate resources. Accordingly, the Company has two operating and reportable segments: Satellite Solutions and Earth Observation Solutions.
The reportable segments are defined as follows:
•
Satellite Solutions

The Satellite Solutions segment consists of Tyvak and Tyvak International. The Satellite Solutions segment is a vertically integrated satellite provider with modern facilities and a global ground station network that delivers end-to-end satellite solutions, including spacecraft design, development, launch services and on-orbit operations for critical missions across a number of applications in a variety of orbits, and for Lunar and Mars missions, to governmental agencies and commercial businesses.
•
Earth Observation Solutions

The Earth Observation Solutions segment consists of PredaSAR, which was formed in 2018 and is still in its developmental stage and does not yet generate any material revenue. Through the Satellite

Solutions segment, the Earth Observation Solutions segment has commenced developing satellites and intends to continue to develop, build, launch and operate a constellation of Earth observation satellites that will feature SAR capabilities and provide SAR-based data and mission solutions that it believes will be distinguished by breadth of coverage, revisit rates and ability to observe and detect during day and night and through clouds and other interference. In addition to its SAR-based data capabilities, the Earth Observation Solutions segment plans to provide secondary payload solutions and onboard data processing capabilities to its customers. These secondary payloads may include additional Earth observation imaging sensors, including but not limited to electro-optical and infrared, and inter-satellite communications such as optical links or other mission solutions capabilities. The Earth observation satellite constellation of 96 satellites is planned to be completed and in-orbit by 2026, with the first satellite expected to launch in 2022. The scope and timing of the constellation is subject to continuing assessments of customer demand and the Company’s financial and other resources.
The CODM uses income (loss) from operations by segment as the segment profitability measure in order to evaluate segment performance. Income (loss) from operations by segment excludes share-based compensation expense and corporate and other costs included within the Company’s consolidated income (loss) from operations.
COVID-19 PANDEMIC
During March 2020, the World Health Organization declared the outbreak of a novel coronavirus as a pandemic (the “COVID-19 Pandemic”), which has become increasingly widespread across the globe. The COVID-19 Pandemic has negatively impacted the global economy, disrupted global supply chains, and created significant volatility and disruption in the financial and capital markets. The capital markets began to improve towards the end of the second quarter of 2020 and continued to improve into the third quarter of 2020. During the fourth quarter of 2020, a number of pharmaceutical companies successfully developed a COVID-19 vaccine, which received emergency use authorization from the U.S. Food and Drug Administration (the “FDA”). Towards the end of the fourth quarter of 2020, the U.S. began a phased roll-out of the vaccine. The extent of the impact of the COVID-19 Pandemic on the Company’s operational and financial performance will depend on the success of the vaccines and the roll-out effort.
During March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law. During May 2020, the Company received $2.5 million related to the origination of a loan pursuant to the U.S. Small Business Administration (“SBA”) Paycheck Protection Program under Title I of the CARES Act (the “PPP Loan”). In June 2020, the terms of the PPP Loan were amended with the passing of the Paycheck Protection Program Flexibility Act (“PPPFA”). For any amounts that are unforgiven, the terms of the loan will be an interest rate of 1% and a maturity date of two years. During October 2020, the Company filed for forgiveness of the PPP Loan as 100% of the proceeds were utilized for qualified payroll and payroll related costs in accordance with the applicable provisions governing the PPP Loan. During June 2021, the SBA paid the lender the full amount of principal and interest on the PPP Loan. The Company recorded a gain on extinguishment of the PPP Loan of approximately $2.6 million in June 2021.
The CARES Act also includes several significant business income tax provisions. In connection with the CARES Act, the Company benefited from the five-year carryback rule which allowed the Company to carryback a portion of its net operating losses (“NOLs”) to the 2015 and 2016 tax years.
The COVID-19 Pandemic has contributed to a worldwide shortage of electronic components. The reduced availability to receive electronic components used in the Company’s operations has negatively affected its ability to deliver products and services to customers. The Company considered the emergence and pervasive economic impact of the COVID-19 Pandemic in its assessment of its financial position, results of operations, cash flows, and certain accounting estimates as of and for the nine months ended September 30, 2021 and as of and for the year ended December 31, 2020. Due to the evolving and uncertain nature of the COVID-19 Pandemic, it is possible that the effects of the COVID-19 Pandemic could materially impact the Company’s estimates and consolidated financial statements in future reporting periods.

RECENT DEVELOPMENTS
Reserve for Anticipated Losses on Contracts
The Company establishes loss reserves on contracts in which the estimated cost-at-completion exceeds the estimated revenue. The loss reserves are recorded in the period in which a loss is determined. From time to time, the Company may strategically enter into contracts with low or negative margins relative to other contracts or that are at risk of cost overruns. This may occur due to strategic decisions built around positioning the Company for future contracts or to enhance the Company’s product and service offerings. However, in some instances, loss contracts may occur from unforeseen cost overruns which are not recoverable from the customer.
As of December 31, 2018, the Company’s reserve for anticipated losses on contracts totaled approximately $9.7 million and has decreased to $871 thousand as of September 30, 2021. The Company’s reserve for anticipated losses on contracts resulted from a combination of strategic decisions and unforeseen cost overruns and primarily related to contracts entered into prior to December 31, 2018. The decrease in the reserve for anticipated losses on contracts was related to the completion, partial completion, or modification of such contracts.
The Company expects that it may experience additional losses on contracts in the future and that such future losses may occur at levels and frequencies different from historical experience. Such losses may be due to strategic decisions, cost overruns or other circumstances within or outside of the Company’s control. Accordingly, historical experience with loss contracts is not indicative or predictive of future experience with loss contracts.
PredaSAR Merger
On February 26, 2021, the Company entered into an agreement with non-controlling interest holders of convertible preferred stock in PredaSAR (the “Series Seed Preferred Stock”) to exchange all 25,000 shares of Series Seed Preferred Stock for shares of the Company’s common stock (the “PredaSAR Merger”). Each holder of the Series Seed Preferred Stock received 15.523 shares of the Company’s common stock for each share of Series Seed Preferred Stock, resulting in the issuance of 388,064 shares of the Company’s common stock. Fractional shares were settled in cash and were not material. The PredaSAR Merger resulted in PredaSAR becoming a wholly owned subsidiary of Terran Orbital Corporation.
In connection with the PredaSAR Merger, the PredaSAR Corporation 2020 Equity Incentive Plan (the “PredaSAR Plan”) was terminated. The stock options granted under the PredaSAR Plan were modified by cancellation and replacement with restricted stock units (“RSUs”) granted under the Amended and Restated Terran Orbital Corporation 2014 Equity Incentive Plan (the “2014 Plan”).
Senior Secured Notes due 2026
On March 8, 2021, the Company issued $87 million aggregate principal amount of senior secured notes due April 1, 2026 (the “Senior Secured Notes due 2026”) which resulted in gross proceeds of $50 million from Lockheed Martin Corporation (“Lockheed Martin”) and the exchange of $37 million then outstanding 3.05% convertible promissory notes due July 23, 2028 (the “Convertible Notes due 2028”). The Senior Secured Notes due 2026 bear interest at the rate of 11% per annum; provided unless the Company has entered into a business combination with a special purpose acquisition company or similar entity, the annual interest rate will increase automatically by 0.25% on March 8, 2022 and will increase by an additional 0.25% for every subsequent 90-day period, subject to certain exceptions. Interest is payable on the Senior Secured Notes due 2026 beginning on March 8, 2022 and for each calendar quarter end thereafter until maturity. Prior to March 8, 2024, the Company has the option to pay the interest on the Senior Secured Notes due 2026 in-kind in lieu of cash.
In connection with the issuance of the Senior Secured Notes due 2026, the Company issued warrants to the holders of the Senior Secured Notes due 2026 which provides for the option to purchase 0.34744% of the Company’s common stock for $0.01 per share or to receive a cash payment of approximately $7 million if the warrants are not exercised prior to maturity or repayment of the Senior Secured Notes due 2026 (the “Inducement Warrants”).
In connection with the exchange and extinguishment of the Convertible Notes due 2028 for the issuance of the Senior Secured Notes due 2026, the Company issued detachable warrants expiring in 2028 to purchase 943,612 shares of common stock at an average exercise price of $39.06 (the “Detachable Warrants”). The Company recorded a loss on extinguishment of debt of $70.5 million in connection with the extinguishment of the Convertible Notes due 2028.
The Business Combination
On October 28, 2021, we entered into the Business Combination Agreement, by and among Tailwind Two, Merger Sub, and Terran Orbital. The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) approval of the Business Combination Agreement and the Merger by the Terran Orbital stockholders; (iii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iv) Tailwind Two having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and the Debt Financing; (v) the Net Debt Condition; (vi) the approval by NYSE or Nasdaq of our initial listing application in connection with the Business Combination (also see “Risk Factors — The NYSE or Nasdaq may delist New Terran Orbital’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New Terran Orbital to additional trading restrictions.”); (vii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; (viii) the consummation of the Domestication; (ix) the requisite consents have been obtained from Terran Orbital’s equityholders and noteholders; (x) either (a) the FP Note Purchase Agreement shall have been executed and the financing pursuant to such agreements shall be available to Terran Orbital on the terms provided in the FP Note Purchase Agreement, or (y) definitive documents shall have been executed by Terran Orbital with respect to alternative financing arrangements mutually acceptable to Terran Orbital and Tailwind Two; and (xi) the absence of a Terran Orbital Material Adverse Effect.
The affirmative vote of a majority of the votes cast by holders of Tailwind Two Ordinary Shares, voting together as a single class at a meeting at which a quorum is present, is required to approve the Business Combination Proposal. For more information about the estimated financial impacts of the Business Combination, see “Unaudited Pro Forma Condensed Combined Financial Information.”
RESULTS OF OPERATIONS
Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020
The following table presents our condensed consolidated results of operations for the nine months ended September 30, 2021 and 2020:
	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change
Revenue	$30,158	$18,409	$11,749
Cost of sales	23,905	10,788	13,117
Gross profit	6,253	7,621	(1,368)
Operating expenses:
Selling, general and administrative expenses	30,580	12,534	18,046
Loss from operations	(24,327)	(4,913)	(19,414)
Interest expense, net	6,174	904	5,270
Loss on extinguishment of debt	68,102	—	68,102
Other expense (income)	104	(43)	147

	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change
Loss before income taxes	(98,707)	(5,774)	(92,933)
Provision for (benefit from) income taxes	22	(184)	206
Net loss	$(98,729)	$(5,590)	$(93,139)

Revenue
The following table presents revenue by segment for the nine months ended September 30, 2021 and 2020:
	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change
Satellite Solutions	$30,133	$18,390	$11,743
Earth Observation Solutions	25	19	6
Revenue	$30,158	$18,409	$11,749
The increase in revenue attributable to the Satellite Solutions segment was due to continued progress made in satisfying our existing customer contracts and reflects the favorable impact of a significant contract that commenced in late 2020.
The Earth Observation Solutions segment is still in its developmental stage and generates limited revenue by providing expert analyses and planned technology demonstrations.
Cost of sales
The following table presents cost of sales by segment and other components for the nine months ended September 30, 2021 and 2020:
	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change
Satellite Solutions	$23,778	$10,623	$13,155
Earth Observation Solutions	25	8	17
Share-based compensation expense	102	157	(55)
Cost of sales	$23,905	$10,788	$13,117
The increase in cost of sales attributable to the Satellite Solutions segment was due to an increase of $10.3 million in labor, materials, third-party services, overhead and other direct costs incurred in satisfying our customer contracts, a lower release of reserves for anticipated losses of approximately $3.2 million as a result of continued progress made in satisfying the associated contracts, and an increase in depreciation and amortization of $107 thousand. These increases were partially offset by a reduction of $446 thousand related to scrap and obsolete materials.
The Earth Observation Solutions segment is still in its developmental stage and generates limited revenue by providing expert analyses and planned technology demonstrations, incurring limited cost of sales.
Selling, general and administrative expenses
The following table presents selling, general and administrative expenses by segment and other components for the nine months ended September 30, 2021 and 2020:

	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change
Satellite Solutions	$6,594	$7,498	$(904)
Earth Observation Solutions	2,961	1,804	1,157
Corporate and other	20,596	2,530	18,066
Share-based compensation expense	429	702	(273)
Selling, general and administrative expenses	$30,580	$12,534	$18,046
The increase in selling, general and administrative expenses was primarily due to the following:
•
An increase in corporate, accounting, legal and recruiting fees of $12 million and an increase in corporate salaries and wages of $4.7 million as part of the Company’s efforts to become a public company,

•
An increase in salaries and wages of $1 million due to the ongoing start-up of operations for the Earth Observation Solutions segment,

•
A decrease of $1.2 million due to a higher allocation of indirect labor and overhead to cost of sales as a result of an increase in manufacturing operations in the Satellite Solutions segment, and

•
A decrease in share-based compensation expense primarily as a result of certain larger awards becoming fully vested as of December 31, 2020 coupled with the Company not recognizing expense related to awards granted in 2021 as such awards included a performance condition that was not considered probable of vesting.

The remaining change in selling, general and administrative expenses was not material.
Interest expense, net
The increase in interest expense is due to an increase in the balance of outstanding debt coupled with an increase in interest rate as a result of the issuance of the Senior Secured Notes due 2026 in March 2021, partially offset by an increase in interest capitalized of $728 thousand associated with the Company’s continued development of its NextGen Earth Observation constellation.
Loss on extinguishment of debt
During the nine months ended September 30, 2021, loss on extinguishment of debt totaled $68 million and primarily related to the recognition of the Detachable Warrants and write-off of unamortized deferred financing costs as a result of the exchange and extinguishment of the Convertible Notes due 2028, partially offset by a $2.6 million gain on extinguishment of the PPP Loan.
Provision for (benefit from) income taxes
Provision for income taxes for the nine months ended September 30, 2021 was $22 thousand, resulting in an effective tax rate for the period of 0.0%. The Company had a minimal effective tax rate as a result of the continued generation of NOLs offset by a full valuation allowance recorded on such NOLs as the Company determined it is more-likely-than-not that the Company’s NOLs will not be utilized. The remainder of the Company’s provision for income taxes was related to the Company’s foreign subsidiary.
Benefit from income taxes for the nine months ended September 30, 2020 was $184 thousand, resulting in an effective tax rate for the period of 3.2%. The Company had a minimal effective tax rate as a result of the continued generation of NOLs offset by a full valuation allowance recorded on such NOLs as the Company determined it is more-likely-than-not that the Company’s NOLs will not be utilized. During the nine months ended September 30, 2020, the Company had a favorable impact from the CARES Act, which allowed the Company to carry back its NOLs to the 2015 and 2016 tax years.
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
The following table presents our condensed consolidated results of operations for the years ended December 31, 2020 and 2019:

	Years Ended December 31,
(in thousands)	2020	2019	$ Change
Revenue	$24,879	$21,761	$3,118
Cost of sales	16,860	15,793	1,067
Gross profit	8,019	5,968	2,051
Operating expenses:
Selling, general and administrative expenses	17,438	20,354	(2,916)
Loss from operations	(9,419)	(14,386)	4,967
Interest expense, net	1,216	1,324	(108)
Other expense (income)	4	(1)	5
Loss before income taxes	(10,639)	(15,709)	5,070
Benefit from income taxes	(184)	(22)	(162)
Net loss	$(10,455)	$(15,687)	$5,232
Revenue
The following table presents revenue by segment for the years ended December 31, 2020 and 2019:
	Years Ended December 31,
(in thousands)	2020	2019	$ Change
Satellite Solutions	$24,860	$21,761	$3,099
Earth Observation Solutions	19	—	19
Revenue	$24,879	$21,761	$3,118
The increase in revenue attributable to the Satellite Solutions segment was due to continued progress made in satisfying our existing customer contracts as well as the commencement of work on a new significant contract in late 2020.
The Earth Observation Solutions segment is still in its developmental stage and generates limited revenue by providing expert analyses and planned technology demonstrations.
Cost of sales
The following table presents cost of sales by segment and other components for the years ended December 31, 2020 and 2019:
	Years Ended December 31,
(in thousands)	2020	2019	$ Change
Satellite Solutions	$16,657	$15,616	$1,041
Earth Observation Solutions	8	—	8
Share-based compensation expense	195	177	18
Cost of sales	$16,860	$15,793	$1,067
The increase in cost of sales attributable to the Satellite Solutions segment was due to an increase of $3 million in labor, overhead and other direct costs incurred in satisfying our customer contracts, an increase of $780 thousand related to scrap and obsolete materials and an increase of $603 thousand related to depreciation and amortization. These increases were partially offset by a larger release of reserves for anticipated losses of $2.1 million as a result of favorable contract modifications and continued progress made in satisfying the associated contracts as well as a decrease of $1.3 million related to materials and third party services incurred in satisfying our customer contracts.
The Earth Observation Solutions segment is still in its developmental stage and generates limited revenue by providing expert analyses and planned technology demonstrations, incurring limited cost of sales.

Selling, general and administrative expenses
The following table presents selling, general and administrative expenses by segment and other components for the years ended December 31, 2020 and 2019:
	Years Ended December 31,
(in thousands)	2020	2019	$ Change
Satellite Solutions	$10,331	$16,039	$(5,708)
Earth Observation Solutions	2,714	364	2,350
Corporate and other	3,394	3,219	175
Share-based compensation expense	999	732	267
Selling, general and administrative expenses	$17,438	$20,354	$(2,916)
The decrease in selling, general and administrative expenses was primarily due to the following:
•
A decrease in research and development expenses of approximately $3.9 million in the Satellite Solutions segment as a result of the completion of the development of the Company’s next generation internal modules,

•
A decrease of $1.8 million due to a higher allocation of indirect labor and overhead to cost of sales as a result of an increase in manufacturing operations in the Satellite Solutions segment,

•
A decrease of $756 thousand in legal and accounting expenses associated with the Satellite Solutions segment as a result of certain legal settlements in 2019,

•
An increase in credit losses of $794 thousand largely due to contractual disputes with a customer in the Satellite Solutions segment in 2020,

•
An increase of $2.3 million in salaries and professional fees due to the ongoing start-up of operations for the Earth Observation Solutions segment, which commenced in late 2019,

•
An increase of $200 thousand in corporate legal and professional fees as a result of the expansion of corporate functions, and

•
An increase in share-based compensation expense as a result of additional awards during 2020.

The remaining change in selling, general and administrative expenses was not material.
Interest expense, net
The decrease in interest expense was due to an increase in interest capitalized for the Company’s development of its NextGen Earth Observation constellation, which commenced in late 2019 and was part of construction in progress throughout 2020.
Benefit from income taxes
Benefit from income taxes for 2020 was $184 thousand, resulting in an effective tax rate for the period of 1.7%. The Company had a minimal effective tax rate as a result of the continued generation of NOLs offset by a full valuation allowance recorded on such NOLs as the Company determined it is more-likely-than-not that the Company’s NOLs will not be utilized. During 2020, the Company had a favorable impact from the CARES Act, which allowed the Company to carry back its NOLs to the 2015 and 2016 tax years.
Benefit from income taxes for 2019 was $22 thousand, resulting in an effective tax rate for the period of 0.1%. The Company had a minimal effective tax rate as a result of the continued generation of NOLs offset by a full valuation allowance recorded on such NOLs as the Company determined it is more-likely-than-not that the Company’s NOLs will not be utilized. The remainder of the Company’s benefit from income taxes was related to the Company’s foreign subsidiary.
NON-GAAP MEASURES
To provide investors with additional information in connection with the Company’s results as determined in accordance with GAAP, the Company discloses non-GAAP financial measures, such as Adjusted Gross

Profit and Adjusted EBITDA, that have not been prepared in accordance with GAAP. These non-GAAP measures may be different from non-GAAP measures made by other companies. These measures may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income or other measures of financial performance or liquidity under GAAP.
Adjusted Gross Profit
The Company believes that the presentation of Adjusted Gross Profit is appropriate to provide additional information to investors about its gross profit adjusted for certain non-cash items. Further, the Company believes Adjusted Gross Profit provides a meaningful measure of operating profitability because the Company uses it for evaluating its business performance, making budgeting decisions, and comparing its performance against that of other peer companies using similar measures.
The Company defines Adjusted Gross Profit as gross profit adjusted for (i) share-based compensation expense and (ii) depreciation and amortization.
There are material limitations to using Adjusted Gross Profit. Adjusted Gross Profit does not take into account all items which directly affect our gross profit. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted Gross Profit in conjunction with gross profit as calculated in accordance with GAAP. Refer below for a reconciliation of Adjusted Gross Profit to gross profit (the most comparable GAAP measure).
The following table reconciles Adjusted Gross Profit to gross profit for the nine months ended September 30, 2021 and 2020:
	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change
Gross profit	$6,253	$7,621	$(1,368)
Share-based compensation expense	102	157	(55)
Depreciation and amortization	1,415	1,308	107
Adjusted gross profit	$7,770	$9,086	$(1,316)
The decrease in Adjusted Gross Profit was largely due to a lower release of reserves for anticipated losses as a result of continued progress made in satisfying the associated contracts, partially offset by a reduction in scrap and obsolete materials. Refer to the discussions above under “Results of Operations” for further details.
The following table reconciles Adjusted Gross Profit to gross profit for the years ended December 31, 2020 and 2019:
	Years Ended December 31,
(in thousands)	2020	2019	$ Change
Gross profit	$8,019	$5,968	$2,051
Share-based compensation expense	195	177	18
Depreciation and amortization	1,718	1,115	603
Adjusted gross profit	$9,932	$7,260	$2,672
The increase in Adjusted Gross Profit was largely due to a higher release of reserves for anticipated losses as a result of favorable contract modifications and continued progress made in satisfying the associated contracts, partially offset by an increase in scrap and obsolete materials and depreciation and amortization. Refer to the discussions above under “Results of Operations” for further details.
Adjusted EBITDA
The Company believes that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about its operating profitability adjusted for certain non-cash items, non-routine items that the Company does not expect to continue at the same level in the future, as well as other items that are not core to its operations. Further, the Company believes Adjusted EBITDA provides a meaningful measure of operating profitability because the Company uses it for evaluating its business performance, making budgeting decisions, and comparing its performance against that of other peer companies using similar measures.
The Company defines Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, (iv) share-based compensation expense, and (v) other non-recurring and/or non-cash items.
There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect the Company’s net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP. Refer below for a reconciliation of Adjusted EBITDA to net income or loss (the most comparable GAAP measure).
The following table reconciles Adjusted EBITDA to net loss for the nine months ended September 30, 2021 and 2020:
	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change
Net loss	$(98,729)	$(5,590)	$(93,139)
Interest expense, net	6,174	904	5,270
Provision for (benefit from) income taxes	22	(184)	206
Depreciation and amortization	2,217	2,243	(26)
Share-based compensation expense	531	859	(328)
Loss on extinguishment of debt	68,102	—	68,102
Other, net(a)	6,830	(43)	6,873
Adjusted EBITDA	$(14,853)	$(1,811)	$(13,042)

(a)
Represents other expense (income) and includes certain non-recurring legal and accounting fees related to the Company’s transition to a public company.

The decrease in Adjusted EBITDA was primarily due to a decrease in gross profit and an increase in salaries and wages and legal and accounting fees as a result of the Company’s buildout of operational and corporate capacity. Refer to the discussions above under “Results of Operations” for further details.
The following table reconciles Adjusted EBITDA to net loss for the years ended December 31, 2020 and 2019:
	Years Ended December 31,
(in thousands)	2020	2019	$ Change
Net loss	$(10,455)	$(15,687)	$5,232
Interest expense, net	1,216	1,324	(108)
Benefit from income taxes	(184)	(22)	(162)
Depreciation and amortization	2,934	2,571	363
Share-based compensation expense	1,194	909	285
Other, net(a)	4	(1)	5
Adjusted EBITDA	$(5,291)	$(10,906)	$5,615

(a)
Represents other expense (income).

The improvement in Adjusted EBITDA was primarily due to an increase in gross profit and a reduction in selling, general and administrative expenses. Refer to the discussions above under “Results of Operations” for further details.
KEY PERFORMANCE INDICATORS
The Company views growth in backlog as a key measure of its business growth. Backlog represents the estimated dollar value of executed contracts, including both funded (firm orders for which funding is authorized and appropriated) and unfunded portions of such contracts, for which work has not been performed (also known as the remaining performance obligations on a contract). Order backlog excludes contracts in which the Company recognizes revenue in proportion to the amount it has the right to invoice for services performed and does not include unexercised contract options and potential orders under indefinite delivery/indefinite quantity contracts. Although backlog reflects business associated with contracts that are considered to be firm, terminations, amendments or contract cancellations may occur, which could result in a reduction in our total backlog.
The Company’s backlog totaled $68.4 million and $77.9 million as of September 30, 2021 and December 31, 2020, respectively. As of September 30, 2021, programs associated with Lockheed Martin represent approximately 72% of the Company’s backlog.
LIQUIDITY AND CAPITAL RESOURCES
Liquidity
The Company’s future cash needs are expected to include cash for operating activities, working capital, purchases of property and equipment, strategic investments, development and expansion of facilities, development of its NextGen Earth Observation constellation and debt service requirements.
The Company has historically funded its operations primarily through the issuance of debt and the sale of equity securities. The Company does not expect to generate positive cash flow from operations until at least after 2022. In order to proceed with the Company’s business plan, the Company may need to raise additional funds through the issuance of additional debt, equity or other commercial arrangements, which may not be available to the Company when needed or on terms that the Company deems to be favorable. To the extent the Company raises additional capital through the sale of equity or convertible securities, the ownership interest of its shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common shareholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting the Company’s ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If the Company is unable to obtain sufficient financial resources, its business, financial condition and results of operations may be materially and adversely affected. The Company may be required to delay, limit, reduce or terminate parts of its strategic business plan or future commercialization efforts. There can be no assurance the Company will be able to obtain financing on acceptable terms.
Furthermore, the Company’s ability to meet its debt service obligations and other capital requirements depends on its future operating performance, which is subject to future general economic, financial, business, competitive, legislative, regulatory, and other conditions, many of which are beyond the Company’s control. Changes in the Company’s operating plans, material changes in anticipated sales, increased expenses, acquisitions, or other events may cause the Company to seek equity and/or debt financing in future periods.
As of September 30, 2021, the Company had $17.5 million of cash and cash equivalents, which included $2.5 million of cash and cash equivalents held by its foreign subsidiary. The Company is not presently aware of any restrictions on the repatriation of its foreign cash and cash equivalents; however, earnings of its foreign subsidiary is essentially considered permanently invested in the foreign subsidiary. If these funds were needed to fund operations or satisfy obligations in the U.S., they could be repatriated and their repatriation into the U.S. may cause the Company to incur additional foreign withholding taxes. The Company does not currently intend to repatriate these earnings.

Upon consummation of the Business Combination, the Company’s short-term liquidity requirements include initiatives related to (i) expansion of existing facilities and upgrade of equipment in order to increase operational capacity, (ii) recruitment of additional employees to increase operational needs, (iii) upgrade of information technology and (iv) continued buildout of corporate functions and public company compliance requirements, inclusive of accounting and legal fees. The Company’s long-term liquidity requirements include initiatives related to (i) development of the NextGen Earth Observation constellation, inclusive of ground infrastructure, (ii) development of the Space Florida Facility and (iii) development of new satellite components and data and analytics software and infrastructure. Additionally, the Company’s liquidity requirements include the repayment of debt and other payment obligations incurred upon consummation of the Business Combination. The timing and amount of spend on these initiatives may be materially delayed, reduced, or cancelled depending on the level of redemptions at the time of consummation of the Business Combination.
For more information about the estimated financial impacts of the Business Combination, see “Unaudited Pro Forma Condensed Combined Financial Information.”
Debt
As of September 30, 2021, debt was comprised of the following:
(in thousands) Description	Issued	Maturity	Interest Rate	Interest Payable	Balance
Senior Secured notes due 2026	March 2021	April 2026	11.00%	Quarterly	$92,252
Capital leases	N/A	N/A	N/A	N/A	81
Unamortized discount					(4,162)
Unamortized deferred financing costs					(2,647)
Total debt					85,524
Current portion of long-term debt					23
Long-term debt					$85,501

N/A — Not meaningful
Senior Secured Notes due 2026
On March 8, 2021, the Company issued $87 million aggregate principal amount of the Senior Secured Notes due 2026 which resulted in gross proceeds of $50 million from Lockheed Martin and the exchange of $37 million then outstanding Convertible Notes due 2028. The Senior Secured Notes due 2026 bear interest at the rate of 11% per annum; provided unless the Company has entered into a business combination with a special purpose acquisition company or similar entity, the annual interest rate will increase automatically by 0.25% on March 8, 2022 and will increase by an additional 0.25% for every subsequent 90‑day period, subject to certain exceptions. Interest is payable on the Senior Secured Notes due 2026 beginning on March 8, 2022 and for each calendar quarter end thereafter until maturity. Prior to March 8, 2024, the Company has the option to pay the interest on the Senior Secured Notes due 2026 in-kind in lieu of cash. Interest is payable on the Senior Secured Notes due beginning on March 8, 2022 and for each calendar quarter end thereafter until maturity. As of September 30, 2021, approximately $5 million of contractual interest coupon was accrued and included in the outstanding balance of the Senior Secured Notes due 2026.
The Company, at its option, may prepay the Senior Secured Notes due 2026 at any time at 100% of principal amount, plus accrued and unpaid interest. The Senior Secured Notes due 2026 are subject to mandatory prepayment by the Company upon (i) the occurrence of a qualified public offering of its stock or a business combination with a special purpose acquisition company and (ii) for so long as Lockheed Martin or any of its affiliates holds any portion of the Senior Secured Notes due 2026, in the event of a termination (other than by the Company due to an uncured breach by Lockheed Martin) of a strategic cooperation agreement between the Company and Lockheed Martin (the “Strategic Cooperation Agreement”) or a

material breach by the Company of the Strategic Cooperation Agreement, subject to a 90 day grace period after the Company knows of such breach or receives written notice of such breach from Lockheed Martin.
The Senior Secured Notes due 2026 do not have financial maintenance covenants and, unless an event of default has occurred and is continuing, there is no requirement to make any cash interest, amortization or maturity payments on or before March 8, 2024.
In connection with the issuance of the Senior Secured Notes due 2026, the Company issued the Inducement Warrants, which provides the holders with the option to purchase 0.34744% of the Company’s common stock for $0.01 per share or to receive a cash payment of approximately $7 million if the warrants are not exercised prior to maturity or repayment of the Senior Secured Notes due 2026.
In connection with the exchange and extinguishment of the Convertible Notes due 2028 for the issuance of the Senior Secured Notes due 2026, the Company issued 943,612 Detachable Warrants with an average exercise price of $39.06.
The Company allocated $47.5 million and $2.5 million of the proceeds received to the Senior Secured Notes due 2026 and the Inducement Warrants, respectively. The Company allocated $2.8 million, $148 thousand and $2.3 million of issuance costs to the Senior Secured Notes due 2026, the Inducement Warrants and Detachable Warrants, respectively.
Tyvak International Line of Credit
Tyvak International has a working capital line of credit with a maximum capacity of €300 thousand (the “Tyvak International Line of Credit”). As of September 30, 2021, there were no amounts outstanding under the Tyvak International Line of Credit.
Dividends
The Company intends to retain future earnings, if any, for future operations, expansion and debt repayment (if any) and there are no current plans to pay any cash dividends for the foreseeable future. In addition, the Company’s ability to pay dividends is limited by covenants of the Company’s existing and outstanding indebtedness, including the Francisco Partners Facility, and may be limited by covenants of any future indebtedness. There are no current restrictions in the covenants of the Company’s existing and outstanding indebtedness on the Company’s wholly-owned subsidiaries from distributing earnings in the form of dividends, loans or advances and through repayment of loans or advances to Terran Orbital Corporation.
Upon consummation of the Business Combination, the Company’s existing and outstanding indebtedness will allow for the declaration and payment of dividends or prepayment of junior debt obligations in cash in an amount not to exceed $5 million.
Cash Flow Analysis
The following table is a summary of the Company’s cash flow activity for the nine months ended September 30, 2021 and 2020:
	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change
Net cash used in operating activities	$(27,886)	$(12,472)	$(15,414)
Net cash used in investing activities	(10,523)	(4,753)	(5,770)
Net cash provided by financing activities	43,729	17,087	26,642
Effect of exchange rate fluctuations on cash and cash equivalents	(126)	86	(212)
Net increase (decrease) in cash and cash equivalents	$5,194	$(52)	$5,246
Cash Flows from Operating Activities
The increase in net cash used in operating activities was due to an increase in selling, general and administrative expense primarily related to salaries and wages and legal and accounting fees as a result of the Company’s buildout of operational and corporate capacity. The remainder of the activity in cash flows used in operating activities related to changes in assets and liabilities due to the volume and timing of other operating cash receipts and payments with respect to when the transactions are reflected in earnings.
Refer to the discussions above under “Results of Operations” for further details.
Cash Flows from Investing Activities
The increase in cash flows used in investing activities primarily relates to the development of the Company’s NextGen Earth Observation constellation, which totaled $8.6 million during the nine months ended September 30, 2021 compared to $4.3 million during the nine months ended September 30, 2020. The remainder of the increase relates to the buildout of other corporate and operational facilities.
Cash Flows from Financing Activities
During the nine months ended September 30, 2021, net cash provided by financing activities primarily consisted of $50 million of proceeds received related to the issuance of the Senior Secured Notes due 2026 and the Inducement Warrants, partially offset by $6.4 million of cash paid related to issuance and transaction costs.
During the nine months ended September 30, 2020, net cash provided by financing activities primarily consisted of $14.5 million of proceeds received related to the issuance of the Series Seed Preferred Stock, net of issuance costs, and $2.5 million of proceeds received related to the issuance of the PPP Loan.
The following table is a summary of the Company’s cash flow activity for the years ended December 31, 2020 and 2019:
	Years Ended December 31,
(in thousands)	2020	2019	$ Change
Net cash used in operating activities	$(11,474)	$(7,540)	$(3,934)
Net cash used in investing activities	(7,325)	(5,143)	(2,182)
Net cash provided by financing activities	15,101	9,271	5,830
Effect of exchange rate fluctuations on cash and cash equivalents	138	(13)	151
Net decrease in cash and cash equivalents	$(3,560)	$(3,425)	$(135)
Cash Flows from Operating Activities
While the Company’s operating results improved during 2020, the increase in net cash used in operating activities was primarily due to the timing and volume of operating cash receipts and payments with respect to when the transactions were reflected in earnings. Additionally, the Company started increasing and maintain its inventory levels beginning in 2020.
Refer to the discussions above under “Results of Operations” for further details.
Cash Flows from Investing Activities
The increase in cash flows used in investing activities primarily relates to the development of the Company’s NextGen Earth Observation constellation, which totaled $5.7 million during 2020 compared to $24 thousand in 2019. This increase was partially offset by a reduction in other purchases of property, plant and equipment as a result of the increase in focus regarding the development of the Company’s NextGen Earth Observation constellation.
Cash Flows from Financing Activities
During 2020, net cash provided by financing activities primarily consisted of $14.5 million of proceeds received related to the issuance of the Series Seed Preferred Stock, net of issuance costs, and $2.5 million of proceeds received related to the issuance of the PPP Loan, partially offset by the payment of issuance costs of $2 million related to the Convertible Notes due 2028.

During 2019, net cash provided by financing activities primarily consisted of $9.3 million of proceeds received related to the issuance of Series Seed Preferred Stock, net of issuance costs.
OFF-BALANCE SHEET ARRANGEMENTS
As of September 30, 2021 and December 31, 2020, we do not have any material off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The accompanying consolidated financial statements are prepared in accordance with GAAP, which requires us to select accounting policies and make estimates that affect amounts reported in the consolidated financial statements and the accompanying notes. Management’s estimates are based on the relevant information available at the end of each period. Actual results could differ materially from these estimates under different assumptions or market conditions. The following accounting policies are based on, among other things, estimates and judgments made by management that include inherent risks and uncertainties.
Revenue Recognition
The Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, using the modified retrospective method on January 1, 2020. The adoption of ASC 606 did not result in an adjustment to accumulated deficit.
At contract inception, the Company must assess whether the goods or services promised within the contract represent a performance obligation. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC 606. For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation on a relative basis using the best estimate of the stand-alone selling price of each performance obligation, which is estimated using the expected-cost-plus-margin approach. The Company then recognizes the transaction price allocated to the respective performance obligation as revenue as the performance obligation is satisfied.
Generally, the Company’s contracts with customers are structured such that the customer has the option to purchase additional goods or services. Customer options to purchase additional goods or services do not represent a separate performance obligation as the price for such options reflect the stand-alone selling price for the additional goods or services. The majority of the Company’s contracts with customers have a single performance obligation. The Company generally measures progress towards the satisfaction of a performance obligation over time using the cost-to-cost input method.
As the majority of the Company’s revenue is recognized over time using the cost-to-cost input method, the estimation of revenue and cost-at-completion is complex, subject to many variables and requires significant judgment.
Estimate-at-completion (“EAC”) represents the total estimated cost-at-completion and is comprised of direct material, direct labor and applicable manufacturing overhead applicable to a performance obligation. There is a Company-wide standard and periodic EAC process in which the Company reviews the progress and execution of outstanding performance obligations. As part of this process, the Company reviews information including, but not limited to, any outstanding key contract matters, progress towards completion and the related program schedule, identified risks and opportunities and the related changes in estimates of revenues and costs. The risks and opportunities include the Company’s judgment about the ability and cost to achieve the schedule (e.g., the number and type of milestone events), technical requirements (e.g., a newly-developed product versus a mature product) and other contract requirements. The Company must make assumptions and estimates regarding labor productivity and availability, the complexity of the work to be performed, the availability of materials, the length of time to complete the performance obligation (e.g., to estimate increases in wages and prices for materials and related support cost allocations), execution by subcontractors, the availability and timing of funding from customers and overhead cost rates, among other variables.

Based on the results of the periodic EAC process, any adjustments to revenue, cost of sales, and the related impact to gross profit are recognized as necessary in the period they become known. These adjustments may result from positive program performance, and may result in an increase in gross profit during the performance of individual performance obligations, if it is determined the Company will be successful in mitigating risks surrounding the technical, schedule and cost aspects of those performance obligations or realizing related opportunities. Likewise, these adjustments may result in a decrease in gross profit if it is determined the Company will not be successful in mitigating these risks or realizing related opportunities. Changes in estimates of revenue, cost of sales and the related impact to gross profit are recognized on a cumulative catch-up basis, which recognizes in the current period the cumulative effect of the changes on current and prior periods based on a performance obligation’s percentage of completion. A significant change in one or more of these estimates could affect the profitability of one or more of the Company’s performance obligations.
Contract modifications often relate to changes in contract specifications and requirements. Contract modifications are considered to exist when the modification either creates new or changes the existing enforceable rights and obligations. Most of the Company’s contract modifications are for goods or services that are not distinct from the existing contract due to the significant integration service provided in the context of the contract and are accounted for as if they were part of that existing contract. The effect of a contract modification on the transaction price, and the measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue — either as an increase in or a reduction of revenue — on a cumulative catch-up basis.
Some of the Company’s long-term contracts contain award fees, incentive fees, or other provisions that can either increase or decrease the transaction price. These variable amounts generally are awarded upon achievement of certain performance metrics, program milestones or cost targets and can be based upon customer discretion. Variable consideration is estimated at the most likely amount to which the Company is expected to be entitled. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of the Company’s anticipated performance and all information (historical, current, and forecasted) that is reasonably available.
When the estimated cost-at-completion exceeds the estimated revenue to be earned for a performance obligation, the Company records a reserve for the anticipated losses in the period the loss is determined. The reserve for anticipated losses on contracts is presented as a current liability in the consolidated balance sheets and as a component of cost of sales in the consolidated statements of operations and comprehensive loss in accordance with ASC 605-35, Revenue Recognition — Construction-Type and Production-Type Contracts.
Fair Value Measurements
The measurement of the Company’s share-based compensation awards, Detachable Warrants and Inducement Warrants are all based on the estimated fair value of the Company’s common stock. In the absence of a public market for the Company’s common stock, the valuation of its common stock has been determined using an option pricing model, which considers the guideline publicly-traded company method, guideline transaction method, market calibration method and discounted cash flow method.
For purposes of estimating the fair value of the Company’s common stock, the option pricing model is used to allocate the total enterprise value of the Company to the different classes of equity as of the valuation date. Under the option pricing model, the fair value of common stock is estimated as the net value of a series of call options, representing the present value of the expected future returns to common shareholders. The rights of the common shareholders are equivalent to a call option on any value above the preferred shareholders’ liquidation preferences, adjusted to account for the rights of conversion or participation retained by the preferred shareholders, as applicable. Thus, the common stock can be valued by estimating the incremental value the common stock shares in each of these call option rights.
The significant assumptions used in the option pricing model include:

•
Total enterprise value of the Company based on the guideline publicly-traded company method, guideline transaction method, market calibration method and discounted cash flow method;

•
Liquidation preferences, conversion values, and participation thresholds of different equity classes;

•
Probability-weighted time to a liquidity event;

•
Expected volatility based upon the historical and implied volatility of common stock for the Company’s selected peers;

•
Expected dividend yield of zero as the Company does not have a history or plan of declaring dividends on its common stock; and

•
Risk-free interest rate based on U.S. treasury bonds with a zero-coupon rate.

For purposes of estimating the total enterprise value of the Company, the Company considers the guideline publicly-traded company method, guideline transaction method, market calibration method and discounted cash flow method. A summary of each method and related significant assumptions are as follows:
•
Guideline publicly-traded company method: The guideline publicly-traded company method uses valuation multiples based on the enterprise value in relation to revenue for publicly-traded companies in the same or similar industries as the Company to arrive at an indication of value. Based on the implied valuation multiples of the peer companies, a valuation multiple of historical revenue is selected in order to estimate the enterprise value of the Company as of the valuation date.

•
Guideline transaction method: The guideline transaction method uses valuation multiples based on observed transactions that have occurred in the marketplace for companies in the same or similar industries as the Company to arrive at an indication of value. Based on the observed valuation multiples by comparing the implied enterprise values of the transaction to the respective revenue of the companies being acquired, a valuation multiple of historical revenue is selected in order to estimate the enterprise value of the Company as of the valuation date.

•
Market calibration method: The market calibration method analyzes the percent change in the enterprise values of peer companies between the prior valuation date and the current valuation date. Based on the observed market movement in the enterprise values of peer companies, a market movement factor is selected to represent the potential shift in enterprise value of the Company between the prior valuation date and the current valuation date. The selected market movement factor is applied to the indicated value of the Company as of the prior valuation date.

•
Discounted cash flow method: The discounted cash flow method estimates the enterprise value of the Company by discounting projected cash flows using market participant assumptions. The derivation of projected cash flows is based on forecasted revenue, operating profit margins, operating expenses, cash flows, and perpetual growth rates. The discount rate is derived from the Company’s capital structure and weighted-average cost of capital. Given the forecasted rapid growth in revenue compared to historical performance, the discounted cash flow method was primarily performed to corroborate the reasonableness of the indications of value from the guideline publicly-traded company method, guideline transaction method, and market calibration method.

The results of the guideline publicly-traded company method, guideline transaction method and market calibration method are equally weighted when determining the total enterprise value of the Company. Beginning in 2021, only the guideline publicly-traded company method and market calibration method were equally weighted when determining the total enterprise value of the Company as a result of the implied valuation and timing and probability of a de-SPAC transaction. Finally, the total enterprise value of the Company is discounted for the lack of marketability of the Company’s common stock, which ranged from 22% to 34% and varied primarily based on the timing and probability of a de-SPAC transaction.
The Company considered various objective and subjective factors to determine the fair value of its common stock as of valuation date, including:
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The Company’s stage of development and recent operational developments and milestones and related impact on historical earnings;

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The Company’s short-term and long-term business initiatives and related impact on projected earnings;

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Company-specific credit and risk considerations;

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Industry information, such as external market conditions affecting the small satellite industry and trends within the small satellite industry;

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Recent observed valuations and operating metrics of the Company’s identified peer group;

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Likelihood and timing of achieving a liquidity event, such as an initial public offering, SPAC merger, or strategic sale, or probability of an insolvency event given prevailing market conditions and the nature and history of the Company’s business;

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Prices, privileges, powers, preferences and rights of the Company’s redeemable convertible preferred stock relative to those of its common stock; and

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Macroeconomic conditions and other factors.

The following represents the range of the estimated fair value of the Company’s common stock for the indicated periods:
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January 1, 2019 through December 31, 2019: $22.69 per share to $34.73 per share

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January 1, 2020 through December 31, 2020: $34.73 per share to $74.37 per share

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January 1, 2021 through September 30, 2021: $74.37 per share to $105.35 per share

The estimated fair value of the Company’s common stock were all related to dates prior to the execution of the Business Combination Agreement. Beginning in January of 2021 and continuing throughout 2021, the Company was actively pursuing becoming a public company through either a de-SPAC transaction or an initial public offering. The Company received an indication of interest in early 2021 regarding a potential de-SPAC transaction prior to the commencement of communications with Tailwind Two. Conversations and negotiations with Tailwind Two regarding the Business Combination commenced in May of 2021 with execution of the Business Combination Agreement on October 28, 2021, which resulted in an implied fair value of the Company’s common stock of approximately $277.07 per share based on the Exchange Ratio. Accordingly, the estimated fair value of the Company’s common stock during 2021 considered the implied valuation and timing and probability of a de-SPAC transaction. The Company’s estimate regarding the probability of a de-SPAC transaction was 15%, 50%, 50%, and 60% as of December 31, 2020, March 31, 2021, June 30, 2021, and September 30, 2021, respectively, based on the Company’s assessment of the status and likelihood of events noted above.
For share-based compensation awards granted in the form of stock options and for the Detachable Warrants, the Company estimated the fair value of stock options and the Detachable Warrants using the Black-Scholes option-pricing model. In addition to the estimated fair value of the Company’s common stock, additional assumptions used in the Black- Scholes option-pricing model include:
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Expected term of the instruments;

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Expected volatility based upon the historical and implied volatility of common stock for the Company’s selected peers;

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Expected dividend yield of zero as the Company does not have a history or plan of declaring dividends on its common stock; and

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Risk-free interest rate based on U.S. treasury bonds with a zero-coupon rate.

Given the cash payment put feature of the Inducement Warrants, the Company estimated the fair value of the Inducement Warrants using an equity plus risky-put model. The equity component of the fair value estimate is consistent with the discussion above regarding the Company’s estimate of the fair value of its common stock. The additional assumptions for the risky-put component include similar assumptions to that of the Black-Scholes option-pricing model related to the expected term of the instrument, expected volatility, risk-free interest rate and the implied price per warrant of the cash put feature.

In addition, the Company is required to estimate the fair value of its debt instruments for disclosure purposes. The fair value of the Senior Secured Notes due 2026 is estimated using a discounted cash flow analysis while the fair value of the Convertible Notes due 2028 was estimated using a lattice model to estimate the fair value of the debt and equity components.
The assumptions underlying these valuations represented the Company’s best estimate, which involved inherent uncertainties and the application of the Company’s judgment. If the Company had used different assumptions or estimates, the fair value of the Company’s common stock, grant-date fair value of its share-based compensation awards, Detachable Warrants, Inducement Warrants, Senior Secured Notes due 2026 and Convertible Notes due 2028 could have been materially different.
Inventory
Inventory consists of parts and sub-assemblies used in the manufacturing of satellites. Inventory is measured at the lower of cost or net realizable value. The cost of inventory includes direct material, direct labor and applicable manufacturing overhead and is determined on a first-in-first-out basis. Inventory is presented net of an allowance for losses associated with excess and obsolete items, which is estimated based on the Company’s current knowledge with respect to inventory levels, planned production and customer demand.
Long-lived Assets Impairment
The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the net carrying amount of an asset or asset group may not be fully recoverable. The Company groups assets at the lowest level for which cash flows are separately identified. Recoverability is measured by a comparison of the net carrying amount of the asset group to its expected future undiscounted cash flows. If the expected future undiscounted cash flows of the asset group are less than its net carrying amount, an impairment loss is recognized based on the amount by which the net carrying amount exceeds the fair value less costs to sell. The calculation of the fair value less costs to sell of an asset group is based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.
Loss Contingencies
From time to time, the Company is subject to claims and lawsuits in the ordinary course of business, such as contractual disputes and employment matters. The Company is also subject to regulatory and governmental examinations, information requests and subpoenas, inquiries, investigations, and threatened legal actions and proceedings. The Company records accruals for losses that are probable and reasonably estimable. These accruals are based on a variety of factors such as judgment, probability of loss, opinions of internal and external legal counsel. Legal costs in connection with claims and lawsuits in the ordinary course of business are expensed as incurred.
Income Taxes
The Company files a consolidated return for U.S. federal and various state jurisdictions and in Italy for its foreign subsidiary.
The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the results of operations in the period the new laws are enacted. A valuation allowance is recorded to reduce the carrying amount of deferred tax assets to the estimated realization amount.
The valuation allowance for deferred tax assets relates to the uncertainty of the utilization of U.S. federal, state and foreign deferred tax assets. In evaluating the Company’s ability to recover its deferred tax assets, the Company considers all available positive and negative evidence, which include its past operating results, the existence of cumulative losses in the most recent years, and its forecast of future taxable income. In estimating future taxable income, the Company develops assumptions related to the amount of future pre-tax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates the Company is using to manage its underlying businesses.
The Company recognizes positions taken or expected to be taken in a tax return in the consolidated financial statements when it is more-likely-than-not (i.e., a likelihood of more than 50%) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit with greater than 50% likelihood of being realized upon ultimate settlement. The Company records liabilities for positions that have been taken but do not meet the more-likely-than-not recognition threshold.
ACCOUNTING PRONOUNCEMENTS
Refer to Note 1 “Organization and Summary of Significant Accounting Policies” to the consolidated financial statements for further information about recent accounting pronouncements and adoptions.

EXECUTIVE AND DIRECTOR COMPENSATION OF TERRAN ORBITAL
This section discusses the material components of the executive compensation program for Terran Orbital’s named executive officers who are identified in the 2021 Summary Compensation Table below. This discussion may contain forward-looking statements that are based on Terran Orbital’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that may be adopted following the completion of the merger may differ materially from the existing and currently planned programs summarized or referred to in this discussion.
Overview
We have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as Terran Orbital is an emerging growth company. The scaled disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Terran Orbital’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2021 exceeded $100,000 and who were serving as executive officers as of December 31, 2021. We refer to these individuals as “named executive officers.” For the year ended December 31, 2021, Terran Orbital’s named executive officers were:
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Marc Bell, Co-Founder, Chairman, Chief Executive Officer and President of Terran Orbital;

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Anthony Previte, Chief Strategy Officer and Executive Vice President of Terran Orbital; and

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Marco Villa, Chief Revenue Officer, Executive Vice President and Head of International Business of Terran Orbital.

As required under SEC rules, this narrative disclosure and the 2021 Summary Compensation Table below describes the 2021 compensation of our named executive officers and additional disclosure of 2022 compensation-related actions that help to give context to the 2021 disclosure provided. We expect that over time the Company’s executive compensation programs will evolve to reflect our status as a newly publicly- traded company, while still supporting our overall business and compensation objectives.
2021 Compensation of Named Executive Officers
Annual Base Salary
Annual base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, we seek to provide an annual base salary level designed to reflect each executive officer’s scope of responsibility and accountability. During 2021 until February, Mr. Bell was entitled to a consulting fee as further described below and effective March 15, 2021, Mr. Bell’s salary was set at $995,000. During 2021 until February, each of Messrs. Previte’s and Mr. Villa’s annual base salary was $360,000 and $400,000, respectively and effective March 15, 2021, Mr. Previte’s annual base salary was increased to $995,000 and effective March 22, 2021, Mr. Villa’s annual base salary was increased to $450,000. Please see the “Salary” column in the 2021 Summary Compensation Table for the annual base salary received by each of the named executive officers in 2021.
Annual Bonuses
Effective as of March 15, 2021, Mr. Bell was eligible to earn an annual performance-based bonus based on achievement of certain goals, with an annual target bonus opportunity equal to 100% of his annual base salary, which was increased to 200% of his annual base salary effective October 23, 2021. Effective as of March 15, 2021, Mr. Previte is eligible to earn an annual performance-based bonus based on achievement of certain goals, with an annual target bonus opportunity equal to 100% of his annual base salary, and effective March 22, 2021, Mr. Villa is eligible to earn an annual performance-based bonus based on achievement of certain goals, with an annual target bonus opportunity equal to 100% of his annual base salary. To earn an annual bonus, each of Messrs. Bell, Previte and Villa must remain employed by Terran Orbital through December 31 of the applicable performance year, and any annual bonus will be paid in the calendar year immediately following the end of the applicable performance year, but in no event later than March 15 of such year. The bonus payment amounts for 2021 have not yet been determined.
Equity Awards
In 2021, each of Messrs. Bell, Previte and Villa were granted 70,000, 154,633 and 37,316 restricted stock units, respectively, under the terms and conditions of the Amended and Restated Terran Orbital's 2014 Equity Incentive Plan (“2014 Plan”), a grant notice and a restricted stock unit award agreement, the material terms of which are described below. In addition, effective January 30, 2022, each of Messrs. Bell, Previte and Villa were granted 9,041, 9,041 and 4,090 retention restricted stock units, respectively, and effective February 8, 2022, each of Messrs. Bell,Previte and Villa were granted 2,712, 2,721, and 1,227 retention restricted stock units, respectively, in each case, under the terms and conditions of the 2014 Plan, a retention grant notice and a retention restricted stock unit award agreement.
Other Compensation
During 2021, Mr. Bell received a consulting fee equal to $125,000 for consulting services performed in January and February 2021.
2021 Summary Compensation Table
The following table shows information regarding the compensation of the named executive officers for services performed in the year ended December 31, 2021.
Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Marc Bell, Co-Founder, Executive Chairman	2021	803,654	—	5,685,698	—	125,000	6,614,352
	2020	—	—	—	—	1,116,667	1,116,667
Anthony Previte, Co-Founder, Chief Executive Officer and President	2021	872,885	200,000	12,439,047	—	10,356	13,522,288
	2020	333,665	—	—	—	12,862	333,665
Marco Villa, Chief Revenue Officer, Executive Vice President and Head of International Business of Terran Orbital	2021	439,423	140,000	3,003,349	—	16,524	3,599,296
	2020	394,939	—	—	—	8,158	352,469

(1)
Effective March 2021, Mr. Previte was appointed to serve as Terran Orbital’s Co-Founder, Chief Strategy Officer and Executive Vice President, Mr. Bell was appointed to serve as Terran Orbital’s Co-Founder, Chairman, Chief Executive Officer and President, and Mr. Villa was appointed to serve as Terran Orbital’s Chief Revenue Officer, Executive Vice President and Head of International Business. During 2020 and until March 2021, Mr. Previte served as Terran Orbital’s Co-Founder, Chief Executive Officer and President, Mr. Bell served as Terran Orbital’s Co-Founder and Chairman, and Mr. Villa served as Tyvak’s Chief Operations Officer.

(2)
During 2020, each of Messrs. Previte’s and Mr. Villa’s annual base salary was $360,000 and $400,000, respectively; provided, that, in March 2020, Mr. Villa’s annual base salary was increased from $300,000 to $400,000. Of Mr. Villa’s $394,939 salary, $42,470 was paid through an Italian subsidiary of the Company.

(3)
Mr. Previte and Mr. Villa were each paid a one-time signing and relocation bonus equal to $200,000 and $140,000, respectively.

(4)
The amounts represented in the “Stock Awards” column reflect the aggregate grant date fair value of restricted stock units awarded during 2021 computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, using methodologies and assumptions as described in the Fair Value Measurements section located in the Critical Accounting Policies and Estimates section of Terran Orbital’s Management Discussion and Analysis of Financial Condition and Results of Operations.

(5)
The bonus payment amounts for 2021 have not yet been determined. It is expected that these amounts will be determined during the first quarter of 2022.

(6)
During 2020 and 2021 the Company paid for a supplemental executive health care policy for Mr. Previte and Mr. Villa. During 2020 Mr. Bell was paid an annual consulting fee equal to $416,667 and Mr. Bell’s single member limited liability company, Satellite Solutions Group LLC, received an aggregate consulting fee equal to $700,000 and during 2021 Mr. Bell was paid a consulting fee equal to $125,000.

Outstanding Equity Awards at 2021 Fiscal Year-End
The following table presents information regarding outstanding equity awards held by Terran Orbital’s named executive officers as of December 31, 2021.
Restricted Stock Unit Awards
Name	Number of Units of Stock that Have Not Vested (#)	Market Value of Units of Stock that Have not Vested ($)	Equity Incentive Plan: Number of Unearned Units that Have Not Vested (#)	Equity Incentive Plan: Market or Payout Value of Unearned Units That Have not Vested ($)(*)
Marc Bell			70,000(1)	13,513,500
Anthony Previte			84,633(2)	16,338,401
			70,000(3)	13,513,500
Marco Villa			22,316(4)	4,308,104
			15,000(5)	2,895,750

(*)
The market value of the restricted stock units that have not vested was calculated by multiplying the number of units shown in the table by the fair market value per share of our common stock as of December 31, 2021, which was $193.05. The fair market value of our common stock was estimated using the methodologies and assumptions described in the Fair Value Measurements section located in the Critical Accounting Policies and Estimates section of Terran Orbital’s Management Discussion and Analysis of Financial Condition and Results of Operations.

Note	Grant Date	Date	Vesting
(1)	3/15/2021	3/15/2021	Vest based on satisfaction of (x) a service condition; annually over four years with 25% of the units vesting on each the first, second, third, and fourth anniversary of the vesting start date, subject to full acceleration on a change in control and (y) the occurrence of a liquidity event.
(2)	2/24/2021	2/24/2021	Vest based on the satisfaction of (x) a service condition; 34,633 units vest annually over four years with 25% of the units vesting on each the first, second, third, and fourth anniversary of the vesting start date and 40,000 units vest annually over two years with 50% of the units vesting on the first anniversary of the vesting start date and 50% of the units vesting on the second anniversary of the vesting start date, in each case, subject to full acceleration on a change in control and (y) the occurrence of a liquidity event.

Note	Grant Date	Date	Vesting
(3)	3/15/2021	3/15/2021	Vest based on the satisfaction of (x) a service condition; annually over four years with 25% of the units vesting on each the first, second, third, and fourth anniversary of the vesting start date, subject to full acceleration on a change in control and (y) the occurrence of a liquidity event.
(4)	2/24/2021	2/24/2021	Vest based on the satisfaction of (x) a service condition; annually over four years with 25% of the units vesting on each the first, second, third, and fourth anniversary of the vesting start date, subject to full acceleration on a change in control and (y) the occurrence of a liquidity event.
(5)	3/22/2021	3/15/2021	Vest based on the satisfaction of (x) a service condition; annually over four years with 25% of the units vesting on each the first, second, third, and fourth anniversary of the vesting start date, subject to full acceleration on a change in control and (y) the occurrence of a liquidity event.
Additional Narrative Disclosure
Offer Letters and Consulting Agreement
Marc Bell
Effective April 18, 2020, Mr. Bell entered into a consulting agreement with PredaSAR pursuant to which he was engaged to serve as an independent contractor of PredaSAR, effective March 1, 2020, for an indefinite term of service and as the Executive Chairman of PredaSAR’s board of directors. Under the consulting agreement, Mr. Bell was entitled to receive an annual consulting fee equal to $500,000 and was eligible to receive an annual contractor bonus, in the sole discretion of PredaSAR’s board of directors, but given his independent contractor status, was not eligible to receive or participate in any employee benefits. The consulting agreement terminated in February 2021, and he is now subject to the terms and conditions of an employment agreement, as described below.
Effective September 20, 2018, Mr. Bell entered into a confidentiality and trade secret policy agreement with Terran Orbital, which provided for the preservation of trade secrets and confidential information. This agreement was superseded by the mutual non-disclosure agreement Mr. Bell entered into with PredaSAR, effective April 18, 2020, which provided for a mutual covenant with respect to the disclosure of confidential information terminating no later than April 18, 2025. The mutual non-disclosure agreement was superseded by the at-will employment, inventions assignment, non-compete, non-disclosure and arbitration agreement that is described below.
Anthony Previte
Effective December 31, 2014, Mr. Previte entered into an offer letter with Tyvak, which provided that his employment was at-will and did not provide him with any severance entitlement in the event of his termination of employment. The offer letter was superseded by the employment agreement with Mr. Previte that is described below.
Mr. Previte entered into an at-will employment, confidential information, invention assignment and arbitration agreement with Tyvak dated December 31, 2014, which subjected him to a perpetual duty of non-disclosure with respect to confidential information and a non-solicitation restriction during employment and for one year following his termination for any reason. The at-will employment confidential information, invention assignment and arbitration agreement was superseded by the at-will employment, inventions assignment, non-compete, non-disclosure and arbitration agreement that is described below.
Marco Villa
Effective June 18, 2013, Mr. Villa entered into an offer letter with Tyvak, which provided that his employment was at-will and did not provide him with any severance entitlement in the event of his termination of employment. The offer letter was superseded by the employment agreement with Mr. Villa that is described below.
Effective July 3, 2014, Mr. Villa entered into an at-will employment, confidential information, invention assignment and arbitration agreement with Tyvak, which subjected him to a perpetual duty of non-disclosure with respect to confidential information, a non-competition restriction during employment until one year following his resignation without “good reason” or termination by Tyvak other than for “cause” and a non-solicitation restriction during employment and for one year following his termination for any reason. The at-will employment confidential information, invention assignment and arbitration agreement was superseded by the at-will employment, inventions assignment, non-compete, non-disclosure and arbitration agreement that is described below.
Executive Employment Agreements
Marc Bell
Effective as of March 15, 2021, Mr. Bell entered into an employment agreement with Terran Orbital (the “Bell Employment Agreement”), which was amended and superseded in October 2021 as described below. Mr. Bell serves as the Co-Founder, Chairman, Chief Executive Officer and President of Terran Orbital and he reports to the board of directors of Terran Orbital.
The employment agreement provided for (i) a five-year employment term, which may be earlier terminated pursuant to the terms and conditions of the agreement, (ii) an annual base salary equal to $995,000, (iii) an annual target bonus opportunity equal to 100% of his annual base salary, (iii) eligibility to participate in any benefits plans generally made available to other executives of Terran Orbital and to receive vacation or sick time in accordance with Terran Orbital’s policy, (iv) business expense reimbursement, including for business class or better flights (if business class is unavailable) and for non-leisure class hotels for business travel and (v) a grant of restricted stock units under the 2014 Plan, the material terms of which are described below.
Upon any termination of his employment, Mr. Bell (or his designated beneficiary or estate, as the case may be) would be entitled to receive any accrued but unpaid annual base salary and expenses required to be reimbursed, and any vacation accrued but unused to the date of termination. In addition, upon Mr. Bell’s termination of employment by Terran Orbital without “cause” (as defined below) or by him for “good reason” (as defined below), in each case, not including a termination on the expiration of the employment term, and subject to his execution of a separation agreement and a release and his continued compliance with respective covenants, Mr. Bell would be entitled to receive the following severance payments and benefits: (i) an amount equal to 24 months of his then current annual base salary (“Base Salary Severance”), paid in a lump sum within 70 days following his termination; (ii) an amount equal to his target annual bonus for the year in which the termination occurs, paid in a lump sum within 70 days following his termination; (iii) all the outstanding equity awards granted to him by Terran Orbital or any affiliates shall become immediately vested in full as of the date of his termination, provided that this acceleration provision shall not apply to any equity award that has not been outstanding for at least 12 months as of the date of his termination of employment; and (iv) subject to (x) his timely election of continuation coverage under COBRA, and (y) his continued copayment of premiums at the same level and cost to him as if he were an employee of Terran Orbital (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued payment by Terran Orbital of his health, dental, and vision insurance coverage during the 18-month period following the date of termination to the same extent that Terran Orbital paid for such coverage immediately prior to the date of termination, in a manner intended to avoid any excise tax under Section 4980D of the Code, subject to the eligibility requirements and other terms and conditions of such insurance plans then in place.
The employment agreement provided that in the event that any payments and other benefits provided for under the employment agreement or otherwise to Mr. Bell (i) constituted “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code, then any such post-termination severance benefits would be either: (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by him on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.
Pursuant to the employment agreement, Mr. Bell agreed to comply with terms of any confidentiality, nondisclosure or similar agreements between him and Terran Orbital and any affiliates.
Under the Bell Employment Agreement, Terran Orbital could terminate executive’s employment for cause at any time after providing written notice to him, if after providing him with notice of the breach, he failed to cure the breach, if curable, within seven days after receipt of the notice of breach. For purposes of the Bell Employment Agreement, the term “cause” meant: (i) conviction or plea of nolo contendere of any felony; (ii) deliberate and repeated refusal to perform the customary and legal employment duties reasonably related to his position (other than as a result of vacation, sickness, illness or injury); (iii) in the good faith judgment of Terran Orbital, fraud or embezzlement of Terran Orbital’s property or assets; (iv) willful misconduct or gross negligence with respect to Terran Orbital that may, in the good faith judgment of Terran Orbital, result in a breach of trust or have a material adverse effect on Terran Orbital; or (v) a breach or violation of any provision of the employment agreement.
The Bell Employment Agreement provided that Mr. Bell could terminate his employment under the employment agreement for “good reason”, which meant a termination of employment by him within 90 days of the initial existence of one of the conditions described below which occurred without his consent: a material diminution in his annual base salary; (ii) material diminution in his authority, duties, or responsibilities as compared to those on the date of the employment agreement; (iii) a change of more than 75 miles in the geographic location at which he must perform the services under the employment agreement; or (iv) any other action or inaction that constitutes a material breach of employment agreement by Terran Orbital. In order to terminate for good reason, Mr. Bell would have needed to provide notice to Terran Orbital of the existence of the applicable condition described above within 30 days of the initial existence of the condition, and Terran Orbital would then be provided a period of 60 days from receipt of such notice during which it could remedy the condition.
Effective as of October 23, 2021, the Bell Employment Agreement was amended and restated (the “A&R Bell Employment Agreement”). The A&R Bell Employment Agreement provides for the same terms and conditions as the Bell Employment Agreement, except as described below.
The A&R Bell Employment Agreement (i) removes the concept of a five-year employment term, (ii) provides that Mr. Bell’s annual target bonus opportunity is equal to 200% of his annual base salary and (iii) with respect to Base Salary Severance, provides that such amount shall equal to 36 months of his then current annual base salary, and (iv) modifies the “good reason” definition to also include that executive shall be entitled to terminate his employment for any reason within 90 days following the occurrence of a “change in control” (as defined in the 2014 Plan).
Effective March 15, 2021, Mr. Bell was subject to an at-will employment, inventions assignment, non- compete, non-disclosure, and arbitration agreement, with Terran Orbital which subjects him to a non- competition restriction during employment and for 12 months following his termination of employment for any reason, a non-solicitation restriction during employment and for 12 months following his termination of employment for any reason, a perpetual duty of non-disclosure with respect to confidential information, and an assignment of inventions provision (the “Bell Restrictive Covenant Agreement”).
Anthony Previte
Effective as of March 15, 2021, Mr. Previte entered into an employment agreement with Terran Orbital. Mr. Previte serves as the Co-Founder, Chief Strategy Officer and Executive Vice President of Terran Orbital, the Executive Chairman of Tyvak, and the President and Chief Executive Officer of Terran Orbital’s U.S. subsidiary to be formed upon receipt of funding and which will oversee the Space Florida Facility and he reports to the Chairman and Chief Executive Officer of Terran Orbital. Mr. Previte’s employment agreement provides for the same terms and conditions as the Bell Employment Agreement, except as described below.
Under Mr. Previte’s employment agreement, subject to his continued employment and approval by Terran Orbital’s Chairman and Chief Executive Officer, he will earn a bonus equal to $2 million (“Leviathan

Bonus”) upon the date Terran Orbital legally occupies one or more buildings built for the Space Florida Facility and Brevard County, Florida. The Leviathan Bonus has not yet been approved or paid. Moreover, under Mr. Previte’s employment agreement, he was paid a one-time signing and relocation bonus equal to $200,000 in April 2021.
Effective March 15, 2021, Mr. Previte entered into an at-will employment, inventions assignment, non- compete, non-disclosure, and arbitration agreement, with Terran Orbital. The at-will employment, inventions assignment, non-compete, non-disclosure, and arbitration agreement provides for the same terms and conditions as the Bell Restrictive Covenant Agreement.
Marco Villa
Effective as of March 22, 2021, Mr. Villa entered into an employment agreement with Terran Orbital. Mr. Villa serves as the Chief Revenue Officer, Executive Vice President and Head of International Business of Terran Orbital and he reports to the Chairman and Chief Executive Officer of Terran Orbital. Mr. Villa’s employment agreement provides for the same terms and conditions as the Bell Employment Agreement, except as described below.
Mr. Villa’s employment agreement provides for an annual base salary of $450,000 and under his employment agreement, he was paid a one-time signing and relocation bonus equal to $140,000 in May 2021.
Effective March 22, 2021, Mr. Villa entered into an at-will employment, inventions assignment, non- compete, non-disclosure, and arbitration agreement, with Terran Orbital. The at-will employment, inventions assignment, non-compete, non-disclosure, and arbitration agreement provides for the same terms and conditions as the Bell Restrictive Covenant Agreement.
2014 Plan, Grant Notice and Restricted Stock Unit Award Agreement
Effective as of March 15, 2021, Mr. Bell was granted 70,000 restricted stock units, effective February 24, 2021 and March 15, 2021 Mr. Previte was granted 84,633 and 70,000 restricted stock units, respectively, and effective February 24, 2021 and March 22, 2021 Mr. Villa was granted 22,316 and 15,000 restricted stock units, respectively, in each case, under the terms and conditions of the 2014 Plan, a grant notice and a restricted stock unit award agreement, the material terms of which are described herein. Effective as of the consummation of the Business Combination, each such restricted stock unit will be automatically canceled and converted into an award with respect to a number of restricted stock units to be settled in Tailwind Two Ordinary Shares (a “Rollover Restricted Stock Unit”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares subject to such restricted stock unit immediately prior to the consummation of the Business Combination and (y) the exchange ratio (as defined in the Business Combination Agreement). Each Rollover Restricted Stock Unit will remain subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding restricted stock unit immediately prior to the consummation of the Business Combination. In addition, effective as of the consummation of the Business Combination, the 2014 Plan will be terminated.
2014 Plan.   The board of directors of Terran Orbital adopted the 2014 Plan on June 26, 2017, under which awards of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock and restricted stock units could be granted to eligible employees, directors or consultants pursuant to the terms and conditions of the 2014 Plan. The purposes of the Plan was to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, directors and conditions and to promote the success of Terran Orbital’s business. Subject to adjustment, the maximum aggregate number of shares of Terran Orbital’s common stock that was initially reserved for awards under the 2014 Plan was 744,130 (all of which could have been issued upon exercise of incentive stock options). On January 30, 2022, the board of directors of Terran Orbital amended the 2014 Plan to increase the number of shares available for awards to 941,355. Except as otherwise provided by the 2014 Plan, the 2014 Plan was administered by the board of directors of Terran Orbital or a committee appointed by the board of directors of Terran Orbital or the compensation committee of the board of directors of Terran Orbital.
Grant Notice and Restricted Stock Unit Award Agreement.   Under the grant notice, each of the restricted stock units granted to the named executive officers vests upon the achievement, prior to the seventh anniversary of the date of grant, of both a “service condition” and a “liquidity event condition.”

Each restricted stock unit will vest on the first date on which both of the service condition and liquidity event condition have been satisfied with respect to such restricted stock unit on or before the seventh anniversary of the date of grant, provided that, the executive’s employment or service has not terminated prior such date.
The vesting start date for 84,633 of the restricted stock units awarded to Mr. Previte and 22,316 of the restricted stock units awarded to Mr. Villa was February 24, 2021, the vesting start date for all of Mr. Bell’s restricted stock units was March 15, 2021, and the vesting start date for 70,000 of the restricted stock units awarded to Mr. Previte and 15,000 restricted stock units awarded to Mr. Villa was March 15, 2021.
The restricted stock units satisfy the service condition in the following percentages on each of the following dates: (i) 25% on the first anniversary of the vesting start date; (ii) 25% on the second anniversary of the vesting start date; (iii) 25% on the third anniversary of the vesting start date; and (iv) 25% on the fourth anniversary of the vesting start date; provided, that, 40,000 of the restricted stock units granted to Mr. Previte with a vesting start date of February 24, 2021 satisfy the service condition in the following percentages on each of the following dates: (i) 50% on the first anniversary of the vesting start date and (ii) 50% on the second anniversary of the vesting start date; provided, further, that, all of Mr. Bell’s restricted stock units, all of Mr. Previte’s restricted stock units, and all of Mr. Villa’s restricted stock units will also satisfy the service vesting condition in full upon the occurrence of a change in control (as defined in the 2014 Plan). The restricted stock units satisfy the liquidity event condition upon the first to occur of (i) the declaration that an initial public offering (meaning (a) the closing of the initial underwritten public offering of securities of the class of equity securities then subject to the restricted stock units pursuant to an effective registration statement filed under the Securities Act or (b) the closing of an acquisition of Terran Orbital by a special purpose acquisition company whose shares are publicly traded on a national stock exchange) is effective, and (ii) the time immediately prior to the consummation of a change in control. The liquidity event condition will be satisfied on the consummation of the Business Combination, but the restricted stock units will remain subject to the service condition as described above.
For purposes of the Plan and the A&R Bell Employment Agreement, a “change in control” generally means (i) any one person or persons acting as a group acquires ownership of the stock of Terran Orbital that, together with the stock held by such person or persons, constitutes more than 50% of the total voting power of the stock of Terran Orbital (other than as a result of a private financing approved by Terran Orbital’s board of directors), (ii) a majority of the members of Terran Orbital’s board of directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of Terran Orbital’s board of directors prior to the appointment or election or (iii) any person or persons acquires, during a 12 month period, assets of Terran Orbital that have a gross fair market value equal to or more than 50% of the total gross fair market value of all the assets of Terran Orbital immediately prior to such acquisition(s).
Under the grant notice and the restricted stock unit award agreement, the restricted stock units will be settled in one share of Terran Orbital’s common stock per vested restricted stock unit within 30 days of the restricted stock unit vesting; provided, that, if the liquidity event condition is satisfied by an effective initial public offering, then the date of settlement of any vested restricted stock prior to the lapsing of any lock-up period described restricted stock unit award agreement shall be the first to occur of (x) the date on which such lock-up period lapses and (y) a date determined by the board of directors of Terran Orbital, which, in each case, shall be no later than the 15th day of the third month following the end of the applicable year in which the restricted stock unit vests; and provided, further, that if the tax withholding obligations of Terran Orbital or its parent, if any, will not be satisfied by the share withholding method and the settlement date would occur on a date on which a sale by the executive of the shares to be issued in settlement of the restricted stock units that vested would violate Terran Orbital’s trading compliance policy, then settlement of the restricted stock units will deferred until the next day on which the sale of such shares would not violate the trading compliance policy, but in any event, shall be on or before the 15th day of the third calendar month following calendar year of the date the restricted stock units would otherwise settle.
Under the restricted stock unit award agreement, (i) if the executive’s employment or service is terminated for cause (as defined in the applicable executive’s employment agreement) at any time prior to the vesting date, then all restricted stock units will be forfeited on the date of such termination and (ii) if the executive’s employment or service terminates for any reason other than for cause, then the executive will forfeit any unvested restricted stock units on the date of such termination; provided, that, pursuant to the named executive officers’ employment agreements, if the executive’s employment is terminated by Terran Orbital without “cause” or by him for “good reason”, in each case, not including a termination on the expiration of the employment term, if applicable, and subject to his execution of a separation agreement and a release and his continued compliance with respective covenants, the outstanding restricted stock units granted to the executive by Terran Orbital shall become immediately vested in full as of the date of his termination, provided that this acceleration provision shall not apply to any equity award that has not been outstanding for at least 12 months as of the date of his termination of employment.
The restricted stock unit agreement provides for restrictions on transferability of the restricted stock units and subjects the executive to a “lock-up agreement” and to certain other restrictions on transfer with respect to the shares acquired under the restricted stock units. In general, no such termination or amendment of the restricted stock unit award agreement may have a materially adverse effect on the executive’s rights under the agreement without the written consent of the executive.
401(k) Plan
Tyvak maintains a qualified 401(k) savings plan which allows participants to defer a percentage cash compensation up to the maximum amount allowed under Internal Revenue Service guidelines. During 2021, each of the named executive officers, participated in the 401(k) plan. During 2021, Terran Orbital did not provide any matching or company contributions to the plan and participants were always fully vested in their contributions to the plan. Terran Orbital does not maintain, sponsor or otherwise have any liability with respect to any defined benefit pension plan or nonqualified deferred compensation plan.
Director Compensation
The following table shows information regarding the compensation of each director, who is not a named executive officer, for services during 2021. This table excludes both Mr. Bell and Mr. Previte, who are each a named executive officer and do not receive any compensation from us for their services as directors.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Daniel Staton	—	2,865,590	2,865,590
James LaChance	—	1,069,578	1,069,578
Stratton Sclavos	—	818,740	818,740
Joseph Berenato	—	818,740	818,740
Mark Calassa	—	818,740	818,740

(1)
The amounts represented in the “Stock Awards” column reflect the aggregate grant date fair value of restricted stock units awarded during 2021 computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, using methodologies and assumptions as described in the Fair Value Measurements section located in the Critical Accounting Policies and Estimates section of Terran Orbital’s Management Discussion and Analysis of Financial Condition and Results of Operations.

(2)
Effective as of March 31, 2021, each of Daniel Staton, James LaChance, Stratton Sclavos, and Joseph Berenato was granted 35,000, 10,000, 10,000 and 10,000 restricted stock units, respectively, and effective August 2, 2021, Mr. LaChance was granted 2,500 restricted stock units, in each case, under the terms and conditions of the 2014 Plan, a grant notice and a restricted stock unit award agreement, the material terms of which are described in “Additional Narrative Disclosure — 2014 Plan, Grant Notice and Restricted Stock Unit Award Agreement” above; provided, however that the restricted stock units effective as of March 31, 2021 satisfy the service condition in the following percentages on each of the following dates: (i) 50% on February 24, 2022 and (ii) 50% on February 24, 2023, and Mr. LaChance’s August 2, 2021 grant of 2,500 restricted stock units satisfies the service condition in the following percentages on each of the following dates (y) 50% on July 1, 2022 and (z) 50% on July 1, 2023. In addition, in connection with Mark Calassa’s service on the board of directors on behalf of Lockheed Martin

Corporation, effective as of March 31, 2021, AstroLink International LLC was awarded 10,000 restricted stock units pursuant to the terms and conditions of a grant notice and a restricted stock unit award agreement, the material terms of which are substantially similar to the terms described herein.
Terran Orbital currently has no formal arrangements under which board members receive compensation for their services on the board of Terran Orbital. In February 2022, Mr. Sclavos was granted 2,500 restricted stock units, under the terms and conditions of the 2014 Plan, a grant notice and a restricted stock unit award agreement.

MANAGEMENT OF NEW TERRAN ORBITAL FOLLOWING THE BUSINESS COMBINATION
References in this section to “we,” “our,” “us,” “Terran Orbital” and the “Company” generally refer to Terran Orbital Corporation and its consolidated subsidiaries, prior to the Business Combination and New Terran Orbital and its consolidated subsidiaries after giving effect to the Business Combination.
Management and Board of Directors
The following persons are expected to serve as New Terran Orbital’s executive officers and directors following the Business Combination. For biographical information concerning the executive officers and directors, see below.
Name	Age	Position
Marc H. Bell	54	Co-Founder, Chairman and Chief Executive Officer
Anthony Previte	56	Co-Founder, Director Chief Strategy Officer and Executive Vice President
Marco Villa	46	Chief Revenue Officer and Executive Vice President
Gary A. Hobart	54	Chief Financial Officer, Executive Vice President and Treasurer
Hilary Hageman	53	General Counsel, Executive Vice President and Corporate Secretary
Mathieu Riffel	37	Vice President and Controller
Daniel C. Staton	69	Vice Chairman
James LaChance	56	Director
Tom Manion	68	Director
Richard Y. Newton III	66	Director
Tobi Petrocelli	38	Director
Douglas L. Raaberg	66	Director
Stratton Sclavos	60	Director
Executive Officers
Marc H. Bell has served as Terran Orbital’s Chief Executive Officer since March 2021 and its Chairman since inception and as Executive Chairman of PredaSAR Corporation since October 2019. In his role, Mr. Bell provides top-level leadership and helps guide the overall organization to meet its strategic goals. Mr. Bell is also an accomplished entrepreneur with a distinguished career. Mr. Bell has served as Director of ARMOUR Residential REIT, Inc. since November 2009. From November 2009 through August 2013, Mr. Bell served as ARMOUR’s Co-Founder, Co-Chairman of Board of Directors and Chief Strategy Officer. ARMOUR today holds over $8 billion worth of mortgage-backed and other securities in its portfolio. From June 2012 to April 2016, Mr. Bell served as Director of Javelin Mortgage Investment Corp. At FriendFinder Networks Inc., Mr. Bell served as Co-Chairman of the Board from July 2012 to December 2013, as Chief Strategy Officer from July 2012 to October 2012 and as Chief Executive Officer, President and Director from October 2004 to June 2012. FriendFinder was strategically restructured pursuant to a consensual prepackaged plan of reorganization in federal bankruptcy court effective in 2013. Since September 2000, Mr. Bell has been Managing Partner at Marc Bell Capital. In addition, Mr. Bell is a member of the New York University (NYU) Board of Trustees, NYU Langone Health Board of Overseers, NYU Stern Center for Real Estate Finance Research Advisory Board, and the NYU College of Arts and Science Dean’s Advisory Council. He is also Chairman and Founder of the Boca Raton Police Foundation and serves on the board of directors of SOS Children’s Villages Florida. Mr. Bell earned a B.S. degree from Babson College and a M.S. in Real Estate Development and Investment from New York University.
We believe that Mr. Bell’s experience and operational insight as Terran Orbital’s Chief Executive Officer, his executive leadership at other private and public companies and his extensive background and experience qualifies him to serve on our Board of Directors.
Anthony Previte has served as Chief Strategy Officer and Executive Vice President at Terran Orbital since March 2021, and has served as a Director at Terran Orbital since 2014. From 2014 until March 2021,

Mr. Previte was Terran Orbital’s Chief Executive Officer and President. Mr. Previte has been Director at Tyvak Nano-Satellite Systems, Inc. since 2014, and Director at Starsmith LLC, an investment holding company focused on acquiring controlling interests in scientific and technological based companies, with an emphasis on long-term investment, since 2003. At FriendFinder Networks Inc., Mr. Previte has served as President and Chief Restructuring Officer since December 2013, and was President from February 2008 to December 2013 and Chief Operating Officer from February 2008 until July 2012. From 2008 through 2013, Mr. Previte held various positions at different subsidiaries of FriendFinder. FriendFinder was strategically restructured pursuant to a consensual prepackaged plan of reorganization in federal bankruptcy court effective in 2013. He has over 30 years of executive leadership in high-technology and space-based services businesses ranging from startups to Fortune 500 companies. Mr. Previte is an active space-based radio astronomy and astrophysics researcher focused on very low-frequency radio observation. Mr. Previte’s expertise in aerospace engineering, astronomy, economics and philosophy provides a unique perspective of the paradigm shift in the space landscape. Mr. Previte earned an Aerospace Engineering degree from Polytechnic University, an Astronomy & Astrophysics degree from Swinburne University of Technology and a Business Administration degree from University of Phoenix.
We believe that Mr. Previte’s executive leadership at private and public companies and his extensive technical background and experience qualifies him to serve on our Board of Directors.
Dr. Marco Villa has served as Chief Revenue Officer and Executive Vice President of Terran Orbital since March 2021 and Chairman of Tyvak International SrL since May 2021. Dr. Villa has been in the space industry for more than 20 years, covering roles from System Engineer to Chief Executive Officer, while being deeply involved in the advent and establishment of the commercialization of space. From January 2015 to May 2021, Dr. Villa served as Tyvak International SrL’s Chief Executive Officer. Dr. Villa was President and Chief Operating Officer of Tyvak Nano-Satellite Systems, Inc. from August 2013 until April 2021. Dr. Villa has been a Board Member of Vecio AAPL, LLC since 2020. Since 2019, Dr. Villa has been a Board Member of GeoOptics, Inc. and a Board Member of The University of Kansas School of Engineering Advisory Board. Dr. Villa was Founder and Partner of mv2space, LLC, a consultancy company specialized on corporate strategy, financial and business execution in high technology industries, from October 2010 to October 2018. From September 2011 to December 2014, Dr. Villa served as Advisor Aerospace and High Technology at Floyd Associates. Dr. Villa was Director of Mission Operations at Space Exploration Technologies from July 2007 through July 2013, with direct responsibility for the definition and execution of the Dragon spacecraft’s mission to the International Space Station. Dr. Villa earned a B.S. from Politecnico di Milano, and two M.S. degrees and a Doctor of Engineering from The University of Kansas.
Gary A. Hobart has been Chief Financial Officer, Executive Vice President and Treasurer of Terran Orbital since March 2021. In his role, Mr. Hobart is responsible for all of the Company’s financial functions, including accounting, audit, treasury, corporate finance and investor relations. He also oversees and manages all financial controls and compliance activities. Mr. Hobart’s career spans more than 30 years of experience in investment management, banking, corporate finance and law, including the past 20 years managing equity, debt and alternative investments in both a principal investor and operating managerial role on behalf of multi-billion institutional investment management firms. Since January 2009, Mr. Hobart was a Managing Director of Beach Point Capital Management LP, an investment firm with over $15 billion in assets under management, where he managed equity and debt investments in dozens of companies across multiple industries, including aerospace and defense, healthcare, consumer products and media with enterprise values ranging from $500 million to over $5 billion. Mr. Hobart also served as a Managing Director of Beach Point’s predecessor, Post Advisory Group, from 2004 to 2009. From 2000 to 2004, Mr. Hobart served as Vice President, Leverage Finance Group of Trust Company of the West, now Crescent Capital, and Vice President, Investment Banking of Wasserstein Perella & Company from 1998 to 2000. With over 20 years of experience as a senior investment and finance professional, Mr. Hobart has multi-sector investment experience focused on middle market companies in developing, growth and mature industries. Mr. Hobart holds a B.A. degree from University of California, Los Angeles and a J.D. degree from Georgetown University Law Center.
Hilary Hageman has served as Terran Orbital’s Executive Vice President, General Counsel & Corporate Secretary since August 2021. Previously, Ms. Hageman served as Senior Vice President, General Counsel & Corporate Secretary at Cubic Corporation from October 2019 to August 2021. Ms. Hageman served as Senior

Vice President, Deputy General Counsel & Assistant Corporate Secretary from February 2019 to October 2019 and as Vice President, Corporate Counsel & Assistant Corporate Secretary from August 2016 to February 2019 at SAIC. At CACI International Inc., Ms. Hageman served as Vice President, Principal Deputy General Counsel & Assistant Corporate Secretary from June 2015 to July 2016, as Vice President, Deputy General Counsel & Assistant Corporate Secretary from June 2009 to June 2015 and as Senior Director from August 2007 to June 2009. Ms. Hageman served in various other senior legal positions, including as Associate Deputy General Counsel, at the US Department of Defense from 1995 through July 2007. Ms. Hageman earned a B.A. degree from Vassar College, a J.D. from Emory University School of Law and a L.L.M. from Georgetown University Law Center.
Mathieu Riffel has served as Vice President and Controller of Terran Orbital since July 2021. At ADT Inc., Mr. Riffel served as Director of Finance from December 2020 to July 2021 and as Director of External Reporting from August 2018 to November 2020. From August 2008 to July 2018, Mr. Riffel held progressive roles in KPMG LLP’s audit practice, leaving the firm as an Audit Senior Manager. Mr. Riffel is a Certified Public Accountant in the state of Florida and graduated from the University of Florida with both a bachelor’s and a master’s degree in Accounting.
Non-Employee Directors
Daniel C. Staton has been a director of Terran Orbital since July 2014. Since November 2009, Mr. Staton has been Non-Executive Co-Chairman of the Board of ARMOUR Residential REIT, Inc., a residential investment firm. Mr. Staton also served as President, Chief Executive Officer and Director of Enterprise Acquisition Corp., a blank check company formed for the purpose of acquiring an operating business, from its inception in 2007 until its merger with ARMOUR in 2009. Mr. Staton is the founder of Staton Capital LLC, a private investment firm, and has served as the firm’s Chairman and Managing Director since February 2003. Mr. Staton has also served as Director of Staton Techiya LLC since July 2017. Mr. Staton has served on the Board of Directors of Shurgard Self Storage SA since its initial public offering in 2018. From 1999 until 2020, Mr. Staton also served as Director of Public Storage, a self-storage company. Mr. Staton also served as Non-Executive Chairman of JAVELIN Mortgage Investment Corp., a real estate investment firm, from June 2012 until April 2016. From October 2004 until June 2012, Mr. Staton served as Chairman of the Board of FriendFinder Networks Inc., an internet-based social networking and multimedia corporation. Mr. Staton also served as Treasurer of FriendFinder from December 2008 until June 2011, as Consultant of FriendFinder from October 2012 until December 2013 and as Co-Chairman of the Board of FriendFinder from June 2012 until December 2013. Under Mr. Staton’s leadership as Co-Chairman of the Board, FriendFinder was strategically restructured pursuant to a consensual prepackaged plan of reorganization in federal bankruptcy court effective in 2013. Between 1997 and 2007, Mr. Staton was President of The Walnut Group, a private investment firm, where he served as initial investor and Director of Build-A-Bear Workshop, the initial investor in Deal$: Nothing Over a Dollar (until its sale to Supervalu Inc.) and Director of Skylight Financial. Prior to The Walnut Group, Mr. Staton was General Manager and Partner of Duke Associates from 1981 until its initial public offering in 1993, and then served as Chief Operating Officer and Director of Duke Realty Investments, Inc. until 1997. Mr. Staton supplements his professional network by co-producing and investing in numerous Broadway musicals as well as with relationships with not-for-profit organizations. Mr. Staton holds a B.S. degree in Specialized Business from Ohio University and a B.S. degree in Business (Management) from California Coast University.
We believe that Mr. Staton’s extensive experience serving on the boards of directors of private and public companies and sourcing private equity and venture capital investments qualifies him to serve on our Board of Directors.
James LaChance has been a director of Terran Orbital since 2018 and served as Terran Orbital’s Compensation Committee Chairman from 2018 until January 2020. Mr. LaChance also founded BreakPoint Asset Management (“BreakPoint”), a full service merchant bank, where he has served as Chairman since its inception in 2007. At BreakPoint, Mr. LaChance engaged in, strategized and led multiple multi-billion dollar projects. Mr. LaChance is currently the founder and owner, serving as Chairman and Chief Executive Officer, of The Compound LLC, an adventure marketing business in Las Vegas, Nevada, which he formed in 2011. Mr. LaChance currently serves as the Chairman of Paratus Energy Service LTD (f/k/a Seadrill New Finance Ltd.) since his appointment in January 2022. Previously, Mr. LaChance served as Chairman and lead independent director of Fieldwood Energy from July 2020 until August 2021. Prior to that, Mr. LaChance served as Chairman, lead independent director and interim Chief Strategic Officer of Energy XXI from December 2013 to January 2016, Chairman and interim Chief Executive Officer of Northern Offshore from 2007 to 2014 and Chairman and Interim Chief Executive Officer of Global Aviation from 2010 to 2013. In addition, Mr. LaChance has served on the board of directors of various private and public companies, including Eletson Shipping as Co-Lead Chairman from 2017 to 2020, Horizon Lines as director from 2010 until 2014 and Aspire LLC as Executive Chairman from 2015 until 2019. Prior to these appointments, for over 20 years, Mr. LaChance was an investment manager specializing in highly leveraged companies and distressed investment situations across the capital structure, serving as Portfolio Manager and Chief Investment Officer for several multi-billion dollar investment funds. Mr. LaChance earned a B.S. degree in Business from Northeastern University and a M.B.A. degree from New York University Stern School of Business.
We believe that Mr. LaChance’s extensive entrepreneurial experience and leadership in managing and growing hedge funds and in operations management in the technology and science industries, as well as his experience serving on private and public boards of directors qualifies him to serve on our Board of Directors.
Colonel Tom Manion US Marine Corps (ret.) held various senior leadership roles in Johnson & Johnson (“J&J”) over a 24-year career prior to his retirement in 2014. From 2010 to 2014, Mr. Manion held various corporate roles at J&J, including supporting the corporate compliance team and the HR transformation team. Prior to that, from 2005 to 2010, Mr. Manion ran the North American Pharmaceutical Group’s Financial shared services center. Prior to that, from 2003 to 2005, Mr. Manion was program lead for a 2-year project to implement a new enterprise-wide financial reporting system. Prior to that, from 2000 to 2003, Mr. Manion served as Vice President, CIO and Management Board Member of the Pharmaceutical Research Institute. Prior to that, from 1998 to 2000, Mr. Manion served as the CIO and Management Board Member of the Janssen Research Foundation. Prior to that, from 1990 to 1998, Mr. Manion held various roles, including manager, director, and executive director at J&J. Prior to that, Mr. Manion served in the US Marine Corps from 1978 until his retirement as Colonel in 2008 (30 years). Mr. Manion served in various roles in the Marine Corps Reserves from 1989 to 2008, retiring as the G-6 for the Fourth Marine Aircraft Wing. Prior to joining the Marine Corps Reserves, Mr. Manion served on active duty in the Marine Corps from 1978 to 1989. Mr. Manion is the father of 1st Lt. Travis Manion USMC, who made the ultimate sacrifice for our country in April 2007. After the loss of Travis, Mr. Manion and his late wife Janet Manion established the Travis Manion Foundation (“TMF”) to support the U.S. military, the families of the fallen and to help create the next generation of leaders. Mr. Manion has served as the Chairman (from 2007 to 2011), and as Chairman Emeritus (since 2011) of TMF since its founding in 2007. As TMF’s Chairman Emeritus, Mr. Manion works within the community and around the country to inspire people around him to convey a sense of sacrifice and public service in all they do. Mr. Manion is also the co-author of the book, “Brothers Forever,” the story about the friendship, service and sacrifice between Travis and his Naval Academy roommate Lt. (SEAL) Brendan Looney. Mr. Manion earned a B.S. in Political Science from Widener University and an M.S. in Systems Analysis from the Naval Postgraduate School.
We believe that Mr. Manion’s extensive experience and leadership in the U.S. Marine Corps, his experience in management at J&J, and his vision and character as founder of the TMF qualifies him to serve on our Board of Directors.
Lieutenant General Richard Y. Newton III USAF (ret.) has been an independent director to USAA Mutual Funds Trust at Victory Capital Management, Inc. since 2017. From 2019 until 2021, Mr. Newton also served as Vice Chairman of the Board of Directors of PredaSAR Corporation, when PredaSAR Corporation was a non-wholly owned subsidiary of Terran Orbital. From 2018 until 2019, Mr. Newton also served on the Board of Directors of ELTA North America. Mr. Newton served as Executive Director of The Union League Club of the City of New York from 2014 until 2015 and as Executive Vice President of the Air Force Association from 2012 until 2014. Mr. Newton served 34 years in the U.S. Military, including serving in the position of the United States Air Force Assistance Vice Chief of Staff, until he retired in 2012. He also served as the Deputy Chief of Staff for Manpower and Personnel. Additionally, he oversaw the Global Operations directorate for the Joint Chiefs of Staff, responsible for overseeing worldwide cyber security, reconnaissance, space and missile defense, the National Military Command Center and US military special technical operations, among others. Mr. Newton earned a B.S. degree from the United States Air

Force Academy, a M.A. degree in Industrial Psychology and Human Relations from Webster University and a M.S. degree in National Security Strategy from The National War College.
We believe that Mr. Newton’s extensive experience and leadership in the U.S. Military, and his experience in national security and in serving on the boards of directors of public and private companies qualifies him to serve on our Board of Directors.
Dr. Tobi Petrocelli has been Director, Environmental and Sustainability Management of Mitsubishi UFJ Financial Group, MUFG Americas N.A., (“MUFGA”) since June 2020. In this role, Dr. Petrocelli leads MUFGA’s Environmental, Social and Governance program and its $330 billion sustainable finance goal. In May 2008, Dr. Petrocelli founded Verde Enterprises LLC, a sustainability consulting service, where she served as President from its inception until June 2020. Dr. Petrocelli earned a B.A. degree in Communications from Fordham University, a M.S. degree in Sustainability Management from Columbia University and a Doctorate of Business Administration in International Business from Walden University.
We believe that Dr. Petrocelli’s extensive experience and leadership in project management, sustainability management and corporate communications qualifies her to serve on our Board of Directors.
Major General Douglas L. Raaberg USAF (ret.) has been Executive Vice President of the Air Force Association since 2019, where he serves as a staff leader and provides strategic direction for the association. Mr. Raaberg has also served as a member of the Board of Advisors of Atomic-6 since 2020. From 2019 until 2021, Mr. Raaberg served as a member on the Board of Directors of PredaSAR Corporation, when PredaSAR Corporation was a non-wholly owned subsidiary of Terran Orbital. From 2013 until 2017, Mr. Raaberg was Chief Executive, United Arab Emirates of Northrop Grumman Aerospace and Defense, where he led global business development in the UAE. From 2010 until 2013, Mr. Raaberg was Business Development Director of the Aerospace Sector at Northrup Grumman, where he was responsible for $10 billion in U.S. Air Force business development efforts. Mr. Raaberg served 31 years in the United States Air Force, until he retired as a Major General in 2009, where he directed a staff of 1,200 people from nine nations executing combat operations with over 29,000 aviators in the Middle East, Central Asia and Horn of Africa. Mr. Raaberg holds a B.S. degree in Aeronautical Engineering from the United States Air Force Academy, a M.S. degree in Systems Management from the University of Southern California and a M.S. degree in National Security Strategy from the National War College. Mr. Raaberg is a graduate of the Lead Virginia program for experienced leaders, and has participated in several executive leadership programs including, National Association of Corporate Directors’ Battlefield to Boardroom, Thunderbird University’s Global Business Executive Program and Federal Executive Institute’s Aspen Institute Executive Leadership Seminar. Mr. Raaberg also serves as a senior advisor to the Council for a Strong America on Mission: Readiness in Washington, D.C. and as a Falcon Foundation Trustee to the Air Force Academy.
We believe that Mr. Raaberg’s extensive experience and leadership in air, space and cyber operations and defense, and his experience in international business management and development as well as service on the boards of directors of private and public companies qualifies him to serve on our Board of Directors.
Stratton Sclavos has been a director of Terran Orbital since January 2016 and has served as Terran Orbital’s Compensation Committee Chairman since January 2020. Since April 2018, Mr. Sclavos has also been a selfemployed principal providing strategic advisory services to high technology start-ups. From October 2008 until March 2018, Mr. Sclavos was a General Partner at Radar Partners. In July 1995, Mr. Sclavos joined VeriSign Inc. where he served as Chairman and Chief Executive Officer until May 2008. Additionally, Mr. Sclavos currently serves on the board of directors of BitGo Inc. Mr. Sclavos formerly served on the board of directors for over ten years for each of Salesforce.com, Inc., Juniper Networks, Inc. and Intuit Inc. Mr. Sclavos earned a B.S. degree in Electrical and Computer Engineering from University of California, Davis.
We believe that Mr. Sclavos’ extensive experience and leadership as a principal investor and as an advisor in the technology industry and his experience serving on the boards of directors of public and private companies qualifies him to serve on our Board of Directors.
Corporate Governance
We will structure our corporate governance in a manner Tailwind Two and Terran Orbital believe will closely aligns our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

•
we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•
at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC;

•
we will implement a range of other corporate governance best practices, including placing limits on the number of directorships held by its directors to prevent “overboarding” and implementing a robust director education program; and

•
upon the consummation of the Business Combination, our Board of Directors is expected to determine that each of the directors except for Marc H. Bell, Anthony Previte and Daniel C. Staton on the Company Board will qualify as independent directors under the NYSE rules, and SEC rules and regulations.

Role of Board in Risk Oversight
The board of directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting to the board of directors by the audit committee. The audit committee represents the board of directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal and internal audit functions, the audit committee reviews and discusses all significant areas of our business and summarizes for the board of directors all areas of risk and the appropriate mitigating factors. In addition, our board of directors receives periodic detailed operating performance reviews from management.
Composition of the New Terran Orbital Board of Directors After the Business Combination
Our business and affairs are managed under the direction of our board of directors. In connection with the Business Combination, we will amend and restate Tailwind Two’s Articles of Association to provide for a classified board of directors. If the Proposed Certificate of Incorporation is approved, New Terran Orbital’s board of directors will consist of nine (9) directors, which will be divided into the following three (3) classes:
•
Class I, which Terran Orbital anticipates will consist of Richard Y. Newton III, Tobi Petrocelli and Douglas L. Raaberg;

•
Class II, which Terran Orbital anticipates will consist of James LaChance, Daniel C. Staton and Stratton Sclavos; and

•
Class III, which Terran Orbital anticipates will consist of Marc H. Bell, Tom Manion and Anthony Previte.

Board Committees
After the completion of the Business Combination, the standing committees of our board of directors will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may from time to time establish other committees.
Our Chief Executive Officer, Chief Financial Officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls.
Audit Committee
Upon the completion of the Business Combination, we expect to have an audit committee, consisting of James LaChance, who will be serving as the chairperson, Douglas L. Raaberg and Stratton Sclavos. Each member of the audit committee meets the financial literacy requirements of the NYSE corporate governance standards and the independence requirements of Rule 10A-3 of the Exchange Act. Following the Business Combination, our board of directors will determine which member of our audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.
The purpose of the audit committee will be to assist our board of directors in overseeing (1) the quality and integrity of the our financial statements, (2) our independent auditor’s qualifications, independence, and performance, (3) the performance of our internal audit function, and (4) our compliance with legal and regulatory requirements.
Our board of directors will adopt a written charter for the audit committee which will be available on our website upon the completion of the Business Combination.
Compensation Committee
Upon the completion of the Business Combination, we expect to have a compensation committee, consisting of Stratton Sclavos, who will be serving as the chairperson, Tobi Petrocelli and Douglas L. Raaberg.
The purpose of the compensation committee will be to assist our board of directors in discharging its responsibilities relating to (1) compensating our Chief Executive Officer and other executive officers, (2) administering our equity-based compensation plans and (3) when we become subject to, or otherwise determine to comply with, the SEC disclosure requirements regarding Compensation Discussion and Analysis, reviewing the disclosures in Compensation Discussion and Analysis and producing an annual compensation committee report for inclusion in our proxy statement and annual report on Form 10-K.
Our board of directors will adopt a written charter for the compensation committee which will be available on our website upon the completion of the Business Combination.
Nominating and Corporate Governance Committee
Upon the completion of the Business Combination, we expect to have a nominating and corporate governance committee, consisting of Richard Y. Newton III, who will be serving as the chairperson, Tom Manion and Tobi Petrocelli. The purpose of our nominating and corporate governance committee will be to assist our board of directors in discharging its responsibilities relating to (1) identifying individuals qualified to serve as members of our board of directors, (2) developing and recommending to our board of directors a set of corporate governance guidelines for our Company, and (3) overseeing the evaluation of our board of directors and our management.
Our board of directors will adopt a written charter for the nominating and corporate governance committee which will be available on our website upon completion of the Business Combination.
Code of Business Conduct
We will adopt a new code of business conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which will be available on our website upon the completion of the Business Combination. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that our Internet website address is provided as an inactive textual reference only. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.
Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee is or has been at any time one of New Terran Orbital’s officers or employees. None of New Terran Orbital’s executive officers currently serves, or in the past fiscal year has served, as a member of New Terran Orbital’s board of directors or compensation committee (or other board of directors’ committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving as a member of New Terran Orbital’s board of directors or compensation committee.

BENEFICIAL OWNERSHIP OF SECURITIES
Security Ownership of Certain Beneficial Owners and Management of New Terran Orbital
The following table sets forth information regarding the beneficial ownership of Tailwind Two Ordinary Shares as of September 30, 2021 and New Terran Orbital Common Stock immediately following the consummation of the Business Combination by:
•
each person known by Tailwind Two to beneficially own more than 5% of the outstanding Tailwind Two Ordinary Shares;

•
each of Tailwind Two’s current executive officers and directors;

•
all of Tailwind Two’s current executive officers and directors as a group;

•
each person expected by New Terran Orbital to be the beneficial owner of more than 5% of the outstanding New Terran Orbital Common Stock after the consummation of the Business Combination;

•
each person who is expected to become an executive officer or a director of New Terran Orbital upon consummation of the Business Combination; and

•
all of New Terran Orbital’s executive officers and directors following consummation of the Business Combination as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of the consummation of the Business Combination, assuming that the Business Combination were to occur on February 9, 2022.
Pursuant to Tailwind Two’s Articles of Association, each Tailwind Two Ordinary Share entitles the holder to one vote per share. Pursuant to the Proposed Governing Documents, each New Terran Orbital Common Stock will entitle the holder to one vote.
The beneficial ownership of the Tailwind Two Ordinary Shares prior to the Business Combination is based on 43,125,000 ordinary shares outstanding as of September 30, 2021, of which 34,500,000 were Tailwind Two Class A Ordinary Shares and 8,625,000 were Tailwind Two Class B Ordinary Shares.
The expected beneficial ownership of New Terran Orbital Common Stock post-Business Combination is based on 165,441,640 New Terran Orbital Common Stock issued and outstanding, assuming no redemptions, and 135,518,170 New Terran Orbital Common Stock issued and outstanding, assuming maximum redemptions, and assumes (i) issuance of 50,080,409 New Terran Orbital Common Stock in the PIPE Financing, and (ii) that the amount in the Trust Account (assuming no redemptions) is $345,055,724 (which was the approximate value of the Trust Account as of September 30, 2021). The expected beneficial ownership percentages set forth below do not take into account the warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing upon the later to occur of 12 months from the closing of the Initial Public Offering and 30 days after the Closing). If the actual facts are different than these assumptions, the numbers in the below table will be different.

			After Business Combination
	Prior to Business Combination		Assuming No Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owners	Number of Shares	%	Number of Shares	%	Number of Shares	%
Tailwind Two directors and officers Pre-Business Combination(1)
Philip Krim	8,550,000	19.8%	8,550,000	5.2%	8,550,000	6.3%
Matt Eby	—	—	—	—	—	—
Chris Hollod	—	—	—	—	—	—
Wisdom Lu	—	—	—	—	—	—
Tommy Stadlen	75,000	*	75,000	*	75,000	*
Boris Revsin	—	—	—	—	—	—
Michael Kim	—	—	—	—	—	—
Tailwind Two directors and officers Pre-Business Combination as a group (seven persons)	8,625,000	19.8%	8,625,000	5.2%	8,625,000	6.3%
Tailwind Two Five Percent Holders Pre-Business Combination
Tailwind Two Sponsor LLC(2)(3)	8,550,000	19.8%	8,550,000	5.2%	8,550,000	6.4%
New Terran Orbital directors and officers Post-Business Combination
Marc H. Bell(4)	—	—	12,014,285	7.2%	12,014,285	8.8%
Anthony Previte(5)	—	—	11,711,381	7.0%	11,711,381	8.6%
Marco Villa(6)	—	—	6,113,188	3.7%	6,113,188	4.5%
Gary A. Hobart	—	—	—	*	—	*
Hilary Hageman	—	—	—	*	—	*
Mathieu Riffel	—	—	—	*	—	*
Daniel C. Staton(7)(8)	—	—	12,770,027	7.7%	12,770,027	9.4%
James LaChance	—	—	—	*	—	*
Tom Manion	—	—	—	*	—	*
Tobi Petrocelli	—	—	—	*	—	*
Richard Y. Newton, III	—	—	—	*	—	*
Douglas L. Raaberg	—	—	—	*	—	*
Stratton Sclavos	—	—	—	*	—	*
New Terran Orbital directors and officers Post-Business Combination as a group (thirteen persons):	—	—	44,102,926	26.6%	44,102,926	32.4%
Five Percent Holders:
Francisco Partners Parties(9)			13,556,171	7.7%	11,504,276	8.0%
Lockheed Martin Parties(10)			14,977,544	9.0%	14,635,562	10.7%
Beach Point Capital Parties(11)			22,037,678	13.2%	21,695,695	15.8%

*
Less than 1%

(1)
Unless otherwise noted, the business address of the Tailwind Two Sponsor and each of the directors and executive officers of Tailwind Two is 150 Greenwich Street, 29th Floor, New York, NY 10006.

(2)
Does not include 7,800,000 Tailwind Two Class A Ordinary Shares underlying Private Placement Warrants that may not become exercisable within 60 days of February 9, 2022.

(3)
Mr. Philip Krim controls Tailwind Two Sponsor LLC and, as such, shares voting and investment discretion with respect to the securities held by Tailwind Two Sponsor LLC and may be deemed to have beneficial ownership of such securities. Mr. Philip Krim disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(4)
Includes 70,974 common stock held by Terran Orbital Management Investors LLC, an investment vehicle over which Mr. Bell shares voting and dispositive power.

(5)
Includes 35,487 common stock held by Terran Orbital Management Investors LLC, an investment vehicle over which Mr. Previte shares voting and dispositive power.

(6)
Includes 70,974 common stock held by Terran Orbital Management Investors LLC, an investment vehicle over which Mr. Villa shares voting and dispositive power.

(7)
Includes 53,230 common stock held by Terran Orbital Management Investors LLC, an investment vehicle over which Mr. Staton shares voting and dispositive power.

(8)
Includes 8,131,059 common stock held by Staton Tyvak Family Limited Partnership and 3,000,000 common shares held by Staton Orbital Family Limited Partnership over which Mr. Staton has sole voting and dispositive power.

(9)
Represents the common stock held by FP Credit Partners II, L.P., a Cayman Islands limited partnership, and FP Credit Partners Phoenix II L.P., a Cayman Islands limited partnership. FP Credit Partners II, L.P. beneficially owns (i) 3,573,221 shares of common stock assuming no redemptions and (ii) 3,145,148 shares of common stock assuming maximum redemptions. In addition, FP Credit Partners Phoenix II L.P. beneficially owns (i) 173,441 shares of common stock assuming no redemptions and (ii) 152,663 shares of common stock assuming maximum redemptions.

Represents the following warrants exercisable within 60 days of February 9, 2022 for FP Credit Partners II, L.P.: (i) 9,355,406 assuming no redemptions and (ii) 7,826,571 assuming maximum redemptions. In addition, the following warrants are exercisable within 60 days of the February 9, 2022 for FP Credit Partners Phoenix II L.P.: (i) 454,103 assuming no redemptions and (ii) 379, 895 warrants assuming maximum redemptions.
FP Credit Partners GP II, L.P. is the general partner of both FP Credit Partners II, L.P and FP Credit Partners Phoenix II, L.P. FP Credit Partners GP II Management, LLC is the general partner of FP Credit Partners GP II, L.P. Dipanjan Deb and Thomas Ludwig are the directors of FP Credit Partners GP II Management, LLC and therefore may be deemed to share beneficial ownership of securities held by FP Credit Partners II, L.P. and FP Credit Partners Phoenix II, L.P. The business address of each is c/o FP Credit Partners, L.P., One Letterman Drive, Building C — Suite 410, San Francisco, CA 94129.
(10)
Represents the common stock held by Lockheed Martin Corporation, a Maryland corporation (“Lockheed Martin”), and Astrolink International LLC, a Delaware limited liability company and an indirectly wholly owned subsidiary of Lockheed Martin (“Astrolink”). Lockheed Martin beneficially owns (i) 857,773 shares of common stock assuming no redemptions and (ii) 782,964 shares of common stock assuming maximum redemptions; Astrolink beneficially owns 12,484,853 shares of common stock in both a no redemption and a maximum redemption scenario. In addition, the following represents warrants exercisable within 60 days of February 9, 2022 held by Lockheed Martin: (i) 1,634,918 warrants assuming no redemptions and (ii) 1,367,744 warrants assuming maximum redemptions. The business address of each is c/o Lockheed Martin, 6801 Rockledge Drive, Bethesda, MD 20817.

(11)
Represents the common stock held by the following: Beach Point SCF XI LP, a Delaware limited partnership, beneficially owns 1,219,968 shares of common stock; Beach Point SCF IV LLC, a Delaware limited liability company, beneficially owns 983,953 shares common stock; Beach Point SCF Multi-Port LP, a Delaware limited partnership, beneficially owns 1,994,498 shares common stock; Beach Point Opportunities Fund III LP, a Delaware limited partnership, beneficially owns 10,195,210 shares of common stock; Beach Point Select Fund LP, a Delaware limited partnership, beneficially owns 2,892,023 shares common stock; Beach Point Securitized Credit Fund LP, a Delaware limited partnership, beneficially owns 1,329,665 shares of common stock; Beach Point TX SCF LP, a Delaware limited partnership, beneficially owns 1,329,665 shares of common stock; and BPC Lending II, LLC, a Delaware limited partnership, beneficially owns (i) 457,777 common stock assuming no redemptions and (ii) 382,968 common stock assuming maximum redemptions. In addition, the following represents warrants exercisable within 60 days of February 9, 2022 held by BPC Lending II, LLC: (i) 1,634,918 warrants assuming no redemptions and (ii) 1,367,744 warrants assuming maximum redemptions. Beach Point Capital Management LP (“BPCM”), the investment manager of above listed entities (the “Funds”), has investment discretion and voting power over the securities owned by the Funds and may be deemed to beneficially own such securities. Each of Scott Klein and Carl Goldsmith in their capacity as a managing member of Beach Point GP LLC (“BPGP”), the General Partner of BPCM, may be deemed to beneficially own the securities beneficially owned by BPCM. Notwithstanding the foregoing, each of BPCM, BPGP, Carl Goldsmith and Scott Klein, disclaims beneficial ownership of all securities held by the Funds. The business address of each entity is c/o Beach Point Capital Management LP, 1620 26th Street, Suite 6000n, Santa Monica CA 90404.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Described below are any transactions occurring since January 1, 2019 and any currently proposed transactions to which either Tailwind Two or Terran Orbital was a party and in which:
•
the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of Tailwind Two or Terran Orbital’s total assets, as applicable, at year-end for the last two completed fiscal years; and

•
a director, executive officer, holder of more than 5% of the outstanding capital stock of Tailwind Two or Terran Orbital, or any member of such person’s immediate family had or will have a direct or indirect material interest.

In addition to the transactions described below, please see the compensation agreements and other arrangements described under the sections titled “Proposal No. 1 — The Business Combination Proposal — Interests of Tailwind Two’s Directors and Executive Officers in the Business Combination” beginning on page 141 of this proxy statement/prospectus/information statement “Information About Tailwind Two — Executive Compensation and Director Compensation and Other Interests” beginning on page 224 of this proxy statement/prospectus, and “Executive and Director Compensation of Terran Orbital” beginning on page 265 of this proxy statement/prospectus.
Certain Relationships and Related Person Transactions — Tailwind Two
Class B Ordinary Shares
On December 3, 2020, the Sponsor paid $25,000 to cover certain offering costs of Tailwind Two in consideration of 8,625,000 Class B ordinary shares. All shares and the associated amounts have been retroactively restated to reflect the share capitalization. The Sponsor has agreed to forfeit up to 1,125,000 Class B ordinary shares to the extent that the over-allotment option was not exercised in full by the underwriters in the initial public offering. The forfeiture would have been adjusted to the extent that the over-allotment option was not exercised in full by the underwriters in the initial public offering so that the Class B ordinary shares would represent 20.0% of Tailwind Two’s issued and outstanding ordinary shares after the initial public offering. On March 9, 2021, the underwriters in the initial public offering exercised their over-allotment option in full; thus, these Class B ordinary shares were no longer subject to forfeiture.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Class B ordinary shares until the earlier to occur of: (A) one year after the completion of an initial business combination and (B) subsequent to the initial business combination, (x) if the closing price of Tailwind Two’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which Tailwind Two completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the initial public offering, the Sponsor purchased an aggregate of 7,800,000 private placement warrants at a price of $1.50 per private placement warrant in a private placement, generating gross proceeds of approximately $11.7 million. A portion of these proceeds were added to the proceeds from the IPO.
The private placement warrants are subject to the lock-up period described in the Investor Rights Agreement that was executed by the Tailwind Two Sponsor and Tommy Stadlen in connection with the execution of the Business Combination Agreement.
Related Party Loans
On November 23, 2020, the Sponsor agreed to loan Tailwind Two an aggregate of up to $300,000 to cover expenses related to Tailwind Two’s IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of June 30, 2021 or the completion of the IPO. Sponsor paid an aggregate of approximately $89,890 to cover for expenses on Tailwind Two’s behalf under the Note. On March 12, 2021, Tailwind Two repaid the Note in full.
In addition, in order to finance transaction costs in connection with an intended initial business combination, Sponsor or an affiliate of Sponsor or certain of Tailwind Two’s officers and directors may, but are not obligated to, loan us funds as may be required. If Tailwind Two completes its initial business combination, it may repay such loaned amounts out of the proceeds of the trust account released to itself. Otherwise, such loans would be repaid only out of funds held outside the trust account. In the event that Tailwind Two’s initial business combination does not close, Tailwind Two may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from Tailwind Two’s trust account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination company at a price of $1.50 per warrant at the option of the lender. These warrants would be identical to the private placement warrants. To date, Tailwind Two had no outstanding borrowings under this arrangement.
Administrative Services Agreement
Effective March 9, 2021, Tailwind Two entered into an agreement to pay monthly expenses of $10,000 for office space, administrative services and support services to Sponsor. The agreement terminates upon the earlier of the completion of a business combination or the liquidation of Tailwind Two. Tailwind Two incurred approximately $70,000 in general and administrative expenses for the period from November 18, 2020 (inception) through September 30, 2021.
PIPE Financing (Private Placement)
Concurrently with the execution of the Business Combination Agreement, Tailwind Two entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), including affiliates of Lockheed Martin, Beach Point and AE Industrial Partners, as well as an affiliate of Mr. Daniel Staton, a director and shareholder of Terran Orbital (the “Insider PIPE Investor”, and together with the PIPE Investors, the “Investors”). Pursuant to the Subscription Agreements, the Investors agreed to subscribe for and purchase, and Tailwind Two agreed to issue and sell to such Investors, immediately prior to the Closing, an aggregate of 5,080,409 shares of New Terran Orbital Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of approximately $50.8 million (the “PIPE Financing”). The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that Tailwind Two will grant the investors in the PIPE Financing certain customary registration rights. Tailwind Two will, within 45 days after the consummation of the Business Combination, file with the SEC a registration statement registering the resale of such shares of New Terran Orbital Common Stock and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof and will not be subject to any form of monetary penalty for its failure to do so.
The Subscription Agreement for the Insider PIPE Investor contains a provision whereby in return for the Insider PIPE Investor’s $30.0 million investment in the PIPE Financing, in addition to the shares to be received by the Insider PIPE Investor in the PIPE Financing, the Insider PIPE Investor or its affiliate will also receive a quarterly fee of $1.875 million for sixteen (16) quarters beginning at the end of the first quarter following the consummation of the Business Combination; the first years’ payments are to be paid in cash and the remaining payments are to be paid, subject to subordination to and compliance with New Terran Orbital’s debt facilities, in cash or stock at the discretion of New Terran Orbital. The Insider PIPE Investor’s investment in the PIPE Financing, in addition to the investments made by the Other PIPE Investors in the PIPE Financing, was intended to provide immediate liquidity to New Terran Orbital upon consummation of the Business Combination as alternative equity financings were not otherwise available. See “Proposal No. 1 — The Business Combination Proposal — Background to the Business Section.” There is no service being provided in connection with the quarterly fees; once all quarterly fees have been paid, the shares to be received by the Insider PIPE Investor in the PIPE Financing will effectively have been issued for no consideration other than the value to New Terran Orbital of the immediate liquidity at consummation of the Business Combination. In addition, in connection with entering into the Subscription Agreement with AE Industrial Partners, Terran Orbital entered into vendor agreements requiring $20 million of purchase commitments from two affiliates of AE Industrial Partners over three years from the Closing Date.

Investor Rights Agreement
Concurrently with the execution of the Business Combination Agreement, Terran Orbital, Tailwind Two, the Tailwind Two Sponsor, Tommy Stadlen, certain of Terran Orbital’s stockholders and other parties thereto, including Daniel Staton, Lockheed Martin, Beach Point and Francisco Partners, entered into an investor rights agreement (the “Investor Rights Agreement”) pursuant to which, such parties were granted certain customary registration rights with respect to their respective Registrable Securities (as defined in the Investor Rights Agreement), in each case, on the terms and subject to the conditions set forth therein. The Investor Rights Agreement provides that New Terran Orbital will grant the investors party thereto certain customary registration rights. New Terran Orbital will, within 45 days after the consummation of the Business Combination, file with the SEC a registration statement registering the resale of such shares of New Terran Orbital Common Stock and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof and will not be subject to any form of monetary penalty for its failure to do so; provided however that other than Francisco Partners, and subject to certain exceptions, the investors shall be subject to a six month lock-up after the consummation of the Business Combination.
Certain Relationships and Related Person Transactions — Terran Orbital
Other than compensation arrangements for Terran Orbital’s directors and executive officers, which are described elsewhere in this proxy statement/prospectus, the following describes transactions since January 1, 2018, and each currently proposed transaction in which:
•
Terran Orbital has been or is to be a participant;

•
the amount involved exceeded or will exceed $120,000; and

•
any of Terran Orbital’s directors or executive officers that are expected to continue as directors or executive officers following the Business Combination or holders of more than 5% of Terran Orbital’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or material interest.

Terran Orbital Holder Support Agreements and Debt Rollover
Concurrently with the execution of the Business Combination Agreement, certain Terran Orbital Holders, including affiliates of Lockheed Martin and Beach Point, entered into the Terran Orbital Holder Support Agreements with Tailwind Two and Terran Orbital, pursuant to which the Terran Orbital Holders have agreed to, among other things, (i) consent to and vote in favor of the Business Combination Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Business Combination. Pursuant to the Terran Orbital Holder Support Agreements and the Fifth Amendment, affiliates of Lockheed Martin and Beach Point agreed to either (x) roll certain of their Existing Notes into a new loan agreement or note purchase agreement or (y) keep certain of their Existing Notes outstanding under the Existing Note Purchase Agreement, subject to certain amendments including the Fifth Amendment, in each case, pursuant to the Debt Rollover.
For a detailed description of the Terran Orbital Holder Support Agreements and the Debt Rollover, see the section titled “Proposal No. 1 — The Business Combination Proposal — Other Agreements  — Terran Orbital Holder Support Agreements” beginning on page 125 of this proxy statement/prospectus.
Strategic Cooperation Agreement with Lockheed Martin
On March 8, 2021, Terran Orbital, PredaSAR, Tyvak and Lockheed Martin entered into the Amended and Restated Strategic Cooperation Agreement, which was subsequently amended and restated by the Second Amended and Restated Strategic Cooperation Agreement on October 28, 2021 (the “SCA”). Pursuant to the SCA, the parties agreed, among other things, to extend the term to October 28, 2030, which may be extended for an additional 12-months if any of the Existing Notes remain outstanding on March 8, 2022. Under the terms of the SCA, the parties agreed to collaborate on the development, production and sale of small satellites for use in U.S. Government spacecraft and spacecraft procurements and to establish a cooperation framework to enable the parties to enter into projects, research and development agreements and other collaborative business arrangements and “teaming activities”. The initial scope, subject matter and responsibilities of each party to the SCA for a project will be set forth on a statement of work executed by the parties prior to commencing any work. Under the SCA, upon delivery of a request for proposal from Lockheed Martin, Terran Orbital is required to provide Lockheed Martin with a binding proposal for the manufacturing of such satellites. If Terran Orbital is awarded the work by Lockheed Martin, then Terran Orbital is required under the SCA to give priority to the Lockheed Martin order over manufacturing any satellites for Terran Orbital’s NextGen Earth Observation constellation or other internal purposes. In addition, Terran Orbital has granted Lockheed Martin with a right of first refusal to place its own order for services if Terran Orbital notifies Lockheed Martin that it has received an offer for services from a third-party that would exceed specified production capacity thresholds.
In addition, in the event Terran Orbital needs to engage a third party to pursue an opportunity, including, the development and sale of small satellites for use in US Government or non-US Government customer spacecraft or spacecraft-related procurements, or to engage in bids or proposals for certain US Government contracts, Terran Orbital has agreed to offer Lockheed Martin an exclusive opportunity to negotiate a teaming arrangement for a specified period of time on commercially reasonable terms. If the parties cannot agree on terms within the period provided, Terran Orbital can pursue the opportunity with another party without restriction.
Following an acquisition of Terran Orbital in a proposed sale of Terran Orbital which results in a change of control (which would include the Business Combination) until the expiration of the term of the SCA, Lockheed Martin is entitled to appoint one director (reasonably satisfactory to Terran Orbital) to the initial board of directors of the combined company. Lockheed Martin has advised Terran Orbital that it currently does not expect to exercise this right to appoint a director.
The SCA may be terminated by the non-breaching party after the breaching party fails to cure a material breach under the SCA within 90 days after receiving notice of such material breach. As further discussed under “— Notes Refinancing Transaction”, under certain conditions the termination of the SCA by Terran Orbital would trigger a mandatory obligation to prepay all of the outstanding Existing Notes pursuant to the terms of the Note Purchase Agreement.
In addition, in connection with Mark Calassa’s service on the board of directors on behalf of Lockheed Martin, effective as of March 31, 2021, AstroLink was awarded 10,000 restricted stock units pursuant to the terms and conditions of a grant notice and a restricted stock unit award agreement, the material terms of which are substantially similar to the terms described herein.
Terran Orbital recognized revenue from Lockheed Martin of $5.4 million, $7.7 million and $4.6 million during 2020, 2019 and 2018, respectively. Terran Orbital also recognized revenue from Lockheed Martin of $14.2 million during the nine months ended September 30, 2021.
PIPE Financing (Private Placement)
Concurrently with the execution of the Business Combination Agreement, Tailwind Two entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), including affiliates of Lockheed Martin, Beach Point and AE Industrial Partners, as well as an affiliate of Mr. Daniel Staton, a director and shareholder of Terran Orbital (the “Insider PIPE Investor”, and together with the PIPE Investors, the “Investors”). Pursuant to the Subscription Agreements, the Investors agreed to subscribe for and purchase, and Tailwind Two agreed to issue and sell to such Investors, immediately prior to the Closing, an aggregate of 5,080,409 shares of New Terran Orbital Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of approximately $50.8 million (the “PIPE Financing”). The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that Tailwind Two will grant the investors in the PIPE Financing certain customary registration rights. Tailwind Two will, within 45 days after the consummation of the Business Combination, file with the SEC a registration statement registering the resale of such shares of New Terran Orbital Common Stock and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof and will not be subject to any form of monetary penalty for its failure to do so.
The Subscription Agreement for the Insider PIPE Investor contains a provision whereby in return for the Insider PIPE Investor’s $30.0 million investment in the PIPE Financing, in addition to the shares to be received by the Insider PIPE Investor in the PIPE Financing, the Insider PIPE Investor or its affiliate will also receive a quarterly fee of $1.875 million for sixteen (16) quarters beginning at the end of the first quarter following the consummation of the Business Combination; the first years’ payments are to be paid in cash and the remaining payments are to be paid, subject to subordination to and compliance with New Terran Orbital’s debt facilities, in cash or stock at the discretion of New Terran Orbital. The Insider PIPE Investor’s investment in the PIPE Financing, in addition to the investments made by the Other PIPE Investors in the PIPE Financing, was intended to provide immediate liquidity to New Terran Orbital upon consummation of the Business Combination as alternative equity financings were not otherwise available. See “Proposal No. 1 — The Business Combination Proposal — Background to the Business Section.” There is no service being provided in connection with the quarterly fees; once all quarterly fees have been paid, the shares to be received by the Insider PIPE Investor in the PIPE Financing will effectively have been issued for no consideration other than the value to New Terran Orbital of the immediate liquidity at consummation of the Business Combination. In addition, in connection with entering into the Subscription Agreement with AE Industrial Partners, Terran Orbital entered into vendor agreements requiring $20 million of purchase commitments from two affiliates of AE Industrial Partners over three years from the Closing Date.
Investor Rights Agreement
Concurrently with the execution of the Business Combination Agreement, Terran Orbital, Tailwind Two, the Tailwind Two Sponsor, Tommy Stadlen, certain of Terran Orbital’s stockholders and other parties thereto, including Daniel Staton, Lockheed Martin, Beach Point and Francisco Partners, entered into an investor rights agreement (the “Investor Rights Agreement”) pursuant to which, such parties were granted certain customary registration rights with respect to their respective Registrable Securities (as defined in the Investor Rights Agreement), in each case, on the terms and subject to the conditions set forth therein. The Investor Rights Agreement provides that New Terran Orbital will grant the investors party thereto certain customary registration rights. New Terran Orbital will, within 45 days after the consummation of the Business Combination, file with the SEC a registration statement registering the resale of such shares of New Terran Orbital Common Stock and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof and will not be subject to any form of monetary penalty for its failure to do so; provided however that other than Francisco Partners, and subject to certain exceptions, the investors shall be subject to a six month lock-up after the consummation of the Business Combination.
Notes Refinancing Transaction
On March 8, 2021, Terran Orbital issued the Existing Notes in an aggregate original principal amount of $86,859,108 and warrants to purchase shares of common stock, $0.0001 par value per share, of Terran Orbital (“Terran Orbital Common Stock”) to the purchasers under the Existing Note Purchase Agreement. The obligations under the Existing Notes are guaranteed by Tyvak Nano-Satellite Systems, Inc., and PresaSAR Corporation as of the date hereof, and will be guaranteed by each wholly-owned U.S. Subsidiary established, created or acquired by Terran Orbital after the date hereof (the “Guarantors”). The Existing Notes and the guarantees of the Existing Notes by the Guarantors are secured by substantially all assets of Terran Orbital and the Guarantors, subject to certain customary exceptions. The maturity date of the Existing Notes is April 1, 2026. The Existing Notes bear interest at the rate at 11% per annum; provided that unless Terran Orbital has entered into a business combination with a special purpose acquisition company or similar entity, the annual interest rate will increase automatically by 0.25% on March 8, 2022 and will increase by an additional 0.25% for every subsequent 90-day period, subject to certain exceptions. Terran Orbital, at its option, may prepay the Existing Notes at any time at par plus accrued and unpaid interest. The Existing Notes are subject to mandatory prepayment by Terran Orbital upon (a) the occurrence of a qualified public offering of its stock or a business combination with a special purpose acquisition company and (b) for so long as Lockheed Martin or any of its affiliates holds any portion of the Existing Notes, in the event of a termination (other than by Terran Orbital due to an uncured breach by Lockheed Martin) of the SCA or a material breach by Terran Orbital of the SCA, subject to a 90 days grace period after knowledge of such breach by Terran Orbital or written notice of such breach to Terran Orbital from Lockheed Martin.
Upon closing of the Business Combination, subject to the Debt Rollover, all of the outstanding Existing Notes will be prepaid in accordance with the terms of the Existing Note Purchase Agreement and the Business Combination Agreement.
Of the $86,859,108 principal amount of Existing Notes, (a) $50,000,000 principal amount of Existing Notes and a warrant to purchase Terran Orbital’s Common Stock, for an exercise price of $0.01 per share of Terran Orbital’s Common Stock (the “Inducement Warrants”) was issued to Lockheed Martin for an aggregate cash purchase price of $50,000,000, which Inducement Warrant would be convertible into 0.2000% of the shares (on a fully-diluted basis) of Terran Orbital Common Stock, and (b) $36,859,108 principal amount of the Existing Notes were issued as part of an exchange transaction (the “Convertible Notes Exchange”) with holders of the convertible promissory notes previously issued by Terran Orbital pursuant to a Convertible Note Purchase Agreement, dated as of July 23, 2018. As part of the Convertible Notes Exchange, holders of the then outstanding convertible promissory notes received a combination of the Existing Notes, Inducement Warrants and warrants to purchase Terran Orbital Common Stock in amounts and exercise prices that corresponded to the number of shares of Terran Orbital’s Common Stock into which the convertible notes would have originally been exchangeable on March 8, 2021 (the “Detachable Warrants”). Astrolink International, LLC, which is an affiliate of Lockheed Martin, is a holder of the Existing Notes that participated in the Convertible Notes Exchange.
Immediately prior to the closing of the Business Combination, all off the outstanding Inducement Warrants and Detachable Warrants will be exercised on a cash or cashless basis at the election of the holder into shares of Terran Orbital’s Common Stock in accordance with the related documentation governing such warrants and the Business Combination Agreement. As an inducement to the exercise of the options, holders of Inducement Warrants and Detachable Warrants will also receive New Terran Orbital Common Stock as set forth in the Business Combination Agreement.
GeoOptics, Inc.
Terran Orbital owns a non-controlling equity interest in GeoOptics, Inc. (“GeoOptics”), a privately held company engaged in the acquisition and sale of Earth observation data and a purchaser of products and services from Terran Orbital. As of December 31, 2020 and 2019, Terran Orbital’s $1.7 million investment in GeoOptics represented an approximately 2.3% ownership interest and was fully impaired. Additionally, one of Terran Orbital’s executive officers serves as a member of the GeoOptics board of directors. Terran Orbital recognized revenue from GeoOptics of $0.7 million, $0.9 million and $2.6 million during 2020, 2019 and 2018, respectively. Terran Orbital also recognized revenue from GeoOptics of $1.1 million during the nine months ended September 30, 2021.
Satellite Solutions Group
An entity owned by Marc Bell owns Satellite Solutions Group, LLC (“Satellite Solutions Group”). Satellite Solutions Group provided Terran Orbital professional services in connection with the issuance of the Series Seed Preferred Stock for a fee of $700,000 and $300,000 during 2020 and 2019, respectively. The fees were recorded against the gross proceeds received from the issuance of the Series Seed Preferred Stock.
Lease for Florida Executive Office
Effective as of April 1, 2021, Terran Orbital, as tenant, entered into a lease agreement for its headquarters/office space with 6800 Broken Sound LLC (which is an entity owned by Marc Bell), as landlord. Under this lease agreement, Terran Orbital leases approximately 11,426 square feet of space in a building located at 6800 Broken Sound Parkway, Boca Raton, Florida. The lease term commenced on April 1, 2021 and will expire on March 31, 2026. Terran Orbital has a one-time right to extend the lease term for a period of five (5) additional years. Annual base rent payable under the lease is $228,520 ($19,043.33 per month), which rental amount increases by 3% each lease year. In addition to rent payments, Terran Orbital is also required under the lease to pay its pro rata share of taxes and operating expenses applicable to the building (subject to adjustment if the building is not fully occupied). The leased premises is permitted to be used for general office use only. Terran Orbital has a right of first offer (subject to any pre-existing tenant rights) for additional space that becomes available for rental in the building.
PredaSAR Merger
On February 16, 2021, Terran Orbital and PredaSAR entered into a Letter Agreement with an unaffiliated third party that was then the largest minority holder of PredaSAR’s stock providing its consent for PredaSAR to pursue a merger with Terran Orbital at agreed upon terms.
On February 25, 2021, the board of directors of PredaSAR unanimously approved the terms of a merger agreement pursuant to which Terran Orbital-PredaSAR Merger Sub Corporation, a newly formed subsidiary of Terran Orbital, would merge with and into PredaSAR, with PredaSAR surviving the merger

(the “PredaSAR Merger”) as in the best interests of PredaSAR and its stockholders. On February 26, 2021, the PredaSAR Merger was consummated, having received the requisite consent under PredaSAR’s organizational documents and Delaware law of (x) the stockholders of PredaSAR holding at least a majority of the voting power of the outstanding shares of PredaSAR common stock on an as-converted basis and (y) the holders of PredaSAR’s preferred stock holding at least a majority of the voting power of the outstanding shares of such preferred stock.
In the PredaSAR Merger, the PredaSAR common stock, all of which was held by Terran Orbital, was cancelled and each holder of PredaSAR preferred stock received 15.523 (the “PredaSAR Exchange Ratio”) shares of Terran Orbital Common Stock for each share of PredaSAR Preferred Stock, with cash payable for any fractional shares in accordance with the terms of the merger agreement. Each stock option granted under PredaSAR’s 2020 Equity Incentive Plan for PredaSAR common stock (each, a “PredaSAR Option”), whether vested or unvested, that was outstanding and unexercised as of the effective time of the merger was cancelled and ceased to be outstanding and was not assumed. Immediately following the effective time of the PredaSAR Merger, with respect to each PredaSAR Option, Terran Orbital issued an award of restricted stock units relating to the number of shares of Terran Orbital Common Stock equal to the product of (i) the number of shares of PredaSAR common stock underlying such PredaSAR Option as of immediately prior to the effective time of the PredaSAR Merger and (ii) the PredaSAR Exchange Ratio.
As a result of the PredaSAR Merger, PredaSAR became a wholly-owned subsidiary of Terran Orbital, the former holders of PredaSAR preferred stock received Terran Orbital Common Stock representing approximately 8% of Terran Orbital on a fully-diluted basis as of date of the PredaSAR Merger and the former holders of PredaSAR Options received restricted stock units in Terran Orbital representing approximately 1% of Terran Orbital on a fully-diluted basis as of the date of the PredaSAR Merger.
Immediately prior to the PredaSAR Merger, Marc Bell, the Chief Executive Officer of Terran Orbital and individually and through his affiliated entities, a beneficial owner of 11.2% of Terran Orbital Common Stock on a fully-diluted basis as of February 25, 2021, was serving as the Chairman of the Board of Directors of PredaSAR and the Executive Chairman of PredaSAR. Through affiliated entities, Mr. Bell beneficially owned approximately 0.06% of the shares of PredaSAR’s Common Stock (on an as-converted basis treating all shares of PredaSAR’s Preferred Stock as if they were converted to PredaSAR Common Stock) as of February 25, 2021. In connection with the consideration paid in the PredaSAR Merger, Mr. Bell (through his affiliated entities) received 853 shares of Terran Orbital Common Stock (representing approximately 0.02% of Terran Orbital Common Stock on a fully-diluted basis on the closing date of the PredaSAR Merger).
Indemnification Agreements
The proposed charter, which will be effective upon the consummation of the Business Combination, will contain provisions limiting the liability of executive officers and directors, and New Terran Orbital’s Bylaws, which will be effective upon the consummation of the Business Combination, will provide that New Terran Orbital will indemnify each of its executive officers and directors to the fullest extent permitted under Delaware law.
Terran Orbital intends to enter into indemnification agreements with its directors or executive officers prior to the consummation of the Business Combination. These indemnification agreements will provide that New Terran Orbital will indemnify each of its directors and executive officers against any and all expenses incurred by such director or executive officer because of his or her status as one of New Terran Orbital’s directors or executive officers, to the fullest extent permitted by Delaware law, the proposed charter and New Terran Orbital’s Bylaws. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, New Terran Orbital will advance all expenses incurred by its directors or executive officers in connection with a legal proceeding involving his or her status as a director or executive officer. For more information regarding these indemnification agreements, see the subsection titled “Information About Tailwind Two — Limitation on Liability and Indemnification of Officers and Directors.”
Related Person Transactions Policy
Although Terran Orbital has not had a written policy for the review and approval of transactions with related persons, its board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director or officer’s relationship or interest in the agreement or transaction were disclosed to the board of directors.
New Terran Orbital intends to adopt a new written related party transaction policy to be effective upon the consummation of the Business Combination. The policy will provide that officers, directors, holders of more than 5% of any class of New Terran Orbital’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with New Terran Orbital without the prior consent of the audit committee, or other independent members of New Terran Orbital’s board of directors in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for New Terran Orbital to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration, and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
Tailwind Two is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law generally and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differ in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of New Terran Orbital, your rights will differ in some regards as compared to when you were a shareholder of Tailwind Two.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Tailwind Two and New Terran Orbital according to applicable law and/or the organizational documents of Tailwind Two and New Terran Orbital. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws of New Terran Orbital attached hereto as Annex C and Annex D to this proxy statement/prospectus, respectively, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Tailwind Two and New Terran Orbital.
	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations
Mergers in which the corporation is a constituent to the merger generally require approval of a majority of the voting power of all outstanding shares entitled to vote thereon, unless the certificate of incorporation requires a higher or additional vote.
Mergers in which less than 20% of the acquirer’s stock is issued do not, in certain circumstances, require acquirer stockholder approval.
Certain mergers in which one entity owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.
Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.
A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/ Shareholder Votes for Routine Matters	Generally, unless a corporation’s governing documents provide a different standard, approval of routine corporate matters that are put to a stockholder vote (other than the election of directors) require the affirmative vote of the majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under Cayman Islands law and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

	Delaware	Cayman Islands
Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger if the merger consideration is stock of the surviving entity or a publicly traded entity; stockholders generally will have appraisal rights if the merger consideration is cash.	Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records upon making written demand under oath stating a proper purpose during the usual hours for business, subject to certain procedural requirements.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/ Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including complying with exclusive forum provisions as per the Proposed Certificate of Incorporation).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty (which generally includes a duty of good faith) to the company and its stockholders.
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors owe a duty of care, diligence and skill.
Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and. with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the proceeding was brought by or on behalf of the corporation, no indemnification may be made in respect of any matter as to which a person is adjudged liable except under certain circumstances.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

	Delaware	Cayman Islands
Limited Liability of Directors	Delaware law permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, certain unlawful repurchases or dividends, or transactions in which a director receives an improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF NEW TERRAN ORBITAL SECURITIES
The following summary of certain provisions of New Terran Orbital securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.
Authorized Capitalization
General
The total amount of our authorized share capital consists of 300,000,000 shares of New Terran Orbital Common Stock and 50,000,000 shares of New Terran Orbital Preferred Stock. We expect to have approximately 165,441,640 shares of New Terran Orbital Common Stock outstanding immediately after the consummation of the Business Combination.
The following summary describes all material provisions of our capital stock. You should read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).
New Terran Orbital Common Stock
Voting rights.   Each holder of New Terran Orbital Common Stock will be entitled to one (1) vote for each share of New Terran Orbital Common Stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Proposed Certificate of Incorporation or by applicable law, the holders of New Terran Orbital Common Stock will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation (including any certificate of designations of any series of New Terran Orbital Preferred Stock or on any amendment to a certificate of designations of any series of New Terran Orbital Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of New Terran Orbital Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Certificate of Incorporation (including any certificate of designation relating to any series of New Terran Orbital Preferred Stock) or pursuant to the DGCL.
Dividend rights.   Subject to any other provisions of the Proposed Certificate of Incorporation, as it may be amended from time to time, holders of New Terran Orbital Common Stock will be entitled to receive such dividends when, as and if declared thereon by the New Terran Orbital Board, or any authorized committee thereof, in its discretion, from time to time out of assets or funds of New Terran Orbital legally available therefor.
Rights upon liquidation.   Subject to the rights of holders of New Terran Orbital Preferred Stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of New Terran Orbital Preferred Stock ranking senior to the shares of New Terran Orbital Common Stock upon such dissolution, liquidation or winding up, if any, New Terran Orbital’s remaining net assets will be distributed to the holders of New Terran Orbital Common Stock and the holders of any other class or series of capital stock ranking equally with the New Terran Orbital Common Stock upon such dissolution, liquidation or winding up, ratably on a per share basis.
Other rights.   Neither the Proposed Certificate of Incorporation nor the Proposed Bylaws entitle any holder of New Terran Orbital Common Stock to preemptive or subscription rights. There are no redemption or sinking fund provisions applicable to the New Terran Orbital Common Stock. The rights, preferences and privileges of holders of the New Terran Orbital Common Stock will be subject to those of the holders of the New Terran Orbital Preferred Stock that New Terran Orbital may issue in the future.
Preferred Stock
The New Terran Orbital Board or any authorized committee thereof has the authority to issue shares of preferred stock at any time and from time to time on terms it may determine, in one or more series and to fix the designations, powers (including voting powers, full or limited, or no voting powers), preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of New Terran Orbital Preferred Stock could have the effect of decreasing the trading price of New Terran Orbital Common Stock, restricting dividends on the capital stock of New Terran Orbital, diluting the voting power of the New Terran Orbital Common Stock, modifying the liquidation rights of the capital stock of New Terran Orbital, or delaying or preventing a change in control of New Terran Orbital.
Election of Directors and Vacancies
Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the New Terran Orbital Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the New Terran Orbital Board, but shall initially consist of nine (9) directors, which shall be divided into three (3) classes, designated Class I, II and III, respectively, with Class I consisting of three (3) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors.
Under the Proposed Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the election of directors will be sufficient to elect such directors to the New Terran Orbital Board.
Except as required by the DGCL and subject to the rights, if any, of the holders of any series of New Terran Orbital Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the New Terran Orbital Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified or until his or her earlier resignation, death or removal. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified or until his or her earlier resignation, death or removal.
Subject to the rights, if any, of the holders of any series of New Terran Orbital Preferred Stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than two-thirds of the total voting power of the then-outstanding capital stock (as defined below) of New Terran Orbital then entitled to vote generally in the election of directors, voting together as a single class. Any such director proposed to be removed from office is entitled to advance written notice as described in the Proposed Certificate of Incorporation. In case the New Terran Orbital Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by New Terran Orbital, subject, nevertheless, to the provisions of the DGCL, the Proposed Certificate of Incorporation and to any Proposed Bylaws adopted and in effect from time to time.
Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of New Terran Orbital Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the Certificate of Incorporation of New Terran Orbital or relevant certificate of designations related to the New Terran Orbital Preferred Stock.

Quorum
The holders of a majority in voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, or the presiding officer of the meeting will have power to adjourn the meeting from time to time. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws
The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the New Terran Orbital Common Stock (or units or warrants) remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New Terran Orbital Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the New Terran Orbital Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Terran Orbital by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New Terran Orbital Common Stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by the DGCL or required or permitted by the Proposed Certificate of Incorporation, and subject to the rights, if any, of the holders of any series of New Terran Orbital Preferred Stock, special meetings of the stockholders of New Terran Orbital, for any purpose or purposes, may be called only by a majority of the New Terran Orbital Board then in office. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice. The Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of New Terran Orbital must be effected at a duly called annual or special meeting and may not be taken or effected by a consent of stockholders in lieu thereof.
The Proposed Bylaws also provide that any action required or permitted to be taken at any meeting of the New Terran Orbital Board or of any committee thereof may be taken without a meeting, if all members of the New Terran Orbital Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, which consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the writing or writings or electronic transmission or transmissions must be filed with the minutes of proceedings of the New Terran Orbital Board or committee.
In addition, the Proposed Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
The Proposed Certificate of Incorporation will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least two thirds (2/3) of the total in voting power of all the then-outstanding shares of New Terran Orbital’s stock entitled to vote thereon, voting as a single class, and the affirmative vote of at least two thirds (2/3) of the then-outstanding shares of each class entitled to vote thereon as a class, voting separately as a class:
•
the provisions regarding the size of the New Terran Orbital Board, the classification of the New Terran Orbital Board, and the election of directors;

•
the provisions regarding stockholder actions without a meeting;

•
the provisions regarding calling special meetings of stockholders;

•
the provisions regarding the limited liability of directors of New Terran Orbital; and

•
the provisions regarding competition and corporate opportunities.

The Proposed Certificate of Incorporation will also provide that the provisions regarding removal of directors therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least two thirds (2/3) of the total in voting power of all the then-outstanding shares of New Terran Orbital’s stock entitled to vote thereon, voting as a single class.
The Proposed Bylaws may be amended or repealed (A) by the New Terran Orbital Board, without the assent or vote of any stockholder, as set forth in the Proposed Certificate of Incorporation or (B) without the approval of the New Terran Orbital Board, by the stockholders as set forth in the Proposed Certificate of Incorporation.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that an “interested stockholder” (as defined therein) may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
1.
Prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

2.
Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
3.
At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Under the Proposed Certificate of Incorporation, New Terran Orbital opted out of Section 203 of the DGCL and therefore is not subject to Section 203.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Certificate of Incorporation limits the liability of the directors of New Terran Orbital for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by law, and the Proposed Bylaws provide that we will indemnify them to the fullest extent permitted by such law subject to the limitations set forth in the Proposed Bylaws. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware and the Proposed Certificate of Incorporation, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New Terran Orbital or any of its subsidiaries or was serving at New Terran Orbital’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within ten (10) days of such request all reasonable fees, expenses, charges and other costs that any of our directors incurred, provided that such director will return any such advance if it is ultimately determined that such director is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Exclusive Forum of Certain Actions
The Proposed Certificate of Incorporation will provide that, unless New Terran Orbital consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware, or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought or purportedly brought on behalf of New Terran Orbital, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of New Terran Orbital to New Terran Orbital or to New Terran Orbital’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action or proceeding asserting a claim arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL or the Proposed Governing Documents (as either may be amended from time to time), or to interpret, apply, enforce or determine the validity of the Proposed Governing Documents (as either may be amended from time to time), (iv) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (v) any action or proceeding asserting a claim against New Terran Orbital or any current or former director, officer, employee, agent or stockholder of New Terran Orbital arising pursuant to any provision of the DGCL or the Proposed Governing Documents (as either may be amended from time to time), (vi) any action or proceeding asserting a claim against New Terran Orbital or any current or former director, officer, employee, agent or stockholder of New Terran Orbital governed by the internal affairs doctrine of the State of Delaware, or (vii) any action or proceeding asserting an “internal corporate claim” as defined in Section 115 of the DGCL.
Notwithstanding the forgoing, the exclusive forum provision will not apply to any claim (i) as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), (ii) which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction, including, for the avoidance of doubt, any claim arising under the Exchange Act, or (iii) arising under the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum unless New Terran Orbital consents in writing to the selection of an alternative forum.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Proposed Certificate of Incorporation, to the fullest extent permitted by law, renounces any interest or expectancy that New Terran Orbital has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to New Terran Orbital’s directors or their respective affiliates, other than those directors or affiliates who are New Terran Orbital’s employees. The Proposed Certificate of Incorporation provides that, to the fullest extent permitted by law, none of the non-employee directors or their respective affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar business activities or lines of business in which New Terran Orbital or any of its affiliates has historically engaged, now engages or proposes to engage or (ii) otherwise competing with New Terran Orbital or its affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and for New Terran Orbital or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to New Terran Orbital or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for New Terran Orbital unless New Terran Orbital is financially or legally able or contractually permitted to undertake such opportunity, the opportunity, by its nature, would be in the line of New Terran Orbital’s business or is of some practical advantage to New Terran Orbital, and New Terran Orbital has some interest or reasonable expectancy in such opportunity.
New Terran Orbital Warrants
New Terran Orbital warrants consist of 7,800,000 Private Placement Warrants and 11,500,000 Public Warrants. In addition, (i) the FP Note Purchase Agreement provides that following the consummation of the Business Combination, Francisco Partners will receive a grant of warrants to purchase New Terran Orbital Common Stock consisting of 5.0% of New Terran Orbital Common Stock on a fully diluted basis as of immediately following the Closing at a strike price of $10.00 per share, redeemable at the option of Francisco Partners for $25.0 million in cash on the third anniversary of the Closing Date and (ii) the Terran Orbital Holder Support Agreements each provide that following the consummation of the consummation of the Business Combination each of Lockheed Martin and Beach Point will receive warrants to purchase New Terran Orbital Common Stock with respect to 0.83333% of the fully diluted shares of New Terran Orbital Common Stock as of immediately following the Closing at a strike price of $10.00 per share.
New Terran Orbital Francisco Partners, Lockheed Martin and Beach Point Warrants
Each whole warrant, issued pursuant to a stock and warrant purchase agreement, entitles the registered holder to purchase New Terran Orbital Common Stock at a price of $10.00 per share, subject to adjustment as discussed below, following Closing. Pursuant to the warrant and purchase agreement, a warrant holder may exercise its warrants only for a whole number of shares of New Terran Orbital Common Stock.

The warrants will expire on the earlier of (i) the date that is five years after Closing or (ii) the time at which the warrant has been exercised in respect of all of New Terran Orbital Common Stock or redeemed.
Upon any exercise of a warrant, the exercise price is payable in cash or, at the option of the holder, on a cashless basis under certain circumstances, including by having New Terran Orbital withhold a number of shares of New Terran Orbital Common Stock then issuable upon exercise of the warrant with an aggregate fair market value equal to the aggregate exercise price.
If, upon the expiration of the exercise period, the fair market value of one warrant is greater than the exercise price then in effect, then the warrant shall automatically be deemed, effective as of immediately prior to such expiration, to be exercised in respect of all New Terran Orbital Common Stock in respect of which it has not previously been exercised in accordance with the “net exercise” procedures, unless the holder elects otherwise in a written notice delivered to New Terran Orbital. The “fair market value” as used in this paragraph means, as of any given date, (a) if the New Terran Orbital Common Stock is traded on a national securities exchange, inter-dealer quotation system or over-the-counter bulletin board service during the Reference Period (as hereinafter defined) (or such shorter period of consecutive trading days within the Reference Period on which the New Terran Orbital Common Stock was so traded as may be mutually agreed between New Terran Orbital and the holder), the volume-weighted average of the closing prices per share of New Terran Orbital Common Stock, as reported by Bloomberg, or if not reported by Bloomberg, as reported by Morningstar, during the period of thirty (30) trading days ending on the trading day immediately prior to such date (the “Reference Period”), (b) if the warrant is being exercised in connection with a reorganization, reclassification, consolidation, merger, sale, or similar transaction, the fair market per-share value of the consideration received by the holders of the outstanding shares of New Terran Orbital Common Stock or other securities of the New Terran Orbital then constituting New Terran Orbital Common Stock in connection therewith and (c) in any other case, the fair market value per share of New Terran Orbital Common Stock as jointly determined by the New Terran Orbital Board and the holder, each acting in good faith; provided that if the New Terran Orbital Board and the holder are unable to agree on the fair market value per share of the New Terran Orbital Common Stock within ten (10) business days after New Terran Orbital’s receipt of the exercise notice, such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm jointly selected by the New Terran Orbital Board and the holder and engaged by the New Terran Orbital, which firm’s determination shall be final and conclusive, and the fees and expenses of such firm shall be borne equally by New Terran Orbital and the holder.
Redemption Procedures. Solely in the case of the warrants issued to affiliates of Francisco Partners, at the election of the holder provided the holder has not exercised the warrant for any New Terran Orbital Common Stock for which the warrant is initially exercisable upon its initial issuance, the holder may, in its sole discretion (but subject to the foregoing proviso), elect by written notice delivered to New Terran Orbital no later than five (5) business days prior to the date that is three (3) years after Closing, to return the warrant to New Terran Orbital in exchange for a payment by New Terran Orbital to the holder of $25,000,000.
Anti-Dilution Adjustments. If the shares of New Terran Orbital Common Stock are changed into the same or a different number of shares of any other class of capital stock or other securities of New Terran Orbital, whether by reclassification, capital reorganization, conversion of all outstanding shares of the relevant class or series or other relevant securities or otherwise, then, in lieu of the number of New Terran Orbital Common Stock for which the warrant otherwise would have been exercisable immediately prior to such reclassification, the holder shall have the right, from and after such reclassification, to exercise the warrant for the number and kind of shares of New Terran Orbital Common Stock as would have been issuable as a result of such reclassification, subject to further adjustment.
If New Terran Orbital subdivides or combines New Terran Orbital Common Stock, then (i) in the case of a subdivision, the exercise price shall be proportionately decreased and the number of shares of New Terran Orbital Common Stock shall be proportionately increased and (ii) in the case of a combination, the exercise price shall be proportionately increased and the number of shares of New Terran Orbital Common Stock shall be proportionately decreased.

If New Terran Orbital pays any dividend or makes any distribution in respect of the New Terran Orbital Common Stock, then the exercise price shall be adjusted, from and after the date of determination of the stockholders of New Terran Orbital entitled to receive such dividend, to be an amount equal to the product of (A) the exercise price in effect immediately prior to such date of determination multiplied by (B) the quotient of (x) the total number of shares of New Terran Orbital Common Stock or such other securities outstanding immediately prior to such dividend or distribution divided by (y) the total number of shares of New Terran Orbital Common Stock or such other securities outstanding immediately after such dividend or distribution.
If New Terran Orbital pays any dividend or makes any distribution (whether in cash, securities or other property) in respect of the New Terran Orbital Common Stock, then the New Terran Orbital Board shall make provision so that, upon any exercise of the warrant, the holder shall be entitled to receive, in addition to New Terran Orbital Common Stock issuable upon such exercise, such dividend or distribution to the extent that such dividend or distribution would have been paid or made, as applicable, in respect of the New Terran Orbital Common Stock issued upon such exercise had New Terran Orbital Common Stock been outstanding immediately prior to the record date for such dividend or distribution.
In the event of any (i) capital reorganization of New Terran Orbital, (ii) reclassification of the stock of New Terran Orbital, (iii) consolidation or merger of New Terran Orbital, (iv) sale of all or substantially all of New Terran Orbital’s assets or (v) other similar transaction, in each case which entitles the holders of New Terran Orbital Common Stock (either directly or upon subsequent liquidation) to receive stock, securities or other property with respect to or in exchange for New Terran Orbital Common Stock, the warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale, or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of New Terran Orbital Common Stock then exercisable under the warrant, be exercisable for the kind and number of shares of capital stock or other securities or property of New Terran Orbital or of the successor entity resulting from such transaction to which the holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale, or similar transaction if the holder had exercised the warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction and acquired the applicable number of New Terran Orbital Common Stock then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of the warrant).
The warrant holders do not have the rights or privileges of holders of New Terran Orbital Common Stock and any voting rights until they exercise their warrants and receive shares of New Terran Orbital Common Stock. After the issuance of shares of New Terran Orbital Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade.
The Public Warrants
Each whole warrant entitles the registered holder to purchase one share of New Terran Orbital Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of their initial offering and 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of New Terran Orbital Common Stock. The warrants will expire five years after the completion of the initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
New Terran Orbital will not be obligated to deliver any shares of New Terran Orbital Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to New Terran Orbital satisfying the obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and New Terran Orbital will not be obligated to issue a share of New Terran Orbital Common Stock upon exercise of a warrant unless the share of New Terran Orbital Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New Terran Orbital be required to net cash settle any warrant.
New Terran Orbital has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Business Combination, New Terran Orbital will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of New Terran Orbital Common Stock issuable upon exercise of the warrants, and New Terran Orbital will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of New Terran Orbital Common Stock until the warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if the New Terran Orbital Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New Terran Orbital may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New Terran Orbital so elects, it will not be required to file or maintain in effect a registration statement, but will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of New Terran Orbital Common Stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when New Terran Orbital will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but New Terran Orbital will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of New Terran Orbital Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of New Terran Orbital Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the New Terran Orbital Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of warrants when the price per share of New Terran Orbital Common Stock equals or exceeds $18.00.
Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the New Terran Orbital Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of New Terran Orbital Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of New Terran Orbital Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per share of New Terran Orbital Common Stock equals or exceeds $10.00.
Once the warrants become exercisable, we may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the New Terran Orbital Common Stock (as defined below) except as otherwise described below;

•
if, and only if, the closing price of the New Terran Orbital Common Stock equals or exceeds $10.00 per public share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before New Terran Orbital sends the notice of redemption to the warrant holders; and

•
if the closing price of the New Terran Orbital Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which New Terran Orbital sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of New Terran Orbital Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by New Terran Orbital pursuant to this redemption feature, based on the “fair market value” of our New Terran Orbital Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our New Terran Orbital Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-Dilution Adjustments” below.
REDEMPTION DATE (PERIOD TO EXPIRATION OF WARRANTS)	FAIR MARKET VALUE OF CLASS A ORDINARY SHARES
	$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361

REDEMPTION DATE (PERIOD TO EXPIRATION OF WARRANTS)	FAIR MARKET VALUE OF CLASS A ORDINARY SHARES
	$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	18.00
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Terran Orbital Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of New Terran Orbital Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of New Terran Orbital Common Stock.
At such time as the warrants become exercisable for New Terran Orbital Common Stock, New Terran Orbital will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
Redemption Procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of New Terran Orbital Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments. If the number of outstanding shares of New Terran Orbital Common Stock is increased by a capitalization or share dividend paid in shares of New Terran Orbital Common Stock to all or substantially all holders of shares of New Terran Orbital Common Stock, or by a split-up of shares of New Terran Orbital Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of New Terran Orbital Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New Terran Orbital Common Stock. A rights offering made to all or substantially all holders of New Terran Orbital Common Stock entitling holders to purchase shares of New Terran Orbital Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of New Terran Orbital Common Stock equal to the product of (i) the number of shares of New Terran Orbital Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Terran Orbital Common Stock) and (ii) one minus the quotient of (x) the price per share of New Terran Orbital Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of New Terran Orbital Common Stock, in determining the price payable for shares of New Terran Orbital Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of the New Terran Orbital Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the New Terran Orbital Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of New Terran Orbital Common Stock on account of such shares of New Terran Orbital Common Stock, other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of New Terran Orbital Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of New Terran Orbital Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Terran Orbital Common Stock in respect of such event.
If the number of outstanding shares of New Terran Orbital Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of New Terran Orbital Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of New Terran Orbital Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Terran Orbital Common Stock.
Whenever the number of shares of New Terran Orbital Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Terran Orbital Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Terran Orbital Common Stock so purchasable immediately thereafter.
The warrants are issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Tailwind. A copy of the Warrant Agreement is filed as an exhibit to this registration statement/proxy statement including the complete description of the terms and conditions applicable to the warrants.
The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on shares of common stock as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders.
The warrant holders do not have the rights or privileges of holders of New Terran Orbital Common Stock and any voting rights until they exercise their warrants and receive shares of New Terran Orbital Common Stock. After the issuance of shares of New Terran Orbital Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of New Terran Orbital Common Stock to be issued to the warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
The Private Placement Warrants (including the New Terran Orbital Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except pursuant to limited exceptions) and they will not be redeemable by us (except pursuant to limited exceptions) so long as they are held by our sponsor or its permitted transferees (except as otherwise set forth herein). Our sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. Any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants will require a vote of holders of at least 50% of the number of the then-outstanding Private Placement Warrants.
Except as described above, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Terran Orbital Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Terran Orbital Common Stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the shares of New Terran Orbital Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW TERRAN ORBITAL COMMON STOCK
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Terran Orbital Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Terran Orbital at the time of, or at any time during the three months preceding, a sale and (ii) New Terran Orbital is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Terran Orbital was required to file reports) preceding the sale.
Persons who have beneficially owned restricted New Terran Orbital Common Stock shares for at least six months but who are affiliates of New Terran Orbital at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of New Terran Orbital Common Stock then outstanding; or

•
the average weekly reported trading volume of the New Terran Orbital Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Terran Orbital under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Terran Orbital.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Tailwind Two Shareholders will be able to sell their Tailwind Two Class B Ordinary Shares, as applicable, pursuant to Rule 144 without registration one year after Tailwind Two has completed the business combination.
Tailwind Two anticipates that following the consummation of the Business Combination, New Terran Orbital will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the New Terran Orbital Board, (ii) otherwise properly brought before such meeting by or at the direction of the New Terran Orbital Board, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice, who is entitled to vote at such meeting, who is present (in person or by proxy) at the meeting, and who has complied with the notice procedures specified in the Proposed Bylaws. To be timely for New Terran Orbital’s annual meeting of stockholders, New Terran Orbital’s secretary must receive the written notice at New Terran Orbital’s principal executive offices:
•
not later than the close of business on the 90th day; and

•
not earlier than the close of business on the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for New Terran Orbital’s 2023 annual meeting) or in the event the annual meeting is first convened more than 30 days before the first anniversary of the preceding year’s annual meeting or more than 60 days after such anniversary date, notice of a stockholder proposal must be received no earlier than 5:00 p.m., local time on the 120th day prior to the scheduled date of such annual meeting and no later than 5:00 p.m., local time, on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The chairperson of the applicable meeting of New Terran Orbital’s stockholders may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.
Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2023 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New Terran Orbital begins to print and send out its proxy materials for such 2023 annual meeting (and New Terran Orbital will publicly disclose such date when it is known).
Stockholder Director Nominees
The Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to New Terran Orbital’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by New Terran Orbital’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the Tailwind Two Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Tailwind Two Acquisition Corp., 150 Greenwich Street, 29th Floor, New York, NY 10006. Following the Business Combination, such communications should be sent in care of New Terran Orbital, 6800 Broken Sound Parkway, Suite 200, Boca Raton, Florida 33487, and its telephone number is (561) 988-1704. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
LEGAL MATTERS
Kirkland & Ellis LLP, New York, NY, has passed upon the validity of the securities of New Terran Orbital offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The financial statements of Tailwind Two Acquisition Corp. as of December 31, 2020 and for the period from November 18, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Terran Orbital Corporation as of December 31, 2020 and 2019, and for each of the years then ended, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 financial statements refers to the adoption of new accounting guidance for revenues from contracts with customers.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, Tailwind Two and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Tailwind Two’s annual report to shareholders and Tailwind Two’s proxy statement. Upon written or oral request, Tailwind Two will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Tailwind Two delivers single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Tailwind Two delivers single copies of such documents in the future. Shareholders may notify Tailwind Two of their requests by calling or writing Tailwind Two at its principal executive offices at 150 Greenwich Street, 29th Floor, New York, NY 10006 or (212) 266-0085.
ENFORCEABILITY OF CIVIL LIABILITY
Tailwind Two is a Cayman Islands exempted company. If Tailwind Two does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Tailwind Two. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Tailwind Two in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Tailwind Two may be served with process in the United States with respect to actions against Tailwind Two arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Tailwind Two’s securities by serving Tailwind Two’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR
The transfer agent for Tailwind Two’s securities is Continental Stock Transfer & Trust Company.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Tailwind Two has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
Tailwind Two files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Tailwind Two at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, Tailwind Two’s corporate website at https://twnt.tailwindacquisition.com/. Tailwind Two’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/prospectus relating to Tailwind Two has been supplied by Tailwind Two, and all such information relating to Terran Orbital has been supplied by Terran Orbital. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and brokers call: (203) 658-9400
E-mail: TWNT.info@investor.morrowsodali.com
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than                 , 2021.
All information contained in this document relating to Tailwind Two has been supplied by Tailwind Two and all such information relating to Terran Orbital has been supplied by the Terran Orbital stockholders. Information provided by Tailwind Two or Terran Orbital does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS
Audited Financial Statements for Tailwind Two Acquisition Corp.:
Unaudited Financial Statements for Tailwind Two Acquisition Corp.:
Page
Condensed Balance Sheets as of September 30, 2021(Unaudited) and December 31, 2020	FIN-19
Unaudited Condensed Statements of Operations for the Three and Nine months Ended September 30,2021	Fin-20
Unaudited Condensed Statements of Changes in Shareholders’ Equity (Deficit) for the Three and Nine months Ended September 30, 2021	Fin-21
Unaudited Condensed Statement of Cash Flows for the Nine months Ended September 30, 2021	Fin-22
Notes to Condensed Financial Statements (Unaudited)	Fin-23
Audited Consolidated Financial Statements for Terran Orbital Corporation:
Page(s)
Report of Independent Registered Public Accounting Firm	FIN-41
Consolidated Financial Statements
Consolidated Balance Sheets as of December 31, 2020 and 2019	FIN-42
Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2020 and 2019	FIN-43
Consolidated Statements of Shareholders’ Deficit for the years ended December 31, 2020 and 2019	FIN-44
Consolidated Statements of Cash Flows for the years ended December 31, 2020 and 2019	FIN-45
Notes to Consolidated Financial Statements	FIN-46
Unaudited Condensed Consolidated Financial Statements for Terran Orbital Corporation:
Page(s)
Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020 (Unaudited)	FIN-77
Condensed Consolidated Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2021 and 2020 (Unaudited)	FIN-78
Condensed Consolidated Statements of Shareholders’ Deficit for the nine months ended September 30, 2021 and 2020 (Unaudited)	FIN-79

FIN-1

Page(s)
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2021 and 2020 (Unaudited)	FIN-80
Notes to the Condensed Consolidated Financial Statements (Unaudited)	FIN-81

FIN-2

Report of Independent Registered Public Accounting Firm
To the Shareholder and the Board of Directors of
Tailwind Two Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Tailwind Two Acquisition Corp. (the “Company”) as of December 31, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from November 18, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from November 18, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
February 17, 2021

FIN-3

TAILWIND TWO ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020
ASSETS
Deferred offering costs	$197,790
TOTAL ASSETS	$197,790
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accrued expenses	$6,093
Accrued offering costs	120,540
Promissory note – related party	52,250
Total Current Liabilities	178,883
Commitments and Contingencies
Shareholder’s Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding(1)	863
Additional paid-in capital	24,137
Accumulated deficit	(6,093)
Total Shareholder’s Equity	18,907
TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$197,790

(1)
Includes an aggregate of up to 1,125,000 Class B ordinary shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised (see Note 5).

The accompanying notes are an integral part of these financial statements.
FIN-4

TAILWIND TWO ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM NOVEMBER 18, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Formation and operating costs	$6,093
Net loss	$(6,093)
Weighted average shares outstanding, basic and diluted(1)	7,500,000
Basic and diluted net loss per ordinary share	$(0.00)

(1)
Excludes an aggregate of up to 1,125,000 Class B ordinary shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised (see Note 5).

The accompanying notes are an integral part of these financial statements.
FIN-5

TAILWIND TWO ACQUISITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY
FOR THE PERIOD FROM NOVEMBER 18, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Shares	Amount
Balance – November 18, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	(6,093)	(6,093)
Balance – December 31, 2020	8,625,000	$863	$24,137	$(6,093)	$18,907

(1)
Includes an aggregate of up to 1,125,000 Class B ordinary shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised (see Note 5).

The accompanying notes are an integral part of these financial statements.
FIN-6

TAILWIND TWO ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM NOVEMBER 18, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Cash Flows from Operating Activities:
Net loss	$(6,093)
Changes in operating assets and liabilities:
Accrued expenses	6,093
Net cash used in operating activities	—
Net Change in Cash	—
Cash – Beginning of period	—
Cash – End of period	$—
Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$120,540
Deferred offering costs paid by Sponsor in exchange for the issuance of Class B ordinary shares	$25,000
Offering costs paid through promissory note – related party	$52,250
The accompanying notes are an integral part of these financial statements.
FIN-7

TAILWIND TWO ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
NOTE 1—ORGANIZATION AND PLAN OF BUSINESS OPERATIONS
Tailwind Two Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on November 18, 2020.The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from November 18, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the proposed initial public offering (“Proposed Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.
The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 30,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit (or 34,500,000 Units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 7,800,000 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Tailwind Two Sponsor LLC (the “Sponsor”), that will close simultaneously with the Proposed Public Offering.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the amount of any deferred underwriting commissions held in the Trust Account and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Public Offering, management has agreed that $10.00 per Unit sold in the Proposed Public Offering, including proceeds of the sale of the Private Placement Warrants, will be held in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business

FIN-8

TAILWIND TWO ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company will have until 24 months from the closing of the Proposed Public Offering to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the

FIN-9

TAILWIND TWO ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2—SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the date of issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering and one year from the date of issuance of these financial statements.

FIN-10

TAILWIND TWO ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Deferred Offering Costs
Deferred offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses incurred, will be charged to operations.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties.

FIN-11

TAILWIND TWO ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Loss Per Ordinary Share
Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares issued and outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 1,125,000 Class B ordinary shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised (see Notes 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3—PROPOSED PUBLIC OFFERING
Pursuant to the Proposed Public Offering, the Company will offer for sale up to 30,000,000 Units (or 34,500,000 Units if the underwriters’ over-allotment option is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share (see Note 7).
NOTE 4—PRIVATE PLACEMENT
The Sponsor has committed to purchase an aggregate of 7,800,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $11,700,000 in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. The private placement warrants are identical to the warrants sold in the offering, subject to certain limited exceptions. If the Company does not complete a Business Combination within the Combination Period, the proceeds

FIN-12

TAILWIND TWO ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5—RELATED PARTY TRANSACTIONS
Founder Shares
During the period ended December 3, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 8,625,000 Class B ordinary shares (the “Founder Shares”). The Founder Shares include an aggregate of up to 1,125,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Proposed Public Offering.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Promissory Note—Related Party
On November 23, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) June 30, 2021 or (ii) the completion of the Proposed Public Offering. As of December 31, 2020, there was $52,250 outstanding under the Promissory Note.
Administrative Support Agreement
The Company intends to enter into an agreement, commencing on the date the securities are first listed on the NYSE through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial, and administrative support services.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

FIN-13

TAILWIND TWO ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
NOTE 6—COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration and Shareholders Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the effective date of the Propose Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company will grant the underwriters a 45-day option to purchase up to 4,500,000 additional Units to cover over-allotments at the Proposed Public Offering price, less the underwriting discounts and commissions.
The underwriters will be entitled to a cash underwriting discount of $0.20 per Unit, or $6,000,000 in the aggregate (or $6,900,000 if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $10,500,000 in the aggregate (or $12,075,000 in the aggregate if the underwriters’ over-allotment option is exercised in full). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 7—SHAREHOLDER’S EQUITY
Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares—The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were no Class A ordinary shares issued or outstanding.
Class B Ordinary Shares—The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 8,625,000 Class B ordinary shares issued and outstanding, of which an aggregate of up to 1,1250,000 shares are subject to forfeiture depending on the extent to which

FIN-14

TAILWIND TWO ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
the underwriters’ over-allotment option is not exercised in full or in part, so that the number of Class B ordinary shares will equal 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Proposed Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Proposed Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or

FIN-15

TAILWIND TWO ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, excluding the forward purchase securities, for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share

FIN-16

TAILWIND TWO ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
(with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8—SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to February 17, 2021, the date that the financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

FIN-17

TAILWIND TWO ACQUISITION CORP.
FORM 10-Q A FOR THE QUARTER ENDED SEPTEMBER 30, 2021

Page
Condensed Balance Sheets as of September 30, 2021(Unaudited) and December 31, 2020	Fin-19
Unaudited Condensed Statements of Operations for the Three and Nine months Ended September 30,2021	Fin-20
Unaudited Condensed Statements of Changes in Shareholders’ Equity (Deficit) for the Three and Nine months Ended September 30, 2021	Fin-21
Unaudited Condensed Statement of Cash Flows for the Nine months Ended September 30, 2021	Fin-22
Notes to C ondensed Financial Statements (Unaudited)	Fin-23

FIN-18

TAILWIND TWO ACQUISITION CORP.
CONDENSED BALANCE SHEETS
	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$3,191,581	$—
Prepaid expenses and other current assets	565,282	—
Total Current Assets	3,756,863	—
Deferred offering costs	—	197,790
Investments held in Trust Account	345,055,724	—
TOTAL ASSETS	$348,812,587	$197,790
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accrued expenses	$1,320,800	$6,093
Accrued offering costs	12,000	120,540
Promissory note – related party	—	52,250
Total Current Liabilities	1,332,800	178,883
Warrant liabilities	19,107,000	—
Deferred underwriting fee payable	12,075,000	—
Total Liabilities	32,514,800	178,883
Commitments and contingencies
Class A ordinary shares subject to possible redemption 34,500,000 and no shares at $10.00 per share redemption value as of September 30, 2021 and December 31, 2020, respectively	345,000,000	—
Shareholders’ (Deficit) Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized no shares issued and outstanding, excluding 34,500,000 and no shares subject to possible redemption, as of September 30, 2021 and December 31, 2020, respectively	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020	863	863
Additional paid-in capital	—	24,137
Accumulated deficit	(28,703,076)	(6,093)
Total Shareholders’ (Deficit) Equity	(28,702,213)	18,907
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	$348,812,587	$197,790
The accompanying notes are an integral part of the unaudited condensed financial statements.
FIN-19

TAILWIND TWO ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended September 30,	Nine Months Ended September 30,
	2021	2021
General and administrative expenses	$1,597,881	$1,838,523
Loss from operations	(1,597,881)	(1,838,523)
Other income (expense):
Change in fair value of warrant liabilities	193,000	(193,000)
Transaction costs allocable to warrants	—	(649,349)
Interest earned on investments held in Trust Account	21,223	55,724
Total other income (expense), net	214,223	(786,625)
Net loss	$(1,383,658)	$(2,625,148)
Weighted average shares outstanding, Class A ordinary shares	34,500,000	25,906,593
Basic and diluted net loss per share, Class A ordinary shares	$(0.03)	$(0.08)
Weighted average shares outstanding, Class B ordinary shares	8,625,000	8,348,901
Basic and diluted net loss per share, Class B ordinary shares	$(0.03)	$(0.08)
The accompanying notes are an integral part of the unaudited condensed financial statements.
FIN-20

TAILWIND TWO ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021
RESTATED
(UNAUDITED)
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	(Accumulated Deficit)	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	8,625,000	$863	$24,137	$(6,093)	$18,907
Proceeds received in excess of fair value of Private
Placement Warrants	—	—	—	—	4,056,000	—	4,056,000
Accretion to Class A Ordinary Shares subject to possible redemption	—	—	—	—	(4,080,137)	(26,071,835)	(30,151,972)
Net income	—	—	—	—	—	4,526,692	4,526,692
Balance – March 31, 2021 (as Restated)	—	$—	8,625,000	$863	$—	$(21,551,236)	$(21,550,373)
Net loss	—	—	—	—	—	(5,768,182)	(5,768,182)
Balance – June 30, 2021 (as Restated)	—	$—	8,625,000	$863	$—	$(27,319,418)	$(27,318,555)
Net loss	—	—	—	—	—	(1,383,658)	(1,383,658)
Balance – September 30, 2021	—	$—	8,625,000	$863	$—	$(28,703,076)	$(28,702,213)
The accompanying notes are an integral part of the unaudited condensed financial statements.
FIN-21

TAILWIND TWO ACQUISITION CORP.
CONDENSED STATEMENT OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2021
(UNAUDITED)
Cash Flows from Operating Activities:
Net loss	$(2,625,148)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investments held in Trust Account	(55,724)
Change in fair value of warrant liabilities	193,000
Transaction costs allocable to warrants	649,349
Changes in operating assets and liabilities:
Prepaid expenses	(565,282)
Accrued expenses	1,314,707
Net cash used in operating activities	$(1,089,098)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(345,000,000)
Net cash used in investing activities	$(345,000,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	338,100,000
Proceeds from sale of Private Placement Warrants	11,700,000
Repayment of promissory note – related party	(89,890)
Payment of offering costs	(429,431)
Net cash used in financing activities	$349,280,679
Net Change in Cash	3,191,581
Cash – Beginning of period	—
Cash – End of period	$3,191,581
Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$12,000
Offering costs paid through promissory note	$37,640
Deferred underwriting fee payable	$12,075,000
The accompanying notes are an integral part of the unaudited condensed financial statements.
FIN-22

TAILWIND TWO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Tailwind Two Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on November 18, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of September 30, 2021, the Company had not commenced any operations. All activity from inception through September 30, 2021 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination, in particular, activities in connection with the potential acquisition of Terran Orbital (see Note 11). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on March 4, 2021. On March 9, 2021, the Company consummated the Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $345,000,000 which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,800,000 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Tailwind Two Sponsor LLC (the “Sponsor”), generating gross proceeds of $11,700,000, which is described in Note 5.
Transaction costs amounted to $19,531,321, consisting of $6,900,000 in cash underwriting fees, $12,075,000 of deferred underwriting fees and $556,321 of other offering costs.
Following the closing of the Initial Public Offering on March 9, 2021, an amount of $345,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required

FIN-23

TAILWIND TWO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus related to the Initial Public Offering. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against an initial Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company will have until March 9, 2023, to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination

FIN-24

TAILWIND TWO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2.   RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
In connection with the preparation of the Company’s financial statements as of September 30, 2021, management identified errors made in its historical financial statements where, at the closing of the Company’s Initial Public Offering, the Company improperly valued its Class A ordinary shares subject to possible redemption. The Company previously determined the Class A ordinary shares subject to possible

FIN-25

TAILWIND TWO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
redemption to be equal to the redemption value of $10.00 per Class A ordinary shares while also taking into account that a redemption cannot result in net tangible assets being less than $5,000,001. Management determined that the Class A ordinary shares issued during the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that the temporary equity should include all Class A ordinary shares subject to possible redemption, resulting in the Class A ordinary shares subject to possible redemption being equal to their redemption value. As a result, management has noted a reclassification error related to temporary equity and permanent equity. This resulted in a restatement to the initial carrying value of the Class A ordinary shares subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A ordinary shares.
In connection with the change in presentation for the Class A ordinary shares subject to redemption, the Company also restated its income (loss) per ordinary share calculated to allocate net income (loss) pro rata to Class A and Class B ordinary shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income (loss) of the Company. There is no impact to the reported amounts for total assets, total liabilities, cash flows, or net income (loss).
The impact of the restatement on the Company’s financial statements is reflected in the following table.
Balance Sheet as of March 9, 2021 (audited)	As Previously Reported	Adjustment	As Restated
Class A ordinary shares subject to possible redemption	$313,273,580	$31,726,420	$345,000,000
Class A ordinary shares	$317	$(317)	$—
Additional paid-in capital	$5,654,268	$(5,654,268)	$—
Accumulated deficit	$(655,442)	$(26,071,835)	$(26,727,277)
Total Shareholders’ Deficit	$5,000,006	$(31,726,420)	$(26,726,414)
Number of Shares Subject to Redemption	31,327,358	3,172,642	34,500,000
Balance Sheet as of March 31, 2021 (unaudited)
Class A ordinary shares subject to possible redemption	$318,449,620	$26,550,380	$345,000,000
Class A ordinary shares	$266	$(266)	$—
Additional paid-in capital	$487,279	$(478,279)	$—
Accumulated deficit	$4,520,599	$(26,071,835)	$(21,551,236)
Total Shareholders’ Deficit	$5,000,007	$(26,550,380)	$(21,550,373)
Number of Shares Subject to Redemption	31,844,962	2,655,038	34,500,000
Balance Sheet as of June 30, 2021 (unaudited)
Class A ordinary shares subject to possible redemption	$312,681,440	$32,318,560	$345,000,000
Class A ordinary shares	$323	$(323)	$—
Additional paid-in capital	$6,246,402	$(6,246,402)	$—
Accumulated deficit	$(1,247,583)	$(26,071,835)	$(27,319,418)
Total Shareholders’ Deficit	$5,000,005	$(32,318,560)	$(27,318,555)
Number of Shares Subject to Redemption	31,268,144	3,231,856	34,500,000
Statement of Operations for the Three Months Ended March 31, 2021 (unaudited)
Basic and diluted weighted average shares outstanding, Class A Ordinary Shares	34,500,000	(26,066,667)	8,433,333

FIN-26

TAILWIND TWO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
Balance Sheet as of March 9, 2021 (audited)	As Previously Reported	Adjustment	As Restated
Basic and diluted net (income) per share, Class A Ordinary Shares	$—	$0.28	$0.28
Basic and diluted weighted average shares outstanding, Class B Ordinary Shares	7,787,500	—	7,787,500
Basic and diluted net (income) per share, Class B Ordinary Shares	$0.58	$(0.30)	$0.28
Statement of Operations for the Three Months Ended June 30, 2021 (unaudited)
Basic and diluted weighted average shares outstanding, Class A Ordinary Shares	34,500,000	—	34,500,000
Basic and diluted net (loss) per share, Class A Ordinary Shares	$—	$(0.13)	$(0.13)
Basic and diluted weighted average shares outstanding, Class B Ordinary Shares	8,625,000	—	8,625,000
Basic and diluted net (loss) per share, Class B Ordinary
Shares	$(0.67)	$0.54	$(0.13)
Statement of Operations for the Six Months Ended June 30, 2021 (unaudited)
Basic and diluted weighted average shares outstanding, Class A Ordinary Shares	34,500,000	(12,961,326)	21,538,674
Basic and diluted net (loss) per share, Class A Ordinary Shares	$—	$(0.04)	$(0.04)
Basic and diluted weighted average shares outstanding, Class B Ordinary Shares	8,208,564	—	8,208,564
Basic and diluted net (loss) per share, Class B Ordinary Shares	$(0.16)	$0.12	$(0.04)
Statement of Cash Flows for the Three Months Ended March 31, 2021 (unaudited)
Disclosure of initial classification of ordinary shares subject to possible redemption	$313,273,580	$(313,273,580)	$—
Disclosure of change in value of Class A ordinary shares subject to possible redemption	$5,176,040	$(5,176,040)	$—
Statement of Cash Flows for the Six Months Ended June 30, 2021 (unaudited)
Disclosure of initial classification of ordinary shares subject to possible redemption	$313,273,580	$(313,273,580)	$—
Disclosure of change in value of Class A ordinary shares subject to possible redemption	$5,768,180	$(5,768,180)	$—
Statement of Changes in Shareholders’ Equity (Deficit) for the Period Ended March 31, 2021 (unaudited)
Sale of 34,500,000 Units, net of underwriting discounts, offering costs and fair value of Public Warrant liability	314,848,028	(314,848,028)	—

FIN-27

TAILWIND TWO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
Balance Sheet as of March 9, 2021 (audited)	As Previously Reported	Adjustment	As Restated
Class A ordinary shares subject to possible redemption	(318,449,620)	318,449,620	—
Accretion to Class A Ordinary Shares subject to possible redemption	—	(30,151,972)	(30,151,972)
Total Shareholders’ Equity (Deficit)	5,000,007	(26,550,380)	(21,550,373)
Statement of Changes in Shareholders’ Equity (Deficit) for the Period Ended June 30, 2021 (unaudited)
Change in value of Class A ordinary shares subject to redemption	5,768,180	(5,768,180)	—
The accompanying statements of changes in shareholders’ equity and cash flows no longer present the change in redeemable shares to align with the presentation of all Class A redeemable ordinary shares as temporary equity. In connection with the change in presentation for the Class A ordinary shares subject to redemption, the Company also revised its earnings per share calculation to allocate net income/loss evenly to Class A and Class B ordinary shares. This presentation contemplates a business combination as the most likely outcome, in which case, both classes of stock share per rata in the income/loss of the Company. There has been no change to the Company’s total assets, liabilities or operating results.
NOTE 3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10- Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on March 8, 2021, as well as the Company’s Current Report on Form 8-K, as filed with the SEC on March 15, 2021 and restated in accordance with Note 2 above. The interim results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021, or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

FIN-28

TAILWIND TWO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021 and December 31, 2020.
Marketable Securities and Cash Held in Trust Account
At September 30, 2021, substantially all of the assets held in the Trust Account were held in U.S Treasury Securities. All of the Company’s investments held in the Trust Account are classified as held-to-maturity securities. Held-to-maturity securities are presented on the balance sheet at amortized cost at the end of each reporting period.
Offering Costs
Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were expensed as incurred in the condensed statements of operations. Offering costs associated with the Class A ordinary shares are included in Accretion for Class A ordinary shares subject to redemption amount upon the completion of the Initial Public Offering.

FIN-29

TAILWIND TWO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2021, 34,500,000 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.
At September 30, 2021 the Class A ordinary shares reflected in the condensed balance sheets are reconciled in the following table:
Gross proceeds	$345,000,000
Less:
Proceeds allocated to Public Warrants	(11,270,000)
Class A ordinary shares issuance costs	(18,881,972)
Plus:
Accretion of carrying value to redemption value	30,151,972
Class A ordinary shares subject to possible redemption	$345,000,000
Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the unaudited condensed statements of operations. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available are valued using a binomial lattice model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price will be used as the fair value of the Public Warrants as of each relevant date. The Private Placement Warrants utilize the inputs used for valuing the Public Warrants and, as such, are valued at the Public Warrant value price.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement

FIN-30

TAILWIND TWO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2021 and December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 19,300,000 Class A ordinary shares in the aggregate. As of September 30, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except for share amounts):
	Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net loss, as adjusted	$(1,106,926)	$(276,732)	$(1,985,335)	$(639,813)
Denominator:
Weighted average shares outstanding	34,500,000	8,625,000	25,906,593	8,348,901
Basic and diluted net loss per ordinary share	$(0.03)	$(0.03)	$(0.08)	$(0.08)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

FIN-31

TAILWIND TWO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
Fair Value of Financial Instruments
The fair value of the Company’s warrant liabilities does not approximate their carrying amount and as such, the warrant liabilities are recorded at fair value on the Company’s condensed balance sheets. The fair value of the Company’s assets and other liabilities which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature other than the warrant liabilities (see Note 10).
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 4.   INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 34,500,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).
NOTE 5.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 7,800,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $11,700,000, in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 6.   RELATED PARTY TRANSACTIONS
Founder Shares
On December 3, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 8,625,000 Class B ordinary shares (the “Founder Shares”). The Founder Shares included

FIN-32

TAILWIND TWO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
an aggregate of up to 1,125,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, a total of 1,125,000 Founder Shares are no longer subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30- trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Services Agreement
The Company agreed, commencing on the March 9, 2021, through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial and administrative support services. For the three and nine months ended September 30, 2021, the Company incurred $30,000 and $70,000, respectively, and $70,000 is included in accrued expenses in the accompanying condensed balance sheet at September 30, 2021. There are no accrued administrative cost at December 31, 2020.
Promissory Note — Related Party
On November 23, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of June 30, 2021 or the completion of the Initial Public Offering. The amount outstanding under the Promissory Note of $89,890 was repaid on March 12, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2021 and December 31, 2020, there were no amounts outstanding under the Working Capital Loans.
NOTE 7.   COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position,

FIN-33

TAILWIND TWO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration and Shareholder Rights
Pursuant to a registration and shareholder rights agreement entered into on March 9, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $12,075,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 8.   SHAREHOLDERS’ EQUITY/ (DEFICIT)
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of September 30, 2021, there were 34,500,000 Class A ordinary shares issued and outstanding, which are presented as temporary equity. As of December 31, 2020, there were no Class A ordinary shares issued or outstanding.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. As of September 30, 2021 and December 31, 2020, there were 8,625,000 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except that, prior to a Business Combination, only holders of the Class B ordinary shares will be entitled to vote on the appointment of directors, and except as required by law. Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary

FIN-34

TAILWIND TWO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
NOTE 9   WARRANT LIABILITIES
As of September 30, 2021, there were 11,500,000 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. At December 31, 2020, there were no Public Warrants outstanding. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable for cash or on a cashless basis and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

FIN-35

TAILWIND TWO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•
if, and only if, the closing price of the Class A ordinary shares equal or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption of the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net

FIN-36

TAILWIND TWO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
At September 30, 2021, there were 7,800,000 Private Placement Warrants outstanding. At December 31, 2020, there were no Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non- redeemable, except as described above under “Redemption of Warrants when the price per Class A ordinary share equals, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 10.   FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:   Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:   Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:   Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed balance sheets and adjusted for the amortization or accretion of premiums or discounts.
At September 30, 2021, assets held in the Trust Account were comprised of $973 in cash and $345,054,751 in U.S. Treasury securities. During the three and nine months ended September 30, 2021, the Company did not withdraw any interest income from the Trust Account.

FIN-37

TAILWIND TWO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
The following table presents information about the gross holding gain and fair value of held-to-maturity securities at September 30, 2021:
	Held-To-Maturity	Amortized Cost	Gross Holding Gain	Fair Value
September 30, 2021	U.S. Treasury Securities (Mature on 12/9/2021)	$345,054,751	$8,995	$345,063,746
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	September 30, 2021
Liabilities:
Warrant Liability – Public Warrants	1	$11,385,000
Warrant Liability – Private Placement Warrants	2	$7,722,000
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying condensed balance sheet. The warrant liabilities are measured at fair value at issuance and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed statements of operations.
Initially, the Warrants were valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the ordinary shares. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date.
The following table presents the changes in the fair value of warrant liabilities (level 3 measurements):
	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on March 9, 2021	7,644,000	11,270,000	18,914,000
Change in fair value	(2,106,000)	(3,105,000)	(5,211,000)
Fair value as of March 31, 2021	5,538,000	8,165,000	13,703,000
Change in fair value	2,262,000	3,335,000	5,597,000
Transfer to Level 1	—	(11,500,000)	(11,500,000)
Transfer to Level 2	(7,800,000)	—	(7,800,000)
Fair value as of June 30, 2021	$—	$—	$—
Change in fair value	—	—	—
Fair value as of September 30, 2021	$—	$—	$—
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the three and nine months ended September 30, 2021 was $11,500,000. The estimated fair value of the Private Warrants transferred from a

FIN-38

TAILWIND TWO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
Level 3 measurement to a Level 2 fair value measurement during the nine months ended September 30, 2021 was $7,800,000. During the three months ended September 30, 2021, there were no transfers out of a Level 3 measurement.
NOTE 11.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Other than what is described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.
On October 28, 2021, the Company (here in after referred to as Tailwind Two in this Note 11) entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Tailwind Two, Titan Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Terran Orbital Corporation, a Delaware corporation (“Terran Orbital”).
The Business Combination
The Merger Agreement provides for, among other things, the following transactions on the closing date (Collectively, the Terran Orbital Business Combination”): (i) Tailwind Two will become a Delaware corporation (the “Domestication”) and, in connection with the Domestication, (A) each outstanding Class A ordinary share of Tailwind Two will become one share of common stock, par value $0.0001 per share, of Tailwind Two (the “New Terran Orbital Common Stock”), (B) each outstanding Class B ordinary share of Tailwind Two will become one share of New Terran Orbital Common Stock, and (C) each outstanding warrant of Tailwind Two will become one warrant to purchase one share of New Terran Orbital Common Stock (D) the certificate of incorporation of Tailwind Two and the bylaws of Tailwind Two will be amended and restated; and (ii) following the Domestication, Merger Sub will merge with and into Terran Orbital, with Terran Orbital as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of Tailwind Two (the “Merger”) and Tailwind Two’s name will be changed to Terran Orbital Corporation.
Merger Consideration
In accordance with the terms and subject to the conditions of the Merger Agreement, issued and outstanding (i) shares of Terran Orbital (including any warrants of Terran Orbital which are exercised immediately prior to the Merger for shares of Terran Orbital in accordance with the terms of the Merger Agreement) will be converted into New Terran Orbital Common Stock, (ii) options to purchase shares of Terran Orbital (whether vested or unvested) will be cancelled in exchange for comparable options to purchase New Terran Orbital Common Stock, pursuant to the new incentive equity plan, and (iii) outstanding and unvested restricted stock and restricted stock units of Terran Orbital (including Employee Retention Share RSUs and Employee Retention Share Restricted Stock) will be cancelled in exchange for comparable restricted stock and restricted stock unit awards to be settled in New Terran Orbital Common Stock pursuant to the new incentive equity plan.
PIPE Financing (Private Placement)
Concurrently with the execution of the Merger Agreement, Tailwind Two entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”) and an affiliate of Mr. Daniel Staton, a director and shareholder of Terran Orbital (the “Insider PIPE Investor”, and together with the PIPE Investors, the “Investors”). Pursuant to the Subscription Agreements, the Investors agreed to subscribe for and purchase, and Tailwind Two agreed to issue and sell to such Investors, immediately prior to the closing of the Terran Orbital Business Combination, an aggregate of 5,080,409 shares of New

FIN-39

TAILWIND TWO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
Terran Orbital Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of approximately $50.8 million (the “PIPE Financing”). The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Terran Orbital Business Combination. The Subscription Agreements provide that Tailwind Two will grant the investors in the PIPE Financing certain customary registration rights. Tailwind Two will, within 45 days after the consummation of the Terran Orbital Business Combination, file with the SEC a registration statement registering the resale of such shares of New Terran Orbital Common Stock and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof.
The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement.
For additional information, refer to the Company’s Current Report on Form 8-K/A, as filed with the SEC on October 29, 2021.

FIN-40

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors
Terran Orbital Corporation:
We have audited the accompanying consolidated balance sheets of Terran Orbital Corporation and its subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, shareholders’ deficit, and cash flows for each of the years then ended, and the related notes to the consolidated financial statements. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in then ended, in conformity with U.S. generally accepted accounting principles.
Explanatory Paragraph
As discussed in Note 1 to the consolidated financial statements, in 2020, the Company adopted new accounting guidance for revenues from contracts with customers. Our opinion is not modified with respect to this matter.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2021.
Irvine, California
November 26, 2021

FIN-41

Terran Orbital Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
	December 31,
	2020	2019
Assets:
Cash and cash equivalents	$12,336	$15,896
Accounts receivable, net of allowance for credit losses of $635 and $116, respectively	2,526	1,688
Unbilled receivables	—	1,413
Contract assets	1,859	—
Inventory	2,819	496
Prepaid expenses and other current assets	5,216	1,072
Total current assets	24,756	20,565
Property, plant and equipment, net	19,521	15,124
Other assets	—	250
Total assets	$44,277	$35,939
Liabilities, mezzanine equity and shareholders’ deficit:
Current portion of long-term debt	$1,403	$15
Accounts payable	2,904	3,826
Deferred revenue	—	9,296
Contract liabilities	18,069	—
Reserve for anticipated losses on contracts	2,220	6,994
Accrued expenses and other current liabilities	2,631	4,731
Total current liabilities	27,227	24,862
Long-term debt	35,629	33,107
Other liabilities	512	2,230
Total liabilities	63,368	60,199
Commitments and contingencies (Note 11)
Mezzanine equity:
Redeemable convertible preferred stock – authorized 744,130 shares of $0.0001 par value; issued and outstanding shares of 396,870 as of December 31, 2020 and 2019	8,000	8,000
Shareholders’ deficit:
Common stock – authorized 5,000,000 shares of $0.0001 par value; issued and outstanding shares of 2,439,634 and 2,407,946 as of December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	7,454	6,111
Accumulated deficit	(58,084)	(47,629)
Accumulated other comprehensive loss	(204)	(10)
Non-controlling interest	23,743	9,268
Total shareholders’ deficit	(27,091)	(32,260)
Total liabilities, mezzanine equity and shareholders’ deficit	$44,277	$35,939
The accompanying notes are an integral part of these consolidated financial statements.
FIN-42

Terran Orbital Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)
	Years Ended December 31,
	2020	2019
Revenue	$24,879	$21,761
Cost of sales	16,860	15,793
Gross profit	8,019	5,968
Operating expenses:
Selling, general and administrative expenses	17,438	20,354
Loss from operations	(9,419)	(14,386)
Interest expense, net	1,216	1,324
Other expense (income)	4	(1)
Loss before income taxes	(10,639)	(15,709)
Benefit from income taxes	(184)	(22)
Net loss	(10,455)	(15,687)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(194)	(10)
Total comprehensive loss	$(10,649)	$(15,697)
Weighted-average shares outstanding – basic and diluted	2,403,755	2,342,952
Net loss per share – basic and diluted	$(4.35)	$(6.70)
The accompanying notes are an integral part of these consolidated financial statements.
FIN-43

Terran Orbital Corporation and Subsidiaries
Consolidated Statements of Shareholders’ Deficit
(In thousands, except share amounts)
	Mezzanine Equity Redeemable Convertible Preferred Stock		Shareholders’ Deficit
			Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non-controlling Interest	Total Shareholders’ Deficit
	Shares	Amounts	Shares	Amounts
Balance as of December 31, 2018	396,870	$8,000	2,414,068	$—	$5,185	$(31,942)	$—	$—	$(26,757)
Net loss	—	—	—	—	—	(15,687)	—	—	(15,687)
Other comprehensive loss, net of tax	—	—	—	—	—	—	(10)	—	(10)
Contributions from non-controlling interest, net of issuance costs	—	—	—	—	—	—	—	9,268	9,268
Share-based compensation	—	—	(13,542)	—	909	—	—	—	909
Exercise of stock options	—	—	7,420	—	17	—	—	—	17
Balance as of December 31, 2019	396,870	$8,000	2,407,946	$—	$6,111	$(47,629)	$(10)	$9,268	$(32,260)
Net loss	—	—	—	—	—	(10,455)	—	—	(10,455)
Other comprehensive loss, net of tax	—	—	—	—	—	—	(194)	—	(194)
Contributions from non-controlling interest, net of issuance costs	—	—	—	—	—	—	—	14,475	14,475
Share-based compensation	—	—	(6,250)	—	1,230	—	—	—	1,230
Exercise of stock options	—	—	37,938	—	113	—	—	—	113
Balance as of December 31, 2020	396,870	$8,000	2,439,634	$—	$7,454	$(58,084)	$(204)	$23,743	$(27,091)
The accompanying notes are an integral part of these consolidated financial statements.
FIN-44

Terran Orbital Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
	Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(10,455)	$(15,687)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,934	2,571
Non-cash interest expense	1,286	1,332
Share-based compensation expense	1,194	909
Provision for losses on receivables and inventory	1,690	116
Other non-cash, net	(13)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(1,980)	3,072
Unbilled receivables	—	(622)
Contract assets	(195)	—
Inventory	(3,188)	(360)
Prepaid expenses and other current assets	(4,058)	202
Accounts payable	(438)	(38)
Deferred revenue	—	3,548
Contract liabilities	6,591	—
Reserve for anticipated losses on contracts	(4,796)	(2,734)
Accrued expenses and other current liabilities	(123)	13
Other, net	77	138
Net cash used in operating activities	(11,474)	(7,540)
Cash flows from investing activities:
Purchases of property, plant and equipment	(7,325)	(5,143)
Net cash used in investing activities	(7,325)	(5,143)
Cash flows from financing activities:
Proceeds from long-term debt	2,537	—
Contributions from non-controlling interest, net of issuance costs	14,475	9,268
Repayment of long-term debt	(15)	(14)
Payment of deferred financing costs	(2,009)	—
Proceeds from exercise of stock options	113	17
Net cash provided by financing activities	15,101	9,271
Effect of exchange rate fluctuations on cash and cash equivalents	138	(13)
Net decrease in cash and cash equivalents	(3,560)	(3,425)
Cash and cash equivalents at beginning of period	15,896	19,321
Cash and cash equivalents at end of period	$12,336	$15,896
Supplemental disclosure of cash flow information:
Share-based compensation included in inventory	$36	$—
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	—	153
Purchases of property, plant and equipment in accrued expenses and other current liabilities	125	—
Deferred financing costs in accrued expenses and other current liabilities	—	2,009
Non-cash interest capitalized to property, plant and equipment	119	13
The accompanying notes are an integral part of these consolidated financial statements.
FIN-45

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
Note 1 Organization and Summary of Significant Accounting Policies
Organization and Business
Terran Orbital Corporation and its subsidiaries (the “Company”) is a United States (“U.S.”) based manufacturer, owner and operator of satellites, and provider of space-based solutions to U.S. government defense, intelligence and civil agencies as well as aerospace and defense prime contractors and numerous other governmental and commercial businesses that operate in the high-growth sectors of satellite and space-based solutions. Through its subsidiary Tyvak Nano-Satellite Systems, Inc. (“Tyvak”), the Company is a leading provider of next-generation, turnkey satellite solutions focused primarily on the small satellite market. The Company accesses the international market through both Tyvak and its Torino, Italy based subsidiary, Tyvak International S.R.L. (“Tyvak International”). Through its subsidiary PredaSAR Corporation (“PredaSAR”), the Company is developing and expects to deploy a constellation of Earth observation satellites that will feature Synthetic Aperture Radar (“SAR”) capabilities and provide SAR-based data and mission solutions that it believes will be distinguished by breadth of coverage, revisit rates and ability to observe and detect during day and night and through clouds and other interference.
Basis of Presentation and Significant Accounting Policies
The preparation of the consolidated financial statements in accordance with generally accepted accounting principles in the U.S. (“GAAP”) requires the Company to select accounting policies and make estimates that affect amounts reported in the consolidated financial statements and the accompanying notes. The Company’s estimates are based on the relevant information available at the end of each period. Actual results could differ materially from these estimates under different assumptions or market conditions.
Information on accounting policies and methods related to revenue and receivables, inventory, property, plant and equipment, debt, fair value of financial instruments, mezzanine equity and shareholders’ deficit, share-based compensation, net loss per share, income taxes, commitments and contingencies, and segment information is included in the respective notes that follow. Below is a discussion of accounting policies and methods used in the consolidated financial statements that are not presented in other notes.
COVID-19 Pandemic
During March 2020, the World Health Organization declared the outbreak of a novel coronavirus as a pandemic (the “COVID-19 Pandemic”), which has become increasingly widespread across the globe. The COVID-19 Pandemic has negatively impacted the global economy, disrupted global supply chains, and created significant volatility and disruption in the financial and capital markets. The capital markets began to improve towards the end of the second quarter of 2020 and continued to improve into the third quarter of 2020. During the fourth quarter of 2020, a number of pharmaceutical companies successfully developed a COVID-19 vaccine, which received emergency use authorization from the U.S. Food and Drug Administration (the “FDA”). Towards the end of the fourth quarter of 2020, the U.S. began a phased roll-out of the vaccine. The extent of the impact of the COVID-19 Pandemic on the Company’s operational and financial performance will depend on the success of the vaccines and the roll-out effort.
The COVID-19 Pandemic has contributed to a worldwide shortage of electronic components. The reduced availability to receive electronic components used in the Company’s operations has negatively affected its ability to deliver products and services to customers. The Company considered the emergence and pervasive economic impact of the COVID-19 Pandemic in its assessment of its financial position, results of operations, cash flows, and certain accounting estimates as of and for the year ended December 31, 2020. Additional information on the impacted estimates is included in the respective notes that follow. Due to the evolving and uncertain nature of the COVID-19 Pandemic, it is possible that the effects of the COVID-19 Pandemic could materially impact the Company’s estimates and consolidated financial statements in future reporting periods.

FIN-46

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
Basis of Presentation and Consolidation
The consolidated financial statements include the accounts of Terran Orbital Corporation and its subsidiaries, and have been prepared in U.S. dollars in accordance with GAAP. All intercompany transactions have been eliminated.
Foreign Currency Translation and Transaction Gains and Losses
The Company’s reporting currency is the U.S. dollar. The financial statements of the Company’s foreign subsidiary are translated from its functional currency, which is the Euro, into U.S. dollars using the foreign exchange rates applicable to the dates of the financial statements. Assets and liabilities are translated using the end-of-period spot foreign exchange rate. Revenue, expenses and cash flows are translated at the average foreign exchange rate for each period. Equity accounts are translated at historical foreign exchange rates. The effects of these foreign currency translation adjustments are reported as a component of accumulated other comprehensive loss (“AOCI”) in the consolidated balance sheets.
For any transaction that is denominated in a currency different from the entity’s functional currency, a gain or loss is recognized in other expense (income) in the consolidated statements of operations and comprehensive loss based on the difference between the foreign exchange rate at the transaction date and the foreign exchange rate at the transaction settlement date (or rate at period end, if unsettled).
Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less from the time of purchase.
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:
(in thousands)	December 31,
	2020	2019
Payroll-related accruals	$1,834	$1,528
Other current liabilities	797	3,203
Accrued expenses and other current liabilities	$2,631	$4,731
Retirement Plans
The Company maintains a qualified defined contribution plan for U.S. employees in the form of a 401(k) plan. Employee participants are permitted to make contributions on a before-tax basis. The Company did not make any matching contributions during 2020 or 2019.
The Company maintains a defined contribution plan for Tyvak International employees. The Company’s contributions to the plan were not material during 2020 and 2019.
Concentration of Credit Risks
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.
The majority of the Company’s cash and cash equivalents are held at major financial institutions. Certain account balances exceed the Federal Deposit Insurance Corporation insurance limits of $250,000 per account. As a result, there is a concentration of credit risk related to amounts in excess of the insurance limits. The Company regularly monitors the financial stability of these financial institutions and believes that there is no exposure to any significant credit risk in cash and cash equivalents.

FIN-47

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
Concentrations of credit risk with respect to accounts receivable are limited because the Company performs credit evaluations, sets credit limits, and monitors the payment patterns of its customers.
The Company had two customers who accounted for 22% and 13% of revenue during 2020. As of December 31, 2020, two customers had balances due that represented 37% and 15% of accounts receivable, net of allowance for credit losses.
The Company had two customers who accounted for 35% and 19% of revenue during 2019. As of December 31, 2019, two customers had balances due that represented 28% and 22% of accounts receivable, net of allowance for credit losses.
Recently Adopted Accounting Pronouncements
Financial Accounting Standards Board (“FASB”) Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), and related amendments, introduced a comprehensive new revenue recognition standard that supersedes most existing industry-specific guidance. The new standard, which was codified under Accounting Standards Codification (“ASC”) 606, creates a framework by which an entity allocates the transaction price to separate performance obligations and recognizes revenue when each performance obligation is satisfied. Under the new standard, entities are required to use judgment and make estimates, including identifying performance obligations in a contract, estimating the amount of variable consideration to include in the transaction price, allocating the transaction price to each separate performance obligation and determining when an entity satisfies its performance obligations. The Company adopted the new guidance on January 1, 2020 using the modified retrospective method with no restatement of comparative periods and no impact to accumulated deficit upon adoption.
Recently Issued Accounting Pronouncements
ASU 2016-02, Leases (Topic 842), and related amendments, requires lessees to recognize a right-of-use asset and lease liability for substantially all leases and to disclose key information about leasing arrangements. The guidance is to be adopted using a modified retrospective approach or an optional transition method. The Company plans to adopt the guidance on January 1, 2022 using the optional transition method, which allows entities to apply the guidance at the adoption date and recognize a cumulative effect adjustment to the opening balance of accumulated deficit, if any, in the period of adoption with no restatement of comparative periods. The Company is currently evaluating the impact of this guidance.
ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instrument, and related amendments, introduces new guidance which makes substantive changes to the accounting for credit losses. This guidance introduces the current expected credit losses model (“CECL”) which applies to financial assets subject to credit losses and measured at amortized cost, as well as certain off-balance sheet credit exposures. The CECL model requires an entity to estimate credit losses expected over the life of an exposure, considering information about historical events, current conditions, and reasonable and supportable forecasts and is generally expected to result in earlier recognition of credit losses. The Company plans to adopt this guidance on January 1, 2022 with the cumulative effect of adoption as an adjustment to accumulated deficit, if any. The Company is currently evaluating the impact of this guidance.
ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, provides guidance to ease the potential burden of accounting for convertible instruments, derivatives related to an entity’s own equity, and the related earnings per share considerations. The Company will early adopt this guidance on January 1, 2021. The impact of adoption is not material.
Note 2 Revenue and Receivables
The Company adopted ASC 606, Revenue from Contracts with Customers, using the modified retrospective method with no restatement of comparative periods. Accordingly, the results as of and for the

FIN-48

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
year ended December 31, 2020 were prepared under ASC 606 whereas the results as of and for the year ended December 31, 2019 were prepared under ASC 605, Revenue Recognition.
Under ASC 605, the following four criteria are required for revenue recognition: persuasive evidence of an arrangement exists, delivery has occurred or services performed, the price is fixed and determinable and collectability was probable. Under ASC 605, the Company recognized the majority of its revenue using the percentage-of-completion method of accounting. Based on the nature of products provided or services performed, revenue was recorded as costs were incurred (the “percentage-of-completion cost-to-cost method”). For the majority of contracts, the customer obtains control or receives benefits as work is performed on the contract.
Under ASC 606, the Company must apply the following five steps in order to recognize revenue from contracts with customers: (i) identify the contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.
At contract inception, the Company must assess whether the goods or services promised within the contract represent a performance obligation. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC 606. For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation on a relative basis using the best estimate of the stand-alone selling price of each performance obligation, which is estimated using the expected-cost-plus-margin approach. The Company then recognizes the transaction price allocated to the respective performance obligation as revenue as the performance obligation is satisfied.
Generally, the Company’s contracts with customers are structured such that the customer has the option to purchase additional goods or services. Customer options to purchase additional goods or services do not represent a separate performance obligation as the price for such options reflect the stand-alone selling price for the additional goods or services. The majority of the Company’s contracts with customers have a single performance obligation. The Company generally measures progress towards the satisfaction of a performance obligation over time using the cost-to-cost input method.
As there are no material differences to the Company’s revenue recognition policy between ASC 606 and ASC 605, there was no adjustment to accumulated deficit upon adoption of ASC 606 on January 1, 2020.
Estimate-at-Completion (“EAC”)
As the majority of the Company’s revenue is recognized over time using the cost-to-cost input method, the estimation of revenue and cost-at-completion is complex, subject to many variables and requires significant judgment.
EAC represents the total estimated cost-at-completion and is comprised of direct material, direct labor and applicable manufacturing overhead applicable to a performance obligation. There is a Company-wide standard and periodic EAC process in which the Company reviews the progress and execution of outstanding performance obligations. As part of this process, the Company reviews information including, but not limited to, any outstanding key contract matters, progress towards completion and the related program schedule, identified risks and opportunities and the related changes in estimates of revenues and costs. The risks and opportunities include the Company’s judgment about the ability and cost to achieve the schedule (e.g., the number and type of milestone events), technical requirements (e.g., a newly-developed product versus a mature product) and other contract requirements. The Company must make assumptions and estimates regarding labor productivity and availability, the complexity of the work to be performed, the availability of materials, the length of time to complete the performance obligation (e.g., to estimate increases

FIN-49

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
in wages and prices for materials and related support cost allocations), execution by subcontractors, the availability and timing of funding from customers and overhead cost rates, among other variables.
Based on the results of the periodic EAC process, any adjustments to revenue, cost of sales, and the related impact to gross profit are recognized as necessary in the period they become known. These adjustments may result from positive program performance, and may result in an increase in gross profit during the performance of individual performance obligations, if it is determined the Company will be successful in mitigating risks surrounding the technical, schedule and cost aspects of those performance obligations or realizing related opportunities. Likewise, these adjustments may result in a decrease in gross profit if it is determined the Company will not be successful in mitigating these risks or realizing related opportunities. Changes in estimates of revenue, cost of sales and the related impact to gross profit are recognized on a cumulative catch-up basis, which recognizes in the current period the cumulative effect of the changes on current and prior periods based on a performance obligation’s percentage of completion. A significant change in one or more of these estimates could affect the profitability of one or more of the Company’s performance obligations.
Contract modifications often relate to changes in contract specifications and requirements. Contract modifications are considered to exist when the modification either creates new or changes the existing enforceable rights and obligations. Most of the Company’s contract modifications are for goods or services that are not distinct from the existing contract due to the significant integration service provided in the context of the contract and are accounted for as if they were part of that existing contract. The effect of a contract modification on the transaction price, and the measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue — either as an increase in or a reduction of revenue — on a cumulative catch-up basis.
Some of the Company’s long-term contracts contain award fees, incentive fees, or other provisions that can either increase or decrease the transaction price. These variable amounts generally are awarded upon achievement of certain performance metrics, program milestones or cost targets and can be based upon customer discretion. Variable consideration is estimated at the most likely amount to which the Company is expected to be entitled. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of the Company’s anticipated performance and all information (historical, current, and forecasted) that is reasonably available.
There were no material adjustments to any one contract due to a change in estimate during 2020 or 2019.
Disaggregation of Revenue
Below is a summary of the Company’s accounting for the types of revenue under ASC 606:
•
Mission Support Services:   Revenue associated with building satellites for government and commercial entities is recognized over time using costs incurred to date relative to total estimated costs at completion to measure progress towards satisfying the Company’s performance obligations. Incurred cost represents work performed, which corresponds with and thereby best depicts, the transfer of control to the customer. Mission support services are generally either firm-fixed price or cost-plus fee arrangements.

•
Launch Support Services:   Revenue associated with assisting customers in launch efforts unrelated to launching a satellite into space is recognized over time using costs incurred to date relative to total estimated costs at completion to measure progress towards satisfying the Company’s performance obligations. Incurred cost represents work performed, which corresponds with and thereby best depicts, the transfer of control to the customer. The Company also enters into launch support contracts in

FIN-50

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
which the deliverable is to assist in the launch of a satellite into space. Revenue associated with ensuring a successful launch of the satellite into space is recognized at a point in time when certain contractual milestones are achieved and invoiced, which corresponds with, and thereby best depicts, the transfer of control. Launch support services are generally firm-fixed price arrangements.
•
Operations:   Revenue associated with monitoring or operating a satellite on behalf of a customer when it is in space is recognized monthly at a fixed contractual rate over time using an output measure of progress as the service is performed.

•
Studies, Design and Other:   Revenue associated with special consulting studies and design projects for government and commercial entities is recognized as invoiced as per the contract terms which depicts the transfer of benefits to the customer. Revenue associated with special consulting studies and design projects for government and commercial entities that contain a firm fixed price is recognized over time using costs incurred to date relative to total estimated costs at completion to measure progress towards satisfying the Company’s performance obligations. Incurred cost represents work performed, which corresponds with and thereby best depicts, the transfer of control to the customer. Studies, design, and other are generally either firm-fixed price or cost-plus fee arrangements.

The following tables presents the Company’s disaggregated revenue by offering and customer type for the periods presented:
(in thousands)	Years Ended December 31,
	2020	2019
Mission support	$19,362	$16,286
Launch support	1,304	3,033
Operations	2,558	1,798
Studies, design and other	1,655	644
Revenue	$24,879	$21,761
(in thousands)	Years Ended December 31,
	2020	2019
Government contracts
Fixed price	$8,871	$10,052
Cost-plus fee	3,053	1,550
	11,924	11,602
Foreign government contracts
Fixed price	884	1,083
Commercial contracts
Fixed price, U.S.	5,602	4,896
Fixed price, International	6,414	4,180
Cost-plus fee	55	—
	12,071	9,076
Revenue	$24,879	$21,761
For U.S. Government contracts, the Company follows U.S. Government procurement and accounting standards in assessing the allowability and the allocability of costs to contracts. Due to the significance of the judgments and estimation processes, it is likely that materially different amounts could be recorded if different assumptions were used or if the underlying circumstances were to change. The Company monitors the consistent application of its critical accounting policies and compliance with contract accounting.

FIN-51

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
Business operations personnel conduct periodic contract status and performance reviews. When adjustments in estimated contract revenues or costs are determined, any material changes from prior estimates are included in earnings in the current period. Also, regular and recurring evaluations of contract cost, scheduling and technical matters are performed by Company personnel who are independent from the business operations personnel performing work under the contract. Costs incurred and allocated to contracts with the U.S. Government are subject to audit by the Defense Contract Audit Agency for compliance with regulatory standards.
Remaining Performance Obligations
Revenue from remaining performance obligations is calculated as the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied (or partially unsatisfied) as of the end of the reporting period on executed contracts, including both funded (firm orders for which funding is authorized and appropriated) and unfunded portions of such contracts. Remaining performance obligations exclude contracts in which the Company recognizes revenue in proportion to the amount it has the right to invoice for services performed and does not include unexercised contract options and potential orders under indefinite delivery/indefinite quantity contracts.
As of December 31, 2020, the Company had approximately $77.9 million of remaining performance obligations, which the Company expects to recognize $47.7 million during 2021, $27.8 million during 2022, $1.8 million during 2023, and $0.6 million thereafter.
Contract Assets (Unbilled Receivables) and Contract Liabilities (Deferred Revenue)
For each of the Company’s contracts with customers, the timing of revenue recognition, customer billings, and cash collections results in a net contract asset or liability (and unbilled receivables or deferred revenue) at the end of each reporting period.
Fixed-price contracts are typically billed to the customer either using progress payments, whereby amounts are billed monthly as costs are incurred or work is completed, or performance-based payments, which are based upon the achievement of specific, measurable events or accomplishments defined and valued at contract inception. Cost-type contracts are typically billed to the customer on a monthly or semi-monthly basis.
Contract assets
Contract assets and unbilled receivables relate to instances in which revenue recognized exceeds amounts billed to customers. Contract assets and unbilled receivables are reclassified to accounts receivable when the Company has an unconditional right to the consideration and bills the customer. Contract assets and unbilled receivables are classified as current and non-current based on the estimated timing in which the Company will bill the customer. Contract assets and unbilled receivables are not considered to include a significant financing component as the payment terms are intended to protect the customer in the event the Company does not perform on its obligations under the contract.
The following table presents contract assets (unbilled receivables) as reflected in the consolidated balance sheets for the periods presented:
(in thousands)	December 31,
	2020	2019
Contract assets (unbilled receivables)	$1,859	$1,413
Contract assets (unbilled receivables) in other assets	—	250
Total contract assets (unbilled receivables)	$1,859	$1,663
There were no material impairments of contract assets during 2020.

FIN-52

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
Contract liabilities
Contract liabilities and deferred revenue relate to advance payments and billings in excess of revenue recognized. Contract liabilities and deferred revenue are recognized into revenue as the Company satisfies the underlying performance obligations. Contract liabilities and deferred revenue are classified as current and non-current based on the estimating timing in which the Company will satisfy the underlying performance obligations. Contract liabilities and deferred revenue are not considered to include a significant financing component as they are generally utilized to procure materials needed to satisfy a performance obligation or are used to ensure the customer meets contractual requirements.
The following table presents contract liabilities (deferred revenue) as reflected in the consolidated balance sheets for the periods presented:
(in thousands)	December 31,
	2020	2019
Contract liabilities (deferred revenue)	$18,069	$9,296
Contract liabilities (deferred revenue) in other liabilities	—	1,807
Total contract liabilities (deferred revenue)	$18,069	$11,103
The Company recognized revenue of $9.3 million that was previously included in the beginning balance of contract liabilities during 2020. The increase in contract liabilities was due to the favorable timing of milestone payments received in excess of the progress of satisfying the underlying performance obligations during 2020.
Accounts Receivable
Accounts receivable represent unconditional rights to consideration due from customers in the ordinary course of business and are generally due in one year or less. Accounts receivable are recorded at amortized cost less an allowance for credit losses, which is based on the Company’s assessment of the collectability of its accounts receivable. The Company reviews the adequacy of the allowance for credit losses by considering the age of each outstanding invoice and the collection history of each customer. Accounts receivable that are deemed uncollectible are charged against the allowance for credit losses when identified.
The following table presents changes in the allowance for credit losses:
(in thousands)	Years Ended December 31,
	2020	2019
Beginning balance	$(116)	$(116)
Provision for credit losses	(794)	—
Write-offs	275	—
Ending balance	$(635)	$(116)
Receivables from services ultimately provided to the U.S. Government included in accounts receivable was $1.6 million and $0.6 million as of December 31, 2020 and 2019, respectively.
Reserve for Anticipated Losses on Contracts
When the estimated cost-at-completion exceeds the estimated revenue to be earned for a performance obligation, the Company records a reserve for the anticipated losses in the period the loss is determined. The reserve for anticipated losses on contracts is presented as a current liability in the consolidated balance sheets and as a component of cost of sales in the consolidated statements of operations and comprehensive loss in accordance with ASC 605-35, Revenue Recognition — Construction-Type and Production-Type Contracts.

FIN-53

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
The Company recognized a reduction in cost of sales to offset the previously recognized anticipated losses on contracts of $4.8 million and $2.7 million during 2020 and 2019, respectively.
Note 3 Inventory
Inventory consists of parts and sub-assemblies used in the manufacturing of satellites. Inventory is measured at the lower of cost or net realizable value. The cost of inventory includes direct material, direct labor and applicable manufacturing overhead and is determined on a first-in-first-out basis. Inventory is presented net of an allowance for losses associated with excess and obsolete items, which is estimated based on the Company’s current knowledge with respect to inventory levels, planned production and customer demand.
The components of inventory as of the periods presented were as follows:
(in thousands)	December 31,
	2020	2019
Raw materials	$681	$274
Work in process	2,138	222
Total inventory	$2,819	$496
Note 4 Property, Plant and Equipment, net
Property, plant and equipment, net is stated at historical cost less accumulated depreciation. Cost for company-owned satellite assets includes amounts related to design, construction, launch and commission. Cost for ground systems include amounts related to construction and testing. Interest expense is capitalized on certain qualifying assets that take a substantial period of time to develop for their intended use. Depreciation expense is calculated using the sum-of-the-years’ digits or straight-line method over the estimated useful lives of the related assets as follows:
Machinery and equipment	5-7 years
Ground station equipment	5-7 years
Office equipment and furniture	5-7 years
Computer equipment and software	3-5 years
Leasehold improvements	Shorter of the estimated useful life or remaining lease term
Depreciation expense was $2.9 million and $2.6 million during 2020 and 2019, respectively. Repairs and maintenance expenditures are expensed when incurred.
The gross carrying amount, accumulated depreciation and net carrying amount of property, plant and equipment, net as of the periods presented were as follows:
(in thousands)	December 31,
	2020	2019
Machinery and equipment	$5,742	$5,372
Ground station equipment	1,331	1,330
Office equipment and furniture	2,106	2,022
Computer equipment and software	149	139
Leasehold improvements	7,391	7,295
Construction in process	10,039	3,248

FIN-54

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands)	December 31,
	2020	2019
Property, plant and equipment, gross	26,758	19,406
Accumulated depreciation	(7,237)	(4,282)
Property, plant and equipment, net	$19,521	$15,124

Construction in process included company-owned satellites, ground station equipment and machinery not yet placed into service.
The Company reviews property, plant and equipment, net for impairment whenever events or changes in business circumstances indicate that the net carrying amount of an asset or asset group may not be fully recoverable. The Company groups assets at the lowest level for which cash flows are separately identified. Recoverability is measured by a comparison of the net carrying amount of the asset group to its expected future undiscounted cash flows. If the expected future undiscounted cash flows of the asset group are less than its net carrying amount, an impairment loss is recognized based on the amount by which the net carrying amount exceeds the fair value less costs to sell. The calculation of the fair value less costs to sell of an asset group is based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.
There were no impairments of property, plant and equipment during 2020 and 2019.
Note 5 Debt
Long-term debt as of December 31, 2020 and 2019 was comprised of the following:
	Issued	Maturity	Interest Rate	Interest Payable	December 31,
(in thousands) Description					2020	2019
Convertible Notes due 2028	July and August 2018	July 2028	3.05%	6/30 and 12/31	$36,654	$35,558
PPP Loan	May 2020	May 2022	1.00%	Monthly	2,537	—
Capital leases	N/A	N/A	N/A	N/A	49	64
Unamortized deferred financing costs					(2,208)	(2,500)
Total debt					37,032	33,122
Current portion of long-term debt					1,403	15
Long-term debt					$35,629	$33,107

N/A — Not meaningful
Convertible Notes due 2028
In 2018, the Company issued in a private offering an aggregate principal amount of $34 million of 3.05% Convertible Promissory Notes with a maturity date of July 23, 2028 (the “Convertible Notes due 2028”) pursuant to a convertible note purchase agreement, dated as of July 23, 2018, between the Company and three purchaser parties thereto (the “Convertible Note Purchase Agreement”), of which $33 million principal amount was issued on July 23, 2018 and $1 million principal amount was issued on August 2, 2018. The Company issued $31 million aggregate principal amount of Convertible Notes due 2028 for a cash purchase price of 100% and issued $3 million aggregate principal amount of Convertible Notes due 2028 in exchange for a previously issued and outstanding convertible security held by one of the purchasers.

FIN-55

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
The Convertible Notes due 2028 are convertible into shares of the Company’s common stock at the holder’s election or may be prepaid in cash under certain circumstances at the election of the Company. The original conversion price per share was $38.85 for $31 million of original principal amount of the Convertible Notes due 2028 and $31.08 per share for $3 million of original principal amount of the Convertible Notes due 2028. The conversion price increases semi-annually by 1.05% per annum. The Company is not required to make any principal payments until maturity if the holder does not exercise its right to conversion.
The Company may, at its option, elect, in lieu of paying interest in cash, to pay interest in-kind, which would increase the principal amount of the Convertible Notes due 2028. As of December 31, 2020 and 2019, approximately $2.6 million and $1.5 million, respectively, of contractual interest coupon was included in the outstanding principal balance of the Convertible Notes due 2028 as the Company elected to not make any cash payments. The Company recognized $1.0 million of interest expense, net of capitalized interest, related to the contractual interest coupon during each of 2020 and 2019.
The Company incurred a total of $2.9 million in deferred financing costs upon the issuance of the Convertible Notes due 2028. The deferred financing costs are amortized over the term of the notes as a component of interest expense and totaled approximately $0.3 million during each of 2020 and 2019.
The Convertible Notes due 2028 are unsecured obligations. The Convertible Note Purchase Agreement contains customary restrictive covenants, including restrictions on incurrence of debt and that the Company adheres to a number of reporting requirements. The Company was in compliance with all covenants under the Convertible Note Purchase Agreement as of December 31, 2020 and 2019.
Subsequent Event:   Issuance of Senior Secured Notes due 2026
On March 8, 2021, the Company issued $87 million aggregate principal amount of senior secured notes due April 1, 2026 (the “Senior Secured Notes due 2026”) which resulted in gross proceeds of $50 million from Lockheed Martin Corporation (“Lockheed”) and the exchange of all the Convertible Notes due 2028, which had an accreted balance of $37 million. The Senior Secured Notes due 2026 bear interest at the rate of 11% per annum; provided unless the Company has entered into a business combination with a special purpose acquisition company or similar entity, the annual interest rate will increase automatically by 0.25% on March 8, 2022 and will increase by an additional 0.25% for every subsequent 90-day period, subject to certain exceptions. Interest is payable on the Senior Secured Notes due 2026 beginning on March 8, 2022 and for each calendar quarter end thereafter until maturity. Prior to March 8, 2024, the Company has the option to pay the interest on the Senior Secured Notes due 2026 in-kind in lieu of cash.
The Company, at its option, may prepay the Senior Secured Notes due 2026 at any time at 100% of principal amount, plus accrued and unpaid interest. The Senior Secured Notes due 2026 are subject to mandatory prepayment by the Company upon (i) the occurrence of a qualified public offering of its stock or a business combination with a special purpose acquisition company and (ii) for so long as Lockheed or any of its affiliates holds any portion of the Senior Secured Notes due 2026, in the event of a termination (other than by the Company due to an uncured breach by Lockheed) of a strategic cooperation agreement between the Company and Lockheed (the “Strategic Cooperation Agreement”) or a material breach by the Company of the Strategic Cooperation Agreement, subject to a 90 days grace period after the Company knows of such breach or receives written notice of such breach from Lockheed.
The Senior Secured Notes due 2026 do not have financial maintenance covenants and, unless an event of default has occurred and is continuing, there is no requirement to make any cash interest, amortization or maturity payments on or before March 8, 2024.
In connection with the issuance of the Senior Secured Notes due 2026 and exchange of the Convertible Notes due 2028, the Company issued warrants to the note holders which provides for the option to purchase 0.34744% of the Company’s common stock for $0.01 per share or to receive a cash payment of approximately $7 million if the warrants are not exercised prior to maturity or repayment of the Senior

FIN-56

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
Secured Notes due 2026 (the “Inducement Warrants”). In addition, the note holders who exchanged the Convertible Notes due 2028 received detachable warrants expiring in 2028 to purchase 943,612 shares of common stock at an average exercise price of $39.06 (the “Detachable Warrants”).
PPP Loan
During May 2020, the Company received $2.5 million related to the origination of a loan pursuant to the U.S. Small Business Administration (“SBA”) Paycheck Protection Program under Title I of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) (the “PPP Loan”). In June 2020, the terms of the PPP Loan were amended with the passing of the Paycheck Protection Program Flexibility Act (“PPPFA”). For any amounts that are unforgiven, the terms of the loan will be an interest rate of 1% and a maturity date of two years.
During October 2020, the Company filed for forgiveness of the PPP Loan as 100% of the proceeds were utilized for qualified payroll and payroll related costs in accordance with the applicable provisions governing the PPP Loan. During June 2021, the SBA paid the lender the full amount of principal and interest on the PPP Loan. The Company recorded a gain on extinguishment of the PPP Loan of approximately $2.6 million in June 2021.
There were no contractual principal or interest payments made by the Company prior to the forgiveness of the PPP Loan.
Tyvak International Line of Credit
On October 7, 2020, Tyvak International entered into a working capital line of credit with a maximum capacity of €300 thousand (the “Tyvak International Line of Credit”). There were no amounts outstanding under the Tyvak International Line of Credit as of December 31, 2020.
Note 6 Fair Value of Financial Instruments
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market, or if none exists, the most advantageous market, for the specific asset or liability at the measurement date (the exit price). The fair value is based on assumptions that market participants would use when pricing the asset or liability. The fair values are assigned a level within the fair value hierarchy, depending on the source of the inputs into the calculation, as follows:
•
Level 1:   Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2:   Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly.

•
Level 3:   Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

The carrying amount of cash and equivalents, accounts receivable, contract assets (unbilled receivables), contract liabilities (deferred revenue), and accounts payable approximates fair value due to the short-term maturities of these financial instruments. Additionally, the carrying amount of the PPP Loan approximates fair value due to the short-term maturity and nominal interest rate.
The carrying amount, excluding unamortized deferred financing costs, and estimated fair value of the Company’s Convertible Notes due 2028 was as follows for the presented periods:
(in thousands)	December 31, 2020		December 31, 2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Convertible Notes due 2028	$36,654	$106,679	$35,558	$53,569

FIN-57

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
The fair value of the Convertible Notes due 2028 represents a level 3 fair value measurement. Due to the conversion feature of the Convertible Notes due 2028, the estimated fair value of the Convertible Notes due 2028 was determined using a lattice model based on a number of objective and subjective factors including: the valuation of comparable companies, sales of the Company’s common stock and convertible preferred stock to outside investors in arms-length transactions, operational developments and milestones, the lack of marketability of the Company’s common stock, the likelihood of achieving a liquidity event, and general and industry specific economic outlook, among other factors.
Note 7 Mezzanine Equity and Shareholders’ Deficit
Common Stock
As of December 31, 2020 and 2019, the Company was authorized to issue 5 million shares of common stock, $0.0001 par value per share. Shareholders are entitled to one vote for each share of common stock.
Redeemable Convertible Preferred Stock
As of December 31, 2020 and 2019, the Company was authorized to issue 744,130 shares of convertible preferred stock with a par value of $0.0001 per share (the “Series A Preferred Stock”), of which 396,870 shares were issued and outstanding. The Series A Preferred Stock was issued in July 2017 at an original issue price per share of $20.1578 (the “Original Issue Price”), which resulted in gross proceeds of $8 million. The Company concluded there is an instance within scope of ASC 480, Distinguishing Liabilities from Equity, in which it will be required to redeem the Series A Preferred Stock for cash or other assets that is outside of its control. Accordingly, the Series A Preferred Stock is presented as mezzanine equity outside of shareholders’ deficit in the Company’s consolidated balance sheets.
From the date of issuance of any shares of Series A Preferred Stock, dividends at the rate per annum of 8.00% on the Original Issue Price shall be paid on each share of Series A Preferred Stock if and when declared by the Board of Directors. The Series A Preferred Stock has a preference right, but not a participation right, in that the Company may not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) in any year unless the holders of the Series A Preferred Stock then outstanding first receive, or simultaneously receive for such year, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to 8.00% of the Original Issue Price per share of Series A Preferred Stock. The foregoing dividend is not cumulative. There were no dividends declared during 2020 or 2019.
Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the Original Issue Price by the conversion price in effect at the time of conversion. The conversion price is subject to adjustment based on customary anti-dilution adjustments. As of December 31, 2020 and 2019, the conversion price was equal to the Original Issue Price.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a deemed liquidation event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders before any payment shall be made to the holders of common stock by reason of their ownership thereof, an amount per share equal to the Original Issue Price together with dividends declared but unpaid thereon (the “Series A Preferred Stock Liquidation Preference”). After the payment of the preferential Series A Preferred Stock Liquidation Preference, the remaining assets of the Company shall be distributed to holders of common stock.
Beginning on June 26, 2022, and so long as there are no Convertible Notes due 2028 outstanding, the majority holders of the Series A Preferred Stock have the right to cause the Company to redeem all shares of Series A Preferred Stock out of funds lawfully available therefor by delivering written notice to the

FIN-58

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
Company. Redemption would occur over three annual installments commencing not more than 60 days after receipt of such notice at a redemption price that approximates the Series A Preferred Stock Liquidation Preference.
In connection with the issuance of the Senior Secured Notes due 2026 on March 8, 2021, the Company amended and restated its Certificate of Incorporation to, among other things, amend the mandatory redemption and conversion provisions of the Series A Preferred Stock. With respect to mandatory redemption, the provision was amended to provide that the right of the holders of Series A Preferred Stock to redemption, exercisable on June 26, 2022, is not exercisable so long as any of the Senior Secured Notes due 2026 are outstanding. With respect to mandatory conversion, the provision was amended to provide that in addition to the existing conversion events, a business combination with a special purpose acquisition company or similar entity whose shares are registered and publicly listed on a principal exchange and that (i) generates at least $200 million in cash proceeds to the Company and (ii) with a price per share of at least three times the Original Issue Price would trigger automatic conversion of the Series A Preferred Stock.
On any matter presented to the shareholders of the Company for their action or consideration at any meeting of shareholders of the Company, each holder of outstanding shares of Series A Preferred Stock has voting rights equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the date such vote would take place. For voting on all matters presented to shareholders, the holders of Series A Preferred Stock votes are counted together with the holders of common stock as a single class. The prior consent of the holders of Series A Preferred Stock voting as a single class is required with respect to a number of enumerated protective provisions relating to material actions or transactions involving the Company. So long as any shares of Series A Preferred Stock are outstanding, the holders thereof voting as a separate class are entitled to elect two directors of the Company; provided that Astrolink International, LLC (“Astrolink”) shall have the right to designate one of these two directors so long as it holds any shares of Series A Preferred Stock.
Non-controlling Interest
Terran Orbital Corporation owned 65,000 shares of PredaSAR’s common stock, representing 100% of the issued and outstanding shares of common stock of PredaSAR. On November 1, 2019, the board of directors of PredaSAR authorized the issuance of 25,000 shares of preferred stock with a par value of $0.01 per share and designated as the Series Seed Preferred Stock (the “Series Seed Preferred Stock”), which represents a 27.8% equity interest in PredaSAR on an “as converted” basis. The Company concluded there are no circumstances within scope of ASC 480, Distinguishing Liabilities from Equity, in which it will be required to redeem the Series Seed Preferred Stock for cash or other assets that are outside of its control. Accordingly, the Series Seed Preferred Stock is presented as a non-controlling interest within shareholders’ deficit in the Company’s consolidated balance sheets.
From November through December 2019, PredaSAR issued 9,810 shares of Series Seed Preferred Stock to outside investors at $1,000 per share (the “Series Seed Original Issue Price”), raising gross proceeds of $9.8 million. From January through March 2020, PredaSAR issued an additional 15,190 shares of Series Seed Preferred Stock to outside investors at the Series Seed Original Issue Price, raising gross proceed of $15.2 million, bringing total proceeds raised from Series Seed Preferred Stock issuances to $25 million. In connection with these issuances, PredaSAR incurred $0.5 million and $0.7 million of issuance costs in 2019 and 2020, respectively. The proceeds were raised to fund PredaSAR’s constellation development plans and for other general corporate purposes. As of December 31, 2020, 25,000 shares of Series Seed Preferred Stock were issued and outstanding.
From the date of issuance of any shares of Series Seed Preferred Stock, dividends at the rate per annum of 8.00% on the Series Seed Original Issue Price shall be paid on each share of Series Seed Preferred Stock if and when declared by the board of directors of PredaSAR. The Series Seed Preferred Stock has a preference right, but not a participation right, in that PredaSAR may not declare, pay or set aside any dividends on shares of any other class or series of capital stock of PredaSAR (other than dividends on shares of its

FIN-59

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
common stock payable in shares of its common stock) in any year unless the holders of the Series Seed Preferred Stock then outstanding first receive, or simultaneously receive for such year, a dividend on each outstanding share of Series Seed Preferred Stock in an amount at least equal to 8.00% of the Series Seed Original Issue Price per share of Series Seed Preferred Stock. The foregoing dividend is not cumulative. There were no dividends declared by PredaSAR during 2020 or 2019.
Each share of Series Seed Preferred Stock is convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of common stock of PredaSAR as is determined by dividing the Series Seed Original Issue Price by the conversion price in effect at the time of conversion. The conversion price is subject to adjustment based on customary anti-dilution adjustments. As of December 31, 2020 and 2019, the conversion price was equal to the Series Seed Original Issue Price.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of PredaSAR or deemed liquidation event, the holders of shares of Series Seed Preferred Stock then outstanding shall be entitled to be paid out of the assets of PredaSAR available for distribution to its shareholders before any payment shall be made to the holders of its common stock by reason of their ownership thereof, an amount per share equal to the Series Seed Original Issue Price together with dividends declared but unpaid thereon (the “Series Seed Preferred Stock Liquidation Preference”). After the payment of the preferential Series Seed Liquidation Preference, the remaining assets of PredaSAR shall be distributed to holders of PredaSAR common stock.
On any matter presented to the shareholders of PredaSAR for their action or consideration at any meeting of shareholders of PredaSAR, each holder of outstanding shares of Series Seed Preferred Stock has voting rights equal to the number of whole shares of common stock into which the shares of Series Seed Preferred Stock held by such holder are convertible as of the date such vote would take place. For voting on all matters presented to shareholders, the holders of Series Seed Preferred Stock votes are counted together with the holders of PredaSAR’s common stock as a single class. The prior consent of the holders of Series Seed Preferred Stock voting as a single class is required with respect to a number of enumerated protective provisions relating to material actions or transactions involving PredaSAR. So long as any shares of Series Seed Preferred Stock are outstanding, the holders thereof voting as a separate class are entitled to elect one of the five directors of PredaSAR.
Subsequent Event:   PredaSAR Merger
On February 26, 2021, the Company entered into an agreement with the holders of the Series Seed Preferred Stock to exchange all 25,000 shares of Series Seed Preferred Stock for shares of the Company’s common stock (the “PredaSAR Merger”). Each holder of the Series Seed Preferred Stock received 15.523 shares of the Company’s common stock for each share of Series Seed Preferred Stock, resulting in the issuance of 388 ,064 shares of the Company’s common stock. Fractional shares were settled in cash and were not material.
The PredaSAR Merger resulted in PredaSAR becoming a wholly-owned subsidiary by Terran Orbital Corporation.
Note 8 Share-Based Compensation
The Company grants share-based compensation awards to employees and directors under the Amended and Restated Terran Orbital Corporation 2014 Equity Incentive Plan (the “2014 Plan”) and the PredaSAR Corporation 2020 Equity Incentive Plan (the “PredaSAR Plan”).
Share-based compensation expense for service-based awards is recognized on a straight-line basis over the requisite service period and is included in cost of sales and selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss. Additionally, certain costs related to

FIN-60

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
share-based compensation awards granted to manufacturing employees are capitalized to inventory. The Company accounts for forfeitures as they occur.
All share-based compensation awards are classified as equity awards and are settled through the issuance of authorized but previously unissued shares of common stock.
Share-based compensation, inclusive of amounts included in inventory, for the periods presented was as follows:
(in thousands)	Years ended December 31,
	2020	2019
Stock options	$580	$304
Restricted stock awards	540	605
PredaSAR stock options	110	—
Share-based compensation	$1,230	$909
There was no income tax benefit associated with the Company’s share-based compensation during 2020 and 2019 as a result of a full valuation allowance on the Company’s deferred tax assets.
As there is no public market for the Company’s common stock, the fair value of the Company’s common stock has been determined using an option pricing model, which considers the discounted cash flow method, guideline publicly-traded company method, guideline transaction method, and market calibration method. The estimated fair value of the Company’s common stock as of the valuation date was based on a number of objective and subjective factors including: the valuation of comparable companies, sales of the Company’s common stock and convertible preferred stock to outside investors in arms-length transactions, operational developments and milestones, the lack of marketability of the Company’s common stock, the likelihood of achieving a liquidity event, and general and industry specific economic outlook, among other factors.
2014 Plan
During June 2017, the Company adopted the 2014 Plan as the successor plan to the Tyvak Nano-Satellite Systems, Inc. 2014 Equity Incentive Plan (the “Predecessor Plan”). The 2014 Plan authorizes the issuance of no more than 744,130 shares of Terran Orbital Corporation common stock by the exercise or vesting of granted awards, which are generally stock options, restricted stock awards (“RSAs”) or restricted stock units (“RSUs”). Following the implementation of the 2014 Plan, no additional awards were to be granted under the Predecessor Plan.
Stock Options
Stock options granted under the 2014 Plan are primarily service-based awards that vest over a three- or four-year period from the date of grant, have an exercise price based on third-party valuations received over the Company’s common stock on the date of grant, and have a contractual term of ten years from the date of grant.

FIN-61

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
The grant-date fair value of stock options granted under the 2014 Plan were determined using the Black-Scholes option-pricing model with the following assumptions:
	Years ended December 31,
	2020		2019
	Range		Range
	Low	High	Low	High
Expected term (in years)	6.25	6.25	6.25	6.25
Expected volatility	110%	120%	50%	50%
Expected dividend yield	0%	0%	0%	0%
Risk-free interest rate	0.46%	0.56%	1.95%	2.70%
The expected term was calculated using the simplified method as the Company did not have sufficient historical exercise data to provide a reasonable basis to estimate future exercise patterns. The expected volatility was based upon the historical and implied volatility of common stock for the Company’s selected peers. The dividend yield was determined to be zero as the Company does not have a history or plan of declaring dividends on its common stock. The risk-free interest rate was based on U.S. treasury bonds with a zero-coupon rate.
The weighted-average grant-date fair value of stock options granted were $51.49 and $12.75 during 2020 and 2019, respectively.
The following table summarizes activity related to stock options during 2020:
	Number of Options	Weighted-Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted-Average Remaining Contractual Term (Years)
Outstanding as of December 31, 2019	177,671	$15.31	$3,623	5.75
Granted	36,490	38.85
Exercised	(37,938)	3.14
Forfeited	(60,432)	19.38
Outstanding as of December 31, 2020	115,791	$24.59	$5,763	6.25
Exerciseable as of December 31, 2020	65,814	$15.90	$3,847	4.70
The intrinsic value of stock options exercised was $1.8 million and $0.2 million during 2020 and 2019, respectively.
As of December 31, 2020, unrecognized compensation cost related to stock options was $1.5 million, which will be recognized over a period of 3.2 years.
Restricted Stock Awards
RSAs granted under the 2014 Plan are service-based awards that vest over a three- or four-year period from the date of grant. The fair value of RSAs is based on third-party valuations received over the Company’s common stock on the date of grant. There were no RSAs granted during 2020 or 2019.

FIN-62

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
The following table summarizes activity related to RSAs during 2020:
	Number of RSAs	Weighted-Average Grant-Date Fair Value
Unvested as of December 31, 2019	37,086	$17.06
Granted	—	—
Vested	(30,836)	17.35
Forfeited	(6,250)	15.58
Unvested as of December 31, 2020	—	$—
The fair value of RSAs that vested were $535 thousand and $616 thousand during 2020 and 2019, respectively.
Subsequent Event:   Restricted Stock Units
As of December 31, 2020 and 2019, there were no RSUs outstanding. The Company issued 562,414 RSUs from January 1, 2021 through September 30, 2021 which vest pursuant to a service condition over a two or four-year period and a performance condition that requires a liquidity event to occur within seven years.
PredaSAR Plan
During May 2020, the Company adopted the PredaSAR Plan, which authorizes the issuance of no more than 9,000 shares of PredaSAR Corporation common stock by the exercise or vesting of granted awards, which are all stock options.
The Company accounts for the cumulative compensation cost of share-based awards granted under the PredaSAR Plan as a component of additional paid-in capital. Upon exercise of a stock option, an adjustment to non-controlling interest and additional paid-in capital will be recorded.
Stock options granted under the PredaSAR Plan are primarily service-based awards that vest over a five-year period from the date of grant, have an exercise price of $1,000 per share, and have a contractual term of ten years from the date of grant.
The grant-date fair value of stock options granted under the PredaSAR Plan were determined using the Black-Scholes option-pricing model with the following assumptions:
	Year ended December 31,
	2020
	Range
	Low	High
Expected term (in years)	6.25	6.25
Expected volatility	110%	110%
Expected dividend yield	0%	0%
Risk-free interest rate	0.43%	0.65%
The Company estimated the expected term based on factors such as vesting period, contractual period, and other share-based compensation awards with similar terms and conditions. The expected volatility was based upon the historical and implied volatility of common stock for the Company’s selected peers. The dividend yield was determined to be zero as the Company does not have a history or plan of declaring dividends on its common stock. The risk-free interest rate was based on U.S. treasury bonds with a zero-coupon rate.
The weighted-average grant-date fair value of stock options granted was $577.00 during 2020.

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Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
The following table summarizes activity related to stock options granted under the PredaSAR Plan during 2020:
	Number of Options	Weighted-Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted-Average Remaining Contractual Term (Years)
Outstanding as of December 31, 2019	—	$—	$—	—
Granted	2,147	989.59
Exercised	—	—
Forfeited	(180)	1,000.00
Outstanding as of December 31, 2020	1,967	$988.64	$—	9.50
Exerciseable as of December 31, 2020	—	$—	$—	—
As of December 31, 2020, unrecognized compensation cost related to stock options granted under the PredaSAR Plan was $1.0 million, which will be recognized over a period of 4.5 years.
Subsequent Event:   Termination of PredaSAR Plan
As of February 26, 2021, the PredaSAR Plan was terminated in connection with the PredaSAR Merger. The stock options granted under the PredaSAR Plan were cancelled and replaced with RSUs under the 2014 Plan, resulting in the issuance of 29,835 RSUs. Each RSU’s service condition begins from the original grant date of the stock option granted under the PredaSAR Plan.
Note 9 Net Loss Per Share
Basic net loss per share is computed by dividing net loss available to common shares by the weighted-average shares outstanding of common stock during the period.
Diluted net loss per share gives effect to all securities having a dilutive effect on the net loss available to common shares, weighted-average shares outstanding of common stock or both. The effect from potential dilutive securities include (i) incremental shares of common stock calculated using the if-converted method for the Convertible Notes due 2028 and the Series A Preferred Stock, (ii) incremental shares of common stock calculated using the treasury stock method for share-based compensation awards granted under the 2014 Plan, and (iii) adjustments to net loss available to common shares as a result of changes in the non-controlling interest in PredaSAR due to the conversion of the Series Seed Preferred Stock or the exercise of stock options granted under the PredaSAR Plan. None of the potential dilutive securities meet the definition of a participating security.
For purposes of the diluted net loss per share computation, all dilutive securities that would be dilutive were excluded because their effect would be anti-dilutive. As a result, basic net loss per share was equal to diluted net loss per share for each period presented.
The table below represents the anti-dilutive securities that could potentially be dilutive in the future for the periods presented:
(in shares of common stock)	December 31,
	2020	2019
Convertible Notes due 2028	940,160	921,681
Series A Preferred Stock	396,870	396,870
Series Seed Preferred Stock	25,000	9,810
Stock options	115,791	177,671
Restricted stock awards	—	37,086
PredaSAR stock options	1,967	—

FIN-64

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
The computations of basic and diluted net loss per share for the periods presented were as follows:
(in thousands, except per share and share amounts)	Years Ended December 31,
	2020	2019
Numerator:
Net loss	$(10,455)	$(15,687)
Denominator:
Weighted-average shares outstanding – basic and diluted	2,403,755	2,342,952
Net loss per share – basic and diluted	$(4.35)	$(6.70)
Note 10 Income Taxes
The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the results of operations in the period the new laws are enacted. A valuation allowance is recorded to reduce the carrying amount of deferred tax assets to the estimated realization amount.
The Company recognizes positions taken or expected to be taken in a tax return in the consolidated financial statements when it is more-likely-than-not (i.e., a likelihood of more than 50%) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit with greater than 50% likelihood of being realized upon ultimate settlement. The Company records liabilities for positions that have been taken but do not meet the more-likely-than-not recognition threshold. The Company includes interest and penalties associated with uncertain tax positions as income tax expense and as a component of the recorded balance of uncertain tax positions, which is reflected in other liabilities or net of related tax loss carryforwards in the consolidated balance sheets. The Company did not have any uncertain tax positions as of December 31, 2020 and 2019.
The CARES Act was signed into law in March 2020. The CARES Act includes several significant business income tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL”) s and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under Internal Revenue Code (“IRC”) Section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act of 2017. In connection with the CARES Act, the Company benefited from the five-year carryback rule which allowed the Company to carryback a portion of its NOLs to the 2015 and 2016 tax years. The other provisions of the CARES Act did not have a material impact on the Company.
Significant components of loss before income taxes for the periods presented were as follows:
(in thousands)	Years Ended December 31,
	2020	2019
United States	$(10,727)	$(13,620)
Foreign	88	(2,089)
Loss before income taxes	$(10,639)	$(15,709)

FIN-65

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
Significant components of benefit from income taxes for the periods presented were as follows:
(in thousands)	Years Ended December 31,
	2020	2019
Current:
Federal	$(186)	$—
State	2	4
Foreign	—	(26)
Current income tax benefit	(184)	(22)
Deferred:
Federal	—	—
State	—	—
Foreign	—	—
Deferred income tax benefit	—	—
Benefit from income taxes	$(184)	$(22)
The reconciliation between the benefit from income taxes and the benefit computed at the statutory U.S. federal income tax rate for the periods presented was as follows:
(in thousands)	Years Ended December 31,
	2020	2019
Income taxes computed at the U.S. federal statutory rate	$(2,234)	$(3,299)
State and local income taxes, net of federal benefit	(616)	(799)
Permanent differences	83	72
Change in valuation allowance	3,055	3,696
Federal refund – CARES Act	(186)	—
Other, net	(286)	308
Benefit from income taxes	$(184)	$(22)
The components of the Company’s net deferred tax assets as of December 31, 2020 and 2019 were as follows:
(in thousands)	December 31,
	2020	2019
Deferred tax assets:
Share-based compensation	552	315
Property, plant and equipment	52	—
Disallowed interest	715	408
Legal accrual	230	236
Deferred financing costs	—	77
Reserve for anticipated losses on contracts	540	1,778
Net operating losses	13,695	9,663
Accrued liabilities	226	187
Total deferred tax assets	16,010	12,664
Valuation allowance	(15,498)	(12,443)

FIN-66

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
(in thousands)	December 31,
	2020	2019
Deferred tax assets, net of valuation allowance	$512	$221
Deferred tax liabilities:
Property, plant and equipment	$—	$(221)
Deferred financing costs	(512)	—
Total deferred tax liabilities	(512)	(221)
Net deferred tax assets	$—	$—

The valuation allowance for deferred tax assets relates to the uncertainty of the utilization of U.S. federal, state and foreign deferred tax assets. In evaluating the Company’s ability to recover its deferred tax assets, the Company considers all available positive and negative evidence, which include its past operating results, the existence of cumulative losses in the most recent years, and its forecast of future taxable income. In estimating future taxable income, the Company develops assumptions related to the amount of future pre-tax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates the Company is using to manage its underlying businesses. The Company believes that it is more-likely-than-not that it will not generate sufficient future taxable income to realize its deferred tax assets. Accordingly, the Company has recorded a full valuation allowance as of December 31, 2020 and 2019.
The change in the valuation allowance for deferred tax assets for the periods presented was as follows:
(in thousands)	Years Ended December 31,
	2020	2019
Beginning balance	$(12,443)	$(8,747)
Income tax expense	(3,055)	(3,696)
Ending balance	$(15,498)	$(12,443)
As of December 31, 2020 and 2019, the Company had federal NOL carryforwards of $47 million and $34 million, respectively. Federal NOL carryforwards generated during 2017 totaled $1 million and will expire in 2037. The remainder of the Company’s federal NOL carryforwards were generated beginning in 2018 and can be carried forward indefinitely and used to offset up to 80% of future taxable income for future tax years. As a result of the CARES Act, federal NOL carryforwards generated during 2018, 2019 and 2020 can be carried back five years. Accordingly, the Company carried back certain federal NOLs to the 2015 and 2016 tax years and recognized a benefit of approximately $186 thousand during 2020.
IRC Section 382 generally limits NOL and tax credit carryforwards following an ownership change, which occurs when one or more five percent shareholder increases its ownership, in aggregate, by more than 50 percentage points over the lowest percentage of stock owned by such shareholder at any time during the “testing period” (generally three years). Accordingly, the Company’s ability to utilize remaining NOL and tax credit carryforwards may be significantly restricted upon a change in ownership.
As of December 31, 2020 and 2019, the Company had state NOL carryforwards of $48 million and $33 million, respectively. The state NOL carryforwards begin to expire in 2038.
As of December 31, 2020 and 2019, the Company’s foreign NOL carryforwards were not material. The foreign NOL carryforwards can be carried forward indefinitely and used to offset up to 80% of future taxable income for future tax years.
The Company files a consolidated return for U.S. federal and various state jurisdictions and in Italy for its foreign subsidiary. The income tax returns are subject to audit by the taxing authorities. These audits may

FIN-67

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
culminate in proposed assessments which may ultimately result in a change to the estimated income taxes. The following is a summary of open tax years by jurisdiction:
Jurisdiction	Years Open to Audit
Federal	2017 – 2020
State	2016 – 2020
Italy	2016 – 2020
Note 11 Commitments and Contingencies
Operating Leases
The Company has entered into various non-cancelable operating leases for various office, manufacturing, and warehouse facilities.
The future minimum lease payments under non-cancelable operating leases as of December 31, 2020 was as follows:
(in thousands)	Minimum Lease Payments
2021	$842
2022	737
2023	766
2024	741
2025	716
Thereafter	1,332
Total	$5,134
Operating lease expense totaled $868 thousand and $936 thousand during 2020 and 2019, respectively.
Subsequent Event:   Execution of Material Lease
The Company executed a new lease for office space with an initial lease period from October 1, 2021 to January 31, 2028 and with an initial base rent of approximately $300 thousand per month.
Litigation
In September 2016, the Company entered into an engagement agreement (the “Engagement”) with an investment banker (the “Advisor”) for investment banking advisory and placement agent services for a financing transaction. A contractual dispute arose between the parties regarding the Advisor’s performance, fees and expenses. Prior to the contractual dispute, the Company terminated the Engagement, and subsequently closed on the Convertible Notes due 2028, without, in its view, the services of the Advisor. In November 2018, the Advisor initiated arbitration with the American Arbitration Association (the “AAA”) in New York. In August 2019, the AAA arbitration panel issued an award that equated to approximately $2.3 million (the “Award”) against the Company for breach of the Engagement. The award represented the placement fee that would have been paid upon closing of the Convertible Notes due 2028 and the Advisor’s legal fees. In October 2019, the Advisor filed a complaint with the California Federal District Court (“District Court”) to confirm the Award. Thereafter, the Company filed a Motion to vacate the Award. In early January 2020, the District Court granted the Advisor’s petition to confirm the Award, which the Company appealed to the U.S. Court of Appeals for the 9th Circuit (the “Ninth Circuit”). On March 9, 2021, the Ninth Circuit affirmed the District Court’s ruling. The Company recorded $2 million of the Award as deferred financing costs as of December 31, 2018. The remainder of the Award was recorded as a legal expense in selling, general and administrative expenses. The Award was paid in full during 2020.

FIN-68

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
In April 2017, the Company entered into a services agreement (“Service Agreement”) with an aerospace company that designs and delivers hardware that moves on spacecraft (the “Aerospace Design Company”). The Aerospace Design Company agreed to design and manufacture antennas and feeds for a satellite in connection with a Company project. A contractual dispute arose regarding the Aerospace Design Company’s performance, termination of the Services Agreement, and payment of various invoices. The Services Agreement contained a provision for final and binding arbitration. Pursuant to the arbitration provision, in November 2018, the Aerospace Design Company filed a demand for arbitration against the Company, raising claims for breach of contract and seeking monetary damages for non-payment of an early termination fee and outstanding invoices. On August 26, 2019, the Aerospace Design Company filed an amended demand, and the case appeared before an arbitrator on January 29 through January 31, 2020, in Los Angeles, California. The parties concurrently filed post-hearing briefs on September 22, 2020 and reply briefs on October 6, 2020. On November 25, 2020, the arbitrator awarded a final award of $0.5 million in favor of the Aerospace Design Company. The final award reflected payments due as a result of the early termination fee and payments due under various unpaid invoices. The Company did not appeal the arbitration award. As of December 31, 2020 and 2019, the Company had accrued $0.5 million for the settlement. The settlement was paid in full during 2021.
The Company reached confidential settlement agreements with two former employees in 2019. The first settlement agreement was effective May 24, 2019 and totaled $0.9 million. The second settlement agreement was effective August 29, 2019 and totaled $0.1 million. Both settlements were paid in full during 2019.
Note 12 Related Party Transactions
Lockheed Martin Corporation
On June 26, 2017, the Company entered into the Strategic Cooperation Agreement with Lockheed pursuant to which the parties agreed to (i) collaborate on the development, production and sale of satellites for use in U.S. Government spacecraft and spacecraft procurements and (ii) establish a cooperation framework to enable the parties to enter into projects, research and development agreements and other collaborative business arrangements and “teaming activities.” Additionally, Lockheed, through its wholly-owned subsidiary Astrolink, is a holder of Series A Preferred Stock and Convertible Notes due 2028.
The Company recognized revenue from Lockheed of $5.4 million and $7.7 million during 2020 and 2019, respectively. Lockheed’s portion of the Convertible Notes due 2028 was $3.3 million and $3.2 million as of December 31, 2020 and 2019, respectively.
As of December 31, 2020 and 2019, Lockheed held 347,261 shares of Series A Preferred Stock, representing a Series A Preferred Stock Liquidation Preference of $7 million.
Beginning in March 2021, Lockheed and Astrolink collectively hold $53 million aggregate principal amount of the Senior Secured Notes due 2026, 103,055 Detachable Warrants, and the right to purchase 0.21317% of the Company’s common stock through the Inducement Warrants.
Subsequent Event:   Amendment of the Strategic Cooperation Agreement
In connection with the issuance of the Senior Secured Notes due 2026, the Company and Lockheed amended and restated the Strategic Cooperation Agreement to, among other things, extend the term to March 8, 2026, which may be extended for an additional 12-months if any of the Senior Secured Notes due 2026 remain outstanding on March 8, 2022.
GeoOptics, Inc.
The Company owns a non-controlling equity interest in GeoOptics, Inc. (“GeoOptics”), a privately held company engaged in the acquisition and sale of Earth observation data and a purchaser of products

FIN-69

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
and services from the Company. As of December 31, 2020 and 2019, the Company’s $1.7 million investment in GeoOptics represented an approximately 2.3% ownership interest and was fully impaired. Additionally, one of the Company’s executive officers serves as a member of the GeoOptics board of directors.
The Company recognized revenue from GeoOptics of $0.7 million and $0.9 million during 2020 and 2019, respectively.
Transactions with Chairman
The Company’s Chairman owns Satellite Solutions Group, LLC (“Satellite Solutions Group”). Satellite Solutions Group provided professional services in connection with the issuance of the Series Seed Preferred Stock for a fee of $700 thousand and $300 thousand during 2020 and 2019, respectively. The fees were recorded against the gross proceeds received from the issuance of the Series Seed Preferred Stock.
During 2021, the Company executed a new lease for office space in a building beneficially owned by the Company’s Chairman. The initial lease period is from April 1, 2021 to March 31, 2026 with an initial base rent of $229 thousand per year.
Note 13 Segment Information
The Company’s Chief Executive Officer is its chief operating decision maker (the “CODM”). The Company reports segment information based on how the CODM evaluates performance and makes decisions about how to allocate resources. Accordingly, the Company has two operating and reportable segments: Satellite Solutions and Earth Observation Solutions.
The reportable segments are defined as follows:
•
Satellite Solutions

The Satellite Solutions segment consists of Tyvak and Tyvak International. The Satellite Solutions segment is a vertically integrated satellite provider with modern facilities and a global ground station network that delivers end-to-end satellite solutions, including spacecraft design, development, launch services and on-orbit operations for critical missions across a number of applications in a variety of orbits, and for Lunar and Mars missions, to governmental agencies and commercial businesses.
•
Earth Observation Solutions

The Earth Observation Solutions segment consists of PredaSAR, which was formed in 2018 and is still in its developmental stage and does not yet generate any material revenue. Through the Satellite Solutions segment, the Earth Observation Solutions segment has commenced developing satellites and intends to continue to develop, build, launch and operate a constellation of Earth observation satellites that will feature SAR capabilities and provide SAR-based data and mission solutions that it believes will be distinguished by breadth of coverage, revisit rates and ability to observe and detect during day and night and through clouds and other interference. In addition to its SAR-based data capabilities, the Earth Observation Solutions segment plans to provide secondary payload solutions and onboard data processing capabilities to its customers. These secondary payloads may include additional Earth observation imaging sensors, including but not limited to electro-optical and infrared, and inter-satellite communications such as optical links or other mission solutions capabilities. The Earth observation satellite constellation of 96 satellites is planned to be completed and in-orbit by 2026, with the first satellite expected to launch in 2022. The scope and timing of the constellation is subject to continuing assessments of customer demand and the Company’s financial and other resources.
The CODM uses income (loss) from operations by segment as the segment profitability measure in order to evaluate segment performance. Income (loss) from operations by segment excludes share-based

FIN-70

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
compensation expense and corporate and other costs included within the Company’s consolidated income (loss) from operations.
The CODM does not review the Company’s assets by segment; therefore, such information is not presented.
The following table presents revenue by segment and a reconciliation to consolidated revenue for the periods presented:
(in thousands)	Years Ended December 31,
	2020	2019
Satellite Solutions	$24,860	$21,761
Earth Observation Solutions	19	—
Revenue	$24,879	$21,761
The following table presents loss from operations by segment for the periods presented:
(in thousands)	Years Ended December 31,
	2020	2019
Satellite Solutions	$(2,128)	$(9,894)
Earth Observation Solutions	(2,703)	(364)
Loss from operations by segment	$(4,831)	$(10,258)
Loss from operations by segment includes depreciation and amortization expense, which is entirely related to Satellite Solutions, of $2.9 million and $2.6 million during 2020 and 2019, respectively.
The following table presents a reconciliation of loss from operations by segment to consolidated loss from operations and net loss for the periods presented:
(in thousands)	Years Ended December 31,
	2020	2019
Loss from operations by segment	$(4,831)	$(10,258)
Corporate and other	(3,394)	(3,219)
Share-based compensation expense	(1,194)	(909)
Loss from operations	(9,419)	(14,386)
Interest expense, net	1,216	1,324
Other expense (income)	4	(1)
Loss before income taxes	(10,639)	(15,709)
Benefit from income taxes	(184)	(22)
Net loss	$(10,455)	$(15,687)
The following table presents total revenue by geography and a reconciliation to consolidated revenue for the periods presented:
(in thousands)	Years Ended December 31,
	2020	2019
United States	$21,215	$19,352
Europe	3,664	2,409
Revenue	$24,879	$21,761

FIN-71

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
The following table presents property, plant and equipment, net by geography and a reconciliation to consolidated property, plant and equipment, net for the periods presented:
(in thousands)	December 31,
	2020	2019
United States	$18,956	$14,426
Europe	565	698
Property, plant and equipment, net	$19,521	$15,124
Note 14 Going Concern, Liquidity and Capital Resources
The Company evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next twelve months through November 2022. Since inception, the Company incurred operating losses and has an accumulated deficit of approximately $58 million as of December 31, 2020. As of December 31, 2020, the Company had approximately $12.3 million of cash and cash equivalents. On March 8, 2021, the Company raised $50 million gross proceeds through the issuance of the Senior Secured Notes due 2026. The Company believes it has cash and access to committed facilities that will provide sufficient liquidity for at least the next twelve months from the date the financial statements are available for issuance on November 26, 2021.
The Company has historically funded its operations primarily through the issuance of debt and the sale of equity securities. The Company does not expect to generate positive cash flow from operations until at least after 2022. In order to proceed with the Company’s business plan, the Company may need to raise additional funds through the issuance of additional debt, equity or other commercial arrangements, which may not be available to the Company when needed or on terms that the Company deems to be favorable. To the extent the Company raises additional capital through the sale of equity or convertible securities, the ownership interest of its shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common shareholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting the Company’s ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If the Company is unable to obtain sufficient financial resources, its business, financial condition and results of operations may be materially and adversely affected. The Company may be required to delay, limit, reduce or terminate parts of its strategic business plan or future commercialization efforts. There can be no assurance the Company will be able to obtain financing on acceptable terms.
Refer to Note 15 “Subsequent Events” for further discussion regarding debt and equity transactions occurring subsequent to December 31, 2020.
Note 15 Subsequent Events
The Company evaluated subsequent events through November 26, 2021, the date at which the consolidated financial statements were available to be issued. Relevant subsequent events are disclosed in the preceding notes to the condensed consolidated financial statements, except for the subsequent events disclosed below.
Merger with Tailwind Two Acquisition Corp.
On October 28, 2021, the Company entered into a merger agreement (the “Merger Agreement”) with Tailwind Two Acquisition Corp. (“Tailwind Two”), a special purpose acquisition company. The merger between the Company and Tailwind Two (the “Tailwind Two Merger”) pursuant to the Merger Agreement would result in the Company becoming a subsidiary of a publicly listed company, which will be renamed Terran Orbital Corporation (“New Terran Orbital”). If consummated, the Tailwind Two Merger will

FIN-72

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
result in all holders of the Company’s issued and outstanding common stock being converted into shares of New Terran Orbital’s common stock. In connection with the Tailwind Two Merger, all of the Company’s Series A Preferred Stock, Inducement Warrants, and Detachable Warrants will be converted into shares of the Company’s common stock immediately prior to the Tailwind Two Merger and, in turn, converted into shares of New Terran Orbital common stock upon consummation of the merger. In addition, holders of the Inducement Warrants will receive an additional 0.18708% of the Company’s common stock immediately prior to the Tailwind Two Merger that will convert into shares of New Terran Orbital common stock upon consummation of the merger in exchange for waiving their cash redemption rights. Additionally, the 2014 Plan and related share-based compensation awards will be cancelled and exchanged with a new share-based compensation plan and related share-based compensation awards of New Terran Orbital.
Subsequent to the Tailwind Two Merger, the Company will be a wholly-owned subsidiary of New Terran Orbital. However, the Company is expected to be deemed the acquirer in the Tailwind Two Merger for accounting purposes. Accordingly, the Tailwind Two Merger is expected to be accounted for as a reverse recapitalization, in which case the net assets of Tailwind Two will be stated at historical cost and no goodwill or other intangible assets will be recorded in connection with the Tailwind Two Merger. The expectation for the treatment of the Tailwind Two Merger as a reverse recapitalization is based upon the expectations that the pre-merger shareholders of the Company are expected to hold the majority of the voting interests of New Terran Orbital, the Company’s existing management team will serve as the initial management team of New Terran Orbital, the Company will appoint a majority of the initial board of directors of New Terran Orbital and the Company’s operations will comprise the ongoing operations of New Terran Orbital.
Upon consummation of the Tailwind Two Merger, approximately $51 million of cash raised by Tailwind Two through a contemporaneous sale of common stock in connection with the closing of a PIPE investment (the “PIPE Investment”), as well any portion of the cash and marketable securities that is held in Tailwind Two’s trust account at the time of the Tailwind Two Merger and not used to redeem shares of Tailwind Two’s common stock held by Tailwind Two’s public shareholders upon the closing of the Tailwind Two Merger, is expected to become available to New Terran Orbital for general use. Cash available for general use will be reduced by cash payments made for transaction costs incurred by both the Company and Tailwind Two, deferred underwriting fees related to Tailwind Two’s initial public offering, portions of the Company’s outstanding debt and other costs directly or indirectly attributable to the Tailwind Two Merger.
There is no assurance that the Tailwind Two Merger will occur as consummation of the Tailwind Two Merger is subject to certain conditions outside the control of the Company or Tailwind Two related to certain rights of Tailwind Two’s public shareholders.
Francisco Partners Note Purchase Agreement
On November 24, 2021 (the “FP NPA Closing Date”), the Company entered into a note purchase agreement (the “FP Note Purchase Agreement”) with Wilmington Savings Fund Society, FSB, as agent, certain managed funds or investment vehicles of FP Credit Partners, L.P., as the purchasers and the guarantors from time to time party thereto to provide for the issuance and sale of senior secured notes in an aggregate principal amount up to $150 .0 million (the “Francisco Partners Facility’’), consisting of (i) $30.0 million of senior secured notes which were drawn on the FP NPA Closing Date (the ‘‘Pre-Combination Notes’’) and (ii) up to an additional $120.0 million drawable at the closing of the Tailwind Two Merger (the “Combination Notes”), $100 .0 million of which will be available in whole or in part (the “Conditional Notes”) depending on the percentage of Class A ordinary shares of Tailwind Two that are redeemed by shareholders in connection with the Tailwind Two Merger; 100% of the Conditional Notes will be available if holders of 85% of the issued and outstanding shares of Tailwind Two exercise their redemption rights and 25% of the Conditional Notes will be available if holders of 25% of the issued and outstanding shares of Tailwind Two exercise their redemption rights, with other amounts being available based on different percentages of redemptions. $20.0 million of the Combination Notes is available at the closing of the Tailwind Two Merger regardless of the percentage of Class A ordinary shares of Tailwind Two that are redeemed. The Francisco Partners

FIN-73

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
Facility has (i) a five-year maturity, bearing interest at a rate of 9.25% per annum, (ii) an original issue discount of $5.0 million, which was paid on the FP NPA Closing Date and (iii) call protection. The availability of the Combination Notes is subject to the satisfaction of certain conditions as set forth in the FP Note Purchase Agreement.
The obligations under the Francisco Partners Facility are guaranteed by Tyvak and PresaSAR as of the FP NPA Closing Date, and will be guaranteed by each wholly-owned U.S. Subsidiary established, created or acquired by the Company after the FP NPA Closing Date subject to certain exceptions.
The Francisco Partners Facility requires the Company and its subsidiaries to make certain mandatory prepayments, with (i) 100% of net cash proceeds of all non-ordinary course asset sales or other dispositions of property and any extraordinary receipts, subject to the ability to reinvest such proceeds and certain other exceptions and (ii) 100% of the net cash proceeds of any debt incurrence, other than debt permitted by the FP Note Purchase Agreement. The Company may prepay the Francisco Partners Facility at any time, subject to payment of customary breakage costs and, if an Enhanced Protection Event has not occurred, a customary make-whole premium for any voluntary prepayment prior to the date that is 12 months following the FP NPA Closing Date (the “Callable Date”), followed by a call premium of (x) 3.0% on or prior to the first anniversary of the Callable Date, (y) 2.00% after the first anniversary but on or prior to the second anniversary of the Callable Date, and (z) thereafter at par or, if an Enhanced Protection Event has occurred, a customary make-whole premium for any voluntary prepayment prior to the maturity date.
Upon funding of the Pre-Combination Notes, Francisco Partners received from the Company a penny warrant, which may be exercised within 30 days following the termination of the Merger Agreement, to purchase shares of common stock of the Company equal to 1.5% of the fully diluted shares of the Company. In the event of the consummation of the Tailwind Two Merger, such warrants shall terminate and Francisco Partners will receive an equity grant package equal to 1.5% of the fully diluted shares of New Terran Orbital common stock outstanding as of immediately following the closing of the Tailwind Two Merger, plus an additional 1.0 million shares of New Terran Orbital common stock, in each case, to be issued as of immediately following the closing of the Tailwind Two Merger. In addition, as consideration for entering into the FP Note Purchase Agreement Francisco Partners will receive a grant of warrants to purchase New Terran Orbital common stock consisting of 5.0% of New Terran Orbital common stock on a fully diluted basis as of immediately following the closing of the Tailwind Two Merger at a strike price of $10.00 per share, redeemable at the option of Francisco Partners for $25.0 million on the third anniversary of the closing of the Tailwind Two Merger.
Holder Support Agreements
Concurrently with the execution of the Merger Agreement, certain equityholders and noteholders of the Company (collectively, the “Terran Orbital Holders”) entered into transaction support agreements (collectively, the “Terran Orbital Holder Support Agreements”) with Tailwind Two and the Company, pursuant to which the Terran Orbital Holders have agreed to, among other things, (i) consent to and vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants andagreements related to the Tailwind Two Merger.
Affiliates of Lockheed and Beach Point Capital (“Beach Point”), each of which are noteholders of the Company, have each further agreed, conditional upon certain other events, pursuant to the Terran Orbital Holder Support Agreements to, at their option, (a) exchange up to $25.0 million (in the case of Lockheed) and $25.0 million (in the case of Beach Point) of aggregate principal amount of Senior Secured Notes due 2026 issued by the Company pursuant to the note purchase agreement (the “Existing Note Purchase Agreement”) for the same principal amount of debt to be issued under, and governed by a new loan agreement or note purchase agreement, or (b) keep outstanding such amounts (up to $25.0 million (in the case of Lockheed) and $25 .0 million (in the case of Beach Point) of aggregate principal amount of Senior Secured Notes due 2026 outstanding) under the Existing Note Purchase Agreement, in each case of (a) or (b), which shall have substantially similar terms as the terms of the Francisco Partners Facility, except that such

FIN-74

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
replacement loans or notes will not have call protection ((a) and/or (b) collectively, the “Debt Rollover”). The $25.0 million Debt Rollover from Beach Point will be available upon the closing of the Tailwind Two Merger, and up to $25.0 million Debt Rollover from Lockheed will be available ratably with the availability of the Conditional Notes depending on the percentage of Class A ordinary shares of Tailwind Two that are redeemed by shareholders in connection with the Tailwind Two Merger.
Upon funding of the Pre-Combination Notes, each of Lockheed and Beach Point shall receive from the Company penny warrants to purchase shares of common stock of the Company equal to 0.25% of the fully diluted shares of the Company on the same valuation and terms and conditions as provided to Francisco Partners in connection with the Pre-Combination Notes. In the event of the consummation of the Tailwind Two Merger, such warrants shall terminate and each holder shall receive in lieu thereof shares of New Terran Orbital equal to 0.25% of the fully diluted shares of New Terran Orbital common stock as of immediately following the closing of the Tailwind Two Merger and warrants to purchase New Terran Orbital common stock with respect to 0.83333% of the fully diluted shares of New Terran Orbital Common Stock common stock as of immediately following the closing of the Tailwind Two Merger at a strike price of $10.00 per share.
In the event of the termination of the Merger Agreement, the Company’s Certificate of Incorporation will be amended with respect to the mandatory redemption provision of the Series A Preferred Stock. The mandatory redemption will not exercisable so long as any of the Senior Secured Notes due 2026 or any amounts under the Francisco Partners Facility are outstanding.
Amendment to Existing Note Purchase Agreement
Pursuant to the terms of the relevant Terran Orbital Holder Support Agreements, on November 24, 2021 Lockheed and Beach Point entered into the fifth amendment to the Existing Note Purchase Agreement (the “Fifth Amendment”) pursuant to which, as Required Purchasers under and as defined in the Existing Note Purchase Agreement, they, among other things, consented to the Company incurring obligations related to the Pre-Combination Notes under the FP Note Purchase Agreement.
Related Party Transactions
The PIPE Investment is primarily comprised of existing debt and equity holders of the Company, which represents approximately $41 million of cash to be raised by the PIPE Investment upon consummation of the Tailwinds Two Merger. An affiliate of Daniel Staton, a director and shareholder of the Company, represents $30 million of the PIPE Investment (the “Staton PIPE Investment”). The subscription agreement for the Staton PIPE Investment contains a provision that will obligate New Terran Orbital to pay an affiliate of Daniel Staton a quarterly fee of $1.875 million for sixteen quarters beginning at the end of the first quarter following the consummation of the Tailwind Two Merger; the first years’ payments are to be paid in cash and the remaining payments are to be paid, subject to subordination to and compliance with New Terran Orbital’s debt facilities, in cash or common stock at the discretion of New Terran Orbital.
In addition, subject to closing the Tailwind Two Merger, the Company entered into commercial agreements to purchase $20 million of goods and services over three years from two affiliates of a PIPE investor.
In connection with the proposed Tailwind Two Merger, the Strategic Cooperation Agreement was amended and restated to extend the term to October 28, 2030, which may be extended for an additional
12‑months if any of the Senior Secured Notes due 2026 remain outstanding on March 8, 2022.
Employee Retention Shares
The Merger Agreement allows for the issuance of up to 197,224 share-based compensation awards under the 2014 Plan prior to the consummation of the Tailwind Two Merger. These share-based compensation awards will generally vest on the latest occur of: (i) the first anniversary of the consummation

FIN-75

Terran Orbital Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
of the Tailwind Two Merger, (ii) the trading price of the combined company’s common stock equaling or exceeding $11.00 or $13.00, as applicable, for any 20 trading days within any consecutive 30-trading day period and (iii) such other performance vesting conditions.
Authorized Share Increase
On October 25, 2021, the Company filed a Certificate of Amendment to the Certificate of Incorporation to increase the authorized shares of common stock from 5,000,000 to 5,500,000 in connection with the Tailwind Two Merger and the related warrant issuance contemplated by the Francisco Partners Facility and the Debt Rollover.

FIN-76

Terran Orbital Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)
	September 30, 2021	December 31, 2020
Assets:
Cash and cash equivalents	$17,530	$12,336
Accounts receivable, net of allowance for credit losses of $857 and $635 as of September 30, 2021 and December 31, 2020, respectively	5,743	2,526
Contract assets	3,599	1,859
Inventory	6,591	2,819
Prepaid expenses and other current assets	7,137	5,216
Total current assets	40,600	24,756
Property, plant and equipment, net	29,218	19,521
Other assets	111	—
Total assets	$69,929	$44,277
Liabilities, mezzanine equity and shareholders’ deficit:
Current portion of long-term debt	$23	$1,403
Accounts payable	6,599	2,904
Contract liabilities	17,722	18,069
Reserve for anticipated losses on contracts	871	2,220
Accrued expenses and other current liabilities	4,702	2,631
Total current liabilities	29,917	27,227
Long-term debt	85,501	35,629
Warrant liabilities	4,452	—
Other liabilities	1,460	512
Total liabilities	121,330	63,368
Commitments and contingencies (Note 11)
Mezzanine equity:
Redeemable convertible preferred stock – authorized 744,130 shares of $0.0001 par value; issued and outstanding shares of 396,870 as of September 30, 2021 and December 31, 2020	8,000	8,000
Shareholders’ deficit:
Common stock – authorized 5,000,000 shares of $0.0001 par value; issued and outstanding shares of 2,843,111 and 2,439,634 as of September 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	97,454	7,454
Accumulated deficit	(156,813)	(58,084)
Accumulated other comprehensive loss	(42)	(204)
Non-controlling interest	—	23,743
Total shareholders’ deficit	(59,401)	(27,091)
Total liabilities, mezzanine equity and shareholders’ deficit	$69,929	$44,277
The accompanying notes are an integral part of these condensed consolidated financial statements.
FIN-77

Terran Orbital Corporation and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In thousands, except share and per share amounts)
	Nine Months Ended September 30,
	2021	2020
Revenue	$30,158	$18,409
Cost of sales	23,905	10,788
Gross profit	6,253	7,621
Operating expenses:
Selling, general and administrative expenses	30,580	12,534
Loss from operations	(24,327)	(4,913)
Interest expense, net	6,174	904
Loss on extinguishment of debt	68,102	—
Other expense (income)	104	(43)
Loss before income taxes	(98,707)	(5,774)
Provision for (benefit from) income taxes	22	(184)
Net loss	(98,729)	(5,590)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	162	(86)
Total comprehensive loss	$(98,567)	$(5,676)
Weighted-average shares outstanding – basic and diluted	2,758,735	2,394,856
Net loss per share – basic and diluted	$(35.79)	$(2.33)
The accompanying notes are an integral part of these condensed consolidated financial statements.
FIN-78

Terran Orbital Corporation and Subsidiaries
Condensed Consolidated Statements of Shareholders’ Deficit
(Unaudited)
(In thousands, except share amounts)
	For the nine months ended September 30, 2021
	Mezzanine Equity Redeemable Convertible Preferred Stock		Shareholders’ Deficit
			Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non- controlling Interest	Total Shareholders’ Deficit
	Shares	Amounts	Shares	Amounts
Balance as of December 31, 2020	396,870	8,000	2,439,634	—	7,454	(58,084)	(204)	23,743	(27,091)
Net loss	—	—	—	—	—	(98,729)	—	—	(98,729)
Other comprehensive income, net of tax	—	—	—	—	—	—	162	—	162
Issuance of common stock in exchange for non-controlling interest, net of issuance costs	—	—	388,064	—	23,311	—	—	(23,743)	(432)
Issuance of warrants, net of issuance costs	—	—	—	—	66,060	—	—	—	66,060
Share-based compensation	—	—	—	—	531	—	—	—	531
Exercise of stock options	—	—	15,413	—	98	—	—	—	98
Balance as of September 30, 2021	396,870	8,000	2,843,111	—	97,454	(156,813)	(42)	—	(59,401)
	For the nine months ended September 30, 2020
	Mezzanine Equity Redeemable Convertible Preferred Stock		Shareholders’ Deficit
			Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non- controlling Interest	Total Shareholders’ Deficit
	Shares	Amounts	Shares	Amounts
Balance as of December 31, 2019	396,870	8,000	2,407,946	—	6,111	(47,629)	(10)	9,268	(32,260)
Net loss	—	—	—	—	—	(5,590)	—	—	(5,590)
Other comprehensive loss, net of tax	—	—	—	—	—	—	(86)	—	(86)
Contributions from non-controlling interest, net of issuance costs	—	—	—	—	—	—	—	14,475	14,475
Share-based compensation	—	—	(6,250)	—	883	—	—	—	883
Exercise of stock options	—	—	35,022	—	88	—	—	—	88
Balance as of September 30, 2020	396,870	8,000	2,436,718	—	7,082	(53,219)	(96)	23,743	(22,490)
The accompanying notes are an integral part of these condensed consolidated financial statements.
FIN-79

Terran Orbital Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)
	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(98,729)	$(5,590)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,217	2,243
Non-cash interest expense	6,149	978
Share-based compensation expense	531	859
Provision for losses on receivables and inventory	570	896
Loss on extinguishment of debt	67,954	—
Other non-cash, net	76	(10)
Changes in operating assets and liabilities:
Accounts receivable, net	(3,471)	2
Contract assets	(1,740)	(64)
Inventory	(4,117)	(2,362)
Prepaid expenses and other current assets	(363)	(2,408)
Accounts payable	2,595	(1,102)
Contract liabilities	(133)	(840)
Reserve for anticipated losses on contracts	(1,337)	(4,543)
Accrued expenses and other current liabilities	2,060	(538)
Other, net	(148)	7
Net cash used in operating activities	(27,886)	(12,472)
Cash flows from investing activities:
Purchases of property, plant and equipment	(10,523)	(4,753)
Net cash used in investing activities	(10,523)	(4,753)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	47,481	2,537
Proceeds from issuance of warrants	2,519	—
Contributions from issuance of non-controlling interest, net of issuance costs	—	14,475
Repayment of long-term debt	(13)	(11)
Payment of issuance costs	(6,356)	—
Proceeds from exercise of stock options	98	86
Net cash provided by financing activities	43,729	17,087
Effect of exchange rate fluctuations on cash and cash equivalents	(126)	86
Net increase (decrease) in cash and cash equivalents	5,194	(52)
Cash and cash equivalents at beginning of period	12,336	15,896
Cash and cash equivalents at end of period	$17,530	$15,844
Supplemental disclosure of cash flow information:
Purchases of property, plant and equipment not yet paid	$701	$917
Non-cash interest capitalized to property, plant and equipment	798	70
Issuance costs not yet paid	713	—
Non-cash exchange and extinguishment of long-term debt	36,859	—
Shared-based compensation capitalized to inventory	—	24
The accompanying notes are an integral part of these condensed consolidated financial statements.
FIN-80

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
Note 1 Organization and Summary of Significant Accounting Policies
Organization and Business
Terran Orbital Corporation and its subsidiaries (the “Company”) is a United States (“U.S.”) based manufacturer, owner and operator of satellites, and provider of space-based solutions to U.S. government defense, intelligence and civil agencies as well as aerospace and defense prime contractors and numerous other governmental and commercial businesses that operate in the high-growth sectors of satellite and space-based solutions. Through its subsidiary Tyvak Nano-Satellite Systems, Inc. (“Tyvak”), the Company is a leading provider of next-generation, turnkey satellite solutions focused primarily on the small satellite market. The Company accesses the international market through both Tyvak and its Torino, Italy based subsidiary, Tyvak International S.R.L. (“Tyvak International”). Through its subsidiary PredaSAR Corporation (“PredaSAR”), the Company is developing and expects to deploy a constellation of Earth observation satellites that will feature Synthetic Aperture Radar (“SAR”) capabilities and provide SAR-based data and mission solutions that it believes will be distinguished by breadth of coverage, revisit rates and ability to observe and detect during day and night and through clouds and other interference.
Basis of Presentation and Significant Accounting Policies
The preparation of the condensed consolidated financial statements in accordance with generally accepted accounting principles in the U.S. (“GAAP”) requires the Company to select accounting policies and make estimates that affect amounts reported in the condensed consolidated financial statements and the accompanying notes. The Company’s estimates are based on the relevant information available at the end of each period. Actual results could differ materially from these estimates under different assumptions or market conditions.
The condensed consolidated financial statements included herein are unaudited, but in the opinion of management, such financial statements include all adjustments, consisting of normal recurring adjustments, necessary to summarize fairly the Company’s financial position, results of operations, and cash flows for the interim periods presented. The interim results reported in these condensed consolidated financial statements should not be taken as indicative of results that may be expected for future interim periods or the full year. For a more comprehensive understanding of the Company and its interim results, these condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019. The Company’s accounting policies used in the preparation of these condensed consolidated financial statements do not differ from those used in the audited consolidated financial statements, unless otherwise noted.
The consolidated financial statements include the accounts of Terran Orbital Corporation and its subsidiaries, and have been prepared in U.S. dollars in accordance with GAAP. All intercompany transactions have been eliminated.
COVID-19 Pandemic
During March 2020, the World Health Organization declared the outbreak of a novel coronavirus as a pandemic (the “COVID-19 Pandemic”), which has become increasingly widespread across the globe. The COVID-19 Pandemic has negatively impacted the global economy, disrupted global supply chains, and created significant volatility and disruption in the financial and capital markets. The capital markets began to improve towards the end of the second quarter of 2020 and continued to improve into the third quarter of 2020. During the fourth quarter of 2020, a number of pharmaceutical companies successfully developed a COVID-19 vaccine, which received emergency use authorization from the U.S. Food and Drug Administration (the “FDA”). Towards the end of the fourth quarter of 2020, the U.S. began a phased roll-out of the vaccine. The extent of the impact of the COVID-19 Pandemic on the Company’s operational and financial performance will depend on the success of the vaccines and the roll-out effort.

FIN-81

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
The COVID-19 Pandemic has contributed to a worldwide shortage of electronic components. The reduced availability to receive electronic components used in the Company’s operations has negatively affected its ability to deliver products and services to customers. The Company considered the emergence and pervasive economic impact of the COVID-19 Pandemic in its assessment of its financial position, results of operations, cash flows, and certain accounting estimates as of and for the nine months ended September 30, 2021. Due to the evolving and uncertain nature of the COVID-19 Pandemic, it is possible that the effects of the COVID-19 Pandemic could materially impact the Company’s estimates and condensed consolidated financial statements in future reporting periods.
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:
(in thousands)	Balance as of
	September 30, 2021	December 31, 2020
Payroll-related accruals	$3,828	$1,834
Other current liabilities	874	797
Accrued expenses and other current liabilities	$4,702	$2,631
Concentration of Credit Risks
The table below presents customers who accounted for more than 10% of the Company’s revenue for the periods presented:
	Nine Months Ended September 30,
	2021	2020
Customer A	47%	19%
Customer B	8%	14%
Customer C	6%	12%
Customer D	3%	11%
Total	64%	56%
The table below presents customers who accounted for more than 10% of the Company’s accounts receivable, net of allowance for credit losses, as of the periods presented:
	September 30, 2021	December 31, 2020
Customer A	81%	15%
Customer B	0%	37%
Total	81%	52%
Recently Adopted Accounting Pronouncements
Financial Accounting Standards Board (“FASB”) Accounting Standard Update (“ASU”) 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, provides guidance to ease the potential burden of accounting for convertible instruments, derivatives related to an entity’s own equity, and the related earnings per share considerations. The Company early adopted this guidance on January 1, 2021. The impact from adoption was not material.

FIN-82

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
Note 2 Revenue and Receivables
The Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, using the modified retrospective method on January 1, 2020. The adoption of ASC 606 did not result in an adjustment to accumulated deficit.
Under ASC 606, the Company must apply the following five steps in order to recognize revenue from contracts with customers: (i) identify the contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.
At contract inception, the Company must assess whether the goods or services promised within the contract represent a performance obligation. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC 606. For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation on a relative basis using the best estimate of the stand-alone selling price of each performance obligation, which is estimated using the expected-cost-plus-margin approach. The Company then recognizes the transaction price allocated to the respective performance obligation as revenue as the performance obligation is satisfied.
Generally, the Company’s contracts with customers are structured such that the customer has the option to purchase additional goods or services. Customer options to purchase additional goods or services do not represent a separate performance obligation as the price for such options reflect the stand-alone selling price for the additional goods or services. The majority of the Company’s contracts with customers have a single performance obligation. The Company generally measures progress towards the satisfaction of a performance obligation over time using the cost-to-cost input method.
Estimate-at-Completion (“EAC”)
As the majority of the Company’s revenue is recognized over time using the cost-to-cost input method, the estimation of revenue and cost-at-completion is complex, subject to many variables and requires significant judgment.
EAC represents the total estimated cost-at-completion and is comprised of direct material, direct labor and applicable manufacturing overhead applicable to a performance obligation. There is a Company-wide standard and periodic EAC process in which the Company reviews the progress and execution of outstanding performance obligations. As part of this process, the Company reviews information including, but not limited to, any outstanding key contract matters, progress towards completion and the related program schedule, identified risks and opportunities and the related changes in estimates of revenues and costs. The risks and opportunities include the Company’s judgment about the ability and cost to achieve the schedule (e.g., the number and type of milestone events), technical requirements (e.g., a newly-developed product versus a mature product) and other contract requirements. The Company must make assumptions and estimates regarding labor productivity and availability, the complexity of the work to be performed, the availability of materials, the length of time to complete the performance obligation (e.g., to estimate increases in wages and prices for materials and related support cost allocations), execution by subcontractors, the availability and timing of funding from customers and overhead cost rates, among other variables.
Based on the results of the periodic EAC process, any adjustments to revenue, cost of sales, and the related impact to gross profit are recognized as necessary in the period they become known. These adjustments may result from positive program performance, and may result in an increase in gross profit during the performance of individual performance obligations, if it is determined the Company will be successful in mitigating risks surrounding the technical, schedule and cost aspects of those performance

FIN-83

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
obligations or realizing related opportunities. Likewise, these adjustments may result in a decrease in gross profit if it is determined the Company will not be successful in mitigating these risks or realizing related opportunities. Changes in estimates of revenue, cost of sales and the related impact to gross profit are recognized on a cumulative catch-up basis, which recognizes in the current period the cumulative effect of the changes on current and prior periods based on a performance obligation’s percentage of completion. A significant change in one or more of these estimates could affect the profitability of one or more of the Company’s performance obligations.
Contract modifications often relate to changes in contract specifications and requirements. Contract modifications are considered to exist when the modification either creates new or changes the existing enforceable rights and obligations. Most of the Company’s contract modifications are for goods or services that are not distinct from the existing contract due to the significant integration service provided in the context of the contract and are accounted for as if they were part of that existing contract. The effect of a contract modification on the transaction price, and the measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue — either as an increase in or a reduction of revenue — on a cumulative catch-up basis.
Some of the Company’s long-term contracts contain award fees, incentive fees, or other provisions that can either increase or decrease the transaction price. These variable amounts generally are awarded upon achievement of certain performance metrics, program milestones or cost targets and can be based upon customer discretion. Variable consideration is estimated at the most likely amount to which the Company is expected to be entitled. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of the Company’s anticipated performance and all information (historical, current, and forecasted) that is reasonably available.
There were no material adjustments to any one contract due to a change in estimate during the nine months ended September 30, 2021 or 2020.
Disaggregation of Revenue
Below is a summary of the Company’s accounting for the types of revenue under ASC 606:
•
Mission Support Services:   Revenue associated with building satellites for government and commercial entities is recognized over time using costs incurred to date relative to total estimated costs at completion to measure progress towards satisfying the Company’s performance obligations. Incurred cost represents work performed, which corresponds with and thereby best depicts, the transfer of control to the customer. Mission support services are generally either firm-fixed price or cost-plus fee arrangements.

•
Launch Support Services:   Revenue associated with assisting customers in launch efforts unrelated to launching a satellite into space is recognized over time using costs incurred to date relative to total estimated costs at completion to measure progress towards satisfying the Company’s performance obligations. Incurred cost represents work performed, which corresponds with and thereby best depicts, the transfer of control to the customer. The Company also enters into launch support contracts in which the deliverable is to assist in the launch of a satellite into space. Revenue associated with ensuring a successful launch of the satellite into space is recognized at a point in time when certain contractual milestones are achieved and invoiced, which corresponds with, and thereby best depicts, the transfer of control. Launch support services are generally firm-fixed price arrangements.

•
Operations:   Revenue associated with monitoring or operating a satellite on behalf of a customer when it is in space is recognized monthly at a fixed contractual rate over time using an output measure of progress as the service is performed.

FIN-84

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
•
Studies, Design and Other:   Revenue associated with special consulting studies and design projects for government and commercial entities is recognized as invoiced as per the contract terms which depicts the transfer of benefits to the customer. Revenue associated with special consulting studies and design projects for government and commercial entities that contain a firm fixed price is recognized over time using costs incurred to date relative to total estimated costs at completion to measure progress towards satisfying the Company’s performance obligations. Incurred cost represents work performed, which corresponds with and thereby best depicts, the transfer of control to the customer. Studies, design, and other are generally either firm-fixed price or cost-plus fee arrangements.

The following tables presents the Company’s disaggregated revenue by offering and customer type for the periods presented:
(in thousands)	Nine Months Ended September 30,
	2021	2020
Mission support	$26,874	$13,614
Launch support	1,030	1,201
Operations	1,653	2,132
Studies, design and other	601	1,462
Revenue	$30,158	$18,409
(in thousands)	Nine Months Ended September 30,
	2021	2020
Government contracts
Fixed price	$14,377	$6,788
Cost-plus fee	2,911	2,630
	17,288	9,418
Foreign government contracts
Fixed price	2,745	700
Commercial contracts
Fixed price, U.S.	5,732	3,891
Fixed price, International	4,274	4,369
Cost-plus fee	119	31
	10,125	8,291
Revenue	$30,158	$18,409
For U.S. Government contracts, the Company follows U.S. Government procurement and accounting standards in assessing the allowability and the allocability of costs to contracts. Due to the significance of the judgments and estimation processes, it is likely that materially different amounts could be recorded if different assumptions were used or if the underlying circumstances were to change. The Company monitors the consistent application of its critical accounting policies and compliance with contract accounting. Business operations personnel conduct periodic contract status and performance reviews. When adjustments in estimated contract revenues or costs are determined, any material changes from prior estimates are included in earnings in the current period. Also, regular and recurring evaluations of contract cost, scheduling and technical matters are performed by Company personnel who are independent from the business operations personnel performing work under the contract. Costs incurred and allocated to contracts with the U.S. Government are subject to audit by the Defense Contract Audit Agency for compliance with regulatory standards.

FIN-85

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
Remaining Performance Obligations
Revenue from remaining performance obligations is calculated as the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied (or partially unsatisfied) as of the end of the reporting period on executed contracts, including both funded (firm orders for which funding is authorized and appropriated) and unfunded portions of such contracts. Remaining performance obligations exclude contracts in which the Company recognizes revenue in proportion to the amount it has the right to invoice for services performed and does not include unexercised contract options and potential orders under indefinite delivery/indefinite quantity contracts.
As of September 30, 2021, the Company had approximately $68.4 million of remaining performance obligations, which the Company expects to recognize $10.5 million during the remainder of 2021, $54.8 million during 2022, $2.5 million during 2023, and $0.6 million thereafter.
Contract Assets and Contract Liabilities
For each of the Company’s contracts with customers, the timing of revenue recognition, customer billings, and cash collections results in a net contract asset or liability at the end of each reporting period.
Fixed-price contracts are typically billed to the customer either using progress payments, whereby amounts are billed monthly as costs are incurred or work is completed, or performance-based payments, which are based upon the achievement of specific, measurable events or accomplishments defined and valued at contract inception. Cost-type contracts are typically billed to the customer on a monthly or semi-monthly basis.
Contract assets
Contract assets relate to instances in which revenue recognized exceeds amounts billed to customers. Contract assets are reclassified to accounts receivable when the Company has an unconditional right to the consideration and bills the customer. Contract assets are classified as current and non-current based on the estimated timing in which the Company will bill the customer. Contract assets are not considered to include a significant financing component as the payment terms are intended to protect the customer in the event the Company does not perform on its obligations under the contract.
As of September 30, 2021 and December 31, 2020, all contract assets were classified as current assets.
There were no material impairments of contract assets during the nine months ended September 30 2021 or 2020.
Contract liabilities
Contract liabilities relate to advance payments and billings in excess of revenue recognized. Contract liabilities are recognized into revenue as the Company satisfies the underlying performance obligations. Contract liabilities are classified as current and non-current based on the estimating timing in which the Company will satisfy the underlying performance obligations. Contract liabilities are not considered to include a significant financing component as they are generally utilized to procure materials needed to satisfy a performance obligation or are used to ensure the customer meets contractual requirements.
As of September 30, 2021 and December 31, 2020, all contract liabilities were classified as current liabilities.
For the nine months ended September 30, 2021 and 2020, the Company recognized revenue of $16.1 million and $8.3 million, respectively, that was previously included in contract liabilities as of December 31, 2020 and 2019.

FIN-86

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
Accounts Receivable
Accounts receivable represent unconditional rights to consideration due from customers in the ordinary course of business and are generally due in one year or less. Accounts receivable are recorded at amortized cost less an allowance for credit losses, which is based on the Company’s assessment of the collectability of its accounts receivable. The Company reviews the adequacy of the allowance for credit losses by considering the age of each outstanding invoice and the collection history of each customer. Accounts receivable that are deemed uncollectible are charged against the allowance for credit losses when identified.
The following table presents changes in the allowance for credit losses:
(in thousands)	Nine Months Ended September 30,
	2021	2020
Beginning balance	$(635)	$(116)
Provision for credit losses	(226)	(105)
Write-offs	—	221
Foreign currency translation adjustments	4	—
Ending balance	$(857)	$—
Receivables from services ultimately provided to the U.S. Government included in accounts receivable was $3.9 million and $1.6 million as of September 30, 2021 and December 31, 2020, respectively.
Reserve for Anticipated Losses on Contracts
When the estimated cost-at-completion exceeds the estimated revenue to be earned for a performance obligation, the Company records a reserve for the anticipated losses in the period the loss is determined. The reserve for anticipated losses on contracts is presented as a current liability in the condensed consolidated balance sheets and as a component of cost of sales in the condensed consolidated statements of operations and comprehensive loss in accordance with ASC 605-35, Revenue Recognition — Construction-Type and Production-Type Contracts.
The Company recognized a reduction in cost of sales to offset the previously recognized anticipated losses on contracts of $1.3 million and $4.5 million during the nine months ended September 30, 2021 and 2020, respectively.
Note 3 Inventory
Inventory consists of parts and sub-assemblies used in the manufacturing of satellites. Inventory is measured at the lower of cost or net realizable value. The cost of inventory includes direct material, direct labor and applicable manufacturing overhead and is determined on a first-in-first-out basis. Inventory is presented net of an allowance for losses associated with excess and obsolete items, which is estimated based on the Company’s current knowledge with respect to inventory levels, planned production and customer demand.
The components of inventory as of the periods presented were as follows:
(in thousands)	Balance as of
	September 30, 2021	December 31, 2020
Raw materials	$3,763	$681
Work in process	2,828	2,138

FIN-87

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(in thousands)	Balance as of
	September 30, 2021	December 31, 2020
Total inventory	$6,591	$2,819

Note 4 Property, Plant and Equipment, net
Property, plant and equipment, net is stated at historical cost less accumulated depreciation. Cost for company-owned satellite assets includes amounts related to design, construction, launch and commission. Cost for ground systems include amounts related to construction and testing. Interest expense is capitalized on certain qualifying assets that take a substantial period of time to develop for their intended use. Depreciation expense is calculated using the sum-of-the-years’ digits or straight-line method over the estimated useful lives of the related assets as follows:
Machinery and equipment	5-7 years
Satellites	3-5 years
Ground station equipment	5-7 years
Office equipment and furniture	5-7 years
Computer equipment and software	3-5 years
Leasehold improvements	Shorter of the estimated useful life or remaining lease term
The determination of the estimated useful life of satellites involves an analysis that considers design life, random part failure probabilities, expected component degradation and cycle life, predicted fuel consumption and experience with satellite parts, vendors and similar assets.
Depreciation expense was $2.2 million for each during the nine months ended September 30, 2021 and 2020, respectively. Repairs and maintenance expenditures are expensed when incurred.
The gross carrying amount, accumulated depreciation and net carrying amount of property, plant and equipment, net as of the periods presented were as follows:
(in thousands)	Balance as of
	September 30, 2021	December 31, 2020
Machinery and equipment	$6,763	$5,742
Satellites	2,209	—
Ground station equipment	1,708	1,331
Office equipment and furniture	2,176	2,106
Computer equipment and software	190	149
Leasehold improvements	7,388	7,391
Construction in process	18,221	10,039
Property, plant and equipment, gross	38,655	26,758
Accumulated depreciation	(9,437)	(7,237)
Property, plant and equipment, net	$29,218	$19,521
Construction in process included company-owned satellites, ground station equipment and machinery not yet placed into service.
The Company reviews property, plant and equipment, net for impairment whenever events or changes in business circumstances indicate that the net carrying amount of an asset or asset group may not be fully

FIN-88

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
recoverable. The Company groups assets at the lowest level for which cash flows are separately identified. Recoverability is measured by a comparison of the net carrying amount of the asset group to its expected future undiscounted cash flows. If the expected future undiscounted cash flows of the asset group are less than its net carrying amount, an impairment loss is recognized based on the amount by which the net carrying amount exceeds the fair value less costs to sell. The calculation of the fair value less costs to sell of an asset group is based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.
There were no impairments of property, plant and equipment during the nine months ended September 30, 2021 and 2020.
Note 5 Debt
Long-term debt as of the presented periods was comprised of the following:
(in thousands) Description	Issued	Maturity	Interest Rate	Interest Payable	Balance as of
					September 30, 2021	December 31, 2020
Senior Secured notes due 2026	March 2021	April 2026	11.00%	Quarterly	$92,252	$—
Convertible Notes due 2028	July and August 2018	July 2028	3.05%	6/30 and 12/31	—	36,654
PPP Loan	May 2020	May 2022	1.00%	Monthly	—	2,537
Capital leases	N/A	N/A	N/A	N/A	81	49
Unamortized discount					(4,162)	—
Unamortized deferred financing costs					(2,647)	(2,208)
Total debt					85,524	37,032
Current portion of long-term debt					23	1,403
Long-term debt					$85,501	$35,629

N/A — Not meaningful
Significant changes in the Company’s long-term debt during the nine months ended September 30, 2021 were as follows:
Senior Secured Notes due 2026
On March 8, 2021, the Company issued $87 million aggregate principal amount of senior secured notes due April 1, 2026 (the “Senior Secured Notes due 2026”) which resulted in gross proceeds of $50 million from Lockheed Martin Corporation (“Lockheed”) and the exchange of $37 million then outstanding 3.05% convertible promissory notes due July 23, 2028 (the “Convertible Notes due 2028”). The Senior Secured Notes due 2026 bear interest at the rate of 11% per annum; provided unless the Company has entered into a business combination with a special purpose acquisition company or similar entity, the annual interest rate will increase automatically by 0.25% on March 8, 2022 and will increase by an additional 0.25% for every subsequent 90-day period, subject to certain exceptions. Interest is payable on the Senior Secured Notes due 2026 beginning on March 8, 2022 and for each calendar quarter end thereafter until maturity. Prior to March 8, 2024, the Company has the option to pay the interest on the Senior Secured Notes due 2026 in-kind in lieu of cash. As of September 30, 2021, approximately $5 million of contractual interest coupon was accrued and included in the outstanding balance of the Senior Secured Notes due 2026.
The Company, at its option, may prepay the Senior Secured Notes due 2026 at any time at 100% of principal amount, plus accrued and unpaid interest. The Senior Secured Notes due 2026 are subject to

FIN-89

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
mandatory prepayment by the Company upon (i) the occurrence of a qualified public offering of its stock or a business combination with a special purpose acquisition company and (ii) for so long as Lockheed or any of its affiliates holds any portion of the Senior Secured Notes due 2026, in the event of a termination (other than by the Company due to an uncured breach by Lockheed) of a strategic cooperation agreement between the Company and Lockheed (the “Strategic Cooperation Agreement”) or a material breach by the Company of the Strategic Cooperation Agreement, subject to a 90 days grace period after the Company knows of such breach or receives written notice of such breach from Lockheed.
The Senior Secured Notes due 2026 do not have financial maintenance covenants and, unless an event of default has occurred and is continuing, there is no requirement to make any cash interest, amortization or maturity payments on or before March 8, 2024.
Inducement Warrants and Detachable Warrants
In connection with the issuance of the Senior Secured Notes due 2026, the Company issued warrants to the note holders which provides for the option to purchase 0.34744% of the Company’s common stock for $0.01 per share or to receive a cash payment of approximately $7 million if the warrants are not exercised prior to maturity or repayment of the Senior Secured Notes due 2026 (the “Inducement Warrants”). The Inducement Warrants represent freestanding instruments that are classified as liabilities and were initially recognized at a fair value of $4.4 million in the condensed consolidated balance sheet. Subsequent fair value remeasurements of the Inducement Warrants were recognized in other expense in the condensed consolidated statements of operations and comprehensive loss.
The Company allocated $47.5 million and $2.5 million of the proceeds received to the Senior Secured Notes due 2026 and the Inducement Warrants, respectively, in the condensed consolidated statements of cash flows. The Company allocated $2.8 million and $148 thousand of issuance costs to the Senior Secured Notes due 2026 and the Inducement Warrants, respectively. The issuance costs related to the Inducement Warrants were included as a component on loss on extinguishment of debt in the condensed consolidated statements of operations and comprehensive loss and as operating cash flow in the condensed consolidated statements of cash flow.
In connection with the exchange and extinguishment of the Convertible Notes due 2028 for the issuance of the Senior Secured Notes due 2026, the Company issued detachable warrants expiring in 2028 to purchase 943,612 shares of common stock at an average exercise price of $39.06 (the “Detachable Warrants”). The Detachable Warrants represent freestanding equity-linked instruments and were recognized at a fair value of $68.4 million in additional paid-in capital in the condensed consolidated balance sheets and as a component of loss on extinguishment of debt in the condensed consolidated statements of operations and comprehensive loss. The issuance costs related to the Detachable Warrants totaled $2.3 million and were recognized in additional paid-in capital in the condensed consolidated balance sheets and as financing cash flow in the condensed consolidated statements of cash flow.
The Company estimated the fair value of the Detachable Warrants using the Black-Scholes option-pricing model. Given the cash payment put feature of the Inducement Warrants, the Company estimated the fair value of the Inducement Warrants using an equity plus risky-put model. Both the Black-Scholes option-pricing model and the equity plus risky-put model consider the estimated fair value of the Company’s common stock as well as the expected term of the instrument of 7.4 years for the Detachable Warrants and 5.1 years for the Inducement Warrants, the expected volatility of 103%, the expected dividend yield of zero and the risk-free interest rate of 1.15% for the Detachable Warrants and 0.74% for the Inducement Warrants. Additionally, the risky-put model considers the implied price per warrant of the cash put feature. As there is no public market for the Company’s common stock, the fair value of the Company’s common stock has been determined using an option pricing model, which considers the discounted cash flow method, guideline publicly-traded company method, guideline transaction method, and market calibration method. The estimated fair value of the Company’s common stock as of the valuation date was based on a number of objective and subjective factors including: the valuation of comparable companies, sales of the

FIN-90

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
Company’s common stock and convertible preferred stock to outside investors in arms-length transactions, operational developments and milestones, the lack of marketability of the Company’s common stock, the likelihood of achieving a liquidity event, and general and industry specific economic outlook, among other factors.
PPP Loan
In June 2021, the Company recorded a gain on extinguishment of debt of $2.6 million as the Small Business Administration paid the full outstanding amount of principal and interest on the Paycheck Protection Program loan (the “PPP Loan”).
Tyvak International Line of Credit
Tyvak International has a working capital line of credit with a maximum capacity of €300 thousand (the “Tyvak International Line of Credit”). As of September 30, 2021 and December 30, 2020, there were no amounts outstanding under the Tyvak International Line of Credit.
Loss on Extinguishment of Debt
During the nine months ended September 30, 2021, loss on extinguishment of debt totaled $68 million and primarily related to the recognition of the Detachable Warrants and write-off of unamortized deferred financing costs as a result of the exchange and extinguishment of the Convertible Notes due 2028, partially offset by the gain on extinguishment of the PPP Loan.
Note 6 Fair Value of Financial Instruments
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market, or if none exists, the most advantageous market, for the specific asset or liability at the measurement date (the exit price). The fair value is based on assumptions that market participants would use when pricing the asset or liability. The fair values are assigned a level within the fair value hierarchy, depending on the source of the inputs into the calculation, as follows:
•
Level 1:   Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2:   Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly.

•
Level 3:   Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

The carrying amount of cash and equivalents, accounts receivable, contract assets, contract liabilities, and accounts payable approximates fair value due to the short-term maturities of these financial instruments. Additionally, the carrying amount of the PPP Loan approximates fair value due to the short-term maturity and nominal interest rate.
The carrying amounts, excluding unamortized discount and deferred financing costs, and estimated fair values of the Senior Secured Notes due 2026, the Convertible Notes due 2028, and the Inducement Warrants were as follows for the presented periods:
(in thousands)	September 30, 2021		December 31, 2020
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Senior Secured Notes due 2026	$92,252	$82,199	$—	$—
Convertible Notes due 2028	—	—	36,654	106,679

FIN-91

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
(in thousands)	September 30, 2021		December 31, 2020
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Warrant liabilities	4,452	4,452	—	—
The following table presents changes in the fair value of the Inducement Warrants:
(in thousands)	Nine Months Ended September 30, 2021
Beginning balance	$—
Initial recognition of warrant liabilities	4,376
Fair value remeasurement in other expense	76
Ending balance	$4,452
The fair value of the Senior Secured Notes due 2026 was estimated using a discounted cash flow analysis and is considered a level 3 fair value measurement as the determination of the discount rate was based on significant unobservable inputs.
Note 7 Mezzanine Equity and Shareholders’ Deficit
Significant changes in the Company’s mezzanine equity and shareholders’ deficit during the nine months ended September 30, 2021 were as follows:
Non-controlling Interest
On February 26, 2021, the Company entered into an agreement with non-controlling interest holders of convertible preferred stock in PredaSAR (the “Series Seed Preferred Stock”) to exchange all 25,000 shares of Series Seed Preferred Stock for shares of the Company’s common stock (the “PredaSAR Merger”). Each holder of the Series Seed Preferred Stock received 15.523 shares of the Company’s common stock for each share of Series Seed Preferred Stock, resulting in the issuance of 388,064 shares of the Company’s common stock. Fractional shares were settled in cash and were not material.
The PredaSAR Merger resulted in PredaSAR becoming a wholly-owned subsidiary by Terran Orbital Corporation. Accordingly, non-controlling interest was reclassified to additional paid-in capital in the condensed consolidated balance sheets. The issuance costs related to the PredaSAR Merger totaled $432 thousand and were recognized in additional paid-in capital in the condensed consolidated balance sheets and as financing cash flow in the condensed consolidated statements of cash flow.
Note 8 Share-Based Compensation
During the nine months ended September 30, 2021, the Company granted 562,414 restricted stock units (“RSUs”) with a weighted-average grant date fair value of $82.18 under the Amended and Restated Terran Orbital Corporation 2014 Equity Incentive Plan (the “2014 Plan”). These RSUs vest pursuant to a service condition over a two or four-year period and a performance condition that requires a liquidity event to occur within seven years. The Company has not recognized any share-based compensation expense associated with the RSUs during the nine months ended September 30, 2021 as the performance condition is not probable of being met until a liquidity event occurs.
As there is no public market for the Company’s common stock, the fair value of the Company’s common stock has been determined using an option pricing model, which considers the discounted cash flow method, guideline publicly-traded company method, guideline transaction method, and market calibration method. The estimated fair value of the Company’s common stock as of the valuation date was based on a number of objective and subjective factors including: the valuation of comparable companies, sales of the Company’s common stock and convertible preferred stock to outside investors in arms-length

FIN-92

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
transactions, operational developments and milestones, the lack of marketability of the Company’s common stock, the likelihood of achieving a liquidity event, and general and industry specific economic outlook, among other factors.
PredaSAR Plan
In connection with the PredaSAR Merger, the PredaSAR Corporation 2020 Equity Incentive Plan (the “PredaSAR Plan”) was terminated. The stock options granted under the PredaSAR Plan were modified by cancellation and replacement with RSUs granted under the 2014 Plan. The modification resulted in the issuance of 29,835 RSUs with a weighted-average grant date fair value of $79.99 that vest pursuant to a service condition over a four-year period and a performance condition that requires a liquidity event to occur within seven years.
The incremental share-based compensation to be recognized over the service period of the RSUs as a result of the modification totaled approximately $445 thousand and was based on the incremental fair value of the RSUs granted compared to the fair value of the stock options immediately prior to cancellation. The Company has not recognized any incremental share-based compensation expense associated with the RSUs during the nine months ended September 30, 2021 as the performance condition is not probable of being met until a liquidity event occurs. However, the Company has continued to recognize share-based compensation expense related to the original grant date fair value of the cancelled stock options as the stock options were probable of vesting pursuant to their original terms.
The fair value of the stock options immediately prior cancellation was estimated using the Black-Scholes option pricing model using the following assumptions:
	Range
	Low	High
Expected term (in years)	5.50	6.01
Expected volatility	105%	105%
Expected dividend yield	0%	0%
Risk-free interest rate	0.95%	0.95%
The expected term was calculated using the simplified method as the Company did not have sufficient historical exercise data to provide a reasonable basis to estimate future exercise patterns. The expected volatility was based upon the historical and implied volatility of common stock for the Company’s selected peers. The dividend yield was determined to be zero as the Company does not have a history or plan of declaring dividends on its common stock. The risk-free interest rate was based on U.S. treasury bonds with a zero-coupon rate.
Note 9 Net Loss Per Share
Basic net loss per share is computed by dividing net loss available to common shares by the weighted-average shares outstanding of common stock during the period.
Diluted net loss per share gives effect to all securities having a dilutive effect on the net loss available to common shares, weighted-average shares outstanding of common stock or both. The effect from potential dilutive securities include (i) incremental shares of common stock calculated using the if-converted method for the Convertible Notes due 2028 and the Company’s convertible preferred stock (the “Series A Preferred Stock’’); (ii) incremental shares of common stock calculated using the treasury stock method for the Inducement Warrants, the Detachable Warrants and share-based compensation awards granted under the 2014 Plan; and (iii) adjustments to net loss available to common shares as a result of changes in the non-controlling interest in PredaSAR due to the conversion of the Series Seed Preferred Stock or the exercise of stock options granted under the PredaSAR Plan. None of the potential dilutive securities meet the definition of a participating security.

FIN-93

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
For purposes of the diluted net loss per share computation, all dilutive securities that would be dilutive were excluded because their effect would be anti-dilutive. As a result, basic net loss per share was equal to diluted net loss per share for each period presented.
The table below represents the anti-dilutive securities that could potentially be dilutive in the future for the periods presented:
(in shares of common stock)	Nine Months Ended September 30,
	2021	2020
Convertible Notes due 2028	—	935,504
Detachable Warrants	943,613	—
Series A Preferred Stock	396,870	396,870
Series Seed Preferred Stock	—	25,000
Stock options	87,259	134,154
Restricted stock awards	—	7,502
PredaSAR stock options	—	1,697
Restricted stock units	549,145	—
Inducement Warrants	16,805	—
The computations of basic and diluted net loss per share for the periods presented were as follows:
(in thousands, except per share and share amounts)	Nine Months Ended September 30,
	2021	2020
Numerator:
Net loss	$(98,729)	$(5,590)
Denominator:
Weighted-average shares outstanding – basic and diluted	2,758,735	2,394,856
Net loss per share – basic and diluted	$(35.79)	$(2.33)
Note 10 Income Taxes
Provision for income taxes for the nine months ended September 30, 2021 was $22 thousand, resulting in an effective tax rate for the period of 0.0%. The Company had a minimal effective tax rate as a result of the continued generation of net operating losses (“NOLs”) offset by a full valuation allowance recorded on such NOLs as the Company determined it is more-likely-than-not that the Company’s NOLs will not be utilized. The remainder of the Company’s provision for income taxes was related to the Company’s foreign subsidiary.
Benefit from income taxes for the nine months ended September 30, 2020 was $184 thousand, resulting in an effective tax rate for the period of 3.2%. The Company had a minimal effective tax rate as a result of the continued generation of NOLs offset by a full valuation allowance recorded on such NOLs as the Company determined it is more-likely-than-not that the Company’s NOLs will not be utilized. During the nine months ended September 30, 2020, the Company had a favorable impact from the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which allowed the Company to carry back its NOLs to the 2015 and 2016 tax years.
Note 11 Commitments and Contingencies
Operating Leases
The Company has entered into various non-cancelable operating leases for various office, manufacturing, and warehouse facilities.

FIN-94

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
During the nine months ended September 30, 2021, the Company executed a new lease for office space with an initial leas period from October 1, 2021 to January 31, 2028 and with an initial base rent of approximately $300 thousand per month.
The future minimum lease payments under non-cancelable operating leases as of September 30, 2021 was as follows:
(in thousands)	Minimum Lease Payments
2021	$299
2022	3,456
2023	4,681
2024	4,790
2025	4,912
Thereafter	10,060
Total	$28,198
Litigation
From time to time, the Company is subject to claims and lawsuits in the ordinary course of business, such as contractual disputes and employment matters. The Company is also subject to regulatory and governmental examinations, information requests and subpoenas, inquiries, investigations, and threatened legal actions and proceedings. The Company records accruals for losses that are probable and reasonably estimable. These accruals are based on a variety of factors such as judgment, probability of loss, opinions of internal and external legal counsel. Legal costs in connection with claims and lawsuits in the ordinary course of business are expensed as incurred.
The Company was not subject to any material threatened or ongoing legal proceeding as of September 30, 2021.
Note 12 Related Party Transactions
Lockheed Martin Corporation
Strategic Cooperation Agreement
On June 26, 2017, the Company entered into the Strategic Cooperation Agreement with Lockheed pursuant to which the parties agreed to (i) collaborate on the development, production and sale of satellites for use in U.S. Government spacecraft and spacecraft procurements and (ii) establish a cooperation framework to enable the parties to enter into projects, research and development agreements and other collaborative business arrangements and “teaming activities.” In connection with the issuance of the Senior Secured Notes due 2026, the Company and Lockheed amended and restated the Strategic Cooperation Agreement to, among other things, extend the term to March 8, 2026, which may be extended for an additional 12-months if any of the Senior Secured Notes due 2026 remain outstanding on March 8, 2022.
The Company recognized revenue from Lockheed of $14.2 million and $3.4 million during the nine months ended September 30, 2021 and 2020, respectively.
Debt and Equity Holdings
Lockheed, directly and through its wholly-owned subsidiary Astrolink, is a holder of debt and equity instruments in the Company.

FIN-95

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
As of September 30, 2021, Lockheed’s portion of the Senior Secured Notes was $56.6 million. Additionally, Lockheed held the right to purchase 0.21317% of the Company’s common stock through the Inducement Warrants and held 103,055 Detachable Warrants as of September 30, 2021. As of December 31, 2020, Lockheed’s portion of the Convertible Notes due 2028 was $3.3 million.
As of September 30, 2021 and December 31, 2020, Lockheed held 347,261 shares of Series A Preferred Stock, representing a liquidation preference of $7 million.
GeoOptics, Inc.
The Company owns a non-controlling equity interest in GeoOptics, Inc. (“GeoOptics”), a privately held company engaged in the acquisition and sale of Earth observation data and a purchaser of products and services from the Company.
The Company recognized revenue from GeoOptics of $1.1 million and $0.4 million during the nine months ended September 30 2021 and 2020, respectively.
Transactions with Chairman
The Company’s Chairman owns Satellite Solutions Group, LLC (“Satellite Solutions Group”). Satellite Solutions Group provided professional services in connection with the issuance of the Series Seed Preferred Stock for a fee of $700 thousand during the nine months ended September 30, 2020. The fees were recorded against the gross proceeds received from the issuance of the Series Seed Preferred Stock.
During the nine months ended September 30, 2021, the Company executed a new lease for office space in a building beneficially owned by the Company’s Chairman. The lease term commenced on April 1, 2021 and will expire on March 31, 2026. The Company has a one-time right to extend the lease term for a period of five additional years. Annual base rent payable under the lease is $229 thousand, which increases by 3% each lease year.
Note 13 Segment Information
The Company’s Chief Executive Officer is its chief operating decision maker (the “CODM”). The Company reports segment information based on how the CODM evaluates performance and makes decisions about how to allocate resources. Accordingly, the Company has two operating and reportable segments: Satellite Solutions and Earth Observation Solutions.
The reportable segments are defined as follows:
•
Satellite Solutions

The Satellite Solutions segment consists of Tyvak and Tyvak International. The Satellite Solutions segment is a vertically integrated satellite provider with modern facilities and a global ground station network that delivers end-to-end satellite solutions, including spacecraft design, development, launch services and on-orbit operations for critical missions across a number of applications in a variety of orbits, and for Lunar and Mars missions, to governmental agencies and commercial businesses.
•
Earth Observation Solutions

The Earth Observation Solutions segment consists of PredaSAR, which was formed in 2018 and is still in its developmental stage and does not yet generate any material revenue. Through the Satellite Solutions segment, the Earth Observation Solutions segment has commenced developing satellites and intends to continue to develop, build, launch and operate a constellation of Earth observation satellites that will feature SAR capabilities and provide SAR-based data and mission solutions that it believes will be distinguished by breadth of coverage, revisit rates and ability to observe and detect during day and night and through clouds and other interference. In addition to its SAR-based data

FIN-96

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
capabilities, the Earth Observation Solutions segment plans to provide secondary payload solutions and onboard data processing capabilities to its customers. These secondary payloads may include additional Earth observation imaging sensors, including but not limited to electro-optical and infrared, and inter-satellite communications such as optical links or other mission solutions capabilities. The Earth observation satellite constellation of 96 satellites is planned to be completed and in-orbit by 2026, with the first satellite expected to launch in 2022. The scope and timing of the constellation is subject to continuing assessments of customer demand and the Company’s financial and other resources.
The CODM uses income (loss) from operations by segment as the segment profitability measure in order to evaluate segment performance. Income (loss) from operations by segment excludes share-based compensation expense and corporate and other costs included within the Company’s consolidated income (loss) from operations.
The CODM does not review the Company’s assets by segment; therefore, such information is not presented.
The following table presents revenue by segment and a reconciliation to consolidated revenue for the periods presented:
(in thousands)	Nine Months Ended September 30,
	2021	2020
Satellite Solutions	$30,133	$18,390
Earth Observation Solutions	25	19
Revenue	$30,158	$18,409
The following table presents loss from operations by segment for the periods presented:
(in thousands)	Nine Months Ended September 30,
	2021	2020
Satellite Solutions	$(239)	$269
Earth Observation Solutions	(2,961)	(1,793)
Loss from operations by segment	$(3,200)	$(1,524)
Loss from operations by segment includes depreciation and amortization expense, of which $2.2 million was included for the Satellite Solutions segment for each of the nine months ended September 30, 2021 and 2020. There was no depreciation and amortization expense for the Earth Observation Solutions segment during the nine months ended September 30, 2021 and 2020.

FIN-97

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
The following table presents a reconciliation of loss from operations by segment to consolidated loss from operations and net loss for the periods presented:
(in thousands)	Nine Months Ended September 30,
	2021	2020
Loss from operations by segment	$(3,200)	$(1,524)
Corporate and other	(20,596)	(2,530)
Share-based compensation expense	(531)	(859)
Loss from operations	(24,327)	(4,913)
Interest expense, net	6,174	904
Loss on extinguishment of debt	68,102	—
Other expense (income)	104	(43)
Loss before income taxes	(98,707)	(5,774)
Benefit from income taxes	22	(184)
Net loss	$(98,729)	$(5,590)
Note 14 Going Concern, Liquidity and Capital Resources
The Company evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next twelve months through November 2022. Since inception, the Company incurred operating losses and has an accumulated deficit of approximately $157 million as of September 30, 2021. As of September 30, 2021, the Company had approximately $17.5 million of cash and cash equivalents. The Company believes it has cash and access to committed facilities that will provide sufficient liquidity for at least the next twelve months from the date the financial statements are available for issuance on November 26, 2021.
The Company has historically funded its operations primarily through the issuance of debt and the sale of equity securities. The Company does not expect to generate positive cash flow from operations until at least after 2022. In order to proceed with the Company’s business plan, the Company may need to raise additional funds through the issuance of additional debt, equity or other commercial arrangements, which may not be available to the Company when needed or on terms that the Company deems to be favorable. To the extent the Company raises additional capital through the sale of equity or convertible securities, the ownership interest of its shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common shareholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting the Company’s ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If the Company is unable to obtain sufficient financial resources, its business, financial condition and results of operations may be materially and adversely affected. The Company may be required to delay, limit, reduce or terminate parts of its strategic business plan or future commercialization efforts. There can be no assurance the Company will be able to obtain financing on acceptable terms.
Refer to Note 15 “Subsequent Events” for further discussion regarding debt and equity transactions occurring subsequent to September 30, 2021.
Note 15 Subsequent Events
The Company evaluated subsequent events through November 26, 2021, the date at which the condensed consolidated financial statements were available to be issued. Relevant subsequent events are disclosed in the preceding notes to the condensed consolidated financial statements, except for the subsequent events disclosed below.

FIN-98

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
Merger with Tailwind Two Acquisition Corp.
On October 28, 2021, the Company entered into a merger agreement (the “Merger Agreement”) with Tailwind Two Acquisition Corp. (“Tailwind Two”), a special purpose acquisition company. The merger between the Company and Tailwind Two (the “Tailwind Two Merger”) pursuant to the Merger Agreement would result in the Company becoming a subsidiary of a publicly listed company, which will be renamed Terran Orbital Corporation (“New Terran Orbital”). If consummated, the Tailwind Two Merger will result in all holders of the Company’s issued and outstanding common stock being converted into shares of New Terran Orbital’s common stock. In connection with the Tailwind Two Merger, all of the Company’s Series A Preferred Stock, Inducement Warrants, and Detachable Warrants will be converted into shares of the Company’s common stock immediately prior to the Tailwind Two Merger and, in turn, converted into shares of New Terran Orbital common stock upon consummation of the merger. In addition, holders of the Inducement Warrants will receive an additional 0.18708% of the Company’s common stock immediately prior to the Tailwind Two Merger that will convert into shares of New Terran Orbital common stock upon consummation of the merger in exchange for waiving their cash redemption rights. Additionally, the 2014 Plan and related share-based compensation awards will be cancelled and exchanged with a new share-based compensation plan and related share-based compensation awards of New Terran Orbital.
Subsequent to the Tailwind Two Merger, the Company will be a wholly-owned subsidiary of New Terran Orbital. However, the Company is expected to be deemed the acquirer in the Tailwind Two Merger for accounting purposes. Accordingly, the Tailwind Two Merger is expected to be accounted for as a reverse recapitalization, in which case the net assets of Tailwind Two will be stated at historical cost and no goodwill or other intangible assets will be recorded in connection with the Tailwind Two Merger. The expectation for the treatment of the Tailwind Two Merger as a reverse recapitalization is based upon the expectations that the pre-merger shareholders of the Company are expected to hold the majority of the voting interests of New Terran Orbital, the Company’s existing management team will serve as the initial management team of New Terran Orbital, the Company will appoint a majority of the initial board of directors of New Terran Orbital and the Company’s operations will comprise the ongoing operations of New Terran Orbital.
Upon consummation of the Tailwind Two Merger, approximately $51 million of cash raised by Tailwind Two through a contemporaneous sale of common stock in connection with the closing of a PIPE investment (the “PIPE Investment”), as well any portion of the cash and marketable securities that is held in Tailwind Two’s trust account at the time of the Tailwind Two Merger and not used to redeem shares of Tailwind Two’s common stock held by Tailwind Two’s public shareholders upon the closing of the Tailwind Two Merger, is expected to become available to New Terran Orbital for general use. Cash available for general use will be reduced by cash payments made for transaction costs incurred by both the Company and Tailwind Two, deferred underwriting fees related to Tailwind Two’s initial public offering, portions of the Company’s outstanding debt and other costs directly or indirectly attributable to the Tailwind Two Merger.
There is no assurance that the Tailwind Two Merger will occur as consummation of the Tailwind Two Merger is subject to certain conditions outside the control of the Company or Tailwind Two related to certain rights of Tailwind Two’s public shareholders.
Francisco Partners Note Purchase Agreement
On November 24, 2021 (the “FP NPA Closing Date”), the Company entered into a note purchase agreement (the “FP Note Purchase Agreement”) with Wilmington Savings Fund Society, FSB, as agent, certain managed funds or investment vehicles of FP Credit Partners, L.P., as the purchasers and the guarantors from time to time party thereto to provide for the issuance and sale of senior secured notes in an aggregate principal amount up to $150 .0 million (the “Francisco Partners Facility”), consisting of (i) $30.0 million of senior secured notes which were drawn on the FP NPA Closing Date (the “Pre-Combination Notes”) and (ii) up to an additional $120 .0 million drawable at the closing of the Tailwind Two Merger (the “Combination Notes”), $100 .0 million of which will be available in whole or in part (the “Conditional Notes”) depending

FIN-99

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
on the percentage of Class A ordinary shares of Tailwind Two that are redeemed by shareholders in connection with the Tailwind Two Merger; 100% of the Conditional Notes will be available if holders of 85% of the issued and outstanding shares of Tailwind Two exercise their redemption rights and 25% of the Conditional Notes will be available if holders of 25% of the issued and outstanding shares of Tailwind Two exercise their redemption rights, with other amounts being available based on different percentages of redemptions. $20.0 million of the Combination Notes is available at the closing of the Tailwind Two Merger regardless of the percentage of Class A ordinary shares of Tailwind Two that are redeemed. The Francisco Partners Facility has (i) a five-year maturity, bearing interest at a rate of 9.25% per annum, (ii) an original issue discount of $5.0 million, which was paid on the FP NPA Closing Date and (iii) call protection. The availability of the Combination Notes is subject to the satisfaction of certain conditions as set forth in the FP Note Purchase Agreement.
The obligations under the Francisco Partners Facility are guaranteed by Tyvak and PresaSAR as of the FP NPA Closing Date, and will be guaranteed by each wholly-owned U.S. Subsidiary established, created or acquired by the Company after the FP NPA Closing Date subject to certain exceptions.
The Francisco Partners Facility requires the Company and its subsidiaries to make certain mandatory prepayments, with (i) 100% of net cash proceeds of all non-ordinary course asset sales or other dispositions of property and any extraordinary receipts, subject to the ability to reinvest such proceeds and certain other exceptions and (ii) 100% of the net cash proceeds of any debt incurrence, other than debt permitted by the FP Note Purchase Agreement. The Company may prepay the Francisco Partners Facility at any time, subject to payment of customary breakage costs and, if an Enhanced Protection Event has not occurred, a customary make-whole premium for any voluntary prepayment prior to the date that is 12 months following the FP NPA Closing Date (the “Callable Date”), followed by a call premium of (x) 3.0% on or prior to the first anniversary of the Callable Date, (y) 2.00% after the first anniversary but on or prior to the second anniversary of the Callable Date, and (z) thereafter at par or, if an Enhanced Protection Event has occurred, a customary make-whole premium for any voluntary prepayment prior to the maturity date.
Upon funding of the Pre-Combination Notes, Francisco Partners received from the Company a penny warrant, which may be exercised within 30 days following the termination of the Merger Agreement, to purchase shares of common stock of the Company equal to 1.5% of the fully diluted shares of the Company. In the event of the consummation of the Tailwind Two Merger, such warrants shall terminate and Francisco Partners will receive an equity grant package equal to 1.5% of the fully diluted shares of New Terran Orbital common stock outstanding as of immediately following the closing of the Tailwind Two Merger, plus an additional 1 .0 million shares of New Terran Orbital common stock, in each case, to be issued as of immediately following the closing of the Tailwind Two Merger. In addition, as consideration for entering into the FP Note Purchase Agreement Francisco Partners will receive a grant of warrants to purchase New Terran Orbital common stock consisting of 5.0% of New Terran Orbital common stock on a fully diluted basis as of immediately following the closing of the Tailwind Two Merger at a strike price of $10.00 per share, redeemable at the option of Francisco Partners for $25.0 million on the third anniversary of the closing of the Tailwind Two Merger.
Holder Support Agreements
Concurrently with the execution of the Merger Agreement, certain equityholders and noteholders of the Company (collectively, the “Terran Orbital Holders”) entered into transaction support agreements (collectively, the “Terran Orbital Holder Support Agreements”) with Tailwind Two and the Company, pursuant to which the Terran Orbital Holders have agreed to, among other things, (i) consent to and vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Tailwind Two Merger. Affiliates of Lockheed and Beach Point Capital (“Beach Point”), each of which are noteholders of the Company, have each further agreed, conditional upon certain other events, pursuant to the Terran Orbital Holder Support Agreements to, at their option, (a) exchange up to $25 .0 million (in the case of Lockheed) and $25 .0 million (in the case of Beach Point) of aggregate principal amount of Senior Secured Notes due 2026 issued by the Company pursuant

FIN-100

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
to the note purchase agreement (the “Existing Note Purchase Agreement”) for the same principal amount of debt to be issued under, and governed by, a new loan agreement or note purchase agreement, or (b) keep outstanding such amounts (up to $25.0 million (in the case of Lockheed) and $25 .0 million (in the case of Beach Point) of aggregate principal amount of Senior Secured Notes due 2026 outstanding) under the Existing Note Purchase Agreement, in each case of (a) or (b), which shall have substantially similar terms as the terms of the Francisco Partners Facility, except that such replacement loans or notes will not have call protection ((a) and/or (b) collectively, the “Debt Rollover”). The $25.0 million Debt Rollover from Beach Point will be available upon the closing of the Tailwind Two Merger, and up to $25 .0 million Debt Rollover from Lockheed will be available ratably with the availability of the Conditional Notes depending on the percentage of Class A ordinary shares of Tailwind Two that are redeemed by shareholders in connection with the Tailwind Two Merger.
Upon funding of the Pre-Combination Notes, each of Lockheed and Beach Point shall receive from the Company penny warrants to purchase shares of common stock of the Company equal to 0.25% of the fully diluted shares of the Company on the same valuation and terms and conditions as provided to Francisco Partners in connection with the Pre-Combination Notes. In the event of the consummation of the Tailwind Two Merger, such warrants shall terminate and each holder shall receive in lieu thereof shares of New Terran Orbital Common Stock equal to 0.25% of the fully diluted shares of New Terran Orbital common stock as of immediately following the closing of the Tailwind Two Merger and warrants to purchase New Terran Orbital common stock with respect to 0.83333% of the fully diluted shares of New Terran Orbital common stock as of immediately following the closing of the Tailwind Two Merger at a strike price of $10.00 per share.
In the event of the termination of the Merger Agreement, the Company’s Certificate of Incorporation will be amended with respect to the mandatory redemption provision of the Series A Preferred Stock. The mandatory redemption will not exercisable so long as any of the Senior Secured Notes due 2026 or any amounts under the Francisco Partners Facility are outstanding.
Amendment to Existing Note Purchase Agreement
Pursuant to the terms of the relevant Terran Orbital Holder Support Agreements, on November 24, 2021 Lockheed and Beach Point entered into the fifth amendment to the Existing Note Purchase Agreement (the “Fifth Amendment”) pursuant to which, as Required Purchasers under and as defined in the Existing Note Purchase Agreement, they, among other things, consented to the Company incurring obligations related to the Pre-Combination Notes under the FP Note Purchase Agreement.
Related Party Transactions
The PIPE Investment is primarily comprised of existing debt and equity holders of the Company, which represents approximately $41 million of cash to be raised by the PIPE Investment upon consummation of the Tailwinds Two Merger. An affiliate of Daniel Staton, a director and shareholder of the Company, represents $30 million of the PIPE Investment (the “Staton PIPE Investment”). The subscription agreement for the Staton PIPE Investment contains a provision that will obligate New Terran Orbital to pay an affiliate of Daniel Staton a quarterly fee of $1.875 million for sixteen quarters beginning at the end of the first quarter following the consummation of the Tailwind Two Merger; the first years’ payments are to be paid in cash and the remaining payments are to be paid, subject to subordination to and compliance with New Terran Orbital’s debt facilities, in cash or common stock at the discretion of New Terran Orbital.
In addition, subject to closing the Tailwind Two Merger, the Company entered into commercial agreements to purchase $20 million of goods and services over three years from two affiliates of a PIPE investor.
In connection with the proposed Tailwind Two Merger, the Strategic Cooperation Agreement was amended and restated to extend the term to October 28, 2030, which may be extended for an additional 12-months if any of the Senior Secured Notes due 2026 remain outstanding on March 8, 2022.

FIN-101

Terran Orbital Corporation and Subsidiaries
Notes to the Condensed Consolidated Financial Statements
Employee Retention Shares
The Merger Agreement allows for the issuance of up to 197,224 share-based compensation awards under the 2014 Plan prior to the consummation of the Tailwind Two Merger. These share-based compensation awards will generally vest on the latest occur of: (i) the first anniversary of the consummation of the Tailwind Two Merger, (ii) the trading price of the combined company’s common stock equaling or exceeding $11.00 or $13.00, as applicable, for any 20 trading days within any consecutive 30-trading day period and (iii) such other performance vesting conditions.
Authorized Share Increase
On October 25, 2021, the Company filed a Certificate of Amendment to the Certificate of Incorporation to increase the authorized shares of common stock from 5,000,000 to 5,500,000 in connection with the Tailwind Two Merger and the related warrant issuance contemplated by the Francisco Partners Facility and the Debt Rollover.

FIN-102

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER
by and among
TAILWIND TWO ACQUISITION CORP.,
TITAN MERGER SUB, INC.
and
TERRAN ORBITAL CORPORATION,
dated as of
October 28, 2021

A-ii

A-iii

ANNEXES AND EXHIBITS
Annex A-1 — Supporting Company Holders
Exhibit A — Form of Company Stockholder Support Agreement
Exhibit B — Form of Company Noteholder Support Agreement
Exhibit C — Form of Investor Rights Agreement
Exhibit D — Form of Subscription Agreement
Exhibit E — Form of Sponsor Agreement
Exhibit F — Form of Francisco Debt Commitment Letter
Exhibit G — Form of Acquiror Charter
Exhibit H — Form of Acquiror Bylaws
Exhibit I — Form of Certificate of Merger
Exhibit J — Form of Surviving Corporation Charter
Exhibit K — Form of Surviving Corporation Bylaws
Exhibit L — Form of Acquiror Equity Incentive Plan

A-iv

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 28, 2021, by and among Tailwind Two Acquisition Corp., a Cayman Islands exempted company (the “Acquiror”), Titan Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub”) and Terran Orbital Corporation, a Delaware corporation (the “Company”). Acquiror, Merger Sub, and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.
RECITALS
WHEREAS, Acquiror is a blank check company formed to acquire one or more operating businesses through a Business Combination;
WHEREAS, on the Closing Date, prior to the time at which the Effective Time occurs, Acquiror shall transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part XII of the Cayman Islands Companies Act (as amended) (the “Companies Act”), on the terms and subject to the conditions set forth in this Agreement (the “Domestication”);
WHEREAS, on the Closing Date, following the Domestication, subject to the terms and the conditions of this Agreement and in accordance with the DGCL, Merger Sub will merge with and into the Company, with the Company being the surviving corporation in the Merger;
WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the Parties intends that (i) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (ii) the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and (iii) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);
WHEREAS, the board of directors of the Company has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders and declared it advisable to enter into this Agreement providing for the Merger in accordance with the DGCL, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger in accordance with the DGCL, on the terms and subject to the conditions of this Agreement and, (iii) adopted a resolution to submit this Agreement to the stockholders of the Company for its adoption, and (iv) adopted a resolution recommending that the stockholders of the Company approve the adoption of this Agreement;
WHEREAS, concurrently with the execution of this Agreement, and as an inducement for Acquiror and Merger Sub to enter into this Agreement, each of the Company Holders set forth on Annex A-1, (collectively, the “Supporting Company Holders”) have entered into (i) stockholder support letter agreements substantially in the form attached hereto as Exhibit A (the “Company Stockholder Support Agreements”) and/or (ii) noteholder support letter agreements substantially in the form attached hereto as Exhibit B (the “Company Noteholder Support Agreements” and, together with the Company Stockholder Support Agreements, collectively, the “Company Support Agreements”);
WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror and the Acquiror Shareholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, including the Domestication and the Merger in accordance with applicable Law, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the Transaction Proposals to the Acquiror Shareholders;
WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and Acquiror, as the sole stockholder of Merger Sub, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) adopted a resolution to submit this Agreement to Acquiror, the sole stockholder of Merger Sub, for its adoption, and (iv) adopted a resolution recommending that the Acquiror, as the sole stockholder of Merger Sub, approve the adoption of this Agreement;
WHEREAS, concurrently with the execution of this Agreement, Acquiror, certain Acquiror Shareholders, and certain Company Stockholders have entered into an investor rights agreement substantially in the form of Exhibit C attached hereto (the “Investor Rights Agreement”);
WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors (the “PIPE Investors”) for a private placement of shares of Acquiror Class A Common Stock (the “PIPE Investment”) pursuant to the terms of one or more Subscription Agreements attached hereto as Exhibit D (each, a “Subscription Agreement”), such private placement to be consummated immediately prior to the consummation of the Merger;
WHEREAS, concurrently with the execution of this Agreement, Sponsor, Acquiror, the Company and certain other Persons have entered into that certain sponsor agreement (the “Sponsor Agreement”), dated as of the date hereof, in substantially the form attached hereto as Exhibit E; and
WHEREAS, concurrently with the execution of this Agreement, the Company and FP Credit Partners, L.P. (together with its Affiliates who are commitment parties thereunder, “FP”) have entered into a commitment letter with respect to a credit facility in an amount up to $150,000,000, dated as of the date hereof and substantially in the form of Exhibit F attached hereto (as may be amended, supplemented, replaced, substituted or otherwise modified, in each case as permitted hereunder, the “Francisco Debt Commitment Letter”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
Section 1.01   Definitions.   For purposes of this Agreement, the following capitalized terms have the following meanings:
“Acquiror” has the meaning specified in the Preamble.
“Acquiror Board” means the board of directors of Acquiror.
“Acquiror Board Recommendation” has the meaning specified in Section 8.02(b)(i).
“Acquiror Bylaws” has the meaning specified in Section 2.01(b).
“Acquiror Charter” has the meaning specified in Section 2.01(a).
“Acquiror Class A Common Stock” means, (i) prior to the effectiveness of the Domestication, the class A ordinary shares, par value $0.0001 per share, of Acquiror, and (ii) from and after the effectiveness of the Domestication, the common stock of Acquiror, par value $0.0001 per share, authorized pursuant to the Acquiror Charter. Any reference to the Acquiror Class A Common Stock (or reference to any other term which incorporates by reference the Acquiror Class A Common Stock) in this Agreement or any Transaction Agreement shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.
“Acquiror Class B Common Stock” means, prior to the effectiveness of the Domestication, the class B ordinary shares, par value $0.0001 per share, of Acquiror.
“Acquiror Closing Warrants” means those warrants entitling the holder to purchase one share of Acquiror Common Stock per warrant following the Closing, at an exercise price of $10.00 per share to be issued in accordance with Section 3.09 pursuant to a warrant agreement to be mutually agreed by the Company, the Acquiror and the holder thereof, as applicable, consistent with the terms as set forth in the Francisco Debt Commitment Letter and the Company Noteholder Support Agreements.
“Acquiror Common Stock” means, (i) prior to the effectiveness of the Domestication, the Acquiror Class A Common Stock and the Acquiror Class B Common Stock, and (ii) from and after the effectiveness of the Domestication, the Acquiror Class A Common Stock. Any reference to the Acquiror Common Stock (or reference to any other term which incorporates by reference the Acquiror Common Stock) in this Agreement or any Transaction Agreement shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.
“Acquiror D&O Persons” has the meaning specified in Section 8.07(a).
“Acquiror D&O Premium Cap” has the meaning specified in Section 8.07(b).
“Acquiror Impairment Effect” has the meaning specified in Section 5.01.
“Acquiror Incentive Equity Plan” has the meaning specified in Section 7.06.
“Acquiror Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts that was not known to the Acquiror Board and was not reasonably foreseeable to the Acquiror Board as of the date hereof and that becomes known to the Acquiror Board after the date of this Agreement; provided, however, that (i) any change in the price or trading volume of Acquiror Common Stock and (ii) any change, event, circumstance, occurrence, effect, development or state of facts that is not taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (a), (b), (c), (d), (e), and (g) of the definition thereof (other than as expressly contemplated by the final two provisos to the definition of Material Adverse Effect) shall in each case in clauses (i) and (ii) not be taken into account for purposes of determining whether an Acquiror Intervening Event has occurred.
“Acquiror Intervening Event Notice” has the meaning specified in Section 8.02(b)(i).
“Acquiror Intervening Event Notice Period” has the meaning specified in Section 8.02(b)(i).

“Acquiror Investor Support Agreement” has the meaning specified in the Recitals.
“Acquiror Organizational Documents” means, (i) prior to the effectiveness of the Domestication, the Memorandum and Articles of Association, as amended and in effect on the date hereof and (ii) from and after the effectiveness of the Domestication, the Acquiror Charter and Acquiror Bylaws, each as amended and in effect from time to time.
“Acquiror Parties” means Acquiror and Merger Sub.
“Acquiror Preferred Stock” means the preference shares, par value $0.0001 per share, of Acquiror.
“Acquiror Related Party” means the Acquiror, Merger Sub and each of their respective Affiliates’ and their and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.
“Acquiror Share Value” means $10.00.
“Acquiror Shareholder Approval” means, collectively, the Required Acquiror Shareholder Approval and the Other Acquiror Shareholder Approval.
“Acquiror Shareholder Redemption” means the right of the holders of Acquiror Class A Common Stock to redeem all or a portion of their shares of Acquiror Class A Common Stock (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the Acquiror Organizational Documents.
“Acquiror Shareholders” means the holders of Acquiror Shares.
“Acquiror Shareholders Meeting” has the meaning specified in Section 8.02(b)(i).
“Acquiror Shares” means shares of Acquiror Common Stock.
“Acquiror Transaction Expenses” means all cash fees, costs and expenses of the Acquiror incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the cash fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Acquiror, whether paid or unpaid prior to the Closing. For the avoidance of doubt, Acquiror Transaction Expenses shall not include any amounts payable to Staton Orbital Family Limited Partnership and/or its Affiliates in connection with any PIPE Investment made by such Persons.
“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Common Stock per warrant, at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.
“Acquisition Transaction” has the meaning specified in Section 8.03(a).
“Action” means any claim, action, suit, charge, complaint, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.
“Additional SEC Reports” has the meaning specified in Section 5.08(a).
“Adjournment Proposal” means has the meaning specified in Section 8.02(b).
“Adjusted Equity Value” means (a) the Equity Value, plus (b) the Aggregate Company Option Exercise Price, plus (c) the Aggregate Company Warrants Exercise Price.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Aggregate Company Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Participating Company Options, if all such Participating Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept). For purposes of this Agreement, “Participating Company Option” means each Company Option with an exercise price (which shall be set forth on the Allocation Schedule) of less than $10 per share.
“Aggregate Company Warrants Exercise Price” means the aggregate exercise price actually paid to the Company in respect of all Company Warrants that are exercised in full as of immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept); provided, however, that the aggregate exercise price of all Company Warrants that are actually settled on a cashless basis by the Company or terminated without exercise in connection with the Company Warrant Settlement shall not be included for purposes of the definition of “Aggregate Company Warrants Exercise Price.” For the avoidance of doubt, all references to the exercise price of Company Warrants shall be to the exercise price of the applicable Company Warrant immediately prior to the Effective Time, in accordance with the applicable warrant agreement. For the avoidance of doubt, the exercise price of Company Combination Warrants and Company Pre-Signing Warrants shall not be taken into account for purposes of calculating the Aggregate Company Warrants Exercise Price.
“Agreement” has the meaning specified in the Preamble.
“AICPA” means the American Institute of Certified Public Accountants.
“Allocation Schedule” has the meaning specified in Section 3.02(a).
“Alternative Financing” has the meaning specified in Section 8.09.
“Alternative Financing Commitment Letter” has the meaning specified in Section 8.09.
“Anti-Corruption Laws” means all U.S. and applicable non-U.S. Laws relating to the prevention of corruption, bribery, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.
“Audited Financial Statements” has the meaning set forth in Section 4.08(a).
“Available Closing Acquiror Cash” means, without duplication, an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Shareholder Redemption and payment of all Acquiror Transaction Expenses), plus (ii) the aggregate amount of cash that has been funded to and remains with, or that will be funded concurrently with the Closing to, Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing.
“BP” means BPC Lending II, LLC, together with its Affiliates.
“Business Combination” has the meaning ascribed to such term in the Acquiror Organizational Documents.
“Business Combination Proposal” has the meaning specified in Section 8.03(b).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“CARES Act” means The Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136 (03/27/2020) and any similar or successor legislation in any U.S. jurisdiction, and any official guidance issued thereunder and any other Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19, including IRS Notices 2020-22, 2020-65 and 2021-11.

“CBA” means any collective bargaining agreement or other Contract or agreement with any labor union, labor organization, works council or other similar representative of employees.
“Certificate of Merger” has the meaning specified in Section 2.01(c).
“Certificates” has the meaning specified in Section 2.01(j).
“CFIUS” has the meaning specified in Section 5.15.
“Change in Recommendation” has the meaning specified in Section 8.02(b)(i).
“Change of Control” means the occurrence, in a single transaction or as the result of a series of related transactions, of one or more of the following events: (i) a sale, merger, consolidation, reorganization or similar business combination transaction involving a Person in which the holders of all of the outstanding equity interests in a Person immediately prior to the consummation of such transaction do not directly or indirectly (including through Affiliates) collectively own beneficially or of record immediately upon the consummation of such transaction outstanding equity interests that represent a majority of the combined outstanding voting securities or economic ownership of the surviving entity in such transaction or of a parent of the surviving entity in such transaction; (ii) a transaction (or series of related transactions) in which a majority of the voting securities, or control, of a Person are transferred to any other Person or any two or more other Persons acting as a group, and all Affiliates of such Person or Persons (each, a “Group”), which other Person was not or other Persons were not directly or indirectly (including through Affiliates), beneficially or of record, equityholders of such Person prior to the consummation of such transactions, (iii) the consummation of the sale of all or substantially all of the assets of a Person or its Subsidiaries, taken as a whole, to any Group, other than such a sale to a Group in which the equityholders of a Person, directly or indirectly (including through Affiliates), beneficially or of record, collectively own a majority of the combined voting securities or (iv) a deSPAC transaction (other than the Transactions pursuant to this Agreement).
“Change of Control Payment” means any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Most Recent Balance Sheet and ending on the Closing Date. Notwithstanding the foregoing or anything to the contrary herein, (i) the options to purchase Acquiror Shares to be issued in respect of the Rollover Options and the Acquiror Shares that will become subject to the Rollover Options, in each case, at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Change of Control Payments; and (ii) the restricted stock units to be issued in respect of the Rollover Restricted Stock Units and any Acquiror Common Stock deliverable upon settlement of Rollover Restricted Stock Units, in each case, at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Change of Control Payments.
“Closing” has the meaning specified in Section 3.01.
“Closing Company Financial Statements” has the meaning specified in Section 4.08(b).
“Closing Date” has the meaning specified in Section 3.01.
“Closing Filing” has the meaning specified in Section 8.05(c).
“Closing Press Release” has the meaning specified in Section 8.05(c).
“Code” means the Internal Revenue Code of 1986.
“Companies Act” has the meaning specified in the Recitals.
“Company” has the meaning specified in the Preamble.
“Company 2018 Warrantholders” means the holders of Company Warrants issued in exchange for the Convertible Promissory Notes.
“Company Benefit Plan” has the meaning specified in Section 4.13(a).
“Company Board Recommendation” has the meaning specified in Section 6.07(a).

“Company COI” means the fifth amended and restated certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware on October 25, 2021.
“Company Combination Warrants” means those Company Warrants identified on Schedule 1.01(a) as “Company Combination Warrants” which are to be issued pursuant to a warrant agreement to be mutually agreed by the Company, FP, the Acquiror and the holder thereof, as applicable, consistent with the terms as set forth in the Francisco Debt Commitment Letter and the Company Noteholder Support Agreements, including that all such Company Combination Warrants shall automatically terminate at the Effective Time.
“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.
“Company D&O Persons” has the meaning specified in Section 7.01(a).
“Company D&O Premium Cap” has the meaning specified in Section 7.01(b).
“Company Data” means all confidential business information and Personal Information that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the IT Systems.
“Company Designee” has the meaning specified in Section 8.08(b).
“Company Employees” has the meaning specified in Section 4.13(a).
“Company Equity Award” means, as of any determination time, a Company Option or Company Restricted Stock Unit.
“Company Equity Plan” means each of (i) the Amended and Restated Terran Orbital Corporation 2014 Equity Incentive Plan, adopted June 26, 2017, and (ii) the Tyvak Nano-Satellite Systems, Inc. 2014 Equity Plan.
“Company Equityholders” means the holders of Company Shares and the Company 2018 Warrantholders.
“Company Holder Written Consent” has the meaning specified in Section 6.07(a).
“Company Holder Written Consent Deadline” has the meaning specified in Section 6.07(a).
“Company Holders” means, collectively, the Company Equityholders and the Company Noteholders.
“Company Impairment Effect” has the meaning specified in Section 4.02.
“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.
“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company).
“Company Noteholder Support Agreements” has the meaning set forth in the Recitals.
“Company Noteholders” means the holders of the Senior Secured Notes.
“Company Option” means each option to purchase Company Common Stock granted under a Company Equity Plan that is issued and outstanding as of immediately prior to the Effective Time.
“Company Outstanding Shares” means the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis, and including, without duplication, (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (for clarity, after having given effect to the Company Preferred Stock Conversion and the Company Warrant Settlement), (ii) the aggregate number of Option Shares issuable upon the exercise of all Participating Company Options, whether vested or unvested, outstanding immediately prior to the Effective Time in accordance with their respective terms, and (iii) the aggregate number of RSU Shares (which, for clarity and the avoidance of doubt, shall exclude any Employee Retention Shares) issuable upon the settlement of all Company Restricted Stock Units (which, for clarity and the avoidance of doubt, shall exclude any Employee Retention Shares) outstanding immediately prior to the Effective Time in accordance with their respective terms.
“Company Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of the Company.
“Company Preferred Stock Conversion” has the meaning specified in Section 3.02(b).
“Company Pre-Signing Warrant Consideration” has the meaning specified in Section 3.03.
“Company Pre-Signing Warrant Holders” has the meaning specified in Section 3.03.
“Company Pre-Signing Warrants” means those Company Warrants identified on Schedule 1.01(a) as “Company Pre-Signing Warrants.”
“Company Related Party” has the meaning specified in Section 4.24(a).
“Company Related Party Transactions” has the meaning specified in Section 4.24(a).
“Company Restricted Stock Award” means each restricted stock award granted under the Amended and Restated Terran Orbital Corporation 2014 Equity Incentive Plan, adopted June 26, 2017, that is issued and outstanding as of immediately prior to the Effective Time.
“Company Restricted Stock Unit” means each restricted stock unit granted under a Company Equity Plan that is issued and outstanding as of immediately prior to the Effective Time.
“Company Shares” means, collectively, shares of the Company Common Stock or (as applicable) the Company Preferred Stock.
“Company Software” means all proprietary Software owned by the Company or its Subsidiaries, including any of the foregoing currently in development, from which the Company or its Subsidiaries is currently deriving or is scheduled to derive, revenue from the sale or license thereof.
“Company Stockholder Support Agreements” has the meaning set forth in the Recitals.
“Company Stockholders” means the holders of Company Shares.
“Company Stockholders Agreements” means, collectively, (a) the Amended and Restated Investors’ Rights Agreement, dated as of July 23, 2018, by and among the Company and the Company Equityholders party thereto, (b) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of July 23, 2018, by and among the Company and the Company Equityholders party thereto, and (c) Amended and Restated Voting Agreement, dated as of July 23, 2018, by and among the Company and the Company Equityholders party thereto.
“Company Subsidiaries” has the meaning specified in Section 4.02.
“Company Support Agreements” has the meaning specified in the Recitals.
“Company Transaction Expenses” means all cash fees, costs and expenses of Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the cash fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries and the fees, costs and expenses of FP for which the Company is responsible under the Francisco Debt Commitment Letter, in each case to the extent unpaid prior to the Closing. For the avoidance of doubt, Company Transaction Expenses shall not include (i) any amounts payable to Staton Orbital Family Limited Partnership and/or its Affiliates in connection with any PIPE Investment made by such Persons or (ii) any Acquiror Shares or Acquiror Closing Warrants issued pursuant to Section 3.09 of this Agreement.
“Company Warrant Purchase Agreement” means that certain Warrant Purchase Agreement, dated as of March 8, 2021, by and among the Company and the Company Equityholders party thereto.

“Company Warrant Settlement” has the meaning specified in Section 3.03.
“Company Warrants” means all warrants to purchase shares of Company Common Stock described on Schedule 1.01(a).
“Confidentiality Agreement” has the meaning specified in Section 11.09.
“Contracts” means any contracts, agreements, licenses, subcontracts, leases, subleases, concessions and other commitment or arrangements that are legally binding upon the Person in question (excluding purchase orders entered into in the ordinary course of business).
“Convertible Note Purchase Agreement” means that certain Convertible Note Purchase Agreement, dated as of July 23, 2018, by and among the Company and the purchasers party thereto.
“Convertible Promissory Notes” means those certain convertible promissory notes in the original aggregate principal amount of $34,040,000 issued pursuant to the Convertible Note Purchase Agreement.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” in-person workforce reduction, social distancing, shut down, closure, sequester or any other Law or directive by any Governmental Authority with jurisdiction over the business of the Company or any of its applicable Subsidiaries (including the Centers for Disease Control and Prevention), in each case, in connection with or in response to COVID-19, including the CARES Act.
“COVID-19 Response Measures” means any commercially reasonable action, taken or omitted to be taken, including the establishment of any policy, procedure or protocol, in each case related to employee health and safety, in response to COVID-19 or any of the measures described in the definition of “COVID-19 Measures”.
“D&O Tail” has the meaning specified in Section 7.01(b).
“Data Security Requirements” has the meaning specified in Section 4.20(e).
“Data Treatment” means the processing, receipt, collection, compilation, use, storage, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information or Company Data.
“Debt Financing Agreements” has the meaning specified in Section 6.11.
“Debt Financing Sources” shall mean the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the FP Financing or any other financing, including provided under Section 8.09 (other than the equity financing), in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.
“DGCL” has the meaning specified in the Recitals.
“Dissenting Shares” has the meaning specified in Section 3.06.
“Dissenting Stockholder” has the meaning specified in Section 3.06.
“Domestication” has the meaning set forth in the Recitals.
“Domestication Proposal” has the meaning specified in Section 8.02(b)(i).
“EAR” has the meaning specified in the definition of “Ex-Im Laws”.
“Earnout Period” shall mean the time period between the Closing Date and the five-year anniversary of the Closing Date.

“Effective Time” has the meaning specified in Section 2.01(c).
“Employee Retention Shares” has the meaning specified in Section 3.08.
“Enforceability Exceptions” has the meaning specified in Section 4.03.
“Environmental Laws” means any and all applicable Laws relating to pollution, human health and safety (to the extent related to Hazardous Materials), or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.
“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person and (v) any securities issued or issuable with respect to the securities or interests referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.
“Equity Value” means $1,300,000,000.
“ERISA” has the meaning specified in Section 4.13(a).
“ERISA Affiliate” has the meaning specified in Section 4.13(e).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning specified in Section 3.05(a).
“Exchange Fund” has the meaning specified in Section 3.05(b).
“Exchange Proposal” has the meaning set forth in Section 8.02(b)(i).
“Exchange Ratio” means the following ratio (rounded to twelve decimal places): (i) the Transaction Share Consideration divided by (ii) the Company Outstanding Shares.
“Ex-Im Laws” means all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the U.S. Export Administration Regulations (“EAR”), the U.S. International Traffic in Arms Regulations (“ITAR”), the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.
“Financial Statements” has the meaning specified in Section 4.08(a).
“Financing Amounts” has the meaning specified in Section 4.31(b).
“Foreign Plan” has the meaning specified in Section 4.13(k).
“FP” means has the meaning specified in the Recitals.
“FP Financing” has the meaning specified in Section 4.31(a).
“Francisco Debt Commitment Letter” has the meaning specified in the Recitals.

“Fraud” means actual common law fraud in the making of a specific representation or warranty expressly set forth in Article IV or Article V of this Agreement or in any certificate delivered hereunder with intent to deceive another Party, and to induce it to enter into this Agreement and requires (a) an intentional false representation of material fact in the representations and warranties expressly set forth in Article IV or Article V of this Agreement or in any certificate delivered hereunder; (b) actual knowledge that such representation is false (as opposed to any fraud claim based on constructive, knowledge, negligent or reckless misinterpretation or a similar theory); (c) a specific intention to induce the Party to whom such representation was made to act or refrain from acting in reliance upon it; (d) causing that Party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (e) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.
“Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company and a Governmental Authority or Government Official or entered into by the Company as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority or Government Official.
“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public international organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public international organization.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, or any political subdivision thereof, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal in the United States or in a foreign jurisdiction and including any contractors of a Governmental Authority, department or agency as authorized by law, and acting pursuant to the terms and conditions of any such contract.
“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning), or for which liability or standards of conduct may be imposed based on its danger to or deleterious effect on public health or the environment, under Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, or explosive substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.
“Incentive Equity Plan Proposal” has the meaning set forth in Section 8.02(b)(i).
“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (iii) all obligations for the deferred and unpaid purchase price of property or other services (other than trade payables incurred in the ordinary course of business that are not past due), (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP prior to giving effect to Accounting Standards Codification 842 (and shall only include leases characterized as capital leases in accordance with GAAP prior to giving effect to Accounting Standards Codification 842), (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (viii) all obligations of the type referred to in clauses (i)  – (vii) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include (i) any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person or (ii) any amounts payable to Staton Orbital Family Limited Partnership and/or its Affiliates in connection with any PIPE Investment made by such Persons shall not be deemed Indebtedness for purposes of this definition.
“Intellectual Property” means all rights in and to any intellectual property or proprietary rights, created, arising, or protected under applicable Law in the United States or anywhere else in the world, in and to the following: (i) patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith, (ii) trademarks, service marks, trade names, trade dress, corporate names and other indicia of source, and all registrations, applications and renewals in connection therewith (together with the goodwill associated therewith), (iii) copyrights and all works of authorship (whether or not copyrightable), and all registrations, applications and renewals in connection therewith, (iv) internet domain names, (v) Software, (vi) moral rights, (vii) rights of privacy and publicity, and (viii) trade secrets, know-how, technologies, databases, business processes, techniques, protocols, methods, formulae, algorithms, designs, specifications and confidential information.
“Intended Income Tax Treatment” has the meaning specified in Section 8.04(a).
“Interim Period” has the meaning specified in Section 6.01.
“Investor Rights Agreement” has the meaning specified in the Recitals.
“IPO Transaction” has the meaning specified in Section 8.03(a).
“IT Systems” means all computer systems, servers, networks, databases, computer hardware and equipment, communications, telecommunications, interfaces, platforms, and peripherals that are owned, licensed, outsourced or leased by or used by or for the Company or any of its Subsidiaries in the conduct of their business.
“ITAR” has the meaning specified in the definition of “Ex-Im Laws”.
“Key Employee” means any employee of the Company listed on Schedule 1.01(b).
“Last Reported Closing Price” of the Acquiror Shares on any date means the last reported sales price per share or, in case no such reported sale takes place on such date, the average of the reported closing bid and ask prices, in either case on the applicable tier of NYSE or Nasdaq, or, if the Acquiror Shares are not listed on NYSE or Nasdaq, the last reported closing price per share on the principal national or regional securities exchange on which the Acquiror Shares are then listed, or, if the Acquiror Shares are not listed on any national or regional securities exchange, the last reported closing price per share on any established automated over-the-counter trading market in the United States on which the Acquiror Shares are then traded. If no such prices are available, the Acquiror Board shall make a good faith determination of the Last Reported Closing Price.

“Law” means any treaty, statute, act, code, law (including common law), ordinance, rule, regulation, determination, judgement, decree, injunction, administrative interpretation, writ, directive or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or its Subsidiaries.
“Leases” has the meaning specified in Section 4.19(b).
“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.
“Licensed Intellectual Property” has the meaning specified in Section 4.20(a).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.
“LM” means Lockheed Martin Corporation, together with its Affiliates.
“Malware” has the meaning specified in Section 4.20(d).
“Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following alone or in combination, be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official guidance related thereto or official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any change generally affecting the economy, markets or industry in which the Company or any of its Subsidiaries operates or the economy as a whole, (c) any epidemic, pandemic or disease outbreak (including COVID-19), (d) the announcement, execution, or delivery of this Agreement, the pendency or consummation of the Merger or the performance, or taking of any action expressly required by this Agreement (other than the Company’s obligations under Section 6.01), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees; provided that the exceptions in this clause (d) shall not be deemed to apply to references to “Material Adverse Effect” in any of the representations and warranties that is intended to address the consequences of the execution, delivery or performance of this Agreement or consummation of the Transactions, (e) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature, act of God or other force majeure event, (f) any national or international political or social conditions, any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions, (g) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets (provided, that this clause (g) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); or (h) any matter to which Acquiror has consented in writing or any action taken at the express written request of Acquiror; provided that in the case of clauses (a), (b), (c), (e) and (f) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate and adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries or markets in which the Company or its Subsidiaries operate.
“Material Contracts” has the meaning specified in Section 4.12(a).
“Memorandum and Articles of Association” means the Amended and Restated Memorandum and Articles of Association of Acquiror, as in effect on the date hereof.

“Merger” has the meaning specified in Section 2.01(c).
“Merger Sub” has the meaning specified in the Preamble.
“Most Recent Balance Sheet” has the meaning specified in Section 4.08(a).
“Nasdaq” means The Nasdaq Stock Market LLC.
“Net Debt” means, without duplication, after giving pro forma effect to Transactions occurring at Closing (in each case, other than any funding of the FP Financing that is drawn by the Company and funded by FP at Closing and excluding the impact on the Company Transaction Expenses, cash of the Company and its Subsidiaries, Available Closing Acquiror Cash and Acquiror Transaction Expenses from the insurance premiums for any “tail” or “runoff” directors’ and officers’ liability insurance policy which is purchased as contemplated by Sections 7.01 and 8.07 of this Agreement and any insurance premiums for the directors’ and officer’s liability insurance policy of the Acquiror for the period immediately following the Effective Time to the first year anniversary thereof)), (a) (i) the outstanding principal amount of all indebtedness for borrowed money of the Company and its Subsidiaries as of immediately following the Effective Time (including, for the avoidance of doubt, (x) the outstanding principal amount of the Company’s Senior Secured Notes which are included in the Senior Secured Note Debt Rollover and that will remain outstanding after the Closing and (y) any portion of the FP Financing that is drawn by the Company and funded by FP prior to the Closing and outstanding at the Effective Time (for purposes of clarity, including any interest that has been paid in kind) plus (ii) the Company Transaction Expenses that are unpaid as of immediately following the Effective Time minus (b) (i) all cash and cash equivalents (including all commercial paper, certificates of deposit and other bank deposits, treasury bills, and all other cash equivalents, whether on hand or in banks or other financial institutions) of the Company and its Subsidiaries as of immediately following the Effective Time (including, for the avoidance of doubt, cash and cash equivalents resulting from the funding of any portion of the FP Financing prior to Closing) plus (ii) the Available Closing Acquiror Cash. For the avoidance of doubt, any amounts payable to Staton Orbital Family Limited Partnership and/or its Affiliates in connection with any PIPE Investment made by such Persons shall not be deemed “indebtedness” or otherwise included in clause (a) of this definition.
“NYSE” means the New York Stock Exchange.
“OFAC” has the meaning specified in the definition of “Sanctions Laws”.
“Officers” has the meaning specified in Section 8.08(a).
“Open Source Software” means any Software that is licensed pursuant to: (a) any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the Open Source Initiative or the Free Software Foundation; or (c) a similar “copyleft” or “reciprocal” license.
“Option Shares” means the shares of Company Common Stock issuable pursuant to a Company Option in accordance with terms of such Company Option.
“Other Acquiror Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of Acquiror Shares entitled to vote thereon, whether in person or by proxy at the Acquiror Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Acquiror Organizational Documents and applicable Law to the extent required thereunder.
“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.
“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries.

“Participating Company Option” has the meaning specified in the definition of “Aggregate Company Option Exercise Price”.
“Party” and “Parties” has the meaning specified in the Preamble.
“Payoff Amount” has the meaning specified in Section 6.09.
“Payoff Letter” has the meaning specified in Section 6.09.
“PCAOB” means the Public Company Accounting Oversight Board.
“Permits” has the meaning specified in Section 4.11.
“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise or incur in the ordinary course of business, and that relate to amounts not yet due and payable, delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record that (A) are matters of record and (B) do not materially interfere with the present uses of such real property), (v) Liens that would be apparent from a physical inspection or current, accurate survey of such real property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Most Recent Balance Sheet), (viii) Liens on equity or debt securities resulting from applicable federal, state, provincial and other securities Laws, (ix) other than with respect to Intellectual Property, any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in the property being leased or licensed, (x) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto, (xi) Liens securing the FP Financing or any Alternative Financing and (xii) Liens described on Schedule 1.01(c).
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Personal Information” means information that identifies, could be reasonably used to identify or is otherwise associated with an individual person and that is protected by Privacy Laws, by Contract, or under the Company privacy policy.
“PIPE Investment” has the meaning specified in the Recitals.
“PIPE Investment Amount” has the meaning specified in Section 5.13.
“PIPE Investors” has the meaning specified in Section 5.13.
“Pre-Closing Acquiror Holders” means the holders of Acquiror Shares at any time prior to the Effective Time.
“Privacy Laws” means all applicable Laws (and the Company’s internal policies related to data privacy or security to which the Company or any of its Subsidiaries is bound or holds itself out to any Person as being compliant with) relating to Data Treatment or otherwise relating to privacy or security, including without limitation HIPAA, California Consumer Privacy Act (CCPA), and General Data Protection Regulation (GDPR) (EU) 2016/679), and any and all applicable Laws relating to breach notification in connection with Personal Information.
“Public Shareholders” has the meaning specified in Section 6.03.
“Registered Intellectual Property” has the meaning specified in Section 4.20(a).

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Transaction Agreements and containing a prospectus and proxy statement of Acquiror.
“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.
“Required Acquiror Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Acquiror Shares entitled to vote thereon, whether in person or by proxy at the Acquiror Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Acquiror Organizational Documents and applicable Law to the extent required thereunder.
“Required Governing Document Proposal” has the meaning set forth in Section 8.02(b)(i).
“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the Exchange Proposal, the Required Governing Document Proposal and the Incentive Equity Plan Proposal.
“Requisite Company 2018 Warrantholders” means the Company 2018 Warrantholders, who held at least 50.1% of the principal amount due under Convertible Promissory Notes, prior to the exchange of the Convertible Promissory Notes for certain Company Warrants pursuant to the Senior Secured Note Purchase Agreement for purposes of Section 9(b) and Section 10 of the Convertible Promissory Notes.
“Requisite Preferred Holders” means at least a majority (including Astrolink International, LLC) of the outstanding Company Preferred Stock, voting as a separate class, for purposes of Section B.3.3 and B5.1 of Article FOURTH of the Company COI.
“Rollover Option” has the meaning specified in Section 3.04(a).
“Rollover Restricted Stock Award” has the meaning specified in Section 3.04(c).
“Rollover Restricted Stock Unit” has the meaning specified in Section 3.04(b).
“RSU Shares” means the shares of Company Common Stock issuable pursuant to a Company Restricted Stock Unit in accordance with the terms of such Company Restricted Stock Unit.
“Sanctioned Country” means any country or territory that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).
“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any U.S. or applicable non-U.S. sanctions or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identifications List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List; (ii) any Person who is organized, located or ordinarily resident in a Sanctioned Country; or (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i) or (ii) but only to the extent that, a result of such ownership or control, is subject to the same prohibitions or restrictions as the Person or Persons described in clauses (i) or (ii).
“Sanctions Laws” means all U.S. and applicable non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union and the United Kingdom.
“SBA PPP Loan” means the Small Business Act unsecured term note issued by Tyvak Nano-Satellite Systems, Inc., a wholly-owned subsidiary of the Company, in the principal amount of $2,537,171 on May 14, 2020 under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act).

“Schedules” means the disclosure schedules of the Company and its Subsidiaries, or Acquiror, as applicable.
“SEC” means the United States Securities and Exchange Commission.
“SEC Reports” has the meaning specified in Section 5.08(a).
“Securities Act” means the Securities Act of 1933.
“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
“Senior Secured Note Debt Rollover” has the meaning ascribed to the term “Debt Rollover” in the Company Noteholder Support Agreements.
“Senior Secured Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of March 8, 2021, by and among the Company and the purchasers party thereto, as amended from time to time.
“Senior Secured Notes” means the Senior Secured Notes due 2026 in an original aggregate principal amount of $86,859,108 issued pursuant to the Senior Secured Note Purchase Agreement.
“Signing Filing” has the meaning specified in Section 8.05(c).
“Signing Press Release” has the meaning specified in Section 8.05(c).
“Software” means (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations of data, whether machine readable or otherwise, and (c) user interfaces, firmware, development tools, templates, menus, buttons and icons used to design, plan, organize and develop any of the foregoing, and user manuals and other training documentation relating to any of the foregoing.
“Specified Representations” has the meaning specified in Section 9.02(a)(i).
“Specified Subsidiary” has the meaning specified in Section 4.27(a).
“Sponsor” means Tailwind Two Sponsor, LLC, a Delaware limited liability company.
“Sponsor Agreement” has the meaning specified in the Recitals.
“Sponsor Approved Designees” has the meaning specified in Section 8.08(b).
“Sponsor Designee” has the meaning specified in Section 8.08(b).
“Staff” has the meaning specified in Section 5.08(a).
“Statement” has the meaning specified in Section 5.08(a).
“Subscription Agreement” has the meaning specified in the Recitals.
“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.
“Support Agreement” has the meaning specified in the Recitals.
“Supporting Company Holders” has the meaning specified in the Recitals.
“Surviving Corporation” has the meaning specified in Section 2.01(e).
“Surviving Corporation Share” has the meaning specified in Section 2.01(i).

“Surviving Provisions” has the meaning specified in Section 10.02.
“Tax” means (i) any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulation Section 1.1502-6 (or any similar corresponding provision of state, local or foreign law), and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by Contract, or otherwise.
“Tax Authority” means any Governmental Authority responsible for the collection or administration of Taxes or Tax Returns.
“Tax Proceeding” means any Action with or against any Tax Authority or involving the determination or collection of any Tax.
“Tax Return” means any return, report, statement, refund, claim, declaration, information return, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Termination Date” has the meaning specified in Section 10.01(c).
“Trade Controls” has the meaning specified in Section 4.30(a).
“Transaction Agreements” shall mean this Agreement, the Investor Rights Agreement, the Sponsor Agreement, the Subscription Agreements, the Acquiror Charter, the Acquiror Bylaws, the Company Support Agreements, the Francisco Debt Commitment Letter, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“Transaction Litigation” has the meaning specified in Section 8.01(d).
“Transaction Proposals” has the meaning specified in Section 8.02(b)(i).
“Transaction Share Consideration” means an aggregate number of shares of Acquiror Common Stock equal to (a) the Adjusted Equity Value, divided by (b) the Acquiror Share Value.
“Transactions” means the transactions contemplated by this Agreement, including the Domestication and the Merger.
“Treasury Regulations” means the regulations promulgated under the Code.
“Trust Account” has the meaning specified in Section 5.06(a).
“Trust Account Released Claims” has the meaning set forth in Section 6.03.
“Trust Agreement” has the meaning specified in Section 5.06(a).
“Trustee” has the meaning specified in Section 5.06(a).
“WARN Act” has the meaning specified in Section 4.14(a).
“Warrant Agreement” means the Warrant Agreement, dated March 9, 2021, by and between Acquiror and the Trustee.

Section 1.02   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).
(b)   When used herein with respect to the Company or its Subsidiaries, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary course of the Company’s and its Subsidiaries’ business, consistent with past practice (which shall include actions taken prior to the date hereof as COVID-19 Response Measures).
(c)   Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).
(d)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.
(e)   The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.
(f)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(g)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(h)   The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (i) provided to (and has remained in) any virtual “data room” set up by the Company for Acquiror and its Representatives in connection with this Agreement at least 24 hours prior to the execution of this Agreement or (ii) delivered to such Party or its legal counsel via electronic mail, each solely to the extent that such information has been actually received by such Party.
(i)   References to “$” or “dollar” or “US$” shall be references to United States dollars.
Section 1.03   Knowledge.   As used herein, (i) the phrase “to the knowledge of” or “the knowledge of” the Company shall mean the knowledge of the individuals identified on Schedule 1.03(a) and (ii) the phrase “to the knowledge” or “the knowledge of” of Acquiror shall mean the knowledge of the individuals identified on Schedule 1.03(b), in each case, as such individuals would have actually acquired in the exercise of a reasonable inquiry of his, her or their direct reports.
Section 1.04   Equitable Adjustments.   If, between the date of this Agreement and the Closing, the outstanding shares of Company Shares or Acquiror Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or Acquiror Shares, as applicable, will be appropriately adjusted to provide to the holders of Company Shares or the holders of Acquiror Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.04 shall not apply to the issuance of Acquiror Common Stock pursuant to the Subscription Agreements.
ARTICLE II
THE MERGER
Section 2.01   Closing Transactions.
(a)   On the Closing Date prior to the Effective Time, the Acquiror shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part XII of the Companies Act including by: (i) filing with the Secretary of State of the State of Delaware a duly executed Certificate of Corporate Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the certificate of incorporation (the “Acquiror Charter”) substantially in the form set forth on Exhibit E with such modifications as may be mutually agreed between the Company and Acquiror, duly executed by the sole incorporator, with such Certificate of Corporate Domestication becoming effective at such time as the Certificate of Corporate Domestication is duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date or time as is agreed by Acquiror and the Company and specified in the Certificate of Corporate Domestication, provided that the effective date and time of the Certificate of Corporate Domestication shall in all events be the same effective date and time as the Acquiror Charter and the Acquiror shall deliver a time-stamped certified copy of the Certificate of Corporate Domestication to the Company prior to the Effective Time; (ii) completing and making and procuring all those filings required to be made with the Cayman Island Registrar of Companies to effect the Domestication; and (iii) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies.
(b)   In connection with (and as part of) the Domestication, Acquiror shall (i) cause each share of Acquiror Common Stock that is issued and outstanding immediately prior to the Domestication to be converted automatically into one share of common stock, par value $0.0001 per share, of Acquiror, effective upon the effectiveness of the Domestication, (ii) cause each Acquiror Warrant that is outstanding immediately prior to the Domestication, from and after the Domestication, to be converted automatically into a whole warrant exercisable for one share of common stock, par value $0.0001 per share, of Acquiror at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement, (iii) adopt as the certificate of incorporation of Acquiror the Acquiror Charter, until thereafter supplemented or amended in accordance with its terms and the DGCL, and (iv) adopt the bylaws substantially in the form set forth on Exhibit F with such modifications as may be mutually agreed between the Company and Acquiror, as the bylaws of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL (the “Acquiror Bylaws”).
(c)   At the Closing, and in all events following the effectiveness of the Domestication, the Company shall cause a certificate of merger, in the form attached hereto as Exhibit G (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The merger of Merger Sub with and into the Company (the “Merger”) shall become effective on the date and at the time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later date or time as is agreed by Acquiror and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
(d)   At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, the following transactions shall occur in the order set forth in this Section 2.01:
(e)   At the Effective Time, the Merger shall occur and the separate corporate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).
(f)   At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, in each case, in accordance with the terms of this Agreement and the DGCL.
(g)   At the Effective Time, the certificate of incorporation of the Company, by virtue of the Merger, will be amended and restated in its entirety to read in the form of Exhibit H, and as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law. At the Effective Time, the bylaws of the Company will be amended and restated in their entirety so as to read in the form of Exhibit I, and as so amended, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided in applicable Law. At the Effective Time, Acquiror shall be renamed as set forth on Schedule 2.01(g) and shall trade publicly on the NYSE (or, if applicable in accordance with Section 7.07(b), Nasdaq) under a new ticker symbol selected by the Company.
(h)   Except as otherwise directed in writing by the Company to Acquiror prior to the Effective Time, at the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
(i)   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding as of immediately prior to the Effective Time shall be automatically converted into one share of common stock, par value $0.0001, of the Surviving Corporation (each such share, a “Surviving Corporation Share”).
(j)   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share issued and outstanding as of immediately prior to the Effective Time (including shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time pursuant to the Company Preferred Stock Conversion and the Company Warrant Settlement, in each case after giving effect thereto) (other than any Dissenting Shares and the Company Shares canceled and extinguished pursuant to Section 2.01(k)) shall be automatically converted into the right to receive a number of shares of Acquiror Common Stock equal to the Exchange Ratio (which shall be reflected on the Allocation Schedule), in each case with fractional shares (determined on an aggregate basis for the Company Shares of each Company Stockholder after combining all fractional shares each such holder would otherwise receive pursuant to this Section 2.01(j) rounded down to the nearest whole share). From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”) evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.
(k)   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of Company Shares held immediately prior to the Effective Time by any of Acquiror, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries shall, in each case, be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.
Section 2.02   Further Assurances.   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the applicable directors, officers and members of the Company and Merger Sub (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
ARTICLE III
MERGER CONSIDERATION; CLOSING
Section 3.01   Closing.   The closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law and in accordance with the terms of this Agreement) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law and in accordance with the terms of this Agreement) waived in writing) or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”
Section 3.02   Allocation Schedule; Conversion of Company Preferred Stock.
(a)   No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror an allocation schedule (the “Allocation Schedule”) setting forth:
(i)   the number of Company Shares held by each Company Stockholder (i) as of immediately prior to the transactions contemplated by Section 3.03 and Section 3.04, and (ii) as of immediately following the transactions contemplated by Section 3.03 and Section 3.04;
(ii)   the number of Company Shares subject to each Company Equity Award held by each holder thereof, as well as the vesting terms and schedule applicable to such Company Equity Awards as of immediately prior to the Effective Time, and, in the case of the Company Options, the exercise price thereof, the date of grant, the vesting commencement date, the expiration date, and the number of vested and unvested Company Options;
(iii)   the number of shares of Acquiror Common Stock that will be subject to each Rollover Restricted Stock Unit, each Rollover Restricted Stock Award and each Rollover Option and, if applicable, the exercise price thereof at the Effective Time, which calculations shall utilize the Exchange Ratio in accordance with Section 3.04;
(iv)   the portion of the Transaction Share Consideration allocated to each Company Stockholder (including, for the avoidance of doubt, the portion of the Transaction Share Consideration that would be allocated to any Company Shares pursuant to Section 2.01(j) but for such Company Shares being Dissenting Shares); and
(v)   a certification, duly executed by an authorized officer of the Company, that (x) the information delivered pursuant to the foregoing clauses (i) through (iv) is, and will be as of immediately prior to the Effective Time, true and correct in all respects and (y) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 3.04(d).
(vi)   The Company will review any comments to the Allocation Schedule provided by Acquiror or any of its Representatives and consider in good faith any reasonable comments proposed by Acquiror or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of shares of Acquiror Common Stock that each Company Stockholder will have a right to receive pursuant to Section 2.01 will be rounded down to the nearest whole share (determined on an aggregate basis for the Company Shares of each Company Stockholder after combining all fractional shares each such holder would otherwise receive pursuant to this Section 2.01), (B) in no event shall the aggregate number of shares of Acquiror Common Stock set forth on the Allocation Schedule that are allocated in respect of Company Shares and Company Equity Awards exceed (I) the Transaction Share Consideration, minus (II) the shares of Acquiror Common Stock that would be allocated to Company Shares pursuant to Section 2.01(j) but for such Company Shares being Dissenting Shares (it being further understood and agreed, for the avoidance of doubt, that in no event shall any shares of Acquiror Common Stock described in this clause (II) be allocated to any other Company Stockholder and instead shall not be allocated at the Closing or otherwise, except solely in the circumstances described in Section 3.06) and (C) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Stockholders Agreements, the Company Equity Plans or any other Contract to which the Company is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company pursuant to Section 3.04(d)).

(b)   Prior to the Effective Time, the Company shall cause each share of Company Preferred Stock that is issued and outstanding to be automatically converted, as of immediately prior to the Effective Time, into a number of shares of the Company Common Stock, which the Company shall calculate in accordance with the terms of Section B.5.1 of Article FOURTH of the Company COI (the “Company Preferred Stock Conversion”) and which shall be reflected on the Allocation Schedule. At the Effective Time, all of the shares of the Company Common Stock issued upon such automatic conversion shall be converted into the right to receive the applicable portion of the Transaction Share Consideration, which the Company shall calculate in accordance with Section 2.01(j) as reflected on the Allocation Schedule. All of the shares of Company Preferred Stock so converted into shares of Company Common Stock shall no longer be issued and outstanding and shall cease to exist as of immediately prior to the Effective Time, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such shares of Company Preferred Stock.
Section 3.03   Settlement of Company Warrants.   Prior to the Effective Time, the Company shall cause each Company Warrant that is issued and outstanding immediately prior to the Effective Time to be either exercised in full on a cash or cashless basis or terminated without exercise (which may include, for the avoidance of doubt, in connection with such termination the Company’s payment of cash proceeds to the holder of such Company Warrants in accordance with the Company Warrant Purchase Agreement), in each case as of immediately prior to the Effective Time, in accordance with the respective terms of such Company Warrant (such actions, collectively the “Company Warrant Settlement”); provided, however, that, notwithstanding the foregoing, in connection with the Company Warrant Settlement, all Company Combination Warrants shall be terminated at the Effective Time without exercise. As an inducement to exercise the Company Pre-Signing Warrants in connection with the Company Warrant Settlement prior to the Closing and waive any rights under Section 1.1 of the Company Warrant Purchase Agreement to put the Company Pre-Signing Warrants back to the Company, each holder of the Company Pre-Signing Warrants (the “Company Pre-Signing Warrant Holders”) shall receive Acquiror Shares at the Effective Time in the amounts set forth on Schedule 3.03 (collectively, the “Company Pre-Signing Warrant Consideration”). For the avoidance of doubt, no holder who receives the Company Pre-Signing Warrant Consideration may exercise its rights under Section 1.1 of the Company Warrant Purchase Agreement and any Company Pre-Signing Warrant Holder who puts the Company Pre-Signing Warrants back to the Company shall not be entitled to any other consideration in connection with their Company Pre-Signing Warrants (including the Company Pre-Signing Warrant Consideration). At the Effective Time, all of the shares of the Company Common Stock issued upon the settlement of the Company Warrants shall be converted into the right to receive the applicable portion of the Transaction Share Consideration, which the Company shall calculate in accordance with Section 2.01(j). After the Company Warrant Settlement, all of the Company Warrants shall no longer be outstanding and shall cease to exist and each holder of Company Warrants shall thereafter cease to have any rights with respect to such Company Warrants other than with respect to the Transaction Share Consideration in accordance with this Agreement.
Section 3.04   Treatment of Company Equity Awards.
(a)   At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 3.04(d)), each Company Option (whether vested or unvested) shall cease to represent the right to purchase shares of Company Common Stock and shall be canceled in exchange for an option to purchase a number of shares of Acquiror Common Stock under the Acquiror Incentive Equity Plan (each, a “Rollover Option”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio. Subject to the immediately preceding sentence, each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except for (x) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares of Company Common Stock that could become exercisable, solely with respect to any Company Option exchanged for a Rollover Option as contemplated in this Section 3.04(a)) and (y) such other immaterial administrative or ministerial changes as the Acquiror Board following the Effective Time (or the compensation committee of such Acquiror Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Such conversion shall occur in a manner intended to comply with the requirements of Section 409A of the Code and, in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the corresponding Rollover Option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.
(b)   At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 3.04(d)), each Company Restricted Stock Unit that is outstanding and unvested immediately prior to the Effective Time shall automatically be canceled and converted into an award under the Acquiror Incentive Equity Plan with respect to a number of restricted stock units to be settled in Acquiror Common Stock (each, a “Rollover Restricted Stock Unit”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit immediately prior to the Effective Time and (ii) the Exchange Ratio. Subject to the immediately preceding sentence, each Rollover Restricted Stock Unit shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Restricted Stock Unit immediately prior to the Effective Time, except for (A) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares of Company Common Stock that could become issuable in respect of the Company Restricted Stock Unit, solely with respect to any Company Restricted Stock Unit exchanged for a Rollover Restricted Stock Unit as contemplated in this Section 3.04(b)) and (B) such other immaterial administrative or ministerial changes as the Acquiror Board following the Effective Time (or the compensation committee of such Acquiror Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Restricted Stock Units.
(c)   At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 3.04(d)), each Company Restricted Stock Award that is outstanding and unvested immediately prior to the Effective Time shall automatically be canceled and converted into an award under the Acquiror Incentive Equity Plan with respect to a number of shares of restricted stock to be settled in Acquiror Common Stock (each, a “Rollover Restricted Stock Award”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time and (ii) the Exchange Ratio. Subject to the immediately preceding sentence, each Rollover Restricted Stock Award shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Restricted Stock Award immediately prior to the Effective Time, except for (A) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares of Company Common Stock that could become issuable in respect of the Company Restricted Stock Award, solely with respect to any Company Restricted Stock Award exchanged for a Rollover Restricted Stock Award as contemplated in this Section 3.04(c)) and (B) such other immaterial administrative or ministerial changes as the Acquiror Board following the Effective Time (or the compensation committee of such Acquiror Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Restricted Stock Awards.
(d)   At the Effective Time, after taking into account treatment of Company Options under Section 3.04(a), the Company Restricted Stock Units under Section 3.04(b) and the Company Restricted Stock Awards under Section 3.04(c), the Company Equity Plans shall terminate and all Company Equity Awards (whether vested or unvested) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plan, except as otherwise expressly provided for in this Section 3.04. Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plans (and the underlying grant, award or similar agreements) or otherwise to give effect to the provisions of this Section 3.04.

Section 3.05   Closing Transactions.
(a)   As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, Acquiror shall appoint Continental Stock Transfer & Trust Company (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent (in form and substance reasonably satisfactory to the Company) for the purpose of exchanging Certificates, if any, representing the Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.01 and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then Acquiror and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), Acquiror shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent, in form and substance reasonably satisfactory to the Company.
(b)   At the Effective Time, Acquiror shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 3.05 through the Exchange Agent, evidence of Acquiror Shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 2.01 in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 2.01 deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.
(c)   Each Company Stockholder whose Company Shares have been converted into the right to receive a portion of the Transaction Share Consideration pursuant to Section 2.01 shall be entitled to receive the portion of the Transaction Share Consideration to which he, she or it is entitled on the Closing Date.
(d)   Acquiror and the Company shall take all necessary actions to cause the applicable portion of the Transaction Share Consideration to be issued to the applicable Company Stockholder in book-entry form on the Closing Date.
(e)   If any portion of the Transaction Share Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Transaction Share Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.
(f)   No interest will be paid or accrued on the Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.05, each Company Share (other than, for the avoidance of doubt, any Dissenting Shares and the Company Shares cancelled and extinguished pursuant to Section 2.01(k)) shall solely represent the right to receive a portion of the Transaction Share Consideration to which such Company Share is entitled to receive pursuant to Section 2.01.
(g)   At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.
(h)   Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to Acquiror or as otherwise instructed by Acquiror, and any Company Stockholder who has not exchanged his, her or its Company Shares for the applicable portion of the Transaction Share Consideration in accordance with this Section 3.05 prior to that time shall thereafter look only to Acquiror for the issuance of the applicable portion of the Transaction Share

Consideration, without any interest thereon. None of Acquiror, the Surviving Corporation or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Transaction Share Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Acquiror free and clear of any claims or interest of any Person previously entitled thereto.
Section 3.06   Dissenting Stockholder.   Notwithstanding anything to the contrary herein, any Company Share issued and outstanding immediately prior to the Effective Time that is held by a Company Stockholder (such Company Stockholder, a “Dissenting Stockholder”) who (a) has not voted in favor of the Merger or consented to it in writing and (b) has properly demanded the appraisal rights of such Company Shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (such Company Shares, collectively, the “Dissenting Shares” until such time as such Company Stockholder effectively withdraws, fails to perfect or otherwise loses such Company Stockholder’s appraisal rights under the DGCL with respect to such shares, at which time such Company Shares shall cease to be Dissenting Shares) shall not be converted into or represent the right to receive the applicable portion of Transaction Share Consideration pursuant to Section 2.01(j) but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. From and after the Effective Time, (i) the Dissenting Shares shall no longer be outstanding and shall be cancelled and extinguished and shall cease to exist and (ii) the Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation or any of its Affiliates (including Acquiror); provided, however, that if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then, as of the later of the Effective Time or the date of such withdrawal or loss of such appraisal rights, the Company Shares held by such Dissenting Stockholder (A) shall no longer be deemed to be Dissenting Shares and (B) shall be deemed to have been converted as of the Effective Time into the right to receive the applicable portion of Transaction Share Consideration pursuant to Section 2.01(j), without interest. Prior to the Effective Time, the Company shall give Acquiror prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and Acquiror shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company or the Surviving Corporation, as applicable, shall not, except with the prior written consent, not to be unreasonably withheld, conditioned or delayed, of Acquiror (prior to the Closing) or Sponsor (after the Closing), make any payment or deliver any consideration (including Acquiror Common Stock) with respect to, settle or offer or agree to settle any such demands.
Section 3.07   Withholding Rights.   Notwithstanding anything in this Agreement to the contrary, Acquiror, Merger Sub, the Company, the Surviving Corporation, and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if Acquiror, Merger Sub, any of their respective Affiliates, or any party acting on their behalf determines that any payment to any stockholder hereunder is subject to deduction or withholding, then Acquiror shall (i) provide notice to such stockholder as soon as reasonably practicable after such determination and (ii) cooperate with such stockholder to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).
Section 3.08   Employee Retention Shares.   Prior to the Closing Date, the Company may issue Company Restricted Stock and/or Company Restricted Stock Units in respect of 197,224 shares of Company Common Stock (the “Employee Retention Shares”) subject to the terms and conditions as set forth on Schedule 3.08. The Employee Retention Shares shall be granted in accordance with Regulation D, Section 4(a)(2) or any other available exemption from registration under the Securities Act.
Section 3.09   Additional Issuances.   On the Closing Date, immediately following the Effective Time, the Acquiror shall issue:
(i)   to the Company Pre-Signing Warrant Holders, the Company Pre-Signing Warrant Consideration in the form of Acquiror Shares in the proportions set forth on Schedule 3.03;
(ii)   if the Debt Financing Agreement has been executed by FP and the Company and the FP Financing has been made available to the Company on the terms provided for in the Francisco Debt Commitment Letter, to FP, (x) 1,000,000 Acquiror Shares, (y) Acquiror Shares equal to 1.5% of the fully diluted Acquiror Shares as of immediately following the Effective Time after the consummation of the Transactions (calculated after giving effect to all issuances of Acquiror Shares which are Transaction Share Consideration under this Agreement, all issuances of Acquiror Shares pursuant to the Subscription Agreements, and all issuances of Acquiror Shares as contemplated by this Section 3.09, but for the avoidance of doubt excluding (A) any Rollover Options, Rollover Restricted Stock Units, or Rollover Restricted Stock Awards, including any Employee Retention Shares, in each case, which are settled in Acquiror Shares under this Agreement, (B) future issuances of Acquiror Shares pursuant to the Acquiror Incentive Equity Plan, or (C) Acquiror Shares issuable upon the exercise of Acquiror Warrants or Acquiror Closing Warrants), and (z) Acquiror Closing Warrants representing 5.0% of the fully-diluted Acquiror Shares as of immediately following the Effective Time after the consummation of the Transactions (calculated after giving effect to all issuances of Acquiror Shares which are Transaction Share Consideration under this Agreement, all issuances of Acquiror Shares pursuant to the Subscription Agreements, and all issuances of Acquiror Shares as contemplated by this Section 3.09, but for the avoidance of doubt excluding (A) any Rollover Options, Rollover Restricted Stock Units, or Rollover Restricted Stock Awards, including any Employee Retention Shares, in each case, which are settled in Acquiror Shares under this Agreement, (B) future issuances of Acquiror Shares pursuant to the Acquiror Incentive Equity Plan, or (C) Acquiror Shares issuable upon the exercise of Acquiror Warrants or Acquiror Closing Warrants);
(iii)   to LM, Acquiror Shares equal to 0.25% of the fully diluted Acquiror Shares as of immediately following the Effective Time after the consummation of the Transactions (calculated after giving effect to all issuances of Acquiror Shares which are Transaction Share Consideration under this Agreement, all issuances of Acquiror Shares pursuant to the Subscription Agreements, and all issuances of Acquiror Shares as contemplated by this Section 3.09, but for the avoidance of doubt excluding (A) any Rollover Options, Rollover Restricted Stock Units, or Rollover Restricted Stock Awards, including any Employee Retention Shares, in each case, which are settled in Acquiror Shares under this Agreement, (B) future issuances of Acquiror Shares pursuant to the Acquiror Incentive Equity Plan, or (C) Acquiror Shares issuable upon the exercise of Acquiror Warrants or Acquiror Closing Warrants), and Acquiror Closing Warrants representing 0.83333% of the fully-diluted Acquiror Shares as of immediately following the Effective Time after the consummation of the Transactions (calculated after giving effect to all issuances of Acquiror Shares which are Transaction Share Consideration under this Agreement, all issuances of Acquiror Shares pursuant to the Subscription Agreements, and all issuances of Acquiror Shares as contemplated by this Section 3.09, but for the avoidance of doubt excluding (A) any Rollover Options, Rollover Restricted Stock Units, or Rollover Restricted Stock Awards, including any Employee Retention Shares, in each case, which are settled in Acquiror Shares under this Agreement, (B) future issuances of Acquiror Shares pursuant to the Acquiror Incentive Equity Plan, or (C) Acquiror Shares issuable upon the exercise of Acquiror Warrants or Acquiror Closing Warrants); and
(iv)   to BP, Acquiror Shares equal to 0.25% of the fully diluted Acquiror Shares as of immediately following the Effective Time after the consummation of the Transactions (calculated after giving effect to all issuances of Acquiror Shares which are Transaction Share Consideration under this Agreement, all issuances of Acquiror Shares pursuant to the Subscription Agreements, and all issuances of Acquiror Shares as contemplated by this Section 3.09, but for the avoidance of doubt excluding (A) any Rollover Options, Rollover Restricted Stock Units, or Rollover Restricted Stock Awards, including any Employee Retention Shares, in each case, which are settled in Acquiror Shares under this Agreement, (B) future issuances of Acquiror Shares pursuant to the Acquiror Incentive Equity Plan, or (C) Acquiror Shares issuable upon the exercise of Acquiror Warrants or Acquiror Closing Warrants), and Acquiror Closing Warrants

representing 0.83333% of the fully-diluted Acquiror Shares as of immediately following the Effective Time after the consummation of the Transactions (calculated after giving effect to all issuances of Acquiror Shares which are Transaction Share Consideration under this Agreement, all issuances of Acquiror Shares pursuant to the Subscription Agreements, and all issuances of Acquiror Shares as contemplated by this Section 3.09, but for the avoidance of doubt excluding (A) any Rollover Options, Rollover Restricted Stock Units, or Rollover Restricted Stock Awards, including any Employee Retention Shares, in each case, which are settled in Acquiror Shares under this Agreement, (B) future issuances of Acquiror Shares pursuant to the Acquiror Incentive Equity Plan, or (C) Acquiror Shares issuable upon the exercise of Acquiror Warrants or Acquiror Closing Warrants).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and Merger Sub as follows, in each case as of the date hereof and as of the Closing:
Section 4.01   Corporate Organization of the Company.   The Company has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the certificate of incorporation of the Company certified by the Secretary of the State of Delaware and the bylaws, as in effect on the date hereof, previously made available by the Company to Acquiror are (i) true, correct and complete (ii) in full force and effect, and (iii) have not been amended in any respect from the copies made available to Acquiror. The Company is duly licensed or qualified to do business and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.
Section 4.02   Subsidiaries.   The Subsidiaries of the Company, together with details of their respective jurisdiction of incorporation or organization and names of their equityholders, are set forth on Schedule 4.02 (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except (other than with respect to due organization and valid existence) in each case has not had, and would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay or materially impair the ability of the Company to consummate the Transactions (this clause (ii), a “Company Impairment Effect”). Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.03   Due Authorization.   The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 4.05 and the receipt of the Company Holder Written Consent) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company and, except for the Company Holder Written Consent, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any Transaction Agreement to which the Company is a party or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).
Section 4.04   No Conflict.   The execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which they are a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not, (a) subject to receipt of the Company Holder Written Consent, contravene or conflict with (i) the certificate of incorporation, bylaws or other organizational documents of the Company or, in any material respect, its Subsidiaries or (ii) the Company Stockholders Agreements, Company Warrants or Senior Secured Notes, (b) subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05, contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries, (c) subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or as set forth on Schedule 4.04, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract to which the Company or any of its Subsidiaries is a party or by which their respective assets or properties may be bound or affected or any Permit of the Company or its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries, except in the case of each of clauses (b) through (d) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Company Impairment Effect.
Section 4.05   Governmental Authorities; Consents.   No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) applicable requirements of the HSR Act, (ii) the filing of the Certificate of Merger in accordance with the DGCL, (iii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby, (iv) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 4.05, and (v) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Company Impairment Effect.
Section 4.06   Current Capitalization.
(a)   Schedule 4.06(a) sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof and (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable vesting commencement date, (C) any applicable exercise (or similar) price, (D) the expiration date, (E) the vested and unvested portions thereof as of the date of this Agreement and (F) any applicable vesting schedule (including acceleration provisions). All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable and there is no other capital stock of the Company outstanding. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or the Company Stockholders Agreements or any other Contract to which the Company is party or bound, (2) were not issued in violation or without a waiver of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. Except as set forth on Schedule 4.06(a), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. All Company Options and Company Restricted Stock Units were granted in compliance with the Company Equity Plans and applicable Laws, and the exercise price per share of Company Common Stock underlying each Company Option was equal to or greater than the fair market value of such Company Common Shares underlying such Company Option as of the grant date.
(b)   The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholders Agreements). Except as set forth on Schedule 4.06(b) and except for the Company Stockholders Agreements, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.
(c)   Except as set forth on Schedule 4.06(c), none of the Company nor any of its Subsidiaries owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Company nor any of its Subsidiaries are a partner or member of any partnership, limited liability company or joint venture.
(d)   Schedule 4.06(d) sets forth a list of all Indebtedness for borrowed money of the Company and its Subsidiaries as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof. Following the consummation of the Transactions (including and assuming the payment of the Payoff Amounts to the applicable payee(s) set forth in the Payoff Letters), at the Closing, the Company and its Subsidiaries will not have any outstanding Indebtedness for borrowed money other than (x) in respect of the principal amounts and the applicable payee(s) set forth on Schedule 4.06(d) and (y) any Indebtedness pursuant to the FP Financing or any Alternative Financing and the Senior Secured Note Debt Rollover.
(e)   Schedule 4.06(e) sets forth a list of all Change of Control Payments of the Company and its Subsidiaries.
Section 4.07   Capitalization of Subsidiaries.
(a)   Schedule 4.07(a) sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding Equity Securities in each Subsidiary of the Company are solely owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens) and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interest other than transfer restrictions under the Securities Laws) and have not been issued in violation or without waiver of preemptive or similar rights. Except for Equity Securities owned by the Company or any wholly-owned Subsidiary of the Company, there are no Equity Securities of any Subsidiary of the Company authorized, reserved, issued or outstanding.
(b)   There are no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Company.

There are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. No Subsidiary of the Company is a party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.
(c)   Except as set forth on Schedule 4.07(c) and for Equity Securities in any wholly-owned Subsidiary of the Company, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person. No shares of capital stock are held in treasury by any Subsidiary of the Company.
Section 4.08   Financial Statements.
(a)   The Company has made available to Acquiror a true and complete copy of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and as of December 31, 2019 and the related audited consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company and its Subsidiaries for the fiscal years then ended, together with the auditors reports thereon (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2021 (the “Most Recent Balance Sheet”) and December 31, 2020 and the unaudited consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company and its Subsidiaries for the six month periods ended June 30, 2021 and June 30, 2020, respectively (clauses (i) and (ii), collectively, the “Financial Statements”), which are attached as Schedule 4.08. Except as set forth on Schedule 4.08, the Financial Statements (including the notes thereto) (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (ii) fairly present, in all material respects, the financial position, results of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company and its Subsidiaries as at the date thereof and for the period indicated therein and (iii) (x) in the case of the Audited Financial Statements, were audited in accordance with the standards of the AICPA and contain an unqualified report of the Company’s auditors and (y) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of this Agreement (including Regulation S-X or Regulation S-K, as applicable).
(b)   Each of the financial statements or similar reports relating to the Company and its Subsidiaries required to be included in the Registration Statement / Proxy Statement or any other filings or submissions to be made by the Company and its Subsidiaries or Acquiror with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Agreement (the financial statements described in this sentence, collectively, the “Closing Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 6.04, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company and its Subsidiaries as at the date thereof and for the period indicated therein (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).
(c)   The Company and its Subsidiaries have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company and its Subsidiaries’ assets. The Company and its Subsidiaries maintain and, for all periods covered by the Financial Statements and the Closing Company Financial Statements, have maintained books and records of the Company and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company and its Subsidiaries in all material respects.
(d)   Except as sets forth on Schedule 4.08, since January 1, 2019, the Company and its Subsidiaries have not received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries, (ii) a “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries or (iii) fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.
Section 4.09    Undisclosed Liabilities.   Except as set forth on Schedule 4.09, neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for on the face of the Most Recent Balance Sheet, (b) that have arisen since December 31, 2020 in the ordinary course of business of the Company and its Subsidiaries (none of which is a liability for a breach of Contract, breach of warranty or infringement or violation of Law), which are not, individually or in the aggregate, material in amount or significance, (c) expressly arising under this Agreement or the performance by the Company of its obligations hereunder (excluding any actions pursuant to Section 6.01), or (d) that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.
Section 4.10   Litigation and Proceedings.   Except as set forth on Schedule 4.10, since January 1, 2019, there has been no pending or, to the knowledge of the Company, threatened Action by or against the Company or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, or would have a Company Impairment Effect. There is no, and since January 1, 2019 there has been no, Governmental Order imposed upon or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect.
Section 4.11   Compliance with Laws.   Except where the failure to be, or to have been, in compliance with such Laws as has not, and would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect, the Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Laws and Governmental Orders. The Company and its Subsidiaries hold, and since January 1, 2019 have held, all licenses, approvals, consents, registrations, franchises and permits (the “Permits”) necessary for the lawful conduct of the business, except where the failure to so hold has not been, and would not be reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. From January 1, 2019, (a) neither the Company nor any of its Subsidiaries has received any written (or to the Company’s Knowledge, oral) notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and (b) to the knowledge of the Company, no assertion or Action of any violation of any Law, Governmental Order or Permit by the Company or any of its Subsidiaries is currently threatened against the Company or any of its Subsidiaries, in each case of (a) and (b), except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, no Action by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, no investigations with respect to the Company or any of its Subsidiaries have been conducted by any Governmental Authority since

January 1, 2019, other than those the outcome of which has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
Section 4.12   Contracts; No Defaults.
(a)   Schedule 4.12(a) contains a true and complete listing of all Contracts described in clauses (i) through (xiii) of this Section 4.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any Company Benefit Plans set forth on Schedule 4.13(a) (all such Contracts as described in clauses (i) through (xiii), collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.
(i)   Each Contract that involves aggregate payments or consideration furnished (x) by the Company or by any of its Subsidiaries of more than $2,000,000 or (y) to the Company or to any of its Subsidiaries of more than $2,000,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;
(ii)   Each Contract relating to Indebtedness with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $2,000,000;
(iii)   Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries (a) since January 1, 2019, in each case, involving payments in excess of $2,000,000 or (b) pursuant to which there are any material ongoing obligations;
(iv)   Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (x) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves aggregate payments in excess of $2,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;
(v)   Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (other than Contracts between wholly owned Subsidiaries of the Company);
(vi)   Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $2,000,000 in the aggregate;
(vii)   Each material Contract prohibiting or restricting in any respect the ability of the Company or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person;
(viii)   Each material license or other agreement under which the Company or any of its Subsidiaries (x) is a licensee with respect to any item of third party-owned Intellectual Property (excluding non-exclusive licenses in respect of click-wrap, shrink-wrap and other commercially available “off-the-shelf software” with annual aggregate fees of less than $2,000,000) or (y) is a licensor or otherwise grants to a third party any rights to use any item of Owned Intellectual Property;
(ix)   Each Contract for the development of material Intellectual Property by a third party for the benefit of the Company or any of its Subsidiaries (other than the Company’s standard form employee invention assignment agreements);
(x)   Each employment, independent contractor, consulting or similar Contract: (i) with any former (to the extent of any ongoing liability) or current employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries that provides for target annual cash compensation in excess of $250,000 and sets forth the terms of such individual’s employment or service with the Company or its Subsidiaries and (A) requires the Company or any of its Subsidiaries to provide notice in excess of thirty (30) days in order to terminate such employment or service or (B) provides for severance, retention, change of control, transaction or similar payments or accelerated vesting of compensation or benefits upon the transactions contemplated by this Agreement or (ii) with any Key Employee setting forth the terms of employment of such Key Employee;
(xi)   Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;
(xii)   any Contract with any Affiliate of the Company (other than a Subsidiary of the Company);
(xiii)   any Contract that is a currency or interest hedging arrangement; and
(xiv)   Any commitment to enter into agreement of the type described in clauses (i) through (xiii) of this Section 4.12(a).
(b)   Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date, each Material Contract (other than the Leases) is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, (w) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is, or is alleged to be, in breach of or default under any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a) (x) since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written claim or notice of breach of or default under any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), (y) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), (in each case, with or without notice or lapse of time or both) and (z) no party to any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a) that is a customer of or supplier to the Company or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, the Company or any of its Subsidiaries.
Section 4.13   Company Benefit Plans.
(a)   Schedule 4.13(a) sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement a “Company Benefit Plan” is each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including “multiemployer plans” as defined in Section 3(37) of ERISA), and any stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment, individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, whether or not subject to ERISA, which are contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, individual independent contractor or individual consultant of the Company or its Subsidiaries (the “Company Employees”) or under or with respect to which the Company or any of its Subsidiaries has any liability or obligation, contingent or otherwise.
(b)   With respect to each material Company Benefit Plan, the Company has delivered or made available to Acquiror copies of (i) each Company Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan, and (vi) any non-routine correspondence with any Governmental Authority within the past three years.
(c)   Each Company Benefit Plan has been established, maintained, funded and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code.

All material contributions, premiums or other payments that are due with respect to any Company Benefit Plan have been made and all such material amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in the Company’s financial statements to the extent required by GAAP. Neither the Company nor any of its Subsidiaries have any material liability by reason of an individual who performs or performed services for the Company or any of its Subsidiaries in any capacity being improperly excluded from participating in a Company Benefit Plan or any individual being improperly allowed to participate in a Company Benefit Plan.
(d)   Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.
(e)   No event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law. There do not exist any pending or, to the Company’s knowledge, threatened Actions (other than routine claims for benefits), audits or investigations with respect to any Company Benefit Plan. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan. that could be reasonably expected to result in material liability to the Company or any of its Subsidiaries For purposes of this Agreement, “ERISA Affiliate” means any entity, trade or business (in each case, whether or not incorporated) that, together with the Company or any of its Subsidiaries, is (or at a relevant time has been or would be) considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.
(f)   Except as set forth on Schedule 4.13(f), neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement or post-termination health, medical or life insurance benefits for current, former or retired employees, directors, individual independent contractors or individual consultants of the Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or a similar applicable Law. Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.
(g)   Neither the Company nor any of its Subsidiaries sponsored or was required to contribute to, at any point during the six year period prior to the date hereof, or otherwise has any current or contingent liability or obligation under or with respect to (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person.
(h)   Except as set forth on Schedule 4.13(h), neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration, funding, vesting or creation of any rights of any current or former director, officer, employee, individual independent contractor or individual consultant of the Company or its Subsidiaries to payments or benefits or increases in any payments or benefits (including any loan forgiveness) under any Company Benefit Plan or otherwise or (ii) result in the payment to any current or former employee, officer, director, individual independent contractor or individual consultant of the Company or its Subsidiaries of any severance or other cash payments, or any increase in severance payments upon any termination of employment or service.

(i)   No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer, director, shareholder, individual independent contractor or individual consultant of the Company or any of its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code would result in an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) to such “disqualified individual” as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)). Neither the Company nor any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.
(j)   Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in documentary compliance in all material respects with, and has been operated in all material respects in good faith compliance with, Section 409A of the Code since January 1, 2005 or its inception (whichever is later), and all applicable regulations and notices issued thereunder. No Company Benefit Plan or award thereunder provides to any “service provider” (within the meaning of Section 409A of the Code) of the Company or its Subsidiaries any compensation or benefits which has been subjected or could reasonably be expected in the future to subject such service provider to gross income inclusion or additional Tax pursuant to Section 409A(a)(1) of the Code.
(k)   Without limiting the generality of Section 4.13(a) through Section 4.13(j) above, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”): (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities; and (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity or gratuity plan or arrangement, and no Foreign Plan has any material unfunded or underfunded liabilities.
Section 4.14   Labor Matters.
(a)   Neither the Company nor any of its Subsidiaries is party to or bound by any CBA or bargaining obligation or relationship with a labor union, works council, labor organization or other similar representative of employees. To the knowledge of the Company, no employees are represented by any labor union, labor organization, works council or other similar representative of employees with respect to their employment with the Company or any of its Subsidiaries. To the knowledge of the Company, there are no, and since January 1, 2019 there have been no, activities or proceedings of any labor union, works council, labor organization or group of employees to organize any employees of the Company or its Subsidiaries. There is no, and since January 1, 2019 has been no, material labor dispute, labor grievance, labor arbitration, unfair labor practice or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, or work stoppage against or affecting the Company or any of its Subsidiaries, in each case, pending or threatened.
(b)   Since January 1, 2019, neither the Company nor any of its Subsidiaries has implemented any plant closings, employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions (including as a result of COVID-19) that triggered notice, payment or other obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws (“WARN Act”). Neither the Company nor any of its Subsidiaries have incurred any material employment-related liability with respect to COVID-19.
(c)   Except as set forth on Schedule 4.14, each of the Company and its Subsidiaries is in material compliance and since January 1, 2019 has been in material compliance with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, harassment or retaliation, wages and hours, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action and affirmative action plan obligations, workers’ compensation, labor relations, employee leave issues, paid time off, harassment and discrimination training and policies, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance.
(d)   Except as is not, and would not reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) has fully and timely made all payments including wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation owed to any Company Employees for any services or amounts required to be reimbursed or otherwise paid in accordance with applicable Law, Contract or Company policy, and (ii) is not subject to any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such payments.
(e)   To the knowledge of the Company, no Key Employee is in any material respect in violation of any employment agreement, fiduciary duty, noncompetition agreement, nonsolicitation agreement, nondisclosure agreement, restrictive covenant or other material obligation owed to the Company or any of its Subsidiaries or owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of its Subsidiaries.
(f)   The Company and its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, harassment or retaliation allegations of which any of them is or was aware in the past three (3) years and, if applicable, taken prompt corrective action that is reasonably calculated to prevent further improper action (if any). The Company and its Subsidiaries do not reasonably expect any material liabilities with respect to any such allegations and are not aware of any complaints of discrimination, harassment, or retaliation relating to managerial employees (including directors and officers) of the Company and its Subsidiaries that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.
(g)   As of the date hereof, the Company has no knowledge that any Key Employee has provided notice of an intention to terminate his or her employment prior to the one (1) year anniversary of the Closing.
Section 4.15   Taxes.
(a)   All material Tax Returns required by Law to be filed by the Company or any of its Subsidiaries have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects.
(b)   All material amounts of Taxes due and owing by the Company and any of its Subsidiaries have been paid, and since the date of the Most Recent Balance Sheet neither the Company nor any of its Subsidiaries have incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business.
(c)   Each of the Company and its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.
(d)   Neither the Company nor any of its Subsidiaries is engaged in, or has pending or received written notice of, any, examination, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute, deficiency or claim with respect to a material amount of Taxes, other than disputes, deficiencies or claims that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction, which claim has not been dismissed, withdrawn or otherwise resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e)   In the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(f)   Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(g)   Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) entered into prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transactions or any excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); or (v) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business. Neither the Company nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.
(h)   There are no Liens with respect to Taxes on any of the assets of the Company or any of its Subsidiaries, other than Liens for Taxes not yet due and payable.
(i)   Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or (ii) as a transferee or successor, by Contract or otherwise.
(j)   Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).
(k)   Each of the Company and its Subsidiaries, to the extent applicable, has (i) properly complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state, local or non-U.S. Law), (ii) properly complied with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iii) not deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, or any other provision of the CARES Act.
(l)   Neither the Company nor any of its Subsidiaries have taken any action (nor permitted any action to be taken), and, as of the date hereof, is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from constituting a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.
Section 4.16   Insurance.   Schedule 4.16 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.16, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.
Section 4.17   Permits.   Except for such failures to hold all Permits or be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries, (i) hold all Permits; and (ii) are in compliance with the terms of all Permits necessary for the ownership and operation of their businesses, each of which is set forth on Schedule 4.17. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other material impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or material impairment would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, there is no pending or, to the knowledge of the Company, threatened (orally or in writing) legal proceeding with any Governmental Authority having jurisdiction or authority over the operations of the Company or any of its Subsidiaries that would reasonably be expected to impair the validity of any Permit, or result in the revocation, cancellation, termination or material impairment of any Permit.
Section 4.18   Machinery, Equipment and Other Tangible Property.   The Company or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.
Section 4.19   Real Property.
(a)   Neither the Company nor any of its Subsidiaries owns any real property.
(b)   Schedule 4.19(b) contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property, in each case, identified by including the address of each such Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the written leases, subleases, licenses, concessions and other agreements pursuant to which the Company or any Subsidiary holds any Leased Real Property or is otherwise a party with respect to the Leased Real Property, along with a written summary of any oral leases (together with all amendments, extensions, renewals, guaranties and other agreements with respect thereto, and including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder, collectively, the “Leases”). The Company or one of its Subsidiaries has a valid leasehold estate in all Leased Real Property, and to the knowledge of the Company, there are no disputes with respect to any Lease, in each case, subject only to Permitted Liens. With respect to each Lease, (i) each Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the Company’s knowledge, the other party thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to Acquiror, (iii) neither the Company nor one of its Subsidiaries has received or given any currently outstanding and uncured written notice of default or breach under any of the Leases and to the knowledge of the Company, neither the Company nor its Subsidiaries has received oral notice or has otherwise been informed of any default or breach that has not been cured; (iv) to the knowledge of the Company, there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach by the Company or one of its Subsidiaries or permit the termination, modification or acceleration of rent under such Lease or, in each case, to the Company’s knowledge, the other party thereto; (v) neither the Company nor one of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (vi) neither the Company nor one of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein.
(c)   The Leased Real Property comprises all of the material real property used in connection with the business of the Company and its Subsidiaries.
Section 4.20   Intellectual Property and IT Security.
(a)   Schedule 4.20(a) lists (i) all Owned Intellectual Property for which applications have been filed or registrations or issuances have been obtained, whether in the United States or internationally as of the date of this Agreement (“Registered Intellectual Property”), (ii) each material unregistered trademark or service mark (not included in Registered Intellectual Property) and (iii) all material Company Software. Each item of Registered Intellectual Property that is registered is subsisting and unexpired and, to the knowledge of the Company and its Subsidiaries, valid and enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Registered Intellectual Property in full force and effect. The Company or one of its Subsidiaries (i) solely and exclusively owns all Owned Intellectual Property and (ii) has the right to use pursuant to a valid written license, sublicense, agreement or permission, all other Intellectual Property used that is material for the operation of the business of the Company and its Subsidiaries, as presently conducted (“Licensed Intellectual Property”). The Company Intellectual Property, constitutes all of the Intellectual Property necessary for the Company and its Subsidiaries to conduct the business as currently conducted, free and clear of all Liens other than Permitted Liens.
(b)   To the knowledge of the Company, (i) the conduct and operation of the business of the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and have not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any Person and (ii) no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property. The Company and its Subsidiaries have not received from any Person any written notice or, to the knowledge of the Company and its Subsidiaries, threats, that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person.
(c)   (i) The Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain (x) all material Owned Intellectual Property and the confidentiality of material Company Intellectual Property (including, through confidentiality agreements) and (y) the security, confidentiality, value, continuous operation and integrity of the IT Systems and Software (and all data stored therein or transmitted thereby); (ii) no material Company Software incorporates or is derived from any Open Source Software; and (iii) except for consultants and other independent contractors engaged by the Company or any of its Subsidiaries in the ordinary course of business under written confidentiality agreements, no other Person possesses (or has any right to access or have disclosed, whether present, contingent or otherwise) any source code to the material Company Software. Neither the Company nor any of its Subsidiaries have disclosed any material confidential Company Intellectual Property to any third party, other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information. All material Intellectual Property developed by current or former employees, consultants, or contractors of the Company or any of its Subsidiaries in the scope of their respective employment or engagement by the Company or one of its Subsidiaries is owned by the Company or one of its Subsidiaries by written assignment or operation of Law.
(d)   The Company and its Subsidiaries own or have a valid right to access and use pursuant to a written agreement all material IT Systems used in connection with the business as currently conducted. The Company and its Subsidiaries have commercially reasonable back-up and disaster recovery arrangements, procedures or facilities for the continued operation of its businesses in the event of a failure of the IT Systems that are, in the reasonable determination of the Company and its Subsidiaries, in accordance with standard industry practice. The Company has taken reasonable steps to test the arrangements, procedures or facilities at reasonable intervals. There has not been any material failure with respect to any of the IT Systems that has not been remedied in all material respects. To the Company’s knowledge, the Company Software and IT Systems are free of any malicious Software including viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants (“Malware”) or material vulnerabilities, which may be used to gain access to, alter, delete, destroy or disable any of the IT Systems or Company Software or which may in other ways cause damage to such IT Systems or Company Software. The Company and its Subsidiaries have taken commercially reasonable steps to protect the Company Software and IT Systems from such Malware or vulnerabilities.
(e)   The conduct of the business and the Company and its Subsidiaries and any Person acting for or on the Company’s or its Subsidiaries’ behalf have, since January 1, 2019, at all times complied in all material respects with (i) all applicable Privacy Laws, (ii) all of the Company’s policies and notices regarding Personal Information, Company Data, Data Treatment or the IT Systems, and (iii) all of the Company’s contractual obligations with respect to Personal Information, Company Data, Data Treatment or the IT Systems (collectively, the “Data Security Requirements”). To the extent applicable, the Company and its Subsidiaries have implemented and maintain commercially reasonable policies, procedures or systems for receiving and appropriately responding to requests from individuals concerning their Personal Information. None of the Company’s or its Subsidiaries’ privacy policies or notices are misleading or deceptive in any material respects. The Company and its Subsidiaries have implemented and maintain commercially reasonable and appropriate technical and organizational safeguards, at least consistent with practices in the industry in which the Company and its Subsidiaries operate, to protect Personal Information, Company Data and confidential data against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. The Company and its Subsidiaries have taken commercially reasonable steps to ensure that any third party with access to Personal Information or Company Data collected by or on behalf of the Company or its Subsidiaries has implemented and maintained reasonable and appropriate safeguards for such data. There have been no breaches, security incidents, misuse of or unauthorized access to the IT Systems that resulted in any material unauthorized acquisition, destruction, damage, loss, corruption, alteration, use or disclosure of any Company Data or any Personal Information collected, used or processed by or on behalf of the Company or its Subsidiaries. The Company and its Subsidiaries have not received or provided or been legally required to provide any notices to any Person in connection with an unauthorized disclosure of Personal Information. The Company and its Subsidiaries have not received any notices of any claims of, or investigations related to, or been charged with, the violation of any Data Security Requirements from any Governmental Authority. To the Company’s and its Subsidiaries’ knowledge, there are no facts or circumstances that could reasonably form the basis of any such notice or claim.
(f)   Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in: (i) the loss or impairment of Acquiror’s right to own or use any of the Company Intellectual Property; (ii) any material liabilities in connection with any Data Security Requirements; or (iii) the payment of any additional consideration for Acquiror’s right to own or use any of the Company Intellectual Property. The Company Intellectual Property shall be available for use by Acquiror and the Company and its Subsidiaries immediately after the Closing Date on materially identical terms and conditions to those under which the business and the Company and its Subsidiaries owned or used the Company Intellectual Property immediately prior to the Closing Date.
Section 4.21   Environmental Matters.   Except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect or to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole:
(a)   The Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance in all respects with all Environmental Laws, which includes and has included holding and complying in all respects with all Permits required under Environmental Laws.
(b)   There are no Actions or notices of violation pending against or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging, and the Company and its Subsidiaries have not received any written notice alleging, any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor, to the knowledge of the Company, is there any basis for any such claims or notices.
(c)   Neither the Company nor any of its Subsidiaries (or, to the knowledge of the Company, any other Person to the extent giving rise to liability for the Company or any of its Subsidiaries) has manufactured, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, or, to the knowledge of the Company, owned or operated any property or facility which is or has been contaminated by, any Hazardous Materials, in each so as to give rise to any liability (contingent or otherwise) of the Company or any of its Subsidiaries under any Environmental Laws.
(d)   The Company and its Subsidiaries have furnished to Acquiror all environmental audits, reports, and other documents materially bearing on environmental, health or safety liabilities relating to the Company’s and its Subsidiaries’ past or current operations, properties or facilities which are in their possession or under their reasonable control.
Section 4.22   Absence of Changes.
(a)   Since December 31, 2020, through and including the date of this Agreement, no Material Adverse Effect has occurred.
(b)   Except as set forth in Schedule 4.22(b), since December 31, 2020, through and including the date of this Agreement, except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the transactions contemplated hereby or thereby, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.
(c)   Except as set forth in Schedule 4.22(c), since December 31, 2020, through and including the date of this Agreement, except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the transactions contemplated hereby or thereby, neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 6.01.
Section 4.23   Brokers’ Fees.   Other than as set forth on Schedule 4.23, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.
Section 4.24   Related Party Transactions.
(a)   Except for the Contracts set forth on Schedule 4.24(i), there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, equityholders, officer or director of the Company or, to the Company’s knowledge, any Affiliate of any of the foregoing (each such Person, a “Company Related Party”), except in each case, for (i) employment agreements, fringe benefits and other compensation paid to directors, officers, employees, individual independent contractors or individual consultants consistent with previously established policies, (ii) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (i) and this clause (ii) any loans made by the Company or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements, other than, in each case, loans made under the Company’s or its Subsidiary’s 401(k) plan in accordance with the existing terms thereof), (iii) amounts or benefits paid, received or accrued pursuant to Company Benefit Plans or (iv) other Contracts entered into after the date of this Agreement that are entered into in accordance with Section 6.01. Except as set forth on Schedule 4.24(ii), no Company Related Party (x) owns any interest in any material asset used in the Company or any of its Subsidiaries’ businesses, (y) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of the Company or any of its Subsidiaries or (z) owes any material amount to, or is owed any material amount by, the Company or any of its Subsidiaries (other than (A) ordinary course accrued compensation, employee benefits, employee or director expense reimbursement, (B) under a Company Benefit Plan set forth on Schedule 4.13(a) or (C) other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 6.01 or entered into in accordance with Section 6.01). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.24 are referred to herein as “Company Related Party Transactions”.

Section 4.25   Information Supplied.   None of the information relating to the Company or its Subsidiaries supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries, in writing, for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Acquiror Holders or at the time of the Acquiror Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement / Proxy Statement that is modified in any material respect by any Acquiror Party or any of its Affiliates or Representatives without the Company’s prior approval which is misleading solely by virtue of such modification.
Section 4.26   Indebtedness.   Schedule 4.26 sets forth the principal amount and the applicable payee(s) of all of the outstanding Indebtedness of the Company as of the date hereof.
Section 4.27   SBA PPP Loans.
(a)   The Company has determined in good faith that its Subsidiary set forth on Schedule 4.27 (the “Specified Subsidiary”) was eligible to apply as a borrower under the United States Small Business Administration’s Paycheck Protection Program, including the application of SBA affiliation rules, and had taken into consideration in making such determination the Interim Final Rule and all FAQs issued by the SBA, and all applications, documents and other information submitted to any Governmental Authority on behalf of the Specified Subsidiary with respect to any SBA PPP Loan were true and correct in all respects.
(b)   The Specified Subsidiary has (i) used the proceeds of the SBA PPP Loan only for “allowable uses” as described in Section 1102 of the CARES Act and (ii) complied with all other laws, terms and conditions applicable to the SBA PPP Loan.
(c)   The Specified Subsidiary has not used the proceeds of the SBA PPP Loan for any purpose, or taken any action, that could (i) reduce the amount of the SBA PPP Loan that may be forgiven under Section 1106 of the CARES Act or (ii) otherwise cause any amount of the SBA PPP Loan to not be forgiven under Section 1106 of the CARES Act.
(d)   The Specified Subsidiary prepared and filed a true, correct and complete application for forgiveness of the SBA PPP Loan under Section 1106 of the CARES Act and has complied with all deadlines, requests (including requests for documentation), inquiries and similar items with respect to such application. The SBA PPP Loan was paid-off by the United States Small Business Administration to the lender of the SBA PPP Loan on June 14, 2021.
Section 4.28   Required Vote.   The Company Holder Written Consent is the only vote of the holders of Company Shares, including any class of Company Preferred Stock, that is required to approve this Agreement and the Transactions.
Section 4.29   Government Contracts.   To the Knowledge of the Company, since January 1, 2019, the Company has not (a) materially breached or materially violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Authority; (c) been audited or investigated by any Governmental Authority or Government Official with respect to any Government Contract (other than routine audits, examinations or investigations conducted by a Governmental Authority or Government Official in the ordinary course of business pursuant to such Government Contract); (d) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Authority, Government Official, or any other Person any written notice of material breach, cure, show cause or default with respect to any Government Contract; or (f) had any Government Contract terminated by any Governmental Authority, Government Official, or any other Person for default or failure to perform. The Company has established and maintains adequate internal controls for compliance in all material respects with its Government Contracts. All material pricing discounts have been properly reported to and credited to the customer and all invoices and claims for payment, reimbursement or adjustment submitted by the Company were current, accurate and complete in all material respects as of their respective submission dates. There are no material outstanding claims or disputes in connection with the Company’s Government Contracts. To the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to any of the Company’s Government Contracts.
Section 4.30   International Trade; Anti-Corruption.
(a)   Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”). In the last five years, neither the Company nor any of its Subsidiaries has exported or reexported any EAR- or ITAR-controlled products, services, technology or data except pursuant to valid licenses, approvals or license exceptions and otherwise in accordance with applicable Law.
(b)   Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has in the last five years made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or knowingly indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws or has otherwise been in violation of Anti-Corruption Laws.
(c)   Except as set forth on Schedule 4.30(c), in the past five years, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws. The Company and its Subsidiaries have maintained policies, procedures and internal controls reasonably designed to ensure compliance with Anti-Corruption Laws and Trade Controls.
Section 4.31   Debt Financing.
(a)   The Company has delivered to the Acquiror a true and complete copy of the executed Francisco Debt Commitment Letter and including all exhibits, schedules and annexes thereto. As of the date hereof, the Francisco Debt Commitment Letter has not been amended, restated or modified, and the commitments contained therein have not been terminated, reduced, rescinded or withdrawn and no such termination, reduction, rescission or withdrawal thereof is contemplated by the Company or, to the knowledge of the Company, any other party thereto. As of the date hereof, the Francisco Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of the Company and, to the knowledge of the Company, the other parties thereto. As of the date hereof, to the knowledge of the Company, there are no written agreements, side letters, understandings, contracts or arrangements of any kind relating to the matters contemplated by the Francisco Debt Commitment Letter among the parties thereto (except for customary non-disclosure agreements, non-reliance letters and similar written agreements, in each case which do not impact the conditionality or amount of the FP Financing). As of the date hereof, the FP Financing is subject to no conditions precedent or other contractual contingencies, other than those expressly set forth in the Francisco Debt Commitment Letter. As of the date hereof, to the knowledge of the Company, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach by the Company or any other party thereto under the Francisco Debt Commitment Letter. As of the date hereof, assuming the satisfaction of all of the conditions in Article IX, the Company has no reason to believe that (i) any of the conditions to funding set forth in the Francisco Debt Commitment Letter will not be satisfied on or prior to the Closing Date or (ii) the financing contemplated by the Francisco Debt Commitment Letter (the “FP Financing”) will not be made available to the Company on the Closing Date in accordance with the terms of the Francisco Debt Commitment Letter.
(b)   Assuming the satisfaction of the condition set forth in Section 9.01(h) and the accuracy of the estimates, as of the date hereof, of Acquiror Transaction Expenses, Company Transaction Expenses, the FP

Financing, when funded in accordance with the Francisco Debt Commitment Letter, will provide the Company at and as of the Closing Date with sufficient available funds, together with (A) cash on hand of the Company and its Subsidiaries, (B) the PIPE Investment Amount, and (C) cash available in the Trust Account following the Acquiror Shareholders’ Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption, and (E) other cash on hand at the Acquiror or Merger Sub on the Closing Date hereunder to permit the Company and its Subsidiaries to consummate the FP Financing and pay the Acquiror Transaction Expenses and Company Transaction Expenses on the Closing Date (such payments, collectively, the “Financing Amounts”).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES
Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), each Acquiror Party represents and warrants to the Company as follows, in each case as of the date hereof and as of the Closing:
Section 5.01   Corporate Organization.   Each of Acquiror and Merger Sub is duly incorporated and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation and has the corporate or company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except (other than with respect to Acquiror’s and Merger Sub’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Acquiror or Merger Sub to consummate the Transactions (a “Acquiror Impairment Effect”). The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an Acquiror Impairment Effect.
Section 5.02   Due Authorization.
(a)   Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the Required Acquiror Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Required Acquiror Shareholder Approval, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party will be party, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party will be party, will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b)   At a meeting duly called and held, the Acquiror Board has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Acquiror’s shareholders, (ii) determined that the fair market value of the Company is equal to at least 80% of the assets held in the Trust Account (less any deferred underwriting discounts and commissions and Taxes payable on interest earned on the Trust Account) as of the date hereof, (iii) approved the Transactions as a Business Combination and (iv) resolved to recommend to Acquiror’s shareholders approval of each of the Transaction Proposals.
Section 5.03   No Conflict.   The execution, delivery and performance of this Agreement and any Transaction Agreement to which any Acquiror Party is a party by such Acquiror Party and, upon receipt of the Required Acquiror Shareholder Approval, the consummation of the transactions contemplated hereby and thereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror (including Merger Sub), (b) conflict with or result in any violation of any provision of any Law or Governmental Order binding on or applicable to Acquiror (including Merger Sub), any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror (including Merger Sub) is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror (including Merger Sub), except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Impairment Effect.
Section 5.04   Litigation and Proceedings.   As of the date hereof, there are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against any Acquiror Party, or otherwise affecting any Acquiror Party or their respective assets, which, if determined adversely, could, individually or in the aggregate, have an Acquiror Impairment Effect. There is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which would, individually or in the aggregate, reasonably be expected to have an Acquiror Impairment Effect. The business of each of the Acquiror Parties has been conducted in all material respects in accordance with all applicable Laws. As of the date hereof, no Acquiror Party has received any written notice of any violation of Law.
Section 5.05   Governmental Authorities; Consents.   No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of any Acquiror Party with respect to the execution or delivery and performance of this Agreement by each Acquiror Party or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable, or the consummation of the transactions contemplated hereby or thereby, except for (i) applicable requirements of the HSR Act, (ii) the filing of the Certificate of Merger and the Acquiror A&R Charter in accordance with the DGCL, (iii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby, (iv) such filings with and approval of NYSE (or, if applicable in accordance with Section 7.07(b), Nasdaq) to permit the Acquiror Common Stock (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the Acquiror Common Stock to be issued pursuant to the Merger) to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on the NYSE (or, if applicable in accordance with Section 7.07(b), Nasdaq), (v) the Required Acquiror Shareholder Approval, (vi) the applicable requirements and any approvals and filings that may be required in connection with the Domestication under the Companies Act or (vii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Impairment Effect.

Section 5.06   Trust Account.
(a)   As of the date hereof, there is at least $345,000,000 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated March 9, 2021, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated March 4, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no Actions pending with respect to the Trust Account. Since March 9, 2021, Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Memorandum and Articles shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no shareholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Shareholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than the underwriter of Acquiror’s initial public offering in respect of deferred underwriting fees and shareholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Shareholder Redemption) to any portion of the proceeds in the Trust Account.
(b)   As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date. As of the date hereof, Acquiror and Merger Sub do not have any Contract requiring them to enter into or incur, any obligations with respect to or under, any Indebtedness.
Section 5.07   Brokers’ Fees.   Other than as set forth on Schedule 5.07, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror, Merger Sub or any of their respective Affiliates, including Sponsor.
Section 5.08   SEC Reports; Financial Statements; Sarbanes-Oxley Act.
(a)   Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished by with the SEC subsequent to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, but excluding the Registration Statement / Proxy Statement, the “Additional SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such subsequent filing) and none of the

Additional SEC Reports as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such subsequent filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of Acquiror included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended. The Company acknowledges that (i) the staff of the SEC (the “Staff”) issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”), (ii) Acquiror continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports in connection with such review of the Statement or any subsequent agreements, orders, comments or other guidance from the Staff of the SEC regarding the accounting policies of the Acquiror shall be deemed not material for purposes of this Agreement. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.
(b)   Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer. To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s financial statements included in Acquiror’s periodic reports required under the Exchange Act.
(c)   Acquiror has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Acquiror’s assets. Acquiror maintains books and records of the Acquiror and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Acquiror in all material respects.
(d)   Except as it relates to any material weakness identified in the Acquiror’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, there is no (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror or (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror. The Company acknowledges that (i) the Staff issued the Statement, (ii) Acquiror continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports in connection with such review of the Statement or any subsequent related agreements or other guidance from the Staff of the SEC shall be deemed not material for purposes of this Agreement.
(e)   To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports.
Section 5.09   Business Activities.
(a)   Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward its initial public offering and the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have an Acquiror Impairment Effect. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. Acquiror owns all of the issued and outstanding shares of Equity Securities of Merger Sub. Acquiror does not have any Subsidiaries other than Merger Sub.
(b)   Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity, other than Merger Sub. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c)   There is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of June 30, 2021 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of June 30, 2021 in the ordinary course of the operation of business of Acquiror, (iii) incurred in connection with or contemplated by this Agreement or the Transactions or (iv) that would not reasonably be expected to be, individually or in the aggregate, material to Acquiror. The Company acknowledges that (i) the Staff issued the Statement, (ii) Acquiror continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports in connection with the review of the Statement or any subsequent related agreements or other guidance from the Staff of the SEC shall be deemed not material for purposes of this Agreement.
Section 5.10   Taxes.
(a)   All material Tax Returns required by Law to be filed by Acquiror have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects.
(b)   All material amounts of Taxes due and owing by Acquiror have been paid, and since the date of Acquiror’s consolidated balance sheet as of December 31, 2020, Acquiror has not incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business.
(c)   Acquiror has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.
(d)   Acquiror is not engaged in, or has pending or received written notice of, any audit, examination, administrative proceeding or judicial proceeding with respect to Taxes. Acquiror has not received any written notice from a Governmental Authority of a dispute, deficiency or claim with respect to a material amount of Taxes, other than disputes, deficiencies or claims that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction, which claim has not been dismissed, withdrawn or otherwise resolved. Acquiror has not executed any agreements waiving the statute of limitations on or extending the period for the assessment or reassessment or collection of any material Tax, in each case, which have not since expired and no written request for any such waiver or extension is currently pending.
(e)   In the three (3) years prior to the date hereof, Acquiror (or any predecessor thereof) has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f)   Acquiror has never been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(g)   Acquiror will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) entered into prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transactions or any excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); or (v) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business. Acquiror will not be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.
(h)   There are no Liens with respect to Taxes on any of the assets of Acquiror, other than Liens for Taxes not yet due and payable.
(i)   Acquiror has never been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. Acquiror does not have any material liability for the Taxes of any Person (other than Acquiror) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or (ii) as a transferee or successor, by Contract or otherwise.
(j)   Acquiror is not a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than Acquiror) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).
(k)   Acquiror has not taken any action (nor permitted any action to be taken), and, as of the date hereof, is not aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from constituting a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.
Section 5.11   Capitalization.
(a)   As of the date of this Agreement and without taking into effect the PIPE Investment, the authorized capital stock of Acquiror consists of 551,000,000 shares of capital stock, including (i) 500,000,000 shares of Acquiror Class A Common Stock, (ii) 50,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 shares of Acquiror Preferred Stock, of which (A) 34,500,000 shares of Acquiror Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 8,625,000 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement, and (C) no shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance in all material respects with applicable Law and the Acquiror Organizational Documents and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, Acquiror has duly authorized and validly issued 19,300,000 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. On the Closing Date immediately following the Effective Time after the closings under all of the Subscription Agreements have occurred, all of the issued and outstanding Acquiror Common Stock (i) will be duly authorized, validly issued, fully paid and nonassessable, (ii) will have been issued in compliance in all material respects with applicable Law, (iii) will not have been issued in breach or violation of any preemptive rights or Contract to which Acquiror is a party or bound and (iv) will have been issued free and clear of any Liens (other than Liens as created by the Acquiror Organizational Documents, the recipient of shares of Acquiror Common Stock or applicable Securities Laws).
(b)   Except for the securities to be issued pursuant to this Agreement, the Acquiror Warrants and the Subscription Agreements, or as set forth in Schedule 5.11(b), as of the date hereof, there are no Equity Securities of Acquiror authorized, reserved, issued or outstanding. Except for the Acquiror Common Stock and Acquiror Warrants set forth on Schedule 5.11(b), (taking into account, for the avoidance of doubt, any changes or adjustments to the Acquiror Shares and the Acquiror Warrants as a result of, or to give effect to, the Domestication and assuming that no Acquiror Shareholder Redemption is effected), immediately prior to Closing, there shall be no other outstanding Equity Securities of Acquiror. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. Except as set forth on Schedule 5.11(b), there are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s shareholders may vote. Except as disclosed in the SEC Reports and the Subscription Agreements, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.
(c)   Other than Merger Sub, Acquiror does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.
Section 5.12   NYSE Stock Market Listing.   The issued and outstanding units of Acquiror, each such unit comprised of one share of Acquiror Class A Common Stock and one-third of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “TWNT U”. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “TWNT”. As of the date of this Agreement, Acquiror is in compliance in all material respects with the applicable NYSE corporate governance requirements for continued listing of the Acquiror Class A Common Stock and Acquiror Warrants. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “TWNT WS”. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or prohibit or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on NYSE. None of Acquiror or its Affiliates has taken any action that is designed to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act. Except as set forth in the Acquiror SEC Reports or Schedule 5.12, Acquiror has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Common Stock from the NYSE or the SEC.
Section 5.13   PIPE Investment.   Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of $50,804,090 (the “PIPE Investment Amount”). To the knowledge of Acquiror, with respect to each PIPE Investor, as of the date of this Agreement, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. Other than in respect of any Subscription Agreement to which the Company is a party, the Subscription Agreements provide that the Company is a third party beneficiary of and entitled to enforce the applicable provisions specified therein. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement, that could affect the obligation of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, Acquiror does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein. No representation or warranty pursuant to this Section 5.13 is given with respect to any representation given by a Company Stockholder contained in a Subscription Agreement between any Acquiror and any Company Stockholder. No fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.
Section 5.14   Related Party Transactions.   Except as described in the SEC Reports, there are no transactions, Contracts, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Acquiror Party.
Section 5.15   Committee on Foreign Investment in the United States (“CFIUS”) and ITAR Registration Requirements.   Neither the Acquiror nor Merger Sub is a “Foreign Person,” as such term is defined in 31 C.F.R. § 800.224. Neither this Agreement nor the consummation of the Transactions will require notifications pursuant to 22 C.F.R § 122.4(b).
Section 5.16   Registration Statement / Proxy Statement.   None of the information relating to the Acquiror Parties supplied or to be supplied by any Acquiror Party, or by any other Person acting on behalf of any Acquiror Party, in writing specifically for inclusion in the Registration Statement / Proxy Statement will, as of the date the Registration Statement / Proxy Statement (or any amendment or supplement thereto) is first mailed to Acquiror’s shareholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 5.17   Sponsor Agreement.   Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Agreement.
Section 5.18   Investment Company Act.   Neither the Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 5.19   Indebtedness.   As of the date hereof, no Acquiror Party has any Indebtedness for borrowed money.
Section 5.20   Opinion of Acquiror Financial Advisor.   The Acquiror Board has received the opinion of Houlihan Lokey Capital, Inc. to the effect that, as of the date of such opinion and based on and subject to the assumptions and qualifications and other matters set forth in such opinion, the Transaction Share Consideration to be issued by Acquiror in the Merger pursuant to this Agreement is fair to Acquiror from a financial point of view and, as of the date hereof, such opinion has not been modified or withdrawn.
ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.01   Conduct of Business.
(a)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its

Subsidiaries to, except as expressly required by this Agreement, as set forth on Schedule 6.01, as consented to in writing by Acquiror, any COVID-19 Response Measures or as required by applicable Law (including COVID-19 Measures), (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course of business in all material respects, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors, creditors, and other material business relationships of the Company and its Subsidiaries in all material respects, (iii) use commercially reasonable efforts to keep available the services of their present officers, and (iv) comply with, and continue performing under, as applicable, the Company Organizational Documents, the Transaction Agreements and all other Material Contracts to which the Company or Subsidiaries is a party.
(b)   Without limiting the generality of the foregoing, except as required by this Agreement, as set forth on Schedule 6.01, as consented to by Acquiror in writing (such consent, other than in the case of Section 6.01(b)(i), Section 6.01(b)(ii), Section 6.01(b)(iv), Section 6.01(b)(x), Section 6.01(b)(xii), Section 6.01(b)(xiii), Section 6.01(b)(xiv) Section 6.01(b)(xv), Section 6.01(b)(xix), Section 6.01(b)(xxii) or Section 6.01(b)(xxiii) (to the extent related to any of the foregoing), not to be unreasonably conditioned, withheld or delayed), any COVID-19 Response Measures or as required by applicable Law (including COVID-19 Measures), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period.
(i)   change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents;
(ii)   make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company either to the Company or any other wholly owned Subsidiaries of the Company, and other than the dividends or distributions required under the organizational documents of any joint venture or any Subsidiaries of the Company;
(iii)   except (i) pursuant to the FP Financing as contemplated by the Francisco Debt Commitment Letter or any Alternative Financing pursuant to an Alternative Financing Commitment Letter and the Senior Secured Note Debt Rollover (for the avoidance of doubt, which shall be deemed to include any amendments to the Senior Secured Note Purchase Agreement as contemplated by Section 2(b) of the Company Noteholder Support Agreements), (ii) for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under, terminate or fail to renew, any Contract of a type required to be listed on Schedule 4.12(a) (including, for clarity, any Contract that, if existing on the date hereof, would have been required to be listed on Schedule 4.12(a)) or any Lease to which the Company or its Subsidiaries is a party or by which it is bound;
(iv)   (i) except pursuant to the FP Financing as contemplated by the Francisco Debt Commitment Letter or any Alternative Financing pursuant to an Alternative Financing Commitment Letter and the Senior Secured Note Debt Rollover (for the avoidance of doubt, which shall be deemed to include any amendments to the Senior Secured Note Purchase Agreement as contemplated by Section 2(b) of the Company Noteholder Support Agreements), issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than Permitted Liens on Equity Securities of the Company’s Subsidiaries) on, any Equity Securities of the Company or any of its Subsidiaries or (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of the Company or its Subsidiaries;
(v)   sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property), other than the sale or provision of goods or services to customers in the ordinary course of business, Registered Intellectual Property expiring at the end of its statutory term, or the sale, permission to lapse, abandonment or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, or transactions among the Company and its wholly-owned Subsidiaries;

(vi)   (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $2,000,000, or (B) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting the Company in a manner materially adverse to the Company or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to the Company and its Subsidiaries any confidentiality or similar Contract to which the Company or any of its Subsidiaries are a party;
(vii)   except as otherwise required by Law, the terms of any Contract as in effect on the date hereof, the terms of any existing Company Benefit Plans set forth on Schedule 4.13(a) as in effect on the date hereof or as otherwise disclosed on Schedule 6.01(b)(vii), (i) increase or decrease the compensation or benefits of any Company Employee listed on Schedule 6.01(b)(vii)(A), for which any such increases or decreases shall require Acquiror Consent, (ii) pay, or make any grant or promise of, any severance, change in control, transaction bonus, equity or equity-based, retention or termination payment or arrangement to any Company Employee, except for severance payments in the ordinary course consistent with past practice to Company Employees other than those Company Employees listed on Schedule 6.01(b)(vii), for which any such severance payments shall require Acquiror Consent, (iii) make any change in the key management structure of the Company or any of its Subsidiaries, including the hiring of any individuals who would be, upon such hire, officers or Key Employees, or the termination (other than for “cause” or due to death or disability) of existing officers or Key Employees, but excluding changes in reporting lines, (iv) hire, engage, terminate (other than for “cause”), furlough or temporarily layoff any individual with total annual compensation in excess of $500,000, (v) take any action to accelerate the vesting or the payment of any amounts or benefits, or the funding of any payments or benefits, payable or to become payable to any Company Employee or (vi) establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement;
(viii)   implement or announce any employee layoffs, furloughs, reductions in force, reductions in hours, work schedule changes or similar actions that would trigger the WARN Act;
(ix)   waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other material restrictive covenant obligation of any Company Employee;
(x)   directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof other than in the ordinary course of business;
(xi)   make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or independent contractors of the Company or any of its Subsidiaries for expenses not to exceed $100,000 individually or $1,000,000 in the aggregate, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business; (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business; and (D) advances to wholly-owned Subsidiaries of the Company;
(xii)   except for (i) the Company Preferred Stock Conversion, (ii) the Company Warrant Settlement (including, for the avoidance of doubt, in connection with any Company Warrants issued pursuant to the FP Financing or any Alternative Financing and the Senior Secured Note Debt Rollover), (iii) the acquisition by the Company or any of its Subsidiaries of any Equity Securities of the Company or its Subsidiaries in connection with the ordinary course forfeiture or cancellation of such interests and (iv) transactions between the Company and a wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company, redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company any of its Subsidiaries;

(xiii)   except for (i) the Company Preferred Stock Conversion, (ii) the Company Warrant Settlement and (iii) any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction, adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries;
(xiv)   make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;
(xv)   adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the transactions contemplated by this Agreement);
(xvi)   make, change or revoke any material Tax election in a manner outside the ordinary course of business, adopt, change or revoke any material accounting method with respect to Taxes, file any amended Tax Return outside the ordinary course of business, prosecute, settle or compromise any material Tax liability or any Action, audit or other similar proceeding related to any material amount of Taxes, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or enter into any Tax sharing or similar agreement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes), if such action would have the effect of materially increasing the present or future Tax liability of Acquiror, the Company or any of its Subsidiaries;
(xvii)   (i) except pursuant to the FP Financing and the Senior Secured Note Debt Rollover (for the avoidance of doubt, which shall be deemed to include any amendments to the Senior Secured Note Purchase Agreement as contemplated by Section 2(b) of the Company Noteholder Support Agreements), incur, create or assume any Indebtedness for borrowed money, (ii) modify, in any material respect, the terms of any Indebtedness or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness; in each case, other than any (x) Indebtedness in replacement of existing Indebtedness for borrowed money on terms more favorable to the Company or its applicable Subsidiary than the Indebtedness being replaced, (y) Indebtedness incurred solely between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, or (z) guarantees of Indebtedness of a wholly-owned Subsidiary of the Company otherwise incurred in compliance with this Section 6.01(b)(xvii);
(xviii)   fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;
(xix)   enter into any Contract or amend in any material respect any existing Contract with any Company Related Party or enter into any Company Related Party Transaction (excluding any ordinary course payments of compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of the Company or its Subsidiaries in their capacity as an officer or director);
(xx)   other than in the ordinary course of business, enter into any agreement that restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, enter into any agreement that restricts the ability of the Company or its Subsidiaries to enter into a new line of business or enter into any new line of business;
(xxi)   make any capital expenditures that in the aggregate exceed $5,500,000 other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditures budget for periods following the date hereof, made available to Acquiror;
(xxii)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(xxiii)   enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 6.01(b)(i) through ((xxii)).
Nothing in this Section 6.01 is intended to give Acquiror, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.
Section 6.02   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) consists of information, including classified data, restricted from release under the terms of a Government Contract (and then only to such extent), (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Response Measures, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided that, such access shall not include any invasive or intrusive environmental investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries; and provided that, in case of each of the foregoing clauses (y) and (z), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, and (ii) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.
Section 6.03   No Claim Against the Trust Account.   The Company acknowledges that it has read Acquiror’s final prospectus, dated March 4, 2021 and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and the Company acknowledges and agrees and understands that Acquiror has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering and from certain private placements occurring simultaneously with such initial public offering (including interest accrued from time to time thereon) for the benefit of Acquiror’s public shareholders (the “Public Shareholders”), and Acquiror may disburse monies from the Trust Account only in the express circumstances described in the Prospectus and set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by March 9, 2023 or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, for and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates and Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, each of the Company and its Affiliates and each of their respective Representatives hereby irrevocably waives any past, present or future right, title, interest or claim (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or to any monies in the Trust Account or distributions therefrom, and agrees such party shall not make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Acquiror or any of its Representatives, on the one hand, and the Company or its Affiliates or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability, the Trust Account, the Trustee and Acquiror, (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”) for any reason whatsoever, and will not seek recourse against the Trust Account, the Trustee or the Acquiror in respect thereof at any time for any reason whatsoever. This Section 6.03 shall survive the termination of this Agreement for any reason. The Company, on its own behalf and on behalf of its Affiliates and its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Affiliates or Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Acquiror or its Affiliates). Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror or any of its Affiliates for legal relief against assets of Acquiror held outside the Trust Account (including any assets that have been purchased or acquired with any funds that have been released from the Trust Account) or pursuant to Section 11.13 for specific performance or other injunctive relief.
Section 6.04   Closing Company Financial Statements; Registration Statement / Proxy Statement.
(a)   The Company (i) shall deliver to Acquiror as promptly as reasonably practicable following the date of this Agreement, the Closing Company Financial Statements and (ii) has delivered, as of the date hereof, the Financial Statements (which are, for the avoidance of doubt, attached as Schedule 4.08).
(b)   The Closing Company Financial Statements will comply with the standards set forth in Section 4.08. The Closing Company Financial Statements (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company and its Subsidiaries as at the dates thereof and for the periods indicated therein (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).
(c)   The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, the Acquiror in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Acquiror with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Agreement and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.
Section 6.05   FIRPTA.   At the Closing, the Company shall deliver to Acquiror (i) a duly completed and executed certificate dated as of the Closing Date conforming to the requirements of Section 1.897- 2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and (ii) a form of notice to the Internal Revenue Service prepared in accordance with the requirements of Section 1.897-2(h)(2) of the Treasury Regulations.
Section 6.06   Termination of Related-Party Arrangements.   Except for those Contracts set forth on Schedule 6.06 (which shall continue to be in effect following the Closing), on or prior to the Closing, the Company shall terminate (or cause to be terminated), with no further liability thereunder and without any cost or liability or other obligation to Acquiror, the Company and any of the Company’s Subsidiaries, all Contracts set forth (or required to be set forth) on Schedule 4.24.

Section 6.07   Company Holder Approval.
(a)   As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Holder Written Consent Deadline”), the Company shall obtain and deliver to Acquiror a true and correct copy of one or more written consents (in form and substance reasonably satisfactory to Acquiror) approving this Agreement, the Transaction Agreements, as applicable, to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger and, with respect to the Requisite Preferred Holders, the Company Preferred Stock Conversion) duly executed by the Company Holders that collectively constitute (i) at least a majority of issued and outstanding Company Shares, voting together as a single class on an as-converted basis, (ii) the Requisite Preferred Holders, (iii) the Requisite Company 2018 Warrantholders, and (iv) each of the Company Noteholders, which is required and shall be sufficient to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents, the Company Stockholders Agreements, the Senior Secured Notes, and the Company Warrants (collectively, the “Company Holder Written Consent”). The Company, through its board of directors, shall recommend to the holders of Company Shares the approval of the adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger) (the “Company Board Recommendation”).
(b)   The Company may not amend, modify or waive any provisions of an Investor Support Agreement without the prior written consent of Acquiror.
Section 6.08   No Acquiror Common Stock Transactions.   From and after the date of this Agreement until the Effective Time, except as otherwise expressly contemplated by this Agreement, none of the Company, any of its Subsidiaries, or their respective controlled Affiliates shall engage in any transactions involving the securities of Acquiror without the prior written consent of Acquiror.
Section 6.09   Debt Payoff.   (a) In the event the Senior Secured Note Debt Rollover is effectuated through a Debt Exchange (as defined in the Company Noteholder Support Agreements), no later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Acquiror copies of executed payoff letters (each, a “Payoff Letter”) with respect to the Senior Secured Notes, in a form reasonably satisfactory to Acquiror, which Payoff Letters shall (i) specify the aggregate outstanding principal amounts (including any accrued interest or fees to be paid in kind), all accrued and unpaid interest, all outstanding fees and all other amounts owing (including breakage costs, prepayment or redemption penalties or premiums) that constitute the payoff amounts under the Senior Secured Notes (in each case, a “Payoff Amount”) and (ii) contain a customary statement that upon receipt of the applicable Payoff Amounts, Senior Secured Notes and all related instruments evidencing Indebtedness under the Senior Secured Notes (including any guarantees, Liens and collateral documents, if applicable), shall be terminated or satisfied and discharged at or prior to the Closing; and (b) in the event the Senior Secured Notes Debt Rollover is effectuated through a Note Continuation (as defined in the Company Noteholder Support Agreements), the Company shall deliver to Acquiror an amendment to the Senior Secured Note Purchase Agreement effective on the Closing Date which shall demonstrate the outstanding principal amount of the Senior Secured Notes outstanding as of the Closing Date in an amount not to exceed the principal amount of the Rolled Debt Securities.
Section 6.10   Company Equity Plans.   At or prior to the Effective Time, the Company’s board of directors (including any committee thereof which governs or administers the Company Equity Plans or the Company Equity Awards), as applicable, shall adopt any resolutions, obtain any consents, provide any notices and take any actions which are necessary and sufficient to cause the Company Equity Plans to terminate and cancel and retire all Company Equity Awards that are outstanding as of the Effective Time (subject to the approval of the Transaction Proposals), such that each holder of a Company Equity Award shall cease to have any rights with respect thereto or under the Company Equity Plan, except as otherwise expressly provided for in Section 3.04.
Section 6.11   FP Financing.
(a)   The Company shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions and do, or cause to be done, all things reasonably necessary or advisable to arrange and obtain the FP Financing on a timely basis (but in any event substantially concurrent with the Closing) on the terms and subject only to the conditions contained in the Francisco Debt Commitment Letter or on other terms and conditions not less favorable, taken as a whole, to the Company in any material respect than those described in the Francisco Debt Commitment Letter (or such other terms as are reasonably acceptable to the Company and the Acquiror, such consent of the Acquiror not to be unreasonably withheld, conditioned, denied or delayed), including using reasonable best efforts to (i) maintain in effect the Francisco Debt Commitment Letter (subject to any amendment, supplement, replacement, substitution, termination or other modification or waiver that is not prohibited by clause (b) below), (ii) negotiate and enter into definitive agreements with respect to the Francisco Debt Commitment Letter (such definitive agreements being referred to as the “Debt Financing Agreements”) on the terms and subject only to the conditions contained in the Francisco Debt Commitment Letter or on other terms and conditions not less favorable to the Company, taken as a whole, in any material respect than those described in the Francisco Debt Commitment Letter (or such other terms as are reasonably acceptable to the Company and the Acquiror, such consent of the Acquiror not to be unreasonably withheld, conditioned, denied or delayed), (iii) satisfy on a timely basis (but in any event substantially concurrent with the Closing) or obtain the waiver of all conditions applicable to the Company or its Subsidiaries contained in the Francisco Debt Commitment Letter (or any Debt Financing Agreements), (iv) assuming that all conditions contained in the Francisco Debt Commitment Letter have been satisfied, consummate the FP Financing contemplated by the Francisco Debt Commitment Letter substantially concurrent with the Closing and (v) enforce its rights under the Francisco Debt Commitment Letter and the Debt Financing Agreements. The Company shall keep the Acquiror informed upon request on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the FP Financing. The Company shall give the Acquiror prompt written notice upon having knowledge of any default or breach by any party to the Francisco Debt Commitment Letter or any termination of the Francisco Debt Commitment Letter.
(b)   Prior to the Closing, the Company shall not, without the prior written consent of the Acquiror (not to be unreasonably conditioned, withheld, delayed or denied), replace, amend, restate, supplement, modify, assign or waive any provision of the Francisco Debt Commitment Letter or the Debt Financing Agreements to the extent such replacement, amendment, restatement, supplement, modification, assignment or waiver would (i) reduce the aggregate amount of the FP Financing, (ii) adversely affect the ability of the Company to enforce its rights under the Francisco Debt Commitment Letter or the Debt Financing Agreements or (iii) would reasonably be expected to prevent, delay or hinder the Closing, including by imposing additional conditions, or otherwise amending, restating, supplementing, modifying, assigning or waiving any of the existing conditions to the availability of the FP Financing.
ARTICLE VII
COVENANTS OF ACQUIROR
Section 7.01   Indemnification and Directors’ and Officers’ Insurance.
(a)   From and after the Effective Time for a period of not less than six years from the Effective Time, Acquiror shall cause the Surviving Corporation to indemnify and hold harmless each present and former director, manager and officer (as applicable) of the Company and each of its Subsidiaries (the “Company D&O Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that such Company D&O Person would have been entitled to indemnification (including the advancement of expenses) from the Company or its Subsidiaries under applicable Law and their respective certificate of incorporation, bylaws, indemnification agreements, or other organizational documents in effect on the date of this Agreement. Without limiting the foregoing, Acquiror shall cause the Surviving Corporation and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws, indemnification agreements and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers (as applicable) that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws, indemnification agreements and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)   For a period of six years from the Effective Time, Acquiror shall or shall cause one or more of its Subsidiaries to maintain, without any lapses in coverage, in effect directors’ and officers’ liability insurance covering such Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its Representatives) on terms (with respect to coverage and amount) not less favorable to the insured than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an annual premium for such insurance in excess of two hundred and fifty percent (250%) of the most recent annual premium paid by the Company and its Subsidiaries prior to the date of this Agreement (such amount the “Company D&O Premium Cap”, and, in the event the annual premium is in excess of the Company D&O Premium Cap, Acquiror or its Subsidiaries shall purchase the maximum coverage available for the Company D&O Premium Cap; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not less favorable (with respect to coverage and amount) to the insured than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof. If purchased, Surviving Corporation shall use its reasonable best efforts to maintain the D&O Tail in full force and effect.
(c)   Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Corporation and all successors and assigns of Acquiror and the Surviving Corporation. In the event that Acquiror or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.01.
(d)   The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.01 are intended to be third-party beneficiaries of this Section 7.01. This Section 7.01 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Acquiror and the Surviving Corporation.
Section 7.02   Conduct of Acquiror During the Interim Period.
(a)   During the Interim Period, except as set forth on Schedule 7.02, as required by this Agreement, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed, except, in the case of clauses (i), (ii), (iv), (vi) and (vii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), or as required by applicable Law, Acquiror shall not and shall not permit Merger Sub or any of its other Subsidiaries to:
(i)   change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub;
(ii)   (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of Acquiror; (B) split, combine or reclassify any Equity Securities of Acquiror; or (C) other than in connection with the Acquiror Shareholder Redemption or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of Acquiror;
(iii)   make, change or revoke any material Tax election in a manner outside the ordinary course of business, adopt, change or revoke any material accounting method with respect to Taxes, file any amended material Tax Return outside the ordinary course of business, prosecute, settle or compromise any material Tax liability or any Action, audit or other similar proceeding related to any material amount of Taxes, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or enter into any Tax sharing or similar agreement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes), if such action would have the effect of materially increasing the present or future Tax liability of Acquiror, the Company or any of its Subsidiaries;
(iv)   enter into, renew or amend in any material respect, any material transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) Sponsors or anyone related by blood, marriage or adoption to Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(v)   waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, in each case other than compromises or settlements in an aggregate amount not greater than $500,000, provided, that this Section 7.02(a)(v) will not apply with respect to any Transaction Litigation;
(vi)   other than as set forth on Section 7.02(a)(vi) hereto, incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or issue or sell any debt securities or warrants or other rights to acquire any debt securities;
(vii)   (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than (y) issuance of Acquiror Class A Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (z) issuance of Acquiror Class A Common Stock at not less than $10 per share in connection with the transactions contemplated by the Subscription Agreements or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;
(viii)   make any material change in accounting principles or methods of accounting, other than as may be required by GAAP or the SEC; or
(ix)   enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).
(b)   Notwithstanding anything in this Section 7.02 or this Agreement to the contrary, (i) nothing shall give the Company, directly or indirectly, the right to control or direct the operations of any Acquiror Party. To the extent not otherwise prohibited by this Section 7.02 or elsewhere in this Agreement, each Acquiror Party shall not be prohibited or otherwise restricted from using the funds held by Acquiror outside the Trust Account to pay any Acquiror expenses or liabilities prior to the Closing.
(c)   During the Interim Period, each of the Acquiror Parties shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement, the Transaction Agreements and all other material Contracts to which such Acquiror Party or Subsidiaries is a party.
Section 7.03   PIPE Investment.   Except with the prior written consent of the Company, no Acquiror Party shall permit any material amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner adverse to the Company. Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions thereof, including maintaining in effect the Subscription Agreements and to use its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) confer with the Company regarding timing for delivery of the Closing Notice (as defined in the Subscription Agreements), and (iii) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror; (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any material provisions of any Subscription Agreement; and (C) if Acquiror does not expect to receive all or any of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements.
Section 7.04   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Response Measures, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
Section 7.05   Section 16 Matters.   Prior to the Effective Time, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Class A Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.
Section 7.06   Incentive Equity Plan.   Prior to the Closing Date, Acquiror shall adopt, subject to approval of the shareholders of Acquiror, a management incentive equity plan, in the form attached hereto as Exhibit J (the “Acquiror Incentive Equity Plan”) to be effective as of the Closing.
Section 7.07   Acquiror NYSE or Nasdaq Listing.
(a)   From the date hereof through the Closing, Acquiror shall use its reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock and Acquiror Warrants to be listed on, NYSE.
(b)   Acquiror shall use its reasonable best efforts to cause the Acquiror Common Stock (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the Acquiror Common Stock to be issued pursuant to the Merger) to be issued in connection with the Transactions to be approved for listing on NYSE or Nasdaq as promptly as practicable following the issuance thereof, subject only to official notice of issuance, and in any event prior to the Effective Time.
Section 7.08   Acquiror Public Filings.   From the date hereof through the Closing, Acquiror will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
Section 7.09   Trust Account Proceeds.   Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, (a) at the Closing, Acquiror (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to (x) pay as and when due all amounts payable to the underwriter of Acquiror’s initial public offering in respect of its deferred underwriting fee, and to the shareholders of Acquiror pursuant to the Acquiror Shareholder Redemption, and (y) pay all remaining amounts then available in the Trust Account to Acquiror, or to such other account or accounts agreed to between Acquiror and the Company, for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.
Section 7.10   Financing Cooperation.   The Acquiror shall use its reasonable best efforts to, and shall cause its respective representatives to use their reasonable best efforts to, provide all cooperation in connection with the arrangement of the FP Financing as may be reasonably requested by Company or that is necessary or customary for financings of the type contemplated by the Francisco Debt Commitment Letter.
ARTICLE VIII
JOINT COVENANTS
Section 8.01   Efforts to Consummate.
(a)   Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including (i) the satisfaction of the closing conditions set forth in Article IX and (ii) using reasonable best efforts to obtain the PIPE Investment on the terms and subject to the conditions set forth in the Subscription Agreement).
(b)   Without limiting the generality of Section 8.01(a), each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any consents of any Governmental Authorities or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within ten (10) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act. Acquiror shall promptly inform the Company of any communication between any Acquiror Party, on the one hand, and any Governmental Authority, on the other hand, and the Company shall promptly inform Acquiror of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions or by the other Transaction Agreements, except with the prior written consent of Acquiror and the Company. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.01 or any other provision of this Agreement obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities or assets of the Company of its Subsidiaries or any entity or asset of such Party or any of its Affiliates or any other Person or (ii) terminate, amend or assign any existing relationships and contractual rights or obligations. No Party shall agree to any of the measures in the foregoing sentence with respect to any other Party or any of its Affiliates, except with Acquiror’s and the Company’s prior written consent. During the Interim Period, the Acquiror Parties, on the one hand, and the Company, on the other hand, without waiving attorney-client, work product or any other applicable privilege, shall give counsel for the Company (in the case of any Acquiror Party) or Acquiror (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements; provided, however, that materials may be shared on an “outside counsel only” basis or redacted before being provided to the other Party as necessary to avoid disclosure of competitively sensitive information or to address reasonable privilege or confidentiality concerns. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the Transactions unless it consults with, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror, the opportunity to attend and participate in such meeting or discussion.
(c)   Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall Acquiror, Merger Sub, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.
(d)   During the Interim Period, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of the Acquiror Parties or any of their respective Representatives (in their capacity as a representative of an Acquiror Party) or, in the case of the Company, any Company Subsidiary or any of their respective Representatives (in their capacity as a representative of the Company). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, Acquiror shall control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall Acquiror settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed); provided, that it shall be deemed to be reasonable for the Company to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of the Company or any of its Representatives (in the case of any consent by the Company) that is or are, as applicable, the subject of such Transaction Litigation (if any), (B) provides for (x) any cash payment that is payable by the Company or any of its Representatives (in the case of any consent by the Company) or would otherwise constitute a Liability of the Company or any of its Representatives (in the case of any consent by the Company) or (y) any non-monetary, injunctive, equitable or similar relief against the Company or any of its Representatives (in the case of any consent by the Company) or (C) contains an admission of wrongdoing or Liability by the Company or any of its Representatives (in the case of any consent by the Company).
Section 8.02   Registration Statement / Proxy Statement; Shareholder Approval.
(a)   Registration Statement / Proxy Statement.
(i)   As promptly as reasonably practicable following the date of this Agreement, Acquiror and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Acquiror or the Company, as applicable), and Acquiror shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of Acquiror which which will be used for the Acquiror Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Acquiror’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE (or, if applicable in accordance with Section 7.07(b), Nasdaq)). Each of Acquiror and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company and its Subsidiaries, the provision of financial statements (audited and unaudited) of, and any other information with respect to, the Company and its Subsidiaries for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC and to cause the Company’s independent auditor to deliver the required audit opinions and consents); (b) promptly notify the other Party of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Acquiror, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 8.02 or for including in any other statement, filing, notice or application made by or on behalf of Acquiror to the SEC or NYSE (or, if applicable in accordance with Section 7.07(b), Nasdaq) in connection with the transactions contemplated by this Agreement or the Transaction Agreements, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of Acquiror or Merger Sub, the Company, or, in the case of the Company, Acquiror, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of Acquiror, the Company, or, in the case of the Company, Acquiror (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Acquiror shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Acquiror Holders. Acquiror shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Acquiror Shares for offering or sale in any jurisdiction, and Acquiror and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or any of its Affiliates or its or their respective Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing either Party discovers any information, event or circumstances relating to their respective businesses or any of their respective Affiliates, officers, directors or employees that should be set forth in an amendment or supplement to the Registration Statement / Proxy Statement so that the Registration Statement / Proxy Statement would not include any misstatements of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such Party shall promptly inform the other Party of such information, event or circumstance and provide to such other Party all information necessary to correct any such deficiencies.
(ii)   Prior to filing with the SEC, Acquiror will make available to the Company drafts of the Registration Statement / Proxy Statement and any other documents to be filed with the SEC related to the Transactions, both preliminary and final, and any amendment or supplement to the Registration Statement / Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith unless required by Law. Acquiror shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror will promptly advise the Company after it receives notice of: (A) the time when the Registration Statement / Proxy Statement has been filed; (B) in the event the preliminary Registration Statement / Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Registration Statement / Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Registration Statement / Proxy Statement; (E) any request by the SEC for amendment of the Registration Statement / Proxy Statement;

(F) any comments from the SEC relating to the Registration Statement / Proxy Statement and responses thereto; and (G) requests by the SEC for additional information. Acquiror shall use its reasonable best efforts to respond to any SEC comments on the Registration Statement / Proxy Statement as promptly as practicable (and the Company shall reasonably cooperate to provide the Company with any information necessary to respond to such SEC comments) and shall use its reasonable best efforts to have the Registration Statement / Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.
(b)   Shareholder Approval.
(i)   As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Acquiror shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its shareholders (the “Acquiror Shareholders Meeting”) in accordance with the Acquiror Organizational Documents, for the purposes of obtaining the Acquiror Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a Acquiror Shareholder Redemption. Acquiror shall, through the unanimous approval of the Acquiror Board, recommend to its shareholders (the “Acquiror Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and the approval of the Domestication in accordance with applicable Law (the “Domestication Proposal”); (iii) the adoption and approval of the issuance of the Acquiror Common Stock (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the Acquiror Common Stock to be issued pursuant to the Merger) in connection with the transactions contemplated by this Agreement as required by NYSE (or, if applicable in accordance with Section 7.07(b), Nasdaq) listing requirements (the “Exchange Proposal”); (iv) the adoption and approval of the Acquiror Charter (the “Required Governing Document Proposal”); (v) the adoption and approval of certain differences between the Acquiror Governing Documents prior to the Domestication and the proposed Acquiror Charter and the proposed Acquiror Bylaws; (vi) the adoption and approval of the Acquiror Incentive Equity Plan (the “Incentive Equity Plan Proposal”); (vii) the adoption and approval of each other proposal that either the SEC or NYSE (or, if applicable in accordance with Section 7.07(b), Nasdaq) (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (viii) the adoption and approval of each other proposal reasonably agreed to by Acquiror and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Agreements; and (ix) the adoption and approval of a proposal for the adjournment of the Acquiror Shareholders Meeting in accordance with the Acquiror Organizational Documents, for reasons including but not limited to, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Adjournment Proposal”), (such proposals in (i) through (ix) together, the “Transaction Proposals”). The Acquiror Board may postpone the Acquiror Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the Transaction Proposals. The Acquiror may adjourn or postpone, as applicable and in accordance with the Acquiror Organizational Documents, the Acquiror Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Acquiror has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Acquiror Holders prior to the Acquiror Shareholders Meeting or (D) if the Public Shareholders have elected to redeem a number of Acquiror Shares as of such time that would reasonably be expected to result in the condition set forth in Section 9.01(h) not being satisfied; provided that, without the consent of the Company, in no event shall Acquiror adjourn or postpone the Acquiror Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned or postponed (as applicable) meeting or to a date that is beyond the Termination Date. The Acquiror Board Recommendation contemplated by this paragraph shall be included in the Registration Statement / Proxy Statement; provided, that, notwithstanding the foregoing, at any time prior to obtaining approval of the Transaction Proposals, solely in response to an Acquiror Intervening Event, the Acquiror Board may fail to make, amend, change, withdraw, modify, withhold or qualify the Acquiror Board Recommendation (any such action, a “Change in Recommendation”) if the Acquiror Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such Acquiror Intervening Event, a failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law and following such Change in Recommendation the obligation to solicit proxies in favor of the Transaction Proposals shall terminate; provided further, that (subject to Section 8.02(b)(ii)) the Acquiror Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (A) Acquiror delivers to the Company a written notice (an “Acquiror Intervening Event Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Acquiror Intervening Event has occurred, and (B) at or after 5:00 p.m., Eastern Time, on the fourth (4th) day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (such period from the time the Acquiror Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fourth (4th) day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice but with an additional three (3) day (instead of four day) period from the date of such notice), the “Acquiror Intervening Event Notice Period”), the Acquiror Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law. If requested by the Company, Acquiror will and will use its reasonable best efforts to cause its Representatives to, during the Acquiror Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation. For the avoidance of doubt, a Change in Recommendation will not affect Acquiror’s obligations pursuant to this Section 8.02 or elsewhere in this Agreement (other than as otherwise set forth in this Section 8.02(b)(i)). Acquiror agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders Meeting for the purpose of voting on the Transaction Proposals shall not be affected by any Change in Recommendation, and Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders Meeting and submit for the approval of its shareholders the matters contemplated by the Registration Statement / Proxy Statement, regardless of whether or not there shall be any Change in Recommendation. Acquiror shall keep the Company reasonably informed regarding all matters relating to the Transaction Proposals and the Acquiror Shareholders Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Acquiror in respect of such matters and similar updates regarding any redemptions.
(ii)   Notwithstanding Section 8.02(b)(i), the Acquiror Intervening Event Notice Period will end forty-eight (48) hours prior to the final time holders of Acquiror Class A Common Stock can tender their shares pursuant to the Acquiror Shareholder Redemption.
(iii)   As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, Acquiror, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Transaction Agreements to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).
Section 8.03   Exclusivity.
(a)   During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror or any of its Affiliates or Representatives) concerning any purchase of any of the Company’s Equity Securities or the issuance and sale of any Equity Securities of the Company or its Subsidiaries or any merger or sale of all or substantially all of assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a) or (ii) any action in connection with a direct or indirect public offering or direct or indirect listing of any Equity Securities of the Company or any of its Subsidiaries (or any Affiliate or successor of the Company or any of its Subsidiaries), including through a deSPAC transaction (each such direct or indirect listing or offering, but excluding the Transactions, a “IPO Transaction”). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction or IPO Transaction.
(b)   During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination involving Acquiror (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.
Section 8.04   Tax Matters.
(a)   For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the Parties intends that (i) the Domestication will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, and (ii) the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder (together, the “Intended Income Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority.
(b)   No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede (i) the Merger from so qualifying for the Intended Income Tax Treatment, and (ii) in the case of the Acquiror, the Domestication from so qualifying for the Intended Income Tax Treatment.
(c)   The Company, Acquiror and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).
(d)   If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Acquiror and the Company shall deliver to Kirkland & Ellis LLP and Akin Gump Strauss Hauer & Feld LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Domestication and, if required, Akin Gump Strauss Hauer & Feld LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger. In the event that the foregoing tax opinions are not required and the Company requests that a tax opinion be prepared by Akin Gump Strauss Hauer & Feld LLP to the effect that the Intended Tax Treatment should apply to the Merger, or Acquiror requests that a tax opinion be prepared by

Kirkland & Ellis LLP to the effect that the Intended Tax Treatment should apply to the Domestication, Acquiror and the Company shall execute and deliver customary Tax representation letters satisfactory to Akin Gump Strauss Hauer & Feld LLP or Kirkland and Ellis LLP, as applicable, at such time or times as may be reasonably requested by Akin Gump Strauss Hauer & Feld LLP or Kirkland & Ellis LLP, as applicable.
(e)   Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for refund of any Tax and any audit or Tax Proceeding. Such Tax Returns referred to in the preceding sentence shall be prepared in a manner consistent with this Agreement and the past practices of the Parties unless otherwise required by applicable Law or as mutually determined by the Company, Acquiror and Merger Sub in good faith. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, the provision of such powers of attorney as may be reasonably necessary to allow for the filing of Tax Returns or the control of any Action relating to Taxes and making available to the shareholders of Acquiror prior to the Merger information reasonably necessary to compute any income of any such shareholder (or its direct or indirect owners) arising (i) if applicable, as a result of Acquiror’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.
Section 8.05   Confidentiality; Publicity.
(a)   Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Confidential Material (as defined in the Confidentiality Agreement); provided, that, Acquiror provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof.
(b)   None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws, any listing agreement or the rules of any national securities exchange or interdealer quotation service) or by the request of any Governmental Authority, in which case Acquiror or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance or (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 8.05; provided, however, that, subject to this Section 8.05, each Party and its Affiliates may make announcements and provide information regarding the status, process, diligence and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 6.02 and this Section 8.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or prohibit the Acquiror from making any public statements in response to questions by the press, analysts, or investors, so long as any such statements are consistent with previous press releases, public disclosures or public statements made jointly by Acquiror and the Company.
(c)   The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Acquiror prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the date thereof. Promptly after the execution of this Agreement, Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider such comments in good faith. The Company, on the one hand, and Acquiror, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Acquiror, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Acquiror shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.
Section 8.06   Post-Closing Cooperation; Further Assurances.   Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.
Section 8.07   Acquiror Indemnification; Directors’ and Officers’ Insurance.
(a)   Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Acquiror Party, as provided in the applicable Acquiror Party’s Governing Documents otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Acquiror will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Acquiror shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable Acquiror Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Governing Documents of each Acquiror Party shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any Acquiror Party (the “Acquiror D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such Acquiror D&O Person was a director or officer of any Acquiror Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b)   For a period of six (6) years after the Effective Time, Acquiror shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance covering such Persons who are currently covered by any comparable insurance policies of the Acquiror Parties (true, correct and complete copies of which have been heretofore made available to Company or its Representatives) as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Acquiror’s directors’ and officers’ liability insurance policies as of the date of this Agreement. Alternatively, Acquiror shall purchase a six-year extended reporting period or tail insurance policy that affords coverage which is no less favorable in the aggregate to the insured than the coverage provided under Acquiror’s directors’ and officers’ liability insurance policies as of the date of this Agreement. In either event, Acquiror shall not be obligated to pay annual premiums in excess of two hundred and fifty percent (250%) of the most recent annual premium paid by Acquiror prior to the date of this Agreement (the “Acquiror D&O Premium Cap”) and, in the event the annual premium is greater than the Acquiror D&O Premium Cap, Acquiror shall purchase the maximum coverage available for the Acquiror D&O Premium Cap.
(c)   If Acquiror or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Acquiror shall assume all of the obligations set forth in this Section 8.07.
(d)   The Acquiror D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 8.07 are intended to be third-party beneficiaries of this Section 8.07. This Section 8.07 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Acquiror.
Section 8.08   Post-Closing Directors and Officers.
(a)   Each of Acquiror and the Company shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time: (i) the Acquiror Board shall consist of thirteen (13) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of four (4) directors, Class II consisting of four (4) directors and Class III consisting of five (5) directors; (ii) the members of the Acquiror Board are the individuals determined in accordance with Section 8.08(b) provided, however, that in the event that any Person or group of Persons entitled to designate a member of the Acquiror Board pursuant to this Section 8.08 fails to provide written notice of such designation prior to the time at which the Registration Statement / Proxy Statement is declared effective, such member of the Acquiror Board shall be designated by agreement of a majority of the other Persons then designated to serve on the Acquiror Board following the Effective Time; (iii) the members of the compensation committee, audit committee and nominating committee of the Acquiror Board are the individuals determined in accordance with Section 8.08(c); and (iv) the officers of Acquiror (the “Officers”) are the individuals determined in accordance with Section 8.08(d).
(b)   Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act:
(i)   the Company shall designate four (4) individuals to serve as a Class I director on the Acquiror Board, four (4) individuals to serve as a Class II director on the Acquiror Board, and four (4) individuals to serve as a Class III director on the Acquiror Board, in each case, immediately after the Effective Time (each, a “Company Designee”). Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may, by giving Acquiror and Sponsor written notice, replace any Company Designee with any other individual.
(ii)   Sponsor shall designate one (1) individual to serve as a Class III director on the Acquiror Board (the “Sponsor Designee”); provided, however, that the Sponsor shall consult with Company and Company shall have a consent right (such consent not to be unreasonably withheld, conditioned or delayed by the Company, which standard of reasonableness shall include, without limitation, that the Sponsor Designee meets the parameters set forth in Schedule 8.08(b)) with respect to the designation of the Sponsor Designee. Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Sponsor may, by giving Acquiror and the Company written notice, replace any Sponsor Designee with any other individual (subject to the consent right of Company as set forth in the preceding sentence).
(c)   Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company, in consultation with the Acquiror, shall designate each director that will serve on the compensation committee, the audit committee and the nominating committee of the Acquiror Board immediately after the Effective Time, subject to applicable listing rules of NYSE (or, if applicable in accordance with Section 7.07(b), Nasdaq) and applicable Securities Laws.
(d)   The individuals identified on Schedule 8.08(d) shall be Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any such individual identified on Schedule 8.08(d) is unwilling or unable (whether due to death, disability or otherwise) to serve as an Officer, then, prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may, replace such individual with another individual to serve as such Officer and thereafter Schedule 8.08(d) shall automatically be deemed amended to include such replacement individual as an Officer in lieu of, and to serve with the same title as, the individual so replaced.
Section 8.09   Alternative Financing.   In the event that any portion of the FP Financing necessary for the consummation of the transactions contemplated by this Agreement becomes unavailable on the terms and conditions contemplated by the Francisco Debt Commitment Letter (or otherwise on terms and conditions mutually acceptable to the Company and the Acquiror) (i) the Company shall promptly notify the Acquiror thereof and (ii) each of the Company and the Acquiror shall jointly use reasonable best efforts to arrange and obtain any such portion of the financing from alternative sources (which may include existing Debt Financing Sources) on terms that are mutually acceptable to each of the Company and the Acquiror (an “Alternative Financing”), as promptly as practicable following the occurrence of such event; provided that the Company shall not be required to agree any such Alternative Financing the terms of which (A) impose new or additional conditions precedent or expand upon the conditions precedent to the financing as set forth in the existing Francisco Debt Commitment Letter that could reasonably be expected to prevent or materially delay the Closing, (B) reduce the aggregate amount of available financing to less than the amount required to consummate the transactions contemplated by this Agreement (together with the other sources of financing contemplated hereby) or (C) otherwise reasonably be expected to materially delay or prevent the Closing. Each of the Company and the Acquiror shall promptly deliver to other party true, correct and complete copies of all agreements entered into in connection with any such Alternative Financing prior to the execution thereof, and shall provide the other party with reasonable opportunity to review and comment on such agreements (the “Alternative Financing Commitment Letter”). Unless otherwise agreed by the Company in its sole discretion (at such time), notwithstanding anything to the contrary contained in this Agreement, in no event shall Company or its Affiliates be required to pay any fees or interest rates applicable to the Alternative Financing that, taken as a whole, are materially in excess of those contemplated by the Francisco Debt Commitment Letter as in effect on the date hereof.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.01   Conditions to Obligations of All Parties.   The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:
(a)   HSR Approval.   The applicable waiting period under the HSR Act in respect of the Transactions shall have expired or been terminated.
(b)   Governmental Authority Consents.   All requisite consents of, or notifications, filings, notices or other submissions to, the Governmental Authorities identified in Schedule 4.05 shall have been obtained or submitted, as applicable.
(c)   No Prohibition.   There shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction enjoining, prohibiting, or making illegal the consummation of the Transactions.
(d)   Registration Statement / Proxy Statement.   The Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending.

(e)   Net Tangible Assets.   After giving effect to the Transactions (including the PIPE Investment), Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.
(f)   Company Holder Approval.   The Company Holder Written Consent shall have been obtained.
(g)   Required Acquiror Shareholder Approval.   The Required Acquiror Shareholder Approval shall have been obtained.
(h)   Net Debt. Net Debt shall be $40,000,000 or less.
(i)   Stock Exchange Approval.   The Acquiror Common Stock (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the Acquiror Common Stock to be issued pursuant to the Merger) shall be listed or have been approved for listing on NYSE (or, if applicable in accordance with Section 7.07(b), Nasdaq), subject only to official notice of issuance thereof.
(j)   Financing.   Either (x) the Debt Financing Agreements shall have been executed by FP and the Company and the FP Financing shall be available to the Company on the terms provided for in the Francisco Debt Commitment Letter, or (y) definitive documents shall have been executed by alternative financing sources and the Company with respect to an Alternative Financing.
Section 9.02   Additional Conditions to Obligations of Acquiror Parties.   The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of the Company contained in Section 4.01 (Corporate Organization of the Company), Section 4.02 (Subsidiaries) Section 4.03 (Due Authorization), Section 4.07 (Capitalization of Subsidiaries), Section 4.23 (Brokers’ Fees) and Section 4.24 (Related Party Transactions) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(ii)   The representations and warranties of the Company contained in Section 4.22(a) (No Material Adverse Effect) shall be true and correct in all respects as of the Closing Date.
(iii)   Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06 and Section 4.22(a)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.
(iv)   The representations and warranties of the Company contained in Section 4.06 (Current Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.
(b)   Agreements and Covenants.   The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)   No Material Adverse Effect.   Since the date hereof, there shall not have occurred any Material Adverse Effect.
(d)   Officer’s Certificate.   The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been fulfilled.

Section 9.03   Additional Conditions to the Obligations of the Company.   The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of the Acquiror Parties contained in Article V (other than the representations and warranties of the Acquiror Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.06 (Trust Account), Section 5.07 (Brokers’ Fees) or Section 5.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Impairment Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on Acquiror’s ability to consummate the transactions contemplated by this Agreement.
(ii)   Each of the representations and warranties of the Acquiror Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.06 (Trust Account), and Section 5.07 (Brokers’ Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Impairment Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(iii)   The representations and warranties of the Acquiror Parties contained in Section 5.11 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.
(b)   Agreements and Covenants.   The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)   Officer’s Certificate.   Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.
Section 9.04   Frustration of Conditions.   A Party may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was primarily due to the failure of such Party to perform any of its obligations under this Agreement.
ARTICLE X
TERMINATION/EFFECTIVENESS
Section 10.01   Termination.   This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a)   by mutual written agreement of Acquiror and the Company;
(b)   by either Acquiror or the Company, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger and in the case of any such order, such order shall have become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;

(c)   by either Acquiror or the Company, if the Effective Time has not occurred by 11:59 p.m., New York City time, on April 28, 2022 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Merger to be consummated by such time;
(d)   by either Acquiror or the Company, if Acquiror fails to obtain the Required Acquiror Shareholder Approval upon vote taken thereon at the Acquiror Shareholders Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); provided, that, the right to terminate this Agreement under this Section 10.01(d) shall not be available to Acquiror if, at the time of such termination, Acquiror is in material breach of Section 8.02(b) and such breach is the primary cause of the failure to obtain the Required Acquiror Shareholder Approval;
(e)   by Acquiror, if the Company does not deliver, or cause to be delivered to Acquiror the Company Holder Written Consent in accordance with Section 6.07 on or prior to the Company Holder Written Consent Deadline;
(f)   by Acquiror, if the Company has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) and Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company before the earlier of (x) the fifth (5th) Business Day immediately prior to the Termination Date and (y) the thirtieth (30th) day following receipt of written notice from Acquiror of such breach or failure to perform; provided, that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 10.01(f) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.03(a) and Section 9.03(b) to be satisfied if the Closing was scheduled to occur;
(g)   by the Company, if Acquiror or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) and Section 9.03(b) to be satisfied at the Closing and (B) is not capable of being cured by the by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Acquiror or Merger Sub, as applicable, before the earlier of (x) the fifth (5th) Business Day immediately prior to the Termination Date and (y) the thirtieth (30th) day following receipt of written notice from the Company of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(g) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.02(a) and Section 9.02(b) to be satisfied if the Closing was scheduled to occur; and
(h)   by the Company, at any time within five (5) Business Days following a Change in Recommendation.
Section 10.02   Effect of Termination.   Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or shareholders, other than liability of any Party for any Fraud by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
Section 11.01   Waiver.   At any time and from time to time prior to the Effective Time, Acquiror and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Acquiror and Merger Sub shall each be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.
Section 11.02   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
(a)   If to Acquiror or Merger Sub to:
Tailwind Two Acquisition Corp.
150 Greenwich Street, 29th Floor
New York, NY 10006
Attn: Matthew Eby
E-mail: matthewdeby@gmail.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Jonathan Davis, Chelsea Darnell and Patrick Salvo
E-mail: jonathan.davis@kirkland.com, chelsea.darnell@kirkland.com and patrick.salvo@kirkland.com
(b)   If to the Company, to:
Terran Orbital Corporation
6800 Broken Sound Parkway NW, Suite 200
Boca Raton FL 33487
Attn: Marc Bell, Chief Executive Officer
E-mail: marc.bell@terranorbital.com and terranorbitallegal@terranorbital.com with a copy (which shall not constitute notice) to:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036-6745
Attn: Jonathan Pavlich and Stuart Leblang
E-mail: jpavlich@akingump.com and sleblang@akingump.com
or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.
Section 11.03   Assignment.   No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers, directors, managers and employees of the Company and the Acquiror Parties (and their respective successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01 and Section 8.07, as applicable (b) the past, present and future directors, officers, employees, incorporators, members, partners, shareholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15, (c) Sponsor is an intended third-party beneficiary of Section 6.03 and (d) the Debt Financing Sources shall be express third party beneficiaries of Sections 11.04, 11.10, 11.12, 11.13, 11.14, and 11.17, each of such Sections shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.
Section 11.05   Expenses.   Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that, for the avoidance of doubt, if the Closing occurs, then Surviving Corporation shall pay, or cause to be paid, all Company Transaction Expenses and all Acquiror Transaction Expenses.
Section 11.06   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (except that the Companies Act shall also apply to the Domestication).
Section 11.07   Captions; Counterparts.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 11.08   Schedules and Exhibits.   The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 11.09   Entire Agreement.   This Agreement (together with the Schedules and Exhibits to this Agreement and the Transaction Agreements) and that certain letter agreement, dated effective May 11, 2021, by and between the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.
Section 11.10   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10. Notwithstanding anything in this Section 11.10 to the contrary, after receipt of approval of this Agreement by the shareholders of any Party, there may not be, without further approval of the requisite shareholders, any amendment of this Agreement that requires further approval of the stockholders of such Party under applicable Law. Notwithstanding anything to the contrary contained herein, Sections 11.04, 11.10, 11.12, 11.13, 11.14, 11.17 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplement, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.
Section 11.11   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 11.12   Jurisdiction; WAIVER OF TRIAL BY JURY.   Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE FP FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. Notwithstanding anything herein to the contrary, each Acquiror Related Party and each of the other parties hereto (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the FP Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 11.02 shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (f) agrees that it will not be entitled to seek the remedy of specific performance of this Agreement against any Debt Financing Source, solely in their respective capacities as lenders or arrangers in connection with the FP Financing.

Section 11.13   Enforcement.   The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction. No Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.
Section 11.14   Non-Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, no Acquiror Related Party (other than the Company) shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the FP Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against any Acquiror Related Party (other than the Company) in connection with this Agreement, the FP Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the FP Financing under the Francisco Debt Commitment Letter.
Section 11.15   Nonsurvival of Representations, Warranties and Covenants.   None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XI. Notwithstanding the foregoing, neither this Section 11.15 nor anything else in this Agreement to the contrary shall limit any claim against any Person with respect to Fraud.
Section 11.16   Acknowledgements.   Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (iv) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the Acquiror Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud committed by such Party.
Section 11.17   Exculpation.   Notwithstanding anything to the contrary contained herein, no Acquiror Related Party shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the FP Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against any Acquiror Related Party in connection with this Agreement, the FP Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, the foregoing will not limit the rights of the parties to the FP Financing or Alternative Financing, as applicable, under any commitment letter related thereto.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
TAILWIND TWO ACQUISITION CORP.
By:
/s/ Chris Hollod

Name:
Chris Hollod

Title:
Co-Chief Executive Officer

TITAN MERGER SUB, INC.
By:
/s/ Philip Krim

Name:
Philip Krim

Title:
President

[Signature Page to Agreement and Plan of Merger]

TERRAN ORBITAL CORPORATION
By:
/s/ Marc Bell

Name:
Marc Bell

Title:
Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A — 1
Supporting Company Holders
1.
Lockheed Martin Corporation

2.
Astrolink International LLC

3.
BPC Lending II, LLC

4.
Beach Point SCF XI LP

5.
Beach Point SCF IV LLC

6.
Beach Point SCF Multi-Port LP

7.
BPC Opportunities Fund III LP

8.
Beach Point Select Fund LP

9.
Beach Point Securitized Credit Fund LP

10.
Beach Point TX SCF LP

11.
Marc Bell

12.
Anthony Previte

13.
Broad Street Principal Investments, L.L.C.

14.
Fuel Venture Capital Fund I, LP

15.
Fuel Venture Capital Co-Invest Series, LLC

16.
Staton Tyvak Family Limited Partnership& Daniel Staton

17.
Terran Orbital Management Investors LLC

18.
Austin Williams

19.
Marco Villa

20.
Joseph Berenato

21.
Sean Fitzsimmons

22.
VVP TO, LLC

23.
Stratton Sclavos

24.
James LaChance

25.
Jordi Puig-Suari

26.
Roark’s Drift, LLC

27.
Roland Coelho

Annex B
THE COMPANIES LAW (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
TAILWIND TWO ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED MARCH 4, 2021 AND EFFECTIVE ON MARCH 4, 2021)

THE COMPANIES LAW (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
TAILWIND TWO ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED MARCH 4, 2021 AND EFFECTIVE ON MARCH 4, 2021)
1.
The name of the Company is Tailwind Two Acquisition Corp.

2.
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3.
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4.
The liability of each Member is limited to the amount unpaid on such Member’s shares.

5.
The share capital of the Company is US$55,100 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6.
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.
Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
TAILWIND TWO ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED MARCH 4, 2021 AND EFFECTIVE ON MARCH 4, 2021)
1
Interpretation

1.1
In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.
“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the New York Stock Exchange, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such

Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.
“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.
“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.
“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.
“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Nominating and Corporate	means the nominating and corporate governance committee of the board of directors of the Company
Governance Committee”	established pursuant to the Articles, or any successor committee.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.
“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Directors by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means Tailwind Two Sponsor LLC, a Delaware limited liability company, and its successors or assigns.
“Statute”	means the Companies Law (As Revised) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.
“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2
In the Articles:

(a)
words importing the singular number include the plural number and vice versa;

(b)
words importing the masculine gender include the feminine gender;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)
“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms “including”, “ include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms” and” or “ or” in others. The term “or” shall not be interpreted to be exclusive and the term “and “ shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)
headings are inserted for reference only and shall be ignored in construing the Articles;

(j)
any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)
sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)
the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2
Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3
Issue of Shares and other Securities

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out the conversion of a Class B Share set out in the Articles.
3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4
The Company shall not issue Shares to bearer.

4
Register of Members

4.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5
Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6
Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7
Transfer of Shares

7.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8
Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:
(a)
Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)
Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)
Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4
The Directors may accept the surrender for no consideration of any fully paid Share.

9
Treasury Shares

9.1
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10
Variation of Rights of Shares

10.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of Article 17 hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11
Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
12
Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13
Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14
Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.
14.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15
Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.
15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16
Transmission of Shares

16.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17
Class B Ordinary Share Conversion

17.1
The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2
Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of: (a) the total number of Class A Shares and Class B Shares issued upon completion of the IPO, plus: (b) the total number of Class A Shares issued or deemed issued or issuable upon conversion or exercise of any Equity-linked Securities or rights issued, or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A Shares or Equity-linked Securities exercisable for or convertible into Class A Shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, its Affiliates or any Director or Officer upon conversion of working capital loans.
17.4
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7
References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8
Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18
Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1
The Company may by Ordinary Resolution:

(a)
increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)
convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3
Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to the Articles;

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

19
Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
20
General Meetings

20.1
All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3
The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4
Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21
Notice of General Meetings

21.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:
(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22
Proceedings at General Meetings

22.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9
If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10
When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11
A resolution put to the vote of the meeting shall be decided on a poll.

22.12
A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14
In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23
Votes of Members

23.1
Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given r tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.
24
Proxies

24.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25
Corporate Members

25.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2
If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26
Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
27
Directors

27.1
There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2
The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28
Powers of Directors

28.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29
Appointment and Removal of Directors

29.1
Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3
After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4
Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least two-thirds of such Members (which include a majority of the holders of the Class B Shares) as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as special resolution has been given, or by way of unanimous written resolution.

30
Vacation of Office of Director

The office of a Director shall be vacated if:
(a)
the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)
the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)
the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31
Proceedings of Directors

31.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.
31.5
A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32
Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
33
33 Directors’ Interests

33.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34
Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.
35
Delegation of Directors’ Powers

35.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3
The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

35.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the

Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.
35.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6
The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36
No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
37
Remuneration of Directors

37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38
Seal

38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3
A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39
Dividends, Distributions and Reserve

39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8
No Dividend or other distribution shall bear interest against the Company.

39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40
Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
41
Books of Account

41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42
Audit

42.1
The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.
42.4
The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8
Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9
The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

42.10
At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43
Notices

43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2
Where a notice is sent by:

(a)
courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)
post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)
cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)
e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)
placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44
Winding Up

44.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45
Indemnity and Insurance

45.1
Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the

Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.
45.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
47
Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
48
Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.
49
Business Combination

49.1
Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2
Prior to the consummation of a Business Combination, the Company shall either:

(a)
submit such Business Combination to its Members for approval; or

(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3
If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4
At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5
Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to the initially scheduled vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6
A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7
In the event that the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)
cease all operations except for the purpose of winding up;

(b)
as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per- Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)
as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8
In the event that any amendment is made to this Article:

(a)
that would modify the substance or timing of the Company’s obligation to: (i) provide for the redemption of the Public Shares in connection with a Business Combination; or (ii) redeem 100 per cent of the Public Shares if the Company has not completed a Business Combination within 24 months from the closing of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)
with respect to any other provision relating to the rights of holders of the Class A Shares, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes paid or payable) and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9
A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)
receive funds from the Trust Account; or

(b)
vote as a class with the Public Shares: (i) on the Company’s initial Business Combination or on any other proposal presented to Members prior to or in connection with the completion of an initial Business Combination; or (ii) to approve an amendment to the Memorandum or the Articles to (x) extend the time the Company has to consummate a business combination beyond 24 months from the closing of the IPO or (y) amend this Article 49.10.

49.11
The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)
any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)
any Director or Officer and any Affiliate of such Director or Officer.

49.12
A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13
As long as the securities of the Company are listed on the Designated Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

49.14
The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that such a Business Combination is fair to the Company from a financial point of view.

50
Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.
51
Business Opportunities

51.1
To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

51.2
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

51.3
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex C
CERTIFICATE OF INCORPORATION
OF
[TAILWIND TWO ACQUISITION CORP.]
The undersigned, for purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, does execute this Certificate of Incorporation and does hereby certify as follows:
*   *   *   *   *
ARTICLE I
The name of the Corporation is [Tailwind Two Acquisition Corp.] (hereinafter called the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
Capital Stock
The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [•], of which (i) [•] shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) [•] shares shall be a class designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).
Except as otherwise provided in any certificate of designations of any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class then-outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).
The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth hereafter in, this Article IV.
A. Common Stock
Subject to all the rights, powers and preferences of the Preferred Stock and except as otherwise required by law or provided in this Certificate (or in any certificate of designations of any series of Preferred Stock):
(a)   the holders of Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, the holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any certificate of designations of any series of Preferred Stock or on any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Preferred Stock) or pursuant to the DGCL;
(b)   dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the board of Directors (the “Board of Directors”), in its discretion, or any authorized committee thereof; and
(c)   upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed ratably in proportion to the number of shares held by each stockholder.
B. Preferred Stock
The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, at any time and from time to time, to provide by resolution or resolutions for, out of the unissued shares of Preferred Stock, the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to fix the number of shares constituting each such series, the designation thereof, and the powers (including voting powers, full or limited, or no voting powers), preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. Except as otherwise provided by any certificate of designations of any series of Preferred Stock then outstanding or by law, no holder of any shares of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. Any shares of any class or series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors or any authorized committee thereof, subject to the conditions and restrictions on issuance set forth in this Certificate or in such resolution or resolutions.
ARTICLE V
Stockholder Action
1.   Action without Meeting.   Except as may otherwise be provided by or pursuant to this Certificate (or any certificate of designations of any series of Preferred Stock then outstanding) with respect to the holders of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a consent of stockholders in lieu thereof. Notwithstanding anything herein to the contrary, the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, and the affirmative vote of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of each class entitled to vote thereon as a class, voting separately as a class, shall be required to amend or repeal any provision of this Article V, Section 1.
2.   Special Meetings.   Except as otherwise required by law and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Notwithstanding anything herein to the contrary, the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, and the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of each class entitled to vote thereon as a class, voting separately as a class, shall be required to amend or repeal any provision of this Article V, Section 2.

ARTICLE VI
Directors
1.   General.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided in this Certificate or required by law.
2.    Election of Directors.   Election of Directors need not be by written ballot unless the by-laws of the Corporation (the “By-laws”) shall so provide.
3.   Number of Directors; Term of Office.   The total number of Directors constituting the whole Board of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors (other than those who may be elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be classified, with respect to the term for which they severally hold office, into three classes designated Class I, Class II and Class III, respectively, among which the total number of Directors shall be apportioned as nearly equally as practicable. The Board is authorized to assign members of the Board to their respective class at the time such classification becomes effective. The initial Class I Directors shall initially serve for a term expiring at the first annual meeting of stockholders to be held following the effectiveness of this Certificate, the initial Class II Directors shall initially serve for a term expiring at the second annual meeting of stockholders to be held following the effectiveness of this Certificate, and the initial Class III Directors shall initially serve for a term expiring at the third annual meeting of stockholders to be held following the effectiveness of this Certificate. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire at such annual meeting shall be elected for a term of office to expire at the third annual meeting of stockholders following their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.
Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock shall have the right, either separately or together with the holders of one or more other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.
Notwithstanding anything herein to the contrary, the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, and the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of each class entitled to vote thereon as a class, voting separately as a class, shall be required to amend or repeal any provision of this Article VI, Section 3.
4.   Vacancies and Newly-Created Directorships.    Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all newly-created directorship on the Board of Directors that results from an increase in the number of directors or vacancies in the Board of Directors, however occurring, including, without limitation, the death, resignation, or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the total number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI, Section 3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5.   Removal.   Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to remove any Director whom such holders have the right to elect, and any Director (including persons elected by Directors to fill newly-created directorships or any vacancies in the Board of Directors) may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at such meeting.
ARTICLE VII
Limitation of Liability
To the fullest extent permitted by law, no Director of the Corporation will be personally liable to the Corporation or any of its stockholders for monetary damages for breach of his or her fiduciary duty as a Director. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors of corporations, then the liability of each Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any limitation of personal liability or other right or protection of a Director existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification.
Notwithstanding anything herein to the contrary, the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, and the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of each class entitled to vote thereon as a class, voting separately as a class, shall be required to amend or repeal any provision of this Article VII.
ARTICLE VIII
Competition and Corporate Opportunities
1.   For purposes of this Article VIII:
(a)   “Affiliate” shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person;
(b)   “Affiliated Entity” shall mean (i) any Person (other than the Corporation and any Person that is controlled by the Corporation) of which a Non-Employee Director serves as a director, manager, officer, employee, agent or other representative, (ii) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (iii) any Person that controls, is controlled by or is under common control with any of the foregoing, including any investment fund or vehicle under common management with any of the foregoing;
(c)   “Identified Person” shall mean any Non-Employee Director or any of his or her Affiliates or Affiliated Entities;
(d)   “Non-Employee Director” shall mean any Director who is not an employee of the Corporation; and
(e)   “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
2.   In recognition and anticipation that Non-Employee Directors and their respective Affiliates and Affiliated Entities may now or in the future engage (whether by investment, by providing services as a director or advisor or in any other capacity, or otherwise) in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage, or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article VIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its stockholders, Directors and officers in connection therewith.
3.   To the fullest extent permitted by law, no Identified Person shall have any duty to refrain from directly or indirectly (a) engaging in and possessing interests in other business ventures engaged in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates has historically engaged, now engages or proposes to engage at any time or (b) otherwise competing with the Corporation or any of its Affiliates, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other Person and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or any of its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any transaction or business opportunity which may be a corporate opportunity for an Identified Person and for the Corporation or any of its Affiliates, except as provided in Section 4 of this Article VIII. Subject to Section 4 of this Article VIII, in the event that any Identified Person acquires knowledge of a potential transaction or business opportunity which may be a corporate opportunity for itself, herself or himself and for the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty (fiduciary, contractual or otherwise) to communicate, present or offer such transaction or business opportunity to the Corporation or any of its Affiliates or stockholders and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its stockholders or to any Affiliate of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate, present or offer such corporate opportunity to the Corporation or any of its Affiliates or stockholders.
4.   In addition to and notwithstanding the foregoing provisions of this Article VIII, a transaction or business opportunity shall not be deemed to be a corporate opportunity for the Corporation if it is a transaction or business opportunity (a) that the Corporation is not financially or legally able or contractually permitted to undertake, (i) that, by its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (ii) in which the Corporation has no (and would not reasonably be expected to have any) interest or reasonable expectancy. Notwithstanding the foregoing, the Corporation is not renouncing any interest in a corporate opportunity offered to a Non-Employee Director if such opportunity is expressly offered to such person (in writing) solely in his or her capacity as a director of the Corporation.
5.   To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII.
6.   Any amendment, repeal or modification of this Article VIII, or adoption, amendment or modification of any other provision of this Certificate (or of any certificate of designations of any series of Preferred Stock) that is inconsistent with this Article VIII, shall not eliminate or reduce the effect of this Article VIII with respect to any transaction or business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal, modification or adoption. This Article VIII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any Director or officer of the Corporation under this Certificate, the By-laws, or any other agreement or instrument by the Corporation or any of its subsidiaries providing for indemnification or advancement of expenses to such Director or officer, or applicable law.

Notwithstanding anything herein to the contrary, the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, and the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of each class entitled to vote thereon as a class, voting separately as a class, shall be required to amend or repeal any provision of this Article VIII.
ARTICLE IX
Amendment of By-Laws
1.   Amendment by Directors.   Except as otherwise required by law or provided in any certificate of designations of any series of Preferred Stock, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office, without the assent or vote of any stockholder.
2.   Amendment by Stockholders.   Except as otherwise provided therein, the By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the holders of at least a majority of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote on such amendment or repeal, voting together as a single class.
ARTICLE X
Amendment of Certificate of Incorporation; Severability
The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by law and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the holders of at least a majority of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote on such amendment or repeal, voting together as a single class, and the affirmative vote of the holders of at least a majority of the total voting power of the then-outstanding shares of each class of capital stock of the Corporation entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.
If any provision of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.
ARTICLE XI
Business Combinations
1.   Opt Out of DGCL 203.   The Corporation shall not be governed by Section 203 of the DGCL.
ARTICLE XII
Exclusive Forum
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, another state or federal court located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought or purportedly brought on behalf of the Corporation, (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or any of the Corporation’s stockholders, or any claim for aiding and abetting such an alleged breach, (c) any action or proceeding asserting a claim (i) arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL, this Certificate (as it may be amended or restated from time to time), or the By-laws (as they may be amended or restated from time to time), or to interpret, apply, enforce or determine the validity of this Certificate (as it may be amended or restated) or the By-laws (as they may be amended or restated from time to time), or (ii) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (d) any action or proceeding asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation arising pursuant to any provision of the DGCL, this Certificate (as it may be amended or restated from time to time) or the By-laws (as they may be amended or restated from time to time), (e) any action or proceeding asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation governed by the internal affairs doctrine of the law of the State of Delaware or (f) any action or proceeding asserting an “internal corporate claim” as defined in Section 115 of the DGCL; provided, however, that the foregoing shall not apply to any claim (A) as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction, including, for the avoidance of doubt, any claim arising under the Securities Exchange Act of 1934, as amended, or (C) arising under the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum unless the Corporation consents in writing to the selection of an alternative forum. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.
ARTICLE XIII
Facts Ascertainable
When the terms of this Certificate refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder of the Corporation who makes a request therefor.
ARTICLE XIV
Sole Incorporator
The name and mailing address of the sole incorporator is as follows:
[Name]
[Mailing Address]

[End of Text]

IN WITNESS WHEREOF, the Sole Incorporator has caused this Certificate of Incorporation to be executed on this       day of            , 2021.
By:

Name: [•]
Sole Incorporator

Annex D
BY-LAWS
OF
[TAILWIND TWO ACQUISITION CORP.]
(the “Corporation”)
ARTICLE I
Stockholders
SECTION 1.    Annual Meeting. The annual meeting of stockholders of the Corporation (any such meeting being referred to in these By-laws as an “Annual Meeting”) shall be held at the hour, date and place (if any) within or without the United States, or by means of remote communication, which is fixed by the board of directors of the Corporation (the “Board of Directors”), which time, date and place (if any) may subsequently be changed at any time by vote of the Board of Directors. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these By-laws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these By-laws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.
SECTION 2.    Notice of Stockholder Business and Nominations.
(a)   Annual Meetings of Stockholders.
(1)   Nominations of persons for election to the Board of Directors of the Corporation and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this By-law, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this By-law as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2) and (3) of this By-law to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this By-law, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.
(2)   For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of this By-law, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this By-law and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this By-law. To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting was held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to the scheduled date of such Annual Meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the initial public offering of common stock of the Corporation, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth:
(A)   as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (v) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (vi) a written statement executed by the nominee acknowledging that as a director of the Corporation, the nominee will owe fiduciary duties under Delaware law with respect to the Corporation and its stockholders, and (vii) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
(B)   as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or By-law amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);
(C)   (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;
(D)   (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s), or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and
(E)   a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “Solicitation Statement”).
For purposes of this Article I of these By-laws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2 of Article I of these By-laws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.
(3)   A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this By-law shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).
(4)   Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this By-law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this By-law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
(b)   General.
(1)   Only such persons who are nominated in accordance with the provisions of this By-law shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this By-law, or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this By-law. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this By-law, the presiding officer of the Annual Meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this By-law. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this By-law, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.
(2)   Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.
(3)   Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.
(4)   For purposes of this By-law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(5)   Notwithstanding the foregoing provisions of this By-law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-law. Nothing in this By-law shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Preferred Stock to elect directors under specified circumstances.

(c)   Notwithstanding anything herein to the contrary, the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, and the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the outstanding shares of each class entitled to vote thereon as a class, voting separately as a class, shall be required to amend or repeal any provision of this Article I, Section 2; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.
SECTION 3.    Special Meetings. Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or required or permitted by the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Special meetings of stockholders of the Corporation shall be held at the hour, date and place (if any) within or without the United States, or by means of remote communication, which is fixed by the Board of Directors and stated in the Corporation’s notice of special meeting. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors of the Corporation and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these By-laws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these By-laws and the provisions of Article I, Section 2 of these By-laws shall govern such special meeting.
Notwithstanding anything herein to the contrary, the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, and the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of each class entitled to vote thereon as a class, voting separately as a class, shall be required to amend or repeal any provision of this Article I, Section 3; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.
SECTION 4.    Notice of Meetings; Adjournments.
(a)   Except as otherwise provided by the DGCL, the Certificate or these By-laws, a notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote at the meeting by giving such notice in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.
(b)   Unless otherwise required by the DGCL, notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.
(c)   Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.
(d)   To the fullest extent permitted by applicable law, the Board of Directors may postpone and reschedule any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I of these By-laws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I of these By-laws, except as required by applicable law.
(e)   When any meeting is convened, the presiding officer may adjourn the meeting if (i) no quorum is present for the transaction of business, (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders, or (iii) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place (if any), notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate or these By-laws, is entitled to such notice.
SECTION 5.    Quorum. The holders of a majority in voting power of the stock of the Corporation issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting (in person or represented by proxy), the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer of the meeting may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
SECTION 6.    Voting and Proxies. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by proxy in the manners provided under by Section 212(c) of the DGCL. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.
SECTION 7.    Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, except where a larger vote is required by law, by the Certificate or by these By-laws. Any election of directors by stockholders shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
SECTION 8.    Stockholder Lists. The Corporation shall prepare and make, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 8 shall require the Corporation to include electronic email addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting as provided in the manner, and subject to the terms, set forth in Section 219 of the DGCL (or any successor provision). The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.
SECTION 9.    Presiding Officer. The Board of Directors shall designate a representative to preside over all Annual Meetings or special meetings of stockholders, provided that if the Board of Directors does not so designate such a presiding officer, then the Chairman of the Board, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairman of the Board or the Chairman of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then the President shall preside over such meetings. The presiding officer at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. Unless otherwise determined by the Board of Directors, the order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.
SECTION 10.    Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.
ARTICLE II
Directors
SECTION 1.    Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided by the Certificate or required by law.
SECTION 2.    Number and Terms. Subject to the rights of any series of Preferred Stock to elect additional directors, the number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The directors shall hold office in the manner provided in the Certificate.
SECTION 3.    Qualification. No director need be a stockholder of the Corporation. A director must be a citizen of the United States that is not under foreign control.
SECTION 4.    Newly-Created Directorships and Vacancies. All newly-created directorships on the Board of Directors that result from an increase in the number of directors and all vacancies in the Board of Directors shall be filled only in the manner provided in the Certificate.
SECTION 5.    Removal. Directors may be removed from office only in the manner provided in the Certificate.

SECTION 6.    Resignation. A director may resign at any time by electronic transmission or by giving written notice to the Chairman of the Board, if one is elected, or to the Chief Executive Officer, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.
SECTION 7.    Regular Meetings. Regular and annual meetings of the Board of Directors may be held at such hour, date and place (if any) as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.
SECTION 8.    Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairman of the Board, if one is elected, or the Chief Executive Officer. The person calling any such special meeting of the Board of Directors may fix the hour, date and place (if any) thereof.
SECTION 9.    Notice of Meetings. Notice of the hour, date and place (if any) of all special meetings of the Board of Directors shall be given to each director by the Secretary or, in case of the death, absence, incapacity or refusal of the Secretary, by another officer designated by the Chairman of the Board, if one is elected, or the Chief Executive Officer. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these By-laws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.
SECTION 10.    Quorum. At any meeting of the Board of Directors, a majority of the total number of directors fixed by resolution adopted by the Board pursuant to Article II, Section 2 above (including any vacancies and any unfilled newly-created directorships) shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present.
SECTION 11.    Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these By-laws.
SECTION 12.    Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission, which consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the writing or writings or electronic transmission or transmissions relating thereto shall be filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.
SECTION 13.    Manner of Participation. Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these By-laws.

SECTION 14.    Presiding Director. The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairman of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairman of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.
SECTION 15.    Committees. The Board of Directors, by vote of a majority of the directors then in office, may designate one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Certificate or by these By-laws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-laws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.
SECTION 16.    Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.
ARTICLE III
Officers
SECTION 1.    Enumeration; Election. The Board of Directors shall elect officers of the Corporation, including a Chief Executive Officer, a President, a Treasurer and a Secretary. The Board of Directors may also from time to time elect such other officers of the Corporation as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. The Board of Directors may also elect a Chairman of the Board of Directors, who may or may not also be an officer of the Corporation. Each of the officers of the Corporation elected by the Board of Directors or appointed by an elected officer of the Corporation in accordance with these By-laws shall have the powers and duties prescribed by law, by these By-laws or by the Board of Directors and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these By-laws or by the Board of Directors or, if applicable, the appointing officer, shall have such further powers and duties as ordinary pertain to such office.
SECTION 2.    Qualification. No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.
SECTION 3.    Tenure. Except as otherwise provided by the Certificate or by these By-laws, each of the officers of the Corporation shall hold office for such a term as may be determined by the Board of Directors or until his or her successor is chosen and qualified or until his or her earlier resignation or removal.
SECTION 4.    Resignation. Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the Chief Executive Officer, the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides.
SECTION 5.    Removal. Except as otherwise provided by law or by resolution of the Board of Directors, any officer may be removed from office at any time with or without cause by the affirmative vote of a majority of the directors then in office, or, in the case of any officer appointed by an elected officer, by any elected officer upon whom such power of removal shall have been conferred by the Board of Directors.

SECTION 6.    Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.
SECTION 7.    Powers and Duties. The officers of the Corporation shall each have such powers and duties as are prescribed by law, by these By-laws or by the Board of Directors and, in the case of appointed officers, such powers and duties as are prescribed by the appointing officer, and, unless otherwise prescribed by these By-laws or by the Board of Directors or, if applicable, the appointing officer, shall have such further powers and duties as ordinary pertain to their respective offices.
ARTICLE IV
Capital Stock
SECTION 1.    Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors, except in respect of shares of any class or series of capital stock that the Board of Directors has determined shall be uncertificated in accordance with this By-law. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these By-laws, the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these By-laws the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance, or subsequent transfer.
SECTION 2.    Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.
SECTION 3.    Record Holders. Except as may otherwise be required by law, by the Certificate or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws.
SECTION 4.    Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders or any adjournment thereof shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
SECTION 5.    Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.
ARTICLE V
Indemnification
SECTION 1.    Definitions. For purposes of this Article:
(a)   “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, manager, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other enterprise or legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, manager, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;
(b)   “Director” means any person who serves or has served the Corporation as a director on the Board of Directors, including, for the avoidance of doubt, any person who has served as a director on the board of directors of Terran Orbital Corporation, a Delaware corporation;
(c)   “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;
(d)   “Expenses” means all reasonable, documented and out-of-pocket attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;
(e)   “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;
(f)   “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;
(g)   “Officer” means any person who serves or has served the Corporation as an officer of the Corporation elected or appointed by the Board of Directors or otherwise in accordance with these By-laws, including, for the avoidance of doubt, any person who has served as an officer of Terran Orbital Corporation, a Delaware corporation;
(h)   “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i)   “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other enterprise or entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other enterprise or entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other enterprise or entity.
SECTION 2.    Indemnification of Directors and Officers. Subject to the operation of Section 4 of this Article V of these By-laws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.
(a)   Actions, Suits and Proceedings Other than by or in the Right of the Corporation.   Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant (as a witness or otherwise) in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Director or Officer subject to such Proceeding did not act in good faith, did not act in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, had reasonable cause to believe his or her conduct was unlawful.
(b)   Actions, Suits and Proceedings by or in the Right of the Corporation.    Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant (as a witness or otherwise) in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that no indemnification shall be made under this Section 2(b) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.
(c)   Survival of Rights.    The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.
(d)   Actions by Directors or Officers.    Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these By-laws in accordance with the provisions set forth herein.
SECTION 3.    Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article V of these By-laws, each Non-Officer Employee may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are actually and reasonably incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant (as a witness or otherwise) in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors.
SECTION 4.    Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made, with respect to a person who is a Director or Officer of the Corporation at the time of such determination, by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum of the Board of Directors), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation. Such determination shall be made, with respect to any person who is not a Director or Officer of the Corporation at the time of such determination, in the manner determined by the Board.
SECTION 5.    Advancement of Expenses to Directors Prior to Final Disposition.
(a)   The Corporation shall advance all Expenses incurred by or on behalf of any Director or Officer in connection with any Proceeding which such Director or Officer is, or is threatened to be made, a party to or participant (as a witness or otherwise) in by reason of such Director’s or Officer’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director or Officer requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by or on behalf of such Director or Officer and shall be preceded or accompanied by an undertaking by or on behalf of such Director or Officer to repay any Expenses so advanced if it shall ultimately be determined that such Director or Officer is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director or Officer seeking advancement of Expenses pursuant to this Section 5 in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was (i) authorized by the Board of Directors of the Corporation, or (ii) brought to enforce such Director’s or Officer’s rights to indemnification or advancement of Expenses under these By-laws.
(b)   If a claim for advancement of Expenses hereunder by a Director or Officer is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the Expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director or Officer is not entitled to an advancement of Expenses shall be on the Corporation.

(c)   In any suit brought by the Corporation to recover an advancement of Expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such Expenses upon a final adjudication that the Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.
SECTION 6.    Advancement of Expenses to Non-Officer Employees Prior to Final Disposition.
(a)   The Corporation may, at the discretion of the Board of Directors of the Corporation, advance any or all Expenses actually and reasonably incurred by or on behalf of any Non-Officer Employee in connection with any Proceeding which such person is, or is threatened to be made, a party to or participant (as a witness or otherwise) in by reason of his or her Corporate Status as a Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses actually and reasonably incurred by or on behalf of such Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Non-Officer Employee is not entitled to be indemnified against such Expenses.
(b)   In any suit brought by the Corporation to recover an advancement of Expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such Expenses upon a final adjudication that the Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.
SECTION 7.    Contractual Nature of Rights.
(a)   The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. No amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of Expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.
(b)   If a claim for indemnification (following final disposition of such Proceeding) hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, pursuant to the terms of an undertaking, such Director or Officer shall also be entitled to be paid the Expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.
(c)   In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 8.    Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.
SECTION 9.    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.
SECTION 10.    Other Indemnification.
(a)   Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, the Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, manager, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity (other than a Subsidiary) shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity (the “Primary Indemnitor”). Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, manager, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity (other than a Subsidiary) shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies. The obligations, if any, of the Corporation and any Subsidiary to indemnify or provide advancement of Expenses to any person serving as a director, manager, partner, trustee, officer, employee or agent of a Subsidiary shall be joint and not several.
(b)   Notwithstanding any right that any Director or Officer may have to indemnification or advancement of Expenses by any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity other than the Corporation or any Subsidiary as a result of such person’s Corporate Status as a Director of the Corporation or an Officer of the Corporation (each such other enterprise or entity, an “Other Indemnitor”), the Corporation (i) shall be the indemnitor of first resort of such Director or Officer with respect to all Liabilities and Expenses for which such Director or Officer is entitled to indemnification or advancement, as applicable, by the Corporation as a result of such person’s Corporate Status as a Director of the Corporation or an Officer of the Corporation (“Covered Liabilities and Expenses”) (i.e., the Corporation’s obligations to indemnify or provide advancement of Expenses of such Director or Officer with respect to Covered Liabilities and Expenses are primary, and any obligation of an Other Indemnitor to indemnify or provide advancement of Expenses to such Director or Officer with respect to the same Covered Liabilities and Expenses are secondary), (ii) shall be liable for the full amount of all Covered Liabilities and Expenses to which such Director or Officer is entitled to indemnification to the greatest extent permitted hereunder, without regard to any rights such Director or Officer may have against any Other Indemnitor with respect to the same Covered Liabilities and Expenses, and (iii) irrevocably waives, relinquishes and releases all Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of Covered Liabilities and Expenses. No payment by any Other Indemnitor on behalf of any Director or Officer with respect to any claim for Covered Liabilities and Expenses for which such Director or Officer has sought indemnification from the Company shall affect any of the provisions of this Section 10(b), and each Other Indemnitor that makes any such payment shall have a right of contribution or subrogation, to the extent of such payment, with respect to all of the rights of recovery of the Director or Officer in respect of such Covered Liabilities and Expenses, against the Company. Each Other Indemnitor is an express third-party beneficiary of this Section 10(b).

ARTICLE VI
Miscellaneous Provisions
SECTION 1.    Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year, unless otherwise determined by the Board of Directors.
SECTION 2.   Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.
SECTION 3.    Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without action of the Board of Directors may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the Chief Executive Officer, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors may authorize.
SECTION 4.    Voting of Securities. Unless the Board of Directors otherwise provides, the Chairman of the Board, if one is elected, the Chief Executive Officer, the President or the Treasurer may waive notice of and act on behalf of the Corporation (including with regard to voting and actions by written consent), or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.
SECTION 5.    Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.
SECTION 6.    Corporate Records. The original or attested copies of the Certificate, By-laws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.
SECTION 7.    Certificate. All references in these By-laws to the Certificate shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.
SECTION 8.    Amendment of By-laws.
(a)   Amendment by Directors.    Except as provided otherwise by law, any section or portion of these By-laws may be amended or repealed by the Board of Directors as set forth in the Certificate.
(b)   Amendment by Stockholders.    Except as provided otherwise by law, any section or portion of these By-laws may be amended or repealed by the stockholders as set forth in the Certificate.
SECTION 9.    Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If delivered by courier service, notice to stockholders shall be deemed given at the earlier of when the notice is received or left at such stockholder’s address as it appears on the records of the Corporation. If given by electronic email, notice to stockholders shall be deemed given when directed to such stockholders electronic mail address as it appears on the records of the Corporation unless the stockholder has notified the Corporation in writing or by electronic transmission of any objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e). Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.
SECTION 10.    Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

Annex E
Terran Orbital Corporation
2021 Omnibus Incentive Plan
1.
Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Company and its Affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Stock-based and cash-based incentives to Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of stockholder value.
2.
Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:
(a)
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b)
“Award” means any Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, or other Stock-based or cash-based award granted under the Plan.

(c)
“Award Agreement” means an Option Agreement, a Restricted Stock Agreement, an RSU Agreement, a SAR Agreement, or a written agreement governing the grant of any other Award granted under the Plan.

(d)
“Board” means the Board of Directors of the Company.

(e)
“Cause” means, with respect to a Participant and in the absence of an Award Agreement or Participant Agreement otherwise defining Cause, (1) the Participant’s commission of, plea of guilty or nolo contendere (or a similar plea) to, conviction of, or indictment for, any crime (whether or not involving the Company or its Affiliates) (i) constituting a felony (or its equivalent in any non-United States jurisdiction) or constituting a misdemeanor involving theft, fraud or moral turpitude or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Service Recipient, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or its Affiliates; (2) conduct of the Participant, whether or not in connection with his or her employment or service, that has resulted, or could reasonably be expected to result, in injury to the business or reputation of the Company or its Affiliates; (3) any material violation of the policies of the Service Recipient, including, but not limited to, any legal or compliance policies or the Service Recipient’s code of ethics, any policy relating to sexual harassment, discrimination, or the disclosure or misuse of confidential information, or those set forth in the manuals, or statements of policy of the Service Recipient; (4) the Participant’s act(s) of negligence or willful misconduct in the course of his or her employment or service with the Service Recipient; (5) misappropriation by the Participant of any assets or business opportunities of the Company or its Affiliates; (6) embezzlement or fraud committed by the Participant, at the Participant’s direction, or with the Participant’s prior actual knowledge; (7) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; or (8) any breach of any non-competition, non-solicitation, no-hire, or confidentiality covenant between the Participant and the Company or one of its Affiliates. If, subsequent to the Termination of a Participant for any or no reason (other than a Termination by the Service Recipient for

Cause), it is discovered that grounds to terminate the Participant’s employment or service for Cause existed, such Participant’s employment or service shall, at the discretion of the Committee, be deemed to have been terminated by the Service Recipient for Cause for all purposes under the Plan, and the Participant shall be required to repay or return to the Company all amounts and benefits received by him or her in respect of any Award in connection with or following such Termination that would have been forfeited under the Plan had such Termination been by the Service Recipient for Cause. In the event that there is an Award Agreement or Participant Agreement defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Service Recipient for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or Participant Agreement are complied with.
(f)
“Change in Control” means:

(1)   a change in the ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the U.S. Securities and Exchange Commission or similar non-U.S. regulatory agency or pursuant to a Non-Control Transaction) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, an employee benefit plan sponsored or maintained by the Company or any of its Affiliates (or its related trust), or any underwriter temporarily holding securities pursuant to an offering of such securities, directly or indirectly acquire, other than pursuant to a Reorganization (as defined in subclause (3) below) that does not constitute a Change in Control under such subclause (3), “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities eligible to vote in the election of the Board (“Company Voting Securities”);
(2)   the date, within any consecutive 24-month period commencing on or after the Effective Date, upon which individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the Effective Date and whose nomination for election by the Company’s stockholders or appointment was approved by a vote of at least two-thirds of the directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (including, but not limited to, a consent solicitation) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
(3)   the consummation of a merger, consolidation, share exchange, or similar form of corporate transaction involving the Company or any of its Affiliates that requires the approval of the Company’s stockholders (whether for such transaction, the issuance of securities in the transaction, or otherwise) (a “Reorganization”), unless, immediately following such Reorganization, (i) more than 50% of the total voting power of (A) the corporation resulting from such Reorganization (the “Surviving Company”), or (B) if applicable, the ultimate parent corporation that has, directly or indirectly, beneficial ownership of at least 95% of the voting securities of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among holders thereof immediately prior to such Reorganization, (ii) no person, other than an employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company (or its related trust), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company or, if there is no Parent Company, the Surviving Company, and (iii) following the consummation of such Reorganization, at least a majority of the members of the board of directors of the Parent Company or, if there is no Parent Company, the Surviving Company are members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization (any Reorganization which satisfies all of the criteria specified in clauses (i), (ii), and (iii) above shall be a “Non-Control Transaction”); or
(4)   the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries (on a consolidated basis) to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two (2) or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company’s Affiliates.
Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of 50% or more of the Company Voting Securities as a result of an acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; provided that, if after such acquisition by the Company, such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then be deemed to occur, and (y) with respect to the payment of any amount that constitutes a “deferral of compensation” subject to Section 409A of the Code payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.
(g)
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.

(h)
“Committee” means the Board, the Compensation Committee of the Board, or such other committee consisting of two or more individuals appointed by the Board to administer the Plan and each other individual or committee of individuals designated to exercise authority under the Plan.

(i)
“Company” means Terran Orbital Corporation (f/k/a Tailwind Two Acquisition Corporation), a Delaware corporation, or its permitted successors and assigns.

(j)
“Corporate Event” has the meaning set forth in Section 10(b) hereof.

(k)
“Data” has the meaning set forth in Section 20(g) hereof.

(l)
“Disability” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event that there is an Award Agreement or Participant Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement. The determination of whether a Participant has a Disability shall be determined by the Committee, and the Committee may rely on any determination made for purposes of benefits under any long-term disability plan in which a Participant participates that is maintained by the Company or one of its Affiliates.

(m)
“Disqualifying Disposition” means any disposition (including any sale) of Stock acquired upon the exercise of an Incentive Stock Option made within the period that ends either (1) two years after the date on which the Participant was granted the Incentive Stock Option or (2) one year after the date upon which the Participant acquired the Stock.

(n)
“Effective Date” means [DATE], 2021, which is the date on which the Plan was approved by the Board, subject to the approval of the Plan by the stockholders of the Company in accordance with the requirements of the laws of the State of Delaware.

(o)
“Eligible Person” means (1) each employee and officer of the Company or any of its Affiliates;

(2) each non-employee director of the Company or any of its Affiliates; (3) each other natural Person who provides substantial services to the Company or any of its Affiliates as a consultant or advisor (or a wholly owned alter ego entity of the natural Person providing such services of which such Person is an employee, stockholder, or partner) and who is designated as eligible by the Committee; and (4) each natural Person who has been offered employment by the Company or any of its Affiliates; provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such Person has commenced employment or service with the Company or its Affiliates; provided, further, however, that (i) with respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term “Affiliate” as used in this Section 2(o) shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations or other entities in the unbroken chain, other than the last corporation or other entity, owns stock possessing at least 50% or more of the total combined voting power of all classes of stock in one of the other corporations or other entities in the chain, and (ii) with respect to any Award that is intended to be an Incentive Stock Option, the term “Affiliate” as used in this Section 2(o) shall include only those entities that qualify as a “subsidiary corporation” with respect to the Company within the meaning of Section 424(f) of the Code. An employee on an approved leave of absence may be considered as still in the employ of the Company or any of its Affiliates for purposes of eligibility for participation in the Plan.
(p)
“Employee Retention Share” means Stock granted to a Participant pursuant to the terms and conditions set forth in the Merger Agreement and Schedule 3.08 thereof.

(q)
“Employee Retention Share Award” means any Employee Retention Share Restricted Stock or Employee Retention Share Restricted Stock Unit.

(r)
“Employee Retention Share Pool” has the meaning set forth in Section 4(a)(ii).

(s)
“Employee Retention Share Restricted Stock” means an Employee Retention Share granted to a Participant that is subject to certain restrictions, including a risk of forfeiture.

(t)
“Employee Retention Share Restricted Stock Unit” means a notional unit representing the right to receive one Employee Retention Share (or the cash value of one Employee Retention Share, if so determined by the Committee) on a specified settlement date.

(u)
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.

(v)
“Expiration Date” means, with respect to an Option or Stock Appreciation Right, the date on which the term of such Option or Stock Appreciation Right expires, as determined under Sections 5(b) or 8(b) hereof, as applicable.

(w)
“Fair Market Value” means, as of any date when the Stock is listed on one or more national securities exchange(s), the closing price reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination or, if the closing price is not reported on such date of determination, the closing price reported on the most recent date prior to the date of determination. If the Stock is not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of Stock.

(x)
“GAAP” means the U.S. Generally Accepted Accounting Principles, as in effect from time to time.

(y)
“Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(z)
“Merger Agreement” means that certain Agreement and Plan of Merger by and among Tailwind Two Acquisition Corp., [Titan Merger Sub, Inc.] and Terran Orbital Corporation, dated as of October [   ], 2021.

(aa)
“Nonqualified Stock Option” means an Option not intended to be an Incentive Stock Option.

(bb)
“Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase Stock at a specified price during a specified time period.

(cc)
“Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option Award.

(dd)
“Participant” means an Eligible Person who has been granted an Award under the Plan or, if applicable, such other Person who holds an Award.

(ee)
“Participant Agreement” means an employment, consulting, change in control, severance or any other services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date of determination.

(ff)
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

(gg)
“Plan” means this Terran Orbital Corporation 2021 Omnibus Incentive Plan, as amended from time to time.

(hh)
“Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “independent director” as defined under, as applicable, the NASDAQ Listing Rules, the NYSE Listed Company Manual, or other applicable stock exchange rules.

(ii)
“Qualifying Committee” has the meaning set forth in Section 3(b) hereof.

(jj)
“Restricted Stock” means Stock granted to a Participant under Section 6 hereof that is subject to certain restrictions and to a risk of forfeiture.

(kk)
“Restricted Stock Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Award.

(ll)
“Restricted Stock Unit” means a notional unit representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee) on a specified settlement date.

(mm)
“RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Restricted Stock Units.

(nn)
“SAR Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Stock Appreciation Rights.

(oo)
“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.

(pp)
“Service Recipient” means, with respect to a Participant holding an Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(qq)
“Share Pool” has the meaning set forth in Section 4(a)(i) hereof.

(rr)
“Stock” means the common stock, par value $0.001 per share, of the Company, and such other securities as may be substituted for such stock pursuant to Section 10 hereof.

(ss)
“Stock Appreciation Right” means a conditional right, granted to a Participant under Section 8 hereof, to receive an amount equal to the value of the appreciation in the Stock over a specified period. Except in the event of extraordinary circumstances, as determined in the sole discretion of the Committee, or pursuant to Section 10(b) hereof, Stock Appreciation Rights shall be settled in Stock.
(tt)
“Substitute Award” has the meaning set forth in Section 4(a)(i) hereof.

(uu)
“Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder. Unless otherwise determined by the Committee, in the event that the Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute the Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Participant’s change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting “nonqualified deferred compensation” subject to Section 409A of the Code that are payable upon a Termination, unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

3.
Administration.

(a)   Authority of the Committee.   Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case, subject to and consistent with the provisions of the Plan, to (1) select Eligible Persons to become Participants; (2) grant Awards; (3) determine the type, number, and type of shares of Stock subject to, other terms and conditions of, and all other matters relating to, Awards; (4) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan; (5) determine the method by which an Award may be settled, exercised, canceled, forfeited, suspended, or repurchased by the Company; (6) determine the circumstances under which the delivery of cash, property, or other amounts payable with respect to an Award may be deferred, either automatically or at the Participant’s or Committee’s election; (7) accelerate the vesting, delivery or exercisability of, or payment for or lapse of restrictions on, or waive any condition in respect of, Awards; (8) construe, administer, and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein; (9) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time or such shorter period required by, or necessary to comply with, applicable law; and (10) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all Persons, including, without limitation, the Company, its stockholders and Affiliates, Eligible Persons, Participants, and beneficiaries of Participants. Notwithstanding anything in the Plan to the contrary, the Committee shall have the ability to accelerate the vesting of any outstanding Award at any time and for any reason, including but not limited to upon a Corporate Event, subject to Section 10(d), or in the event of a Participant’s Termination by the Service Recipient other than for Cause, or due to the Participant’s death, Disability, or retirement (as such term may be defined in an applicable Award Agreement or Participant Agreement or, if no such definition exists, in accordance with the Company’s then-current employment policies and guidelines). For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.

(b)   Manner of Exercise of Committee Authority.   At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company must be taken by the remaining members of the Committee or a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”). Any action authorized by such a Qualifying Committee shall be deemed the action of the Committee for purposes of the Plan. The express grant of any specific power to a Qualifying Committee, and the taking of any action by such a Qualifying Committee, shall not be construed as limiting any power or authority of the Committee.
(c)   Delegation.   To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Any actions taken by an officer or employee delegated authority pursuant to this Section 3(c) within the scope of such delegation shall, for all purposes under the Plan, be deemed to be an action taken by the Committee. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any Eligible Person who is not an employee of the Company or any of its Affiliates (including any non-employee director of the Company or any Affiliate) or to any Eligible Person who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee or Qualifying Committee in accordance with Section 3(b) above.
(d)   Sections 409A and 457A.   The Committee shall take into account compliance with Sections 409A and 457A of the Code in connection with any grant of an Award under the Plan, to the extent applicable. The Plan and Awards are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary, or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period. While the Awards granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Sections 409A and 457A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on a Participant as a result of Section 409A or Section 457A of the Code or any damages for failing to comply with Section 409A or Section 457A of the Code or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A or Section 457A of the Code).
4.
Shares Available Under the Plan; Other Limitations.

(a)   Number of Shares Available for Delivery.
(1)   Subject to adjustment as provided in Section 10 hereof, the following limitations apply to the grant of Awards: no more than [NUMBER OF SHARES]1 shares of Stock may be reserved for issuance and delivered in the aggregate pursuant to Awards under the Plan, subject to an annual

1
Note to Draft: Initial share reserve to equal 10% of the aggregate number of shares of Stock outstanding immediately following closing of the transaction, which is equal to 16,544,164 in the no redemption scenario and 0% redemptions is 13,551,817 in the maximum redemption scenario, in each case assuming an exchange ratio of 27.578.

increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, equal to the lesser of (A) 3% of the aggregate number of shares of Stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the Board (the “Share Pool”). Shares of Stock delivered under the Plan shall consist of authorized and unissued shares, shares held in the treasury of the Company, or previously issued shares of Stock reacquired by the Company on the open market or by private purchase, or a combination of the foregoing. Notwithstanding the foregoing, except as may be required by reason of Section 422 of the Code, the Share Pool shall not be reduced by shares issued pursuant to (i) Awards issued or assumed in connection with a merger or acquisition as contemplated by, as applicable, NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) and IM-5635-1, AMEX Company Guide Section 711, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”), (ii) Employee Retention Share Awards, and (iii) Employee Retention Share Awards that are granted following the Effective Date in connection with the reallocation of any forfeited Employee Retention Share Award (a “Reallocated Employee Retention Share Award”) in accordance with the Merger Agreement and Schedule 3.08 to the Merger Agreement; provided that each such Reallocated Employee Retention Share Award is granted on terms and conditions that comply with the terms and conditions of the Merger Agreement and Schedule 3.08 to the Merger Agreement; provided, further, that no Reallocated Employee Retention Share Award may be granted following the expiration of the Incentive Period (as such term is defined in Schedule 3.08 to the Merger Agreement).
(2)   Subject to adjustment as provided in Section 10 hereof, [NUMBER OF SHARES]2 Employee Retention Shares shall be reserved for issuance and delivered in the aggregate pursuant to Employee Retention Share Awards under the Plan (the “Employee Retention Share Pool”), subject to the terms and conditions set forth in the Merger Agreement and Schedule 3.08 to the Merger Agreement. Notwithstanding anything in the Plan to the contrary, any Employee Retention Share Awards shall be subject to, and granted in compliance with, the terms and conditions set forth in the Merger Agreement and Schedule 3.08 to the Merger Agreement. For the avoidance of doubt, any Employee Retention Shares that remain outstanding and unvested as of the expiration of the Incentive Period (as such term is defined in Schedule 3.08 to the Merger Agreement) shall be forfeited and cancelled for no consideration or other payment. After the expiration of the Incentive Period, no Employee Retention Awards shall be awarded, re-allocated or available for issuance under the Plan.
(b)   Share Counting Rules.   The Share Pool shall be reduced, on the date of grant, by the relevant number of shares of Stock for each Award granted under the Plan that is valued by reference to a share of Stock; provided, that Awards that are valued by reference to shares of Stock but are required to be paid in cash pursuant to their terms shall not reduce the Share Pool. If and to the extent that Awards originating from the Share Pool terminate, expire, or are cash-settled, canceled, forfeited, exchanged, or surrendered without having been exercised, vested, or settled, the shares of Stock subject to such Awards shall again be available for Awards under the Share Pool. For clarity, the following shares of Stock shall become available for issuance under the Plan: (i) shares of Stock tendered by the Participants, or withheld by the Company, as full or partial payment to the Company upon the exercise of Options granted under the Plan; (ii) shares of Stock reserved for issuance upon the grant of Stock Appreciation Rights, to the extent that the number of reserved shares of Stock exceeds the number of shares of Stock actually issued upon the exercise of the Stock Appreciation Rights; and (iii) shares of Stock withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the exercise, lapse of restrictions on, or settlement of, Awards granted under the Plan.
(c)   Incentive Stock Options.   No more than the maximum shares authorized hereunder may be issued or transferred upon exercise or settlement of Incentive Stock Options.
(d)   Shares Available Under Acquired Plans.   To the extent permitted by NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c), or other applicable stock exchange rules, subject

2
Note to Draft: To be equal to the product of 197,224 multiplied by the exchange ratio, which assuming the exchange ratio is 27.578 results in 5,439,055.

to applicable law, in the event that a company acquired by the Company, or with which the Company combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio of formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not be counted against the Share Pool; provided, that, Awards using such available shares shall not be made after the date awards could have been made under the terms of such pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by the Company or any subsidiary of the Company immediately prior to such acquisition or combination.
(e)   Limitation on Awards to Non-Employee Directors.   Notwithstanding anything herein to the contrary, the maximum value of any Awards granted to a non-employee director of the Company in any one calendar year, taken together with any cash fees paid to such non-employee director during such calendar year in respect of the non-employee director’s services as a member of the Board during such year, shall not exceed $750,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided, that, the independent members of the Board or the Committee may make exceptions to this limit, except that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
5.
Options.

(a)   General.   Certain Options granted under the Plan may be intended to be Incentive Stock Options; however, no Incentive Stock Options may be granted hereunder following the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board, and (ii) the date the stockholders of the Company approve the Plan. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may be granted only to Eligible Persons who are employees of the Company or an Affiliate (as such definition is limited pursuant to Section 2(o) hereof) of the Company. The provisions of separate Options shall be set forth in separate Option Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Options.
(b)   Term.   The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after, and each Option shall expire, ten years from the date it was granted.
(c)   Exercise Price.   The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant, subject to Section 5(g) hereof in the case of any Incentive Stock Option. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the exercise price per share of Stock for such Option may be less than the Fair Market Value on the date of grant; provided, that, such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.
(d)   Payment for Stock.   Payment for shares of Stock acquired pursuant to an Option granted hereunder shall be made in full upon exercise of the Option in a manner approved by the Committee, which may include any of the following payment methods: (1) in immediately available funds in U.S. dollars, or by certified or bank cashier’s check; (2) by delivery of shares of Stock having a value equal to the exercise price; (3) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with shares of Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations; or (4) by any other means approved by the Committee (including, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive (i) the number of shares of Stock underlying the Option so exercised, reduced by (ii) the number of shares of Stock equal to (A) the aggregate exercise price of the Option divided by (B) the Fair Market Value on the date of exercise). Notwithstanding anything herein to the contrary, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.
(e)   Vesting.   Options shall vest and become exercisable (subject to Section 20(f) hereof) in such manner, on such date or dates, or upon the achievement of performance or other conditions (subject to Section 20(f) hereof), in each case, as may be determined by the Committee and set forth in an Option Agreement. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires, is canceled, or otherwise terminates.
(f)   Termination of Employment or Service.   Except as provided by the Committee in an Option Agreement, Participant Agreement, or otherwise:
(1)   In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Options outstanding shall cease; (B) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (C) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 90 days after the date of such Termination.
(2)   In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Options outstanding shall cease; (ii) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (iii) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 12 months after the date of such Termination.
(3)   In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Options outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.
(g)   Special Provisions Applicable to Incentive Stock Options.
(1)   No Incentive Stock Option may be granted to any Eligible Person who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such Incentive Stock Option (i) has an exercise price of at least 110% of the Fair Market Value on the date of the grant of such Option, and (ii) cannot be exercised more than five years after the date it is granted.
(2)   To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.
(3)   Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option.
6.
Restricted Stock.

(a)   General.   Restricted Stock may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Awards of

Restricted Stock shall be set forth in separate Restricted Stock Agreements, which Restricted Stock Agreements need not be identical. Subject to the restrictions set forth in Section 6(b) hereof, and except as otherwise set forth in the applicable Restricted Stock Agreement, the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Unless otherwise set forth in a Participant’s Restricted Stock Agreement, cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.
(b)   Vesting and Restrictions on Transfer.   Restricted Stock shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case, as may be determined by the Committee and set forth in a Restricted Stock Agreement. Unless otherwise specifically determined by the Committee, the vesting of an Award of Restricted Stock shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. In addition to any other restrictions set forth in a Participant’s Restricted Stock Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock prior to the time the Restricted Stock has vested pursuant to the terms of the Restricted Stock Agreement.
(c)   Termination of Employment or Service.   Except as provided by the Committee in a Restricted Stock Agreement, Participant Agreement, or otherwise, in the event of a Participant’s Termination for any or no reason prior to the time that such Participant’s Restricted Stock has vested, (1) all vesting with respect to such Participant’s Restricted Stock outstanding shall cease; and (2) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s unvested shares of Restricted Stock at a purchase price equal to the lesser of (A) the original purchase price paid for the Restricted Stock (as adjusted for any subsequent changes in the outstanding Stock or in the capital structure of the Company), less any dividends or other distributions or bonus received (or to be received) by the Participant (or any transferee) in respect of such Restricted Stock prior to the date of repurchase, and (B) the Fair Market Value of the Stock on the date of such repurchase; provided that, if the original purchase price paid for the Restricted Stock is equal to zero dollars ($0), such unvested shares of Restricted Stock shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.
7.
Restricted Stock Units.

(a)   General.   Restricted Stock Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Restricted Stock Units shall be set forth in separate RSU Agreements, which RSU Agreements need not be identical.
(b)   Vesting.   Restricted Stock Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case, as may be determined by the Committee and set forth in an RSU Agreement. Unless otherwise specifically determined by the Committee, the vesting of a Restricted Stock Unit shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment.
(c)   Settlement.   Restricted Stock Units shall be settled in Stock, cash, or property, or a combination thereof, as determined by the Committee, in its sole discretion, on the date or dates determined by the Committee and set forth in an RSU Agreement. Unless otherwise set forth in a Participant’s RSU Agreement, a Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Restricted Stock Units prior to settlement.

(d)   Termination of Employment or Service.   Except as provided by the Committee in an RSU Agreement, Participant Agreement, or otherwise, in the event of a Participant’s Termination for any or no reason prior to the time that such Participant’s Restricted Stock Units have been settled, (1) all vesting with respect to such Participant’s Restricted Stock Units outstanding shall cease; (2) all of such Participant’s unvested Restricted Stock Units outstanding shall be forfeited for no consideration as of the date of such Termination; and (3) any shares remaining undelivered with respect to vested Restricted Stock Units then held by such Participant shall be delivered on the delivery date or dates specified in the RSU Agreement.
8.
Stock Appreciation Rights.

(a)   General.   Stock Appreciation Rights may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate (subject to Section 20(f) hereof). The provisions of separate Stock Appreciation Rights shall be set forth in separate SAR Agreements, which SAR Agreements need not be identical. No dividends or dividend equivalents shall be paid on Stock Appreciation Rights.
(b)   Term.   The term of each Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that no Stock Appreciation Right granted hereunder shall be exercisable after, and each Stock Appreciation Right shall expire, ten years from the date it was granted.
(c)   Base Price.   The base price per share of Stock for each Stock Appreciation Right shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Substitute Award, the base price per share of Stock for such Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that, such base price is determined in a manner consistent with the provisions of Section 409A of the Code.
(d)   Vesting.   Stock Appreciation Rights shall vest and become exercisable (subject to Section 20(f) hereof) in such manner, on such date or dates, or upon the achievement of performance or other conditions (subject to Section 20(f) hereof), in each case, as may be determined by the Committee and set forth in a SAR Agreement. Unless otherwise specifically determined by the Committee, the vesting of a Stock Appreciation Right shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If a Stock Appreciation Right is exercisable in installments, such installments, or portions thereof that become exercisable shall remain exercisable until the Stock Appreciation Right expires, is canceled, or otherwise terminates.
(e)   Payment upon Exercise.   Payment upon exercise of a Stock Appreciation Right may be made in cash, Stock, or property, as specified in the SAR Agreement or determined by the Committee, in each case, having a value in respect of each share of Stock underlying the portion of the Stock Appreciation Right so exercised, equal to the difference between the base price of such Stock Appreciation Right and the Fair Market Value of one share of Stock on the exercise date. For purposes of clarity, each share of Stock to be issued in settlement of a Stock Appreciation Right is deemed to have a value equal to the Fair Market Value of one share of Stock on the exercise date. In no event shall fractional shares be issuable upon the exercise of a Stock Appreciation Right, and in the event that fractional shares would otherwise be issuable, the number of shares issuable will be rounded down to the next lower whole number of shares, and the Participant will be entitled to receive a cash payment equal to the value of such fractional share.
(f)   Termination of Employment or Service.   Except as provided by the Committee in a SAR Agreement, Participant Agreement, or otherwise:
(1)   In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease; (B) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (C) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 90 days after the date of such Termination.
(2)   In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease; (ii) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (iii) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 12 months after the date of such Termination. In the event of a Participant’s death, such Participant’s Stock Appreciation Rights shall remain exercisable by the Person or Persons to whom such Participant’s rights under the Stock Appreciation Rights pass by will or by the applicable laws of descent and distribution until the applicable Expiration Date, but only to the extent that the Stock Appreciation Rights were vested at the time of such Termination.
(3)   In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Stock Appreciation Rights outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.
9.
Other Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Stock as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.
10.
Adjustment for Recapitalization, Merger, etc.

(a)   Capitalization Adjustments.   The aggregate number and class of shares of Stock or other securities that may be delivered in connection with Awards (as set forth in Section 4 hereof), the numerical share limits in Section 4(a) hereof, the number and class of shares of Stock or other securities covered by each outstanding Award, and the price per share of Stock underlying each such Award shall be equitably and proportionally adjusted or substituted, as determined by the Committee, in its sole discretion, as to the number, price, or kind of a share of Stock, other securities or other consideration subject to such Awards, (1) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event); (2) in connection with any extraordinary dividend declared and paid in respect of shares of Stock, whether payable in the form of cash, stock, or any other form of consideration; or (3) in the event of any change in applicable laws or circumstances that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan. In lieu of or in addition to any adjustment pursuant to this Section 10, if deemed appropriate, the Committee may provide that an adjustment take the form of a cash payment to the holder of an outstanding Award with respect to all or part of an outstanding Award, which payment shall be subject to such terms and conditions (including timing of payment(s), vesting, and forfeiture conditions) as the Committee may determine in its sole discretion. The Committee will make such adjustments, substitutions, or payment, and its determination will be final, binding, and conclusive. The

Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.
(b)   Corporate Events.   Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Participant Agreement, or otherwise, in connection with (i) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation; (ii) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation or other property or cash; (iii) a Change in Control; or (iv) the reorganization, dissolution, or liquidation of the Company (each, a “Corporate Event”), the Committee may provide for any one or more of the following:
(1)   The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in Section 10(a) hereof, and to the extent that such Awards vest subject to the achievement of performance criteria, such performance criteria shall be deemed earned at target level (or if no target is specified, the maximum level) and will be converted into solely service based vesting awards that will vest during the performance period, if any, during which the original performance criteria would have been measured;
(2)   The acceleration of vesting of any or all Awards not assumed or substituted in connection with such Corporate Event, subject to the consummation of such Corporate Event; provided that unless otherwise set forth in an Award Agreement, any Awards that vest subject to the achievement of performance criteria will be deemed earned at target level (or if no target is specified, the maximum level), provided, further, that a Participant has not experienced a Termination prior to such Corporate Event;
(3)   The cancellation of any or all Awards not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation equal to an amount based upon the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Options, Stock Appreciation Rights, and other Awards subject to exercise, the applicable exercise or base price; provided, however, that holders of Options, Stock Appreciation Rights, and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise or base price is greater than zero dollars ($0), and to the extent that the per-share consideration is less than or equal to the applicable exercise or base price, such Awards shall be canceled for no consideration;
(4)   The cancellation of any or all Options, Stock Appreciation Rights, and other Awards subject to exercise not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event; provided, that, all Options, Stock Appreciation Rights, and other Awards to be so canceled pursuant to this paragraph (4) shall first become exercisable for a period of at least ten days prior to such Corporate Event, with any exercise during such period of any unvested Options, Stock Appreciation Rights, or other Awards to be (A) contingent upon and subject to the occurrence of the Corporate Event, and (B) effectuated by such means as are approved by the Committee; and
(5)   The replacement of any or all Awards (other than Awards that are intended to qualify as “stock rights” that do not provide for a “deferral of compensation” within the meaning of Section 409A of the Code) with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within 30 days of the applicable vesting date.
Payments to holders pursuant to paragraph (3) above shall be made in cash or, in the sole discretion of the Committee, and to the extent applicable, in the form of such other consideration necessary for a

Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise or base price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this Section 10(b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his or her Awards; (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock; and (C) deliver customary transfer documentation as reasonably determined by the Committee. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.
(c)   Fractional Shares.   Any adjustment provided under this Section 10 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional shares so eliminated.
11.
Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.
12.
Rights and Privileges as a Stockholder.

Except as otherwise specifically provided in the Plan, no Person shall be entitled to the rights and privileges of Stock ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that Person.
13.
Transferability of Awards.

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and to the extent subject to exercise, Awards may not be exercised during the lifetime of the grantee other than by the grantee. Notwithstanding the foregoing, except with respect to Incentive Stock Options, Awards and a Participant’s rights under the Plan shall be transferable for no value to the extent provided in an Award Agreement or otherwise determined at any time by the Committee.
14.
Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.
15.
Compliance with Laws.

The obligation of the Company to deliver Stock upon issuance, vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award, unless such shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act (or with a similar non-U.S. regulatory agency pursuant to a similar law or regulation), or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock to be issued upon exercise or settlement of Awards. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.
16.
Withholding Obligations.

As a condition to the issuance, vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the amount of all federal, state, local and foreign income and other taxes of any kind required or permitted to be withheld in connection with such issuance, vesting, exercise, or settlement (or election). The Committee, in its discretion, may (but is not obligated to) permit or require shares of Stock (which are not subject to any pledge or other security interest) to be used to satisfy all or any portion of applicable tax withholding requirements with respect to any Award, and such shares shall be valued at their Fair Market Value as of the issuance, vesting, exercise, or settlement date of the Award, as applicable. The shares of Stock so delivered or withheld must have an aggregate Fair Market Value equal to the tax obligation (or portion thereof). Depending on the withholding method, the Company may withhold by considering the applicable minimum statutorily required withholding rates or other applicable withholding rates in the applicable Participant’s jurisdiction, including maximum applicable rates that may be utilized without creating adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto) and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity.
17.
Amendment of the Plan or Awards.

(a)   Amendment of Plan.   The Board or the Committee may amend the Plan at any time and from time to time.
(b)   Amendment of Awards.   The Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.
(c)   Stockholder Approval; No Material Impairment.   Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall be effective without stockholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Stock is listed. Additionally, no amendment to the Plan or any Award shall materially impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 10 hereof, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law, including, without limitation, Section 409A of the Code.
(d)   No Repricing of Awards Without Stockholder Approval.   Notwithstanding Sections 17(a) or 17(b) above, or any other provision of the Plan, reducing the exercise price of Options or Stock Appreciation Rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award, repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), or any other action that would be treated as a “repricing” of such Options or such Stock Appreciation Rights under GAAP, will require approval of the Company’s stockholders, unless the cancellation, exchange, repurchase or other action occurs in connection with an event set forth in Section 10 hereof.
18.
Termination or Suspension of the Plan.

The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth anniversary of the date the stockholders of the Company approve the Plan. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.
19.
Effective Date of the Plan.

The Plan is effective as of the Effective Date.
20.
Miscellaneous.

(a)   Treatment of Dividends and Dividend Equivalents on Unvested Awards.   Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award, or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld. No dividends or dividend equivalents shall be paid on Options or Stock Appreciation Rights.
(b)   Certificates.   Stock acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Stock are registered in the name of the Participant, the Committee may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock; (2) the Company retain physical possession of the certificates; and (3) the Participant deliver a stock power to the Company, endorsed in blank, relating to the Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Stock shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.
(c)   Other Benefits.   No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.
(d)   Corporate Action Constituting Grant of Awards.   Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions, or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule, or number of shares of Stock) that are inconsistent with those in the Award Agreement as a result of a clerical error in connection with the preparation of the Award Agreement, the corporate records will control, and the Participant will have no legally binding right to the incorrect term in the Award Agreement.
(e)   Clawback/Recoupment Policy.   Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates. In the event that an Award is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Award, subject to applicable law.

(f)   Non-Exempt Employees.3   If an Option or a Stock Appreciation Right is granted to an employee of the Company or any of its Affiliates in the United States who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or the Stock Appreciation Right will not be first exercisable for any shares of Stock until at least six (6) months following the date of grant of the Option or the Stock Appreciation Right (although the Option or the Stock Appreciation Right may vest prior to such date). To the extent that the vesting of an Option or a Stock Appreciation Right is based on the performance of a business unit of the Company or a Participant, the determinations with respect to such performance of such Option or Stock Appreciation Right for purposes of this Section 20(f) must be made based on (i) future performance meeting previously described criteria (e.g., hours of work, efficiency or productivity) or (ii) the Participant’s past performance, which shall be determined by the Company in its sole discretion. Consistent with the provisions of the Worker Economic Opportunity Act, (1) if such employee dies or suffers a Disability; (2) upon a Corporate Event in which such Option or Stock Appreciation Right is not assumed, continued, or substituted; (3) upon a Change in Control; or (4) upon the Participant’s retirement (as such term may be defined in the applicable Award Agreement or a Participant Agreement or, if no such definition exists, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options or Stock Appreciation Rights held by such employee may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or a Stock Appreciation Right will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting, or issuance of any shares under any other Award will be exempt from such employee’s regular rate of pay, the provisions of this Section 20(f) will apply to all Awards.
(g)   Data Privacy.   As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 20(g) by and among, as applicable, the Company and its Affiliates, for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

3
Note to Company: Please confirm that Participants will be provided with information that explains the terms and conditions of the Plan and Awards either when the Participant begins participating in the Plan or when the Company grants Options or Stock Appreciation Rights to Participants under the Plan.

(h)   Participants Outside of the United States.   The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non-U.S. tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section 20(h) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non-U.S. nationals or are primarily employed or providing services outside the United States.
(i)   No Liability of Committee Members.   Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
(j)   Payments Following Accidents or Illness.   If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(k)   Governing Law.   The Plan shall be governed by and construed in accordance with the laws of State of Delaware, without reference to the principles of conflicts of laws thereof.
(l)   Electronic Delivery.   Any reference herein to a “written” agreement or document or “writing” will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled or authorized by the Company to which the Participant has access) to the extent permitted by applicable law.
(m)   Arbitration.   All disputes and claims of any nature that a Participant (or such Participant’s transferee or estate) may have against the Company arising out of or in any way related to the Plan or any Award Agreement shall be submitted to and resolved exclusively by binding arbitration conducted in the State of Delaware (or such other location as the parties thereto may agree) in accordance with the applicable rules of the American Arbitration Association then in effect, and the arbitration shall be heard and determined by a panel of three arbitrators in accordance with such rules (except that in the event of any inconsistency between such rules and this Section 20(m), the provisions of this Section 20(n) shall control). The arbitration panel may not modify the arbitration rules specified above without the prior written approval of all parties to the arbitration. Within ten business days after the receipt of a written demand, each party shall designate one arbitrator, each of whom shall have experience involving complex business or legal matters, but shall not have any prior, existing, or potential material business relationship with any party to the arbitration. The two arbitrators so designated shall select a third arbitrator, who shall preside over the arbitration, shall be similarly qualified as the two arbitrators, and shall have no prior, existing or potential material business relationship with any party to the arbitration; provided, that, if the two arbitrators are unable to agree upon the selection of such third arbitrator, such third arbitrator shall be designated in accordance with the arbitration rules referred to above. The arbitrators will decide the dispute by majority decision, and the decision shall be rendered in writing and shall bear the signatures of the arbitrators and the party or parties who shall be charged therewith, or the allocation of the expenses among the parties in the discretion of the panel. The arbitration decision shall be rendered as soon as possible, but in any event not later than 120 days after the constitution of the arbitration panel. The arbitration decision shall be final and binding upon all parties to the arbitration. The parties hereto agree that judgment upon any award rendered by the arbitration panel may be entered in the United States District Court for the District of Delaware or any Delaware state court sitting in the State of Delaware. To the maximum extent permitted by law, the parties hereby irrevocably waive any right of appeal from any judgment rendered upon any such arbitration award in any such court. Notwithstanding the foregoing, any party may seek injunctive relief in any such court.
(n)   Statute of Limitations.   A Participant or any other person filing a claim for benefits under the Plan must file the claim within one year of the date the Participant or other person knew or should have known of the facts giving rise to the claim. This one-year statute of limitations will apply in any forum where a Participant or any other person may file a claim and, unless the Company waives the time limits set forth above in its sole discretion, any claim not brought within the time periods specified shall be waived and forever barred.
(o)   Funding.   No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.
(p)   Reliance on Reports.   Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.
(q)   Titles and Headings.   The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
*****
Adopted by the Board of Directors:            , 2021
Approved by the Stockholders:            , 2021
Termination Date:            , 2031

Annex F
Execution Version
FORM OF SUBSCRIPTION AGREEMENT
Tailwind Two Acquisition Corp.
150 Greenwich Street, 29th Floor
New York, NY 10006
Ladies and Gentlemen:
This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between Tailwind Two Acquisition Corp., a Cayman Islands exempted company, which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined herein) (“SPAC”), and the undersigned subscriber (the “Investor”), in connection with the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among SPAC, Terran Orbital Corporation, a Delaware corporation (the “Company”), and Titan Merger Sub, Inc., a Delaware corporation (“Company Merger Sub”), pursuant to which, among other things, Company Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, will become a subsidiary of SPAC, on the terms and subject to the conditions therein (the transactions contemplated by the Merger Agreement, including the merger, the “Transaction”). In connection with the Transaction, SPAC is seeking commitments from interested investors to purchase, following the Domestication (as defined below) and prior to the closing of the Transaction, shares of SPAC’s common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, SPAC is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Investors”), pursuant to which the Investors have agreed, severally and not jointly, to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor pursuant to this Subscription Agreement, an aggregate amount of up to 5,080,409 Shares, at the Per Share Purchase Price. The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.” Prior to the closing of the Transaction (and as more fully described in the Merger Agreement), SPAC will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and de-register as a Cayman Islands exempted company in accordance with Section 206 of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”).
In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and SPAC acknowledges and agrees as follows:
1.   Subscription.   The Investor hereby irrevocably subscribes for and agrees to purchase from SPAC, and SPAC agrees to issue and sell to Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be purchased by the Investor and issued by SPAC pursuant hereto shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).
2.   Closing.   The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Upon (a) satisfaction or waiver of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) SPAC to the Investor (the “Closing Notice”), that SPAC reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to SPAC, three (3) business days prior to the anticipated closing date specified in the Closing Notice (the “Closing

Date”), (i) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by SPAC in the Closing Notice and (ii) the legal name of the person in whose name such Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing Date, SPAC shall issue a number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under this Subscription Agreement, the organizational documents of SPAC or state or federal securities laws) in the name of the Investor (or its nominee in accordance with its delivery instructions) and as promptly as practicable after the Closing, on and as of the Closing Date, on SPAC’s share register; provided, however, that SPAC’s obligation to issue the Shares to the Investor under this Subscription Agreement is contingent upon SPAC having received the Subscription Amount in full accordance with this Section 2. If the Closing does not occur within three (3) business days following the Closing Date specified in the Closing Notice, SPAC shall promptly (but not later than one (1) business day thereafter) return the Subscription Amount in full to the Investor by wire transfer of United States dollars in immediately available funds, and any book entries of Shares shall be deemed cancelled. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
3.   Closing Conditions.
a.   The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:
(i)   no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby;
(ii)   all conditions precedent to the closing of the Transaction under the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement and other than those conditions under the Merger Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) or waived and the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing Date; and
(iii)   no suspension by the New York Stock Exchange (the “NYSE”) of the qualification of the Shares for offering or sale or trading in the United States, or initiation or threatening of any proceedings by the NYSE for any of such purposes, shall have occurred.
b.   The obligation of SPAC to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement is subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are already qualified as to materiality, which representations and warranties shall be true in all respects, and, other than representations and warranties that speak as of an earlier date, in which case as of such specified earlier date) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date (except those that speak as of a specified earlier date, in which case as of such specified earlier date) and (ii) all obligations, covenants and agreements of the Investor required to be performed by it at or prior to the Closing Date shall have been performed in all material respects.
c.   The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of SPAC contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are already qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing

Date, and consummation of the Closing shall constitute a reaffirmation by SPAC of each of the representations and warranties of SPAC contained in this Subscription Agreement as of the Closing Date, (ii) all obligations, covenants and agreements of SPAC required by the Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects, (iii) the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements shall close substantially concurrently with the closing of the Transaction and (iv) no amendment or waiver of the Merger Agreement or SPAC’s organizational documents (other than as contemplated by the Merger Agreement) shall have occurred that materially and adversely affects the rights of the Shares that Investor is acquiring pursuant to this Subscription Agreement.
4.   Further Assurances.   At or prior to the Closing Date, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5.   SPAC Representations and Warranties.   SPAC represents and warrants to the Investor that:
a.   As of the date hereof, SPAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). SPAC has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, SPAC will be duly incorporated and validly existing as a corporation and in good standing under the laws of the State of Delaware.
b.   As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under this Subscription Agreement, the organizational documents of SPAC or applicable securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under SPAC’s certificate of incorporation (as adopted on the Closing Date) or under the Delaware General Corporation Law.
c.   The execution, delivery and performance of this Subscription Agreement are within the powers of SPAC and have been duly authorized, validly executed and delivered by SPAC and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement constitutes a valid and binding agreement of SPAC and is enforceable against SPAC in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.
d.   The execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Shares and the compliance by SPAC with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SPAC or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SPAC or any of its subsidiaries is a party or by which SPAC or any of its subsidiaries is bound or to which any of the property or assets of SPAC is subject that would reasonably be expected to have a material adverse effect on the business, financial condition, shareholders’ equity or results of operations of SPAC and its subsidiaries, taken as a whole or affect the validity of the Shares or the legal authority of SPAC to timely comply in all material respects with the terms of this Subscription Agreement (a “Material Adverse Effect”); (ii) the organizational documents of SPAC; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SPAC or any of its properties or assets that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of SPAC to timely comply in all material respects with this Subscription Agreement.

e.   Other than the Quarterly Report on Form 10-Q filed by SPAC with the SEC on June 15, 2021, solely for the reasons described in the Form 12b-25 filed by SPAC on May 18, 2021, as of their respective dates, all reports (the “SEC Reports”) required to be filed by SPAC with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of SPAC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of SPAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments; provided, however, that any revision or restatement of SPAC’s financial statements as a result of (i) the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies, issued by the Staff of the SEC on April 12, 2021 (the “Statement”), as a result of which SPAC restated the financial statements and other information included in the SEC Reports and (ii) any further order, directive, guideline, comment or recommendation from the SEC that is applicable to the accounting rules for special purpose acquisition companies shall be deemed not material for purposes of this Agreement, including for purposes of this Section 5(e) and Sections 6(e) and 6(g) below. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by SPAC from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports as of the date hereof.
f.   SPAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) those required by the New York Stock Exchange (“NYSE”), including with respect to obtaining approval of SPAC’s stockholders, and (iv) those that the failure of which to obtain, give or make would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
g.   Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer and sale of the Shares by SPAC to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
h.   Other than the Other Subscription Agreements, the Merger Agreement and any other agreement expressly contemplated by the Merger Agreement or described in the SEC Reports filed prior to the date hereof, SPAC has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in SPAC (other than any side letter or similar agreement, entered into after the date of this Subscription Agreement, relating to the transfer to any investor of (i) securities of SPAC by existing securityholders of SPAC, which may be effectuated as a forfeiture to SPAC and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Transaction Agreement). Except as expressly set forth in the last two sentences of this Section 5.h., no Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Investor than Investor hereunder. No Other Subscription Agreements have been amended in any material respect following the date of this Subscription Agreement. The Company will be entering into a payment obligation with Staton Orbital Family Limited Partnership (“Staton”) or an affiliate of Staton, pursuant to which Staton or such affiliate will receive a quarterly fee of $1.875 million for sixteen (16) quarters beginning at the end of the first quarter following the consummation of the Transaction; the first years’ payments are to be paid in cash and the remaining payments are to be paid, subject to compliance with the post-combination company and its subsidiaries’ debt facilities, in cash or stock at the discretion of the post-combination company, as further described in the Staton Subscription Agreement entered into contemporaneously with this Subscription Agreement. The Company will be entering into vendor agreements with affiliates of AE Industrial partners totaling $20 million.
i.   Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of SPAC, threatened against SPAC or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against SPAC.
j.   As of the date of this Subscription Agreement, the authorized capital stock of SPAC consists of (i) 500,000,000 Class A ordinary shares, (ii) 50,000,000 Class B ordinary shares and (iii) 1,000,000 preference shares, each with a par value of $0.0001 per share. As of the date of this Subscription Agreement, (A) 34,500,000 Class A ordinary shares of SPAC are issued and outstanding, (B) 8,625,000 Class B ordinary shares of SPAC are issued and outstanding, (C) 19,300,000 warrants to purchase Class A ordinary shares of SPAC are issued and outstanding, and (D) no preference shares are issued and outstanding. All of SPAC’s (1) issued and outstanding Class A ordinary shares and Class B ordinary shares have been duly authorized and validly issued, are fully paid and are non-assessable and (2) outstanding warrants have been duly authorized and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms. Except as set forth above and pursuant to the Other Subscription Agreements, the Merger Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from SPAC any Class A ordinary shares, Class B ordinary shares or other equity interests in SPAC, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, SPAC has no subsidiaries, other than Company Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which SPAC is a party or by which it is bound relating to the voting of any securities of SPAC, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Merger Agreement.
k.   As of the date hereof, the issued and outstanding Shares of SPAC are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the NYSE under the symbol “TWNT” (it being understood that the trading symbol will be changed in connection with the Transaction). As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of SPAC, threatened against SPAC by NYSE or the SEC, respectively, to prohibit or terminate the listing of SPAC’s Shares or, when issued in connection with the Domestication, the Delaware common shares on NYSE or to deregister the Shares or, when registered and issued in connection with the Domestication, the Delaware common shares under the Exchange Act. SPAC has taken no action that is designed to terminate the registration of the Shares under the Exchange Act, other than in connection with the Domestication and subsequent registration under the Exchange Act of the Delaware common shares. At Closing, the Shares acquired hereunder will be approved for listing on the NYSE, subject to official notice of issuance.
l.   SPAC is not, and immediately after receipt of payment for the Shares will not be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
m.   There are no securities or instruments issued by or to which SPAC is a party containing anti-dilution provisions that will be triggered by the issuance of (i) the Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement that have not been or will not be validly waived on or prior to the Closing Date.
6.   Investor Representations and Warranties.   The Investor represents and warrants (on behalf of itself and each account for which the Investor is acquiring the Shares) to SPAC, as of the date hereof and as of the Closing, that:
a.   The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee, as applicable, (i) is a “qualified institutional buyer” (as defined in

Rule 144A under the Securities Act), a “qualified purchaser” (as defined in Section 2(a)(51) of the Investment Company Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for its own account for investment purposes only and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares and is an “institutional account” as defined by FINRA Rule 4512(c).
b.   The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act or any other applicable securities laws. The Investor is aware that the sale to the Investor is being made in reliance on a private placement exemption from registration under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to SPAC or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act (it being understood, however, that the disposition of the Investor’s property shall at all times be within the Investor’s control), and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry notations representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date and that the provisions of Rule 144(i) will apply to the Shares. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.
c.   The Investor acknowledges and agrees that the Investor is purchasing the Shares directly from SPAC. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of SPAC, the Company, any of their respective affiliates or any control persons, direct or indirect equityholders, officers, directors, managers, employees, consultants, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of SPAC expressly set forth in Section 5 of this Subscription Agreement.
d.   The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.
e.   The Investor acknowledges and agrees that the Investor has received, has had access to and has had an adequate opportunity to review such financial and other information as the Investor deems relevant in order to make an investment decision with respect to the Shares, including, with respect to SPAC, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed SPAC’s SEC Reports. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions concerning the terms and conditions of an investment in the Shares, receive such answers and obtain such information as the

Investor and such Investor’s professional advisor(s), if any, have deemed relevant to make an investment decision with respect to the Shares.
f.   The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and SPAC, the Company or a representative of SPAC or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and SPAC, the Company or a representative of SPAC or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Securities Act, and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation, warranty or other information made by any person, firm or corporation (including, without limitation, SPAC, the Company, the Placement Agent (as defined below), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of SPAC contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in SPAC.
g.   The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in SPAC’s SEC Reports. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal, financial, regulatory and tax advice as the Investor has considered necessary to make an informed investment decision and the Investor has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its purchase of the Shares. The Investor will not look to the Placement Agent for all or part of any such loss or losses the Investor may suffer, is able to sustain a complete loss on its investment in the Shares, has no need for liquidity with respect to its investment in the Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.
h.   Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in SPAC. The Investor acknowledges specifically that a possibility of total loss exists.
i.   The Investor has not relied on any statements or other information provided by or on behalf of the Placement Agent or any of its affiliates or any control persons, direct or indirect equityholders, officers, directors, managers, employees, consultants, partners, agents or representatives of any of the foregoing concerning SPAC, the Company, the Transaction, the Merger Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.
j.   The Investor acknowledges and agrees that the Placement Agent: (i) has not provided the Investor with any information, recommendation or investment advice with respect to the Shares, nor has the Placement Agent solicited any action from the Investor with respect to the offer and sale of the Shares, (ii) has not made any representation, express or implied as to SPAC, the Company, the Company’s credit quality, the Shares or the Investor’s purchase of the Shares, (iii) has not acted as the Investor’s financial advisor or fiduciary in connection with the issue and purchase of Shares, (iv) may have acquired, or during the term of the Subscription Agreement may acquire, non-public information with respect to the Company, which, subject to the requirements of applicable law, the Investor agrees need not be provided to it, (v) may have existing or future business relationships with SPAC and the Company (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems necessary or appropriate to protect its interests arising therefrom without regard to the consequences for a holder of Shares, and that certain of these actions may have material and adverse consequences for a holder of Shares.

k.   The Investor acknowledges that it has not relied on the Placement Agent in connection with its determination as to the legality of its acquisition of the Shares or as to the other matters referred to herein and the Investor has not relied on any investigation that the Placement Agent, any of its affiliates or any person acting on its or their behalf have conducted with respect to the Shares, SPAC or the Company. The Investor further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agent or any of its affiliates.
l.   The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
m.   The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
n.   The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding obligation of SPAC, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
o.   The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
p.   The Investor is not a “foreign person,” “foreign government,” or a “foreign entity,” in each case, as defined in Section 721 of the Defense Production Act of 1950, as amended, including, without limitation, all implementing regulations thereof (the “DPA”). The Investor is not controlled, in whole or in part, by a “foreign person” as defined in the DPA. The Investor is purchasing the Shares “solely for the purpose of passive investment,” as defined in 31 C.F.R. Section 800.243.
q.   The Investor acknowledges that it is aware that no disclosure or offering document has been prepared by Jefferies LLC or any of its affiliates (collectively, the “Placement Agent”) in connection with the offer and sale of the Shares.
r.   The Investor acknowledges that it is aware that neither the Placement Agent, nor any of its affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to SPAC, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by SPAC.
s.   In connection with the issue and purchase of the Shares, the Placement Agent has not acted as the Investor’s financial advisor or fiduciary.
t.   The Investor has or has commitments to have and, when required to deliver payment to SPAC pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.
u.   The Investor acknowledges that (i) SPAC continues to review the Statement and its implications, including on the financial statements and other information included in its SEC Reports, and (ii) any restatement, revision or other modification of the SEC Reports to the extent relating to or arising from such review, or other guidance or comments from the Staff of the SEC in connection with the accounting rules applicable to SPAC, shall be deemed not material for purposes of Section 5(e), Section 6(e) and Section 6(g) of this Subscription Agreement.
v.   The Investor acknowledges that it is aware that Jefferies LLC is acting as financial advisor to the Company in connection with the Transaction.
w.   The Investor acknowledges and agrees that neither the Placement Agent nor any of its affiliates or any of its or their control persons, officers, directors or employees shall be liable to any Investor for any action heretofore or hereafter taken or omitted to be taken by any of them or have any liability or obligations (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by any Investor, the Company or any other person or entity), whether in contract, tort or otherwise, to any Investor, or to any person claiming through such Investor, in respect of the Transaction.
x.   The Investor acknowledges that SPAC, the Company and/or the Placement Agent and/or their respective affiliates may now or in the future own the Shares and may purchase the Shares in the Transaction.
7.   Registration Rights.
a.   In the event that the Shares are not registered in connection with the consummation of the Transaction, SPAC agrees that, within forty-five (45) calendar days after the Closing Date, it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof , but no later than the earlier of (i) ninety (90) calendar days after the filing thereof (or one hundred twenty (120) calendar days after the filing thereof if the SEC notifies SPAC that it will “review” the Registration Statement) and (ii) ten (10) business days after SPAC is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, however, that if such date falls on a Saturday, Sunday or other day that the SEC is closed for business, such date shall be extended to the next business day on which the SEC is open for business. SPAC will use its commercially reasonable efforts to provide a draft of the Registration Statement to the Investor for review (but not comment) at least two (2) business days in advance of filing the Registration Statement. Unless otherwise agreed to in writing by the Investor, the Investor shall not be identified as a statutory underwriter in the Registration Statement unless requested or required by statute, regulation or exchange rules; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have the opportunity to withdraw from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents SPAC from including any or all of the Shares to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act or otherwise, such Registration Statement shall register for resale such number of Shares that is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 of the Securities Act, SPAC shall file a new Registration Statement to register such Shares not included in the initial Registration Statement and use its commercially reasonable efforts to cause such Registration Statement to become effective as promptly as practicable. SPAC agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the second anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) without restriction under Rule 144 of the Securities Act (“Rule 144”), including, without limitation, any restrictions relating to volume or manner of sale and without any restrictions from a requirement that SPAC be in compliance with the requirement of Rule 144(c) or Rule 144(i) (such date, the “End Date”). Prior to the End Date, SPAC will use commercially reasonable efforts to qualify the Shares for listing on the applicable stock exchange. SPAC and the Company further acknowledge and agree that nothing in this Subscription Agreement shall limit the Investor’s rights and remedies under and pursuant to the Investor Rights Agreement.
b.   If the filing, initial effectiveness or continued use of a Registration Statement at any time would require SPAC to make public disclosure of material non-public information that, in the good faith judgment of the board of directors of the SPAC: (a) would be required to be made in any Registration Statement filed with the SEC by SPAC so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (b) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (c) SPAC has a bona fide business purpose for not disclosing publicly, SPAC may, upon giving prompt written notice of such action to the Investor, delay the filing or initial effectiveness of, or suspend use of, the Registration Statement (a “Suspension”); provided, however, that SPAC shall not be permitted to exercise a Suspension more than one (1) time during any twelve (12)-month period or for a total period of greater than sixty (60) days; and provided further that SPAC shall not register any securities for its own account or that of any other stockholder during such sixty (60)-day period, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of SPAC or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Shares. In the case of a Suspension, the Investor agrees to suspend use of the applicable prospectus in connection with any sale or purchase, or offer to sell or purchase, Shares, upon receipt of the notice referred to above. SPAC shall immediately notify the Investor in writing upon the termination of any Suspension, amend or supplement the prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Investor such numbers of copies of the prospectus as so amended or supplemented as the Investor may reasonably request. SPAC shall, if necessary, supplement or amend the Registration Statement, if required by the registration form used by SPAC or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Investor. If so directed by SPAC, the Investor will deliver to SPAC, or in the Investor’s sole discretion, destroy, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (w) to the extent the Investor is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.

c.   SPAC will file all reports, and provide all customary and reasonable cooperation, necessary to enable the Investor to resell the Shares pursuant to the Registration Statement (for as long as the Registration Statement shall remain effective) or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor), as applicable, qualify the Shares for listing on the applicable stock exchange on which the Shares are then listed, and update or amend the Registration Statement as necessary to include the Shares. SPAC agrees, for as long as the Investor holds Shares, to file with the SEC in a timely manner all reports and other documents required of SPAC under the Securities Act and the Exchange Act so long as SPAC remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; make and keep public information available, as those terms are understood and defined in Rule 144; and furnish to the Investor so long as it owns Shares, promptly upon written request, (x) a written statement by SPAC, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of SPAC and such other reports and documents so filed by SPAC (public availability on the SEC’s EDGAR system (or successor system) being sufficient) and (z) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration. If requested by the Investor in writing, SPAC shall use its commercially reasonable efforts to (i) cause the removal of the restrictive legends from any Shares that may be sold under the Registration Statement or pursuant to Rule 144 and, at the written request of a Holder (as defined below), cause the removal of all restrictive legends from any Shares held by such Holder that may be sold by such Holder under Rule 144, and (ii) cause its legal counsel to deliver an opinion, if required by the transfer agent, to the transfer agent in connection with the instruction under subclause (i) to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, in each case upon the receipt of customary representations and other documentation, if any, from the Holder as reasonably requested by SPAC, its counsel or the transfer agent, establishing that restrictive legends are no longer required. “Holder” shall mean the Investor or any affiliate of the Investor that holds Shares to which the rights under this Section 7 shall have been assigned.
d.   SPAC’s obligations to include the Shares (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to SPAC such information required by SEC rules for the Registration Statement regarding the Investor, the securities of SPAC held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by SPAC to effect the registration of such Shares, and shall execute such documents in connection with such registration as SPAC may reasonably request that are customary of a selling stockholder in similar situations; provided that the Investor shall not be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restrictions on the ability to transfer the Shares.
e.   SPAC shall notify the Investor promptly, but in any event within one (1) business day (or two (2) business days for clause (i) below):
(i)   when a Registration Statement or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective;
(ii)   of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information concerning the Investor;
(iii)   of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(iv)   of the receipt by SPAC of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(v)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, SPAC shall not, when so advising the Investor of such events, provide the Investor with any material, nonpublic information regarding SPAC other than to the extent that providing notice to the Investor of the occurrence of the events listed in (i) through (v) above constitutes material, nonpublic information regarding SPAC.
f.   SPAC shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in Section 7(e)(v), except for such times as SPAC is permitted hereunder to suspend and has suspended, the use of a prospectus forming a part of a Registration Statement as contemplated by this Subscription Agreement, SPAC shall us its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.
g.   Indemnification.
(i)   SPAC shall indemnify and hold harmless the Investor (to the extent a seller under the Registration Statement), the officers, directors, advisors and employees of the Investor, each person who controls the Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all out-of-pocket losses, claims, damages, liabilities, costs (including, without limitation, documented and reasonable attorneys’ fees) and expenses (collectively, “Losses”) that are caused by any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, caused by any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements, alleged untrue statements, omissions or alleged omissions are caused by or contained in information regarding the Investor furnished in writing to SPAC by the Investor expressly for use therein or that the Investor has omitted a material fact from such information, or for any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such Registration Statement, disclosure document or other document or report. Notwithstanding the foregoing, SPAC’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed).
(ii)   The Investor shall, severally and not jointly with any Other Investor in the offering contemplated by this Subscription Agreement, indemnify and hold harmless SPAC, its directors, officers and employees, each person who controls SPAC (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the directors, officers, advisors and employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or caused by any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are caused by or contained in information regarding the Investor furnished in writing to SPAC by the Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of Shares giving rise to such indemnification obligation. Notwithstanding the foregoing, the Investor’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Investor (which consent shall not be unreasonably withheld, conditioned or delayed).
(iii)   Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv)   The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person or entity of such indemnified party and shall survive the transfer of securities.
(v)   If the indemnification provided under this Section 7(g) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, the liability of the Investor shall be limited to the net proceeds received by the Investor from the sale of Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission) or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 7, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(g) from any person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.

8.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, or (c) the delivery of a notice of termination of this Subscription Agreement by the Investor to SPAC following the date that is 30 days after the Termination Date (as defined in the Merger Agreement as in effect on the date hereof), if the Closing has not occurred by such date (provided, that the right to terminate this Subscription Agreement pursuant to this clause (c) shall not be available to the Investor if the Investor’s breach of any of its covenants or obligations under this Subscription Agreement (or if an affiliate of the Investor is one of the Investors under an Other Subscription Agreement, and such other Investor’s breach of any of its covenants or obligations under the Other Subscription Agreement), either individually or in the aggregate, shall have caused the failure of the consummation of the Transaction on or before such date (the termination events described in clauses (a)  — (c) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any fraud or willful and material breach of any covenant, agreement, obligation, representation or warranty hereunder prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such fraud or willful and material breach. SPAC shall notify the Investor in writing of the termination of the Merger Agreement as promptly as practicable after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to SPAC in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.
9.   Trust Account Waiver.   The Investor acknowledges that SPAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SPAC and one or more businesses or assets. The Investor further acknowledges that, as described in SPAC’s prospectus relating to its initial public offering dated March 4, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC, its public shareholders and the underwriters of SPAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its tax obligations and to fund certain of its working capital requirements, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of SPAC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Shares currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Shares, except to the extent that the Investor has otherwise agreed with SPAC to not exercise such redemption right.
10.   Miscellaneous.
a.   Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to any fund (or affiliate thereof) or account managed by the same investment manager as the Investor or by an affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager without the prior consent of SPAC and (ii) the Investor’s rights under Section 7 may be assigned to an assignee or transferee of the Shares; provided further that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof; provided, that no assignment pursuant to clause (i) of this Section 10 shall relieve the Investor of its obligations hereunder.
b.   SPAC may request from the Investor such additional information as SPAC may deem reasonably necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available; provided, that, SPAC agrees to keep any such information provided by Investor confidential except (i) as necessary to include in any registration statement SPAC is required to file hereunder, (ii) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SPAC’s securities are listed for trading. The Investor acknowledges and agrees that if it does not provide SPAC with such requested information, SPAC may not be able to register the Investor’s Shares for resale pursuant to Section 7 hereof. The Investor acknowledges that SPAC may file a copy of this Subscription Agreement (or a form of this Subscription Agreement) with the SEC as an exhibit to a periodic or current report or a registration statement of SPAC.
c.   The Investor acknowledges that SPAC, the Company, the Placement Agent and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, including Schedule A hereto. Prior to the Closing, the Investor agrees to promptly notify SPAC, the Company and the Placement Agent if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify SPAC, the Company and the Placement Agent if they are no longer accurate in any respect).
d.   SPAC, the Company and the Placement Agent are each entitled to rely upon this Subscription Agreement, including the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(d) shall not give the Company or the Placement Agent any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of SPAC set forth in this Subscription Agreement.
e.   All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
f.   The Investor does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof the Investor has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or Short Sales (as defined below) with respect to the securities of SPAC. The Investor agrees that, from the date of this Subscription Agreement, none of the Investor nor any person or entity acting on behalf of the Investor or pursuant to any understanding with the Investor will engage in any Short Sales with respect to securities of SPAC prior to the Closing. For the purposes hereof, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation and covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement. For the avoidance of doubt, this Section 10(f) shall not apply to ordinary course, non-speculative hedging transactions.
g.   This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by SPAC of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
h.   This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 8, Section 10(c), Section 10(d), Section 10(g), this Section 10(h), the last sentence of Section 10(l) and Section 11 with respect to the persons specifically referenced therein, and Section 6 with respect to the Placement Agent, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions; provided, that, notwithstanding anything to the contrary contained in this Subscription Agreement, the Company is an intended third party beneficiary of each of the provisions of this Subscription Agreement.
i.   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
j.   If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
k.   This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
l.   The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.
m.   If any change in the number, type or classes of authorized shares of SPAC (including the Shares), other than as contemplated by the Merger Agreement or any agreement contemplated by the Merger Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor shall be appropriately adjusted to reflect such change.
n.   This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.
o.   Each party hereto hereby, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10(o) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10(o) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
Confidential
p.   Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as the Investor may hereafter designate by notice to SPAC.
q.   Notwithstanding anything in this Subscription Agreement to the contrary, none of SPAC, the Company or their respective Affiliates shall publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SPAC’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 10(q).
11.   Non-Reliance and Exculpation.   The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agent, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of SPAC expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in SPAC. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agent, its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any other party to the Merger Agreement or any Non-Party Affiliate (other than SPAC with respect to the previous sentence), shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by SPAC, the Company, the Placement Agent or any Non-Party Affiliate concerning SPAC, the Company, the Placement Agent, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of SPAC, the Company, any Placement Agent or any of SPAC’s, the Company’s or any Placement Agent’s controlled affiliates or any family member of the foregoing.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
Name of Investor:	State/Country of Formation or Domicile:
By: Name: Title:
Name in which Shares are to be registered (if different):	Date: , 2021
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by SPAC in the Closing Notice.

IN WITNESS WHEREOF, SPAC has accepted this Subscription Agreement as of the date set forth below.
TAILWIND TWO ACQUISITION CORP.
By:
Name:
Title:
Date:

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
A.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

☐
We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.
☐   We are an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.
☐   We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall include any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
☐   Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;
☐   Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐   Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment advisor makes the investment decisions, or if the plan has total assets in excess of $5,000,000;
☐   Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;
☐   Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or
C.
QUALIFIED PURCHASER STATUS
(Please check the applicable subparagraphs):

FOR INDIVIDUALS:
1.
☐   A natural person who owns not less than U.S.$5,000,000 in investments. For this purpose, investments owned by the Investor include all investments that are the Investor’s separate property and any investments held jointly with the Investor’s spouse, as community property or otherwise, but do not include investments that are the separate property of the Investor’s spouse unless the interest will be a joint investment of the Investor and the Investor’s spouse.

2.
☐   A natural person who has discretionary investment authority with regard to at least U.S.$25,000,000 of investments, including for this purpose solely the Investor’s own investments and investments of third parties that are themselves accurately described by one or more paragraphs of this Section C.

(Please check the applicable subparagraphs):

FOR ENTITIES:
3.
☐   A corporation, partnership, limited liability company, trust or other organization that: (i)was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in SPAC, and less than 40% of the assets of which will consist of interests in SPAC (calculated as of the time of the Investor’s execution of this Subscription Agreement); (ii)owns not less than U.S.$5,000,000 in investments; and (iii)is owned directly or indirectly solely by or for two or more natural persons who are related as siblings or spouses (including former spouses), or direct lineal descendants by birth or adoption, spouses of such persons, the estates of such persons, or foundations, charitable organizations, or trusts established by or for the benefit of such persons.

4.
☐   A trust: (i) that is not described in paragraph (3) of this Section C; (ii) that was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in SPAC, and less than 40% of the assets of which will consist of interests in SPAC (calculated as of the time of the Investor’s execution of this Subscription Agreement); and (iii) with respect to which each of the settlors and other contributors of assets, trustees, and other authorized decision makers is a person described in paragraph (1), (2), (3) or (4) of this Section C.

5.
☐   An entity that: (i) was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in SPAC, and less than 40% of the assets of which will consist of interests in SPAC (calculated as of the time of the Investor’s execution of this Subscription Agreement); and (ii) has discretionary investment authority with regard to at least U.S.$25,000,000 of investments, whether for its own account or for the account of other persons that are themselves accurately described by one or more other paragraphs of this Section C.

6.
☐   An entity, each and every beneficial owner of which is a person accurately described by one or more of the foregoing paragraphs of this Section C or is itself an entity each and every beneficial owner of which is a person accurately described by one or more of the foregoing paragraphs of this Section C. If the Investor is a qualified purchaser solely for the reason described in this paragraph 6, the Investor shall, at the request of the SPAC, submit to SPAC a separate qualified purchaser questionnaire for each beneficial owner of the Investor’s securities.

This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.

Annex G
Execution Version
FORM OF SUBSCRIPTION AGREEMENT
Tailwind Two Acquisition Corp.
150 Greenwich Street, 29th Floor
New York, NY 10006
Ladies and Gentlemen:
This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between Tailwind Two Acquisition Corp., a Cayman Islands exempted company, which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined herein) (“SPAC”), and the undersigned subscriber (the “Investor”), in connection with the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among SPAC, Terran Orbital Corporation, a Delaware corporation (the “Company”), and Titan Merger Sub,Inc., a Delaware corporation (“Company Merger Sub”), pursuant to which, among other things, Company Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, will become a subsidiary of SPAC, on the terms and subject to the conditions therein (the transactions contemplated by the Merger Agreement, including the merger, the “Transaction”). In connection with the Transaction, SPAC is seeking commitments from interested investors to purchase, following the Domestication (as defined below) and prior to the closing of the Transaction, shares of SPAC’s common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, SPAC is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Investors”), pursuant to which the Investors have agreed, severally and not jointly, to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor pursuant to this Subscription Agreement, an aggregate amount of up to 5,080,409 Shares, at the Per Share Purchase Price. The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.” Prior to the closing of the Transaction (and as more fully described in the Merger Agreement), SPAC will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and de-register as a Cayman Islands exempted company in accordance with Section 206 of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”).
In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and SPAC acknowledges and agrees as follows:
1.   Subscription.   The Investor hereby irrevocably subscribes for and agrees to purchase from SPAC, and SPAC agrees to issue and sell to Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be purchased by the Investor and issued by SPAC pursuant hereto shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).
a.   In connection with this Subscription Agreement, following Closing, SPAC will be obligated to pay to Staton Orbital Family Limited Partnership or its affiliate, at Investor’s election, commencing on the first such date following the consummation of the Transaction, (x) four quarterly installmens of $1,875,000, to be paid on March 31, June 30, September 30 and December 31 of the following twelve month period (it being agreed that any such installment shall accrue or continue to accrue, rather than paid in cash, during the existence of any event of default under the debt facilities of SPAC or its subsidiaries, or that would result from making such payment), and (y) following the first anniversary of the consummation of the Transaction, twelve quarterly installments of, at SPAC’s option for each payment, either (1) the number of Shares equal to $1,875,000 based on the 15-Day VWAP (as defined below) at such installment date or (2) to the extent permitted under the debt facilities of SPAC and its subsidiaries, $1,875,000, in the case of either (1) or (2), to be paid on each of March 31, June 30, September 30 and December 31 of each calendar year, payable in arrears. “15-Day VWAP” means the volume weighted average price of the Shares traded on the New York Stock Exchange, The Nasdaq Stock Market LLC or any other national securities exchange on which the Shares are then listed, for the fifteen (15) trading days ending on the first trading day immediately preceding the date of determination of the 15-Day VWAP. If no such prices are available, the board of directors of SPAC shall make a good faith determination of the 15-Day VWAP. SPAC’s payment obligations pursuant to this Section 1.a. shall be subordinated to all obligations with respect to the debt facilities of SPAC and its subsidiaries. Staton Orbital Family Limited Partnership or its affiliate to which the foregoing payment obligations are owed shall execute and deliver a subordination agreement in form and substance reasonably satisfactory to the holder or lender of such debt facilities to effectuate such subordination.
2.   Closing.   The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Upon (a) satisfaction or waiver of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) SPAC to the Investor (the “Closing Notice”), that SPAC reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to SPAC, three (3)business days prior to the anticipated closing date specified in the Closing Notice (the “Closing Date”), (i) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by SPAC in the Closing Notice and (ii) the legal name of the person in whose name such Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing Date, SPAC shall issue a number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under this Subscription Agreement, the organizational documents of SPAC or state or federal securities laws) in the name of the Investor (or its nominee in accordance with its delivery instructions) and as promptly as practicable after the Closing, on and as of the Closing Date, on SPAC’s share register; provided, however, that SPAC’s obligation to issue the Shares to the Investor under this Subscription Agreement is contingent upon SPAC having received the Subscription Amount in full accordance with this Section 2. If the Closing does not occur within three (3) business days following the Closing Date specified in the Closing Notice, SPAC shall promptly (but not later than one (1) business day thereafter) return the Subscription Amount in full to the Investor by wire transfer of United States dollars in immediately available funds, and any book entries of Shares shall be deemed cancelled. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
3.   Closing Conditions.
a.   The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:
(i)   no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby;
(ii)   all conditions precedent to the closing of the Transaction under the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement and other than those conditions under the Merger Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) or waived and the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing Date; and

(iii)   no suspension by the New York Stock Exchange (the “NYSE”) of the qualification of the Shares for offering or sale or trading in the United States, or initiation or threatening of any proceedings by the NYSE for any of such purposes, shall have occurred.
b.   The obligation of SPAC to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement is subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are already qualified as to materiality, which representations and warranties shall be true in all respects, and, other than representations and warranties that speak as of an earlier date, in which case as of such specified earlier date) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date (except those that speak as of a specified earlier date, in which case as of such specified earlier date) and (ii) all obligations, covenants and agreements of the Investor required to be performed by it at or prior to the Closing Date shall have been performed in all material respects.
c.   The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of SPAC contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are already qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by SPAC of each of the representations and warranties of SPAC contained in this Subscription Agreement as of the Closing Date, (ii) all obligations, covenants and agreements of SPAC required by the Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects, (iii) the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements shall close substantially concurrently with the closing of the Transaction and (iv) no amendment or waiver of the Merger Agreement or SPAC’s organizational documents (other than as contemplated by the Merger Agreement) shall have occurred that materially and adversely affects the rights of the Shares that Investor is acquiring pursuant to this Subscription Agreement.
4.   Further Assurances.   At or prior to the Closing Date, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5.   SPAC Representations and Warranties.   SPAC represents and warrants to the Investor that:
a.   As of the date hereof, SPAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). SPAC has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, SPAC will be duly incorporated and validly existing as a corporation and in good standing under the laws of the State of Delaware.
b.   As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under this Subscription Agreement, the organizational documents of SPAC or applicable securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under SPAC’s certificate of incorporation (as adopted on the Closing Date) or under the Delaware General Corporation Law.
c.   The execution, delivery and performance of this Subscription Agreement are within the powers of SPAC and have been duly authorized, validly executed and delivered by SPAC and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement constitutes a valid and binding agreement of SPAC and is enforceable against

SPAC in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.
d.   The execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Shares and the compliance by SPAC with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SPAC or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SPAC or any of its subsidiaries is a party or by which SPAC or any of its subsidiaries is bound or to which any of the property or assets of SPAC is subject that would reasonably be expected to have a material adverse effect on the business, financial condition, shareholders’ equity or results of operations of SPAC and its subsidiaries, taken as a whole or affect the validity of the Shares or the legal authority of SPAC to timely comply in all material respects with the terms of this Subscription Agreement (a “Material Adverse Effect”); (ii) the organizational documents of SPAC; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SPAC or any of its properties or assets that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of SPAC to timely comply in all material respects with this Subscription Agreement.
e.   Other than the Quarterly Report on Form 10-Q filed by SPAC with the SEC on June 15, 2021, solely for the reasons described in the Form 12b-25 filed by SPAC on May 18, 2021, as of their respective dates, all reports (the “SEC Reports”) required to be filed by SPAC with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of SPAC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of SPAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments; provided, however, that any revision or restatement of SPAC’s financial statements as a result of (i) the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies, issued by the Staff of the SEC on April 12, 2021 (the “Statement”), as a result of which SPAC restated the financial statements and other information included in the SEC Reports and (ii) any further order, directive, guideline, comment or recommendation from the SEC that is applicable to the accounting rules for special purpose acquisition companies shall be deemed not material for purposes of this Agreement, including for purposes of this Section 5(e) and Sections 6(e) and 6(g) below. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by SPAC from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports as of the date hereof.
f.   SPAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) those required by the New York Stock Exchange (“NYSE”), including with respect to obtaining approval of SPAC’s stockholders, and (iv) those that the failure of which to obtain, give or make would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
g.   Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer and sale of the Shares by SPAC to the

Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
h.   Other than the Other Subscription Agreements, the Merger Agreement and any other agreement expressly contemplated by the Merger Agreement or described in the SEC Reports filed prior to the date hereof, SPAC has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in SPAC (other than any side letter or similar agreement, entered into after the date of this Subscription Agreement, relating to the transfer to any investor of (i) securities of SPAC by existing security holders of SPAC, which may be effectuated as a forfeiture to SPAC and reissuance, or (ii) securities to be issued to the direct or indirect security holders of the Company pursuant to the Transaction Agreement). Except as expressly set forth in the following sentence of this Section 5.h., no Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Investor than Investor hereunder, and such Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement. The Company will be entering into vendor agreements with affiliates of AE Industrial partners totaling $20 million.
i.   Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of SPAC, threatened against SPAC or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against SPAC.
j.   As of the date of this Subscription Agreement, the authorized capital stock of SPAC consists of (i) 500,000,000 Class A ordinary shares, (ii) 50,000,000 Class B ordinary shares and (iii) 1,000,000 preference shares, each with a par value of $0.0001 per share. As of the date of this Subscription Agreement, (A) 34,500,000 Class A ordinary shares of SPAC are issued and outstanding, (B) 8,625,000 Class B ordinary shares of SPAC are issued and outstanding, (C) 19,300,000 warrants to purchase Class A ordinary shares of SPAC are issued and outstanding, and (D) no preference shares are issued and outstanding. All of SPAC’s (1) issued and outstanding Class A ordinary shares and Class B ordinary shares have been duly authorized and validly issued, are fully paid and are non-assessable and (2) outstanding warrants have been duly authorized and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms. Except as set forth above and pursuant to the Other Subscription Agreements, the Merger Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from SPAC any Class A ordinary shares, Class B ordinary shares or other equity interests in SPAC, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, SPAC has no subsidiaries, other than Company Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which SPAC is a party or by which it is bound relating to the voting of any securities of SPAC, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Merger Agreement.
k.   As of the date hereof, the issued and outstanding Shares of SPAC are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the NYSE under the symbol “TWNT” (it being understood that the trading symbol will be changed in connection with the Transaction). As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of SPAC, threatened against SPAC by NYSE or the SEC, respectively, to prohibit or terminate the listing of SPAC’s Shares or, when issued in connection with the Domestication, the Delaware common shares on NYSE or to deregister the Shares or, when registered and issued in connection with the Domestication, the Delaware common shares under the Exchange Act. SPAC has taken no action that is designed to terminate the registration of the Shares under the Exchange Act, other than in connection with the Domestication and subsequent registration under the Exchange Act of the Delaware common shares. At Closing, the Shares acquired hereunder will be approved for listing on the NYSE, subject to official notice of issuance.

l.   SPAC is not, and immediately after receipt of payment for the Shares will not be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
m.   There are no securities or instruments issued by or to which SPAC is a party containing anti-dilution provisions that will be triggered by the issuance of (i) the Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement that have not been or will not be validly waived on or prior to the Closing Date.
6.   Investor Representations and Warranties.   The Investor represents and warrants (on behalf of itself and each account for which the Investor is acquiring the Shares) to SPAC, as of the date hereof and as of the Closing, that:
a.   The Investor, (i) is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account for investment purposes only and not for the account of others, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A).
b.   The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act or any other applicable securities laws. The Investor is aware that the sale to the Investor is being made in reliance on a private placement exemption from registration under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to SPAC or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act (it being understood, however, that the disposition of the Investor’s property shall at all times be within the Investor’s control), and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry notations representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date and that the provisions of Rule 144(i) will apply to the Shares. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.
c.   The Investor acknowledges and agrees that the Investor is purchasing the Shares directly from SPAC. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of SPAC, the Company, any of their respective affiliates or any control persons, direct or indirect equity holders, officers, directors, managers, employees, consultants, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of SPAC expressly set forth in Section 5 of this Subscription Agreement.
d.   The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.
e.   The Investor acknowledges and agrees that the Investor has received, has had access to and has had an adequate opportunity to review such financial and other information as the Investor deems relevant in order to make an investment decision with respect to the Shares, including, with respect to SPAC, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed SPAC’s SEC Reports. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions concerning the terms and conditions of an investment in the Shares, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed relevant to make an investment decision with respect to the Shares.
f.   The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and SPAC, the Company or a representative of SPAC or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and SPAC, the Company or a representative of SPAC or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Securities Act, and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation, warranty or other information made by any person, firm or corporation (including, without limitation, SPAC, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of SPAC contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in SPAC.
g.   The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in SPAC’s SEC Reports. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal, financial, regulatory and tax advice as the Investor has considered necessary to make an informed investment decision and the Investor has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its purchase of the Shares. The Investor is able to sustain a complete loss on its investment in the Shares, has no need for liquidity with respect to its investment in the Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.
h.   Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in SPAC. The Investor acknowledges specifically that a possibility of total loss exists.
i.   The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
j.   The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
k.   The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the

Investor is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding obligation of SPAC, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
l.   The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crime a region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
m.   The Investor is not a “foreign person,” “foreign government,” or a “foreign entity,” in each case, as defined in Section 721 of the Defense Production Act of 1950, as amended, including, without limitation, all implementing regulations thereof (the “DPA”). The Investor is not controlled, in whole or in part, by a “foreign person” as defined in the DPA. The Investor is purchasing the Shares “solely for the purpose of passive investment,” as defined in 31 C.F.R. Section 800.243.
n.   The Investor has or has commitments to have and, when required to deliver payment to SPAC pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.
o.   The Investor acknowledges that (i) SPAC continues to review the Statement and its implications, including on the financial statements and other information included in its SEC Reports, and (ii) any restatement, revision or other modification of the SEC Reports to the extent relating to or arising from such review, or other guidance or comments from the Staff of the SEC in connection with the accounting rules applicable to SPAC, shall be deemed not material for purposes of Section 5(e), Section 6(e) and Section 6(g) of this Subscription Agreement.
p.   The Investor acknowledges that SPAC, the Company and/or their respective affiliates may now or in the future own the Shares and may purchase the Shares in the Transaction.
7.   Registration Rights.
a.   In the event that the Shares are not registered in connection with the consummation of the Transaction, SPAC agrees that, within forty-five (45) calendar days after the Closing Date, it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof , but no later than the earlier of (i) ninety (90) calendar days after the filing thereof (or one hundred twenty (120) calendar days after the filing thereof if the SEC notifies SPAC that it will “review” the Registration Statement) and (ii) ten (10) business days after SPAC is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, however, that if such date falls on a Saturday, Sunday or other day that the SEC is closed for business, such date shall be extended to the next business day on which the SEC is open for business. SPAC will use its commercially reasonable efforts to provide a draft of the Registration Statement to the Investor for review (but not comment) at least two (2) business days in advance of filing the Registration Statement. Unless otherwise agreed to in writing by the Investor, the Investor shall not be identified as a statutory underwriter in the Registration Statement unless requested or required by statute, regulation or exchange rules; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have the opportunity to withdraw from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents SPAC from including any or all of the Shares to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act or otherwise, such Registration Statement shall register for resale such number of Shares that is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 of the Securities Act, SPAC shall file a new Registration Statement to register such Shares not included in the initial Registration Statement and use its commercially reasonable efforts to cause such Registration Statement to become effective as promptly as practicable. SPAC agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the second anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) without restriction under Rule 144 of the Securities Act (“Rule 144”), including, without limitation, any restrictions relating to volume or manner of sale and without any restrictions from a requirement that SPAC be in compliance with the requirement of Rule 144(c) or Rule 144(i) (such date, the “End Date”). Prior to the End Date, SPAC will use commercially reasonable efforts to qualify the Shares for listing on the applicable stock exchange. SPAC and the Company further acknowledge and agree that nothing in this Subscription Agreement shall limit the Investor’s rights and remedies under and pursuant to the Investor Rights Agreement.
b.   If the filing, initial effectiveness or continued use of a Registration Statement at any time would require SPAC to make public disclosure of material non-public information that, in the good faith judgment of the board of directors of the SPAC: (a) would be required to be made in any Registration Statement filed with the SEC by SPAC so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (b) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (c) SPAC has a bona fide business purpose for not disclosing publicly, SPAC may, upon giving prompt written notice of such action to the Investor, delay the filing or initial effectiveness of, or suspend use of, the Registration Statement (a “Suspension”); provided, however, that SPAC shall not be permitted to exercise a Suspension more than one (1) time during any twelve (12)-month period or for a total period of greater than sixty (60) days; and provided further that SPAC shall not register any securities for its own account or that of any other stockholder during such sixty (60)-day period, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of SPAC or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Shares. In the case of a Suspension, the Investor agrees to suspend use of the applicable prospectus in connection with any sale or purchase, or offer to sell or purchase, Shares, upon receipt of the notice referred to above. SPAC shall immediately notify the Investor in writing upon the termination of any Suspension, amend or supplement the prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Investor such numbers of copies of the prospectus as so amended or supplemented as the Investor may reasonably request. SPAC shall, if necessary, supplement or amend the Registration Statement, if required by the registration form used by SPAC or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Investor. If so directed by SPAC, the Investor will deliver to SPAC, or in the Investor’s sole discretion, destroy, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (w) to the extent the Investor is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.
c.   SPAC will file all reports, and provide all customary and reasonable cooperation, necessary to enable the Investor to resell the Shares pursuant to the Registration Statement (for as long as the Registration Statement shall remain effective) or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor), as applicable, qualify the Shares for listing on the applicable stock exchange on which the Shares are then listed, and update or amend the Registration Statement as necessary to include the Shares. SPAC agrees, for as long as the Investor holds Shares, to file with the SEC in a timely manner all reports and other documents required of SPAC under the Securities Act and the Exchange Act so long as SPAC remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; make and keep public information available, as those terms are understood and defined in Rule 144; and furnish to the Investor so long as it owns Shares, promptly upon written request, (x) a written statement by SPAC, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of SPAC and such other reports and documents so filed by SPAC (public availability on the SEC’s EDGAR system (or successor system) being sufficient) and (z) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration. If requested by the Investor in writing, SPAC shall use its commercially reasonable efforts to (i) cause the removal of the restrictive legends from any Shares that may be sold under the Registration Statement or pursuant to Rule 144 and, at the written request of a Holder (as defined below), cause the removal of all restrictive legends from any Shares held by such Holder that may be sold by such Holder under Rule 144, and (ii) cause its legal counsel to deliver an opinion, if required by the transfer agent, to the transfer agent in connection with the instruction under subclause (i) to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, in each case upon the receipt of customary representations and other documentation, if any, from the Holder as reasonably requested by SPAC, its counsel or the transfer agent, establishing that restrictive legends are no longer required. “Holder” shall mean the Investor or any affiliate of the Investor that holds Shares to which the rights under this Section 7 shall have been assigned.
d.   SPAC’s obligations to include the Shares (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to SPAC such information required by SEC rules for the Registration Statement regarding the Investor, the securities of SPAC held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by SPAC to effect the registration of such Shares, and shall execute such documents in connection with such registration as SPAC may reasonably request that are customary of a selling stockholder in similar situations; provided that the Investor shall not be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restrictions on the ability to transfer the Shares.
e.   SPAC shall notify the Investor promptly, but in any event within one (1) business day (or two (2) business days for clause (i) below):
(i)   when a Registration Statement or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii)   of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information concerning the Investor;
(iii)   of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(iv)   of the receipt by SPAC of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(v)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, SPAC shall not, when so advising the Investor of such events, provide the Investor with any material, non public information regarding SPAC other than to the extent that providing notice to the Investor of the occurrence of the events listed in (i) through (v) above constitutes material, nonpublic information regarding SPAC.
f.   SPAC shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in Section 7(e)(v), except for such times as SPAC is permitted hereunder to suspend and has suspended, the use of a prospectus forming a part of a Registration Statement as contemplated by this Subscription Agreement, SPAC shall us its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.
g.   Indemnification.
(i)   SPAC shall indemnify and hold harmless the Investor (to the extent a seller under the Registration Statement), the officers, directors, advisors and employees of the Investor, each person who controls the Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all out-of-pocket losses, claims, damages, liabilities, costs (including, without limitation, documented and reasonable attorneys’ fees) and expenses (collectively, “Losses”) that are caused by any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, caused by any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements, alleged untrue statements, omissions or alleged omissions are caused by or contained in information regarding the Investor furnished in writing to SPAC by the Investor expressly for use therein or that the Investor has omitted a material fact from such information, or for any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such Registration Statement, disclosure document or other document or report. Notwithstanding the foregoing, SPAC’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii)   The Investor shall, severally and not jointly with any Other Investor in the offering contemplated by this Subscription Agreement, indemnify and hold harmless SPAC, its directors, officers and employees, each person who controls SPAC (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the directors, officers, advisors and employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or caused by any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are caused by or contained in information regarding the Investor furnished in writing to SPAC by the Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of Shares giving rise to such indemnification obligation. Notwithstanding the foregoing, the Investor’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Investor (which consent shall not be unreasonably withheld, conditioned or delayed).
(iii)   Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv)   The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person or entity of such indemnified party and shall survive the transfer of securities.
(v)   If the indemnification provided under this Section 7(g) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, the liability of the Investor shall be limited to the net proceeds received by the Investor from the sale of Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission) or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 7, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(g) from any person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.
8.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, or (c) the delivery of a notice of termination of this Subscription Agreement by the Investor to SPAC following the date that is 30 days after the Termination Date (as defined in the Merger Agreement as in effect on the date hereof), if the Closing has not occurred by such date (provided, that the right to terminate this Subscription Agreement pursuant to this clause (c) shall not be available to the Investor if the Investor’s breach of any of its covenants or obligations under this Subscription Agreement (or if an affiliate of the Investor is one of the Investors under an Other Subscription Agreement, and such other Investor’s breach of any of its covenants or obligations under the Other Subscription Agreement), either individually or in the aggregate, shall have caused the failure of the consummation of the Transaction on or before such date (the termination events described in clauses (a)  – (c) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any fraud or willful and material breach of any covenant, agreement, obligation, representation or warranty hereunder prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such fraud or willful and material breach. SPAC shall notify the Investor in writing of the termination of the Merger Agreement as promptly as practicable after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to SPAC in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.
9.   Trust Account Waiver.   The Investor acknowledges that SPAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SPAC and one or more businesses or assets. The Investor further acknowledges that, as described in SPAC’s prospectus relating to its initial public offering dated March 4, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC, its public shareholders and the underwriters of SPAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its tax obligations and to fund certain of its working capital requirements, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of SPAC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Shares currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Shares, except to the extent that the Investor has otherwise agreed with SPAC to not exercise such redemption right.

10.   Miscellaneous.
a.   Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to any fund (or affiliate thereof) or account managed by the same investment manager as the Investor or by an affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager without the prior consent of SPAC and (ii) the Investor’s rights under Section 7 may be assigned to an assignee or transferee of the Shares; provided further that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof; provided, that no assignment pursuant to clause (i) of this Section 10 shall relieve the Investor of its obligations hereunder.
b.   SPAC may request from the Investor such additional information as SPAC may deem reasonably necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available; provided, that, SPAC agrees to keep any such information provided by Investor confidential except (i) as necessary to include in any registration statement SPAC is required to file hereunder, (ii) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SPAC’s securities are listed for trading. The Investor acknowledges and agrees that if it does not provide SPAC with such requested information, SPAC may not be able to register the Investor’s Shares for resale pursuant to Section 7 hereof. The Investor acknowledges that SPAC may file a copy of this Subscription Agreement (or a form of this Subscription Agreement) with the SEC as an exhibit to a periodic or current report or a registration statement of SPAC.
c.   The Investor acknowledges that SPAC, the Company and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, including Schedule A hereto. Prior to the Closing, the Investor agrees to promptly notify SPAC and the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify SPAC and the Company if they are no longer accurate in any respect).
d.   SPAC and the Company are each entitled to rely upon this Subscription Agreement, including the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(d) shall not give the Company any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of SPAC set forth in this Subscription Agreement.
e.   All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
f.   The Investor does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof the Investor has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or Short Sales (as defined below) with respect to the securities of SPAC. The Investor agrees that, from the date of this Subscription Agreement, none of the Investor nor any person or entity acting on behalf of the Investor or pursuant to any understanding with the Investor will engage in any Short Sales with respect to securities of SPAC prior to the Closing. For the purposes hereof, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation and covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement. For the avoidance of doubt, this Section 10(f) shall not apply to ordinary course, non-speculative hedging transactions.
g.   This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by SPAC of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
h.   This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 8, Section 10(c), Section 10(d), Section 0(g), this Section 10(h), the last sentence of Section 10(l) and Section 11 with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions; provided, that, notwithstanding anything to the contrary contained in this Subscription Agreement, the Company is an intended third party beneficiary of each of the provisions of this Subscription Agreement.
i.   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
j.   If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
k.   This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
l.   The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the

Company shall be entitled to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.
m.   If any change in the number, type or classes of authorized shares of SPAC (including the Shares), other than as contemplated by the Merger Agreement or any agreement contemplated by the Merger Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor shall be appropriately adjusted to reflect such change.
n.   This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.
o.   Each party hereto hereby, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10(o) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10(o) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
p.   Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as the Investor may hereafter designate by notice to SPAC.
q.   Notwithstanding anything in this Subscription Agreement to the contrary, none of SPAC, the Company or their respective Affiliates shall publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SPAC’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 0(q)
11.   Non-Reliance and Exculpation.   The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of SPAC expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in SPAC. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), or (ii) any other party to the Merger Agreement or any Non-Party Affiliate (other than SPAC with respect to the previous sentence), shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by SPAC, the Company or any Non-Party Affiliate concerning SPAC, the Company, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of SPAC, the Company, or any of SPAC’s or the Company’s controlled affiliates or any family member of the foregoing.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
Name of Investor:	State/Country of Formation or Domicile:
By: Name: Title:
Name in which Shares are to be registered (if different):	Date: , 2021
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by SPAC in the Closing Notice.

IN WITNESS WHEREOF, SPAC has accepted this Subscription Agreement as of the date set forth below.
TAILWIND TWO ACQUISITION CORP.
By:
Name:
Title:
Date:

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
ACCREDITED INVESTOR STATUS
(Please check the below if accurate):
☐   I am an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which I qualify as an “accredited investor.”
Rule 501(a), in relevant part, states that an “accredited investor” shall include any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
☐   Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;
☐   Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;
☐   Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or
☐   Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status, such as a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82) and an Investment Adviser Representative license (Series 65).
This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.

Annex H
Execution Version
FORM OF TRANSACTION SUPPORT AGREEMENT
This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of October 28, 2021, by and among Tailwind Two Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), Terran Orbital Corporation, a Delaware corporation (the “Company”) and [•], a [•] (the “Holder”). Acquiror, the Company and the Holder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as hereinafter defined).
RECITALS
WHEREAS, concurrently with the execution of this Agreement, Acquiror, Titan Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into that certain Agreement and Plan of Merger in substantially the form attached hereto as Exhibit A (as in effect on the date hereof, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, as a result of such merger, becoming a wholly owned Subsidiary of Acquiror, and each Company Share (including, to the extent applicable, the Subject Company Securities (as hereinafter defined)) will be converted into the right to receive Acquiror Shares, in each case, on the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, the Holder is the record and beneficial owner of (i) the number and type of Equity Securities of the Company and/or (ii) the outstanding principal amount of the Senior Secured Notes (“Debt Securities”, and together with Equity Securities, the “Securities”) issued pursuant to the Note Purchase Agreement, dated as of March 8, 2021, by and among the Company, the Guarantors party thereto, the Purchasers party thereto and Lockheed Martin Corporation (“Lockheed Martin”), as authorized representative (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Note Purchase Agreement”) of the Company, in each case as set forth on Schedule A hereto (together with any other Securities of the Company of which the Holder acquires record or beneficial ownership after the date hereof and prior to the Closing, collectively, the “Subject Company Securities”);
WHEREAS, concurrently with the execution of this Agreement, the Company is receiving a Commitment Letter from FP Credit Partners, L.P. (“FPCP”) to the Company, dated as of the date hereof (as in effect on the date hereof, the “Commitment Letter”), pursuant to which FPCP has committed to provide senior secured term loan credit facilities in an aggregate principal amount of up to $150,000,000 (the “Facilities”), comprised of a $30,000,000 term loan (the “Pre-Combination Term Loan”) to be funded on the Pre-Combination Closing Date (as defined in the Commitment Letter) and up to a $120,000,000 term loan (the “Combination Term Loan”) to be funded upon the Combination Closing Date (as defined in the Commitment Letter);
WHEREAS, in consideration of the benefits to be received by the Holder under the terms of the Merger Agreement and as a material inducement to the Acquiror Parties agreeing to enter into and consummate the transactions contemplated by the Merger Agreement, the Holder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and
WHEREAS, the Parties acknowledge and agree that the Acquiror Parties would not have entered into and agreed to consummate the transactions contemplated by the Merger Agreement without the Holder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT
1.   Company Holder Written Consent and Related Matters.
   (a)   Subject to the terms and conditions of this Agreement, as promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Company provides written notice to Holder that the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Holder shall duly execute and deliver to the Company and Acquiror the Company Holder Written Consent under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 6.07(a) (Company Holder Approval) of the Merger Agreement. Without limiting the generality of the foregoing, prior to the Closing, the Holder shall, to the extent applicable to the Equity Securities, vote (or cause to be voted) at any meeting of the shareholders of the Company including any adjournment or postponement thereof, and in any action by written resolution of the shareholders of the Company (by taking all action necessary to grant legally effective consent thereto), all of the Subject Company Securities that are Equity Securities (i) in favor of and/or consent to any such matters, actions or proposal, in each case, that are necessary for the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the Transaction Agreements and (ii) against and withhold consent with respect to (A) any Acquisition Transaction or (B) any other matter, action, proposal, transaction, agreement or other matter that would reasonably be expected, to the knowledge of the Holder, to (x) result in a breach of any of the Company’s covenants, agreements or obligations under the Merger Agreement, (y) result in any of the conditions to the Closing set forth in Sections 9.01 or 9.02 of the Merger Agreement not to be satisfied or (z) otherwise materially impede, materially interfere with, materially delay, materially discourage, materially and adversely affect or materially inhibit the timely consummation of, the transactions contemplated by the Merger Agreement.
2.   Rollover of Debt Securities.1
   (a)   The Holder hereby agrees and commits that, subject to and conditioned upon the occurrence of each of the Closing and funding by the Commitment Parties (as defined in the Commitment Letter) of the Combination Term Loan pursuant to definitive documentation in form and substance consistent with the Commitment Letter and otherwise reasonably satisfactory to the Holder and satisfaction of the conditions set forth in Exhibit A to the Commitment Letter under the heading “Conditions to Combination Term Loan” (it being understood that any reference to a condition under such heading being subject to FPCP’s approval, satisfaction or consent shall mean the Holder’s approval, satisfaction or consent for purposes hereof), the Holder shall, at the election of the holders of a majority of the principal amount of obligations subject to the Debt Rollover, either (i) exchange, if any, the principal amount of its Debt Securities as set forth in the column titled “Principal Amount of Exchanged Debt Securities” on Schedule A hereto (as such amount with respect to Lockheed Martin may be reduced in accordance with the footnote thereto) (the “Rolled Debt Securities”) for the same principal amount of the loans or notes under a new debt facility to be issued to the Holder or an affiliate thereof designated by the Holder (such exchange, the “Debt Exchange” and such loans or notes issued as a result of the Debt Exchange, the “Replacement Debt Securities”) or (ii) keep such Rolled Debt Securities outstanding under the existing Note Purchase Agreement subject to clause (c) below (such debt continuation, the “Note Continuation” and such Rolled Debt Securities so continued, the “Continued Notes”; the Debt Exchange and/or Note Continuation, the “Debt Rollover”); provided, that it is the intent of the Parties that the Replacement Debt Securities or Continued Notes shall have substantially similar terms (including substantially the same terms with respect to interest rate and covenants) as the terms set forth in Exhibit A to the Commitment Letter for the loans under the Facilities (as defined in the Commitment Letter as in effect on the date hereof), but, in any event, subject to any terms not expressly and specifically set forth in Exhibit A to the Commitment Letter being subject to the reasonable satisfaction of the Holder (it being understood that the terms expressly and specifically set forth in the Commitment Letter are deemed reasonably acceptable to the Holder) and except that the Replacement Debt Securities or Continued Notes shall not have call protection; provided, further, that (A) on the Pre-Combination Closing Date (as defined in the Commitment Letter as in effect on the date hereof), each of Lockheed Martin and BPC Lending II, LLC (“BP”) or their designated Affiliates shall receive penny warrants which may be exercised within 30 days following the termination of the Merger Agreement for a number of shares equal to 0.25%

1
Note to Draft: To be included for Company Noteholders.

of the Company Common Stock on the same valuation and the same terms as the warrants provided to the Commitment Parties under the Commitment Letter on the Pre-Combination Closing Date (which warrants shall terminate automatically without exercise immediately prior to the Effective Time pursuant to Section 3.03 of the Merger Agreement and the holder shall receive the Acquiror Shares and Acquiror Closing Warrants contemplated by Section 3.09 of the Merger Agreement at the Closing) and (B) on the Closing Date, each of Lockheed Martin and BP shall be issued a number of Acquiror Shares and Acquiror Closing Warrants by Acquiror as contemplated by Section 3.09 of the Merger Agreement; provided, further, however, that such Acquiror Closing Warrants issued to Lockheed Martin and BP shall not be redeemable for cash; provided, further, that all outstanding indebtedness (other than the Rolled Debt Securities) and other monetary obligations under the Note Purchase Agreement shall be paid in full in cash on the Closing Date. For U.S. federal income tax purposes, the parties agree to treat the Debt Rollover as a “significant modification” of the Rolled Debt Securities within the meaning of Section 1.1001-3 of the U.S. Treasury Regulations.
   (b)   The Holder hereby agrees and commits to vote its Debt Securities in favor of any amendment to or waiver or consent under the Note Purchase Agreement to be entered into on or prior to the Pre-Combination Closing Date to (i) permit the Company and its subsidiaries to incur the Pre-Combination Term Loan on the terms set forth in Exhibit A of the Commitment Letter (as in effect on the date hereof), the liens on all “Collateral” (as defined in the Note Purchase Agreement) to secure the Pre-Combination Term Loan on a pari passu basis with the obligations under the Note Purchase Agreement, (ii) to direct the Authorized Representative and Collateral Agent (in each case, as defined in the Note Purchase Agreement) to enter into a customary pari passu first lien intercreditor agreement with the agent for the Facilities pursuant to which the agent for funded Indebtedness with the greater outstanding amount of principal at any time (excluding, for the avoidance of doubt, any undrawn commitments in the calculation of such outstanding amount of principal) shall be the controlling agent with respect to the Collateral, and (iii) agree, notwithstanding anything in the Note Purchase Agreement to the contrary, to non-pro rata pay down of the Debt Securities that are not part of the Debt Rollover upon satisfaction of each of the following conditions: (A) execution by the Company and the Required Purchasers (as defined in the Note Purchase Agreement) of an amendment, amendment and restatement, consent and/or waiver under the Note Purchase Agreement setting forth the forgoing and otherwise in form and substance reasonably satisfactory to the Holder; (B) execution of definitive documentation governing the Facilities and pari passu intercreditor documentation, in each case in form and substance consistent with the terms of the Commitment Letter and this Section 2 and otherwise in form and substance reasonably satisfactory to the Holder; and (C) satisfaction of each of the other conditions set forth in Exhibit A to the Commitment Letter under the heading “Conditions to Pre-Combination Closing Date” (it being understood that any reference to a condition under such heading being subject to FPCP’s approval, satisfaction or consent shall mean the Holder’s approval, satisfaction or consent for purposes hereof).
   (c)   Subject to Section 2(a) above, the Holder hereby agrees and commits that to the extent the Debt Rollover is effectuated through a Debt Exchange, to enter into loan agreement or note purchase agreement in form and substance consistent with this Section 2 and otherwise reasonably satisfactory to the Holder with respect to the Replacement Debt Securities and to the extent the Debt Rollover is effectuated through a Note Continuation, amend the Note Purchase Agreement in form and substance consistent with this Section 2 and otherwise reasonably satisfactory to the Holder, in each case, effective on, but subject to and conditioned upon, the occurrence of each of the Closing Date and the Combination Closing Date (as defined in the Commitment Letter as in effect on the date hereof) to conform to the terms of the Facilities in form and substance reasonably satisfactory to such Holder; provided (x) the Replacement Debt Securities and/or the Continued Notes shall not have call protection, (y) the Replacement Debt securities and/or the Continued Notes shall have the same interest rate as that under the Facilities as set forth in Exhibit A of the Commitment Letter (as in effect on the date hereof) and (z) the definitive documentation for the Replacement Debt Securities and/or the Continued Notes shall permit the existence of and payment with respect to the Acquiror, the Company and/or its Subsidiaries’ obligations to Staton Orbital Family Limited Partnership and/or its Affiliates (the “Staton Payment Obligations” and any such obligations payable in cash, the “Staton Cash Payment Obligations”) in connection with any PIPE Investment made by such persons as set forth in the Subscription Agreement (as in effect on the date hereof and without giving effect to any amendments or modifications thereto in any manner adverse to the interests of the Holder, the “Staton Subscription Agreement”) between Acquiror and Staton Orbital Family Limited Partnership in an amount equal to $30,000,000 to be paid in sixteen quarterly installments, in which the four installments of $1,875,000 each during the first twelve months following the Combination Closing Date shall be paid in cash and the remaining installments thereafter shall be paid, at Acquiror’s election, (i) in the stock of Acquiror or (ii) solely to the extent Acquiror and its subsidiaries have capacity to make distributions under the definitive documentation for the Replacement Debt Securities or Continued Notes, applicable, in cash; provided, that (1) the definitive documentation for the Replacement Debt Securities or the Continued Notes, as applicable, shall include any conditions and restrictions with respect to the Staton Cash Payment Obligations that are included in the definitive documentation for the Facilities, but in any event shall not permit payment of the Staton Cash Payment Obligation at any time during the existence of any event of default under the Replacement Debt Securities or the Continued Notes, as applicable, or that would result from making such payment, including at any time during the first twelve months following the Combination Closing Date and (2) the Staton Cash Payment Obligations shall be subordinated to all obligations with respect to the Replacement Debt Securities or the Continued Notes, as applicable, pursuant to a subordination agreement in form and substance reasonably satisfactory to the Holder.
   (d)   The Company hereby represents and warrants to the Holder that, as of the date hereof, (i) the Commitment Letter has not been amended, restated or modified, is in full force and effect and constitutes the legal, valid and binding obligations of the Company and, to the knowledge of the Company, the other parties thereto and (ii) there are no written agreements, side letters, understandings, contracts or arrangements of any kind relating to the matters contemplated by the Commitment Letter among the parties thereto.
   (e)   The Company hereby agrees that it will not amend, amend and restate, modify, supplement, assign, replace and/or waive any provision of the Commitment Letter without the prior consent of the Holder (which consent shall be granted by the Holder in its sole discretion). In addition, the Company shall keep the Holder informed upon request on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the financing contemplated by the Commitment Letter. The Company shall give the Acquiror prompt written notice upon having knowledge of any default or breach by any party to the Commitment Letter or any termination of the Commitment Letter.
   (f)   The Company hereby agrees to pay all reasonable and documented out-of-pocket fees, charges and disbursements of the Holder, including attorney’s fees, incurred in connection with all of the transactions and preparation of documentation contemplated by this Section 2.
3.   Other Covenants and Agreements.
   (a)   The Holder hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule B (collectively, the “Terminated Agreements”) hereto to which it is a party shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by their terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates (including, from and after the Effective Time, Acquiror and its Affiliates) shall have any further obligations or liabilities under any such agreement. Without limiting the generality of the foregoing, at the Company’s expense, the Holder hereby agrees to promptly execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions reasonably necessary or reasonably advisable in order to achieve the purpose of the preceding sentence.
   (b)   The Holder (other than its capacity as holder of Debt Securities) hereby takes the actions set forth in Schedule C hereto, and hereby waives any other consent, notice, termination, acceleration or other rights or remedies that may arise or that may have arisen as a consequence of, in relation to, or in connection with, the execution or consummation of the Merger Agreement, the Transaction Agreements, or any transactions contemplated thereby (the “Supporting Actions”). Without limiting the generality of the foregoing, at the Company’s expense, the Holder hereby agrees to promptly execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions reasonably necessary or reasonably advisable in order to achieve the purpose of the preceding sentence and complete the Supporting Actions.
   (c)   The Holder shall be bound by and subject to (i) [Sections 8.05(a) (Confidentiality) and] 8.05(b) (Publicity) of the Merger Agreement to the same extent as such provision applies to the Company, as if such provisions were stated herein, and (ii) Section 8.03(a) (Exclusivity) and Section 6.03 (No Claim Against the Trust Account) of the Merger Agreement to the same extent as such provisions apply to the Company, as if the Holder is directly party thereto[, and (iii) the Confidentiality Agreement to the same extent as such provisions apply to the Company, as if the Holder is directly party thereto]// [, and (iii) the existing confidentiality provisions between the Company and the Holder].
   (d)   The Holder acknowledges and agrees that the Acquiror Parties are entering into the Merger Agreement in reliance upon the Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, the Acquiror Parties would not have entered into or agreed to consummate the transactions contemplated by the Merger Agreement.
4.   Holder Representations and Warranties.    The Holder represents and warrants to Acquiror as follows:
   (a)   [The Holder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).]2
   (b)   The Holder has the requisite [corporate, limited liability company or other similar]3 power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Merger Agreement), and to consummate the transactions contemplated hereby[, including spousal consent, if needed]4. [The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Holder.]5 This Agreement has been duly and validly executed and delivered by the Holder and constitutes a valid, legal and binding agreement of the Holder (assuming that this Agreement is duly authorized, executed and delivered by Acquiror), enforceable against the Holder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
   (c)   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Holder with respect to the Holder’s execution and delivery of, or performance of its covenants, agreements or obligations under, this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.
   (d)   None of the execution or delivery of this Agreement by the Holder, the performance by the Holder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) [result in any breach of any provision of the

2
Language to be omitted for individual shareholders.

3
Language to be omitted for individual shareholders.

4
Language to be omitted for legal entity shareholders.

5
Language to be omitted for individual shareholders.

Holder’s Governing Documents]6// [intentionally omitted]7, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Holder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Holder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Securities, except, in the case of any of the foregoing clauses (ii) and (iii), as would not adversely affect the ability of the Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.
   (e)   The Holder is the record and beneficial owner of the Subject Company Securities and has valid, good and marketable title to the Subject Company Securities, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholders Agreements). Except for the Securities of the Company set forth on Schedule A hereto, together with any other Securities of the Company of which the Holder acquires record or beneficial ownership after the date hereof in accordance with Section 6.01(b)(iv) of the Merger Agreement, the Holder does not own, beneficially or of record, any Securities of the Company or any of its Subsidiaries. Except as otherwise expressly set forth in this Agreement, contemplated by the Company Stockholders Agreements, any agreement or plan pursuant to which Company Equity Awards are granted or by which Company Equity Awards are governed, the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby, or as expressly contemplated by the terms of any Company Warrants to which it is a party, the Holder does not have the right to acquire any Securities of the Company or any of its Subsidiaries. The Holder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Securities and, except for this Agreement, the Merger Agreement, the Company Stockholders Agreements and any Company Warrants to which it is a party, the Holder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Holder to Transfer any of the Subject Company Securities or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Securities.
   (f)   There is no Action pending or, to the Holder’s knowledge, threatened against the Holder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.
5.   Transfer of Subject Securities.    Except as expressly contemplated by the Merger Agreement or with the prior written consent of Acquiror (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Holder agrees not to (a) Transfer any of the Subject Company Securities, (b) enter into (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Holder to Transfer the Subject Company Securities or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Securities, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any direct or indirect sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise), other than to an Affiliate of the Holder effecting such Transfer in accordance with the Company’s Governing Documents and the terms of any agreement between the Company and such Holder, provided that, prior to such Transfer, such Affiliate shall execute and deliver to Acquiror a copy of this Agreement. Notwithstanding the foregoing, any exercise by the Holder of any cash redemption or exchange right with respect to any Equity Securities in accordance with their terms, including the cash exercise contemplated under Section 2(b) of the Inducement Warrant, shall not constitute a Transfer for purposes of this Agreement.

6
Language to be included for legal entity shareholders.

7
Language to be included for individual shareholders.

6.   Termination.    This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) solely in the case of Section 2 above, the termination of the Commitment Letter or any breach of Section 2(d) or 2(e), (d) at the election of any Holder that is Lockheed Martin, BP or any of their Affiliates (collectively, the “Specified Holders”), in the event of any amendment, waiver or modification of the Merger Agreement without such Holder’s prior written consent that has the effect of (A) decreasing the Merger Consideration, (B) changing the form of Merger Consideration (in the case of each of subclauses (A) and (B), payable to the stockholders of the Company pursuant to the Merger Agreement in effect on the date of this Agreement), or (C) imposing any material restrictions or additional material conditions on the consummation of the Merger or the payment of the Merger Consideration or otherwise in a manner material and adverse to such Holder, or (e) any amendment, waiver or modification in a manner adverse to the Holder of the Investor Rights Agreement, the Subscription Agreement, the Commitment Letter or any other agreement related to the Transactions to which such Holder is a party or under which such Holder has rights without such Holder’s prior written consent. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 6(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or for Fraud, [(ii) Section 3(c)(i) (solely to the extent that it relates to Section 8.05(a) (Confidentiality) of the Merger Agreement), and] [and (ii)] [(iii)] Section 3(c)(i) (solely to the extent that it relates to Section 8.05(b) (Publicity) of the Merger Agreement) shall survive the termination of this Agreement pursuant to Section 6(a). For purposes of this Section 6, “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.
7.   Fiduciary Duties.    Notwithstanding anything in this Agreement to the contrary, (a) the Holder makes no agreement or understanding herein in any capacity other than in such Holder’s capacity as a record holder or beneficial owner of the Subject Company Securities[, and not in such Holder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries or in such Holder’s capacity as a trustee or fiduciary of any Company Equity Plan,]8 and (b) nothing herein will be construed to limit or affect any action or inaction by [such Holder]9 // [any representative of such Holder serving]10 as a member of the board of directors (or similar governing body) of the Company or any of its Subsidiaries or as a manager, officer, employee or fiduciary of the Company or any of its Subsidiaries, in each case, acting in such person’s capacity as a director, manager, officer, employee or fiduciary of the Company or such Subsidiary.
8.   Limited Recourse.    Except for claims pursuant to the Merger Agreement or any other Transaction Agreement by any party thereto against any other party thereto, each Party agrees that this Agreement may only be enforced against, and any action for breach of this Agreement may only be brought against, the Parties.
9.   Disclosure.    The Holder hereby authorizes the Company and Acquiror to publish and disclose in any public announcement or required SEC disclosure such Holder’s identity and ownership of the Subject Company Securities and/or Acquiror Shares, as applicable, and the existence and terms of this Agreement (including, for the avoidance of doubt, the details of such Holder’s covenants, agreements, obligations, representations and warranties under this Agreement); provided that any publication or disclosure pursuant to this Section 9 that names the Holder will be subject to the Holder’s review and written approval (which approval shall (x) be provided within three (3) Business Days after the date on which it is provided to the Holder and (y) not be unreasonably withheld, conditioned or delayed); and provided further that in the case of any Specified Holder, neither the Company, Acquiror nor any of their Affiliates or Representatives shall publish and disclose to any Person, including in any investor presentation, public announcement or

8
Language to be included for individual shareholders.

9
Language to be included for individual shareholders.

10
Language to be included for legal entity shareholders.

required SEC disclosure, such Holder’s identity, ownership of the Subject Company Securities and/or Acquiror Shares, as applicable, the existence and terms of this Agreement (including, for the avoidance of doubt, the details of such Holder’s covenants, agreements, obligations, representations and warranties under this Agreement), or any description or discussion of the commercial relationships between such Holder and its Affiliates, on one hand, and the Company and its Affiliates, on the other hand, without such Holder’s prior review and written approval (which approval shall (x) be provided within three (3) Business Days after the date on which it is provided to the Holder and (y) not be unreasonably withheld, conditioned or delayed). In connection with any Specified Holder’s review and approval as contemplated by the previous sentence, upon the request of the Holder, Acquiror shall provide to the Holder drafts of (i) the Registration Statement / Proxy Statement (and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement / Proxy Statement or such other document) pursuant to Section 8.02(a)(ii) of the Merger Agreement, (ii) investor presentations and any other materials prepared in connection with the PIPE Investment, and (iii) any other materials prepared in connection with or relating to the Transactions to the extent any of the foregoing include any references to or information concerning the Holder or any of its Affiliates or any discussion of the Investor or its Affiliates as related to the Transactions. Without limiting the foregoing, Acquiror shall provide to the Holder drafts of the Registration Statement / Proxy Statement (and any other documents to be filed with the SEC) pursuant to Section 8.02(a)(ii) of the Merger Agreement, to the extent any of the foregoing include any references to or information concerning the PIPE Investors, and shall take into account in good faith any comments of the Holder in connection therewith. Notwithstanding anything in this Section 9 to the contrary, the Company may make any public announcements or required SEC disclosures that are consistent with previous press releases, public disclosures or public statements which the Holder or Specified Holder, as applicable, has previously consented to.
10.   Reserved.
11.   Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof) if applicable, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Party as follows:
If to Acquiror, to:
Tailwind Two Acquisition Corp.
150 Greenwich Street
29th Floor
New York, NY 10006
Attn: Matthew Eby
E-mail: matthewdeby@gmail.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Jonathan Davis, Chelsea Darnell and Patrick Salvo
E-mail: jonathan.davis@kirkland.com, chelsea.darnell@kirkland.com and patrick.salvo@kirkland.com
If to the Company, to:
Terran Orbital Corporation
6800 Broken Sound Parkway NW, Suite 200
Boca Raton, FL 33847
Attn: Marc Bell, Chief Executive Officer
E-mail: marc.bell@terranorbital.com and terranorbitallegal@terranorbital.com with a copy (which shall not constitute notice) to:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036-6745
Attention:         Jonathan Pavlich
                    Stuart Leblang
E-mail:              jpavlich@akingump.com
                  sleblang@akingump.com
If to the Holder, to:
[•]
with a copy (which shall not constitute notice) to:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036-6745
Attention:          Jonathan Pavlich
                       Stuart Leblang
E-mail:              jpavlich@akingump.com
                       sleblang@akingump.com
or to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing in the manner set forth above.
12.   Entire Agreement.    This Agreement, the Merger Agreement and documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.
13.   Amendments and Waivers; Assignment.    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Holder and Acquiror. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any party hereto without the prior written consent of each other party hereto (to be withheld or given in its sole discretion).
14.   Fees and Expenses.    Except as otherwise expressly set forth in the Merger Agreement and in Section 2(f) above or as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.
15.   Remedies.    Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that either Party does not perform its obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breaches such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

16.   No Third-Party Beneficiaries.    This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties partners or participants in a joint venture.
17.   Miscellaneous.    Section 1.02 (Construction), Section 11.06 (Governing Law), Section 11.07 (Captions; Counterparts), Section 11.11 (Severability), Section 11.12 (Jurisdiction; Waiver of Trial by Jury), and Section 11.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.
TAILWIND TWO ACQUISITION CORP.
By: Name: Title:
[Signature Page to Transaction Support Agreement]

TERRAN ORBITAL CORPORATION
By: Name: Title:
[Signature Page to Transaction Support Agreement]

[HOLDER]
By: Name: Title:
[Signature Page to Support Agreement]

SCHEDULE A
Securities
Equity Securities	Number
Company Common Stock	[•]
Company Preferred Stock	[•]
Company Exchange Warrants	[•]
Company Inducement Warrants	[•]
Company Options	[•]
Company Restricted Stock Units	[•]
Holder	Outstanding Principal Amount of Debt Securities11	Principal Amount of Exchanged Debt Securities
[•]	[•]	[•]

11
Outstanding as of the date hereof.

SCHEDULE B
Terminated Agreements
•
Amended and Restated Investors’ Rights Agreement, dated as of July 23, 2018, by and among Terran Orbital Corporation, the Company Stockholders and the Company 2018 Warrantholders party thereto, and joined by Broad Street Principal Investments, L.L.C. on August 2, 2018.

•
Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of July 23, 2018, by and among Terran Orbital Corporation, the Company Stockholders and the Company 2018 Warrantholders party thereto, and joined by Broad Street Principal Investments, L.L.C. on August 2, 2018.

•
Amended and Restated Voting Agreement, dated as of July 23, 2018, by and among Terran Orbital Corporation, the Company Stockholders and the Company 2018 Warrantholders party thereto, and joined by Broad Street Principal Investments, L.L.C. on August 2, 2018.

•
Convertible Note Purchase Agreement, dated as of July 23, 2018, by and among Terran Orbital Corporation, BPC Lending II, LLC and Astrolink International, LLC.

•
Series A Convertible Preferred Stock Purchase Agreement, dated as of June 26, 2017, by and among Terran Orbital Corporation, and Astrolink International, LLC.

SCHEDULE C
Supporting Actions
[Preferred Stock]
1.
Holder consents to and approves the execution and consummation of the Merger Agreement, the Transaction Agreements, and any transactions contemplated thereby (including the Merger), for all purposes of Section B.3.3 of Article FOURTH of the Fifth Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of the State of Delaware on [October 25], 2021 (the “Charter”).

2.
Holder (i) consents to and approves the Company Preferred Stock Conversion to take place on the date and at the time immediately prior to the Effective Time, in accordance with Section 3.02 of the Merger Agreement, (ii) agrees that the Mandatory Conversion Time (as defined in the Charter) shall be the date and time that is immediately prior to the Effective Time, and (iii) waives any notice contemplated by Section B.5.1 of Article FOURTH of the Charter.

[Exchange Warrants and Convertible Notes]
3.
Holder consents to and approves the execution and consummation of the Merger Agreement, the Transaction Agreements, and any transactions contemplated thereby (including the Merger), to the extent Holder has a consent right under Section 9(b)(i) of the convertible promissory note issued to Holder (the “Note”) pursuant to the Note Purchase Agreement, dated as of July 23, 2018, by and among the Company, the Holder and the other purchasers signatory thereto.

4.
Holder confirms, acknowledges and agrees that (i) the Merger and the transactions contemplated by the Merger Agreement is intended to, and if consummated in accordance with the terms and conditions of the Merger Agreement would, constitute a Qualified Public Company Event (as defined in Section 3(e) of the Warrant issued by the Company to Holder on March 8, 2021 in connection with the Note (the “Exchange Warrant”)) and, (ii) to the extent such a Qualified Public Company Event occurs, then, as contemplated by, and in accordance with the terms and conditions of, Section 3(b) of the Exchange Warrant, the Exchange Warrant shall be deemed to be exercised by Holder, without any further action on its part (the “Exchange Warrant Deemed Exercise”).

5.
Holder confirms, acknowledges and agrees that, unless Holder has provided the Company with a notice of exercise for cash at least 5 days prior to the Effective Time, the Exchange Warrant Deemed Exercise shall be deemed to occur, pursuant to Section 3(b) of the Exchange Warrant and in accordance with the terms and conditions of Section 3.02 of the Merger Agreement, immediately prior to the Effective Time, and Holder waives any notice requirements under Section 9(b) of the Exchange Warrant.

[Inducement Warrants]
6.
Holder confirms, acknowledges and agrees that (a) the Merger and the transactions contemplated by the Merger Agreement, if consummated pursuant to the terms and conditions thereof, shall constitute a Qualified Public Company Event (as defined in Section 2(a) of the Warrant issued by the Company to Holder (the “Inducement Warrant”) pursuant to that certain Warrant Purchase Agreement (the “WPA”), dated as of March 8, 2021, by and among the Company, Holder and the other purchasers signatory thereto, for all purposes under the Inducement Warrants, intended to generate at least $200,000,000 in cash proceeds to the Company, (b) if consummated as contemplated by the Merger Agreement, then, in accordance with the terms and conditions of Section 2(b) of the Inducement Warrant, the Inducement Warrant shall be deemed to be exercised by Holder, without notice or further action on its part (the “Inducement Warrant Deemed Exercise”), and (c) unless Holder has provided the Company with a notice of exercise for cash of its Inducement Warrant at least 5 days prior to the Effective Time, the Inducement Warrant Deemed Exercise shall occur, pursuant to Section 2(b) of the Inducement Warrant and in accordance with the terms and conditions of Section 3.02 of the Merger Agreement, immediately prior to the Effective Time. In connection with the foregoing matters, the Holder agrees that it shall exercise the Inducement Warrant and shall not exercise the right set forth in the final sentence of Section 1.1 of the WPA to put the Inducement Warrant back to the Company and shall receive its portion of the Company Inducement Warrant Consideration in exchange therefor.
[Investor Rights Agreement]
7.
Holder confirms, acknowledges and agrees that in connection with the issuance of any equity securities of the Company, including any rights, options, warrants or other instruments to purchase or otherwise acquire equity securities or securities that are convertible or exchangeable into equity securities of the Company (“New Securities”), to FPCP, BP and/or Lockheed Martin, (i) in connection with or furtherance of the Transactions, (ii) pursuant to the terms of the Commitment Letter, (iii) as described in Section 2 of this Agreement or (iv) in any other documentation memorializing the terms described in Section 2 of this Agreement, following the execution of the Merger Agreement and prior to the Effective Time (the “Proposed Issuance”), Holder hereby waives the obligation contained in Section 4.1(a) of the Amended and Restated Investor Rights Agreement of the Company, dated July 23, 2018, as amended, modified or supplemented from time to time (the “IRA”) that the Company provide notice to the Holder of its intention to offer New Securities and Holder’s right to elect to purchase or otherwise acquire a portion of the New Securities (the “Preemptive Rights”). With respect to the Proposed Transaction, Holder hereby irrevocably and unconditionally waives in its entirety its right to exercise its Preemptive Rights under Section 4.1 of the IRA. Holder further acknowledges that, in consequence hereof, the Company shall have the right to issue New Securities to FPCP, BP, and/or Lockheed Martin in connection with the Proposed Issuance. For the avoidance of doubt, Holder does not waive any Preemptive Rights that may accrue for any proposed issuance of New Securities by the Company other than the Proposed Issuance.

Annex I
SPONSOR LETTER AGREEMENT
This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of October 28, 2021, is made by and among Tailwind Two Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), the other holder of shares of Acquiror Class B Common Stock (the “Founder Shares”) (such holder of Founder Shares, the “Other Holder”, and together with the Sponsor, collectively, the “Holders” in each case as set forth on Schedule I hereto) and certain other persons (together with the Other Holder, the “Insiders”), Tailwind Two Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), and Terran Orbital Corporation, a Delaware corporation (the “Company”). The Sponsor, the Other Holders, Acquiror and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as hereinafter defined).
WHEREAS, concurrently with the execution of this Agreement, Acquiror, the Company and Titan Merger Sub, Inc. are entering into that certain Merger Agreement, dated as of the date of this Agreement (the “Merger Agreement”), which contemplates that, pursuant to this Agreement, among other things, (a) the Holders will agree to vote in favor of approval of the Merger Agreement and the transactions contemplated thereby (including the Merger) and (b) subject to, and conditioned upon and effective as of immediately prior to, the occurrence of the Effective Time, the Holders will agree to waive, to the extent applicable, any adjustment to the conversion ratio set forth in the Acquiror Organizational Documents or any other anti-dilution or similar protection with respect to all of the Founder Shares held by him, her, or it in connection with the transactions contemplated by the Merger Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
1.   Consent to Business Combination; Agreement to Vote.
(a)   Pursuant to Section 3 of that certain Letter Agreement, dated March 4, 2021, by and among Acquiror, the Holders and certain other parties thereto (the “Holder Agreement”), the Sponsor hereby consents to the entry by Tailwind Two into the Merger Agreement and each other Transaction Agreement to which Tailwind Two is or will be a party.
(b)   Each Holder (in his, her or its capacity as a shareholder of Tailwind Two and on behalf of himself, herself or itself and not the other Holders) hereby agrees to vote (or cause to be voted) at any meeting of the shareholders of Acquiror or adjournment or postponement thereof (each, a “Shareholders’ Meeting”), and in any action by written resolution of the shareholders of Acquiror, all of such Holder’s Founder Shares and all other Equity Securities of Acquiror such person is entitled to vote on the matter that such Holder holds (if any), in each case, of record or beneficially as of the date of this Agreement, or of which such Holder acquires record or beneficial ownership after the date of this Agreement (such Founder Shares and such other Equity Securities, collectively, the “Subject Acquiror Equity Securities”) in favor of the Transaction Proposals (including the Merger and the Domestication), and against any action, proposal, transaction, agreement or other matter presented at the Shareholders’ Meeting that would reasonably be expected to (i) result in a breach of any Acquiror Party’s covenants, agreements or obligations under the Merger Agreement, (ii) cause any of the conditions to the Closing set forth in Sections 9.01 or 9.02 of the Merger Agreement not to be satisfied or (iii) otherwise materially impede, materially interfere with, materially delay, materially discourage, materially and adversely affect or materially inhibit the timely consummation of, the transactions contemplated by the Merger Agreement. The obligations of the Holders specified in this Agreement, including this Section 1, shall apply whether or not the Acquiror Board shall have effected a Change in Recommendation.
2.   Waiver of Anti-dilution Protection.   Subject to, and conditioned upon, the occurrence of the Closing, each Holder hereby (a) waives (for himself, herself or itself and for his, her or its successors, heirs and assigns), to the fullest extent permitted by law and the Acquiror Organizational Documents, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which any Founder Shares (to the extent applicable) held by him, her or it convert into shares of Acquiror Class A Common Stock in connection with the transactions contemplated by the Merger Agreement, including the Domestication.
3.   Other Covenants.   Each Holder hereby agrees to be bound by and subject to (a) Sections 8.05(a) (Confidentiality) and 8.05(b) (Publicity) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, as if such Holder is directly a party thereto, (b) the Confidentiality Agreement to the same extent as such provisions apply to Acquiror, as if such Holder is directly a party thereto, and (c) Section 8.03(b) (Exclusivity) of the Merger Agreement to the same extent as such provisions apply to Acquiror as if such Holder is directly party thereto.
4.   Transfer of Shares.
(c)   Each Holder hereby agrees that he, she or it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject Acquiror Equity Securities (which for purposes of this Section 3 shall include, to the extent applicable, any shares of Acquiror Class A Common Stock acquired by such Holder in connection with the Domestication) or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of his, her or its Subject Acquiror Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject Acquiror Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject Acquiror Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more circumstances, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale, assignment, transfer or other disposition of his, her or its Subject Acquiror Equity Securities even if such Subject Acquiror Equity Securities would be disposed of by a person other than such Holder, or (v) redeem, elect to redeem or tender or submit any of its Subject Acquiror Entity Securities owned by him, her or it for redemption in connection with the consummation of the Merger and the other transactions contemplated under the Merger Agreement; provided, however, that the foregoing provisions of this Section 3(a) shall not apply to any Transfer (A) to Acquiror’s officers or directors, any affiliates or family member of any of Acquiror’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to any estate planning vehicle or trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private sales or transfers made in connection with the transactions contemplated by the Merger Agreement; (F) pro rata distributions from the Sponsor to its members, partners or stockholders pursuant to the Sponsor’s operating agreement, (F) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor or (G) in the event of a completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Acquiror Shares being exchanged for cash, securities or other property; provided that any transferee of any Transfer of the type set forth in clauses (A) through (F) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.
(d)   In furtherance of the foregoing, Acquiror hereby agrees to (i) place a revocable stop order on all Subject Acquiror Equity Securities (which for purposes of this Section 3 shall include, to the extent applicable, any shares of Acquiror Class A Common Stock acquired by such Holder in connection with the Domestication) subject to Section 3(a), including those which may be covered by a registration statement, and (ii) notify Acquiror’s transfer agent in writing of such stop order and the restrictions on such Subject Acquiror Equity Securities under Section 3(a) and direct Acquiror’s transfer agent not to process any attempts by any Holder to Transfer any Subject Acquiror Equity Securities except in compliance with Section 3(a).
5.   Termination of Founder Shares Lock-up Period.   Each Holder and Acquiror hereby agree that, subject to and conditioned upon the occurrence of and effective as of the consummation of the Closing (and not before):

(a)   Section 5(a) of the Holder Agreement, shall be amended and restated in its entirety as follows:
“5.   (a)   Reserved.”
(b)   Paragraph (c) of Section 5 of the Holder Agreement shall be automatically amended to remove all references to paragraph (a) of Section 5 of the Holder Agreement and all references to the Founder Shares; and
(c)   Paragraph 9 of the Letter Agreement shall be automatically amended and restated in its entirety as follows:
“This Letter Agreement shall terminate on the earlier of (i) the date that is 30 days after the completion of an initial Business Combination and (ii) the liquidation of the Company.”
The amendment and restatement set forth in this Section 4 shall be void and of no force and effect with respect to the Holder Agreement if the Merger Agreement shall be terminated for any reason in accordance with its terms.
6.   Representations and Warranties.   Subject to the terms of the Merger Agreement, each Holder represents and warrants (severally and not jointly) and solely with respect to himself, herself or itself and not to any of the other Holders to the Company as follows:
(a)   if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Person;
(b)   if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder;
(c)   this Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);
(d)   the execution and delivery of this Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (i) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Subject Acquiror Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement, except, in the case of (ii) above, as would not adversely affect the ability of such Holder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect;
(e)   there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement;
(f)   such Person has had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors in connection therewith;
(g)   such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; and

(h)   such Person is the record and beneficial owner of all of his, her or its Subject Acquiror Equity Securities, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to or set forth in, as applicable, (A) this Agreement, (B) the Acquiror Organizational Documents, (C) the Merger Agreement and the other Transaction Agreements (including as set forth in the Disclosure Schedules thereto), (D) the Holder Agreement, (E) that certain letter regarding the Securities Subscription Agreement, dated November 23, 2020, by and between Sponsor and Acquiror, (F) that certain Registration and Shareholder Rights Agreement, dated as of March 9, 2021, by and among Acquiror, the Sponsor and the other parties thereto, (F) any applicable securities laws or (G) the SEC Reports filed or furnished by Acquiror.
7.   Termination.   This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 7(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or for Fraud, (ii) Sections 2, 5 and 12 (solely to the extent related to Section 2 or 5) shall each survive the termination of this Agreement pursuant to Section 7(a), and (iii) Sections 8, 9, 10, and 12 (solely to the extent related to Sections 8, 9, 10 or 12) shall survive any termination of this Agreement. For purposes of this Section 7, “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.
8.   No Recourse.   Except for claims pursuant to the Merger Agreement or any Transaction Agreement by any party thereto against any other party thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be brought against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of Acquiror (collectively, the “Acquiror Representatives”) (other than the Holders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or Acquiror Representatives (other than the Holders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or its subject matter or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall any Holder have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warranties of any other Holder under this Agreement (including related to or arising out of the breach of any such covenant, agreement, obligation, representation or warranty by any other Holder), (ii) in no event shall Tailwind Two have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warrants of any Holder under this Agreement (including related to or arising out of any breach of any such covenant, agreement, obligation, representation or warranty by any such Holder).
9.   Fiduciary Duties.   Notwithstanding anything in this Agreement to the contrary, (a) each Holder makes no agreement or understanding herein in any capacity other than in such Holder’s capacity as a record holder or beneficial owner of the Subject Acquiror Equity Securities, and not, in the case of each Other Holder, in such Other Holder’s capacity as a director, officer or employee of any Acquiror Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Holder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any Acquiror Party or as an officer, employee or fiduciary of any Acquiror Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Acquiror Party.

10.   No Third-Party Beneficiaries.   This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties partners or participants in a joint venture.
11.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
If to any Holder, to:
c/o Tailwind Two Acquisition Corp.
150 Greenwich Street, 29th Floor
New York, NY 10006
Attention:   Matthew Eby
Email: matthew.eby@gmail.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:   Jonathan Davis, P.C.
           Chelsea Darnell
Email:   jonathan.davis@kirkland.com
        chelsea.darnell@kirkland.com
If to the Company, to:
Terran Orbital Corporation
6800 Broken Sound Parkway NW, Suite 200
Boca Raton, FL 33487
Attention: Marc Bell, Chief Executive Officer
Email: marc.bell@terranorbital.com and terranorbitallegal@terranorbital.com with a copy (which shall not constitute notice) to
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036-6745
Attention: Jonathan Pavlich and Stuart Leblang
E-mail: jpavlich@akingump.com and sleblang@akingump.com
or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.
12.   Incorporation by Reference.   Section 1.02 (Construction), Section 11.03 (Assignment), Section 11.06 (Governing Law), Section 11.07 (Captions; Counterparts), Section 11.09 (Entire Agreement), the first sentence of Section 11.10 (Amendments), Section 11.11 (Severability), Section 11.12 (Jurisdiction; Waiver of Trial by Jury), Section 11.13 (Enforcement), and Section 11.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.
[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
TAILWIND TWO SPONSOR, LLC
By:	/s/ Chris Hollod
Name: Chris Hollod
Title: Co-Chief Executive Officer
TAILWIND TWO ACQUISITION CORP.
By:	/s/ Philip Krim
Name: Philip Krim
Title: President
TERRAN ORBITAL CORPORATION
By:	/s/ Marc Bell
Name: Marc Bell
Title: President
[Signature Page to Sponsor Agreement]

OTHER HOLDER:
/s/ Tommy Stadlen Tommy Stadlen
INSIDERS:
/s/ Philip Krim Philip Krim
/s/ Matthew Eby Matthew Eby
/s/ Chris Hollod Chris Hollod
/s/ Wisdom Lu Wisdom Lu
/s/ Michael Kim Michael Kim
/s/ Boris Revsin Boris Revsin
[Signature Page to Sponsor Agreement]

SCHEDULE I
Holders; Founder Shares
Holder	Acquiror Class B Shares
Tommy Stadlen	75,000
Tailwind Two Sponsor LLC	8,550,000

Annex J
Execution Version
INVESTOR RIGHTS AGREEMENT
BY AND AMONG
TERRAN ORBITAL CORPORATION (F/K/A TAILWIND TWO ACQUISITION CORP.)
AND
THE HOLDERS PARTY HERETO
DATED AS OF October 28, 2021

J-i

This INVESTOR RIGHTS AGREEMENT (as it may be amended, restated, suppleme nted or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of October 28, 2021, is made by and among:
i.   Terran Orbital Corporation (f/k/a Tailwind Two Acquisition Corp.), a Delaware corporation (the “Company”);
ii.   each Person executing this Agreement, including any Person delivering a Joinder that is a Permitted Transferee of a Major Holder, and listed as a “Major Investor” on Schedule A hereto (collectively, together with their respective Permitted Transferees that become parties hereto, the “Major Investors”); and
iii.   each Person executing this Agreement, including any Person delivering a Joinder after the date hereof, and listed as an “Individual Investor” on Schedule B hereto, as it may be amended from time to time (collectively, together with their respective Permitted Transferees that become parties hereto, the “Individual Investors”, and collectively with the Major Investors, the “Investors”).
RECITALS
WHEREAS, the Company, Titan Merger Sub, Inc., a Delaware corporation (“Tailwi nd Two Merger Sub”) and Terran Orbital Holdings Inc. (f/k/a Terran Orbital Corporation), a Delaware corporation (“Terran Orbital”), have entered into that certain Agreement and Plan of Merger, dated as of October 28, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Tailwind Two Merger Sub will merge with and into Terran Orbital, with Terran Orbital as the surviving company in the merger, and, as a result of such merger, Terran Orbital will become a wholly owned subsidiary of the Company.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficie ncy of which are hereby acknowledged, the Company and the other parties to this Agreement, intending to be legally bound, hereby agree as follows:
ARTICLE I
EFFECTIVENESS
1.1.   Effectiveness.   This Agreement shall become effective upon the Closing.
ARTICLE II
DEFINITIONS
2.1.   Definitions.
2.1.1.   Capitalized terms used and not otherwise defined in Section 2.1.2 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Business Combinatio n Agreement.
2.1.2.   The following terms shall have the meanings ascribed to them in this Section 2.1.2 for purposes of this Agreement:
“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Board: (a) would be required to be made in any Registrat io n Statement filed with the SEC by the Company so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (b) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (c) the Company has a bona fide business purpose for not disclosing publicly.
“Affiliate” means, (a) with respect to any specified Person that is not a natural person, (i) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, and (ii) any corporation, trust, limited liability company, general or limited partnership or other entity advised or managed by, or under common control or management with, such Person (for the purposes of this definit io n, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (b) with respect to any specified natural person, any Member of the Immediate Family of such specified natural person, or any Person that is, directly or indirectly, controlled by such specified natural person; provided that the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Investor. For the avoidance of doubt and notwithstanding the foregoing, each of the BP Funds and each of their respective successors and assigns shall be deemed an Affiliate of the BP Party for purposes of this Agreement.
“Agreement” shall have the meaning set forth in the preamble.
“Board” means the board of directors of the Company.
“BP Fund” means any Affiliate of the BP Party and any Person, fund or account managed by Beach Point Capital Management LP, a Delaware limited partnership.
“BP Party” means BPC Lending II LLC, a Delaware limited liability company.
“Business Combination Agreement” shall have the meaning set forth in the preamble.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.
“Bylaws” means the bylaws of the Company, as amended, restated, supplemented or otherwise modified and in effect from time to time.
“Certificate” means the certificate of incorporation of the Company, as amended, restated, supplemented or otherwise modified and in effect from time to time, including any certificate of designation, correction or amendment filed with the Secretary of State of the State of Delaware.
“Charitable Gifting Event” means any Transfer by a holder of Registrable Securities, or any subsequent Transfer by such holder’s members, partners or other employees, in connection with a bona fide gift to any Charitable Organization made on the date of, but prior to, the execution of the underwriting agreement entered into in connection with any Underwritten Public Offering.
“Charitable Organization” means      a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.
“Common Stock” means the common stock of the Company, par value $0.0001 per share.
“Company” shall have the meaning set forth in the preamble.
“Company Indemnitee” and “Company Indemnitees” shall have the meaning set forth in Section 3.9.5.
“Convertible Securities” means any evidence of indebtedness, shares of stock (other than Common Stock) or other securities (other than Options and Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.
“Demand Notice” shall have the meaning set forth in Section 3.1.3.
“Demand Registration” shall have the meaning set forth in Section 3.1.1.1.
“Demand Registration Request” shall have the meaning set forth in Section 3.1.1.1.
“Demand Registration Statement” shall have the meaning set forth in Section 3.1.1.3.
“Demand Suspension” shall have the meaning set forth in Section 3.1.6.
“Director” means any director of the Company.

“Equivalent Shares” means, at any date of determination, (a) as to any outstanding shares of Common Stock, such number of shares of Common Stock and (b) as to any outstanding Options, Warrants or Convertible Securities which constitute Shares, the maximum number of shares of Common Stock for which or into which such Options, Warrants or Convertible Securities may at the date of determination be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined) but excluding any shares of restricted stock or Options that are not then vested or will not become vested on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
“FINRA” means the Financial Industry Regulatory Authority.
“FP Party” means Francisco Partners and its Permitted Transferees.
“Holders” means, as of any determination time, Investors who hold Registrable Securities under this Agreement.
“Individual Investor” and “Individual Investors” shall have the meaning set forth in the preamble.
“Individual Investor Shares” means all shares of Common Stock originally issued to, or issued with respect to securities of the Company originally issued to, or held by, an Individ ual Investor, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities, and any Warrants held by such Individual Investor.
“Investor” and “Investors” shall have the meaning set forth in the preamble.
“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.
“Lockheed Martin Post-Closing Shareholders” means Lockheed Martin Corporation, Astrolink International LLC and their respective Permitted Transferees.
“Lock-Up” shall have the meaning set forth in Section 3.4.1.
“Lock-Up Period” shall have the meaning set forth in Section 3.4.1.
“Loss” and “Losses” shall have the meaning set forth in Section 3.9.1.
“Major Holders” means, as of any determination time, Major Investors who hold Registrable Securities under this Agreement.
“Major Investor” and “Major Investors” shall have the meaning set forth in the preamble.
“Major Investor Shares” means all shares of Common Stock originally issued to, or issued with respect to securities of the Company originally issued to, or held by, a Major Investor, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities, and any Warrants held by such Major Investor.
“Major Investors Majority” means, as of any date, the holders holding a majority of the Major Investor Shares outstanding on such date.
“Member of the Immediate Family” means, with respect to any Person who is an individual, (a) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (b) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in sub-clause (a) as beneficiaries.
“Non-Underwritten Offering” means any Public Offering other than an Underwritten Public Offering.
“NYSE” means the New York Stock Exchange.

“Options” means any options to subscribe for, purchase or otherwise directly acquire Common Stock.
“Participation Conditions” shall have the meaning set forth in Section 3.2.4.2.
“Permitted Transferee” means any Affiliate of an Investor.
“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.
“Piggyback Notice” shall have the meaning set forth in Section 3.3.1.
“Piggyback Registration” shall have the meaning set forth in Section 3.3.1.
“Potential Takedown Participant” shall have the meaning set forth in Section 3.2.4.2.
“Pro Rata Portion” means, with respect to each Holder requesting that its shares be registered or sold in an Underwritten Public Offering, a number of such shares equal to the aggregate number of Registrable Securities to be registered or sold by Holders (excluding any shares to be registered or sold for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such Holder, and the denominator of which is the aggregate number of Registrable Securities held by all Holders requesting that their Registrable Securities be registered or sold.
“Prospectus” means (a) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (b) any Issuer Free Writing Prospectus.
“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form).
“Registrable Securities” means (a) all shares of Common Stock (including, for the avoidance of doubt, all Management Shares (as defined in the Business Combination Agreement) issued pursuant to Section 3.08 of the Business Combination Agreement), (b) all shares of Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security, (c) all Warrants and (d) all shares of Common Stock directly or indirect ly issued or then issuable with respect to the securities referred to in clauses (a), (b) or (c) above by way of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrab le Securities, such securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (ii) such securities shall have been Transferred pursuant to Rule 144 or (iii) such securities shall have ceased to be outstanding.
“Registration” means registration under the Securities Act of the offer and sale to the public of any Registrable Securities under a Registration Statement. The terms “register”, “registered” and “registering” shall have correlative meanings.
“Registration Expenses” shall have the meaning set forth in Section 3.8.
“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related Prospectus, amendme nts and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-4 or Form S-8 or any successor form thereto.
“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financ ing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.
“Requesting Holder” shall have the meaning set forth in Section 3.2.4.1.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).
“SEC” means the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
“Selling Stockholder Information” shall have the meaning set forth in Section 3.9.1.
“Shares” means all Major Investor Shares and Individual Investor Shares.
“Shelf Period” shall have the meaning set forth in Section 3.2.2.
“Shelf Registration” shall have the meaning set forth in Section 3.2.1.1.
“Shelf Registration Statement” shall have the meaning set forth in Section 3.2.1.1.
“Shelf Suspension” shall have the meaning set forth in Section 3.2.3.
“Shelf Takedown Notice” shall have the meaning set forth in Section 3.2.4.2.
“Shelf Takedown Request” shall have the meaning set forth in Section 3.2.4.1.
“Tailwind Two Merger Sub” shall have the meaning set forth in the recitals.
“Tailwind Two Post-Closing Shareholders” means the Tailwind Two Sponsor, Tommy Stadlen, any distributee pursuant to a Tailwind Two Sponsor In-Kind Distribution and any of their respective Permitted Transferees.
“Tailwind Two Sponsor” means Tailwind Two Sponsor LLC, a Delaware limited liabilit y company.
“Terran Founder Parties” means (i) Marc Bell and his controlled entities, (ii) Anthony Previte and his controlled entities and (iii) Daniel Staton and his controlled entities.
“Terran Founder Parties Representative” means Marc Bell.
“Terran Orbital” shall have the meaning set forth in the recitals.
“Transfer” means, with respect to any Registrable Security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, includ ing the grant of an option or other right, whether directly or indirectly, whether voluntar i ly, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.
“Underwritten Public Offering” means an underwritten Public Offering, including any bought deal or block sale to a financial institution conducted as an underwritten Public Offering.
“Underwritten Shelf Takedown” means an Underwritten Public Offering pursuant to an effective Shelf Registration Statement.
“Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire Common Stock.
“WKSI” means any Securities Act registrant that is a well-known seasoned issuer as defined in Rule 405 under the Securities Act at the most recent eligibility determination date specified in paragraph (2) of that definition.
2.2.   Other Interpretive Provisions.
(a)   The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)   The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c)   The term “including” is not limiting and means “including without limitation.”
(d)   The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
(e)   Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.
(f)   The words “any” and “or” are not exclusive.
(g)   The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and does not mean simply “if.”
(h)   “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including in email or other electronic media) in a visible form.
(i)   Unless the context requires otherwise, references to any statute, regulation or rule shall be deemed to refer to such statute, regulation or rule as amended or supplemented from time to time, including through the promulgation of rules or regulations thereunder, and references to any agreement or instrument shall be deemed to refer to such agreement or instrument and all schedules, exhibits and annexes thereto, in each case, as amended, restated, supplemented or otherwise modified from time to time.
(j)   Unless otherwise specified, the reference date for purposes of calculating any period shall be excluded from such calculation, but any period “from” or “through” a specified date shall commence or end, as applicable, on such specified date; provided that, in the event that any period would end on a day that is not a Business Day, such period shall be extended until, and shall instead end on, the next Business Day following the day on which such period would otherwise end.
ARTICLE III
REGISTRATION RIGHTS
The Company will perform and comply, and cause each of its subsidiaries to perform and comply, with such of the following provisions as are applicable to it. Each Holder will perform and comply with such of the following provisions as are applicable to such Holder.
3.1.   Demand Registration.
3.1.1.   Request for Demand Registration.
3.1.1.1.   At any time after the Closing Date, any Major Holder that beneficially owns, or Major Holders that collectively own, at least 5% of the Registrable Securities shall have the right to make one or more written requests from time to time (a “Demand Registration Request”) to the Company for Registration of all or part of the Registrable Securities held by such Major Holder or Major Holders. Any such Registration pursuant to a Demand Registration Request shall hereinafter be referred to as a “Demand Registration.”
3.1.1.2.   Each Demand Registration Request shall specify (x) the kind and aggregate amount of Registrable Securities to be registered, and (y) the intended method or methods of disposition thereof including pursuant to an Underwritten Public Offering.
3.1.1.3.   Upon receipt of a Demand Registration Request, the Company shall as promptly as practicable file a Registration Statement (a “Demand Registration Statement”) relating to such Demand Registration, and use its reasonable best efforts to cause such Demand Registrat io n Statement to be promptly declared effective under the Securities Act.
3.1.2.   Limitation on Demand Registrations.   The Company shall not be obligated to take any action to effect any Demand Registration if a Demand Registration or Piggyback Registrat io n was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days (unless otherwise consented to by the Company).

3.1.3.   Demand Notice.   Promptly upon receipt of a Demand Registration Request pursuant to Section 3.1.1 (but in no event more than two (2) Business Days thereafter), the Company shall deliver a written notice (a “Demand Notice”) of any such Demand Registrat io n Request to all other Major Holders and the Demand Notice shall offer each such Major Holder the opportunity to include in the Demand Registration that number of Registrable Securities as each such Major Holder may request in writing. Subject to Section 3.1.7, the Company shall include in the Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days after the date that the Demand Notice was delivered.
3.1.4.   Demand Withdrawal.   Any Major Holder that has requested its Registrab le Securities be included in a Demand Registration pursuant to Section 3.1.1 or Section 3.1.3 may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement. Upon receipt of a notice to such effect with respect to all of the Registrab le Securities included in such Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement.
3.1.5.   Effective Registration.   The Company shall use reasonable best efforts to cause the applicable Demand Registration Statement to become effective promptly after receipt of a Demand Registration Request and remain effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or, if such Demand Registration Statement relates to an Underwritten Public Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer.
3.1.6.   Delay in Filing; Suspension of Registration.   If the filing, initial effectiveness or continued use of a Demand Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Major Holders, delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Company shall not be permitted to exercise a Demand Suspension more than one (1) time during any twelve (12)- month period or for a total period of greater than sixty (60) days; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60)-day period, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered. In the case of a Demand Suspension, the Major Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Major Holders in writing upon the termination of any Demand Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Major Holders such numbers of copies of the Prospectus as so amended or supplemented as the Major Holders may reasonably request. The Company shall, if necessary, supplement or amend the Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instruct io ns applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Major Holders holding a majority of Registrable Securities that are included in such Demand Registration Statement.
3.1.7.   Priority of Securities Registered Pursuant to Demand Registrations.   If the managing underwriter or underwriters of a proposed Underwritten Public Offering of the Registrable Securities included in a Demand Registration advise the Company in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registrat io n exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be, in the case of any Demand Registration, (x) first, allocated to each Major Holder that has requested to participate in such Demand Registration an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Major Holder, and (ii) a number of such shares equal to such Major Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect.
3.2.   Shelf Registration.
3.2.1.   Initial Shelf Registration.
3.2.1.1.   Within 45 days of the Closing Date, the Company shall file with the SEC a Registration Statement pursuant to Rule 415 under the Securities Act (“Shelf Registration Statement”) relating to the offer and sale of all Registrable Securities held by any Holders from time to time providing for any method or combination of methods of distribution legally available to any Holder, as requested by such Holder (including to facilitate Non-Underwritten Offerings), and the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to promptly become effective under the Securities Act, including by using reasonable best efforts to respond to and address any comments of the SEC. Any such Registration pursuant to this Section 3.2.1.1 shall hereinafter be referred to as a “Shelf Registration.” If the SEC requests that any Holders be identified as a statutory underwriter in such Registration Statement, such Holder will have an opportunity to withdraw its Shares from such Registration Statement and, as promptly as practicable after being permitted to register additional Registrable Securities under Rule 415 under the Securities Act, the Company shall amend such Registration Statement or file a new Registration Statement to register such additional Registrable Securities and cause such amendment or new Registration Statement to become effective as promptly as practicable. If the initial Registration Statement (the “Initial Shelf”) filed by the Company pursuant to this Section 3.2.1.1 is on Form S-1, upon the Company becoming eligible to register the Registrable Securities for resale by the Holders on Form S-3, the Company shall use its reasonable best efforts to amend the Initial Shelf to a Registration Statement on Form S-3 or file a Registration Statement on Form S-3 in substitution of the Initial Shelf and cause such Registration Statement to be declared effective as soon as practicable thereafter. For the avoidance of doubt, any Registration Statement filed pursuant to this Section 3.2 shall be deemed a Shelf Registration for purposes of this Agreement.
3.2.2.   Continued Effectiveness.   The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming part of the Shelf Registration Statement to be usable by Holders until the earlier of: (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder); and (ii) the date as of which no Holder holds Registrable Securities (such period of continuous effectiveness, the “Shelf Period”). Subject to Section 3.2.3, the Company shall be deemed not to have used its reasonable best efforts to keep the Shelf Registrat io n Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registrat io n Statement during the Shelf Period, unless such action or omission is required by applicable law. Subject to Section 3.2.3, if at any time a Registration Statement filed pursuant to this Section 3.2 is not effective or is not otherwise available for the resale of all the Registrable Securities held by the Major Holders, the Major Holders may demand registration under the Securities Act of all or part of their Registrable Securities at any time and from time to time, and the Company shall use its reasonable best efforts to file with the SEC following receipt of any such demand a Registrat io n Statement be filed with respect to all such Registrable Securities and to cause such Registrat io n Statement to be declared effective by the SEC as soon as reasonably practicable after the filing thereof.
3.2.3.   Suspension of Registration.   If the continued use of such Shelf Registrat io n Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, however, that the Company shall not be permitted to exercise a Shelf Suspension more than one (1) time during any twelve (12)-month period or for a total period of greater than sixty (60) days. In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable

Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders in writing upon the termination of any Shelf Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or amend the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration Statement or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by any Major Holder or other Holders holding a majority of the Registrable Securities that are included in such Shelf Registration Statement.
3.2.4.   Shelf Takedown.
3.2.4.1.   At any time the Company has an effective Shelf Registration Statement with respect to a Major Holder’s Registrable Securities, by notice to the Company specifying the intended method or methods of disposition thereof, such Major Holder may make a written request (a “Shelf Takedown Request” and such Major Holder, the “Requesting Holder”) to the Company to effect a Public Offering, including pursuant to an Underwritten Shelf Takedown, of all or a portion of such Major Holder’s Registrable Securities that may be registered under such Shelf Registration Statement, and as soon as practicable the Company shall amend or supplement the Shelf Registration Statement as necessary for such purpose; provided however that the Company shall not be required to effect such a Public Offering unless such offering shall include securities with a total offering price (including any securities included pursuant to Section 3.3. hereunder and before deduction of underwriting discounts or commissions) reasonably expected to exceed, in the aggregate, $15,000,000.
3.2.4.2.   Promptly upon receipt of a Shelf Takedown Request (but in no event more than two (2) Business Days thereafter (or more than twenty-four (24) hours thereafter in connection with an underwritten “block trade”)) for any Underwritten Shelf Takedown, the Company shall deliver a notice (a “Shelf Takedown Notice”) to all Major Holders (each, a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrab le Securities as each such Potential Takedown Participant may request in writing. The Company shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or within twenty-four (24) hours in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Any Potential Takedown Participant’s request to participate in an Underwritten Shelf Takedown shall be binding on the Potential Takedown Participant; provided that each such Potential Takedown Participant that elects to participate may condition its participation on the Underwritten Shelf Takedown (i) being completed within ten (10) Business Days of its acceptance and (ii) at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Potential Takedown Participant of not less than a percentage of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Potential Takedown Participant’s election to participate, as specified in such Potential Takedown Participant’s request to participate in such Underwritten Shelf Takedown (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 3.2.4 shall be determined by the Requesting Holder.
3.2.4.3.   The Company shall not be obligated to take any action to effect any Underwritten Shelf Takedown if a Demand Registration or Piggyback Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days (unless otherwise consented to by the Company).
3.2.5.   Priority of Securities Sold Pursuant to Shelf Takedowns.   If the managing underwriter or underwriters of a proposed Underwritten Shelf Takedown, or the Requesting Holder of a proposed “block trade” conducted as an Underwritten Shelf Takedown, in each case pursuant to Section 3.2.4 advise the Company in writing that, in its or their opinion, the number of securities requested to be included in the proposed Underwritten Shelf Takedown exceeds the number that can be sold in such Underwritten Shelf Takedown without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such offering shall be (x) first, allocated to each Holder that has requested to participate in such Underwritten Shelf Takedown an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters (or Requesting Holder, as the case may be) can be sold without having such adverse effect.
3.3.   Piggyback Registration.
3.3.1.   Participation.   At any time after the Closing Date, if the Company at any time proposes to file a Registration Statement under the Securities Act or to conduct a Public Offering with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than (i) a Registration under Sections 3.1 or 3.2, (ii) a Registration on Form S-4 or Form S-8 or any successor form to such forms or (iii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company or its subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement), then, as soon as practicable (but in no event less than five (5) Business Days prior to the proposed date of filing of such Registration Statement or, in the case of a Public Offering under a Shelf Registration Statement, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to all Major Holders, and such Piggyback Notice shall offer all Major Holders the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as each Major Holder may request in writing (a “Piggyback Registration”). Subject to Section 3.3.2, the Company shall include in such Registration Statement or in such Public Offering as applicable, all such Registrable Securities that are requested to be included therein within seven (7) Business Days after the receipt by such Holder of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, or the pricing or trade date of a Public Offering under a Shelf Registration Statement, the Company determines for any reason not to register or sell or to delay the Registration or sale of such securities, the Company shall give written notice of such determination to each Holder included therein and, thereupon, (x) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such Registration or Public Offering (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders entitled to request that such Registration or sale be effected as a Demand Registration under Section 3.1 or an Underwritten Shelf Takedown under Section 3.2, as the case may be, and (y) in the case of a determination to delay Registration or sale, in the absence of a request for a Demand Registration or an Underwritten Shelf Takedown, as the case may be, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities. Any Holder shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Company of its request to withdraw, prior to the applicable Registration Statement becoming effective or, in connection with an Underwritten Shelf Takedown, the execution of the related underwriting agreement.
3.3.2.   Priority of Piggyback Registration.   If the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs the Company and the participating Holders in writing that, in its or their opinion, the number of securities that such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that the Company proposes to sell; (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated among the Holders that have requested to participate in such Registration based on an amount equal to the lesser of (x) the number of such Registrable Securities requested to be sold by such Holder, and (y) a number of such shares equal to such Holder’s Pro Rata Portion;

(iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.
3.3.3.   No Effect on Other Registrations.   No Registration of Registrable Securities effected pursuant to a request under this Section 3.3 shall be deemed to have been effected pursuant to Sections 3.1 and 3.2 or shall relieve the Company of its obligations under Sections 3.1 and 3.2.
3.4.   Lock-Up Agreements.
3.4.1.   Each Investor (other than the FP Party to which this Section 3.4.1 does not apply) agrees that such Investor shall not Transfer any Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for the Shares (including new Shares issued in connection with the transactions contemplated by the Business Combination Agreement) (such restriction, the “Lock-Up”) during the period commencing on the Closing Date and ending on the date that is one hundred eighty (180) days following the Closing Date (such period, the “Lock-Up Period”). The Lock-Up is expressly agreed to preclude each Investor during the Lock-Up Period from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Investor’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions during the Lock-Up Period shall include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Investor’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares. The foregoing notwithstanding, (a) each executive officer and director of the Company, or any of their respective affiliates, shall be permitted to establish a plan to acquire and sell Shares pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the Transfer of Shares during the Lock-up Period and (b) any release or waiver from the restrictions contained in this Section 3.4.1 prior to the expiration of the Lock-Up Period shall require the prior written consent of the Tailwind Two Sponsor; provided that, to the extent any Investor is granted a release or waiver from the restrictions contained in this Section 3.4.1, then all Investors shall be automatically granted a release or waiver from the restrictions contained in this Section 3.4.1, on substantially the same terms as and on a pro rata basis with, the Investor to which such release or waiver is granted. The foregoing restrictions shall not apply to Transfers made: (i) pursuant to a bona fide gift or charitable contribution; (ii) by will or intestate succession upon the death of an Investor; (iii) to any Permitted Transferee; (iv) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (v) to the partners, members or shareholders of a Major Investor; or (vi) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their Common Stock for cash, securities or other property; provided that, in the case of (i), (iii) or (v), the recipient of such Transfer must enter into a written agreement agreeing to be bound by the terms of this Agreement, including the transfer restrictions set forth in this Section 3.4.1. Notwithstanding the foregoing or anything herein to the contrary, (i) this Section 3.4 shall not prohibit the pledge of any Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for the Shares (including new Shares issued in connection with the transactions contemplated by the Business Combination Agreement) by the Terran Founder Parties or the Tailwind Two Post-Closing Shareholders during the Lock-Up Period, (ii) this Section 3.4 shall not apply to, and there shall not be any Lock-Up with respect to, (x) any Shares that may be issued to any of the Lockheed Martin Post-Closing Shareholders as “Shares” in accordance with (and as such term is defined in) the Subscription Agreement dated as of October 28, 2021 by and among the Company, Terran Orbital and Astrolink International LLC, (y) any Shares that may be issued to any of the BP Funds as “Shares” in accordance with (and as such term is defined in) any Subscription Agreement dated as of October 28, 2021 by and among the Company, Terran Orbital and any BP Fund and (z) any Shares that may be issued to any of Daniel Station and any of his controlled entities as “Shares” in accordance with (and as such term is defined in) any Subscription Agreement dated as of October 28, 2021 by and among the Company, Terran Orbital and Daniel Staton and any of his controlled entities and (iii) Goldman Sachs & Co. LLC and its affiliates, other than the applicable Investor, may engage in brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, principal investing and other similar activities conducted in the ordinary course of their affiliates’ business.

3.5.   Registration Procedures.
3.5.1.   Requirements.   In connection with the Company’s obligations under Sections 3.1 through 3.4, the Company shall use its reasonable best efforts to effect such Registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:
3.5.1.1.   As promptly as practicable prepare the required Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and Prospectus, and, before filing a Registration Statement or Prospectus or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, including the Registration Statement itself, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel, (y) make such changes in such documents concerning the Holders or the plan of distribution therein prior to the filing thereof as such Holders, or their counsel, may reasonably request and (z) except in the case of a Registration under Section 3.3 not file any Registration Statement or Prospectus or amendments or supplements thereto to which the Holders, in such capacity, or the underwriters, if any, shall reasonably object;
3.5.1.2.   prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (x) reasonably requested by any Holder with Registrable Securities covered by such Registration Statement, (y) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;
3.5.1.3.   notify the participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (i) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement thereto has been filed; (ii) of any written comments by the SEC, or any request by the SEC or other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus, or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the Registration; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes; (iv) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects; and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
3.5.1.4.   promptly notify each selling Holder and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason, it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus, which shall correct such misstatement or omission or effect such compliance;

3.5.1.5.   to the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any Shelf Registration Statement, the Company shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment;
3.5.1.6.   use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final Prospectus;
3.5.1.7.   promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and the participating Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;
3.5.1.8.   furnish to each selling Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);
3.5.1.9.   deliver to each selling Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that the Company shall consent to the use of such Prospectus or any amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto);
3.5.1.10.   on or prior to the date on which the applicable Registration Statement becomes effective, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1 or Section 3.2, as applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;
3.5.1.11.   cooperate with the selling Holders and the managing underwriter or underwrite rs, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request prior to any sale of Registrable Securities to the underwriters;
3.5.1.12.   use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;
3.5.1.13.   make such representations and warranties to the Holders being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in public offerings similar to the offering then being undertaken;

3.5.1.14.   enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the participating Holders or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;
3.5.1.15.   obtain for delivery to the Holders being registered and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the most recent effective date of the Registration Statement or, in the event of an Underwritten Public Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;
3.5.1.16.   in the case of an Underwritten Public Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Holders included in such Registration or sale, a comfort letter from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;
3.5.1.17.   cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;
3.5.1.18.   use its reasonable best efforts to comply with all applicable securities laws and, if a Registration Statement was filed, make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;
3.5.1.19.   provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement and provide a CUSIP number for all such Registrable Securities;
3.5.1.20.   use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each national securities exchange on which any of the Company’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s equity securities are then quoted;
3.5.1.21.   make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the Holders holding a majority of Registrable Securities being sold, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Holders or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement;
3.5.1.22.   in the case of an Underwritten Public Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;
3.5.1.23.   take no direct or indirect action prohibited by Regulation M under the Exchange Act;
3.5.1.24.   take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any Registration complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities

Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
3.5.1.25.   cooperate with the Holders of Registrable Securities subject to the Registration Statement and with the managing underwriter or agent, if any, to facilitate any Charitable Gifting Event and to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to permit any such recipient Charitable Organization to sell in the Public Offering if it so elects; and
3.5.1.26.   take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.
3.5.2.   Company Information Requests.   The Company may require each seller of Registrable Securities as to which any Registration or sale is being effected to furnish to the Company customary information regarding such holder and the ownership and distribution of its Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such Registration or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.
3.5.3.   Discontinuing Registration.   Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.5.1.4, such Holder will discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1.4, or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, or any amendments or supplements thereto, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1.4 or is advised in writing by the Company that the use of the Prospectus may be resumed.
3.6.   Underwritten Offerings.
3.6.1.   Shelf and Demand Registrations.   If requested by the underwriters for any Underwritten Public Offering, pursuant to a Registration or sale under Sections 3.1 or 3.2, the Company shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to each of the Company, the Major Holders holding a majority of Registrable Securities being sold and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 3.9 of this Agreement. The Major Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof, and such Major Holders shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Major Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Major Holder, such Major Holder’s title to the Registrable Securities, such Major Holder’s intended method of distribution and any other representations to be made by the Major Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Major Holder under such agreement shall not exceed such Major Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.
3.6.2.   Piggyback Registrations.   If the Company proposes to register or sell any of its securities under the Securities Act as contemplated by Section 3.3 and such securities are to be distributed through one or more underwriters, the Company shall, if requested by any Major Holder pursuant to Section 3.3 and, subject to the provisions of Section 3.3.2, use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration or sale all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration or sale. The Holders of Registrable Securities to be distributed by such underwriters shall be parties to a customary underwriting agreement between the Company and such underwriters and shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.
3.6.3.   Selection of Underwriters; Selection of Counsel.   In the case of an Underwritten Public Offering under Sections 3.1 or 3.2, the managing underwriter or underwriters to administer the offering shall be determined by the Major Holders holding a majority of Registrable Securities being sold in such offering; provided that such underwriter or underwriters shall be reasonably acceptable to the Company. In the case of an Underwritten Public Offering under Section 3.3, the managing underwriter or underwriters to administer the offering shall be determined by the Company; provided that such underwriter or underwriters shall be reasonably acceptable to the Major Holders holding a majority of Registrable Securities being sold in such offering. In the case of an Underwritten Public Offering under Sections 3.1, 3.2 or 3.3, each participating Major Holder shall be entitled to select its counsel, including, without limitation, any additional local counsel necessary to deliver any required legal opinions.
3.6.4.   Non-Underwritten Offerings.   Notwithstanding anything herein to the contrary and subject to applicable law, regulation and NYSE rules, any Non-Underwritten Offering shall be conducted in accordance with the Company’s insider trading policy to the extent that such selling stockholder is then subject to such policy.
3.7.   No Inconsistent Agreements; Additional Rights.   Neither the Company nor any of its subsidiaries shall hereafter enter into, and neither the Company nor any of its subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement. Without the approval of the Major Holders holding a majority of the Registrable Securities then outstanding (voting together as a single class on an as- converted basis), neither the Company nor any of its subsidiaries shall enter into any agreement granting registration or similar rights to any Person, and the Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement. Notwithstanding the foregoing, the Company has entered into Subscription Agreements providing for the PIPE Financing and entry into such agreements shall not constitute a breach of the representations and warranties and covenants set forth in this Section 3.7.
3.8.   Registration Expenses.   All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants or independent auditors of the Company and any subsidiaries of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (viii) all reasonable fees and disbursements of legal counsel for each selling Major Holder, (ix) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (x) all fees and expenses incurred in connection with the distribution or Transfer of Registrable Securities to or by a Major Holder or its Permitted Transferees in connection with a Public Offering, (xi) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration or sale, (xii) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xiii) all expenses related to the “road show” for any Underwritten Public Offering, including the reasonable out-of-pocket expenses of the Major Holders and underwriters, if so requested. All such expenses are referred to herein as “Registration Expenses”. The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.
3.9.   Indemnification.
3.9.1.   Indemnification by the Company.   The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each Holder, each shareholder, member, limited or general partner of such Holder, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses and any indemnity and contribution payments made to underwriters ) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities are registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including any report and other document filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading or (iii) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such Registration, disclosure document or other document or report; provided, that no selling Holder shall be entitled to indemnification pursuant to this Section 3.9.1 in respect of any untrue statement or omission contained in any information relating to such selling Holder furnished in writing by such selling Holder to the Company specifically for inclusion in a Registration Statement and used by the Company in conformity therewith (such information “Selling Stockholder Information”). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Transfer of such securities by such Holder and regardless of any indemnity agreed to in the underwriting agreement that is less favorable to the Holders. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above (with appropriate modification) with respect to the indemnification of the indemnified parties.
3.9.2.   Indemnification by the Selling Holders.   Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration

Statement under which such Registrable Securities were registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in such selling Holder’s Selling Stockholder Information. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.4 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale.
3.9.3.   Conduct of Indemnification Proceedings.   Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it forfeits substantive legal rights by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (c) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (d) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 3.9.3, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.
3.9.4.   Contribution.   If for any reason the indemnification provided for in Section 3.9.1 and Section 3.9.2 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein (other than as a result of exceptions or limitations on indemnification contained in Section 3.9.1 and Section 3.9.2), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, it being understood and agreed that, with respect to each selling Holder, such information will be limited to such Holder’s Selling Stockholder Information. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 3.9.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.9.4. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 3.9.1 and 3.9.2 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.9.4, in connection with any Registration Statement filed by the Company, a selling Holder shall not be required to contribute any amount in excess of the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.2 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale. If indemnification is available under this Section 3.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 3.9.1 and 3.9.2 hereof without regard to the provisions of this Section 3.9.4. The remedies provided for in this Section 3.9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.
3.9.5.   Indemnification Priority.   The Company hereby acknowledges and agrees that any of the Persons entitled to indemnification pursuant to Section 3.9.1 (each, a “Company Indemnitee” and collectively, the “Company Indemnitees”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. The Company hereby acknowledges and agrees (i) that it is the indemnitor of first resort (i.e., its obligations to a Company Indemnitee are primary and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Company Indemnitee are secondary) and (ii) that it shall be required to advance the full amount of expenses incurred by a Company Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights a Company Indemnitee may have against such other sources. The Company further agrees that no advancement or payment by such other sources on behalf of a Company Indemnitee with respect to any claim for which such Company Indemnitee has sought indemnification, advancement of expenses or insurance from the Company shall affect the foregoing, and that such other sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Company Indemnitee against the Company.
3.10.   Rules 144 and 144A and Regulation S.   The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that are not expressly prohibited by this Agreement and within the limitation of the exemptions provided by (i) Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.
3.11.   Existing Registration Statements.   Notwithstanding anything herein to the contrary and subject to applicable law and regulation, the Company may satisfy any obligation hereunder to file a

Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a Registration Statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided that such previously filed Registration Statement may be, and is, amended or, subject to applicable securities laws, supplemented to add the number of Registrable Securities, and, to the extent necessary, to identify as selling stockholders those Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement. To the extent this Agreement refers to the filing or effectiveness of other Registration Statements, by or at a specified time and the Company has, in lieu of then filing such Registration Statements or having such Registration Statements become effective, designated a previously filed or effective Registration Statement as the relevant Registration Statement for such purposes, in accordance with the preceding sentence, such references shall be construed to refer to such designated Registration Statement, as amended or supplemented in the manner contemplated by the immediately preceding sentence.
3.12.   In-Kind Distributions.   If Tailwind Two Sponsor seeks to effectuate an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders (a “Tailwind Two Sponsor In-Kind Distribution”), the Company will use reasonable best efforts to work with Tailwind Two Sponsor to facilitate such in-kind distribution in the manner reasonably requested. Prior to any Tailwind Two Sponsor In-Kind Distribution, each distributee shall deliver to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the distributee will be bound by, and will be a party to, this Agreement; provided, however, that, except as set forth in Section 3.4.1, a failure by a distributee to deliver such acknowledgment and agreement shall not render such distribution to such distributee void, but such distributee shall not be entitled to the benefits of this Agreement until such time as such acknowledgment and agreement is delivered. Upon any Tailwind Two Sponsor In-Kind Distribution, (i) in the event of a distribution of all of Tailwind Two Sponsor’s Registrable Securities, the distributees holding Registrable Securities equal to a majority- in- interest of the Registrable Securities then held by Tailwind Two Sponsor at the time of such distribution shall thereafter be entitled to exercise and enforce the rights specifically granted to Tailwind Two Sponsor hereunder, (ii) each distributee that beneficially owns at least 5% of the Registrable Securities held by Tailwind Two Sponsor at the time of such distribution (treating any warrants as shares of Common Stock on an exercised basis) shall be considered a “Major Investor” hereunder and (iii) such distributee shall be considered a “Permitted Transferee” hereunder.
ARTICLE IV
MISCELLANEOUS
4.1.   Authority; Effect.   Each party hereto represents and warrants to each other partyh ereto that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association. The Company and its subsidiaries shall be jointly and severally liable for all obligations of the Company pursuant to this Agreement.
4.2.   Notices.   Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by e-mail, provided that any e-mail must be followed by confirmation copy sent by the means provided in the following clause (c) on the same day the e-mail is sent, or (c) sent by overnight courier, in each case, addressed as follows:
If to the Company to:
Tailwind Two Acquisition Corp.
150 Greenwich Street, 29th Floor
New York, NY 10006
Attn: Matthew Eby
E-mail: matthewdeby@gmail.com

with a copy (which shall not constitute notice) to:
Akin Gump Strauss Hauer & Feld
One Bryant Park
New York, New York 10036-6745
Attn: Jonathan Pavlich and Stuart Leblang
E-mail: jpavlich@akingump.com and sleblang@akingump.com
If to an Investor, to his, her or its address, with a copy (which shall not constitute notice) to his, her or its legal counsel (if any), as set forth on Schedule A or Schedule B, as applicable.
Notice to the holder of record of any Registrable Securities shall be deemed to be notice to the holder of such securities for all purposes hereof.
Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) the earlier of (A) non-automated confirmation of receipt or (B) as provided in the following clause (iii), if sent by e-mail, and (iii) one (1) Business Day after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.
4.3.   Termination and Effect of Termination.   This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) the date as of which no Registrable Securities remain outstanding. Notwithstanding any termination of this Agreement in accordance with the foregoing sentence, the provisions of Sections 3.8, 3.9 and 3.10 shall survive any such termination. No termination under this Agreement shall relieve any Person of liability for breach or Registration Expenses incurred prior to termination. In the event this Agreement is terminated, each Person entitled to indemnification rights pursuant to Section 3.9 hereof shall retain such indemnification rights with respect to any matter that (a) may be an indemnified liability thereunder and (b) occurred prior to such termination. Notwithstanding the foregoing or anything else herein to the contrary, upon any termination of the Business Combination Agreement in accordance with its terms, this Agreement shall automatically terminate, without notice or other action by any party hereto, and be void ab initio and no party hereto shall have any obligations or liability hereunder. Upon written request to the Company, any Holder may request not to receive any Demand Notice, Piggyback Notice and/or Shelf Takedown Notice and thereafter shall not receive any such notices, unless otherwise requested in writing.
4.4.   Permitted Transferees.   The rights of a Holder hereunder may be assigned (but only with all related obligations as set forth below) in connection with a Transfer of Registrable Securities to a Permitted Transferee of that Holder, and upon such Transfer such Holder shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer, except in the case of fraud or intentional misconduct. Without prejudice to any other or similar conditions imposed hereunder with respect to any such Transfer, no assignment permitted under the terms of this Section 4.4 will be effective unless the Permitted Transferee to which the assignment is being made, if not a Holder, has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the Permitted Transferee will be bound by, and will be a party to, this Agreement. A Permitted Transferee to whom rights are transferred pursuant to this Section 4.4 may not again transfer those rights to any other Permitted Transferee, other than as provided in this Section 4.4.
4.5.   Legend Removal.   If a Major Investor, or a Holder (including a Holder of Management Shares (as defined in the Business Combination Agreement)), holds Registrable Securities that are eligible to be sold without restriction under Rule 144 under the Securities Act (other than the restriction set forth under Rule 144(i)) or pursuant to an effective registration statement, then, at such Major Investor’s or Holder’s request, accompanied by such additional representations and other documents as the Company shall reasonably request, the Company shall cause the Company’s transfer agent to remove any restrictive legend set forth on the Registrable Securities held by such Holder (including, if required by the Company’s transfer agent, by delivering to the Company’s transfer agent a direction letter and opinion of counsel).
4.6.   Remedies.   The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.
4.7.   Amendments.   This Agreement may not be orally amended, modified or extended, nor shall any attempted oral waiver of any of its terms be effective. This Agreement may be amended, modified or extended, and the provisions hereof may be waived, only by an agreement in writing signed by the Company, the Terran Founder Parties Representative, the BP Party, the FP Party, the Lockheed Martin Post-Closing Shareholders, and the Tailwind Two Post-Closing Shareholders in the case of any amendment, modification, extension or waiver effected prior to the Closing or by the Company and the Major Investors Majority in the case of any amendment, modification, extension or waiver effected at or after the Closing. Each such amendment, modification, extension or waiver shall be binding upon each party hereto; provided that (a) the consent of any Major Investor shall be required for any amendment, modification, extension or waiver which has an adverse effect on the rights, limitations or obligations of such Major Investor and (b) any such amendment, modification, extension or waiver that by its terms would adversely affect a Holder or group of Holders in a disproportionate manner relative to the Holders generally shall require the written consent of the Holder (or a majority in interest based on Registrable Securities of such group of Holders) so affected. In addition, each party hereto may waive any right hereunder (solely as applicable to such party) by an instrument in writing signed by such party.
4.8.   Governing Law.   This Agreement, the rights of the parties hereto under or in connection herewith or in connection with any of the transactions contemplated hereby, and all actions arising in whole or in part under or in connection herewith or therewith (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction.
4.9.   Consent to Jurisdiction; Venue; Service.   Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware located in Wilmington, Delaware, or if (but only if) such court does not have subject matter jurisdiction, the state or federal courts located in the State of Delaware for the purpose of any suit, action or other proceeding described in Section 4.8; (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such suit, action or proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (c) hereby agrees not to commence or maintain any such action other than before one of the above- named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party to this Agreement hereby also (i) consents to service of process in any action described in this Section 4.9 in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by overnight delivery by a nationally recognized courier service addressed to a party’s address specified pursuant to Section 4.2 shall constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process. Notwithstanding the foregoing in this Section 4.9, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
4.10.   WAIVER OF JURY TRIAL.   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND

COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO THIS AGREEMENT OR ANY AND ALL ACTIONS OR PROCEEDINGS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DESCRIBED IN SECTION 4.9. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4.10 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
4.11.   Merger; Binding Effect; Assignment.   This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Except as otherwise expressly provided herein, no Holder or other party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.
4.12.   Additional Investors.   After the date hereof, a holder of Registrable Securities may become an Investor under this Agreement by delivering to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that such holder will be bound by, and will be a party to, this Agreement (a “Joinder”); provided that except for a Permitted Transferee no such holder submitting a Joinder following the Closing Date shall be a Major Holder.
4.13.   Counterparts.   This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. The parties hereto agree that execution of this Agreement by industry standard electronic signature software or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and each party hereto hereby waives any right to raise in any proceeding arising under or related to this Agreement any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.
4.14.   Severability.   In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.
4.15.   No Recourse.   Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Holder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, manager, employee, general or limited partner, member or equityholder of any Holder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, manager, employee, general or limited partner, member or equityholder of any Holder or of any Affiliate or assignee thereof, as such, for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.
[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
Company:	TERRAN ORBITAL CORPORATION
	By:	/s/ Marc Bell Name: Marc Bell Title: President
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
TAILWIND TWO ACQUISITION CORP.
By:	/s/ Chris Hollod Name: Chris Hollod Title: Co-Chief Executive Officer
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
Investors:	/s/ Marc Bell Marc Bell
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
EMANON INVESTMENTS 5, LLC
By:	/s/ Marc Bell Name: Marc Bell Title: President
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
TERRAN ORBITAL MANAGEMENT INVESTORS LLC
By:	/s/ Marc Bell Name: Marc Bell Title: Managing Member
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
/s/ Anthony Previte Anthony Previte
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
ASTROLINK INTERNATIONAL LLC
By:	/s/ JC Moran Name: JC Moran Title: VP/GM LM Ventures
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
LOCKHEED MARTIN CORPORATION
By:	/s/ Jack Enright Name: Jack Enright Title: Director, Corporate Development
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
TAILWIND TWO SPONSOR LLC
By:	/s/ Philip Krim Name: Philip Krim Title: Manager
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
/s/ Tommy Stadlen Tommy Stadlen
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
BPC LENDING II, LLC
By:	/s/ Lawrence M. Goldman Name: Lawrence M. Goldman Title: Chief Accounting Officer
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
BEACH POINT SCF XI LP BEACH POINT SCF IV LLC BEACH POINT SCF MULTI-PORT LP BPC OPPORTUNITIES FUND III LP BEACH POINT SELECT FUND LP BEACH POINT SECURITIZED CREDIT FUND LP BEACH POINT TX SCF LP
By:	Beach Point Capital Management LP, its Investment Manager
By:	/s/ Allan Schweitzer Name: Allan Schweitzer Title: Portfolio Manager
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.
By:	/s/ Dominick Totino Name: Dominick Totino Title: Vice President
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
FP CREDIT PARTNERS, L.P.
By:	FP Credit Partners GP, L.P. Its: General Partner
By:	FP Credit Partners GP Management, LLC Its: General Partner
By:	/s/ Scott Eisenberg Name: Scott Eisenberg Title: Managing Director
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
/s/ Austin Williams Austin Williams
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
/s/ Daniel Staton Daniel Staton
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
FUEL VENTURE CAPITAL CO-INVEST SERIES, LLC
By:	/s/ Jeff Ransdell Name: Jeff Ransdell Title: Managing Director
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
FUEL VENTURE CAPITAL FUND I, LP
By:	/s/ Jeff Ransdell Name: Jeff Ransdell Title: Managing Director
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
/s/ James LaChance James LaChance
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
/s/ Jordi Puig-Suari Jordi Puig-Suari
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
/s/ Joseph Berenato Joseph Berenato
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
/s/ Marco Villa Marco Villa
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
ROARK’S DRIFT, LLC
By:	/s/ Joseph Roos Name: Joseph Roos Title: Managing Member
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
/s/ Roland Coelho Roland Coelho
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
/s/ Sean Fitzsimmons Sean Fitzsimmons
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
STATON TYVAK FAMILY LIMITED PARTNERSHIP
By:	/s/ Daniel Staton Name: Daniel Staton Title: Managing Member
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
/s/ Stratton Sclavos Stratton Sclavos
[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
VVP TO, LLC
By:	/s/ Amit Raizada Name: Amit Raizada Title: Manager
[Signature Page to Investor Rights Agreement]

SCHEDULE A
Major Investors
TERRAN PARTIES:
Marc Bell
Address notices to:
Anthony Previte
Address notices to:
LOCKHEED MARTIN POST-CLOSING SHAREHOLDERS:
Astrolink International, LLC
Lockheed Martin Corporation
Address notices to:
6801 Rockledge Drive, MP 205
Bethesda, MD 20817
Attention:   Michael Elliott, Associate
General Counsel
Email: michael.a.elliott@ lmco.com
with a copy (which shall not constitute notice) to:
Hogan Lovells US LLP
100 International Drive Suite 2000
Baltimore, MD 21202
Attention:   William Intner
Email: william.intner@hoganlovells.com
TAILWIND TWO POST-CLOSING SHAREHOLDERS:
Tailwind Two Sponsor LLC
Tommy Stadlen
Address notices to:
Tailwind Two Acquisition Corp.
150 Greenwich Street, 29th Floor
New York, NY 10006
Attention: Matthew Eby
Email: matthewdeby@gmail.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:   Jonathan Davis, Chelsea Darnell,
Patrick Salvo and Peter Seligson
Email: jonathan.davis@kirkland.com,
chelsea.darnell@kirkland.com,
patrick.salvo@kirkland.com and
peter.seligson@kirkland.com

BP PARTY
Each BP Fund
c/o Beach Point Capital Management
Suite 6000N
1620 26th Street
Santa Monica CA 90404
Attention: Lawrence Goldman
Email: lgoldman@beachpointcapital.com
with a copy (which shall not constitute notice) to:
Winston & Strawn LLP
333 S. Grand Avenue
Los Angeles, CA 90071-1543
Attention: D.Stephen Antion
Email: SAntion@winston.com
FP PARTY
Francisco Partners
Address notices to:
Francisco Partners
1114 Avenue of the Americas 15th Floor
New York, NY 10036
Attention:   Lee Rubenstein and Jordan Smith
Email: Lee.rubenstein@franciscopartners.com
and Jordan.smith@franciscopartners.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
505 Montgomery Street
Suite 2000
San Francisco, CA 94111-6538
Attention: Haim Zaltzman
Email:   haim.zaltzman@lw.com

SCHEDULE B
Individual Investors
PRE-CLOSING TERRAN ORBITAL SHAREHOLDERS:
Name	Notice Address
Austin Williams
Daniel Staton
Fuel Venture Capital Co-Invest Series, LLC
Fuel Venture Capital Fund I, LP
James LaChance
Jordi Puig-Suari
Joseph Berenato
Marco Villa
Roark’s Drift, LLC
Roland Coelho
Sean Fitzsimmons
Staton Tyvak Family Limited Partnership
Stratton Sclavos
VVP TO, LLC

Annex K
[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]
October 27, 2021
Tailwind Two Acquisition Corp.
150 Greenwich Street, 29th Floor
New York, New York 10006
Attn: Board of Directors
Dear Board of Directors:
We understand that Tailwind Two Acquisition Corp. (“Acquiror”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) among Acquiror, Titan Merger Sub, Inc., a wholly owned subsidiary of Acquiror (“Merger Sub”), and Terran Orbital Corporation (the “Company”), pursuant to which, among other things, (i) Merger Sub will merge (the “Merger”) with the Company, (ii) the Company will survive the Merger as a wholly owned subsidiary of Acquiror, and (iii) the outstanding shares of the common stock, par value $0.0001 per share (“Company Common Stock”), of the Company (including shares of Company Common Stock issued in the Company Preferred Stock Conversion (defined below) and in the Company Warrant Settlement (as defined below)) will be converted into the right to receive, in the aggregate, 130,000,000 shares (the “Transaction Share Consideration”) of common stock, par value $0.0001 per share (“Acquiror Common Stock”), of Acquiror, subject to adjustment as provided by the Agreement (as to which adjustment we express no view or opinion).
We in addition understand that prior to the Merger, (i) Acquiror will transfer and domesticate as a Delaware corporation (the “Domestication”) pursuant to which, among other things, each outstanding class A ordinary share, par value $0.0001 per share (“Acquiror Class A Ordinary Share”), of Acquiror and each outstanding class B ordinary share, par value $0.0001 per share (“Acquiror Class B Ordinary Share”), of Acquiror will be converted into a share of Acquiror Common Stock, (ii) each outstanding share of Series A Preferred Stock, par value $0.0001 per share (“Company Preferred Stock”), of the Company will be converted into shares of Company Common Stock (the “Company Preferred Stock Conversion”) in accordance with the fourth amended and restated certificate of incorporation of the Company, and (iii) each warrant to purchase shares of Company Common Stock (“Company Warrant”) will be either exercised in full on a cash or cashless basis or terminated without exercise (collectively, the “Company Warrant Settlement”). In addition, we understand that on or prior to the entry into the Agreement, (i) certain equity holders and note holders of the Company will enter into support agreements (the “Company Support Agreements”), (ii) certain parties related to Tailwind Two Sponsor, LLC (the “Sponsor”) will enter into a sponsor agreement (the “Sponsor Agreement”), (iii) Acquiror will obtain commitments from certain investors for a private placement of Acquiror Class A Ordinary Shares (the “PIPE Investment”) and (iv) the Company and Francisco Credit Partners, L.P. (“Francisco Credit Partners”) will enter into a commitment letter with respect to a credit facility in an amount up to $150,000,000 (the “Debt Financing”). We also understand that immediately prior to the Merger, Acquiror will issue (i) to certain holders of Company Warrants, a number of shares of Acquiror Common Stock as provided by the Agreement (the “Company Pre-Signing Warrant Consideration”), (ii) to Francisco Credit Partners and/or certain of its affiliates in connection with the Debt Financing, a number of shares of Acquiror Common Stock and warrants to purchase Acquiror Common Stock as provided by the Agreement (the “FP Equity”), (iii) to Lockheed Martin Corporation and/or certain of its affiliates in connection with the transactions contemplated by the applicable Company Support Agreements, a number of shares of Acquiror Common Stock and warrants to purchase Acquiror Common Stock as provided by the Agreement (the “LM Equity”), and (iv) to BPC Lending II, LLC and/or certain of its affiliates in connection with the transactions contemplated by the applicable Company Support Agreements, a number of shares of Acquiror Common Stock and warrants to purchase Acquiror Common Stock as provided by the Agreement (the “BPC Equity” and, collectively with the Company Pre-Signing Warrant Consideration, the FP Equity and the LM Equity the “Additional Issuances,”). The Additional Issuances, collectively with the Domestication, the Company Preferred Stock Conversion, the Company Warrant Settlement, the PIPE Investment, the Debt Financing, and the transactions contemplated by the Company Support Agreements and the Sponsor Agreement, are referred to herein as the “Related Transactions” and the Related Transactions, together with the Merger, are referred to herein as the “Transaction.”

The Board of Directors (the “Board”) of Acquiror has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Transaction Share Consideration to be issued by Acquiror in the Merger pursuant to the Agreement is fair to Acquiror from a financial point of view.
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.
reviewed a draft, dated October 25, 2021, of the Agreement;

2.
reviewed certain publicly available business and financial information relating to Acquiror and the Company that we deemed to be relevant;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company and Acquiror, including financial projections prepared by the management of the Company relating to the Company (the “Projections”);

4.
spoken with certain members of the management of Acquiror and the Company and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.
compared the financial and operating performance of the Company with that of companies with publicly traded equity securities that we deemed to be relevant; and

6.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, at your direction, we have assumed that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Company. At your direction, we have assumed that (i) the Company will have sufficient capital to achieve the Projections and (ii) the Projections provide a reasonable basis on which to evaluate the Company and the Transaction. In addition, at your direction, we have used and relied upon the Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Projections or the assumptions on which they are based. In reaching our conclusions hereunder, with your consent, we did not rely upon a review of the publicly available financial terms of other transactions, because we did not identify a sufficient number of relevant transactions in which we deemed the acquired companies to be sufficiently similar to the Company. In addition, for purposes of our financial analyses and this Opinion, with your consent, we (i) did not perform any financial analyses to evaluate the value of Acquiror or to derive valuation reference ranges for any shares of Acquiror for purposes of comparison with the Transaction Share Consideration or otherwise, and (ii) have assumed that the value of each share of Acquiror capital stock (including, without limitation, each Acquiror Class A Ordinary Share, each Acquiror Class B Ordinary Share and each share of Acquiror Common Stock is equal to $10.00 (with such $10.00 value being based on Acquiror’s initial public offering and Acquiror’s approximate cash per Acquiror Class A Ordinary Share outstanding (excluding, for the avoidance of doubt, the dilutive impact of outstanding Acquiror Class B Ordinary Shares or any warrants to purchase Acquiror shares)), notwithstanding the different voting rights and other non-financial terms of such shares that could impact their value, and (iii) have assumed that the Transaction Share Consideration has a value equal to $1,300,000,000. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Acquiror since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with your consent, that (i) the Domestication will be treated as a reorganization under Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the Merger will qualify as a reorganization under Section 368(a) of the Code. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or Acquiror, or otherwise have an effect on the Transaction, the Company or Acquiror or any expected benefits of the Transaction that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.
We have also relied upon and assumed, without independent verification, the assessments of the management of the Company as to the Company’s existing and future technology, products, product candidates, services and intellectual property and the validity of, and risks associated with, such technology, products, product candidates, services and intellectual property (including, without limitation, the validity and life of patents or other intellectual property, the timing and probability of successful testing, development and commercialization of such technology, products, product candidates and services, the approval thereof by appropriate governmental authorities, and the potential impact of competition), and we have assumed, at your direction, that there will be no developments with respect to any such matters that in any respect would affect our analyses or this Opinion.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Acquiror, the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Acquiror or the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Acquiror or the Company is or may be a party or is or may be subject.
This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. As you are aware, there is significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”), and the Pandemic Effects could have a material impact on our analyses and this Opinion. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.
We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of Acquiror, the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, (c) advise the Board, Acquiror or any other party with respect to alternatives to the Transaction, or (d) identify, introduce to the Board, Acquiror or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Transaction. We are not expressing any opinion as to what the value of the Acquiror Common Stock actually will be when issued in the Transaction pursuant to the Agreement or the price or range of prices at which Acquiror Class A Ordinary Shares, Acquiror Class B Ordinary Shares, Acquiror Common Stock, Company Common Stock or Company Preferred Stock may be purchased or sold, or otherwise be transferable, at any time.
This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, Acquiror, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Transaction or otherwise, including, without limitation, whether holders of Acquiror Class A Ordinary Shares should redeem their shares or whether any party should participate in the PIPE Investment.
In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Acquiror, the Company or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.
Houlihan Lokey and/or certain of its affiliates have in the past provided financial advisory services to Acquiror for which Houlihan Lokey and its affiliates have received compensation, including, having provided certain valuation advisory services to Acquiror for financial reporting purposes. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Acquiror, the Company, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Acquiror, the Company, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Houlihan Lokey will receive a fee for rendering this Opinion, a portion of which became payable to us upon the rendering of this Opinion, and a portion of which is payable upon the earliest of (i) the execution of definitive documentation related to the Transaction, (iii) the execution of definitive documents related to another business combination involving Acquiror, and (iii) the commencement of proceedings to dissolve Acquiror. In addition, Acquiror has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.
We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, Acquiror, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Transaction Share Consideration to the extent expressly specified herein), including, without limitation, the Company Support Agreements, the Sponsor Agreements, or any Related Transaction, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of Acquiror, or to any other party (including, without limitation, the potential dilutive or other effects of the Transaction Share Consideration, the Acquiror Class B Ordinary Shares, the warrants to purchase Acquiror shares, warrants to purchase Company Common Stock issued pursuant to the Company Support Agreements, the Additional Issuances, or any other portion or aspect of the Transaction), (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for Acquiror or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of Acquiror’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Acquiror’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of Acquiror, whether Acquiror should be issuing debt or equity securities or a combination of both in the Transaction, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction (including, without limitation, the Debt Financing or the PIPE Investment) or the likelihood of obtaining such financing, (vii) whether or not Acquiror, the Company, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (viii) the solvency, creditworthiness or fair value of Acquiror, the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Transaction Share Consideration or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, Acquiror, the Company and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to Acquiror, the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Transaction Share Consideration to be issued by Acquiror in the Merger pursuant to the Agreement is fair to Acquiror from a financial point of view.
Very truly yours,
/s/ Houlihan Lokey Capital, Inc.
HOULIHAN LOKEY CAPITAL, INC.